As filed with the Securities and Exchange Commission on June 24, 2021

No. 333-256146

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSONANCE-HFW ACQUISITION CORP.*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1556622
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Palmer Square, Suite 305

Princeton, NJ 08540

Tel.: (609) 921-2333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gad Soffer

1 Palmer Square, Suite 305

Princeton, NJ 08540

Tel.: (609) 921-2333

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael E. Tenta Barbara L. Borden Ryan M. James 3175 Hanover Street Cooley LLP Palo Alto, CA 94304 Tel: (650) 843-5000	Jocelyn M. Arel Jacqueline Mercier Yasin E. Akbari Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Tel: (617) 570-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(4)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
New Surrozen Common Stock(1)	31,175,000	$9.87(5)	$307,697,250	$33,570 (8)
New Surrozen Common Stock(2)	3,211,334	$11.50 (6)	$36,930,341	$4,030 (8)
Warrants to purchase New Surrozen Common Stock(3)	3,211,334	$1.19 (7)	$3,821,488	$417 (8)
Total	37,597,668			$38,017 (8)(9)

(1)

The number of shares of common stock of New Surrozen (as defined below) being registered represents (i) 9,200,000 Class A ordinary shares underlying units issued in CHFW’s initial public offering, (ii) 434,000 Class A ordinary shares underlying units issued in a private placement simultaneously with the closing of CHFW’s initial public offering, (iii) 1,541,000 Class B ordinary shares held by CHFW’s initial shareholders and (iv) up to 20,000,000 shares of common stock of New Surrozen (the “New Surrozen Common Stock”), the maximum number of shares that will be issued to the equityholders of Surrozen in connection with the Business Combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”).

(2)

Represents shares of New Surrozen Common Stock to be issued upon the exercise of (i) 3,066,667 warrants to purchase Class A ordinary shares underlying units issued in CHFW’s initial public offering (“public warrants”) and (ii) 144,667 warrants to purchase Class A ordinary shares underlying units issued in a private placement simultaneously with the closing of CHFW’s initial public offering (“private placement warrants” and, together with the public warrants, the “warrants”). The warrants will convert into warrants to acquire shares of New Surrozen Common Stock in the Domestication.

(3)	The number of warrants to acquire shares of New Surrozen Common Stock being registered represents (i) 3,066,667 public warrants and (ii) 144,667 private placement warrants.
(4)

Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of CHFW on the NYSE American LLC on May 10, 2021 ($9.87 per Class A ordinary share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(6)	Represents the exercise price of the warrants.
(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the CHFW public warrants on the NYSE American LLC on May 10, 2021 ($1.19 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
*

Immediately prior to the consummation of the Business Combination, Consonance-HFW Acquisition Corp., a Cayman Islands exempted company (“CHFW”), intends to effect a deregistration under the Cayman Islands Companies Act (2021 Revision) and a domestication under Part XII of the Delaware General Corporation Law, pursuant to which CHFW’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Surrozen, Inc.” upon the consummation of the Domestication. As used herein, “New Surrozen” refers to CHFW after giving effect to the Domestication.

(9)	Registration fee has previously been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JUNE 24, 2021

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF CONSONANCE-HFW ACQUISITION CORP.

PROSPECTUS FOR

34,386,334 SHARES OF COMMON STOCK AND 3,211,334 WARRANTS OF CONSONANCE-HFW ACQUISITION CORP.

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE,

WHICH WILL BE RENAMED SURROZEN, INC. IN CONNECTION WITH THE

DOMESTICATION DESCRIBED HEREIN)

The board of directors of Consonance-HFW Acquisition Corp., a Cayman Islands exempted company (“CHFW”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated April 15, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among CHFW, Perseverance Merger Sub Inc., Inc., a Delaware corporation (“Merger Sub”), and Surrozen, Inc., a Delaware corporation (“Surrozen”), a copy of which is attached to this proxy statement/prospectus as Annex A, including the domestication of CHFW as a Delaware corporation (the “Domestication”). As described in this proxy statement/prospectus, CHFW’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Surrozen” refers to CHFW after giving effect to the consummation of the Domestication and the Business Combination.

In connection with the Domestication, on the Closing Date, prior to the Effective Time (as defined below): (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of CHFW will be converted into one share of common stock, par value $0.0001 per share, of New Surrozen (the “New Surrozen Common Stock”); (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of CHFW will automatically represent the right to purchase one share of New Surrozen Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the CHFW warrant agreement; (iii) the governing documents of CHFW will be replaced as contemplated by the Business Combination Agreement and become the certificate of incorporation and the bylaws of New Surrozen as described in this proxy statement/prospectus; and (iv) CHFW’s name will change to “Surrozen, Inc.” In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of CHFW that has not been previously separated into the underlying Class A ordinary shares of CHFW and the underlying warrants of CHFW prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New CHFW Common Stock and one-third of one warrant representing the right to purchase one share of New Surrozen Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the CHFW warrant agreement.

On the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Surrozen (the “Merger”), with Surrozen as the surviving company in the Merger and, after giving effect to the Merger, Surrozen will be a wholly-owned subsidiary of CHFW (the time that the Merger becomes effective being referred to as the “Effective Time”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award (whether vested or unvested) of Surrozen outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Surrozen Common Stock or comparable equity awards that are settled or are exercisable for shares of New Surrozen Common Stock, as applicable, based on an implied Surrozen equity value of $200,000,000 and a $10.00 per share value of New Surrozen Common Stock The market value of the shares to be issued could vary significantly from the market value as of the date of this proxy statement/prospectus.

It is anticipated that, upon completion of the Business Combination, (i) the Surrozen stockholders will own, collectively, approximately 53.5% of the outstanding New Surrozen Common Stock, and (ii) CHFW’s initial shareholders will own (taking into account Sponsor’s participation in the PIPE) approximately 10.4% of the outstanding New Surrozen Common Stock, in each case, assuming that none of CHFW’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 65.5% and 12.7%, respectively, assuming that all 7,900,000 of CHFW’s redeemable outstanding public shares are redeemed in connection with the Business Combination (giving effect to agreements with holders of 1,300,000 public shares not to redeem such shares). These percentages (i) assume that 20,000,000 shares of New Surrozen Common Stock are issued to the Surrozen equityholders at Closing (representing the maximum number of shares that could be issued at Closing); (ii) are based on 12,020,000 shares of New Surrozen Common Stock to be issued in the PIPE Financing; (iii) do not take into account any exercise of public warrants or private placement warrants to purchase New Surrozen Common Stock that will be outstanding immediately following Closing; and (iv) do not take into account any shares of New Surrozen Common Stock underlying option awards granted by New Surrozen immediately following Closing. If the actual facts are different than these assumptions, the ownership percentages in New Surrozen will be different.

This prospectus covers 34,386,334 shares of New Surrozen Common Stock (including shares issuable upon exercise of the warrants described above and outstanding equity awards) and 3,211,334 warrants to acquire shares of New Surrozen Common Stock, all of which will be issued in connection with the Domestication and the Business Combination. The number of shares of New Surrozen Common Stock that this prospectus covers represents the maximum number of shares that may be issued to holders of shares and outstanding equity awards of Surrozen in connection with the Business Combination (as more fully described in this proxy statement/prospectus), together with the shares issued or issuable to the existing shareholders and warrant holders of CHFW in connection with the Business Combination.

CHFW’s units, public shares and public warrants are currently listed on the NYSE American LLC (“NYSE American”) under the symbols “CHFW.U,” “CHFW” and “CHFW.W,” respectively. On April 14, 2021, the last trading day before announcement of the execution of the merger agreement, the closing price of CHFW’s units, public shares and public warrants was $10.11, $9.88 and $1.32, respectively. On June 22, 2021, the closing price of CHFW’s units, public shares and public warrants was $10.30, $9.90 and $1.58, respectively. CHFW will apply for listing, to be effective at the time of the Business Combination, of New Surrozen Common Stock and warrants on the Nasdaq Stock Market LLC (“Nasdaq”) under the proposed symbols “SRZN” and “SRZNW,” respectively. It is a condition of the consummation of the Business Combination that CHFW receive confirmation from Nasdaq that New Surrozen has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that CHFW will obtain. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of CHFW with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of CHFW. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors ” beginning on page 54 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                , 2021, and

is first being mailed to CHFW’s shareholders on or about                , 2021.

CONSONANCE-HFW ACQUISITION CORP.

1 Palmer Square, Suite 305

Princeton, New Jersey 08540

Dear Consonance-HFW Acquisition Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Consonance-HFW Acquisition Corp., a Cayman Islands exempted company (“CHFW”), at                a.m., Eastern Time, on                , 2021, or at such other time and/or on such other date to which the meeting may be adjourned. The meeting will be held via live webcast at the following address: https://www.cstproxy.com/consonancehfw/sm2021. You will need the 12-digit meeting control number that is printed on your proxy card to enter the extraordinary general meeting. CHFW recommends that you log in at least 15 minutes before the extraordinary general meeting to ensure you are logged in when the extraordinary general meeting starts. Please note that you will not be able to attend the extraordinary general meeting in person.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication, on the Closing Date prior to the Effective Time (as described below), among other things, (i) CHFW will change its name to “Surrozen, Inc.,” (ii) all of the outstanding shares of CHFW will be converted into common stock of a new Delaware corporation and all of the outstanding CHFW warrants will be converted into warrants to purchase common stock of a new Delaware corporation, and (iii) the governing documents of CHFW will be replaced. As used in the accompanying proxy statement/prospectus, “New Surrozen” refers to CHFW after giving effect to the Domestication and the Business Combination.

At the extraordinary general meeting, CHFW shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement, dated as of April 15, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among CHFW, Perseverance Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Surrozen, Inc., a Delaware corporation (“Surrozen”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the Transactions.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

(a)

On the Closing Date, prior to the Effective Time, CHFW will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). In connection with the Domestication, CHFW will change its name to “Surrozen, Inc.” (sometimes referred to as “New Surrozen”) (for further details, see “Proposal No. 2—The Domestication Proposal”).

(b)

Merger Sub will merge with and into Surrozen (the “Merger”), with Surrozen as the surviving company in the Merger and, after giving effect to such Merger, Surrozen shall be a wholly-owned subsidiary of New Surrozen. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award of Surrozen outstanding as of immediately prior to the Effective Time (whether vested or unvested) will be exchanged for shares of New Surrozen Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Surrozen Common Stock, as applicable, based on an implied Surrozen equity value of $200,000,000.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, CHFW entered into Subscription Agreements with certain investors (the “Subscription Agreements” and such investors, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and CHFW has agreed to issue and sell to the PIPE Investors, an aggregate of 12,020,000 units, each consisting of one share of New Surrozen Common Stock and one-third of one redeemable warrant for one share of New Surrozen Common Stock (the “PIPE Warrants”), for a purchase price of $10.00 per unit (the “PIPE Units”), for aggregate gross proceeds of $120,200,000 (the “PIPE Financing”). The PIPE Units were offered to facilitate the subscriptions, however, the shares of New Surrozen Common Stock and the PIPE Warrants which comprise the PIPE Units are not attached and will trade separately without any instruction or detachment obligations on the part of the investors, CHFW or the warrant agent. Each whole PIPE Warrant entitles the holder thereof to purchase one share of New Surrozen Common Stock at a price of $11.50 per share, subject to adjustment as described in the form of warrant agreement attached to the form of Subscription Agreement, and only whole PIPE Warrants will be exercisable. The PIPE Warrants have substantially the same provisions as the public warrants issued in connection with CHFW’s initial public offering. The shares and warrants of New Surrozen Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. CHFW will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

You will also be asked to consider and vote upon (a) the Domestication (the “Domestication Proposal”), (b) a proposal to approve the replacement of CHFW’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Surrozen (the “New Organizational Documents Proposal”) (c) four (4) separate advisory, non-binding proposals to approve material differences between the Existing Governing Documents and the proposed new certificate of incorporation of New Surrozen and the proposed new bylaws of New Surrozen upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annexes C and D, respectively, including to approve the change in the authorized share capital of CHFW from (i) $50,100 divided into 350,000,000 Class A ordinary shares, par value $0.0001 per share, 150,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share (which proposals are referred to herein collectively as the “Governing Documents Proposals”) (d) a proposal to approve, for purpose of complying with Nasdaq Listing Rule 5635, the issuance of New Surrozen Common Stock in connection with the Business Combination and the PIPE Financing, which is referred to herein as the “Share Issuance Proposal,” (e) a proposal to approve and adopt the Surrozen, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex J, which is referred to herein as the “Incentive Award Plan Proposal,” (f) a proposal to approve and adopt the Surrozen, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex K, which is referred to herein as the “Employee Stock Purchase Plan Proposal,” and (g) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the New Organizational Documents Proposal, the Share Issuance Proposal and the Incentive Award Plan Proposal, (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to CHFW shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient CHFW ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from CHFW shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if CHFW shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by CHFW from the trust account in connection with the Business Combination, together with the aggregate gross proceeds from the

PIPE Financing, equal no less than $100,000,000 after deducting certain agreed upon CHFW unpaid expenses and liabilities (such aggregate proceeds, the “Aggregate Transaction Proceeds”, and such condition to the consummation of the Business Combination, the “Aggregate Transaction Proceeds Condition”).

In connection with the Business Combination, certain related agreements have been, or will be entered into upon or prior to the closing of the Business Combination, including the Subscription Agreements, the Company Stockholder Support Agreements, the CHFW Shareholder Support Agreements, the Sponsor Letter Agreement and the Investor Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of CHFW’s public shares (a “public shareholder”) may request that CHFW redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), CHFW’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing an CHFW Shareholder Support Agreement) may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New Surrozen will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of CHFW’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Surrozen Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of CHFW—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Sponsor and each of Dr. Mitchell Blutt, Dr. Benny Soffer, Mr. Donald J. Santel, Dr. Christopher Haqq and Ms. Jennifer Jarrett (collectively, the “initial shareholders”) have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the initial shareholders own approximately 22.9% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the

Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will CHFW redeem public shares in an amount that would cause New Surrozen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than

$5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

CHFW is providing the accompanying proxy statement/prospectus and accompanying proxy card to CHFW’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by CHFW’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of CHFW’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 49 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of CHFW has unanimously approved the Business Combination Agreement and the Transactions, including the Domestication, the New Organizational Documents Proposal and the Share Issuance Proposal, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the Transactions, including the Domestication and the Share Issuance Proposal, and “FOR” all other proposals presented to CHFW’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of CHFW, you should keep in mind that CHFW’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C and the Governing Documents Proposal D requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the New Organizational Documents Proposal, the Governing Documents Proposal A, the Share Issuance Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CHFW’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of CHFW’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Mitchell Blutt

Chairman

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                , 2021 and is first being mailed to shareholders on or about                , 2021.

CONSONANCE-HFW ACQUISITION CORP.

1 Palmer Square, Suite 305

Princeton, NJ 08540

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                , 2021

TO THE SHAREHOLDERS OF CONSONANCE-HFW ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Consonance-HFW Acquisition Corp., a Cayman Islands exempted company (“CHFW”), will be held at                a.m., Eastern Time, on                , 2021, via live webcast at the following address: https://www.cstproxy.com/consonancehfw/sm2021. You will need the 12-digit meeting control number that is printed on your proxy card to enter the extraordinary general meeting. CHFW recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the extraordinary general meeting starts. Please note that you will not be able to attend the extraordinary general meeting in person. The extraordinary general meeting will be held for the following purposes:

•

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that CHFW’s entry into the Business Combination Agreement, dated as of April 15, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among CHFW, Perseverance Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Surrozen, Inc., a Delaware corporation, which will change its name to Surrozen Operating, Inc. (“Surrozen”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of CHFW as an exempted company in the Cayman Islands and the continuation and domestication of CHFW as a corporation in the State of Delaware with the name “Surrozen, Inc.,” (a) Merger Sub will merge with and into Surrozen (the “Merger”), with Surrozen as the surviving company in the Merger and, after giving effect to such Merger, Surrozen shall be a wholly-owned subsidiary of CHFW and (b) at the Effective Time, (i) each share and equity award (whether vested or unvested) of Surrozen outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Surrozen Common Stock or comparable vested or unvested equity awards that are settled or are exercisable for shares of New Surrozen Common Stock, as applicable, based on an implied Surrozen equity value of $200,000,000, on the terms and subject to the conditions set forth in the Business Combination Agreement, certain related agreements (including the Subscription Agreements, the Company Stockholder Support Agreements, the CHFW Shareholder Transaction Support Agreements, the Sponsor Letter Agreement and the Investor Rights Agreement, each in the form attached to the proxy statement/prospectus as Annex F, Annex H, Annex I, Annex E and Annex G, respectively), and the Transactions, be approved, ratified and confirmed in all respects.

•

Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution, that CHFW be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (as revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, CHFW be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of CHFW as a corporation in the State of Delaware, the name of CHFW be changed from “Consonance-HFW Acquisition Corp.” to “Surrozen, Inc.”

•

Proposal No. 3—New Organizational Documents Proposal—RESOLVED, as a special resolution, that the Proposed Certificate of Incorporation and the Proposed Bylaws, copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively, be approved as the certificate of incorporation and bylaws, respectively, of New Surrozen, effective upon the effectiveness of the Domestication;

•

Proposal No. 4—Governing Documents Proposals—to consider and vote, on an advisory, non-binding basis, upon the following four (4) separate resolutions to approve that, upon the Domestication, the Existing Governing Documents be replaced in their entirety and the substitution in their place of the proposed new certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Certificate of Incorporation”) and the proposed new bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws”) of “Surrozen, Inc.” upon the Domestication (such proposals, collectively, the “Governing Documents Proposals”):

○

Proposal No. 4—Governing Documents Proposal A—RESOLVED, as an ordinary resolution, that the change in the authorized share capital of CHFW from (i) 350,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 150,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 500,000,000 shares of common stock, par value $0.0001 per share, of New Surrozen and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Surrozen be approved.

○

Proposal No. 4—Governing Documents Proposal B—RESOLVED, as a special resolution, that the authorization to the New Surrozen Board to issue any or all shares of New Surrozen Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Surrozen Board and as may be permitted by the Delaware General Corporation Law be approved.

○

Proposal No. 4—Governing Documents Proposal C—RESOLVED, as a special resolution, that the removal of the ability of New Surrozen stockholders to take action by written consent in lieu of a meeting be approved.

○

Proposal No. 4—Governing Documents Proposal D—RESOLVED, as a special resolution, that the replacement of the Existing Governing Documents be approved and that all other immaterial changes necessary or, as mutually agreed in good faith by CHFW and Surrozen, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from “Consonance-HFW Acquisition Corp.” to “Surrozen, Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making New Surrozen’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and federal district courts of the United States of America as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.

•

Proposal No. 5—The Share Issuance Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of shares of New Surrozen Common Stock in the Merger and in the PIPE Financing be approved.

•

Proposal No. 6—The Incentive Award Plan Proposal—RESOLVED, as an ordinary resolution, that the Surrozen, Inc. 2021 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.

•

Proposal No. 7—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that the Surrozen, Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved.

•

Proposal No. 8—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to CHFW shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient CHFW ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from CHFW shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if CHFW shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by CHFW from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, equal no less than $100,000,000 after deducting certain of CHFW’s unpaid expenses and liabilities would not be satisfied, at the extraordinary general meeting be approved.

Each of the Business Combination Proposal, the Domestication Proposal, the New Organizational Documents Proposal, the Incentive Award Plan Proposal and the Share Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on                 , 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to CHFW’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of CHFW’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 51 of this proxy statement/prospectus.

After careful consideration, the board of directors of CHFW has unanimously determined that the Business Combination Agreement and the Transactions, including the Domestication and the Share Issuance Proposal, are advisable and fair to, and in the best interest of CHFW and its shareholders, approved the execution, delivery and performance by CHFW of the Business Combination Agreement and the consummation of the Transactions and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the Transactions, and “FOR” all other proposals presented to CHFW’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of CHFW, you should keep in mind that CHFW’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request of CHFW that New Surrozen redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

hold public shares, or if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

•

submit a written request to Continental, CHFW’s transfer agent, in which you (a) request that New Surrozen redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

•	deliver your public shares to Continental, CHFW’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, CHFW’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing an CHFW Shareholder Support Agreement) may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, CHFW’s transfer agent, New Surrozen will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of CHFW’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of New Surrozen Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of CHFW—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.9% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will CHFW redeem public shares in an amount that would cause New Surrozen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

The approval of the Domestication Proposal, the New Organizational Documents Proposal, Governing Documents Proposal B, the Governing Documents Proposal C and the Governing Documents Proposal D requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Governing Documents Proposal A, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Okapi Partners LLC, our proxy solicitor, by calling (844) 203-3605, or banks and brokers can call collect at (212) 297-0720, or by emailing info@okapipartners.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Consonance-HFW Acquisition Corp.,

Mitchell Blutt

Chairman of the Board of Directors

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CHFW’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning CHFW, without charge, by written request to Consonance-HFW Acquisition Corp., 1 Palmer Square, Suite 350, Princeton, NJ 08540, or by telephone request at (609) 921-2333; or Okapi Partners LLC, our proxy solicitor, by calling (844) 203-3605, or banks and brokers can call collect at (212) 297-0720, or by emailing info@okapipartners.com or from the SEC through the SEC website at http://www.sec.gov.

In order for CHFW’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of CHFW to be held on                , 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by                 , 2021.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“Articles of Association” are to the amended and restated articles of association of CHFW;

•	“CHFW,” “we,” “us” or “our” are to Consonance-HFW Acquisition Corp., a Cayman Islands exempted company, prior to the consummation of the Business Combination;

•

“CHFW Acquisition Proposal” means (a) any transaction or series of related transactions under which CHFW or any of its controlled affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s), (ii) engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in CHFW or any of its controlled affiliates;

•	“CHFW Board” are to CHFW’s board of directors;

•	“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•

“Business Combination Agreement” are to that certain Business Combination Agreement, dated April 15, 2021 (as may be amended, supplemented or otherwise modified from time to time), by and among CHFW, Merger Sub and Surrozen;

•	“Cayman Islands Companies Act” are to the Companies Act (2021 Revision) of the Cayman Islands as the same may be amended from time to time;

•

“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of CHFW, which will automatically convert, on a one-for-one basis, into shares of New Surrozen Common Stock in connection with the Domestication;

•

“Class B ordinary shares” or “founder shares” are to the 2,300,000 Class B ordinary shares, par value $0.0001 per share, of CHFW outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor in a private placement prior to our initial public offering and of which 90,000 were transferred to Dr. Haqq, Mr. Santel and Ms. Jarrett (30,000 shares each) in November 2020, of which shares shall be contributed without consideration to CHFW in connection with the Domestication and the remaining shares in connection with the Domestication, will automatically convert, on a one-for-one basis, into shares of New Surrozen Common Stock;

•	“Closing” are to the closing of the Business Combination;

•

“Closing Date” means that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as CHFW and Surrozen may agree in writing;

•

“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the New Organizational Documents Proposal, the Incentive Award Plan Proposal and the Share Issuance Proposal, collectively;

•

“Consonance Capital” are to Consonance Capital Management LP, any existing and future entity in the investment advisory business to which Mitchell Blutt, Benny Soffer or Kevin Livingston provides services and any affiliates of our Sponsor;

•	“Consonance Capital Management” are to Consonance Capital Management LP, a Delaware limited partnership;

•	“Consonance Shareholders” are to the Sponsor and the Consonance PIPE Investor;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•

“Domestication” are to the transfer by way of continuation and deregistration of CHFW from the Cayman Islands and the continuation and domestication of CHFW as a corporation incorporated in the State of Delaware;

•	“Effective Time” means the time at which the Merger becomes effective;

•	“ESPP” are to the New Surrozen 2021 Employee Stock Purchase Plan to be considered for adoption and approval by the shareholders pursuant to the Employee Stock Purchase Plan Proposal;

•

“extraordinary general meeting” are to the extraordinary general meeting of CHFW at                 a.m., Eastern Time, on                , 2021, via live webcast at the following address https://www.cstproxy.com/consonancehfw/sm2021, or at such other time or on such other date to which the meeting may be adjourned;

•	“Existing Governing Documents” are to the memorandum of association and the articles of association of CHFW;

•

“Governing Documents Proposals” are collectively, four (4) separate proposals to approve material differences between CHFW’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed new certificate of incorporation of New Surrozen and the proposed new bylaws of New Surrozen upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annexes C and D, respectively, including to approve the change in the authorized share capital of CHFW from (i) $50,100 divided into 350,000,000 Class A ordinary shares, par value $0.0001 per share, 150,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share;

•	“Group Companies” are to Surrozen and its subsidiaries;

•	“initial public offering” are to CHFW’s initial public offering that was consummated on November 23, 2020;

•	“Incentive Equity Plan” are to the Surrozen, Inc. 2021 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Incentive Award Plan Proposal;

•	“initial shareholders” are to Sponsor and each Dr. Mitchell Blutt, Dr. Benny Soffer, Mr. Donald J. Santel, Dr. Christopher Haqq and Ms. Jennifer Jarrett;

•

“Merger” are to the merger of Merger Sub with and into Surrozen pursuant to the Business Combination Agreement, with Surrozen (to be renamed Surrozen Operating, Inc.) as the surviving company in the Merger and, after giving effect to such Merger, Surrozen Operating, Inc. becoming a wholly-owned subsidiary of New Surrozen;

•	“Merger Sub” are to Perseverance Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CHFW prior to the consummation of the Business Combination;

•	“Nasdaq” are to the Nasdaq Capital Market;

•	“New Surrozen” are to Surrozen, Inc. (f.k.a. Consonance-HFW Acquisition Corp.) upon and after the Domestication;

•	“New Surrozen Board” are to the board of directors of New Surrozen;

•	“New Surrozen Common Stock” are to the common stock, par value $0.0001 per share, of New Surrozen;

•	“ordinary shares” are to our Class A ordinary shares and our Class B ordinary shares;

•

“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for 12,020,000 units, each consisting of one share of New Surrozen Common Stock and one-third of one redeemable warrant for one share of New Surrozen Common Stock (the “PIPE Warrants”), for a purchase price of $10.00 per unit (the “PIPE Units”), for aggregate gross proceeds of $120,200,000;

•	“PIPE Investors” are to the investors in the PIPE Financing;

•	“private placement shares” are to the Class A ordinary shares of CHFW that were issued to our Sponsor as part of the private placement units;

•

“private placement units” are to the private placement units that were issued to our Sponsor in a private placement simultaneously with the closing of our initial public offering, which are identical to the units sold in our initial public offering, subject to certain limited exceptions;

•

“private placement warrants” are to the private placement warrants that were issued to our Sponsor as part of the private placement units, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

•	“pro forma” are to giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing;

•	“Proposed Bylaws” are to the proposed bylaws of New Surrozen to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

•	“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Surrozen to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•	“Proposed Governing Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in CHFW’s initial public offering or acquired in the secondary market;

•	“public shares” are to the Class A ordinary shares of CHFW issued in CHFW’s initial public offering, whether acquired in CHFW’s initial public offering or acquired in the secondary market;

•	“public warrants” are to the redeemable warrants to purchase Class A ordinary shares of CHFW that were issued by CHFW in its initial public offering;

•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

•	“SEC” are to the U.S. Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Consonance Life Sciences, a Cayman Islands limited liability company;

•	“Subscription Agreements” are to the subscription agreements, entered into by CHFW and each of the PIPE Investors in connection with the PIPE Financing;

•	“Surrozen” are to Surrozen, Inc., a Delaware corporation, prior to the consummation of the Business Combination;

•

“Surrozen Acquisition Proposal” means (a) any transaction or series of related transactions under which any person(s), directly or indirectly, (i) acquires or otherwise purchases Surrozen or any of its controlled affiliates or (ii) all or more than 15% in value of assets or businesses of Surrozen or any of its controlled affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) 15% or more of any equity or similar investment in Surrozen or any of its controlled affiliates other than Surrozen equity awards or shares issuable under the exercise or settlement of Surrozen equity awards (subject to exceptions for any of the Transactions);

•	“Surrozen Stockholders” are all of the stockholders of Surrozen;

•	“Transactions” means the transactions contemplated by the Business Combination Agreement, including the Domestication and the Merger;

•	“transfer agent” are to Continental, CHFW’s transfer agent;

•

“trust account” are to the trust account established at the consummation of CHFW’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•

“units” are to the units of CHFW, each unit representing one Class A ordinary share and one-third of one warrant to acquire one Class A ordinary share, that were offered and sold by CHFW in its initial public offering and in its concurrent private placement; and

•	“warrants” are to the public warrants and the private placement warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Surrozen has been provided by Surrozen and its management, and forward-looking statements include statements relating to its and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to complete the Business Combination with Surrozen or, if we do not consummate such Business Combination, any other initial business combination;

•

satisfaction or waiver of the conditions to the Business Combination including, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) CHFW having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (iii) the Aggregate Transaction Proceeds Condition; (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination; and (v) the consummation of the Domestication;

•

the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against CHFW and Surrozen following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

•	the ability to obtain and/or maintain the listing of New Surrozen Common Stock on Nasdaq, and the potential liquidity and trading of such securities;

•	the risk that the proposed Business Combination disrupts current plans and operations of Surrozen as a result of the announcement and consummation of the proposed Business Combination;

•

the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the ability of Surrozen to pursue its business plan and retain its key employees;

•	costs related to the proposed Business Combination;

•	changes in applicable laws or regulations;

•	our ability to raise financing in the future, if and when needed;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•	estimates of Surrozen’s total addressable market, expenses, capital requirements and our needs for additional financing;

•	the initiation, cost, timing, progress and results of research and development activities, preclinical or and clinical trials with respect to SZN-1326, SZN-043, and potential future drug candidates;

•	Surrozen’s ability to identify, develop and commercialize drug candidates;

•	Surrozen’s ability to advance SZN-1326, SZN-043, or other future product candidates into, and successfully complete, preclinical studies and clinical studies;

•

Surrozen’s ability to obtain and maintain regulatory approval of SZN-1326, SZN-043, or other future product candidates, and any related restrictions, limitations and/or warnings in the label of an approved drug candidate;

•	Surrozen’s ability to develop and expand our drug discovery and development capabilities;

•	Surrozen’s ability to identify product candidates;

•	Surrozen’s ability to obtain funding for our operations;

•	Surrozen’s ability to obtain and maintain intellectual property protection for Surrozen’s technology and any of its product candidates;

•	Surrozen’s ability to successfully commercialize any of its product candidates;

•	the rate and degree of market acceptance of any of Surrozen’s product candidates;

•	regulatory developments in the United States and international jurisdictions;

•	potential liability lawsuits and penalties related to Surrozen’s technology, product candidates and current and future relationships with third parties;

•	Surrozen’s ability to attract and retain key scientific and management personnel;

•	Surrozen’s ability to effectively manage the growth of its operations;

•	Surrozen’s ability to contract with third-party suppliers and manufacturers and their ability to perform adequately under those arrangements;

•	Surrozen’s ability to compete effectively with existing competitors and new market entrants;

•	potential effects of extensive government regulation;

•	Surrozen’s financial performance;

•	New Surrozen’s expectations regarding the time during which it will be an emerging growth company under the JOBS Act; and

•	the volatility of the trading price of our common stock.

You should not rely on forward-looking statements as predictions of future events. We and Surrozen have based the forward-looking statements contained herein primarily on current expectations and projections about future events and trends that we and Surrozen believe may affect our business, financial condition, results of operation, business strategy and financial needs. The outcome of the events described in these forward-looking statements is subject to risks and uncertainties These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our or Surrozen’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. It is not possible to predict or identify all such risks. Moreover, Surrozen operates, and New Surrozen will operate, in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on us. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” or “Surrozen believes” and similar statements reflect our or Surrozen’s beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date hereof. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. We undertake no obligation to update any forward-looking statements made herein to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law.

We qualify all of the forward-looking statements included in this proxy statement/prospectus, or any amendments or supplements to this proxy statement/prospectus, by these cautionary statements.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF CHFW

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to CHFW’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at                a.m., Eastern Time, on                , 2021, via live webcast at the following address: https://www.cstproxy.com/consonancehfw/sm2021.

Q:	Why am I receiving this proxy statement/prospectus?

A:

CHFW shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Transactions. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, in connection with the Domestication, on the Closing Date prior to the Effective Time, (i) CHFW will be renamed “Surrozen, Inc.” and (ii) each share and equity award (whether vested or unvested) of Surrozen outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Surrozen Common Stock or comparable vested equity awards that are settled or are exercisable for shares of New Surrozen Common Stock, as applicable, based on an implied Surrozen equity value of $200,000,000 and a $10.00 per share value for New Surrozen Common Stock. See “Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Governing Documents Proposal A, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal, the Share Issuance Proposal and the Adjournment Proposal (each as defined below) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal, the New Organizational Documents Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C and the Governing Documents Proposal D (each as defined below) requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of CHFW will convert automatically by operation of law, on a one-for-one basis, into shares of New Surrozen Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of CHFW will automatically represent the right to purchase one share of New Surrozen Common Stock at an exercise price of $11.50 per shares of New Surrozen Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of CHFW that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Surrozen Common Stock and one-third of one warrant to acquire one share of New Surrozen Common Stock. See “Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What changes will be made to the current constitutional documents of CHFW?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of CHFW being asked to vote upon?

A:	At the extraordinary general meeting, CHFW is asking holders of its ordinary shares to consider and vote upon eight (8) separate proposals:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the Transactions (the “Business Combination Proposal”);

•	a proposal to approve by special resolution the Domestication (the “Domestication Proposal”);

•

a proposal to approve the replacement of CHFW’s existing amended and restated memorandum and articles of association with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation) and proposed new bylaws (the “Proposed Bylaws”) and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Surrozen (the “New Organizational Documents Proposal”);

•

four (4) separate advisory, non-binding proposals to approve material differences between CHFW’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the proposed new certificate of incorporation of New Surrozen and the proposed new bylaws of New Surrozen upon the Domestication, copies of which are attached to the accompanying proxy statement/prospectus as Annexes C and D, respectively, including to approve the change in the authorized share capital of CHFW from (i) $50,100 divided into 350,000,000 Class A ordinary shares, par value $0.0001 per share, 150,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share (collectively, the “Governing Documents Proposals”):

•

a proposal to approve by ordinary resolution shares of New Surrozen Common Stock in connection with the Business Combination and the PIPE Financing in compliance with the Nasdaq Listing Rules (the “Share Issuance Proposal”);

•	a proposal to approve and adopt by ordinary resolution the Equity Incentive Plan (the “Incentive Award Plan Proposal”);

•	a proposal to approve and adopt by ordinary resolution the ESPP (the “Employee Stock Purchase Plan Proposal”); and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination

Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Governing Documents Proposals,” “Share Issuance Proposal,” “Incentive Award Plan Proposal,” “Employee Stock Purchase Plan Proposal” and “Adjournment Proposal.”

CHFW will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of CHFW should read it carefully.

After careful consideration, the CHFW Board has determined that the Business Combination Proposal, the Domestication Proposal, the New Organizational Documents Proposal, each of the Governing Documents Proposals, the Share Issuance Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are in the best interests of CHFW and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of CHFW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CHFW and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CHFW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is CHFW proposing the Business Combination?

A:

CHFW is a blank check company incorporated on August 21, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although CHFW may pursue an acquisition opportunity in any business, industry, sector or geographical location for purposes of consummating an initial business combination, CHFW has focused on businesses in the life sciences industry. CHFW is not permitted under its Existing Governing Documents to effect a business combination with a blank check company or a similar type of company with nominal operations.

CHFW has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. CHFW has sought to acquire companies that: possess multiple clinical and or pre-clinical product candidates in its pipeline, diversifying risk away from a single asset and providing multiple potential catalysts for value creation, business development or financing activities once public; have existing clinical or preclinical data, whether or not generated by the target company, suggesting a validated biologic or mechanistic rationale for the most advanced product candidates in its pipeline; have pre-clinical or clinical development programs designed to address significant challenges in areas of high unmet need where opportunities exist for accelerated clinical development and registration due to the paucity of existing treatments or the limited safety or efficacy of current treatments; have a valuation at acquisition suggesting an attractive risk/reward profile for investors; a management team with significant scientific, clinical, and operational expertise, with a track record of drug development giving us confidence that they can execute against stated timelines; and would be funded well beyond significant value inflection points once the acquisition is complete, and would benefit from CHFW’s experience and network to bring value to patients and shareholders.

Based on its due diligence investigations of Surrozen and the industry in which it operates, including the pipeline and other information provided by Surrozen in the course of negotiations, the CHFW Board believes that Surrozen meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal—The CHFW Board’s Reasons for the Business Combination.”

Although the CHFW Board believes that the Business Combination with Surrozen presents a unique business combination opportunity and is in the best interests of CHFW and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal—The CHFW Board’s Reasons for the Business Combination” and “Risk Factors—Risks Related to CHFW’s Business and to New Surrozen’s Business Following the Business Combination.”

Q:	Did the CHFW Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The CHFW Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, CHFW’s management, the members of the CHFW Board and the other representatives of CHFW have substantial experience in evaluating the operating and financial merits of companies similar to Surrozen and identified and evaluated approximately 100 potential business combination partners which CHFW’s management and directors believed, based on their experience, could satisfy some or all the key criteria for a business combination target described in the section titled “Business Combination Proposal—Background to the Business Combination.” Accordingly, investors will be relying solely on the judgment of the CHFW Board in valuing Surrozen’s business and assuming the risk that the CHFW Board may not have properly valued such business.

Q:	What will Surrozen’s equityholders receive in return for the Business Combination with CHFW?

A:

On the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Surrozen, with Surrozen as the surviving company in the Merger and, after giving effect to such Merger, Surrozen shall be a wholly-owned subsidiary of CHFW. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award (whether vested or unvested) of Surrozen outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Surrozen Common Stock or comparable vested or unvested equity awards that are settled or are exercisable for shares of New Surrozen Common Stock, as applicable, based on an implied Surrozen equity value of $200,000,000 and a $10.00 per share value for New Surrozen Common Stock.

Q:	How will the combined company be managed following the business combination?

A:

The Business Combination Agreement provides that the current management of Surrozen will become the management of New Surrozen, and the New Surrozen Board will consist of nine directors, which will be divided into three classes (Class I, II and III) with each class consisting of three directors. Pursuant to the Business Combination Agreement, the New Surrozen Board will consist of eight individuals designated by Surrozen prior to the mailing of this proxy statement to CHFW shareholders (all of whom are existing members of Surrozen’s board of directors) and one director designated by CHFW prior to the mailing of this proxy statement to CHFW shareholders, to be reasonably acceptable to Surrozen’s CEO. CHFW has nominated Mace Rothenberg, M.D., who was appointed to the Surrozen board on May 6, 2021. Please see the section entitled “Management of New Surrozen Following the Business Combination” for further information.

Q:	What equity stake will current CHFW shareholders and current equityholders of Surrozen hold in New Surrozen immediately after the consummation of the Business Combination?

A:

It is anticipated that, upon completion of the Business Combination and based on ownership as of                 , 2021, the record date for the extraordinary general meeting, the CHFW shareholders (other than the PIPE Investors’ PIPE Financing) will retain an ownership interest of approximately 21.3% in New Surrozen and the PIPE Investors (excluding the impact of PIPE subscriptions by certain Surrozen stockholders and

Sponsor), by virtue of the PIPE Financing, will own approximately 14.8% of New Surrozen (such that CHFW shareholders, including the PIPE Investors, will own approximately 36.1% in New Surrozen). The ownership percentage with respect to New Surrozen following the Business Combination does not take into account (i) the redemption of any shares by the CHFW shareholders, or (ii) the issuance of any shares after the Closing under the Equity Incentive Plan or the Employee Stock Purchase Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by CHFW’s existing shareholder in New Surrozen will be different. Please see the section titled “Management of New Surrozen Following the Business Combination” for further information.

Q:	Why is CHFW proposing the Domestication?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the Delaware General Corporation Law (the “DGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of CHFW and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section titled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	What changes will be made to the current constitutional documents of CHFW?

A:

The consummation of the Business Combination is conditioned on, among other things, the Domestication. Accordingly, in addition to voting on the Business Combination, CHFW’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace CHFW’s Existing Governing Documents, in each case, under Cayman Islands law with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares

The share capital under the Existing Governing Documents is US$50,100 divided into 350,000,000 Class A ordinary shares of par value US$0.0001 per share, 150,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.

The Proposed Governing Documents authorize 300,000,000 shares of New Surrozen Common Stock and 10,000,000 shares of New Surrozen Preferred Stock.

	See paragraph 8 of the Existing Governing Documents.	See Article IV subsection A of the Proposed Certificate of Incorporation.

	Existing Governing Documents	Proposed Governing Documents
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent

The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, the CHFW Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL.

	See paragraph 8 of the Existing Governing Documents and Article 3 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.
Corporate Name	The Existing Governing Documents provide the name of the company is “Consonance-HFW Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “Surrozen, Inc.”

	See paragraph 1 of our Existing Governing Documents.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by November 23, 2022 (twenty-four months after the closing of CHFW’s initial public offering), CHFW will cease all operations except for the purposes of winding up and will redeem the shares issued in CHFW’s initial public offering and liquidate its trust account.

The Proposed Governing Documents do not include any provisions relating to New Surrozen’s ongoing existence; the default under the DGCL will make New Surrozen’s existence perpetual.

	See Article 38 of our Articles of Association.	This is the default rule under the DGCL.
Shareholder/Stockholder Written Consent In Lieu of a Meeting	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

The Proposed Certificate of Incorporation allows stockholders to vote in person or by proxy at a meeting of stockholders, but prohibits the ability of stockholders to act by written consent in lieu of a meeting.

See Articles 14 and 15 of our Articles of Association.
Exclusive Forum	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United Stated of America shall be the exclusive forum for litigation arising out of the Securities Act.

	Existing Governing Documents	Proposed Governing Documents

See Article VII subsections A and B of the Proposed Certificate of Incorporation
Provisions related to the Corporate Opportunity Doctrine	The Existing Governing Documents do not address corporate opportunities under Cayman Law.

The Proposed Governing Documents provide a waiver of the obligation of nonemployee directors of New Surrozen to offer certain corporate opportunities to New Surrozen unless the opportunity is acquired or become in the possession of the direct expressly and solely in connection with such individual’s service on the board of New Surrozen.

See Article V of the Proposed Certificate of Incorporation.
Provisions Related to Status as a Blank Check Company	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 38 of our Articles of Association.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of CHFW will convert automatically by operation of law, on a one-for-one basis, into shares of New Surrozen Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of CHFW will automatically represent the right to purchase one share of New Surrozen Common Stock at an exercise price of $11.50 per shares of New Surrozen Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of CHFW that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Surrozen Common Stock and one-third of one warrant to acquire one share of New Surrozen Common Stock. See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award (whether vested or unvested) of Surrozen outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Surrozen Common Stock or comparable equity awards that are settled or are exercisable for shares of New Surrozen Common Stock, as applicable, based on an implied Surrozen equity value of $200,000,000 and a $10.00 per share value for New Surrozen Common Stock.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations, Risks Related to the Consummation of the Domestication” the Domestication should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as CHFW, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication qualifies as a reorganization, certain U.S. Holders may be required to recognize gain under Section 367(b) of the Code . In addition, a s discussed under “Certain Material U.S. Federal Income Tax Considerations,” CHFW believes it is likely that it qualified as a “passive foreign investment company (“ PFIC”) for the 2020 taxable year and will qualify as a PFIC for the short taxable year that will end on the date of the Domestication. If CHFW is treated as a PFIC, proposed Treasury Regulations under Section 1291(f) of the Code that have a retroactive effective date, if finalized in their current form, would require U.S. Holders of public shares and public warrants to recognize gain on the Domestication in certain circumstances. If, however, the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder (as defined under “U.S. Federal Income Tax Considerations”) generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Surrozen Common Stock or New Surrozen warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares and public warrants surrendered in exchange therefor. If the PFIC rules apply and the U.S. Holder has not made certain elections with respect to its public shares, the character of the gain and the amount of tax required to be paid with respect to such gain may differ. For further discussion, see “Certain Material U.S. Federal Income Tax Considerations.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders (other than those who have agreed not to do so by executing an CHFW Shareholder Support Agreement) may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The initial shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, CHFW’s public shareholders (other than those who have agreed not to do so by executing an CHFW Shareholder Support Agreement) may request that CHFW redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, CHFW’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, CHFW’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of New Surrozen Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) that exercises its redemption rights to receive cash from the trust account in exchange for its shares of New Surrozen Common Stock will generally be treated as selling such shares of New Surrozen Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of New Surrozen Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will take into account the potential tax consequences associated with the Domestication, including Section 367(b) of the Code and the rules relating to PFICs. The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “U.S. Federal Income Tax Considerations—U.S. Holders.” All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of our initial public offering, an amount equal to $92,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement units was placed in the trust account. As of March 31, 2021, funds in the trust account totaled approximately $92.0 million and were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by November 23, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Surrozen, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

In no event will CHFW redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Additionally, as a result of redemptions, the trading market for the New Surrozen Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) CHFW having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (iii) the aggregate cash proceeds from CHFW’s trust account, together with the proceeds from the PIPE Financing, equaling no less than $100,000,000 (after deducting any amounts paid to CHFW shareholders who exercise their redemption rights in connection with the Business Combination, and net of certain CHFW unpaid transaction liabilities and expenses (the “Aggregate Transaction Proceeds Condition”); (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination; and (v) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	Are there any arrangements to help ensure that New Surrozen will have sufficient funds, together with the proceeds in its trust account, to fund the Business Combination?

A:

Yes. On April 15, 2021, CHFW entered into Subscription Agreements with the PIPE Investors providing for the issuance by CHFW of 12,020,000 PIPE Units (subject to certain conditions, including that all conditions precedent to the Closing will have been satisfied or waived (other than those conditions that are to be satisfied at the Closing), for gross proceeds to CHFW of $120,200,000. In addition, CHFW entered into support agreements with holders of 1,300,000 public shares of CHFW pursuant to which such holders agreed not to exercise redemption rights.

To the extent not utilized to consummate the Business Combination, New Surrozen anticipates that the proceeds from the trust account and the PIPE Financing, together with its existing cash and cash equivalents and short term investments, will fund its operating expenses through the first half of 2024, which includes the following: (i) fund the development of SZN-1326 and SZN-043 through Phase 1b clinical trials; (ii) identify additional lead product candidates and IND candidates; and (iii) the remaining proceeds to fund other ongoing research and discovery programs as well as for working capital and other general corporate purposes. CHFW will agree that it (or its successor) will file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Financing (including the shares underlying the PIPE Warrants) and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of New Surrozen.

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the second half of 2021. This date depends, among other things, on the approval of the proposals to be put to CHFW shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to CHFW shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient CHFW ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from CHFW shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if CHFW shareholders redeem an amount of public shares such that the Aggregate Transaction Proceeds Condition would not be satisfied. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?

A:

CHFW will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If CHFW is not able to consummate the Business Combination with Surrozen nor able to complete another business combination by November 23, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	CHFW shareholders and warrant holders are not entitled to appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:	If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on , 2021, the record date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. For the avoidance of doubt, the record date does not apply to CHFW shareholders that hold their shares in registered form and are registered as shareholders in CHFW’s register of members. All holders of shares in registered form on the day of the extraordinary general meeting are entitled to vote at the extraordinary general meeting.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at                a.m., Eastern Time, on                , 2021, unless the meeting is adjourned, via live webcast at the following address: https://www.cstproxy.com/consonancehfw/sm2021. You will need the 12-digit meeting control number that is printed on your proxy card to enter the extraordinary general meeting. CHFW recommends that you log in at least 15 minutes before the extraordinary general meeting to ensure you are logged in when the extraordinary general meeting starts. Please note that you will not be able to attend the extraordinary general meeting in person.

Q:	How will the COVID-19 pandemic impact in-person voting at the General Meeting?

A:

We intend to hold the extraordinary general meeting in person. However, we are sensitive to the public health and travel concerns our shareholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at                , and we encourage you to check this website prior to the meeting if you plan to attend.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

We have fixed                , 2021 as the record date for the extraordinary general meeting. If you were a shareholder of CHFW at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

CHFW shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 11,934,000 ordinary shares issued and outstanding, of which 9,200,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of CHFW shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 5,967,001 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal does not require statutory approval under Cayman Islands law, but does require an ordinary resolution in accordance with CHFW’s articles of association, being the affirmative vote of at least a majority of the votes cast by the holders of the issued shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)

Domestication Proposal: The approval of the Domestication Proposal does not require statutory approval under Cayman Islands law but does require a special resolution in accordance with CHFW’s Articles of Association, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)	New Organizational Documents Proposal: The approval of the replacement of CHFW’s Existing Governing Documents with the Proposed Governing Documents of New Surrozen.

(iv)

Governing Documents Proposal: The separate advisory, non-binding approval of each of the Governing Documents Proposals does not require statutory approval under Cayman Islands law but does require a special resolution under Cayman Islands Law law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, save for Governing Documents Proposal A, which proposes to alter CHFW’s authorized share capital and which will require an ordinary resolution, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)

Share Issuance Proposal: The approval of the Share Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)

Incentive Award Plan Proposal: We are seeking approval of the Incentive Award Plan Proposal as an ordinary resolution which, under Cayman Islands law, requires the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)

Employee Stock Purchase Plan Proposal: We are seeking approval of the Employee Stock Purchase Plan Proposal as an ordinary resolution which, under Cayman Islands law, requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, CHFW had 11,934,000 Class A and Class B ordinary shares issued and outstanding. CHFW shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. 1,300,000 Class A ordinary shares are subject to the CHFW Shareholder Support Agreements, pursuant to which certain holders of CHFW’s Class A ordinary shares agreed to vote all of their shares in favor of the Business Combination and 2,300,000 Class B ordinary shares are subject to Sponsor Letter Agreements pursuant to which the holders of CHFW’s Class B shares have agreed to vote all of their shares in favor of the Business Combination. 8,334,000 Class A ordinary shares are not subject to the CHFW Shareholder Support Agreements. For additional information regarding the CHFW Shareholder Support Agreements, see “Business Combination Proposal—Related Agreements—Support Agreements.”

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 5,967,001 shares, of which 2,367,001 shares are not subject to either the CHFW Shareholder Support Agreements or the Sponsor Letter Agreement, will need to be voted in favor of each of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal in order to approve each of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 7,956,000 shares, of which 4,356,000 shares are not subject to either the CHFW Shareholder Support Agreements or the Sponsor Letter Agreement, will need to be voted in favor of the Domestication Proposal, the New Organizational Documents Proposal, and each of the Governing Documents Proposals in order to approve the Domestication Proposal and each of the Governing Documents Proposals.

Q:	What are the recommendations of the CHFW Board?

A:

The CHFW Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of CHFW and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the New Organizational Documents Proposal, “FOR” each of the separate advisory, non-binding Governing Documents Proposals, “FOR” the Share Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of CHFW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CHFW and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CHFW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do Sponsor and the other initial shareholders intend to vote their shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and certain other shareholders have agreed to vote all their shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our Sponsor and such other shareholders own approximately 33.8% of the voting power of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Surrozen and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Surrozen and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the Share Issuance Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C and the Governing Documents Proposal D and the New Organizational Documents Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Surrozen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my CHFW ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to us at our address set forth below so that it is received by us prior to the vote at the extraordinary general meeting (which is scheduled to take place on                , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to us, which must be received by us prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Surrozen. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of CHFW. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

CHFW will pay the cost of soliciting proxies for the extraordinary general meeting. CHFW has engaged Okapi Partners to assist in the solicitation of proxies for the extraordinary general meeting. CHFW has agreed to pay Okapi Partners a fee of $22,500, plus disbursements, and will reimburse Okapi Partners for its reasonable out-of-pocket expenses and indemnify Okapi Partners and its affiliates against certain claims, liabilities, losses, damages and expenses. CHFW will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. CHFW’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. CHFW will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Okapi Partners LLC

Banks and Brokers Call Collect: (212) 297-0720

All Others Call Toll Free: (844) 203-3605

Email: info@okapipartners.com

You also may obtain additional information about CHFW from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, CHFW’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Business Combination Agreement.”

The Parties to the Business Combination

CHFW

CHFW is a blank check company incorporated on August 21, 2020, as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CHFW has neither engaged in any operations nor generated any revenue to date. Based on CHFW’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On November 23, 2020, CHFW consummated an initial public offering of 8,000,000 units at an offering price of $10.00 per unit, and a private placement with the Sponsor of 410,000 private placement units at an offering price of $10.00 per unit. Each unit sold in the initial public offering and private placement consists of one Class A ordinary share and one-third of one redeemable warrant.

On December 1, 2020, the underwriters fully exercised their over-allotment option, resulting in an additional 1,200,000 units issued at $10.00 per unit, generating gross proceeds of $12.0 million. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 24,000 private placement units at $10.00 per private placement unit, generating additional gross proceeds of approximately $0.2 million.

Following the closing of CHFW’s initial public offering, an amount equal to $92.0 million of the net proceeds from its initial public offering and the sale of the private placement units was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of March 31, 2021, funds in the trust account totaled approximately $92.0 million and were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of CHFW’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if CHFW does not complete a business combination by November 23, 2022, or (iii) the redemption of all of the public shares if CHFW is unable to complete a business combination by November 23, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

CHFW’s units, public shares and public warrants are currently listed on NYSE American under the symbols “CHFW.U,” “CHFW” and “CHFW.W,” respectively.

CHFW’s principal executive office is located at 1 Palmer Square, Suite 350, Princeton, NJ 08540, and its telephone number is (609) 921-2333. CHFW’s corporate website address is www.consonancehfw.com. CHFW’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Surrozen

Surrozen is a Delaware corporation incorporated on August 12, 2015.

Surrozen is discovering and developing biologic drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. Building upon the seminal work of its founders and scientific advisors who discovered the Wnt gene and key regulators of the Wnt pathway, Surrozen has made breakthrough discoveries that it believes will overcome previous limitations in harnessing the potential of Wnt biology. These breakthroughs enable Surrozen to rapidly and flexibly design tissue-targeted therapeutics that modulate Wnt signaling. As a result of its discoveries, Surrozen is pioneering the selective activation of Wnt signaling, designing and engineering Wnt pathway mimetics, and advancing tissue-specific Wnt candidates. Surrozen’s lead product candidates are multi-specific, antibody-based therapeutics that mimic the roles of naturally occurring Wnt or R-spondin proteins, both of which are involved in activation of the Wnt pathway. Given Wnt signaling is essential in tissue maintenance and regeneration throughout the body, Surrozen has the potential to target a wide variety of severe diseases, including certain diseases that afflict the intestine, liver, retina, cornea, lung, kidney, cochlea, skin, pancreas and central nervous system. In each of these areas, Surrozen believes its approach has the potential to change the treatment paradigm for the disease and substantially impact patient outcomes. Surrozen’s strategy is to exploit the full potential of Wnt signaling by identifying disease states responsive to Wnt modulation, design tissue-specific therapeutics, and advance candidates into clinical development in targeted indications with high unmet need. Surrozen’s unique approach and platform technologies have led to the discovery and advancement of two lead product candidates. Surrozen is currently conducting preclinical studies and plans to initiate a Phase 1 clinical trial in 2022 for SZN-1326, Surrozen’s candidate in development for moderate to severe inflammatory bowel disease (“IBD”) with ulcerative colitis (“UC”) as Surrozen’s first proposed indication. Furthermore, Surrozen plans to initiate a Phase 1 clinical trial in 2022 for SZN-043, Surrozen’s candidate in development for severe alcoholic hepatitis (“AH”). Surrozen expects to nominate additional lead candidates and advance them into the clinic in 2023 and beyond.

Surrozen’s strategy is to develop a portfolio of product candidates that can repair tissue damage and regenerate functional tissues for a variety of diseases. Consistent throughout Surrozen’s strategy is its goal to activate Wnt signaling only within targeted diseased tissue, focusing on severe diseases, and mimicking the self-limiting physiologic repair process. Surrozen plans to achieve this goal by:

•	continuing to build on its pioneering research, insights and intellectual property in Wnt pathway modulation;

•	developing SZN-1326 for the treatment of moderate to severe IBD;

•	developing SZN-043 for treatment of severe AH;

•	developing novel product candidates and expanding its platform technologies to further our leading position in developing the Wnt signaling pathway modulators; and

•	pursuing strategic alliances to maximize the full potential of its pipeline.

Surrozen’s principal executive office is located at 171 Oyster Point Blvd., Suite 400, South San Francisco, CA 94080, and its telephone number is (650) 489-9000. Surrozen’s corporate website address is www.surrozen.com. Surrozen’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Perseverance Merger Sub

Merger Sub is a Delaware corporation and wholly-owned subsidiary of CHFW formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at 1 Palmer Square, Suite 350, Princeton, NJ 08540, and its telephone number is (609) 921-2333.

Proposals to be Put to the Shareholders of CHFW at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of CHFW and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

As discussed in this proxy statement/prospectus, CHFW is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the date of Closing, promptly following the consummation of the Domestication, Merger Sub will merge with and into Surrozen, with Surrozen as the surviving company in the Merger and, after giving effect to such Merger, Surrozen shall be a wholly-owned subsidiary of CHFW.

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal—The CHFW Board’s Reasons for the Business Combination,” the CHFW Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for CHFW’s initial public offering, including that the businesses of Surrozen had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Consideration to Surrozen Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award of Surrozen (whether vested or unvested) outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Surrozen Common Stock or comparable equity awards that are settled or are exercisable for shares of New Surrozen Common Stock, as applicable, based on an implied Surrozen equity value of $200,000,000 and a $10.00 price per share for New Surrozen Common Stock.

For further details, see “Business Combination Proposal—Business Combination Consideration.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) CHFW having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing; (iii) the Aggregate Transaction Proceeds Condition; (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination; and (v) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “Business Combination Proposal—Conditions to Closing of the Business Combination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, CHFW will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of CHFW has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of CHFW’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while CHFW is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, New Surrozen will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of each of the Domestication Proposal, the New Organizational Documents Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C and the Governing Documents Proposal D requires a special resolution under Cayman Islands law, being the affirmative vote of holders at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal”, the “New Organizational Documents Proposal,” and “Governing Documents Proposal.”

New Organizational Documents and Governing Documents Proposals

CHFW will ask its shareholders to approve (which approval is, in the case of the Governing Documents Proposals, non-binding and advisory) by special resolution (unless otherwise stated) the New Organizational Documents Proposal and four (4) separate Governing Documents Proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL. The CHFW Board has unanimously approved the New Organizational Documents Proposal and each of the Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of New Surrozen after the Business Combination. Approval of the New Organizational Documents Proposal is a condition to the consummation of the Business Combination. Summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “Governing Documents Proposal” and the full text of the Proposed Governing Documents of New Surrozen, attached hereto as Annexes C and D. A brief summary of the New Organizational Documents Proposal and each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Governing Documents.

•

New Organizational Documents Proposal—to approve by special resolution the adoption and approval of the proposed new certificate of incorporation and bylaws of New Surrozen, copies of which are attached to the accompanying proxy statement/consent solicitation statement/prospectus as Annex C and Annex D, respectively.

•

Governing Documents Proposal A—to authorize by way of ordinary resolution the change in the authorized share capital of CHFW from (i) 350,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 150,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share, to (a) 500,000,000 shares of common stock, par value $0.0001 per share, of New Surrozen and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Surrozen be approved.

•

Governing Documents Proposal B—to authorize the New Surrozen Board to issue any or all shares of New Surrozen Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Surrozen Board and as may be permitted by the DGCL.

•	Governing Documents Proposal C—to authorize the removal of the ability of New Surrozen stockholders to take action by written consent in lieu of a meeting.

•

Governing Documents Proposal D—to replace the Existing Governing Documents and authorize all other changes necessary or, as mutually agreed in good faith by CHFW and Surrozen, desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Consonance-HFW Acquisition Corp.” to “Surrozen, Inc.” (which is expected to occur after the consummation of the Domestication in connection with the Business Combination), (ii) making New Surrozen’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for litigation arising out of the Securities Act and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the CHFW Board believes is necessary to adequately address the needs of New Surrozen after the Business Combination.

Share Issuance Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Share Issuance Proposal in order to be able to issue shares of New Surrozen Common Stock to the Surrozen Stockholders in the Business Combination and in the PIPE Financing, including shares of New Surrozen Common Stock issuable upon the exercise of warrants pursuant to Nasdaq Listing Rule 5635 (the “Listing Application”). Nasdaq Listing Rule 5635 requires shareholder approval for the issuance of common stock (or securities convertible into or exercisable for common stock) in connection with the acquisition of stock of another company if the number of shares of common stock to be issued will be in excess of 20% of the number of shares of common stock outstanding before the issuance.

For additional information, see “Share Issuance Proposal.”

Incentive Award Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal. Pursuant to the Equity Incentive Plan, a number of shares of New Surrozen Common Stock equal to 10% of shares of New Surrozen Common Stock that are outstanding on an as-converted and as-redeemed basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance under the Incentive Award Plan as well as the shares of New Surrozen Common Stock that are underlying the vested and unvested equity awards of Surrozen that are rolled over into New Surrozen awards in the Business Combination. The Equity Incentive Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by 5.0% of the outstanding number of shares of New Surrozen Common Stock on the immediately preceding December 31, or such lesser amount as determined by the Board of New Surrozen. For additional information, see “Incentive Award Plan Proposal.” The full text of the Incentive Award Plan is attached hereto as Annex J.

Employee Stock Purchase Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Employee Stock Purchase Plan Proposal. A total number of shares of New Surrozen Common Stock equal to one percent of the shares of New

Surrozen Common Stock that are outstanding on (1) an as-converted and (2) as-converted and as-redeemed basis as of the date immediately following the consummation of the Business Combination will be reserved for issuance under the ESPP. Based upon a price per share of $10.00, the maximum aggregate market value of the New Surrozen Common Stock that could potentially be issued under the ESPP at Closing is $        . The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2022, by 1.0% of the outstanding number of shares of New Surrozen Common Stock on the immediately preceding December 31, or such lesser amount as determined by the New Surrozen Board. For additional information, see “Employee Stock Purchase Plan Proposal.” The full text of the ESPP is attached hereto as Annex K.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize CHFW to consummate the Business Combination, the CHFW Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Proposal, the New Organizational Documents Proposal, the Incentive Award Plan Proposal and the Share Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

The CHFW Board’s Reasons for the Business Combination

CHFW was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The CHFW Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the CHFW Board and management to identify, acquire and operate one or more businesses. The members of the CHFW Board and management have extensive transactional experience, particularly in the healthcare and life sciences industries.

In particular, the CHFW Board considered the following positive factors, although not weighted or in any order of significance, including but not limited to, the following material factors in deciding to approve the Business Combination Proposal:

•

Pioneering, industry leading platform and technologies to harness a fundamental pathway in tissue regeneration. Surrozen is harnessing Wnt biology, one of the body’s innate tissue repair mechanisms, to treat a broad array of diseases. The company’s scientific co-founders are among the world’s preeminent Wnt biologists and discovered the first mammalian Wnt gene. Surrozen possesses a deep, industry-leading understanding of the Wnt pathway as well as the internal antibody discovery capabilities to rapidly design and develop precisely-targeted Wnt-directed antibody therapeutics in tissue specific applications. Its two proprietary antibody technologies are designed to selectively activate Wnt signaling in specific tissues by activation of physiologic Wnt signal with Wnt-mimetic antibodies, or by amplification of endogenous Wnt with R-spondin mimetic antibodies. The CHFW Board believes Surrozen is well positioned to unlock the therapeutic potential of the Wnt pathway.

•

Broad therapeutic potential across a wide range of diseases. The Wnt pathway holds broad therapeutic potential in view of its ability to regulate stem cell renewal, proliferation and differentiation, and its central role in tissue repair and regeneration. Surrozen has worked to identify and characterize tissues where Wnt biology is central to structure and function and has prioritized a number of potential applications for its technologies, including diseases of the eye (age-related macular degeneration (AMD) and diabetic retinopathy), liver (alcoholic hepatitis and cirrhosis), lung (idiopathic pulmonary fibrosis (IPF) and chronic obstructive pulmonary disease (COPD)), gastrointestinal tract (IBD and short bowel syndrome), cochlea (sensorineural hearing loss), pancreas (type-1 diabetes), kidney (polycystic kidney disease), and others.

•

Multiple, wholly-owned, pipeline programs in development in areas of high unmet medical need. Surrozen has established a diverse pipeline of wholly owned product candidates led by SZN-1326 for moderate to severe IBD and SZN-043 for severe alcoholic hepatitis. In IBD, many patients fail to respond to available approved therapies which reduce inflammation but do not directly drive mucosal healing, whereas SZN-1326 may promote restoration of intestinal tissue architecture and function. In severe alcoholic hepatitis, there are an estimated 100,000 hospitalizations annually in the United States, the overall 90-day mortality rate in hospitalized patients is approximately 30%, and there are few treatment options available. If clinical trials with SZN-043 demonstrate the ability to stimulate proliferation of hepatocytes and improve liver function in these patients, the data could support the potential for a rapid path to approval.

•

Differentiated pre-clinical data for lead programs demonstrating potential for disease modifying effects. In preclinical models used to evaluate treatments for IBD, SZN-1326 led to proliferation and differentiation of intestinal stem cells, restoration of intestinal barrier function and tissue architecture, reduction in inflammation and reduced disease activity. Similarly, in animal models of alcoholic hepatitis, treatment with SZN-043 led to hepatocyte proliferation and improved liver function. These effects, if demonstrated in human clinical trials, could signal the potential for disease modifying efficacy and support use as monotherapy or in combination with other approved agents.

•

Emerging ophthalmology programs bolster pipeline and may provide breakthrough potential. The Surrozen pipeline is supplemented by numerous ongoing research efforts in a diverse set of tissues, including ophthalmic applications such as wet AMD, dry AMD, diabetic retinopathy, Fuch’s dystrophy and Sjögren’s dry eye. In preclinical experiments, Surrozen has shown that activation of the Wnt pathway can potentially reverse vascular damage through a mechanism that is different from that of currently approved agents that target angiogenesis. Surrozen is developing an agonist of a specific Fzd receptor found in retinal vasculature, which the company has shown in animal models can inhibit retinal pathology in the eye. Surrozen believes that the ability to deliver this agonist locally to the eye has the potential to treat multiple ocular disorders with high unmet need by inducing repair of damaged tissue.

•

Multiple upcoming catalysts funded by proceeds from this transaction. Surrozen expects to initiate Phase 1a trials for SZN-1326 and SZN-043 in 2022, with Phase 1b trials in ulcerative colitis and severe alcoholic hepatitis patients expected in 2023. Each of these programs is expected to yield clinical proof of concept data in patients from the Phase 1b trials in 2024. The company also expects to nominate additional lead candidates and advance them into the clinic in 2023 to explore the potential breadth and utility of its product candidates in other clinical settings, including ophthalmology.

•

Opportunities for strategic alliances to support and fuel growth. Given the breadth of therapeutic applications enabled by targeting the Wnt pathway and Surrozen’s ability to modulate Wnt biology in a tissue specific manner, we believe there may be opportunities for strategic alliances that further support the company’s capital needs and growth.

•	Experienced management team and Board of Directors. The CHFW Board believes that Surrozen has a proven and experienced team that will continue to lead the company after the Business Combination.

•	Strong commitment from top tier US healthcare investors and existing Surrozen stockholders. Leading healthcare-focused and life sciences-dedicated investors, as well as current existing Surrozen stockholders, including The Column Group, committed to investment of a total of $120,200,000 in the PIPE concurrent with the business combination.

The CHFW Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•

Liquidation of CHFW. The risks and costs to CHFW if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in CHFW being unable to effect a business combination by November 19, 2022 and force CHFW to liquidate.

•

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits CHFW from soliciting other business combination proposals, which restricts CHFW’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations prior to November 19, 2022.

•	Shareholder Vote. The risk that CHFW’s shareholders may fail to provide the respective votes necessary to effect the Business Combination.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CHFW’s control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Other Risks. Various other risks associated with the Business Combination, the business of CHFW and the business of Surrozen described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the CHFW Board also considered that certain of the officers and directors of CHFW may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of CHFW’s shareholders. CHFW’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the CHFW Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The CHFW Board concluded that the potential benefits that it expected CHFW and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the CHFW Board determined that the Business Combination Agreement, the Business Combination and the Merger, were advisable, fair to, and in the best interests of, CHFW and its shareholders.

For more information about the CHFW Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal—the CHFW Board’s Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “Business Combination Proposal—Related Agreements.”

PIPE Financing

CHFW entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and CHFW has agreed to issue and sell to the PIPE Investors, an aggregate of 12,020,000 units, each consisting of one share of CHFW Common Stock and one-third of one redeemable warrant for one share of CHFW Common Stock (the “PIPE Warrants”), for a purchase price of $10.00 per unit (the “PIPE Units”), for aggregate gross proceeds of $120,200,000 in the PIPE Financing. The PIPE Units were offered to facilitate the subscriptions, however, the shares of CHFW Common Stock and the PIPE Warrants which comprise the PIPE Units are not attached and will trade separately without any instruction or detachment obligations on the part of the investors, CHFW or the warrant agent. Each whole PIPE Warrant entitles the holder thereof to purchase one share of CHFW Common Stock at a price of $11.50 per share, subject to adjustment as described in the form of warrant agreement attached to the form of Subscription Agreement and only whole PIPE Warrants will be exercisable. The PIPE Warrants have substantially the same provisions as the public warrants issued in connection with CHFW’s initial public offering. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing.”

Investor Rights Agreement

At, and as a condition to, the closing of the Business Combination, CHFW, Sponsor, and certain other individuals will enter into an investor rights agreement (the “Investor Rights Agreement”) pursuant to which, among other things, certain stockholders will agree not to effect any sale or distribution of CHFW equity securities during the lock-up period as described therein, and will be granted certain customary registration rights.

The foregoing description of the Investor Rights Agreement is subject to and qualified in its entirety by reference to the full text of the form of Investor Rights Agreement (filed as Exhibit 10.4 to CHFW’s Form 8-K filed with the SEC on April 15, 2021).

Surrozen Company Support Agreements

Pursuant to the Business Combination Agreement, certain stockholders of Surrozen, together holding more than 67% of the outstanding preferred stock and voting power of Surrozen (collectively, the “Surrozen Supporting Stockholders”), each entered into a Company Support Agreement (the “Support Agreements”) with CHFW and Surrozen, pursuant to which the Surrozen Supporting Stockholders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Transactions, (ii) irrevocably appoint Surrozen, and any designee thereof, and each of them individually, as such Surrozen Stockholder’s proxy and attorney-in-fact to deliver any action by written consent of the stockholders of Surrozen or attend any meeting of the stockholders of Surrozen concerning the Business Combination and related stockholder proposals, and to include the Surrozen equity securities owned by the Surrozen Supporting Stockholders in any computation for purposes of establishing a quorum at any such meeting, and to vote against any competing proposal and (iii) not transfer subject shares during the period prior to closing under or termination of the Business Combination Agreement.

The foregoing description of the Support Agreements is subject to and qualified in its entirety by reference to the full text of the form of Support Agreement (filed as Exhibit 10.3 to CHFW’s Form 8-K filed with the SEC on April 15, 2021). For additional information, see “Business Combination Proposal—Related Agreements—Support Agreements.”

CHFW Shareholder Support Agreements

Concurrently with the execution of the Subscription Agreements, CHFW, Surrozen and certain affiliates of Sponsor holding a total of 1,300,000 public Class A shares of CHFW entered into shareholder support agreements (the “Shareholder Support Agreements”) pursuant to which each such holder agreed (i) to vote at any meeting of the shareholders of CHFW all of its Class A ordinary shares held of record or thereafter acquired in favor of the Business Combination and the other Transaction Proposals and (ii) not to redeem any such securities in connection with the Business Combination.

Sponsor Letter Agreement

Pursuant to the Business Combination Agreement, CHFW, Consonance Life Sciences, a Cayman Islands limited liability company, (the “Sponsor”), Donald J. Santel, Christopher Haqq, Jennifer Jarrett, who collectively hold 2,300,000 CHFW Class B ordinary shares, and Surrozen entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each of Mr. Santel, Dr. Haqq and Ms. Jarrett, each as a holder of CHFW Class B ordinary shares, has agreed to: (i) vote in favor of the Business Combination and each of the Transaction Proposals (as defined in the Business Combination Agreement), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of CHFW or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) be bound by certain transfer restrictions with respect to his, her or its shares in CHFW prior to the closing of the Business Combination, and (v) in the case of the Sponsor, effective as of the closing, contribute to CHFW 759,000 Class B ordinary shares, in each case, for no consideration on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

The foregoing description of the Sponsor Letter Agreement is subject to and qualified in its entirety by reference to the full text of the form of Support Agreement (filed as Exhibit 10.1 to CHFW’s Form 8-K filed with the SEC on April 15, 2021).

Ownership of New Surrozen following Business Combination

As of the date of this proxy statement/prospectus, there are 11,934,000 ordinary shares issued and outstanding, which includes the 2,300,000 Class B shares held by the Sponsor and certain directors of CHFW (before giving effect to the contribution of 759,000 Class B shares by the Sponsor to CHFW, for no consideration, that will be effective as of the closing), 434,000 Class A private placement shares and the 9,200,000 Class A public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 3,211,334 warrants, which includes the 144,667 private placement warrants held by the Sponsor and the 3,066,667 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Surrozen common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination) the CHFW fully diluted share capital would be 15,145,334.

It is anticipated that, following the Business Combination (1) CHFW’s public shareholders are expected to own approximately 21.3% of the outstanding New Surrozen Common Stock (excluding the PIPE subscriptions by certain CHFW public shareholders), (2) Surrozen Stockholders (without taking into account any public shares held by Surrozen Stockholders prior to the consummation of the Business Combination or shares of New Surrozen Common Stock issuable to holders of New Surrozen Awards, but taking into account the PIPE subscriptions by certain Surrozen Stockholders) are expected to own approximately 53.5% of the outstanding New Surrozen Common Stock, (3) the Sponsor (taking into account Sponsor’s PIPE subscription) is expected to own approximately 10.4% of the outstanding New Surrozen Common Stock and (4) the PIPE Investors

(excluding subscriptions from Surrozen Stockholders and from the Sponsor) are expected to own approximately 14.8% of the outstanding New Surrozen Common Stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) no exercise of the public warrants or issuance of any shares of New Surrozen Common Stock, (iii) that (x) New Surrozen issues or reserves 20,000,000 shares of New Surrozen Common Stock to Surrozen Stockholders and holders of vested and unvested Surrozen equity awards as part of the merger consideration pursuant to the Business Combination Agreement and (y) New Surrozen issues 12,020,000 shares of New Surrozen Common Stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by current CHFW shareholders and Surrozen Stockholders will be different.

The following table illustrates varying ownership levels in New Surrozen immediately following the consummation of the Business Combination based on the assumptions above.

	Share Ownership in New Surrozen
	Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)[5]
	Number of Shares		% Ownership[6]	Number of Shares	% Ownership[6]
Surrozen stockholders	23,122,500	[1]	53.5%	23,122,500	65.5%
CHFW’s public shareholders	9,200,000	[2]	21.3%	1,300,000	3.7%
Sponsor and certain directors of CHFW	4,472,500	[3]	10.4%	4,472,500	12.7%
PIPE Investors (excluding Surrozen stockholders and Sponsor)	6,400,000	[4]	14.8%	6,400,000	18.1%

Total	43,195,000		100.0%	35,295,000	100.0%

1.

Includes 20,000,000 shares issuable to Surrozen equityholders as Merger consideration per the terms of the Business Combination Agreement, and 3,122,500 PIPE shares subscribed for by Surrozen stockholders.

2.	Includes 1,000,000 shares purchased by affiliates of Consonance Capital Management in the CHFW IPO. Does not reflect impact of any PIPE shares subscribed for by CHFW public shareholders.
3.

Calculated as the sum of the following: (1) 1,541,000 founder’s shares (which number is net of the forfeiture of 759,000 founder’s shares); (2) 434,000 shares underlying the private placement units; and (3) 2,497,500 shares subscribed for by Sponsor in the PIPE.

4.	12,020,000 PIPE shares, less subscriptions from existing Surrozen stockholders (3,122,500 shares) and Sponsor (2,497,500 shares)
5.	This scenario assumes the redemption of 7,900,000 public shares, equal to the number of public shares not covered by CHFW Shareholder Support Agreements.
6.	Columns may not sum to 100% due to rounding.

Date, Time and Place of Extraordinary General Meeting of CHFW’s Shareholders

The extraordinary general meeting of CHFW will be held at                 a.m., Eastern Time, on                 , 2021, via live webcast at the following address: https://www.cstproxy.com/consonancehfw/sm2021. You will need the 12-digit meeting control number that is printed on your proxy card to enter the extraordinary general meeting. CHFW recommends that you log in at least 15 minutes before the extraordinary general meeting to ensure you are logged in when the extraordinary general meeting starts. Please note that you will not be able to attend the extraordinary general meeting in person, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

CHFW shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                 , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 11,934,000 ordinary shares issued and outstanding, of which 9,200,000 were issued and outstanding public shares.

Quorum and Vote of CHFW Shareholders

A quorum of CHFW shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 5,967,001 ordinary shares would be required to achieve a quorum.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.9% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)	New Organizational Documents Proposal: The approval of the replacement of CHFW’s Existing Governing Documents with the Proposed Governing Documents of New Surrozen;

(iv)

Governing Documents Proposal: The separate advisory, non-binding approval of each of the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, save for Governing Documents Proposal A, which proposes to alter CHFW’s authorized share capital and which will require an ordinary resolution, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)

Share Issuance Proposal: The approval of the Share Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request of CHFW that New Surrozen redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, CHFW’s transfer agent, in which you (i) request that New Surrozen redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, CHFW’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, CHFW’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing an CHFW Shareholder Support Agreement) may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, CHFW’s transfer agent, New Surrozen will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately

$10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Surrozen Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of CHFW—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.9% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither CHFW shareholders nor CHFW warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. CHFW has engaged Okapi Partners to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of CHFW—Revoking Your Proxy.”

Interests of CHFW Directors and Executive Officers in the Business Combination

When you consider the recommendation of the CHFW Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including CHFW’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of CHFW shareholders and warrant holders generally.

The following table details the number of ordinary shares and warrants held by Sponsor, its affiliates and the directors and officers of CHFW, and quantifies the purchase price and the current value of such securities. The value of such securities could have significantly higher value at the time of, or following, the Business Combination.

Entity[1]	Value[2]	Promote shares[3]		IPO units	IPO PIPE units	PIPE Financing units	Total
Consonance Capital Management	No. of ordinary shares			1,000,000		2,497,500	3,497,500
	No. of warrants			333,333		832,500	1,165,833
	Aggregate Purchase Price			$10,000,000		$24,975,000	$34,975,000
	Estimated Current Value			$10,500,000		$26,223,750	$36,723,750
Consonance Life Sciences, LLC	No. of ordinary shares	1,451,000	[4]		434,000		1,885,000
	No. of warrants	0			144,667		144,667
	Aggregate Purchase Price	$25,000			$4,340,000		$4,365,000
	Estimated Current Value	$14,510,000			$4,557,001		$19,067,001
Donald Santel	No. of ordinary shares	30,000					30,000
	No. of warrants	0					0
	Aggregate Purchase Price	$0					$0
	Estimated Current Value	$300,000					$300,000
Christopher Haqq	No. of ordinary shares	30,000					30,000
	No. of warrants	0					0
	Aggregate Purchase Price	$0					$0
	Estimated Current Value	$300,000					$300,000
Jennifer Jarrett	No. of ordinary shares	30,000					30,000
	No. of warrants	0					0
	Aggregate Purchase Price	$0					$0
	Estimated Current Value	$300,000					30,000
Total	No. of ordinary shares	1,541,000		1,000,000	434,000	2,497,500	5,472,500
	No. of warrants	0		333,333	144,667	832,500	1,310,500
	Aggregate Purchase Price	$25,000		$10,000,000	$4,340,000	$24,975,000	$39,340,000
	Estimated Current Value	$15,410,000		$10,500,000	$4,557,001	$26,223,750	$56,690,751

[1]	Please see Beneficial Ownership of Securities for details regarding voting and dispositive power of the securities held by the persons included in this table.
[2]	The Estimated Current Value assumes a $10.00 per share price and a $1.50 price per warrant. As of June 22, 2021, the trading price was $9.90 per CHFW Class A ordinary share and $1.58 per warrant.
[3]	Net of contributions for no consideration.
[4]

This number is net of (i) 90,000 shares transferred (in the aggregate) to the independent directors of the CHFW Board, (ii) 759,000 founder shares which will be forfeited for no consideration at the closing of the Business Combination and (iii) 718,750 and 575,000 founder shares previously contributed back to CHFW for no consideration on October 8, 2020 and November 10, 2020.

These interests also include, among other things, the interests listed below:

•	the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that Sponsor and its affiliates has made a sizable investment in CHFW securities, which securities would be worthless if a business combination is not consummated by November 23, 2022 (unless such date is extended in accordance with the Existing Governing Documents)

•

the fact that the initial shareholders and CHFW’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account, which, as of June 22, 2021, included an amount of approximately $92 million, with respect to any ordinary shares (other than public shares) held by them if CHFW fails to complete an initial business combination by November 23, 2022;

•	the fact that the Investor Rights Agreement will be entered into by the initial shareholders;

•

the continued indemnification of CHFW’s directors and officers and the continuation of CHFW’s directors’ and officers’ liability insurance after the Business Combination through the purchase of a six year tail policy;

•

the fact that the Sponsor and CHFW’s officers and directors will lose their entire investment in CHFW and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 23, 2022;

•

the fact that CHFW will reimburse Sponsor for office space, secretarial and administrative services provided to members of the CHFW founding team, in the amount of $55,000 per month, which payments will cease upon completion of the Business Combination;

•

the fact that CHFW is entitled to designate one director of New Surrozen at closing and the Sponsor has the right to replace the designated director with a new director during the first two years from the date of its extraordinary shareholders meeting to approve the Business Combination;

•

the fact that if the trust account is liquidated, including in the event CHFW is unable to complete an initial business combination by November 23, 2022, the Sponsor has agreed to indemnify CHFW to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which CHFW has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CHFW, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that CHFW may be entitled to distribute or pay over funds held by CHFW outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

As of June 22, 2021, Sponsor and its affiliates have invested or committed to invest an aggregate of $39.3 million, including its commitment with respect to the PIPE Financing and assuming consummation of the Business Combination (the “Total Commitment”). Assuming the issuance of all securities underlying the Total Commitment and utilizing a per share price of $10.00 and a per warrant value of $1.50, the Total Commitment would have an approximate value of $56.7 million. If the Business Combination is not consummated, Sponsor and its affiliates will lose approximately $4.3 million of their amounts already invested. Although Sponsor and its affiliates have committed considerable capital to CHFW, including through its participation in the CHFW IPO and its contribution of a portion of the Promote for no consideration, if the Business Combination is consummated, taking into account the investments described above, including the Promote, it is possible that Sponsor and its affiliates could realize a positive rate of return on such investments even if other CHFW shareholders experience a negative rate of return following the Business Combination. Except as described above, there are no outstanding loans or material fee or reimbursement arrangements among CHFW, Sponsor, its affiliates, or the CHFW directors or officers.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.9% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Surrozen and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Surrozen and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the Share Issuance Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal, the New Organizational Documents Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C and the Governing Documents Proposal D are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Surrozen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of CHFW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CHFW and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CHFW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of CHFW

The CHFW Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of CHFW and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the New Organizational Documents Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the Share Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee

Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of CHFW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CHFW and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CHFW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of June 30, 2020, and (i) assuming that none of CHFW’s outstanding public shares are redeemed in connection with the Business Combination and (ii) assuming that, giving effect to the CHFW Shareholder Transaction Support Agreements entered into by certain CHFW public shareholders participating, all of CHFW’s outstanding public shares are redeemed in connection with the Business Combination.

No Redemption

Source of Funds (1) (in thousands)		Uses (1) (in thousands)
Existing Cash held in trust account (2)	$92,000	Shares of New Surrozen Common Stock issued to Surrozen shareholders (3)	$200,000
Shares of New Surrozen Common Stock issued to Surrozen shareholders (3)	200,000	Estimated Transaction Fees and Expenses (5)	22,000
PIPE Financing (4)	120,200	Remaining Cash on Balance Sheet (6)	190,200

Total Sources	$412,200	Total Uses	$412,200

(1)	Sources and uses of funds excludes impact of Surrozen’s balance sheet cash, cash equivalents and short-term investments which, as of December 31, 2020, totaled $49.2 million.
(2)	As of March 31, 2021.
(3)	Shares issued to Surrozen are at a deemed value of $10.00 per share. Assumes 20,000,000 shares are issued to Surrozen shareholders.
(4)	Reflects impact of 12.02 million shares underlying units sold in committed PIPE financing. Excludes any impact of approximately 4 million shares underlying warrants sold as part of PIPE financing.
(5)

Estimated transaction fees and expenses includes deferred underwriting fee payable from CHFW IPO of $3.2 million, as well as total preliminary estimated transaction costs incurred by Surrozen and CHFW of approximately $18.8 million for legal, financial advisory and other professional fees.

(6)	Does not include impact of CHFW warrants outstanding.

Maximum Redemption

Source of Funds (1) (in thousands)		Uses (1) (in thousands)
Existing Cash held in trust account (2)	$13,000	Shares of New Surrozen Common Stock issued to Surrozen shareholders (3)	$200,000
Shares of New Surrozen Common Stock issued to Surrozen shareholders (3)	200,000	Estimated Transaction Fees and Expenses (5)	22,000
PIPE Financing (4)	120,200	Remaining Cash on Balance Sheet (6)	111,200

Total Sources	$333,200	Total Uses	$333,200

(1)	Sources and uses of funds excludes impact of Surrozen’s balance sheet cash, cash equivalents and short-term investments which, as of December 31, 2020, totaled $49.2 million.
(2)

As of March 31, 2021, assuming redemption of 7.9 million CHFW public shares, the maximum number of shares that may be redeemed taking into account CHFW Shareholder Transaction Support Agreements entered into by certain public shareholders.

(3)	Shares issued to Surrozen are at a deemed value of $10.00 per share. Assumes 20,000,000 shares are issued to Surrozen shareholders.
(4)	Reflects impact of 12.02 million shares underlying units sold in committed PIPE financing. Excludes any impact of approximately 4 million shares underlying warrants sold as part of PIPE financing.
(5)

Estimated transaction fees and expenses includes deferred underwriting fee payable from CHFW IPO of $3.2 million, as well as total preliminary estimated transaction costs incurred by Surrozen and CHFW of approximately $18.8 million for legal, financial advisory and other professional fees.

(6)	Does not include impact of CHFW warrants outstanding.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of CHFW as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Surrozen immediately following the Domestication will be the same as those of CHFW immediately prior to the Domestication.

The Business Combination

Surrozen has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•

Surrozen’s existing stockholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 50% of the voting interest in each scenario;

•	Surrozen will have the ability to nominate a majority of the members of the Board of Directors of the combined entity;

•	Surrozen’s senior management will be the senior management of the combined entity; and

•	Surrozen is the larger entity based on historical operating activity and has the larger employee base.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, CHFW is treated as the acquired company and Surrozen is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Surrozen issuing stock for the net assets of CHFW, accompanied by a recapitalization. The net assets of CHFW will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations presented for the period prior to the Business Combination will be those of Surrozen.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands and Secretary of State of the State of Delaware necessary to effectuate the Domestication and (ii) filings required with the SEC pursuant to the reporting requirements applicable to CHFW, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to CHFW’s shareholders. Based on the anticipated pro-forma voting power of the Company, no filings are required under the HSR Act in connection with the Business Combination; however, such a filing may be required to the extent the anticipated pro forma ownership changes. CHFW must comply with applicable U.S. federal and state securities laws in connection with the Domestication, including the filing with NYSE American of a press release disclosing the Domestication, among other things.

Emerging Growth Company

CHFW is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. CHFW has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, CHFW, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of CHFW’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of CHFW’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than

$1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors Summary

Our shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”, which include, but are not limited to, the following: The following is a summary of the principal risks we face:

•

Surrozen is a preclinical stage biopharmaceutical company with a history of losses. It expects to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability, which could result in a decline in the market value of New Surrozen Common Stock. In addition, Surrozen may be unable to continue as a going concern.

•

Surrozen’s lead product candidates, SZN-1326 and SZN-043, are in preclinical development and have never been tested in humans. Its product candidates may fail in clinical development or suffer delays that materially and adversely affect their commercial viability. If either SZN-1326, SZN-043, or any future product candidate is ever tested in humans, it may not demonstrate the safety, purity and potency, or efficacy, necessary to become approvable or commercially viable.

•	Surrozen may not be successful in applying its Wnt therapeutics platform to build a pipeline of product candidates.

•

Surrozen faces competition from entities that have developed or may develop product candidates for the treatment of the diseases that Surrozen may target, including companies developing novel treatments and therapeutic platforms. If these companies develop therapeutics or product candidates more rapidly than Surrozen does, or if its therapeutics or product candidates are more effective or have fewer side effects, Surrozen’s ability to develop and successfully commercialize product candidates may be adversely affected.

•

Surrozen will need substantial additional funds to advance development of product candidates and its Wnt therapeutics platform, and it cannot guarantee that it will have sufficient funds available in the future to develop and commercialize its current or potential future product candidates.

•

Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Surrozen may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize SZN-1326, SZN-043, or potential future product candidates.

•

Surrozen relies, or will rely, and expect to continue to rely, on third parties to conduct the preclinical and clinical trials for its product candidates, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials or failing to comply with applicable regulatory requirements.

•

The manufacturing of Surrozen’s product candidates is complex. Surrozen and its third-party manufacturers may encounter difficulties in production. If Surrozen encounters any such difficulties, its ability to supply its product candidates for clinical trials or, if approved, for commercial sale, could be delayed or halted entirely.

•

Even if any of Surrozen’s product candidates is approved for marketing and commercialization in the future, Surrozen may be unable to develop sales, marketing and distribution capabilities on its own or enter into agreements with third parties to perform these functions on acceptable terms.

•

If Surrozen is unable to obtain or protect intellectual property rights related to its technology and current or future product candidates, or if its intellectual property rights are inadequate, it may not be able to compete effectively.

•

If Surrozen fails to comply with its obligations under any license, collaboration or other intellectual property-related agreements, it may be required to pay damages and could lose intellectual property rights that may be necessary for developing, commercializing and protecting its current or future technologies or product candidates or it could lose certain rights to grant sublicenses.

•	Surrozen’s principal stockholders and management will own a significant percentage of New Surrozen’s stock and will be able to exert significant control over matters subject to stockholder approval.

•

Surrozen’s business, operations and clinical development plans and timelines could be adversely affected by the effects of health epidemics, including the recent COVID-19 pandemic, on the manufacturing, preclinical studies, clinical trial and other business activities performed by it or by third parties with whom Surrozen conducts business.

•

New Surrozen does not know whether an active, liquid and orderly trading market will develop for its common shares or what the market price of its common shares will be and, as a result, it may be difficult for you to sell your common shares.

•	The price of New Surrozen Common Stock may be volatile, and you could lose all or part of your investment.

•

Future sales and issuances of New Surrozen’s Common Stock or rights to purchase New Surrozen Common Stock, including pursuant to the Equity Incentive Plan, could result in additional dilution of the percentage ownership of New Surrozen stockholders and could cause New Surrozen’s share price to fall.

•	New Surrozen does not intend to pay dividends on its Common Stock, so any returns will be limited to the value of New Surrozen’s Common Stock.

•	Risks related to CHFW and the Business Combination, including, among others, that:

○	CHFW’s Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its shareholders.

○	CHFW has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement.

○

Following the Closing, New Surrozen’s only significant asset will be ownership of 100% of Surrozen Operating, Inc. and such ownership may not be sufficient to pay dividends or make distributions or loans to enable it to pay any dividends on its Common Stock.

○	The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

○	Neither the CHFW Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

○

If we seek shareholder approval of our initial business combination, our Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase public shares or warrants, which may influence a vote on a proposed business combination and reduce the public “float” of our Class A ordinary shares or public warrants.

○	The Domestication may result in adverse tax consequences for holders of public shares.

○

If we are not able to complete the Business Combination with Surrozen nor able to complete another business combination by November 23, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

•	Risks related to the redemptions, including, among others, that:

○

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New Surrozen.

○

If CHFW’s shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the trust account.

○

The ability to execute CHFW’s strategic plan for New Surrozen could be negatively impacted to the extent a significant number of shareholders choose to redeem their shares in connection with the Business Combination.

○

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

○	We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

○

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

○

If a public shareholder fails to receive notice of CHFW’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

○

CHFW does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of CHFW’s shareholders do not agree.

○

The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SURROZEN

The following table shows selected historical financial information of Surrozen for the periods and as of the dates indicated.

The selected historical financial information of Surrozen as of March 31, 2021, and for the three months ended March 31, 2021 and 2020 was derived from the unaudited condensed interim financial statements of Surrozen included elsewhere in this proxy statement/prospectus. The selected historical financial information of Surrozen as of March 31, 2021, and for the three months ended March 31, 2021 and 2020 was derived from the unaudited interim financial statements of Surrozen included elsewhere in this proxy statement/prospectus. The selected historical financial information of Surrozen as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019 was derived from the audited financial statements of Surrozen included elsewhere in this proxy statement/prospectus. As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Surrozen, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Surrozen going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

The following selected historical financial information should be read together with Surrozen’s financial statements and accompanying notes and “Surrozen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Surrozen’s financial statements and the related notes. Surrozen’s historical results are not necessarily indicative of Surrozen’s future results.

	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019
	(In thousands, except share and per share data)
Statements of Operations and Comprehensive Loss Data:
Operating expenses:
Research and development	$8,601	$4,652	$25,684	$19,603
General and administrative	4,430	1,709	7,123	5,503

Total operating expenses	13,031	6,361	32,807	25,106

Loss from operations	(13,031)	(6,361)	(32,807)	(25,106)
Other income	9	74	91	744

Net loss and comprehensive loss	$(13,022)	$(6,287)	$(32,716)	$(24,362)

Net loss per share attributable to common stockholders, basic and diluted	$(1.62)	$(0.89)	$(4.42)	$(4.13)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,062,292	7,042,708	7,394,290	5,899,669

		March 31,	December 31,
		2021	2020	2019
Balance Sheet Data:		(In thousands)
Total assets		$51,469	$62,060	$42,485
Total liabilities		16,617	14,767	13,099
Total redeemable convertible preferred stock		133,097	133,097	83,211
Total stockholders’ deficit		(98,245)	(85,804)	(53,825)

SELECTED HISTORICAL FINANCIAL INFORMATION OF CHFW

CHFW is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. Such data as of December 31, 2020 (as restated) and for the period from August 21, 2020 (inception) through December 31, 2020 (as restated) are derived from CHFW’s audited financial statements included elsewhere in this proxy statement/prospectus. Such data as of March 31, 2021 and for the three months ended March 31, 2021 are derived from CHFW’s unaudited financial statements included elsewhere in this proxy statement/prospectus. The information below is only a summary and should be read in conjunction with CHFW’s consolidated financial statements and related notes and “CHFW’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. CHFW’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	For the three months ended March 31, 2021	Period from August 21, 2020 (inception) to December 31, 2020 (as restated)
Statement of Operations Data:
General and administrative costs	$1,065,209	$438,756

Net loss	$(232,964)	$(2,122,328)

Weighted average shares outstanding of Class A ordinary shares	8,186,086	8,181,335

Basic and diluted net income per share, Class A ordinary shares	$—	$—

Weighted average shares outstanding of Class B ordinary shares	3,747,914	2,461,095

Basic and diluted net loss per share, Class B ordinary shares	$(0.07)	$(0.86)

	For the three months ended March 31, 2021	December 31, 2020 (as restated)
Condensed Balance Sheet Data (At Period End):
Working capital	$422,171	$1,487,380
Total assets	93,435,668	93,775,029
Total liabilities	6,807,765	6,914,162
Class A ordinary shares	147	145
Class B ordinary shares	230	230
Total shareholders’ equity	5,000,003	5,000,007

	For the three months ended March 31, 2021	Period from August 21, 2020 (inception) to December 31, 2020 (as restated)
Cash Flow Data:
Net cash used in operating activities	$(212,256)	$(933,988)
Net cash used in investing activities	—	(92,000,000)
Net cash provided by financing activities	—	93,921,175

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is expected to be accounted for as a reverse recapitalization, whereby CHFW will be treated as the acquired company and Surrozen is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Surrozen issuing stock for the net assets of CHFW, accompanied by a recapitalization. The net assets of CHFW will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of Surrozen. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives the pro forma effect to the Business Combination as if it had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2021 and year ended December 31, 2020 give the pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.

The summary pro forma data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Surrozen and CHFW and related notes included in this proxy statement/prospectus. The summary pro forma data has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination been completed as of the date indicated. In addition, the summary pro forma data does not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no CHFW shareholders exercise redemption rights with respect to their public shares; and

•	Assuming Maximum Redemptions: This presentation assumes the redemption of 7,900,000 public shares, equal to the number of public shares not covered by CHFW Shareholder Support Agreements.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data Three Months Ended March 31, 2021
Total operating expenses	$13,258	$13,258
Basic and diluted net loss per share	$(0.32)	$(0.39)
Basic and diluted weighted average shares outstanding	41,407,159	33,507,159

Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data Year Ended December 31, 2020
Total operating expenses	$33,191	$33,191
Basic and diluted net loss per share	$(0.80)	$(0.99)
Basic and diluted weighted average shares outstanding	41,407,159	33,507,159

Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of March 31, 2021
Total assets	$242,838	$163,815
Total liabilities	$16,781	$16,781
Total stockholders’ equity	$226,057	$147,034

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical comparative share information for Surrozen and CHFW and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no CHFW shareholders exercise redemption rights with respect to their public shares; and

•	Assuming Maximum Redemptions: This presentation assumes the redemption of 7,900,000 public shares, equal to the number of public shares not covered by CHFW Shareholder Support Agreements.

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus and the historical financial statements of Surrozen and CHFW and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Surrozen and CHFW is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor net loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Surrozen and CHFW would have been had the companies been combined during the period presented.

			Combined Pro Forma		Surrozen equivalent pro forma per share data (2)
	Surrozen (Historical)	CHFW (Historical) (4)	(Assuming No Redemption)	(Assuming Maximum Redemption)	(Assuming No Redemption)	(Assuming Maximum Redemption)
As of and for the Year Ended March 31, 2021 (3)
Book value per share (1)	$(10.25)	$1.33	$5.46	$4.39	$0.96	$0.77
Weighted average shares outstanding — basic and diluted	8,062,292	3,747,914	41,407,159	33,507,159	18,212,159	18,212,159
Net loss per share — basic and diluted	$(1.62)	$(0.07)	$(0.32)	$(0.39)	$(0.06)	$(0.07)

As of and for the Year Ended December 31, 2020 (3)
Weighted average shares outstanding — basic and diluted	7,394,290	2,461,095	41,407,159	33,507,159	18,212,159	18,212,159
Net loss per share — basic and diluted	$(4.42)	$(0.86)	$(0.80)	$(0.99)	$(0.14)	$(0.17)

(1)	Book value per share = Total equity excluding preferred stock/shares outstanding excluding preferred shares.

(2)

The equivalent pro forma basic and diluted per share data for Surrozen is based on the exchange ratio set forth in the Business Combination Agreement. The weighted average shares outstanding includes Surrozen preferred stock, which will be converted into shares of New Surrozen Common Stock at the effective time of the Business Combination.

(3)	There were no cash dividends declared in the period presented.
(4)

Net loss per share of common stock—basic and diluted of CHFW represents the basic and diluted net loss per share of non-redeembable ordinary shares of CHFW. Weighted average shares outstanding of common stock—basic and diluted of CHFW represents the weighted average shares outstanding of non-redeembable ordinary shares of CHFW. Book value per share of CHFW represents the book value per share of non-redeembable ordinary shares of CHFW.

RISK FACTORS

CHFW shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “we,” “us” or “our” refers to CHFW prior to the consummation of the Business Combination and to New Surrozen following the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “CHFW’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Risks Related to New Surrozen’s Business Following the Business Combination

References to Surrozen in this section shall be deemed to include references to New Surrozen when the context refers to operations following the Business Combination.

Surrozen is a preclinical stage biopharmaceutical company with a history of losses. Surrozen expects to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability, which could result in a decline in the market value of New Surrozen’s common stock.

Surrozen is a preclinical stage biopharmaceutical company with a history of losses. Since its inception, Surrozen has devoted substantially all of its resources to research and development, preclinical studies, building its management team and building its intellectual property portfolio, and has incurred significant operating losses. Substantially all of Surrozen’s losses have resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations. To date, Surrozen has not generated any revenue from product sales, and has not sought or obtained regulatory approval for any product candidate. Furthermore, Surrozen does not expect to generate any revenue from product sales for the foreseeable future, and Surrozen expects to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies and clinical trials and the regulatory approval process for its current and potential future product candidates.

Surrozen expects its net losses to increase substantially as its lead product candidates, SZN-1326 and SZN-043, advance into clinical development. However, the amount of New Surrozen’s future losses is uncertain. Following the closing of the Business Combination, New Surrozen’s ability to achieve or sustain profitability, if ever, will depend on, among other things, successfully developing product candidates, obtaining regulatory approvals to market and commercialize product candidates, manufacturing any approved products on commercially reasonable terms, entering into potential future alliances, establishing a sales and marketing organization or suitable third-party alternatives for any approved product and raising sufficient funds to finance business activities. If Surrozen, or its potential future collaborators, is unable to commercialize one or more of its product candidates, or if sales revenue from any product candidate that receives approval is insufficient, New Surrozen will not achieve or sustain profitability, which could have a material and adverse effect on its business, financial condition, results of operations and prospects.

SZN-1326 and SZN-043 are in preclinical development and have never been tested in humans. One or both of SZN-1326 and SZN-043 may fail in clinical development or suffer delays that materially and adversely affect their commercial viability.

Surrozen has no products on the market or that have gained regulatory approval or that have entered clinical trials. None of Surrozen’s product candidates has ever been tested in humans. New Surrozen’s ability to achieve and sustain profitability will depend on obtaining regulatory approvals for and successfully commercializing product candidates, either alone or with collaborators.

Before obtaining regulatory approval for the commercial distribution of Surrozen’s product candidates, Surrozen or a collaborator must conduct extensive preclinical studies, followed by clinical trials to demonstrate the safety, purity and potency, or efficacy of Surrozen’s product candidates in humans. There is no guarantee that the U.S. Food and Drug Administration, or the FDA, will permit Surrozen to conduct clinical trials. Further, Surrozen cannot be certain of the timely completion or outcome of its preclinical studies and cannot predict if the FDA or other regulatory authorities will accept its proposed clinical programs, its clinical protocols or if the outcome of its preclinical studies will ultimately support the further development of its preclinical programs or testing in humans. As a result, Surrozen cannot be sure that it will be able to submit Investigational New Drugs, or INDs, or similar applications for its proposed clinical programs on the timelines it expects, if at all, and cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials for any of Surrozen’s product candidates to begin.

SZN-1326 and SZN-043 are in preclinical development and Surrozen is subject to the risks of failure inherent in the development of product candidates based on novel approaches, targets and mechanisms of action. Although Surrozen anticipates initiating a Phase 1 clinical trial of SZN-1326 for UC in 2022 and initiating a Phase 1 clinical trial of SZN-043 in healthy volunteers and in patients with impaired liver function in 2022, there is no guarantee that Surrozen will be able to proceed with clinical development of either of these product candidates or that either product candidate will demonstrate a clinical benefit once Surrozen advances these candidates to testing in patients. Accordingly, you should consider its prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by preclinical stage biopharmaceutical companies such as Surrozen.

Surrozen may not be able to access the financial resources to continue development of, or to enter into any collaborations for, SZN-1326, SZN-043 or any potential future product candidates. This may be exacerbated if Surrozen experiences any issues that delay or prevent regulatory approval of, or its ability to commercialize, a product candidate, such as:

•

negative or inconclusive results from its preclinical or clinical trials or the clinical trials of others for product candidates similar to Surrozen’s, leading to a decision or requirement to conduct additional preclinical studies or clinical trials or abandon any or all of Surrozen’s programs;

•	product-related side effects experienced by participants in its clinical trials or by individuals using drugs or therapeutic antibodies similar to Surrozen’s, including immunogenicity;

•

delays in submitting IND applications or comparable foreign applications, or delays or failures to obtain the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or other regulatory authorities regarding the scope or design of Surrozen’s clinical trials;

•	delays in enrolling research subjects in clinical trials;

•	high drop-out rates of research subjects;

•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of its clinical trials;

•

chemistry, manufacturing and control, or CMC, challenges associated with manufacturing and scaling up biologic product candidates to ensure consistent quality, stability, purity and potency among different batches used in clinical trials;

•	greater-than-anticipated clinical trial costs;

•	poor potency or effectiveness of Surrozen’s product candidates during clinical trials;

•	unfavorable FDA or other regulatory authority inspection and review of a clinical trial or manufacturing site;

•	delays as a result of the Coronavirus Disease 2019, or COVID-19, pandemic or events associated with the pandemic;

•	failure of Surrozen’s third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays and changes in regulatory requirements, policies and guidelines; or

•	the FDA or other regulatory authorities interpreting Surrozen’s data differently than it does.

Further, Surrozen and any potential future collaborator may never receive approval to market and commercialize any product candidate. Even if Surrozen or a potential future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as were intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. Surrozen or a potential future collaborator may be subject to post-marketing testing requirements to maintain regulatory approval.

If either SZN-1326, SZN-043 or any future product candidate is ever tested in humans, it may not demonstrate the safety, purity and potency, or efficacy, necessary to become approvable or commercially viable.

Neither SZN-1326 nor SZN-043 has ever been tested in humans. Surrozen may ultimately discover that SZN-1326 and SZN-043 do not possess certain properties that Surrozen believes are helpful for therapeutic effectiveness and safety. For example, although SZN-043 has exhibited encouraging results in animal studies, including improvement of liver function in multiple animal models of liver injury, it may not demonstrate the same properties in humans and may interact with human biological systems in unforeseen, ineffective or harmful ways. As a result, Surrozen may never succeed in developing a marketable product based on SZN-1326 or SZN-043. If SZN-1326, SZN-043 or any of Surrozen’s potential future product candidates prove to be ineffective, unsafe or commercially unviable, its entire pipeline could have little, if any, value, which could require us to change its focus and approach to antibody-based discovery and development and materially and adversely affect its business, financial condition, results of operations and prospects.

Surrozen may not be successful in its efforts to use and expand its Wnt therapeutics platform to build a pipeline of product candidates.

A key element of Surrozen’s strategy is to use and expand its Wnt therapeutics platform to discover and develop a portfolio of Wnt product candidates that can facilitate the repair and/or regeneration of damaged tissue for patients suffering from a variety of severe diseases. Although Surrozen’s research and development efforts to date have resulted in the discovery and development of SZN-1326, SZN-043 and other potential product candidates, its current product candidates may not be safe or effective therapeutics and it may not be able to develop any successful product candidates. Surrozen’s platform is evolving and may not reach a state at which building a pipeline of product candidates is possible. Even if Surrozen is successful in building its pipeline of product candidates, the potential product candidates that Surrozen identifies may not be suitable for clinical development or generate acceptable clinical data, including as a result of being shown to have unacceptable toxicity or other characteristics that indicate that they are unlikely to be products that will receive marketing approval from the FDA or other regulatory authorities or achieve market acceptance. If Surrozen does not successfully develop and commercialize product candidates, Surrozen will not be able to generate product revenue in the future.

Although Surrozen intends to explore other therapeutic opportunities, in addition to the product candidates that Surrozen is currently developing, Surrozen may fail to identify viable new product candidates for clinical development for a number of reasons. If Surrozen fails to identify additional potential product candidates, Surrozen’s business could be materially harmed.

Although a substantial amount of Surrozen’s efforts will focus on the planned clinical trials and potential approval of its existing product candidates and other potential product candidates Surrozen is evaluating, a key element of its strategy is to discover, develop and potentially commercialize additional products beyond its current product candidates to treat various conditions and in a variety of therapeutic areas. Surrozen’s intends to do so by investing in its own drug discovery efforts, exploring potential strategic alliances for the development of new products and in-licensing technologies. Identifying new investigational medicines requires substantial technical, financial and human resources, whether or not any investigational medicines are ultimately identified. Even if Surrozen identifies investigational medicines that initially show promise, Surrozen may fail to successfully develop and commercialize such products for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential investigational medicines;

•	competitors may develop alternatives that render its investigational medicines obsolete;

•	investigational medicines it develops may nevertheless be covered by third parties’ patents or other exclusive rights;

•

an investigational medicine may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•

it may take greater human and financial resources than Surrozen will possess to identify additional therapeutic opportunities for its product candidates or to develop suitable potential product candidates through internal research programs, thereby limiting its ability to develop, diversify and expand its product portfolio.

•	an investigational medicine may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•	an approved product may not be accepted as safe and effective by trial participants, the medical community or third-party payors.

Because Surrozen has limited financial and human resources, Surrozen intends to initially focus on research programs and product candidates for a limited set of indications. As a result, Surrozen may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Surrozen’s resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities.

Accordingly, there can be no assurance that Surrozen will ever be able to identify additional therapeutic opportunities for Surrozen’s product candidates or to develop suitable potential product candidates through internal research programs, which could materially adversely affect Surrozen’s future growth and prospects. Surrozen may focus its efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.

The market may not be receptive to Surrozen’s current or potential future product candidates, and Surrozen may not generate any revenue from the sale or licensing of its product candidates.

Even if regulatory approval is obtained for a product candidate, including SZN-1326 and SZN-043, Surrozen may not generate or sustain revenue from sales of approved products. Market acceptance of Surrozen’s current and potential future product candidates, if approved, will depend on, among other factors:

•	the timing of its receipt of any marketing and commercialization approvals;

•	the terms of any approvals and the countries in which approvals are obtained;

•	the safety and efficacy of its product candidates;

•	the prevalence and severity of any adverse side effects associated with its product candidates;

•	limitations or warnings contained in any labeling approved by the FDA or other regulatory authority;

•	relative convenience and ease of administration of its product candidates;

•	the success of its physician education programs;

•	the availability of coverage and adequate government and third-party payor reimbursement;

•	the pricing of its products, particularly as compared to alternative treatments; and

•	availability of alternative effective treatments for the disease indications its product candidates are intended to treat and the relative risks, benefits and costs of those treatments.

If any product candidate Surrozen commercializes fails to achieve market acceptance, it could have a material and adverse effect on Surrozen’s business, financial condition, results of operations and prospects.

If SZN-1326, SZN-043 or any potential future product candidate begins clinical trials or receives marketing approval and Surrozen or others later identify undesirable side effects caused by the product candidate, Surrozen’s ability to market and derive revenue from the product candidate could be compromised.

Undesirable side effects caused by SZN-1326, SZN-043 or any potential future product candidate could cause regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. While Surrozen has not yet initiated clinical trials for SZN-1326, SZN-043, or any other product candidate, it is likely that there will be side effects associated with their use. Results of Surrozen’s clinical trials could reveal a high and unacceptable severity and prevalence of these side effects. In such an event, Surrozen’s trials could be suspended or terminated and the FDA or other regulatory authorities could order Surrozen to cease further development of or deny approval of a product candidate for any or all targeted indications. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. For example, certain researchers have noted that therapeutics targeting the Wnt pathway may lead to tumor formation or proliferation as a result of the downstream impacts of Wnt signaling. To date, Surrozen’s has not observed any such tumor formation in Surrozen’s preclinical studies, but there can be no guarantee that Surrozen’s current or future product candidates will not result in tumor formation. Any of these occurrences may materially and adversely affect Surrozen’s business and financial condition and impair Surrozen’s ability to generate revenues.

Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of a product candidate may only be uncovered when a significantly larger number of patients are exposed to the product candidate or when patients are exposed for a longer period of time.

In the event that any of Surrozen’s current or potential future product candidates receive regulatory approval and Surrozen or others identify undesirable side effects caused by one of these products, any of the following adverse events could occur, which could result in the loss of significant revenue to Surrozen and materially and adversely affect its results of operations and business:

•	regulatory authorities may withdraw their approval of the product or seize the product;

•	Surrozen may be required to recall the product or change the way the product is administered to patients;

•	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

•	Surrozen may be subject to fines, injunctions or the imposition of civil or criminal penalties;

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

•	Surrozen may be required to create a Medication Guide outlining the risks of such side effects for distribution to patients;

•	Surrozen could be sued and held liable for harm caused to patients;

•	the product may become less competitive; and

•	Surrozen’s reputation may suffer.

Surrozen will need substantial additional funds to advance development of product candidates and its Wnt therapeutics platform, and Surrozen cannot guarantee that it will have sufficient funds available in the future to develop and commercialize its current or potential future product candidates.

The development of biopharmaceutical product candidates is capital-intensive. If SZN-1326, SZN-043 or potential future product candidates enter and advance through preclinical studies and clinical trials, Surrozen will need substantial additional funds to expand its development, regulatory, manufacturing, marketing and sales capabilities. Surrozen has used substantial funds to develop its Wnt therapeutics platform, SZN-1326, SZN-043 and other product candidates and Surrozen will require significant funds to continue to develop Surrozen’s platform and conduct further research and development, including preclinical studies and clinical trials.

Surrozen’s future capital requirements and the period for which it expects existing resources to support its operations may vary significantly from what it expects. Surrozen’s monthly spending levels vary based on new and ongoing research and development and other corporate activities. Because the length of time and activities associated with successful research and development of product candidates is highly uncertain, Surrozen is unable to estimate the actual funds Surrozen will require for development and any approved marketing and commercialization activities. The timing and amount of Surrozen’s operating expenditures will depend largely on:

•	the timing and progress of preclinical and clinical development of SZN-1326, SZN-043 and other potential future product candidates;

•	the timing and progress of its development of its Wnt therapeutics platform;

•	the price and pricing structure that it is able to obtain from its third-party contract manufacturers to manufacture its preclinical study and clinical trial materials and supplies;

•	the number and scope of preclinical and clinical programs it decides to pursue;

•	its ability to maintain its current licenses, research and development programs and to establish new collaborations;

•	the progress of the development efforts of parties with whom it may in the future enter into collaboration and research and development agreements;

•	the costs involved in obtaining, maintaining, enforcing and defending patents and other intellectual property rights;

•	the impact of the COVID-19 pandemic on its business;

•	the cost and timing of regulatory approvals; and

•

its efforts to enhance operational systems and hire additional personnel, including personnel to support development of its product candidates and satisfy New Surrozen’s obligations as a public company.

To date, Surrozen has primarily financed its operations through the sale of equity securities. Surrozen may seek to raise any necessary additional capital through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, grants and other marketing and distribution arrangements. Surrozen cannot assure you that it will be successful in acquiring additional funding at levels sufficient to fund its operations or on terms favorable to it. If Surrozen is unable to obtain adequate financing when needed, it may have to delay, reduce the scope of or suspend one or more of its preclinical studies, clinical trials, research and development programs or commercialization efforts. Because of the numerous risks and uncertainties associated with the development and commercialization of Surrozen’s current and potential future product candidates and the extent to which it may enter into collaborations with third parties to participate in their development and commercialization, it is unable to estimate the amounts of increased capital outlays and operating expenditures associated with its current and anticipated preclinical studies and clinical trials. To the extent that Surrozen raises additional capital through collaborations, strategic alliances or licensing arrangements with third parties, it may have to relinquish valuable rights to its current and potential future product candidates, future revenue streams or research programs or to grant licenses on terms that may not be favorable to it. If Surrozen does raise additional capital through public or private equity or convertible debt offerings, the ownership interest of its existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect Surrozen’s stockholders’ rights. If Surrozen raises additional capital through debt financing, Surrozen may be subject to covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Surrozen does not expect to realize revenue from product sales or royalties from licensed products for the foreseeable future, if at all, and unless and until Surrozen’s current and potential future product candidates are clinically tested, approved for commercialization and successfully marketed.

Surrozen may expend its limited resources to pursue a particular product candidate and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.

Because Surrozen has limited financial and managerial resources, it intends to focus its efforts on specific research and development programs, including clinical development of SZN-1326 and SZN-043. As a result, Surrozen may forgo or delay pursuit of other opportunities, including with potential future product candidates that later prove to have greater commercial potential. Surrozen’s resource allocation decisions may cause it to fail to capitalize on viable commercial product candidates or profitable market opportunities. Surrozen’s spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable product candidates. If Surrozen does not accurately evaluate the commercial potential or target market for a particular product candidate, it may relinquish valuable rights to that product candidate through collaborations, licensing or other royalty arrangements in cases in which it would have been more advantageous for it to retain sole development and commercialization rights to such product candidate.

Interim, topline and preliminary data from Surrozen’s clinical trials that it announces or publishes from time to time may change as more patient data become available or as additional analyses are conducted, and as the data are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, Surrozen may publicly disclose interim, preliminary or topline data from its preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular trial. Surrozen also makes assumptions, estimations, calculations and conclusions as part of its analyses of data, and Surrozen may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, preliminary or topline results that Surrozen reports may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Surrozen previously published. As a result, topline data should be viewed with caution until the final data are available. From time to time, Surrozen may also disclose interim, preliminary or topline data from its clinical studies. Interim, topline or preliminary data from clinical trials that Surrozen may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary, topline or interim data and final data could significantly harm Surrozen’s business prospects.

Further, others, including regulatory agencies, may not accept or agree with Surrozen’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and the value of Surrozen in general. In addition, the information Surrozen chooses to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what Surrozen determines is the material or otherwise appropriate information to include in its disclosure, and any information Surrozen determines not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or its business. If the topline data that Surrozen reports differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, Surrozen’s ability to obtain approval for, and commercialize, Surrozen’s product candidates may be harmed, which could harm Surrozen’s business, operating results, prospects or financial condition

Surrozen may not be able to enter into strategic transactions on acceptable terms, if at all, which could adversely affect Surrozen’s ability to develop and commercialize current and potential future product candidates, impact Surrozen’s cash position, increase Surrozen’s expense, and present significant distractions to Surrozen’s management.

From time to time, Surrozen considers strategic transactions, such as collaborations, acquisitions of companies, asset purchases, joint ventures and out- or in-licensing of product candidates or technologies. For example, Surrozen will evaluate and, if strategically attractive, seek to enter into collaborations, including with biotechnology or biopharmaceutical companies or hospitals. The competition for collaborators is intense, and the negotiation process is time-consuming and complex. If Surrozen is not able to enter into strategic transactions, it may not have access to required liquidity or expertise to further develop its potential future product candidates or its Wnt therapeutics platform. Any such collaboration, or other strategic transaction, may require Surrozen to incur non-recurring or other charges, increase its near- and long-term expenditures and pose significant integration or implementation challenges or disrupt its management or business.

Surrozen also may acquire additional technologies and assets, form strategic alliances or create joint ventures with third parties that it believes will complement or augment its existing business, but it may not be able to realize the benefit of acquiring such assets. Conversely, any new collaboration that Surrozen enters into may be on terms that are not optimal for Surrozen or its product candidates. These transactions would entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;

•	disruption of Surrozen’s business and diversion of its management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies;

•	incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs;

•	higher-than-expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses;

•	difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business;

•	impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership; and

•	the inability to retain key employees of any acquired business.

Accordingly, although there can be no assurance that Surrozen will undertake or successfully complete any transactions of the nature described above, any transactions that it does complete may be subject to the foregoing or other risks and its business could be materially harmed by such transactions. Conversely, any failure to enter any collaboration or other strategic transaction that would be beneficial to Surrozen could delay the development and potential commercialization of Surrozen’s product candidates and have a negative impact on the competitiveness of any product candidate that reaches market.

In addition, to the extent that any future collaborators terminate a collaboration agreement, Surrozen may be forced to independently develop Surrozen’s current and future product candidates, including funding preclinical studies or clinical trials, assuming marketing and distribution costs and maintaining, enforcing and defending intellectual property rights, or, in certain instances, abandon product candidates altogether, any of which could result in a change to its business plan and materially harm its business, financial condition, results of operations and prospects.

Surrozen relies on third parties to conduct its preclinical studies, and plans to rely on third parties to conduct clinical trials, and those third parties may not perform satisfactorily. If third parties on which Surrozen intends to rely to conduct certain preclinical and clinical studies do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, Surrozen’s development program could be delayed with material and adverse impacts on its business and financial condition.

Surrozen relies on third-party clinical investigators, contract research organizations, or CROs, clinical data management organizations and consultants to design, conduct, supervise and monitor certain preclinical studies and any clinical trials. Because Surrozen intends to rely on these third parties and will not have the ability to conduct certain preclinical studies or clinical trials independently, Surrozen will have less control over the timing, quality and other aspects of such preclinical studies and clinical trials than Surrozen would have had it conducted them on its own. These investigators, CROs and consultants will not be Surrozen’s employees and it will have limited control over the amount of time and resources that they dedicate to Surrozen’s programs. Some of these third parties may terminate their engagements with Surrozen at any time. Surrozen also expects to have to negotiate budgets and contracts with CROs, clinical trial sites and CMOs and may not be able to do so on favorable terms, which may result in delays to its development timelines and increased costs. If Surrozen needs to enter into alternative arrangements with, or replace or add any third parties, it would involve substantial cost and require extensive management time and focus, or involve a transition period, and may delay Surrozen’s drug development activities, as well as materially impact its ability to meet its desired clinical development timelines. These third parties may have contractual relationships with other entities, some of which may be Surrozen’s competitors, which may draw time and resources from its programs. The third parties with which Surrozen may contract might not be diligent, careful or timely in conducting Surrozen’s preclinical studies or clinical trials, resulting in the preclinical studies or clinical trials being delayed or unsuccessful.

Surrozen’s reliance on these third parties for such drug development activities will reduce Surrozen’s control over these activities. As a result, Surrozen will have less direct control over the conduct, timing and completion of preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if Surrozen were relying entirely upon its own staff. Nevertheless, Surrozen is responsible for ensuring that each of its studies and trials is conducted in accordance with applicable protocol, legal and regulatory requirements and scientific standards, including good laboratory practice, or GLP, good clinical practice, or GCP and current good manufacturing practice, or cGMP, and Surrozen’s reliance on third parties does not relieve Surrozen of its regulatory responsibilities. For example, Surrozen will remain responsible for ensuring that each of its clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA and other regulatory authorities require Surrozen to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are reliable and accurate and that the rights, integrity and confidentiality of trial participants are protected. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If Surrozen or any of its CROs fail to comply with applicable GCP requirements, the clinical data generated in Surrozen’s clinical trials may be deemed unreliable and the FDA, European Medicines Agency, or EMA, or other regulatory authorities may require Surrozen to perform additional clinical trials before approving its marketing applications. There can be no assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Surrozen’s clinical trials substantially comply with GCP regulations. In addition, Surrozen’s clinical trials must be conducted with product candidates produced under cGMP regulations and will require a large number of test patients. Surrozen’s failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients, may require it to repeat clinical trials, which would delay the regulatory approval process. Moreover, Surrozen’s business may be implicated if any of these third parties violates FDA regulatory requirements as well as federal or state healthcare laws and regulations or healthcare privacy and security laws.

If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct Surrozen’s clinical trials in accordance with regulatory requirements or Surrozen’s stated protocols, or if these third parties need to be replaced, they will not be able to obtain, or may be delayed in obtaining, marketing approvals for Surrozen’s product candidates and will not be able to, or may be delayed in its efforts to, successfully commercialize its product candidates. As a result, Surrozen’s financial results and the commercial prospects for its product candidates would be harmed, its costs could increase and its ability to generate revenue could be delayed.

Surrozen and its collaborators may not achieve projected discovery and development milestones and other anticipated key events in the time frames that Surrozen such collaborators announce, which could have an adverse impact on Surrozen’s business and could cause New Surrozen’s stock price to decline.

From time to time, Surrozen expects that it will make public statements regarding the expected timing of certain milestones and key events, such as the commencement and completion of preclinical and IND-enabling studies in Surrozen’s internal drug discovery programs as well as the commencement and completion of Surrozen’s planned clinical trials. The actual timing of these events can vary dramatically due to a number of factors such as delays or failures in Surrozen’s or any future collaborators’ drug discovery and development programs, the amount of time, effort and resources committed by Surrozen and any future collaborators, and the numerous uncertainties inherent in the development of drugs. As a result, there can be no assurance that Surrozen or any future collaborators’ programs will advance or be completed in the time frames it or they announce or expect. If Surrozen or any collaborators fail to achieve one or more of these milestones or other key events as planned, Surrozen’s business could be materially adversely affected and the price of New Surrozen Common Stock could decline.

Clinical trials are expensive, time-consuming and difficult to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because Surrozen’s current and potential future product candidates are based on new technologies and discovery approaches, it expects that they will require extensive research and development and have substantial manufacturing and processing costs. In addition, because of the limited number of drug candidates that target the Wnt pathway, the FDA or other regulatory authorities may require Surrozen to perform additional testing before commencing clinical trials and be hesitant to allow Surrozen to enroll patients impacted with its targeted disease indications in its planned Phase 1 trials. If Surrozen is unable to enroll patients impacted by its targeted disease indications in Surrozen’s planned Phase 1 trials, Surrozen would be delayed in obtaining potential proof-of-concept data in humans, which could extend Surrozen’s development timelines. In addition, costs to treat patients and to treat potential side effects that may result from Surrozen’s product candidates may be significant. Accordingly, Surrozen’s clinical trial costs are likely to be high and could have a material and adverse effect on its business, financial condition, results of operations and prospects.

If Surrozen encounters difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected.

Surrozen may not be able to initiate or continue clinical trials for its current or potential future product candidates if it is unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities. In particular, Surrozen is preparing to advance SZN-1326 into a Phase 1 clinical trial in patients with UC, a type of IBD, in 2022, and advance SZN-043 into a Phase 1 clinical trial in healthy volunteers and in patients with impaired liver function in 2022. Surrozen cannot predict how difficult it will be to enroll patients for trials in these indications. Surrozen may experience difficulties in patient enrollment in its clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

•	the severity of the disease under investigation;

•	the patient eligibility criteria defined in the clinical trial protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints;

•	the proximity and availability of clinical trial sites for prospective patients;

•	willingness of physicians to refer their patients to its clinical trials;

•	Surrozen’s ability to recruit clinical trial investigators with the appropriate competencies and experience;

•

clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications Surrozen is investigating;

•	Surrozen’s ability to obtain and maintain patient consents;

•	the risk that patients enrolled in clinical trials will drop out of the trials before completion; and

•

factors Surrozen may not be able to control, such as current or potential pandemics, including the COVID-19 pandemic, that may limit patients, principal investigators or staff or clinical site available.

In addition, Surrozen’s future clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as Surrozen’s product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in its trials may instead opt to enroll in a trial being conducted by one of Surrozen’s competitors. Since the number of qualified clinical investigators is limited, Surrozen expects to conduct some of its clinical trials at the same clinical trial sites that some of its competitors use, which will reduce the number of patients who are available for their clinical trials at such clinical trial sites. Additionally, because some of Surrozen’s clinical trials will be in patients with advanced disease who may experience disease progression or adverse events independent from its product candidates, such patients may be unevaluable for purposes of the trial and, as a result, Surrozen may require additional enrollment. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect Surrozen’s ability to advance the development of its product candidates.

If clinical trials for Surrozen’s product candidates are prolonged, delayed or stopped, Surrozen may be unable to seek or obtain regulatory approval and commercialize Surrozen’s product candidates on a timely basis, or at all, which would require us to incur additional costs and delay Surrozen’s receipt of any product revenue.

Surrozen may experience delays in Surrozen’s ongoing or future preclinical studies or clinical trials, and Surrozen does not know whether future preclinical studies or clinical trials will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. The commencement or completion of these clinical trials could be substantially delayed or prevented by many factors, including:

•

further discussions with the FDA or comparable foreign regulatory authorities regarding the scope or design of Surrozen’s clinical trials, including the endpoint measures required for regulatory approval and Surrozen’s statistical plan;

•

the limited number of, and competition for, suitable study sites and investigators to conduct Surrozen’s clinical trials, many of which may already be engaged in other clinical trial programs with similar patients, including some that may be for the same indication as its product candidates;

•	any delay or failure to obtain timely approval or agreement to commence a clinical trial in any of the countries where enrollment is planned;

•	inability to obtain sufficient funds required for a clinical trial;

•	clinical holds on, or other regulatory objections to, a new or ongoing clinical trial;

•	delay or failure to manufacture sufficient quantities or inability to produce quantities of consistent quality, purity and potency of the product candidate for Surrozen’s clinical trials;

•

delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different sites or CROs;

•	delay or failure to obtain institutional review board, or IRB, approval to conduct a clinical trial at a prospective site;

•	the FDA or other comparable foreign regulatory authorities may require Surrozen to submit additional data or impose other requirements before permitting Surrozen to initiate a clinical trial;

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	the inability to enroll a sufficient number of patients in studies to ensure adequate statistical power to detect statistically significant treatment effects;

•	unforeseen safety issues, including severe or unexpected drug-related adverse effects experienced by patients, including possible deaths;

•	lack of efficacy or failure to measure a statistically significant clinical benefit within the dose range with an acceptable safety margin during clinical trials;

•	termination of its clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or clinical investigators to follow its clinical trial protocols;

•	inability to monitor patients adequately during or after treatment by Surrozen or its CROs;

•

our CROs or clinical study sites failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, deviating from the protocol or dropping out of a study;

•	inability to address any noncompliance with regulatory requirements or safety concerns that arise during the course of a clinical trial;

•	the impact of, and delays related to, health epidemics such as the COVID-19 pandemic;

•	the need to suspend, repeat or terminate clinical trials as a result of non-compliance with regulatory requirements, inconclusive or negative results or unforeseen complications in testing; and

•

the suspension or termination of Surrozen’s clinical trials upon a breach or pursuant to the terms of any agreement with, or for any other reason by, any future strategic collaborator that have responsibility for the clinical development of any of its product candidates.

Changes in regulatory requirements, policies and guidelines may also occur and Surrozen may need to significantly modify Surrozen’s clinical development plans to reflect these changes with appropriate regulatory authorities. These changes may require Surrozen to renegotiate terms with CROs or resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. Surrozen’s clinical trials may be suspended or terminated at any time by them, the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of Surrozen’s clinical trial sites with respect to that site, or us.

Any failure or significant delay in commencing or completing clinical trials for Surrozen’s product candidates, any failure to obtain positive results from clinical trials, any safety concerns related to Surrozen’s product candidates, or any requirement to conduct additional clinical trials or other testing of Surrozen’s product candidates beyond those that it currently contemplates would adversely affect Surrozen’s ability to obtain regulatory approval and Surrozen’s commercial prospects and ability to generate product revenue will be diminished.

If Surrozen decides to seek orphan drug designation for one or more of Surrozen’s product candidates, Surrozen may be unsuccessful or may be unable to maintain the benefits associated with orphan drug designation for Surrozen’s current or future product candidates that it may develop. If Surrozen’s competitors are able to obtain orphan product exclusivity for their products in specific indications, Surrozen may not be able to have competing products approved in those indications by the applicable regulatory authority for a significant period of time.

Under the Orphan Drug Act, the FDA may designate a product candidate as an orphan drug if it is a drug or biologic product intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States. Surrozen may seek orphan drug designation for certain indications for Surrozen’s product candidates in the future. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Generally, if a product candidate with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for the same drug for the same indication for seven years. The FDA may reduce the seven-year exclusivity if the same drug from a competitor demonstrates clinical superiority to the product with orphan exclusivity or if the FDA finds that the holder of the orphan exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan product to meet the needs of patients with the disease or condition for which the drug was designated. Even if one of Surrozen’s product candidates receives orphan exclusivity, the FDA can still approve other drugs that have a different active ingredient for use in treating the same indication or disease. Furthermore, the FDA can waive orphan exclusivity if Surrozen is unable to manufacture sufficient supply of its product.

Surrozen may not be able to conduct, or contract with others to conduct, animal testing in the future, which could harm its research and development activities.

Certain laws and regulations relating to drug development require Surrozen to test its product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, Surrozen’s research and development activities may be interrupted or delayed.

The manufacturing of Surrozen’s product candidates is complex. Surrozen and its third-party manufacturers may encounter difficulties in production. If Surrozen encounters any such difficulties, its ability to supply its product candidates for clinical trials or, if approved, for commercial sale, could be delayed or halted entirely.

Historically engineered antibodies have been particularly difficult to manufacture and CMOs have limited experience in the manufacturing of antibodies to selectively activate Wnt signaling. The process of manufacturing Surrozen’s product candidates is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, vendor or operator error, contamination and inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in Surrozen’s product candidates or in the manufacturing facilities in which its product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

All of Surrozen’s engineered antibodies are manufactured by culturing cells from a master cell bank. Surrozen has one master cell bank for each antibody manufactured in accordance with cGMP standards and regulations. It is possible that Surrozen could lose multiple cell bank sites and have its manufacturing severely impacted by the need to replace the cell bank sites, and it may fail to have adequate backup should any particular cell bank site be lost in a catastrophic event. Any adverse developments affecting manufacturing operations for Surrozen’s product candidates, if any are approved, may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of its products. Surrozen may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Furthermore, it is too early to estimate Surrozen’s cost of goods sold. The actual cost to manufacture Surrozen product candidates could be greater than Surrozen expects because it is early in its development efforts.

Because Surrozen may rely on third parties for manufacturing and supply of its product candidates, some of which may be sole source vendors, for preclinical and clinical development materials and commercial supplies, its supply may become limited or interrupted or may not be of satisfactory quantity or quality.

Surrozen relies on third-party contract manufacturers for Surrozen’s preclinical and future clinical trial product materials and supplies. Surrozen does not produce its product candidates in quantities sufficient for preclinical and clinical development, and Surrozen does not currently own manufacturing facilities for producing such supplies. Furthermore, some of Surrozen’s manufacturers represent its sole source of supplies of preclinical and future clinical development materials, including its source for the manufacture of SZN-1326 and SZN-043. Surrozen cannot assure you that its preclinical or future clinical development product supplies and commercial supplies will not be limited or interrupted, especially with respect to its sole source third-party manufacturing and supply collaborators, or will be of satisfactory quality or continue to be available at acceptable prices. In particular, any replacement of Surrozen’s manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements. For Surrozen’s current and future sole source third-party manufacturing and supply collaborators, Surrozen may be unable to negotiate binding agreements with them or find replacement manufacturers to support its preclinical and future clinical activities at commercially reasonable terms in the event that their services to Surrozen becomes interrupted for any reason. Surrozen does not always have arrangements in place for a redundant or second-source supply for its sole source vendors in the event they cease to provide their products or services to Surrozen or do not timely provide sufficient quantities to it. Establishing additional or replacement sole source vendors, if required, may not be accomplished quickly. Any delays resulting from manufacturing or supply interruptions associated with Surrozen’s reliance on third-party manufacturing and supply collaborators, including those that are sole source, could impede, delay, limit or prevent its drug development efforts, which could harm its business, result of operations, financial condition and prospects.

The manufacturing process for a product candidate is subject to FDA and other regulatory authority review. Suppliers and manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as cGMP. In the event that any of Surrozen’s manufacturers fails to comply with such requirements or to perform its obligations to Surrozen in relation to quality, timing or otherwise, or if Surrozen’s supply of components or other materials becomes limited or interrupted for other reasons, Surrozen may be forced to manufacture the materials ourselves, for which it currently does not have the capabilities or resources, or enter into an agreement with another third party, which it may not be able to do on reasonable terms, or at all. In some cases, the technical skills or technology required to manufacture Surrozen’s current and future product candidates may be unique or proprietary to the original manufacturer and Surrozen may have difficulty transferring such skills or technology to another third party and a feasible alternative may not exist. These factors would increase Surrozen’s reliance on such manufacturer or require it to obtain a license from such manufacturer in order to have another third-party manufacture Surrozen’s product candidates. If Surrozen is required to change manufacturers for any reason, it will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect Surrozen’s ability to develop product candidates in a timely manner or within budget.

Surrozen also expects to rely on third-party manufacturers if it receives regulatory approval for any product candidate. It has existing, and may enter into future, manufacturing arrangements with third parties. Surrozen will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. If Surrozen is unable to obtain or maintain third-party manufacturing for any product candidate, or to do so on commercially reasonable terms, it may not be able to develop and commercialize its product candidates successfully. Surrozen or a third party’s failure to execute on its manufacturing requirements and comply with cGMP could adversely affect Surrozen’s business in a number of ways, including:

•	an inability to initiate or continue clinical trials of product candidates under development;

•	delay in submitting regulatory applications, or receiving regulatory approvals, for product candidates;

•	loss of the cooperation of a potential future collaborators;

•	subjecting third-party manufacturing facilities or Surrozen’s potential future manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease distribution or to recall batches of product candidates; and

•	in the event of approval to market and commercialize a product candidate, an inability to meet commercial demands for Surrozen’s products.

Surrozen’s third-party manufacturers may be unable to successfully scale manufacturing of SZN-1326, SZN-043 or potential future product candidates in sufficient quality and quantity, which would delay or prevent Surrozen from developing Surrozen’s current and future product candidates and commercializing approved products candidates, if ever approved, if any.

In order to conduct clinical trials for SZN-1326 and SZN-043 as well as any potential future product candidates or commercialize, Surrozen will need to manufacture large quantities of these product candidates. Surrozen may continue to and currently expect to use third parties for its manufacturing needs. Surrozen’s manufacturing collaborators may be unable to successfully increase the manufacturing capacity for any current or potential future product candidate in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. For example, Surrozen is currently working with one of its manufacturing collaborators to scale-up production of Surrozen’s SZN-043 drug product and have experienced lower yields than initially expected. While Surrozen believes these yield issues can be addressed without significant changes to the production process, any significant revisions to the manufacturing process may create delays, which could negatively impact Surrozen’s overall development timelines. In addition, Surrozen has not yet initiated scale-up production activities for SZN-1326 and it may run into similar or additional manufacturing issues in connection with such scale-up. If Surrozen’s manufacturing collaborators are unable to successfully scale the manufacture of any current or potential future product candidate in sufficient quality and quantity, the development, testing, clinical trials and commercialization of that product candidate may be delayed or infeasible and regulatory approval or commercial launch of any potential resulting product may be delayed or not obtained, which could significantly harm Surrozen’s business.

Surrozen or the third parties upon whom Surrozen depends may be adversely affected by natural disasters and its business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Surrozen’s current operations are located in the San Francisco Bay Area. Any unplanned event, such as earthquake, flood, fire, explosion, extreme weather condition, medical epidemics, including any potential effects from the current global spread of COVID-19, power shortage, telecommunication failure or other natural or man-made accidents or incidents that result in Surrozen being unable to fully utilize its facilities, or the manufacturing facilities of its third-party contract manufacturers, may have a material and adverse effect on Surrozen’s ability to operate Surrozen’s business, particularly on a daily basis and have significant negative consequences on Surrozen’s financial and operating conditions. Loss of access to these facilities may result in increased costs, delays in the development of Surrozen’s product candidates or interruption of its business operations. Natural disasters or pandemics such as the COVID-19 outbreak could further disrupt Surrozen’s operations and have a material and adverse effect on its business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented Surrozen from using all or a significant portion of Surrozen’s headquarters, that damaged critical infrastructure, such as its research facilities or the manufacturing facilities of its third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for Surrozen to continue Surrozen’s business for a substantial period of time. The disaster recovery and business continuity plans Surrozen’s have in place may prove inadequate in the event of a serious disaster or similar event. Surrozen may incur substantial expenses as a result of the limited nature of Surrozen’s disaster recovery and business continuity plans, which could have a material adverse effect on its business. As part of Surrozen’s risk management policy, Surrozen maintains insurance coverage at levels that Surrozen believes are appropriate for Surrozen’s business. However, in the event of an accident or incident at these facilities, Surrozen cannot assure its investors that the amounts of insurance will be sufficient to satisfy any damages and losses. If Surrozen’s facilities or the manufacturing facilities of Surrozen’s third-party contract manufacturers are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of Surrozen’s research and development programs may be harmed. Any business interruption may have a material and adverse effect on Surrozen’s business, financial condition, results of operations and prospects.

Changes in methods of product candidate manufacturing or formulation may result in the need to perform new clinical trials, which would require additional costs and cause delay.

As product candidates are developed through preclinical to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield and manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause Surrozen’s product candidates to perform differently and affect the results of ongoing, planned or future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of Surrozen’s product candidates and jeopardize Surrozen’s ability to commence product sales and generate revenue.

If the market opportunities for Surrozen’s current and potential future product candidates, including SZN-1326 and SZN-043, are smaller than Surrozen believes they are, Surrozen’s future product revenues may be adversely affected and Surrozen’s business may suffer.

Surrozen’s understanding of the number of people who suffer from certain types of moderate to severe IBD and severe AH that SZN-1326 and SZN-043, respectively, may be able to treat are based on estimates. These estimates may prove to be incorrect, and new studies may reduce the estimated incidence or prevalence of these diseases. The number of patients in the United States or elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with Surrozen’s current or potential future product candidates or patients may become increasingly difficult to identify and access, all of which would adversely affect Surrozen’s business prospects and financial condition. In particular, the treatable population for Surrozen’s candidates may further be reduced if its estimates of addressable populations are erroneous or sub-populations of patients do not derive benefit from SZN-1326 or SZN-043.

Further, there are several factors that could contribute to making the actual number of patients who receive Surrozen’s current or potential future product candidates less than the potentially addressable market. These include the lack of widespread availability of, and limited reimbursement for, new therapies in many underdeveloped markets.

Surrozen faces competition from entities that have developed or may develop product candidates for the treatment of the diseases that Surrozen may target, including companies developing novel treatments and therapeutic platforms. If these companies develop therapeutics or product candidates more rapidly than Surrozen does, or if their therapeutics or product candidates are more effective or have fewer side effects, Surrozen’s ability to develop and successfully commercialize product candidates may be adversely affected.

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. Surrozen faces potential competition from many different sources, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing, and commercialization of therapies aimed at treating autoimmune, inflammatory, metabolic, and other diseases, including indications that Surrozen is pursuing or may pursue in the future. Any product candidates that Surrozen successfully develop and commercialize will compete with current therapies and new therapies that may become available in the future.

The key competitive factors affecting the success of Surrozen’s product candidates, if approved, are likely to be their efficacy, safety, convenience and price, the level of competition and the availability of coverage and adequate reimbursement from third-party payors. If any of Surrozen’s product candidates are approved and commercialized, it is likely that Surrozen will face increased competition as a result of other companies pursuing development of products to address similar diseases. For SZN-1326, SZN-043 and Surrozen’s earlier stage research programs, Surrozen faces competition from approved therapies and potential competition from product candidates in development for the indications Surrozen is pursuing or may pursue. For additional information about Surrozen’s competitors and competing therapies and product candidates, please see the section titled “Business—Competition.”

Many of the companies against which Surrozen is competing or against which Surrozen may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved drugs than Surrozen does. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of Surrozen’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and enrolling subjects for Surrozen’s clinical trials, as well as in acquiring technologies complementary to, or necessary for, Surrozen’s programs. Surrozen could see a reduction or elimination of its commercial opportunity if its competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that Surrozen or Surrozen’s collaborators may develop, including if competitors develop a safer and/or more effective Wnt modulation platform. Surrozen competitors also may obtain FDA or foreign regulatory approval for their products more rapidly than Surrozen, which could result in Surrozen’s competitors establishing a strong market position before Surrozen or its collaborators are able to enter the market and materially and adversely impact Surrozen’s business.

Surrozen has identified a material weakness in its internal control over financial reporting. If its remediation of the material weakness is not effective, or if Surrozen experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, Surrozen may not be able to accurately report its financial condition or results of operations, which may adversely affect investor confidence in New Surrozen and, as a result, the value of New Surrozen’s common stock.

Surrozen has been a private company with limited accounting personnel and other resources with which to address its internal control over financial reporting. In connection with Surrozen’s preparation and the audit of Surrozen’s financial statements as of and for the year ended December 31, 2020, Surrozen and its independent registered public accounting firm identified a material weakness as defined under the Exchange Act and by the Public Company Accounting Oversight Board (United States) in Surrozen’s internal control over financial reporting. The material weakness related to a lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of generally accepted accounting principles in the United States (“U.S. GAAP”) and Securities and Exchange Commission (“SEC”) rules. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Surrozen’s financial statements will not be prevented or detected on a timely basis.

Surrozen is in the process of implementing measures designed to improve its internal control over financial reporting and remediate the control deficiencies that led to the material weakness, including hiring additional accounting personnel, obtaining advisory services from professional consultants with U.S. GAAP and SEC reporting experience in their industry, and expanding the capabilities of the existing accounting and financial personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP and the SEC rules and regulations. The process of designing and implementing effective internal controls is a continuous effort that requires Surrozen to anticipate and react to changes in its business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy New Surrozen’s reporting obligations as a public company.

Surrozen cannot be certain that the measures Surrozen has taken to date, and actions it may take in the future, will be sufficient to remediate the control deficiencies that led to Surrozen’s material weakness in Surrozen’s internal control over financial reporting or that such measures will prevent or avoid potential future material weaknesses. In addition, neither Surrozen’s management nor an independent registered public accounting firm has performed an evaluation of Surrozen’s internal control over financial reporting because no such evaluation has been previously required. The rules governing the standards that must be met for Surrozen’s management to assess its internal control over financial reporting are complex and require significant documentation, testing and remediation. Testing internal controls may divert management’s attention from other matters that are important to Surrozen’s business.

Even if Surrozen’s management concludes that its internal control over financial reporting is effective, Surrozen’s independent registered public accounting firm may issue a report that is qualified if it is not satisfied with Surrozen’s controls or the level at which its controls are documented, designed, operated or reviewed. However, Surrozen’s independent registered public accounting firm will not be required to attest formally to the effectiveness of Surrozen’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”) until the filing of New Surrozen’s annual report following the date New Surrozen is no longer an “emerging growth company,” as defined in the JOBS Act. Accordingly, you may not be able to depend on any attestation concerning Surrozen’s internal control over financial reporting from its independent registered public accountants for the foreseeable future.

Surrozen’s testing, or the subsequent testing by Surrozen’s independent registered public accounting firm, may reveal deficiencies in Surrozen’s internal controls over financial reporting that are deemed to be material weaknesses. A material weakness in internal controls could result in Surrozen’s failure to detect a material misstatement of Surrozen’s annual or quarterly consolidated financial statements or disclosures. New Surrozen may not be able to conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404. If Surrozen is unable to conclude that it has effective internal controls over financial reporting, investors could lose confidence in Surrozen’s reported financial information, which could have a material adverse effect on the trading price of New Surrozen’s common stock.

Surrozen cannot be certain as to the timing of completion of its evaluation, testing and any remediation actions or the impact of the same on Surrozen’s operations. If Surrozen is unable to successfully remediate its existing or any future material weaknesses in its internal control over financial reporting, or identify any additional material weaknesses, the accuracy and timing of Surrozen’s financial reporting may be negatively impacted, New Surrozen may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in New Surrozen’s financial reporting and New Surrozen’s stock price may decline as a result. If New Surrozen is not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, its independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting, and New Surrozen may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of Surrozen’s financial statements. In addition, Surrozen may be required to incur costs in improving its internal control system and the hiring of additional personnel. Any such action could negatively affect Surrozen’s results of operations and cash flows.

Members of Surrozen’s management team have limited experience in managing the day-to-day operations of a public company and, as a result, Surrozen may incur additional expenses associated with the management of Surrozen’s company.

Members of Surrozen’s management team have limited experience in managing the day-to-day operations of a public company. As a result, Surrozen may need to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. Surrozen also plans to hire additional personnel to comply with additional SEC reporting requirements. These compliance costs will make some activities significantly more time-consuming and costly. If Surrozen lacks cash resources to cover these costs in the future, its failure to comply with reporting requirements and other provisions of securities laws could negatively affect its stock price and adversely affect its potential results of operations, cash flow and financial condition after closing the Business Combination.

Surrozen’s history of recurring losses and anticipated expenditures raises substantial doubt about its ability to continue as a going concern. Surrozen’s ability to continue as a going concern requires that it obtain sufficient funding to finance its operations.

Surrozen has incurred significant operating losses to date and it is possible it may never generate a profit. Surrozen has concluded that its recurring losses from operations and need for additional financing to fund future operations raise substantial doubt about its ability to continue as a going concern. Similarly, Surrozen’s independent registered public accounting firm included an explanatory paragraph in its report on Surrozen’s financial statements as of and for the year ended December 31, 2020 with respect to this uncertainty. Surrozen’s future capital requirements will depend on many factors, including:

•	the scope, rate of progress, results and costs of drug discovery, preclinical development, laboratory testing and clinical trials for Surrozen’s product candidates;

•	the number and development requirements of product candidates that Surrozen may pursue, and other indications for its current product candidates that it may pursue;

•	the costs, timing and outcome of regulatory review of Surrozen’s product candidates;

•	the scope and costs of manufacturing development and commercial manufacturing activities;

•	the cost associated with commercializing any approved product candidates;

•	the cost and timing of developing its and the ability to establish sales and marketing capabilities, if any;

•

the costs of preparing, filing and prosecuting patent applications, maintaining, enforcing and protecting Surrozen’s intellectual property rights, defending intellectual property-related claims and obtaining licenses to third-party intellectual property;

•	the timing and amount of milestone and royalty payments Surrozen is required to make under its license agreements;

•	Surrozen’s ability to establish and maintain collaborations on favorable terms, if at all; and

•	the extent to which Surrozen acquires or in-licenses other product candidates and technologies and associated intellectual property.

Surrozen will require additional capital to complete its planned clinical development programs for its current product candidates to obtain regulatory approval. Any additional capital raising efforts may divert Surrozen management from their day-to-day activities, which may adversely affect Surrozen’s ability to develop and commercialize Surrozen’s current and future product candidates, if approved.

In addition, Surrozen cannot guarantee that future financing will be available on a timely basis, in sufficient amounts or on terms acceptable to Surrozen, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of Surrozen stockholders and the issuance of additional securities by Surrozen, whether equity or debt, or the market perception that such issuances are likely to occur, could cause the market price of New Surrozen’s common stock to decline. If Surrozen is unable to raise sufficient capital when needed, Surrozen’s business, financial condition and results of operations will be harmed, and Surrozen will need to significantly modify Surrozen’s operational plans to continue as a going concern. If Surrozen is unable to continue as a going concern, it might have to liquidate assets, and the value it receives for any assets in liquidation or dissolution could be significantly lower than the values reflected in Surrozen’s financial statements.

Surrozen’s ability to use net operating loss carryforwards (“NOLs”) to offset future taxable income may be subject to certain limitations.

Surrozen’s NOLs could expire unused and be unavailable to offset future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law. NOLs generated in taxable years beginning before January 1, 2018 are permitted to be carried forward for only 20 taxable years under applicable U.S. federal income tax law. Under the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), as modified by the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), NOLs arising in tax years beginning after December 31, 2020 may not be carried back. Moreover, under the Tax Act as modified by the CARES Act, NOLs generated in taxable years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such NOLs generally will be limited in taxable years beginning after December 31, 2020 to 80% of current year taxable income. The extent to which state income tax law will conform to the Tax Act and CARES Act is uncertain. For example, California recently enacted legislation limiting the ability to use state NOLs for taxable years 2020, 2021 and 2022. As of December 31, 2020, Surrozen had NOLs of approximately $80.8 million and $80.6 million available to reduce future taxable income, if any, for federal and California state income tax purposes, respectively. NOLs generated after 2018 for federal tax reporting purposes of $68.3 million have an indefinite carryforward period. The remaining federal and all state NOLs begin expiring in 2036.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” (as defined under Section 382 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. Surrozen has not determined whether its NOLs are limited under Section 382 of the Code. Surrozen may have experienced ownership changes in the past, and may experience ownership changes in the future as a result of subsequent shifts in its stock ownership, and some of which are outside Surrozen’s control. Furthermore, Surrozen’s ability to utilize NOLs of companies that it may acquire in the future may be subject to limitations. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen reasons, Surrozen’s existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state tax purposes. For these reasons, Surrozen may not be able to utilize a material portion of the NOLs reflected on its balance sheet, even if it attains profitability, which could potentially result in increased future tax liability to Surrozen and could adversely affect Surrozen’s operating results and financial condition.

The implementation of a new accounting system could interfere with Surrozen’s business and operations.

Surrozen intends to implement a new accounting system. The implementation of new systems and enhancements may be disruptive to Surrozen’s business and can be time-consuming and divert management’s attention. Any disruptions relating to Surrozen’s systems or any problems with the implementation, particularly any disruptions impacting its operations or its ability to accurately report its financial performance on a timely basis during the implementation period, could materially and adversely affect Surrozen’s business and operations.

Any inability to attract and retain qualified key management, technical personnel and employees would impair Surrozen’s ability to implement its business plan.

Surrozen’s success largely depends on the continued service of key executive management, advisors and other specialized personnel, including Craig Parker, its President and Chief Executive Officer, Trudy Vanhove, its Chief Medical Officer, Wen-Chen Yeh, its Chief Scientific Officer, and Charles Williams, its Chief Financial Officer. Surrozen senior management may terminate their employment with Surrozen at any time. Surrozen does not maintain “key person” insurance for any of its employees. The loss of one or more members of the executive team, management team or other key employees or advisors could delay research and development programs and have a material and adverse effect on Surrozen’s business, financial condition, results of operations and prospects.

Recruiting and retaining qualified scientific and clinical personnel and, if Surrozen progresses the development of any of its product candidates, commercialization, manufacturing and sales and marketing personnel, will be critical to its success. The loss of the services of members of senior management or other key employees could impede the achievement of research, development and commercialization objectives and seriously harm Surrozen’s ability to successfully implement its business strategy. Furthermore, replacing members of senior management and key employees may be difficult and may take an extended period of time because of the limited number of individuals in the industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize Surrozen’s product candidates. Surrozen’s success also depends on Surrozen’s ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers, as well as junior, mid-level and senior scientific and medical personnel. Competition to hire from this limited candidate pool is intense, and Surrozen may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. Surrozen also experiences competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, Surrozen relies on consultants and advisors, including scientific and clinical advisors, to assist in formulating research and development and commercialization strategies. Surrozen’s consultants and advisors may have commitments under consulting or advisory contracts with other entities that may limit their availability to Surrozen. If Surrozen is unable to continue to attract and retain high-quality personnel, its ability to pursue its growth strategy will be limited.

Surrozen may experience difficulties in managing growth and expanding operations.

Surrozen has limited experience in therapeutic development. As its current and potential future product candidates enter and advance through preclinical studies and any clinical trials, Surrozen will need to expand its development, regulatory and manufacturing capabilities or contract with other organizations to provide these capabilities.

Surrozen may also experience difficulties in the discovery and development of potential future product candidates using its Wnt therapeutics platform if Surrozen is unable to meet demand as it grows its operations. In the future, Surrozen also expects to have to manage additional relationships with collaborators, suppliers and other organizations. Surrozen’s ability to manage operations and future growth will require it to continue to improve its operational, financial and management controls, reporting systems and procedures and secure adequate facilities for operational needs. Surrozen may not be able to implement improvements to management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

If any of Surrozen’s product candidates is approved for marketing and commercialization in the future and it is unable to develop sales, marketing and distribution capabilities on its own or enter into agreements with third parties to perform these functions on acceptable terms, Surrozen will be unable to successfully commercialize any such future products.

Surrozen currently has no sales, marketing or distribution capabilities or experience. Surrozen will need to develop internal sales, marketing and distribution capabilities to commercialize each current and potential future product candidate that gains, if ever, FDA or other regulatory authority approval, which would be expensive and time-consuming, or enter into collaborations with third parties to perform these services. If Surrozen decides to market any approved products directly, it will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If Surrozen relies on third parties with such capabilities to market any approved products or decide to co-promote products with third parties, Surrozen will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that Surrozen will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue Surrozen receives will depend upon the efforts of the third parties and Surrozen can make no assurances that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance for any approved product. If Surrozen is not successful in commercializing any product approved in the future, either on its own or through third parties, its business and results of operations could be materially and adversely affected.

Surrozen’s potential future international operations may expose it to business, political, operational and financial risks associated with doing business outside of the United States.

Surrozen’s business is subject to risks associated with conducting business internationally. Some of its suppliers are located outside of the United States and Surrozen anticipates that future clinical trials, including its planned Phase 1 trials for SZN-1326 and SZN-043, may also be located outside of the United States. Furthermore, if Surrozen or any future collaborator succeeds in developing any products, Surrozen anticipates marketing them in the European Union (“EU”) and other jurisdictions in addition to the United States. If approved, Surrozen or any future collaborator may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including but not limited to:

•

multiple, conflicting and changing laws and regulations such as those relating to privacy, data protection and cybersecurity, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by Surrozen to obtain and maintain regulatory approvals for the use of its products in various countries;

•	rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining, maintaining, protecting and enforcing its intellectual property;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

•	limits in Surrozen’s ability to penetrate international markets;

•

financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for products and exposure to foreign currency exchange rate fluctuations;

•

natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease (including the COVID-19 pandemic), boycotts, curtailment of trade and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation and insurance; and

•

regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the U.S. Foreign Corrupt Practices Act, its accounting provisions or its anti-bribery provisions or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could harm Surrozen’s ongoing international operations and supply chain, as well as any future international expansion and operations and, consequently, its business, financial condition, prospects and results of operations.

Surrozen’s future growth may depend, in part, on its ability to operate in foreign markets, where it would be subject to additional regulatory burdens and other risks and uncertainties.

Surrozen’s future growth may depend, in part, on its ability to develop and commercialize product candidates in foreign markets for which it may rely on collaborations with third parties. Surrozen will not be permitted to market or promote any product candidate before it receives regulatory approval from the applicable regulatory authority in a foreign market, and it may never receive such regulatory approval for any product candidate. To obtain separate regulatory approval in foreign countries, Surrozen generally must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of a product candidate, and Surrozen cannot predict success in these jurisdictions. If Surrozen obtains approval of any current or potential future product candidates and ultimately commercialize any such product candidate in foreign markets, it would be subject to risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements and the reduced protection of intellectual property rights in some foreign countries.

Surrozen’s business entails a significant risk of product liability, and its inability to obtain sufficient insurance coverage could have a material and adverse effect on its business, financial condition, results of operations and prospects.

As Surrozen conducts preclinical studies and future clinical trials of SZN-1326, SZN-043 and other potential future product candidates, it will be exposed to significant product liability risks inherent in the development, testing, manufacturing and marketing of these product candidates. Product liability claims could delay or prevent completion of development programs. If Surrozen succeeds in marketing products, such claims could result in an FDA investigation of the safety and effectiveness of Surrozen’s products, manufacturing processes and facilities or marketing programs and potentially a recall of products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for Surrozen’s products, injury to its reputation, costs to defend the related litigation, a diversion of management’s time and its resources, substantial monetary awards to trial participants or patients and a decline in its stock price. Any insurance it has or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, Surrozen or any future collaborators may be unable to obtain sufficient insurance at a reasonable cost to protect Surrozen against losses caused by product liability claims that could have a material and adverse effect on Surrozen’s business, financial condition, results of operations and prospects.

Surrozen’s employees, principal investigators, consultants and commercial collaborators may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Surrozen is exposed to the risk of fraud or other misconduct by employees, principal investigators, consultants and commercial collaborators. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards Surrozen may establish, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to Surrozen. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Surrozen’s reputation. It is not always possible to identify and deter misconduct, and the precautions Surrozen takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Surrozen from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Surrozen, and Surrozen is not successful in defending itself or asserting its rights, those actions could have a material and adverse effect on Surrozen’s business and financial condition, including the imposition of significant criminal, civil and administrative fines or other sanctions, such as monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, integrity obligations, reputational harm and the curtailment or restructuring of Surrozen’s operations.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect Surrozen’s operating results and business.

Surrozen may collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information, health information and other information to develop its products, to operate its business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes.

Surrozen and any potential future collaborators, partners or service providers may be subject to federal, state and foreign data protection laws, regulations and regulatory guidance, the number and scope of which is changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions, or in conflict with other rules, laws or contractual obligations. In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, such as the Health Insurance Portability and Accountability Act (“HIPAA”), state data breach notification laws, state health information privacy laws and federal and state consumer protection laws, that govern the collection, use, disclosure and protection of health-related and other personal information could apply to Surrozen’s operations or the operations of any future potential collaborators or service providers. In addition, Surrozen may obtain health information from third parties (including research institutions from which it obtains clinical trial data) that are subject to privacy and security requirements under HIPAA, or other privacy and data security laws. Depending on the facts and circumstances, Surrozen could be subject to civil or criminal penalties if Surrozen knowingly obtains, uses, or discloses individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA, or if Surrozen otherwise violates applicable privacy and data security laws.

International data protection laws, including the EU’s General Data Protection Regulation (“GDPR”), may also apply to health-related and other personal information obtained outside of the United States. The GDPR went into effect on May 25, 2018. The GDPR introduced new data protection requirements in the EU, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous requirements for the collection, use and disclosure of personal information, including stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information.

In addition, the GDPR includes restrictions on cross-border data transfers. A recent decision by the Court of Justice of the European Union (the “Schrems II ruling”), has invalidated the EU-U.S. Privacy Shield Framework, which was one of the primary mechanisms used by U.S. companies to import personal information from Europe in compliance with the GDPR’s cross-border data transfer restrictions, and raised questions about whether the European Commission’s Standard Contractual Clauses (“SCCs”), one of the primary alternatives to the Privacy Shield, can lawfully be used for personal information transfers from Europe to the United States or most other countries. Similarly, the Swiss Federal Data Protection and Information Commissioner has opined that the Swiss-U.S. Privacy Shield is inadequate for transfers of data from Switzerland to the U.S. The United Kingdom, or UK, whose data protection laws are similar to those of the EU, may similarly determine that the EU-U.S. Privacy Shield is not a valid mechanism for lawfully transferring personal information from the UK to the U.S. The European Commission recently proposed updates to the SCCs, and additional regulatory guidance has been released that seeks to impose additional obligations on companies seeking to rely on the SCCs. Given that, at present, there are few, if any, viable alternatives to the EU-U.S. Privacy Shield and the SCCs, any transfers by Surrozen or its vendors of personal data from Europe may not comply with European data protection law, which may increase Surrozen’s exposure to the GDPR’s heightened sanctions for violations of its cross-border data transfer restrictions and may prohibit the transfer of EU personal data outside of the EU (including clinical trial data), and may adversely impact Surrozen’s operations, product development, and ability to provide its products.

The GDPR has increased the responsibilities and potential liability in relation to personal data processed subject to the GDPR, and Surrozen may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Further, the exit of the UK from the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the UK. The UK now is considered a “third country” under the GDPR and transfers of European personal data to the UK will, unless the UK is determined by the EU to provide adequate protection for personal data, require an adequacy mechanism to render such transfers lawful under the GDPR following the expiration or termination of a grace period that presently is scheduled to last for four months from January 1, 2021, with a potential additional two-month extension. Aspects of the relationship between the EU and the UK with respect to data protection, including with respect to cross-border data transfers, remain uncertain. Compliance with the GDPR and applicable laws and regulations relating to privacy and data protection of EU Member States and the UK will be a rigorous and time-intensive process that may increase Surrozen’s cost of doing business or require Surrozen to change its business practices, and despite those efforts, there is a risk that Surrozen may be subject to fines and penalties, litigation, and reputational harm in connection with Surrozen’s European activities. In addition, failure to comply with GDPR and applicable laws and regulations relating to privacy and data protection of EU Member States and the UK may result in regulators prohibiting Surrozen’s processing of the personal information of EU data subjects, which could impact Surrozen’s operations and ability to develop its products and provide its services, including interrupting or ending EU clinical trials.

In addition, states are constantly adopting new laws or amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California enacted the California Consumer Privacy Act (the “CCPA”), on June 28, 2018, which took effect on January 1, 2020 and has been dubbed the first “GDPR-like” law in the United States. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined and can include any of Surrozen’s current or future employees who may be California residents) and provide such residents new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches and statutory damages ranging from $100 to $750 per violation, which is expected to increase data breach class action litigation and result in significant exposure to costly legal judgments and settlements. As Surrozen expands its operations and trials (both preclinical and clinical), the CCPA may increase compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. In November 2020, California passed the California Privacy Rights Act (the “CPRA”), which amends and expands the CCPA. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The CPRA has created additional uncertainty and may increase Surrozen’s cost of compliance. Other states are beginning to pass similar laws.

Compliance with U.S. and international data protection laws and regulations could require Surrozen to take on more onerous obligations in its contracts, restrict its ability to collect, use and disclose data, or in some cases, impact its ability to operate in certain jurisdictions. Laws and regulations worldwide relating to privacy, data protection and cybersecurity are, and are likely to remain, uncertain for the foreseeable future. While Surrozen strives to comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity to the extent possible, it may at times fail to do so, or may be perceived to have failed to do so. Moreover, despite its efforts, Surrozen may not be successful in achieving compliance if its personnel, collaborators, partners or vendors do not comply with applicable laws and regulations relating to privacy, data protection and cybersecurity, external and internal privacy and security policies and contractual obligations relating to privacy, data protection and cybersecurity. Actual or perceived failure to comply with any laws and regulations relating to privacy, data protection or cybersecurity in the U.S. or foreign jurisdictions could result in government enforcement actions (which could include civil or criminal penalties), private litigation or adverse publicity and could negatively affect Surrozen’s operating results and business. Moreover, clinical trial subjects about whom Surrozen or its potential collaborators or service providers obtain information, as well as the providers who share this information with Surrozen, may contractually limit Surrozen’s ability to use and disclose the information. Claims that Surrozen has violated individuals’ privacy rights, failed to comply with applicable laws or regulations, or breached its contractual obligations, even if Surrozen is not found liable, could be expensive and time consuming to defend, result in regulatory actions and proceedings, in addition to private claims and litigation, and could result in adverse publicity that could harm Surrozen’s business.

Surrozen also is, or may be asserted to be, subject to the terms of its external and internal privacy and security policies, representations, certifications, publications and frameworks and contractual obligations to third parties related to privacy, data protection, information security and processing. Failure to comply with any of these, or if any of these policies or any of Surrozen’s representations, certifications, publications or frameworks are, in whole or part, found or perceived to be inaccurate, incomplete, deceptive, unfair, or misrepresentative of its actual practices, could result in reputational harm; result in litigation; cause a material adverse impact to business operations or financial results; and otherwise result in other material harm to Surrozen’s business.

Surrozen depends on sophisticated information technology systems and data processing to operate its business. If Surrozen experiences security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of its proprietary or confidential data, employee data or personal data, Surrozen may face costs, significant liabilities, harm to its brand and business disruption.

Surrozen relies on information technology systems and data processing that it or its service providers, collaborators, consultants, contractors or partners operate to collect, process, transmit and store electronic information in Surrozen’s day-to-day operations, including a variety of personal data, such as name, mailing address, email addresses, phone number and clinical trial information. Additionally, Surrozen, and its service providers, collaborators, consultants, contractors or partners, do or will collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect and share personal information, health information and other information to host or otherwise process some data and that of users, develop its products, to operate its business, for clinical trial purposes, for legal and marketing purposes, and for other business-related purposes. Surrozen’s internal computer systems and data processing and those of its third-party vendors, consultants, collaborators, contractors or partners, including existing and future CROs may be vulnerable to a cyber-attack, malicious intrusion, breakdown, destruction, loss of data privacy, theft or destruction of intellectual property or other confidential or proprietary information, business interruption or other significant security incidents. As the cyber-threat landscape evolves, these attacks are growing in frequency, sophistication and intensity, and are becoming increasingly difficult to detect. In addition to traditional computer “hackers,” threat actors, software bugs, malicious code (such as viruses and worms), employee theft or misuse, denial-of-service attacks (such as credential stuffing), phishing and ransomware attacks, sophisticated nation-state and nation-state supported actors now engage in attacks (including advanced persistent threat intrusions). These risks may increase as a result of COVID-19, owing to an increase in personnel working remotely.

There can be no assurance that Surrozen, its service providers, collaborators, consultants, contractors or partners will be successful in efforts to detect, prevent, or fully recover systems or data from all breakdowns, service interruptions, attacks, or breaches of systems that could adversely affect Surrozen’s business and operations and/or result in the loss of critical or sensitive data. Any failure by Surrozen or its service providers, collaborators, consultants, contractors or partners to detect, prevent, respond to or mitigate security breaches or improper access to, use of, or inappropriate disclosure of any of this information or other confidential or sensitive information, including patients’ personal data, or the perception that any such failure has occurred, could result in claims, litigation, regulatory investigations and other proceedings, significant liability under state, federal and international law, and other financial, legal or reputational harm to Surrozen. Further, such failures or perceived failures could result in liability and a material disruption of Surrozen’s development programs and its business operations, which could lead to significant delays or setbacks in research, delays to commercialization of product candidates, lost revenues or other adverse consequences, any of which could have a material adverse effect on its business, results of operations, financial condition, prospects and cashflow. For example, the loss of clinical trial data from completed, ongoing, or future clinical trials could result in delays in Surrozen’s regulatory approval efforts and significantly increase costs to recover or reproduce the data.

Additionally, applicable laws and regulations relating to privacy, data protection or cybersecurity, external contractual commitments and internal privacy and security policies may require Surrozen to notify relevant stakeholders if there has been a security breach, including affected individuals, business partners and regulators. Such disclosures are costly, and the disclosures or any actual or alleged failure to comply with such requirements could lead to a materially adverse impact on the business, including negative publicity, a loss of confidences in Surrozen’s services or security measures by its business partners or breach of contract claims. There can be no assurance that the limitations of liability in Surrozen’s contracts would be enforceable or adequate or would otherwise protect Surrozen from liabilities or damages if Surrozen fails to comply with applicable data protection laws, privacy policies or other data protection obligations related to information security or security breaches.

If Surrozen does not comply with laws regulating the protection of the environment and health and human safety, its business could be adversely affected.

Surrozen’s research, development and manufacturing involves the use of hazardous materials and various chemicals. Surrozen maintains quantities of various flammable and toxic chemicals in its facilities that are required for research, development and manufacturing activities. Surrozen is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. Surrozen believes its procedures for storing, handling and disposing of these materials in its facilities comply with the relevant guidelines of the state of California and the Occupational Safety and Health Administration of the U.S. Department of Labor. Although Surrozen believes that its safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, Surrozen could be held liable for resulting damages, which could be substantial. Surrozen is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of animals and biohazardous materials. Although Surrozen maintains workers’ compensation insurance to cover Surrozen for costs and expenses Surrozen may incur due to injuries to its employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. Although Surrozen has some environmental liability insurance covering certain facilities, it may not maintain adequate insurance for all environmental liability or toxic tort claims that may be asserted against Surrozen in connection with the storage or disposal of biological or hazardous materials. Additional federal, state and local laws and regulations affecting Surrozen’s operations may be adopted in the future. Surrozen may incur substantial costs to comply with, and substantial fines or penalties if it violates, any of these laws or regulations.

Surrozen’s business, operations and clinical development plans and timelines could be adversely affected by the effects of health epidemics, including the ongoing COVID-19 pandemic, on the manufacturing, clinical trial and other business activities performed by Surrozen or by third parties with whom it conducts business, including contract manufacturers, CROs, shippers and others.

Health epidemics could cause significant disruption in Surrozen’s operations and the operations of third-party manufacturers, CROs and other third parties upon whom Surrozen relies. For example, in December 2019, a novel strain of coronavirus, SARS-CoV-2, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread to most countries and all 50 states within the United States. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the U.S. government ordered the closure of all non-essential businesses, imposed social distancing measures, “shelter-in-place” orders and restrictions on travel between the United States, Europe and certain other countries. The global pandemic and government measures taken in response have also had a significant impact on businesses and commerce worldwide, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended across a variety of industries; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. In connection with COVID-19, Surrozen implemented work-from-home policies for most employees. The effects of government orders and Surrozen’s work-from-home policies may negatively impact productivity, disrupt business and delay clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on Surrozen’s ability to conduct its business in the ordinary course.

If relationships with suppliers or other vendors are terminated or scaled back as a result of the COVID-19 pandemic or other health epidemics, Surrozen may not be able to enter into arrangements with alternative suppliers or vendors or do so on commercially reasonable terms or in a timely manner. Switching or adding additional suppliers or vendors involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new supplier or vendor commences work. As a result, delays may occur, which could adversely impact Surrozen’s ability to meet desired clinical development and any future commercialization timelines. Although Surrozen carefully manages relationships with suppliers and vendors, there can be no assurance that Surrozen will not encounter challenges or delays in the future or that these delays or challenges will not harm Surrozen’s business.

In addition, Surrozen’s preclinical studies and future clinical trials may be affected by the COVID-19 pandemic. Clinical site initiation, patient enrollment and activities that require visits to clinical sites, including data monitoring, may be delayed due to prioritization of hospital resources toward the COVID-19 pandemic or concerns among patients about participating in clinical trials during a pandemic. Some patients may have difficulty following certain aspects of clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. These challenges may also increase the costs of completing Surrozen’s clinical trials. Similarly, if Surrozen is unable to successfully recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 or experience additional restrictions by their institutions, city or state, preclinical studies and future clinical trial operations could be adversely impacted.

The spread of COVID-19, which has caused a broad impact globally, may materially affect Surrozen economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic has resulted in significant volatility for global financial markets, resulting in economic uncertainty that could continue to significantly impact Surrozen’s business and operations and may reduce its ability to access capital, which could in the future negatively affect its liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could materially affect Surrozen’s business and the value of its common stock. In addition, a recurrence or “second wave” of COVID-19 cases could cause other widespread or more severe impacts depending on where infection rates are highest.

Further, Surrozen may experience additional disruptions that could severely impact its business and future clinical trials, including:

•

diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as clinical trial sites and hospital staff supporting the conduct of clinical trials;

•	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines;

•

limitations on employee resources that would otherwise be focused on the conduct of preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•

risk that participants enrolled in clinical trials will acquire COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events; and

•	refusal of the FDA or other regulatory authorities to accept data from clinical trials in these affected geographies.

These and similar, and perhaps more severe, disruptions in Surrozen’s operations could have a material adverse effect on its business, results of operations, cash flows, financial condition and/or prospects.

As a result of the COVID-19 public health emergency, Surrozen may be required to develop and implement additional clinical trial policies and procedures designed to help protect subjects from the COVID-19 virus. The ultimate impact of the COVID-19 pandemic on Surrozen’s business operations is highly uncertain and subject to change and will depend on future developments, including new regulatory requirements and changes to existing regulations.

The global pandemic of COVID-19 continues to evolve rapidly. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. Surrozen does not yet know the full extent of potential delays or impacts on its business, future clinical trials, healthcare systems or the global economy as a whole. However, these effects could have a material impact on Surrozen’s operations, and Surrozen continues to monitor the COVID-19 situation closely. To the extent the COVID-19 pandemic adversely affects Surrozen’s business, results of operations, cash flows, financial condition and/or prospects, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Risks Related to Surrozen Intellectual Property

If Surrozen is unable to obtain or protect intellectual property rights related to its technology and current or future product candidates, or if its intellectual property rights are inadequate, Surrozen may not be able to compete effectively.

Surrozen’s success depends in part on its ability to obtain and maintain protection for its owned and in-licensed intellectual property rights and proprietary technology. Surrozen relies on patents and other forms of intellectual property rights, including in-licenses of intellectual property rights and biologic materials of others, to protect current or future discovery platform, product candidates, methods used to manufacture current or future product candidates, and methods for treating patients using current or future product candidates.

Surrozen owns or in-license patents and patent applications relating to its discovery platform and product candidates. There is no guarantee that any patents covering its discovery platform or product candidates will issue from the patent applications Surrozen owns or in-licenses, or, if they do, that the issued claims will provide adequate protection for Surrozen’s discovery platform or product candidates, or any meaningful competitive advantage.

The patent prosecution process is expensive, complex and time-consuming. Patent license negotiations also can be complex and protracted, with uncertain results. Surrozen may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. It is also possible that Surrozen will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. The patent applications that Surrozen owns or in-licenses may fail to result in issued patents, and, even if they do issue as patents, such patents may not cover Surrozen’s current or future technologies or product candidates in the United States or in other countries or provide sufficient protection from competitors. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Surrozen may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents licensed to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of Surrozen’s business. Even if Surrozen’s owned or in-licensed patent applications issue as patents, they may not issue in a form that will provide Surrozen with any meaningful protection, prevent competitors from competing with Surrozen or otherwise provide Surrozen with any competitive advantage. Surrozen’s competitors may be able to circumvent Surrozen’s patents by developing similar or alternative product candidates in a non-infringing manner.

Further, although Surrozen makes reasonable efforts to ensure patentability of its inventions, Surrozen cannot guarantee that all of the potentially relevant prior art relating to its owned or in-licensed patents and patent applications has been found. For example, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, and in some cases not at all. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover Surrozen’s discovery platform, its product candidates, or the use of its technologies. Surrozen thus cannot know with certainty whether it or its licensors were the first to make the inventions claimed in Surrozen’s owned or in-licensed patents or patent applications, or that Surrozen or its licensors were the first to file for patent protection of such inventions. There is no assurance that all potentially relevant prior art relating to Surrozen’s owned or in-licensed patent applications has been found. For this reason, and because there is no guarantee that any prior art search is absolutely correct and comprehensive, Surrozen may be unaware of prior art that could be used to invalidate an issued patent or to prevent its owned or in-licensed patent applications from issuing as patents. Invalidation of any of Surrozen’s patent rights, including in-licensed patent rights, could materially harm its business.

Moreover, the patent positions of biopharmaceutical companies are generally uncertain because they may involve complex legal and factual considerations that have, in recent years, been the subject of legal development and change. As a result, the issuance, scope, validity, enforceability and commercial value of Surrozen’s pending patent rights is uncertain. The standards applied by the United States Patent and Trademark Office (the “USPTO”), and foreign patent offices in granting patents are not always certain and moreover, are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in patents. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of Surrozen’s owned or in-licensed patent applications or narrow the scope of any patent protection it may obtain from its owned or in-licensed patent applications.

Even if patents do successfully issue from Surrozen’s owned or in-licensed patent application, and even if such patents cover Surrozen’s current or any future technologies or product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or any other patents owned by or licensed to Surrozen could deprive Surrozen of rights necessary for the successful commercialization of any current or future technologies or product candidates that it may develop. Likewise, if patent applications Surrozen owns or has in-licensed with respect to Surrozen’s development programs and current or future technologies or product candidates fail to issue, if their breadth or strength is threatened, or if they fail to provide meaningful exclusivity, other companies could be dissuaded from collaborating with Surrozen to develop current or future technologies or product candidates. Lack of valid and enforceable patent protection could threaten Surrozen’s ability to commercialize current or future products and could prevent Surrozen from maintaining exclusivity with respect to the invention or feature claimed in the patent applications. Any failure to obtain or any loss of patent protection could have a material adverse impact on Surrozen’s business and ability to achieve profitability. Surrozen may be unable to prevent competitors from entering the market with a product that is similar or identical to SZN-1326, SZN-043 or any future product candidates.

The filing of a patent application or the issuance of a patent is not conclusive as to its ownership, inventorship, scope, patentability, validity or enforceability. Issued patents and patent applications may be challenged in the courts and in the patent office in the United States and abroad. For example, Surrozen’s patent applications or patent applications filed by its licensors, or any patents that grant therefrom, may be challenged through third-party submissions, opposition or derivation proceedings. By further example, any issued patents that may result from Surrozen’s owned or in-licensed patent applications may be challenged through reexamination, inter partes review or post-grant review proceedings before the USPTO, or in declaratory judgment actions or counterclaims. An adverse determination in any such submission, proceeding or litigation could prevent the issuance of, reduce the scope of, invalidate or render unenforceable Surrozen’s owned or in-licensed patent rights; result in the loss of exclusivity; limit Surrozen’s ability to stop others from using or commercializing similar or identical platforms and product candidates; allow third parties to compete directly with Surrozen without payment to Surrozen; or result in Surrozen’s inability to manufacture or commercialize product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by any patents that might result from Surrozen’s owned or in-licensed patent applications is threatened, it could dissuade companies from collaborating with Surrozen to license, develop or commercialize current or future platforms or product candidates. Any of the foregoing could have a material adverse effect son Surrozen’s business, financial condition, results of operations and prospects.

Moreover, future owned and in-licensed patents and patent applications may be co-owned with third parties. If Surrozen is unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent application, such co-owners may be able to license their rights to other third parties, including Surrozen’s competitors, and its competitors could market competing products and technology. Surrozen may need the cooperation of any such co-owners to enforce such patents against third parties, and such cooperation may not be provided to Surrozen. Any of the foregoing could have a material adverse effect on Surrozen’s competitive position, business prospects and financial condition.

Surrozen’s in-licensed patent rights may be subject to a reservation of rights by one or more third parties, such as the U.S. government. In addition, Surrozen’s rights in such inventions may be subject to certain requirements to manufacture product candidates embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm Surrozen’s competitive position, business, financial condition, results of operations and prospects.

The patent protection and patent prosecution for some of Surrozen’s product candidates may be dependent on third parties.

While Surrozen normally seeks to obtain the right to control prosecution, maintenance and enforcement of the patents relating to its product candidates, there may be times when the filing and prosecution activities for patents and patent applications relating to its product candidates are controlled by Surrozen’s licensors or collaborators. If any of Surrozen’s licensors or collaborators fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of Surrozen’s business, including by payment of all applicable fees for patents covering Surrozen’s product candidates, Surrozen could lose its rights to the intellectual property or exclusivity with respect to those rights, its ability to develop and commercialize those product candidates may be adversely affected and Surrozen may not be able to prevent competitors from making, using and selling competing product candidates. In addition, even where Surrozen has the right to control patent prosecution of patents and patent applications Surrozen has licensed to and from third parties, it may still be adversely affected or prejudiced by actions or inactions of Surrozen’s licensees, future licensors and their counsel that took place prior to the date upon which Surrozen assumed control over patent prosecution.

In the future, Surrozen may enter agreements involving licenses or collaborations that provide for access or sharing of intellectual property. If Surrozen fails to comply with its obligations under any license, collaboration or other agreements, it may be required to pay damages and could lose intellectual property rights that are necessary for developing and protecting its current and future product candidates.

Surrozen currently licenses, and in the future may continue to license, from third parties’ certain patents and other intellectual property relating to Surrozen’s current and future product candidates. Surrozen has certain obligations to its existing licensors, and may owe additional obligations in the future to any additional licensors. If Surrozen breaches any material obligations, including diligence obligations with respect to development and commercialization of product candidates covered by the intellectual property licensed to Surrozen, or uses the licensed intellectual property in an unauthorized manner, Surrozen may be required to pay damages and the licensor may have the right to terminate the license, which could result in Surrozen being unable to develop, manufacture, and sell products that are covered by the licensed intellectual property or enable a competitor to gain access to the licensed intellectual property.

Disputes may arise between Surrozen and its present and future licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which Surrozen’s technology and processes infringe on intellectual property of the licensor that is not subject to the license agreement;

•	Surrozen’s right to sublicense patents and other rights to third parties, including the terms and conditions therefor;

•

Surrozen’s diligence obligations with respect to the development and commercialization of its product candidates that are covered by the licensed intellectual property, and what activities satisfy those diligence obligations;

•	Surrozen’s right to transfer or assign the license; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by any of Surrozen’s licensors and Surrozen and its collaborators.

If disputes over intellectual property that Surrozen licenses in the future prevent or impair Surrozen’s ability to maintain its licensing arrangements on acceptable terms, Surrozen may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on its business.

In addition, certain of Surrozen’s future agreements with third parties may limit or delay its ability to consummate certain transactions, may impact the value of those transactions, or may limit its ability to pursue certain activities. For example, Surrozen may in the future enter into license agreements that are not assignable or transferable, or that require the licensor’s express consent in order for an assignment or transfer to take place.

Further, Surrozen or its licensors, if any, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, Surrozen may miss potential opportunities to strengthen its patent position. It is possible that defects of form in the preparation or filing of Surrozen’s patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If Surrozen or its licensors fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If Surrozen’s licensors are not fully cooperative or disagree with Surrozen as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of Surrozen’s patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Any of these outcomes could impair Surrozen’s ability to prevent competition from third parties, which may have an adverse impact on its business.

In addition, even where Surrozen has the right to control patent prosecution of patents and patent applications under license from third parties, it may still be adversely affected or prejudiced by actions or inactions of its predecessors or licensors and their counsel that took place prior to it assuming control over patent prosecution.

Surrozen’s technology acquired or licensed currently or in the future from various third parties is or may be subject to retained rights. Surrozen’s predecessors or licensors do and may retain certain rights under their agreements with Surrozen, including the right to use the underlying technology for non-commercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether Surrozen’s predecessors or licensors limit their use of the technology to these uses, and Surrozen could incur substantial expenses to enforce its rights to licensed technology in the event of misuse.

If Surrozen is limited in its ability to utilize acquired or licensed technologies, or if Surrozen loses its rights to critical in-licensed technology, it may be unable to successfully develop, out-license, market and sell its product candidates, which could prevent or delay new product introductions. Surrozen’s business strategy depends on the successful development of acquired technologies and licensed technology into commercial product candidates. Therefore, any limitations on its ability to utilize these technologies may impair Surrozen’s ability to develop, out-license or market and sell its product candidates.

If Surrozen fails to comply with its obligations under any license, collaboration or other intellectual property-related agreements, it may be required to pay damages and could lose intellectual property rights that may be necessary for developing, commercializing and protecting its current or future technologies or product candidates or Surrozen could lose certain rights to grant sublicenses.

Surrozen is party to an exclusive license agreement with Stanford University covering patents relevant to one or more product candidates and may need to obtain additional licenses from others to advance its research and development activities or allow the commercialization of its current and future product candidates it may identify and pursue. The license agreements with Stanford impose, and any future license agreements Surrozen enters into are likely to impose, various development, commercialization, funding, milestone, royalty, diligence, sublicensing, insurance, patent prosecution and enforcement or other obligations on Surrozen. For a more detailed description of the license agreements with Stanford, see the section titled “Business—Stanford License Agreements.” If Surrozen breaches any of these obligations, or uses the intellectual property licensed to it in an unauthorized manner, it may be required to pay damages and the licensor may have the right to terminate the license. License termination could result in Surrozen’s inability to develop, manufacture and sell products that are covered by the licensed technology or could enable a competitor to gain access to the licensed technology. Furthermore, Surrozen may not have the right to control the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications that it licenses from third parties. In certain circumstances, Surrozen’s licensed patent rights are subject to reimbursing licensors for their patent prosecution and maintenance costs. If Surrozen’s licensors and future licensors fail to prosecute, maintain, enforce and defend patents Surrozen may license, or lose rights to licensed patents or patent applications, Surrozen’s licensed rights may be reduced or eliminated. In such circumstances, Surrozen’s right to develop and commercialize any of its products or product candidates that is the subject of such licensed rights could be materially adversely affected.

Moreover, Surrozen’s current or future licensors may own or control intellectual property that has not been licensed to Surrozen and, as a result, Surrozen may be subject to claims, regardless of their merit, that it is infringing, misappropriating or otherwise violating the licensor’s intellectual property rights. In addition, while Surrozen cannot currently determine the amount of the royalty obligations Surrozen would be required to pay on sales of future products if infringement or misappropriation were found, those amounts could be significant. The amount of future royalty obligations will depend on the technology and intellectual property Surrozen uses in products that it successfully develops and commercializes, if any. Therefore, even if Surrozen successfully develops and commercializes products, it may be unable to achieve or maintain profitability.

Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under Surrozen’s collaborative development relationships;

•	Surrozen’s diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Surrozen’s licensors and Surrozen and its collaborators; and

•	the priority of invention of patented technology.

In addition, the agreements under which Surrozen currently licenses intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what Surrozen believes to be the scope of its rights to the relevant intellectual property or technology, or increase what Surrozen believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on Surrozen’s business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that Surrozen has licensed prevent or impair its ability to maintain its current licensing arrangements on commercially acceptable terms, Surrozen may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on its business, financial conditions, results of operations, and prospects.

Patent terms may not be able to protect Surrozen’s competitive position for an adequate period of time with respect to its current or future technologies or product candidates.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available. Even so, the life of a patent and the protection it affords are limited. As a result, Surrozen’s owned and in-licensed patent portfolio provides it with limited rights that may not last for a sufficient period of time to exclude others from commercializing product candidates similar or identical to Surrozen’s. Even if patents covering Surrozen’s product candidates are obtained, once the patent life has expired, Surrozen may be open to competition from competitive products, including generics or biosimilars. For example, given the large amount of time required for the research, development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, Surrozen’s owned and licensed patent portfolio may not provide it with sufficient rights to exclude others from commercializing products similar or identical to Surrozen’s.

Extensions of patent term may be available, but there is no guarantee that Surrozen would have patents eligible for extension, or that Surrozen would succeed in obtaining any particular extension—and no guarantee any such extension would confer patent term for a sufficient period of time to exclude others from commercializing product candidates similar or identical to Surrozen’s. In the United States, depending upon the timing, duration and specifics of FDA marketing approval of product candidates, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent, which is limited to the approved product or approved indication. In the United States, patent term extension cannot extend the remaining term of a patent beyond 14 years from the date of product approval; only one patent may be extended; and extension is available for only those claims covering the approved drug, a method for using it, or a method for manufacturing it. The applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with Surrozen’s assessment of whether such extensions are available, and may refuse to grant extensions to its patents, or may grant more limited extensions than Surrozen requests. An extension may not be granted or may be limited where there is, for example, a failure to exercise due diligence during the testing phase or regulatory review process, failure to apply within applicable deadlines, failure to apply before expiration of relevant patents, or some other failure to satisfy applicable requirements. If this occurs, Surrozen’s competitors may be able to launch their products earlier by taking advantage of its investment in development and clinical trials along with its clinical and preclinical data. This could have a material adverse effect on Surrozen’s business and ability to achieve profitability.

Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing Surrozen’s ability to protect its current or any future technologies or product candidates.

Changes in either the patent laws or interpretation of the patent laws in the United States or elsewhere could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. The United States has enacted and implemented wide-ranging patent reform legislation. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law, which could increase the uncertainties and costs surrounding the prosecution of Surrozen’s owned or in-licensed patent applications and the enforcement or defense of any future owned or in-licensed issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation and switch the U.S. patent system from a “first-to-invent” system to a “first-to-file” system. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after March 16, 2013, but before Surrozen, could therefore be awarded a patent covering an invention of Surrozen’s even if Surrozen had made the invention before it was made by such third party. This will require Surrozen to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, Surrozen cannot be certain that it or its licensors were the first to either (i) file any patent application related to its product candidates or (ii) invent any of the inventions claimed in its or its licensor’s patents or patent applications. The Leahy-Smith Act also allows third-party submission of prior art to the USPTO during patent prosecution and set forth additional procedures to challenge the validity of a patent by the USPTO administered post grant proceedings, including derivation, reexamination, inter partes review, post-grant review and interference proceedings. The USPTO developed additional regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of Surrozen’s business. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Surrozen’s owned or in-licensed patent applications and the enforcement or defense of Surrozen’s issued, owned or in-licensed patents, all of which could have a material adverse impact on Surrozen’s business prospects and financial condition.

As referenced above, for example, courts in the U.S. continue to refine the heavily fact-and-circumstance-dependent jurisprudence defining the scope of patent protection available for therapeutics, narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This creates uncertainty about Surrozen’s ability to obtain patents in the future and the value of such patents. In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on Surrozen’s existing patent portfolio and its ability to protect and enforce its intellectual property in the future. Surrozen cannot provide assurance that future developments in U.S. Congress, the federal courts and the USPTO will not adversely impact its owned or in-licensed patents or patent applications. The laws and regulations governing patents could change in unpredictable ways that could weaken Surrozen’s and its licensors’ ability to obtain new patents or to enforce its existing owned or in-licensed patents and patents that it might obtain or in-license in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may have a material adverse effect on Surrozen’s and its licensors’ ability to obtain new patents or to protect and enforce Surrozen’s owned or in-licensed patents or patents that it may obtain or in-license in the future.

Other companies or organizations may challenge Surrozen’s or its licensors’ patent rights.

Third parties may attempt to invalidate Surrozen’s or its licensors’ intellectual property rights via procedures including but not limited to patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the USPTO, U.S. courts, and foreign patent offices or foreign courts. Even if such rights are not directly challenged, disputes could lead to the weakening of Surrozen’s or its licensors’ intellectual property rights. Surrozen’s defense against any attempt by third parties to circumvent or invalidate its intellectual property rights could be costly to it, could require significant time and attention of its management, and could have a material and adverse impact on its profitability, financial condition and prospects or ability to successfully compete.

Surrozen or its licensors may find it necessary to pursue claims or to initiate lawsuits to protect or enforce Surrozen’s owned or in-licensed patent or other intellectual property rights. The cost to Surrozen in defending or initiating any litigation or other proceeding relating to its owned or in-licensed patent or other intellectual property rights, even if resolved in its favor, could be substantial, and any litigation or other proceeding would divert its management’s attention. Such litigation or proceedings could materially increase Surrozen’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Some of Surrozen’s competitors may be able to more effectively to sustain the costs of complex patent litigation because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could delay Surrozen’s research and development efforts and materially limit its ability to continue its operations. Furthermore, because of the substantial amount of discovery required in connection with certain such proceedings, there is a risk that some of Surrozen’s confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, such announcements could have a material adverse effect on the price of New Surrozen’s common stock.

If Surrozen or its licensors were to initiate legal proceedings against a third party to enforce a patent covering one of Surrozen’s product candidates or its technology, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, claiming patent-ineligible subject matter, lack of novelty, indefiniteness, lack of written description, non-enablement, anticipation or obviousness. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The outcome of such invalidity and unenforceability claims is unpredictable. With respect to the validity question, for example, Surrozen cannot be certain that there is no invalidating prior art of which Surrozen or its licensors and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, Surrozen could lose at least part, and perhaps all, of the patent protection for one or more of its product candidates or certain aspects of its platform technology. Such a loss of patent protection could have a material adverse effect on Surrozen’s business, financial condition, results of operations and prospects. Patents and other intellectual property rights also will not protect Surrozen’s product candidates and technologies if competitors or third parties design around such product candidates and technologies without legally infringing, misappropriating or violating Surrozen’s owned or in-licensed patents or other intellectual property rights.

Surrozen may not be able to protect its intellectual property rights throughout the world, which could negatively impact its business.

Filing, prosecuting and defending patents on current or future technologies or product candidates in all countries throughout the world would be prohibitively expensive. Competitors or other third parties may use Surrozen’s technologies in jurisdictions where it has not obtained patent protection to develop its own products and, further, may export infringing product candidates to territories where it has patent protection or licenses but enforcement is not as strong as that in the United States. These product candidates may compete with Surrozen’s products, and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Additionally, the laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as the laws in the United States. Many companies have encountered significant difficulties in protecting and defending such rights in such jurisdictions. The legal systems of certain countries, including certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for Surrozen to stop the infringement of any owned and in-licensed patents it may obtain in other countries, or the marketing of competing products in violation of its intellectual property and proprietary rights generally. Proceedings to enforce its owned or in-licensed intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and could divert its efforts and attention from other aspects of its business. Such proceedings could also put any owned or in-licensed patents at risk of being invalidated or interpreted narrowly, could put Surrozen’s owned or in-licensed patent applications at risk of not issuing, and could provoke third parties to assert claims against it or its licensors. Surrozen or its licensors may not prevail in any lawsuits or other adversarial proceedings that it or its licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Surrozen and its licensors’ efforts to enforce such intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that it develops or in-licenses.

Further, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of its patents. If Surrozen or any of its licensors are forced to grant a license to third parties with respect to any patents relevant to its business, its competitive position in the relevant jurisdiction may be impaired and its business prospects may be materially adversely affected.

Third parties may initiate legal proceedings alleging that Surrozen is infringing, misappropriating or violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse impact on the success of Surrozen’s business.

Surrozen’s commercial success depends, in part, upon its ability or the ability of its potential future collaborators to develop, manufacture, market and sell its current or any future product candidates and to use its proprietary technologies without infringing, misappropriating or violating the proprietary and intellectual property rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter partes reexamination proceedings before the USPTO, U.S. courts, foreign patent offices or foreign courts. As the field of antibody-based therapeutics matures, patent applications are being processed by national patent offices around the world. There is uncertainty about which patents will issue, and, if they do, there is uncertainty as to when, to whom, and with what claims. Any claims of patent infringement asserted by third parties would be time consuming and could:

•	result in costly litigation that may cause negative publicity;

•	divert the time and attention of Surrozen’s technical personnel and management;

•	cause development delays;

•	prevent Surrozen from commercializing any of its product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require Surrozen to develop non-infringing technology, which may not be possible on a cost-effective basis;

•	subject Surrozen to significant liability to third parties; or

•

require Surrozen to enter into royalty or licensing agreements, which may not be available on commercially reasonable terms, or at all, or which might be non-exclusive, which could result in its competitors gaining access to the same technology.

Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Surrozen is pursuing development candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Surrozen may be subject to claims of infringement of the patent rights of third parties. Because patent applications can take many years to issue, there may also be currently pending patent applications that may later result in issued patents that Surrozen’s technology or product candidates may infringe. Further, Surrozen cannot guarantee that it is aware of all of patents and patent applications potentially relevant to its technology or products. It may not be aware of potentially relevant third-party patents or applications for several reasons. For example, U.S. applications filed before November 29, 2000, and certain U.S. applications filed after that date that will not be filed outside the U.S. remain confidential until a patent issues. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering Surrozen’s product candidates or platform technologies could have been filed by others without its knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover its platform, its product candidates or the use of its technologies.

Although no third party has asserted a claim of patent infringement against Surrozen as of the date hereof, others may hold proprietary rights that could prevent its product candidates from being marketed. Surrozen or its licensors, or any future strategic collaborator, may be party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to its current or any potential future product candidates and technologies, including derivation, reexamination, inter partes review, post-grant review or interference proceedings before the USPTO and similar proceedings in jurisdictions outside of the United States such as opposition proceedings. In some instances, Surrozen may be required to indemnify its licensors for the costs associated with any such adversarial proceedings or litigation. Third parties may assert infringement claims against Surrozen, its licensors or its strategic collaborators based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation or other adversarial proceedings with Surrozen, its licensors or its strategic collaborators to enforce or otherwise assert their patent rights. Even if Surrozen believes such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could have a material adverse impact on Surrozen’s ability to utilize its discovery platform or to commercialize its current or any future product candidates. In order to successfully challenge the validity of any such U.S. patent in federal court, Surrozen would need to overcome a presumption of validity by presenting clear and convincing evidence of invalidity. There is no assurance that a court of competent jurisdiction, even if presented with evidence Surrozen believes to be clear and convincing, would invalidate the claims of any such U.S. patent.

Further, Surrozen cannot guarantee that it will be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If Surrozen is unable to successfully settle future claims on terms acceptable to it, it may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing its product candidates. If Surrozen, or its licensors, or any future strategic collaborators are found to infringe, misappropriate or violate a third-party patent or other intellectual property rights, Surrozen could be required to pay damages, including treble damages and attorney’s fees, if it is found to have willfully infringed. In addition, Surrozen, or its licensors, or any future strategic collaborators may choose to seek, or be required to seek, a license from a third party, which may not be available on commercially reasonable terms, if at all. Even if a license can be obtained on commercially reasonable terms, the rights may be non-exclusive, which could give Surrozen’s competitors access to the same technology or intellectual property rights licensed to it, and it could be required to make substantial licensing and royalty payments. Parties making claims against Surrozen may obtain injunctive or other equitable relief, which could effectively block its ability to further develop and commercialize its current or future product candidates. It could be forced, including by court order, to cease utilizing, developing, manufacturing and commercializing its discovery platform or product candidates deemed to be infringing. It may be forced to redesign current or future technologies or products. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from Surrozen’s business. Any of the foregoing could have a material adverse effect on Surrozen’s ability to generate revenue or achieve profitability and possibly prevent it from generating revenue sufficient to sustain its operations.

Thus, it is possible that one or more third parties will hold patent rights to which Surrozen will need a license, which may not be available on reasonable terms or at all. If such third parties refuse to grant Surrozen a license to such patent rights on reasonable terms or at all, it may be required to expend significant time and resources to redesign its technology, product candidates or the methods for manufacturing its product candidates, or to develop or license replacement technology, all of which may not be commercially or technically feasible. In such case, Surrozen may not be able to market such technology or product candidates and may not be able to perform research and development or other activities covered by these patents. This could have a material adverse effect on Surrozen’s ability to commercialize its product candidates and its business and financial condition.

Intellectual property litigation may lead to unfavorable publicity that harms Surrozen’s reputation and causes the market price of our common shares to decline.

During the course of any intellectual property litigation, there could be public announcements of the initiation of the litigation as well as results of hearings, rulings on motions, and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of Surrozen’s existing product candidates, approved products, programs or intellectual property could be diminished. Accordingly, the market price of shares of its common stock may decline. Such announcements could also harm its reputation or the market for its future products, which could have a material adverse effect on its business.

Intellectual property rights of third parties could adversely affect Surrozen’s ability to commercialize its current or future technologies or product candidates, and it might be required to litigate or obtain licenses from third parties to develop or market its current or future technologies or product candidates, which may not be available on commercially reasonable terms or at all.

Because the antibody landscape is still evolving, it is difficult to conclusively assess Surrozen’s freedom to operate without infringing, misappropriating or violating third-party rights. There are numerous companies that have pending patent applications and issued patents broadly covering antibodies generally or covering portions of antibodies that may be relevant for product candidates that Surrozen wishes to develop. Surrozen is aware of third party patents and patent applications that claim aspects of its current or potential future product candidates and modifications that it may need to apply to its current or potential future product candidates. In particular, it is aware of granted patents that cover certain aspects of the SZN-1326 product candidate and pending patent applications that could result in patents that cover aspects of the SZN-043 product candidate. There are also many issued patents that claim antibodies or portions of antibodies that may be relevant to products Surrozen wishes to develop. The holders of such patents and patent applications may be able to block or delay Surrozen’s ability to develop and commercialize the applicable product candidates, including SZN-1326 and SZN-043, unless it obtains a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all, or it may be non-exclusive, which could result in Surrozen’s competitors gaining access to the same intellectual property.

Surrozen’s competitive position may materially suffer if patents issued to third parties or other third-party intellectual property rights cover its current or future technologies product candidates or elements thereof or its manufacture or uses relevant to its development plans. In such cases, Surrozen may not be in a position to develop or commercialize current or future technologies, product candidates unless it successfully pursues litigation to narrow or invalidate the third-party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may be issued patents of which Surrozen is not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by its current or future technologies or product candidates. There also may be pending patent applications of which it is not aware that may result in issued patents, which could be alleged to be infringed by its current or future technologies or product candidates. If such an infringement claim should successfully be brought, Surrozen may be required to pay substantial damages or be forced to abandon its current or future technologies or product candidates or to seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

Third-party intellectual property right holders may also actively bring infringement, misappropriation, or other claims alleging violations of intellectual property rights against Surrozen. Surrozen cannot guarantee that it will be able to successfully settle or otherwise resolve such claims. If Surrozen is unable to successfully settle future claims on terms acceptable to it, it may be required to engage in or to continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in marketing its product candidates. If Surrozen fails in any such dispute, in addition to being forced to pay damages, it may be temporarily or permanently prohibited from commercializing any of its current or future technologies or product candidates that are held to be infringing, misappropriating or otherwise violating third-party intellectual property rights. Surrozen might, if possible, also be forced to redesign current or future technologies or product candidates so that it no longer infringes, misappropriate or violate the third-party intellectual property rights. Any of these events, even if Surrozen were ultimately to prevail, could require Surrozen to divert substantial financial and management resources that it would otherwise be able to devote to its business, which could have a material adverse effect on its financial condition and results of operations.

If, in the future, Surrozen develops trade secrets and is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed.

In addition to seeking patent protection for certain aspects of its current or future technologies and product candidates, Surrozen may in the future consider trade secrets, including confidential and unpatented know-how, to be important to the maintenance of its competitive position. However, trade secrets and know-how can be difficult to protect. If Surrozen develops trade secrets, it plans to protect trade secrets and confidential and unpatented know-how, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as its employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties. Surrozen also enters into confidentiality and invention or patent assignment agreements with its employees and consultants under which they are obligated to maintain confidentiality and to assign their inventions to it. However, Surrozen cannot be certain that such agreements have been entered into with all relevant parties, and cannot be certain that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. Moreover, individuals with whom Surrozen has such agreements may not comply with their terms. Any of these parties may breach such agreements and disclose Surrozen’s proprietary information, including its trade secrets, and it may not be able to obtain adequate remedies for any such breaches. Surrozen may also become involved in inventorship disputes relating to inventions and patents developed by its employees or consultants under such agreements. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret, or securing title to an employee- or consultant-developed invention if a dispute arises, is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions disfavor or are unwilling to protect trade secrets. Further, if any of Surrozen’s trade secrets were to be lawfully obtained or independently developed by a competitor, it would have no right to prevent that competitor from using the technology or information to compete with it. If, in the future, any of Surrozen’s trade secrets were to be disclosed to or independently developed by a competitor, its competitive position would be materially and adversely harmed.

Surrozen may be subject to claims that it or its employees or consultants have wrongfully used or disclosed alleged trade secrets or other proprietary information of its employees’ or consultants’ former employers or their clients.

Many of Surrozen’s employees or consultants and its licensors’ employees or consultants were previously employed at universities or biotechnology or biopharmaceutical companies, including its competitors or potential competitors. Surrozen may be subject to claims that one or more of these employees or consultants or Surrozen has inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation or arbitration may be necessary to defend against these claims. If Surrozen fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel or may be enjoined from using such intellectual property. Any such proceedings and possible aftermath would likely divert significant resources from its core business, including distracting its technical and management personnel from their normal responsibilities. A loss of key research personnel or their work product could limit Surrozen’s ability to commercialize, or prevent it from commercializing, its current or future technologies or product candidates, which could materially harm its business. Even if Surrozen is successful in defending against any such claims, litigation or arbitration could result in substantial costs and could be a distraction to management.

Surrozen may be subject to claims challenging the inventorship of its patents and other intellectual property.

Surrozen or its licensors may be subject to claims that former employees, collaborators or other third parties have an interest in its owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, Surrozen or its licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing its product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or Surrozen’s or its licensors’ ownership of its owned or in-licensed patents, trade secrets or other intellectual property. If Surrozen or its licensors fail in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to its product candidates. Even if Surrozen is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on Surrozen’s business, financial condition, results of operations and prospects.

Surrozen may not be successful in obtaining or maintaining necessary rights to its product candidates through acquisitions and in-licenses.

Because Surrozen’s development programs may in the future require the use of proprietary rights held by third parties, the growth of its business may depend in part on its ability to acquire, in-license, or use these third-party proprietary rights. Surrozen may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that it identifies as necessary for its product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that Surrozen may consider attractive or necessary. These established companies may have a competitive advantage over Surrozen due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Surrozen to be a competitor may be unwilling to assign or license rights to it. Surrozen also may be unable to license or acquire third-party intellectual property rights on terms that would allow it to make an appropriate return on its investment or at all. If Surrozen is unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights it has, it may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on its business, financial condition, results of operations, and prospects.

Obtaining and maintaining Surrozen’s patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and Surrozen’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of Surrozen’s owned and in-licensed patents or applications and any patent rights it may own or in-license in the future. The USPTO and various non-U.S. patent offices require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. Surrozen employs reputable law firms and other professionals to help it comply with these requirements, and it is also dependent on its licensors to take the necessary action to comply with these requirements with respect to its in-licensed intellectual property. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical product candidates or platforms, which could have a material adverse effect on Surrozen’s business prospects and financial condition.

Some intellectual property that Surrozen has in-licensed may have been discovered through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit Surrozen’s exclusive rights, and limit its ability to contract with non-U.S. manufacturers.

Intellectual property rights Surrozen has licensed were generated through the use of U.S. government funding and are therefore subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in Surrozen’s current or future product candidates pursuant to the Bayh-Dole Act of 1980, or Bayh-Dole Act, and implementing regulations. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require Surrozen or its licensors to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if Surrozen, or the applicable licensor, fails to disclose the invention to the government and fails to file an application to register the intellectual property within specified time limits. These time limits have recently been changed by regulation, and may change in the future. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require Surrozen or the applicable licensor to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit Surrozen’s ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. To the extent any of Surrozen’s current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

If Surrozen’s trademarks and trade names are not adequately protected, then it may not be able to build name recognition in its markets of interest and its business may be adversely affected.

Surrozen’s trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. Surrozen may not be able to protect its rights to these trademarks and trade names or may be forced to stop using these names, which it uses for name recognition by potential collaborators or customers in its markets of interest. If Surrozen is unable to establish name recognition based on its trademarks and trade names, it may not be able to compete effectively and its business may be materially adversely affected.

Intellectual property rights do not necessarily address all potential threats to Surrozen’s business.

The degree of future protection afforded by Surrozen’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect its business. The following examples are illustrative:

•

others may be able to make antibodies or portions of antibodies or formulations that are similar to Surrozen’s product candidates, but that are not covered by the claims of any patents that it owns, licenses or controls;

•	Surrozen or any strategic collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that it owns, licenses or controls;

•	Surrozen or its licensors might not have been the first to file patent applications covering certain of its owned and in-licensed inventions;

•	others may independently develop the same, similar, or alternative technologies without infringing, misappropriating or violating Surrozen’s owned or in-licensed intellectual property rights;

•	it is possible that Surrozen’s owned or in-licensed pending patent applications will not lead to issued patents;

•

issued patents that Surrozen owns, in-licenses, or controls may not provide it with any competitive advantages, or may be narrowed or held invalid or unenforceable, including as a result of legal challenges;

•

Surrozen’s competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where it does not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in its major commercial markets;

•

Surrozen may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such trade secrets or know-how; and

•	the patents of others may have an adverse effect on Surrozen’s business.

Should any of these events occur, they could have a material adverse impact on Surrozen’s business and financial condition.

Risks Related to Government Regulation

Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Surrozen’s product candidates SZN-1326 and SZN-043 are in preclinical development and their risk of failure is high. It is impossible to predict when or if Surrozen’s candidates or any potential future product candidates will prove effective in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, Surrozen must complete preclinical studies for SZN-1326 and SZN-043 and then conduct extensive clinical trials to demonstrate the safety, purity, and potency, or efficacy of that product candidate in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the development process. The results of preclinical studies and clinical trials of any of Surrozen’s current or potential future product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or safety profiles, notwithstanding promising results in earlier trials.

Surrozen is currently conducting IND-enabling studies for SZN-1326 and intends to initiate first-in-human trials of SZN-1326 and SZN-043 in 2022. Surrozen may experience delays in completing its preclinical studies and initiating or completing its clinical studies. It does not know whether planned preclinical studies and clinical trials will be completed on schedule or at all, or whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Its development programs may be delayed for a variety of reasons, including delays related to:

•	the FDA or other regulatory authorities requiring it to submit additional data or imposing other requirements before permitting it to initiate a clinical trial;

•	obtaining regulatory approval to commence a clinical trial;

•

reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	obtaining institutional review board, or IRB, approval at each clinical trial site;

•	recruiting suitable patients to participate in a clinical trial;

•	having patients complete a clinical trial or return for post-treatment follow-up;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

•	adding new clinical trial sites; or

•	manufacturing sufficient quantities of its product candidates for use in clinical trials.

Furthermore, Surrozen expects to rely on its CROs and clinical trial sites to ensure the proper and timely conduct of its clinical trials and, while it expects to enter into agreements governing their committed activities, it has limited influence over their actual performance.

Surrozen could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of its current or potential future product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by Surrozen, its collaborators, the IRBs of the institutions in which such trials are being conducted, the Data Safety Monitoring Board for such trial or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Surrozen’s clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug or therapeutic biologic, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If Surrozen experiences delays in the completion of, or termination of, any clinical trial of any of its current or potential future product candidates, the commercial prospects of such product candidate will be harmed, and its ability to generate product revenue from such product candidates will be delayed. In addition, any delays in completing Surrozen’s clinical trials will increase its costs, slow its product development and approval process and jeopardize its ability to commence product sales and generate revenue. Any of these occurrences may materially and adversely affect Surrozen’s business, financial condition, results of operations and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Surrozen’s current or potential future product candidates.

Surrozen may be unable to obtain U.S. or foreign regulatory approval and, as a result, be unable to commercialize SZN-1326, SZN-043 or potential future product candidates.

SZN-1326, SZN-043, and any potential future product candidates are subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of therapeutic biologics. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required to be successfully completed in the U.S. and in many foreign jurisdictions before a new drug or therapeutic biologic can be marketed. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays. It is possible that none of the product candidates Surrozen may develop will obtain the regulatory approvals necessary for it or its potential future collaborators to begin selling them.

Surrozen has very limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA and other regulatory authorities. The time required to obtain FDA and other approvals is unpredictable but typically takes many years following the commencement of clinical trials, depending upon the type, complexity and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when regulating Surrozen require judgment and can change, which makes it difficult to predict with certainty how they will be applied. Any analysis Surrozen performs of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Surrozen may also encounter unexpected delays or increased costs due to new government regulations, for example, from future legislation or administrative action, or from changes in regulatory policy during the period of product development, clinical trials and FDA regulatory review in the United States and other jurisdictions. It is impossible to predict whether legislative changes will be enacted, or whether FDA or foreign regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be.

Any delay or failure in obtaining required approvals could have a material and adverse effect on Surrozen’s ability to generate revenue from the particular product candidate for which it is seeking approval. Further, Surrozen and its potential future collaborators may never receive approval to market and commercialize any product candidate. Even if Surrozen or a potential future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as it intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. Surrozen or a potential future collaborator may be subject to post-marketing testing requirements to maintain regulatory approval. If any of Surrozen’s product candidates prove to be ineffective, unsafe or commercially unviable, it may have to re-engineer SZN-1326, SZN-043, or its potential future product candidates, and its entire pipeline could have little, if any, value, which could require it to change its focus and approach to drug discovery and therapeutic development, which would have a material and adverse effect on its business, financial condition, results of operations and prospects.

Surrozen will also be subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.

Obtaining and maintaining regulatory approval of Surrozen’s product candidates in one jurisdiction does not mean that it will be successful in obtaining regulatory approval of its product candidates in other jurisdictions.

If Surrozen succeeds in developing any products, it intends to market them in the United States as well as the European Union and other foreign jurisdictions. In order to market and sell its products in other jurisdictions, Surrozen must obtain separate marketing approvals and comply with numerous and varying regulatory requirements.

Obtaining and maintaining regulatory approval of Surrozen’s product candidates in one jurisdiction does not guarantee that it will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA or EMA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Surrozen intends to charge for its products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for Surrozen and could delay or prevent the introduction of its products in certain countries. If Surrozen or any partner it works with fails to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, its target market will be reduced, and its ability to realize the full market potential of its product candidates will be harmed.

Surrozen may in the future conduct certain of its clinical trials for its product candidates outside of the United States. However, the FDA and other foreign equivalents may not accept data from such trials, in which case its development plans will be delayed, which could materially harm its business.

Surrozen may in the future choose to conduct one or more of its clinical trials for its product candidates outside the United States. For example, for its anticipated Phase 1 trials of SZN-1326 and SZN-043, it is evaluating conducting these trials outside the United States, including potentially in Australia or Eastern Europe. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless (i) those data are applicable to the U.S. population and U.S. medical practice; (ii) the studies were performed by clinical investigators of recognized competence; and (iii) the data are considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. For studies that are conducted only at sites outside of the United States and not subject to an IND, the FDA requires the clinical trial to have been conducted in accordance with GCPs, and the FDA must be able to validate the data from the clinical trial through an on-site inspection if it deems such inspection necessary. For such studies not subject to an IND, the FDA generally does not provide advance comment on the clinical protocols for the studies, and therefore there is an additional potential risk that the FDA could determine that the study design or protocol for a non-U.S. clinical trial was inadequate, which could require us to conduct additional clinical trials. There can be no assurance the FDA will accept data from clinical trials conducted outside of the United States. If the FDA does not accept data from Surrozen’s clinical trials of its product candidates, it would likely result in the need for additional clinical trials, which would be costly and time consuming and delay or permanently halt Surrozen’s development of its product candidates.

Many foreign regulatory bodies have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any similar foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any similar foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of Surrozen’s business plan, and which may result in its product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Conducting clinical trials outside the United States also exposes Surrozen to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	cultural differences in medical practice and clinical research; and

•	diminished protection of intellectual property in some countries.

Even if Surrozen receives regulatory approval for any of its current or potential future product candidates, it will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, Surrozen’s current or potential future product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and it may be subject to penalties if it fails to comply with regulatory requirements or experience unanticipated problems with its products.

Any regulatory approvals that Surrozen or its potential future collaborators obtain for SZN-1326, SZN-043, or any potential future product candidate may also be subject to limitations on the approved indicated uses for which a product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including “Phase 4” clinical trials, and surveillance to monitor the safety and efficacy of such product candidate. In addition, if the FDA or any other regulatory authority approves SZN-1326, SZN-043, or any of Surrozen’s future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, import, export, advertising, promotion and recordkeeping for such product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and good clinical practices for any clinical trials that Surrozen conducts post-approval. Later discovery of previously unknown problems with a product candidate, including adverse events of unanticipated severity or frequency, or with Surrozen’s third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product candidate, withdrawal of the product candidate from the market or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or its strategic collaborators;

•	suspension or revocation of product license approvals;

•	product seizure or detention or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

Furthermore, the FDA strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. While physicians may prescribe, in their independent professional medical judgment, products for off-label uses as the FDA does not regulate the behavior of physicians in their choice of drug treatments, the FDA does restrict manufacturer’s communications on the subject of off-label use of their products. Companies may only share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other authorities actively enforce the laws and regulations prohibiting the promotion of off-label uses and a company that is found to have improperly promoted off-label uses may be subject to significant liability including, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory authorities have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

Occurrence of any of the foregoing could have a material and adverse effect on Surrozen’s business and results of operations. The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Surrozen’s product candidates. Surrozen cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If Surrozen is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Surrozen is not able to maintain regulatory compliance, it may lose any marketing approval that it may have obtained and it may not achieve or sustain profitability, which would adversely affect its business.

Healthcare legislative reform measures may have a material adverse effect on Surrozen’s business and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, or the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. pharmaceutical industry. Among the provisions of the ACA, of greatest importance to the pharmaceutical and biotechnology industry are the following:

•

an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

•

an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP;

•

a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics that are inhaled, infused, instilled, implanted or injected;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•

expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•

a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (and 70% as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	expansion of the entities eligible for discounts under the Public Health program;

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•	establishment of a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending; and

•	implementation of the federal physician payment transparency requirements, sometimes referred to as the “Physician Payments Sunshine Act.”

Some of the provisions of the ACA have yet to be fully implemented, and there have been legal and political challenges to certain aspects of the ACA. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and will remain in effect through 2030, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020 through March 31, 2021, unless additional Congressional action is taken. The American Taxpayer Relief Act of 2012 among other things, reduced Medicare payments to several providers, including hospitals and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers. Additionally, there has been heightened governmental scrutiny recently over the manner in which manufacturers set prices for their marketed products. For example, there have been several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for Surrozen’s products, once approved, or put pressure on its product pricing.

Surrozen expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for Surrozen’s current or future product candidates or additional pricing pressures.

If Surrozen or its existing or potential future collaborators, manufacturers or service providers fail to comply with healthcare laws and regulations, it or they could be subject to enforcement actions, which could affect Surrozen’s ability to develop, market and sell its product candidates and may harm its reputation.

Healthcare providers, physicians and third-party payors, among others, will play a primary role in the prescription and recommendation of any product candidates for which Surrozen obtains marketing approval. Surrozen’s current and future arrangements with third-party payors, providers and customers, among others, may expose it to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which it markets, sells and distributes its product candidates for which it obtains marketing approval. Restrictions under applicable federal and state healthcare laws and regulations in the United States and other countries, include the following:

•

the federal Anti-Kickback Statute, which prohibits, among other things, a person or entity from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease order, arranging for or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, by a federal healthcare program, such as Medicare or Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, a violation of the Anti-Kickback Statute can form the basis for a violation of the federal False Claims Act (discussed below);

•

federal civil and criminal false claims laws and civil monetary penalties laws, including the federal False Claims Act, which provides for civil whistleblower or qui tam actions, that impose penalties against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a referral made in violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•

HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•

HIPAA, as amended by HITECH, and its implementing regulations, including the Final Omnibus Rule published in January 2013, which impose obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

•

the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

•

the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the Affordable Care Act, require certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to the Centers for Medicare & Medicaid Services, or CMS, information related to transfers of value made to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests of such physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include payments and transfers of value, including ownership interest, made during the previous year to certain non-physician providers such as physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and certified nurse midwives; and

•

analogous local, state and foreign laws and regulations, such as state anti-kickback and false claims laws that may apply to healthcare items or services reimbursed by third party payors, including private insurers; local, state and foreign transparency laws that require manufacturers to report information related to payments and transfers of value to other healthcare providers and healthcare entities, marketing expenditures, or drug pricing; state laws that require pharmaceutical companies to register certain employees engaged in marketing activities in the location and comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Ensuring that Surrozen’s future business arrangements with third parties comply with applicable healthcare reporting, privacy, data protection, cybersecurity and other laws and regulations could involve substantial costs. If Surrozen’s operations are found to be in violation of any such requirements, it may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, individual imprisonment, disgorgement, contractual damages, reputational harm, exclusion from participation in government healthcare programs, integrity obligations, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private qui tam actions brought by individual whistleblowers in the name of the government, refusal to allow Surrozen to enter into supply contracts, including government contracts, additional reporting requirements and oversight if subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of Surrozen’s operations, any of which could adversely affect its ability to operate its business and its results of operations. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against Surrozen for an alleged or suspected violation could cause it to incur significant legal expenses and could divert its management’s attention from the operation of its business, even if its defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to Surrozen in terms of money, time and resources.

If Surrozen fails to comply with U.S. and foreign regulatory requirements, regulatory authorities could limit or withdraw any marketing or commercialization approvals it may receive and subject it to other penalties that could materially harm its business.

Even if Surrozen receives marketing and commercialization approval of a product candidate, it will be subject to continuing regulatory requirements, including in relation to adverse patient experiences with the product and clinical results that are reported after a product is made commercially available, both in the United States and any foreign jurisdiction in which it seeks regulatory approval. The FDA and other regulatory authorities have significant post-market authority, including the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate safety risks related to the use of a product or to require withdrawal of the product candidate from the market. The FDA and other regulatory authorities also have the authority to require a Risk Evaluation and Mitigation Strategy, or a REMS, after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug or therapeutic biologic. The manufacturer and manufacturing facilities Surrozen uses to make a future product, if any, will also be subject to periodic review and inspection by the FDA and other regulatory authorities, including for continued compliance with cGMP requirements. The discovery of any new or previously unknown problems with Surrozen’s third-party manufacturers, manufacturing processes or facilities may result in restrictions on the product candidate, manufacturer or facility, including withdrawal of the product candidate from the market. Surrozen intends to rely on third-party manufacturers and will not have control over compliance with applicable rules and regulations by such manufacturers. Any product promotion and advertising will also be subject to regulatory requirements and continuing regulatory review. If Surrozen or any of its existing or future collaborators, manufacturers or service providers fails to comply with applicable continuing regulatory requirements in the U.S. or foreign jurisdictions in which Surrozen seeks to market its products, it or they may be subject to, among other things, fines, warning letters, holds on clinical trials, delay of approval or refusal by the FDA or other regulatory authorities to approve pending applications or supplements to approved applications, suspension or withdrawal of regulatory approval, product recalls and seizures, administrative detention of products, refusal to permit the import or export of products, operating restrictions, injunction, civil penalties and criminal prosecution.

Even if Surrozen is able to commercialize any product candidate, such product candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm Surrozen’s business.

Surrozen’s ability to commercialize any products successfully will depend, in part, on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, such as government authorities, private health insurers and health maintenance organizations. Patients who are prescribed medications for the treatment of their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Coverage and adequate reimbursement from government healthcare programs, such as Medicare and Medicaid, and private health insurers are critical to new product acceptance. Patients are unlikely to use Surrozen’s future products, if any, unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost.

Cost-containment is a priority in the U.S. healthcare industry and elsewhere. As a result, government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third-party payors also may request additional clinical evidence beyond the data required to obtain marketing approval, requiring a company to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its product. Commercial third-party payors often rely upon Medicare coverage policy and payment limitations in setting their reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Therefore, coverage and reimbursement for pharmaceutical products in the U.S. can differ significantly from payor to payor. Surrozen cannot be sure that coverage and adequate reimbursement will be available for any product that it commercializes and, if reimbursement is available, that the level of reimbursement will be adequate. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which Surrozen obtains marketing approval. If coverage and reimbursement are not available or are available only at limited levels, Surrozen may not be able to successfully commercialize any product candidate for which it obtains marketing approval.

Additionally, the regulations that govern regulatory approvals, pricing and reimbursement for new drugs and therapeutic biologics vary widely from country to country. Some countries require approval of the sale price of a drug or therapeutic biologic before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, Surrozen might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay its commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues it is able to generate from the sale of the product in that country. Adverse pricing limitations may hinder Surrozen’s ability to recoup its investment in one or more product candidates, even if its product candidates obtain regulatory approval.

Surrozen is subject to U.S. and foreign anti-corruption and anti-money laundering laws with respect to its operations and non-compliance with such laws can subject it to criminal or civil liability and harm its business.

Surrozen is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and possibly other state and national anti-bribery and anti-money laundering laws in countries in which Surrozen conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, third-party intermediaries, joint venture partners and collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. Surrozen interacts with officials and employees of government agencies and government-affiliated hospitals, universities and other organizations. In addition, it may engage third-party intermediaries to promote its clinical research activities abroad or to obtain necessary permits, licenses and other regulatory approvals. Surrozen can be held liable for the corrupt or other illegal activities of these third-party intermediaries, its employees, representatives, contractors, collaborators, and agents, even if it does not explicitly authorize or have actual knowledge of such activities.

Noncompliance with anti-corruption and anti-money laundering laws could subject Surrozen to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas, investigations or other enforcement actions are launched, or governmental or other sanctions are imposed, or if Surrozen does not prevail in any possible civil or criminal litigation, its business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause Surrozen to appoint an independent compliance monitor which can result in added costs and administrative burdens.

Inadequate funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new product candidates and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of Surrozen’s business may rely, which could negatively impact its business.

The ability of the FDA to review and approve new product candidates can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which Surrozen’s operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect Surrozen’s business. For example, over the last several years, the U.S. government has shut down several times, and certain regulatory authorities, such as the FDA and the SEC, have had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process Surrozen’s regulatory submissions, which could have a material adverse effect on its business.

Risks Related to the Business Combination and CHFW

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “CHFW,” “we,” “us” or “our” refers to CHFW prior to the Business Combination and to New Surrozen following the Business Combination.

Our Sponsor and certain other shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and certain other of our shareholders, pursuant to the Sponsor Letter Agreement and the CHFW Shareholder Support Agreements, have agreed, among other things, to vote all of their Class A ordinary shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the Transactions. As of the date of this proxy statement/prospectus, Sponsor and such shareholders own approximately 33.8% of the issued and outstanding voting power of CHFW ordinary shares.

Neither the CHFW Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the CHFW Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that CHFW is paying for Surrozen is fair to CHFW from a financial point of view. Neither the CHFW Board nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the CHFW Board and management conducted due diligence on Surrozen and researched the industry in which Surrozen operates. The CHFW Board reviewed, among other things, an illustrative financial and valuation analysis prepared by management and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. For more information, please see the section titled “Business Combination Proposal—Background to the Business Combination.” Accordingly, investors will be relying solely on the judgment of the CHFW Board and management in valuing Surrozen, and the CHFW Board and management may not have properly valued Surrozen’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

CHFW’s and Surrozen’s ability to consummate the Business Combination, and the operations of New Surrozen following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has adversely affected, and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of CHFW, Surrozen or New Surrozen following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. There is no guarantee that efforts by CHFW, Surrozen and New Surrozen to address the adverse impact of COVID-19 will be effective.

If CHFW or Surrozen are unable to recover from a business disruption on a timely basis, the Business Combination and New Surrozen’s business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic, and become more costly. Each of CHFW and Surrozen may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

The parties will be required to consummate the Business Combination even if Surrozen, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time. Each of Surrozen and New Surrozen may also incur additional costs due to delays caused by COVID-19, which could adversely affect New Surrozen’s financial condition and results of operations.

Since the initial shareholders, including CHFW’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Surrozen is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of the CHFW Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including CHFW’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of CHFW shareholders and warrant holders generally.

The following table details the number of ordinary shares and warrants held by Sponsor, its affiliates and the directors and officers of CHFW, and quantifies the purchase price and the current value of such securities. The value of such securities could have significantly higher value at the time of, or following, the Business Combination.

Entity[1]	Value[2]	Promote shares[3]		IPO units	IPO PIPE units	PIPE Financing units	Total
Consonance Capital Management	No. of ordinary shares			1,000,000		2,497,500	3,497,500
	No. of warrants			333,333		832,500	1,165,833
	Aggregate Purchase Price			$10,000,000		$24,975,000	$34,975,000
	Estimated Current Value			$10,500,000		$26,223,750	$36,723,750
Consonance Life Sciences, LLC	No. of ordinary shares	1,451,000	[4]		434,000		1,885,000
	No. of warrants	0			144,667		144,667
	Aggregate Purchase Price	$25,000			$4,340,000		$4,365,000
	Estimated Current Value	$14,510,000			$4,557,001		$19,067,001
Donald Santel	No. of ordinary shares	30,000					30,000
	No. of warrants	0					0
	Aggregate Purchase Price	$0					$0
	Estimated Current Value	$300,000					$300,000
Christopher Haqq	No. of ordinary shares	30,000					30,000
	No. of warrants	0					0
	Aggregate Purchase Price	$0					$0
	Estimated Current Value	$300,000					$300,000
Jennifer Jarrett	No. of ordinary shares	30,000					30,000
	No. of warrants	0					0
	Aggregate Purchase Price	$0					$0
	Estimated Current Value	$300,000					30,000
Total	No. of ordinary shares	1,541,000		1,000,000	434,000	2,497,500	5,472,500
	No. of warrants	0		333,333	144,667	832,500	1,310,500
	Aggregate Purchase Price	$25,000		$10,000,000	$4,340,000	$24,975,000	$39,3400,000
	Estimated Current Value	$15,410,000		$10,500,000	$4,557,001	$26,223,750	$56,690,751

[1]	Please see Beneficial Ownership of Securities for details regarding voting and dispositive power of the securities held by the persons included in this table.
[2]	The Estimated Current Value assumes a $10.00 per share price and a $1.50 price per warrant. As of June 22, 2021, the trading price was $9.90 per CHFW Class A ordinary share and $1.58 per warrant.
[3]	Net of contributions for no consideration.
[4]

This number is net of (i) 90,000 shares transferred (in the aggregate) to the independent directors of the CHFW Board, (ii) 759,000 founder shares which will be forfeited for no consideration at the closing of the Business Combination and (iii) 718,750 and 575,000 founder shares previously contributed back to CHFW for no consideration on October 8, 2020 and November 10, 2020.

These interests also include, among other things, the interests listed below:

•	the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that Sponsor and its affiliates has made a sizable investment in CHFW securities, which securities would be worthless if a business combination is not consummated by November 23, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the initial shareholders and CHFW’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account, which, as of June 22, 2021, included an amount of approximately $92 million, with respect to any ordinary shares (other than public shares) held by them if CHFW fails to complete an initial business combination by November 23, 2022;

•	the fact that the Investor Rights Agreement will be entered into by the initial shareholders;

•	the continued indemnification of CHFW’s directors and officers and the continuation of CHFW’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and CHFW’s officers and directors will lose their entire investment in CHFW and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 23, 2022;

•

the fact that CHFW will reimburse Sponsor for office space, secretarial and administrative services provided to members of the CHFW founding team, in the amount of $55,000 per month, which payments will cease upon completion of the Business Combination;

•

the fact that if the trust account is liquidated, including in the event CHFW is unable to complete an initial business combination by November 23, 2022, the Sponsor has agreed to indemnify CHFW to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which CHFW has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CHFW, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that CHFW may be entitled to distribute or pay over funds held by CHFW outside the trust account to the Sponsor or any of its Affiliates prior to the Closing.

As of June 22, 2021, Sponsor and its affiliates have invested or committed to invest an aggregate of $39.3 million, including its commitment with respect to the PIPE Financing and assuming consummation of the Business Combination (the “Total Commitment”). Assuming the issuance of all securities underlying the Total Commitment and utilizing a per share price of $10.00 and a per warrant value of $1.50, the Total Commitment would have an approximate value of $56.7 million. If the Business Combination is not consummated, Sponsor and its affiliates will lose approximately $4.3 million of their amounts already invested. Although Sponsor and its affiliates have committed considerable capital to CHFW, including through its participation in the CHFW IPO and its contribution of a portion of the Promote for no consideration, if the Business Combination is consummated, taking into account the investments described above, including the Promote, it is possible that Sponsor and its affiliates could realize a positive rate of return on such investments even if other CHFW shareholders experience a negative rate of return following the Business Combination. Except as described above, there are no outstanding loans or material fee or reimbursement arrangements among CHFW, Sponsor, its affiliates, or the CHFW directors or officers.

See “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination” for additional information on interests of CHFW’s directors and executive officers.

The personal and financial interests of the initial shareholders as well as CHFW’s directors and executive officers may have influenced their motivation in identifying and selecting Surrozen as business combination targets, completing an initial business combination with Surrozen and influencing the operation of the business following the initial business combination. In considering the recommendations of the CHFW Board to vote for the proposals, its shareholders should consider these interests.

The exercise of CHFW’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in CHFW’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require CHFW to agree to amend the Business Combination Agreement, to consent to certain actions taken by Surrozen or to waive rights that CHFW is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Surrozen’s business, a request by Surrozen to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Surrozen’s business and would entitle CHFW to terminate the Business Combination Agreement. In any of such circumstances, it would be at CHFW’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for CHFW and its shareholders and what he, she or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CHFW does not believe there will be any changes or waivers that CHFW’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, CHFW will circulate a new or amended proxy statement/prospectus and resolicit CHFW’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Surrozen has identified all material issues or risks associated with Surrozen, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Surrozen. Accordingly, any shareholders of CHFW who choose to remain New Surrozen stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants will be deemed to have notice of and to have consented to the forum provisions in our warrant agreement.

If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Surrozen, some of whom may be from CHFW and Surrozen, and some of whom may join New Surrozen following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Surrozen.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our and New Surrozen’s key personnel. Although some of CHFW’s key personnel may remain with the target business in senior management or advisory positions following our business combination, we expect New Surrozen’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Surrozen’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Surrozen being considered the accounting acquirer in the Business Combination, the cash and cash equivalents of Surrozen at the Closing and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

There is no assurance that the Aggregate Transaction Proceeds of our initial public offering and the private placement will be sufficient to allow us to complete the Business Combination or, even if the condition is satisfied, that the funds will be sufficient to fund the operations of New Surrozen for at least the next 12 months. Further, if we are unable to complete our initial business combination, our public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless.

Although we believe that the Aggregate Transaction Proceeds will be sufficient to satisfy the $100 million Aggregate Transaction Proceeds Condition to closing of the Business Combination, there is no assurance that the Aggregate Transaction Proceeds will be sufficient to allow us to complete the Business Combination or, even if the condition is satisfied, that the funds will be sufficient to fund the operations of New Surrozen for at least the next 12 months. We may be required to seek additional financing or to abandon the proposed Business Combination if we are not able to satisfy the Aggregate Transaction Proceeds Condition either because we have redemptions that exceed our expectations or one or more of our PIPE investors fails to purchase securities of New Surrozen notwithstanding their commitments in the Subscription Agreements. To the extent that additional financing proves to be unavailable when needed to complete our the Business Combination, we would be compelled to either restructure the transaction or abandon the Business Combination and seek an alternative partner business candidate. If we do not complete our initial business combination within the required time period, our public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless. In addition, even if we do not need additional financing to complete our Business Combination, we may require such financing to fund the operations or growth of New Surrozen. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the New Surrozen’s business.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of our Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without your approval.

The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in our other filings with the SEC, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of Class A ordinary shares purchasable upon exercise of a warrant. We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

A provision of our warrant agreement may make it more difficult for us to consummate an initial business combination.

If (x) we issue additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founder shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination, and (z) the volume-weighted average trading price of our Class A ordinary shares during the 10 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $10.00 and $18.00 per share redemption trigger prices of the warrants will be adjusted (to the nearest cent) to be equal to 100% and 180% of the Market Value, respectively. This may make it more difficult for us to consummate the Business Combination.

Our warrant agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the U.S. of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the U.S. District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our founding team and board of directors.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, if, among other things, the Reference Value equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants as described above could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the Market Value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by our Sponsor or their permitted transferees.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of our Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of our Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New Surrozen.

At the time of entering into the Business Combination Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval of the Condition Precedent Proposals being obtained; (ii) CHFW having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing, (iii) the aggregate cash proceeds from CHFW’s trust account, together with the proceeds from the PIPE Financing, equaling no less than $100,000,000 (after deducting any amounts paid to CHFW shareholders who exercise their redemption rights in connection with the Business Combination, and net of certain CHFW unpaid transaction liabilities and expenses (iv) the approval by Nasdaq of our initial listing application in connection with the Business Combination; and (v) the consummation of the Domestication . Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

Sponsor, as well as Surrozen, our directors, executive officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Surrozen and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Surrozen and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the Share Issuance Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal, the New Organizational Documents Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C and the Governing Documents Proposal D are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Surrozen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

You may not have the same benefits as an investor in an underwritten public offering.

Like other business combination transactions and spin-offs, in connection with the Business Combination, you will not receive the benefits of due diligence review that would be performed by the underwriters and their advisors in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities.

Because the underwriters have a defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a “due diligence” investigation of the issuer and the statements made or incorporated in the prospectus. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. The independent registered public accounting firm of the issuer also will deliver a “comfort” letter with respect to the financial information contained in the registration statement. Additionally, negative assurance letters from counsel with respect to the accuracy of the disclosure are customarily provided. In making their investment decision, investors in underwritten public offerings have the benefit of such diligence.

In contrast, CHFW and Surrozen each have engaged a financial advisor (rather than underwriters) in connection with the Business Combination. The role of a financial advisor typically differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the public sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In connection with this proxy statement/prospectus, no parties other than CHFW and Surrozen have conducted an investigation of the disclosure contained herein. In addition, as an unaffiliated investor, you will not be afforded the opportunity to perform your own due diligence investigation of, or otherwise obtain information on, CHFW or Surrozen beyond the information that is contained in this proxy statement/prospectus (or is otherwise publicly available). You therefore may not have the benefit of the same level of review as an investor in an underwritten public offering, who has the benefit of the underwriters’ evaluation and due diligence investigation of the issuer.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Surrozen is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and New Surrozen management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Surrozen after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Surrozen Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of New Surrozen Common Stock and New Surrozen’s warrants may be volatile.

Upon consummation of the Business Combination, the price of New Surrozen Common Stock and New Surrozen’s warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which New Surrozen and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in New Surrozen’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New Surrozen or its competitors or its industry;

•	the public’s reaction to New Surrozen’s press releases, its other public announcements and its filings with the SEC;

•	New Surrozen’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Surrozen or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New Surrozen;

•	changes in New Surrozen’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New Surrozen Common Stock available for public sale; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Surrozen Common Stock and New Surrozen’s warrants regardless of the operating performance of New Surrozen.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Surrozen Common Stock to drop significantly, even if New Surrozen’s business is doing well.

Sales of a substantial number of shares of New Surrozen Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Surrozen Common Stock.

It is anticipated that, following the Business Combination (1) CHFW’s public shareholders are expected to own approximately 21.3% of the outstanding New Surrozen Common Stock (excluding the PIPE subscriptions by certain CHFW public shareholders), (2) Surrozen Stockholders (without taking into account any public shares held by Surrozen Stockholders prior to the consummation of the Business Combination or shares of New

Surrozen Common Stock issuable to holders of New Surrozen Awards, but taking into account the PIPE subscriptions by certain Surrozen Stockholders) are expected to own approximately 53.5% of the outstanding New Surrozen Common Stock, (3) the Sponsor (taking into account Sponsor’s PIPE subscription) is expected to own approximately 10.4% of the outstanding New Surrozen Common Stock and (4) the PIPE Investors (excluding subscriptions from Surrozen Stockholders and from the Sponsor) are expected to own approximately 14.8% of the outstanding New Surrozen Common Stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) no exercise of the public warrants or issuance of any shares of New Surrozen Common Stock, (iii) that (x) New Surrozen issues or reserves 20,000,000 shares of New Surrozen Common Stock to Surrozen Stockholders and holders of vested and unvested Surrozen equity awards as part of the Merger consideration pursuant to the Business Combination Agreement and (y) New Surrozen issues 12,020,000 shares of New Surrozen Common Stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by current CHFW shareholders and Surrozen Stockholders will be different.

Although certain holders of shares of New Surrozen Common Stock will be subject to certain restrictions regarding the transfer of New Surrozen Common Stock, these shares may be sold after the expiration of the respective applicable lock-up under the Investor Rights Agreement. We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Surrozen Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The public stockholders will experience immediate dilution as a consequence of the issuance of New Surrozen Common Stock as consideration in the Business Combination and in the PIPE Financing.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and vested equity award (whether vested or unvested) of Surrozen outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Surrozen Common Stock or comparable vested or unvested equity awards that are settled or are exercisable for shares of New Surrozen Common stock, as applicable, based on an implied Surrozen equity value of $200,000,000 and a $10.00 per share value for New Surrozen Common Stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of CHFW securities, and may adversely affect prevailing market prices for the New Surrozen Common Stock and/or the New Surrozen warrants.

In addition, the holders of Surrozen capital stock who have not waived appraisal rights and who do not vote in the favor of the Merger under Delaware law will be entitled to exercise appraisal rights in connection with the Merger. The Surrozen Supporting Stockholders who own more than 67% of the outstanding capital stock have waived their appraisal rights. If any Surrozen Stockholders elect to exercise appraisal rights they could reduce the cash resources of New Surrozen and cause New Surrozen to incur significant additional expense.

Warrants will become exercisable for New Surrozen Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination, including the PIPE Financing, is completed, outstanding warrants to purchase an aggregate of approximately 7.2 million shares of New Surrozen Common Stock will become exercisable in accordance with the terms of the warrant agreements governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Surrozen Common Stock will be issued, which will result in dilution to the holders of New Surrozen Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Surrozen Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CHFW. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New Surrozen Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that (i) the last reported sales price of the New Surrozen Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders and (ii) there is an effective registration statement covering the issuance of the underlying securities issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the 30-day period prior to the date of redemption. Redemption of the outstanding warrants could force you to: (x) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (y) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (z) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that (i) the last reported sales price of the New Surrozen Common Stock equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders, (ii) if the last reported sales price of the New Surrozen Common Stock is less than $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants and (iii) holders will be able to exercise their warrants prior to redemption for a number of Class A ordinary shares determined based on the redemption date and the fair market value of our Class A ordinary shares and in accordance with the table reflected in Section 6.2 of the warrant agreement governing the terms of each public warrant.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 Class A ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by our Sponsor or its permitted transferees.

Nasdaq may not list New Surrozen’s securities on its exchange, which could limit investors’ ability to make transactions in New Surrozen’s securities and subject New Surrozen to additional trading restrictions.

Shares of CHFW are currently listed for trading on the New York Stock Exchange Americas market but the Business Combination Agreement provides that we will move the listing to Nasdaq in connection with the closing of the Business Combination. An active trading market for New Surrozen’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s listing requirements. We will apply to have New Surrozen’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements. Even if New Surrozen’s securities are listed on Nasdaq, New Surrozen may be unable to maintain the listing of its securities in the future.

If New Surrozen fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Surrozen would not be required to consummate the Business Combination. In the event that Surrozen elected to waive this condition, and the Business Combination was consummated without New Surrozen’s securities being listed on the Nasdaq or on another national securities exchange, New Surrozen could face significant material adverse consequences, including:

•	a limited availability of market quotations for New Surrozen’s securities;

•	reduced liquidity for New Surrozen’s securities;

•

a determination that New Surrozen Common Stock is a “penny stock” which will require brokers trading in New Surrozen Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Surrozen’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Surrozen’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for New Surrozen following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

We are subject to and New Surrozen will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both CHFW’s costs and the risk of non-compliance and will increase both New Surrozen’s costs and the risk of non-compliance.

We are and New Surrozen will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and New Surrozen’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Surrozen’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Our warrants are accounted for as a liability and the change in value of our warrants or any other similar derivative liabilities could have a material effect on our financial results.

On April 12, 2021, the SEC’s Acting Director of the Division of Corporation Finance and Acting Chief Accountant together issued guidance regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “SEC Guidance”). Specifically, the SEC Guidance focused on certain settlement terms and provisions related to certain partial tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Guidance, we re-evaluated the accounting treatment of our 3,066,667 public warrants and 410,000 private placement warrants, and concluded that the warrants should be classified as a liability measured at fair value, with changes in fair value each period reported in earnings.

Subsequent to the completion of the audit of our financial statements for the period from August 21, 2020 (inception) through December 31, 2020 and in light of the SEC Guidance, our management re-evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s revaluation, our audit committee, in consultation with management and after discussion with our independent registered public accounting firm, concluded that our warrants are not indexed to our common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on such re-evaluation, our audit committee, in consultation with management and after discussion with our independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25. Based on the foregoing analysis, we should have classified the warrants as derivative liabilities in our previously issued financial statements. Under this accounting treatment, we are required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement of our warrants and any subsequent changes in fair value from a prior period, our results of operations in our financial statements may fluctuate quarterly based on factors which are outside of our control. Due to this recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in the Exchange Act Rule 13a-15(f). Our internal control over financial reporting are designed to provide reasonable assurance to our management and board of directors regarding the preparation and fair presentation of published financial statements. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Following the issuance of the SEC Guidance, our audit committee, in consultation with our management and after discussions with our independent registered public accounting firm, concluded that we should have classified our warrants as derivative liabilities in our previously issued financial statements, and, for the purposes of properly reflecting such treatment in our financial statements, it was appropriate to restate our previously issued audited financial statements as of and for the period from August 21, 2020 (inception) through December 31, 2020 (the “Restatement”). See “—Our warrants are accounted for as a liability and the change in value of our derivative liabilities could have a material effect on our financial results.” As part of such process, our management, including our principal executive officers and principal financial officer, have evaluated the effectiveness of our internal control over financial reporting and concluded that we did not maintain effective internal control over financial reporting as of December 31, 2020 because of a material weakness in our internal control over financial reporting solely related to the accounting for the warrants we issued in connection with our initial public offering and concurrent private placement. To respond to this material weakness, we have devoted, and plan to continue to devote, effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and apply applicable accounting requirements, we plan to enhance these processes, including providing enhanced access to accounting literature and research materials and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. These elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

If the Business Combination is not consummated and we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. If the Business Combination is not consummated, we cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses. If the Business Combination is consummated, Surrozen’s internal controls and procedures over financial reporting will instead be established and maintained following Closing, and we can provide no assurance that Surrozen’s internal controls and procedures over financial reporting will be effective. See “—Risks Related to the Business Combination and CHFW—Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.”

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

As a result of material weakness described above, the Restatement, the change in accounting for the warrants, and other matters raised publicly by the SEC, we face potential for litigation or other disputes which may include, among others, claims under federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete our proposed Business Combination.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to CHFW prior to the Business Combination and to New Surrozen and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares.

U.S. Holders (as defined in “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of New Surrozen Common Stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders” below) may become subject to withholding tax on any dividends paid or deemed paid on shares of New Surrozen Common Stock after the Domestication.

As discussed more fully under “Certain Material U.S. Federal Income Tax Considerations,” the Domestication should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as CHFW, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New Surrozen Common Stock or New Surrozen warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares and public warrants surrendered in exchange therefor. If the PFIC rules apply and the U.S. Holder has not made certain elections with respect to its public shares, the character of the gain, and the amount of tax required to be paid with respect to such gain, may differ.

Subject to the PFIC rules described in further detail below, if the Domestication qualifies as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders will be subject to Section 367(b) of the Code and, as a result (i) a U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of CHFW’s earnings in income in respect of the Domestication (ii) a U.S. Holder who on the day of the

Domestication beneficially owns (actually and constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for shares of New Surrozen Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder; and (iii) a U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public shares held directly by such U.S. Holder. A U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

In addition, CHFW believes it is likely that it qualified as a “passive foreign investment company (“PFIC”) for the 2020 taxable year and will qualify as a PFIC for the short taxable year that will end on the date of the Domestication. If CHFW is treated as a PFIC, proposed Treasury Regulations under Section 1291(f) of the Code that have a retroactive effective date, if finalized in their current form, would require U.S. Holders of public shares and public warrants to recognize gain on the Domestication in certain circumstances. The PFIC rules known as the “start-up exception.” The requirement to qualify for the start-up exception and the potential application of the PFIC rules to the Domestication are discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—PFIC Considerations.”

All holders are urged to consult their tax advisors for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Certain Material U.S. Federal Income Tax Considerations.”

Upon consummation of the Business Combination, the rights of holders of New Surrozen Common Stock arising under the DGCL as well as Proposed Governing Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of New Surrozen Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New Surrozen Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Surrozen becomes involved in costly litigation, which could have a material adverse effect on New Surrozen.

In addition, there are differences between the Proposed Governing Documents of New Surrozen and the current constitutional documents of CHFW. For a more detailed description of the rights of holders of New Surrozen Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Surrozen are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and we urge you to read them.

Delaware law and New Surrozen’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New Surrozen Board and therefore depress the trading price of New Surrozen Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Surrozen Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:

•

the ability of the New Surrozen Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Surrozen’s directors and officers;

•	the fact that the New Surrozen Board is a classified board with generally only one-third of the directors subject to election at each annual meeting of stockholders;

•

a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•

the requirement that a special meeting of stockholders may be called only by a majority of the entire New Surrozen Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•

the ability of the New Surrozen Board to amend the bylaws, which may allow the New Surrozen Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the New Surrozen Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Surrozen Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Surrozen.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Surrozen Board or management.

New Surrozen’s Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New Surrozen and its stockholders, which could limit New Surrozen’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Surrozen or its directors, officers, stockholders, employees or agents.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New Surrozen consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Surrozen, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Surrozen to New Surrozen or New Surrozen’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Proposed Certificate of Incorporation or Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or Proposed Bylaws, (v) any claim or cause of action as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware and (vi) any claim or cause of action against New Surrozen or any current or former director, officer or other employee of New Surrozen, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The forgoing provisions will not apply to any claims arising under the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction and, unless New Surrozen consents in writing to the selection of an alternative forum, any United States District Court will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

This choice of forum provision in our Proposed Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Surrozen or any of New Surrozen’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Surrozen may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Surrozen’s business, results of operations and financial condition.

Risks Related to the Redemption

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, CHFW’s transfer agent, in which it (a) requests that New Surrozen redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental, CHFW’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, CHFW’s transfer agent, will need to act to facilitate this request. It is CHFW’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because CHFW does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, CHFW’s transfer agent, New Surrozen will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of CHFW—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of CHFW’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite CHFW’s compliance with the proxy rules, a public shareholder fails to receive CHFW’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that CHFW is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of CHFW—Redemption Rights” for additional information on how to exercise your redemption rights.

CHFW does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of CHFW’s shareholders do not agree.

The Existing Governing Documents do not provide a specified maximum redemption threshold, except that CHFW will not redeem public shares in an amount that would cause CHFW’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, CHFW may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by CHFW or the persons described above have been entered into with any such investor or holder. CHFW will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, CHFW will require each public shareholder seeking to exercise redemption rights to certify to CHFW whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to CHFW at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which CHFW makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over CHFW’s ability to consummate the Business Combination and you could suffer a material loss on your investment in CHFW if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if CHFW consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. CHFW cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge CHFW’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, CHFW’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

CHFW can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in CHFW share price, and may result in a lower value realized now than a shareholder of CHFW might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the trust account, plus any interest income, net of income taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the CHFW Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The CHFW Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the CHFW Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

If we are not able to complete the Business Combination with Surrozen nor able to complete another business combination by November 23, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with Surrozen nor able to complete another business combination by November 23, 2022, in each case, as such date may be extended pursuant to our Existing Governing Documents we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by November 23, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, and (iii) the redemption of our public shares if we have not consummated an initial business by November 23, 2022, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by November 23, 2022, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If we do not consummate an initial business combination by November 23, 2022, our public shareholders may be forced to wait until after November 23, 2022 before redemption from the trust account.

If we are unable to consummate our initial business combination by November 23, 2022 (as such date may be extended pursuant to our Existing Governing Documents), we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with Cayman Islands law. In that case, investors may be forced to wait beyond November 23, 2022 (as such date may be extended pursuant to our Existing Governing Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through November 23, 2022, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of March 31, 2021, we had cash of approximately $774,931 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2021, we had total current liabilities of approximately $1 million. The funds available to us outside of the trust account may not be sufficient to allow us to operate until November 23, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF CHFW

General

CHFW is furnishing this proxy statement/prospectus to CHFW’s shareholders as part of the solicitation of proxies by the CHFW Board for use at the extraordinary general meeting of CHFW to be held on                , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to CHFW’s shareholders on or about                , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides CHFW’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at 10:30 a.m., Eastern Time, on                , 2021. The meeting will be held via live webcast at the following address: https://www.cstproxy.com/consonancehfw/sm2021. You will need the 12-digit meeting control number that is printed on your proxy card to enter the extraordinary general meeting. CHFW recommends that you log in at least 15 minutes before the extraordinary general meeting to ensure you are logged in when the extraordinary general meeting starts. Please note that you will not be able to attend the extraordinary general meeting in person.

Purpose of the CHFW Extraordinary General Meeting

At the extraordinary general meeting, CHFW is asking holders of its ordinary shares to consider and vote upon seven (7) separate proposals:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, including the Merger, and the Transactions (the “Business Combination Proposal”);

•	a proposal to approve by special resolution the Domestication (the “Domestication Proposal”);

•

a proposal to approve the replacement of CHFW’s existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation) and proposed new bylaws (the “Proposed Bylaws”) and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Surrozen (the “New Organizational Documents Proposal”);

•

four (4) separate proposals to approve material differences between the Existing Governing Documents and the Proposed Governing Documents, including to approve the change in the authorized share capital of CHFW from (i) $50,100 divided into 350,000,000 Class A ordinary shares, par value $0.0001 per share, 150,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share (collectively, the “Governing Documents Proposals”);

•

a proposal to approve by ordinary resolution shares of New Surrozen Common Stock in connection with the Business Combination and the PIPE Financing in compliance with the Nasdaq Listing Rules (the “Share Issuance Proposal”);

•	a proposal to approve and adopt by ordinary resolution the Equity Incentive Plan (the “Incentive Award Plan Proposal”);

•	a proposal to approve and adopt by ordinary resolution the ESPP (the “Employee Stock Purchase Plan Proposal”); and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Domestication Proposal, the New Organizational Documents Proposal, the Incentive Award Plan Proposal and the Share Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Recommendation of the CHFW Board

The CHFW Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of CHFW and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the New Organizational Documents Proposal, “FOR” each of the Governing Documents Proposals, “FOR” the Share Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of CHFW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CHFW and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CHFW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

CHFW shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 11,934,000 ordinary shares issued and outstanding, of which 9,200,000 were issued and outstanding public shares.

Quorum

A quorum of CHFW shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 5,967,001 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to CHFW but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the New Organizational Documents Proposal and each of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, save for Governing Documents Proposal A, which proposes to alter CHFW’s authorized share capital and which will require an ordinary resolution, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Share Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Each of the Business Combination Proposal, the Domestication Proposal, the New Organizational Documents Proposal, the Incentive Award Plan Proposal and the Share Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the CHFW Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the New Organizational Documents Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Share Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way CHFW can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an CHFW shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify us in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Okapi Partners LLC, our proxy solicitor, by calling (844) 203-3605, or banks and brokers can call collect at (212) 297-0720, or by emailing info@okapipartners.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request of CHFW that New Surrozen redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, CHFW’s transfer agent, in which you (i) request that New Surrozen redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, CHFW’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, CHFW’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders (other than those who have agreed not to do so by executing an CHFW Shareholder Support Agreement) may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, CHFW’s transfer agent, New Surrozen will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Surrozen Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of New Surrozen Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.9% of the issued and outstanding ordinary shares. See “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on May 10, 2021 was $9.87 per Class A ordinary share. For illustrative purposes, as of March 31, 2021, funds in the trust account plus accrued interest thereon totaled approximately $92.0 million or $10.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CHFW cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

CHFW is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. CHFW and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. CHFW will bear the cost of the solicitation.

CHFW has hired Okapi Partners LLC to assist in the proxy solicitation process. CHFW will pay that firm a fee of $22,500 plus disbursements. Such fee will be paid with non-trust account funds.

CHFW will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CHFW will reimburse them for their reasonable expenses.

CHFW Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 11,934,000 ordinary shares issued and outstanding, which includes an aggregate of 2,300,000 Class B ordinary shares held by the initial shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 3,211,334 warrants, comprised of 144,667 private placement warrants held by Sponsor and the 3,066,667 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Surrozen and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Surrozen and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the Share Issuance Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal, the New Organizational Documents Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C and the Governing Documents Proposal D are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Surrozen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the Transactions (including the Domestication). CHFW shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the Transactions. Please see “—The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued of ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus and the disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about CHFW, Sponsor, Surrozen or any other matter.

General; Structure of the Merger

On April 15, 2021, CHFW, Merger Sub and Surrozen entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

(a)

On the Closing Date and immediately prior to the Effective Time, CHFW will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which CHFW will change its name to “Surrozen, Inc.”; and

(b)

the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Surrozen, with Surrozen as the surviving company in the Merger and, after giving effect to such merger, Surrozen shall be a wholly-owned subsidiary of CHFW.

CHFW entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and CHFW has agreed to issue and sell to the PIPE Investors, an aggregate of 12,020,000 units, each consisting of the PIPE Warrants, the PIPE Units, for aggregate gross proceeds of $120,200,000. The PIPE Units were offered to facilitate the subscriptions, however, the shares of CHFW Common Stock and the PIPE Warrants which comprise the PIPE Units are not attached and will trade separately without any instruction or detachment obligations on the part of the investors, CHFW or the warrant agent. Each whole PIPE Warrant entitles the holder thereof to purchase one share of CHFW Common Stock at a price of $11.50 per share, subject to adjustment as described in the form of warrant agreement attached to the form of Subscription Agreement and only whole PIPE Warrants will be exercisable. The PIPE Warrants have substantially the same provisions as the public warrants issued in connection with CHFW’s initial public offering. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing.

Effect of the Domestication on Existing CHFW Equity in the Business Combination

The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:

•	each issued and outstanding Class A ordinary share of CHFW will convert automatically by operation of law, on a one-for-one basis, into shares of New Surrozen Common Stock;

•	each issued and outstanding Class B ordinary share of CHFW will convert automatically by operation of law, on a one-for-one basis, into shares of New Surrozen Common Stock;

•

each issued and outstanding whole warrant to purchase Class A ordinary shares of CHFW will represent the right to purchase one share of New Surrozen Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the CHFW warrant agreement;

•

the governing documents of CHFW will be replaced and become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and CHFW’s name will change to “Surrozen, Inc.”; and

•

in connection with the first three bullets above, each issued and outstanding unit of CHFW that has not been previously separated into the underlying Class A ordinary shares of CHFW and underlying CHFW warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New Surrozen Common Stock and one-third of one warrant representing the right to purchase one share of New Surrozen Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the CHFW warrant agreement.

The Business Combination Agreement also provides that the Proposed Governing Documents shall be appropriately adjusted to give effect to any changes thereto that are not adopted and approved by the CHFW shareholders at the extraordinary general meeting (other than the changes to the Existing Governing Documents described in the Business Combination Agreement).

Consideration to Surrozen Equityholders in the Business Combination

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, share and equity award (whether vested or unvested) of Surrozen outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Surrozen Common Stock or comparable vested or unvested equity awards that are settled or are exercisable for shares of New Surrozen Common Stock, as applicable, based on an implied Surrozen equity value of $200,000,000.

At the Effective Time, by virtue of the Merger and without any action on the part of CHFW, Merger Sub, Surrozen or the holders of any of the following securities:

(a)

each outstanding preferred share (on an as converted to common stock basis) and each common share issued and outstanding immediately prior to the Effective Time (excluding any shares that exercise appraisal rights) shall be canceled and converted into the right to receive the number of shares of New Surrozen Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) with any fractional shares to be cashed out based on the CHFW Share Value of $10.00 per share;

(b)

each Surrozen option that is outstanding immediately prior to the Effective Time shall be assumed by CHFW and converted into an option to purchase shares of New Surrozen Common Stock under the New Surrozen Equity Incentive Plan (each such option, a “Converted Option”) on the same terms and conditions (including applicable vesting and exercisability terms) as were applicable to the corresponding former Surrozen option immediately prior to the Effective Time, except (i) the number of shares subject to the Converted Option shall be equal to the product (rounded down to the nearest whole number) of (x) the number of shares of common shares subject to such Surrozen option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, and (ii) the exercise price per share of the Converted Option (rounded up to the nearest whole cent) shall be equal to the quotient of (x) the exercise price per share of such Surrozen option immediately prior to the Effective Time divided by (y) the Exchange Ratio (the “Company Option Treatment”). The conversions and adjustments shall be done in a manner intended to comply with the requirements of Section 409A of the Code and for any rollover option that is an incentive stock option, Section 424 of the Code;

(c)

each unvested Surrozen restricted stock award shall be converted into a right to receive restricted shares of CHFW Common Stock (each, a “Rollover Restricted Award”) with substantially the same terms and conditions that were applicable to such Surrozen restricted stock award prior to the Effective Time, except that such Rollover Restricted Awards shall relate to such number of shares of CHFW Common Stock equal to the product of (i) the number of Company Common Shares subject to such Restricted Stock Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share (the “Company RSU Treatment” and together with the Company Option Treatment, the “Company Equity Award Treatment”); and

(d)

The “Exchange Ratio” means the quotient of the Equity Value Per Share divided by (b) $10.00 per share.    The “Equity Value Per Share” means $200,000,000 divided by the “Fully Diluted Company Capitalization.” “Fully Diluted Company Capitalization” means the sum of the aggregate number of shares of Surrozen common stock issued and outstanding immediately prior to the Effective Time determined with preferred treated on an as-converted to common basis plus the aggregate number of shares of Surrozen common stock subject to equity awards outstanding immediately prior to the Effective Time.    The Fully Diluted Company Capitalization does not include any shares reserved and available for future awards under any Surrozen or New Surrozen equity plan.

In addition, as discussed above in connection with the PIPE Financing, the PIPE Investors have agreed to subscribe for and purchase, and CHFW has agreed to issue and sell to the PIPE Investors, an aggregate of 12,020,000 units, each consisting of the PIPE Warrants, the PIPE Units, for aggregate gross proceeds of $120,200,000.

Aggregate New Surrozen Proceeds

The Aggregate Transaction Proceeds will be used for general corporate purposes after the Business Combination.

Closing and Effective Time of the Business Combination

The Closing of the Transactions is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the 3rd business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as CHFW and Surrozen may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•

no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination being in effect;

•

this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•

the approval of the Business Combination Agreement, the ancillary documents to the Business Combination Agreement to which Surrozen is or will be a party and Transactions (including the Merger) being obtained by the requisite number of stockholders of Surrozen in accordance with the DGCL, Surrozen’s governing documents and Surrozen’s stockholder agreements;

•

the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of CHFW being obtained in accordance with CHFW’s Governing Documents and applicable law;

•	the Aggregate Transaction Proceeds (as defined in the Business Combination Agreement) shall be equal to or greater than $100,000,000;

•

CHFW’s initial listing application with Nasdaq in connection with the Business Combination Agreement shall have been approved and all of the outstanding CHFW shares (after giving effect to the Domestication), including those issued in the Merger shall have been approved for listing on Nasdaq;

•	the size and composition of the CHFW Board shall be as contemplated under Section 5.16 of the Business Combination Agreement;

•

after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing), CHFW having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time of the Merger; and

•	the Domestication shall have been consummated on or prior to the Closing Date prior to the Effective Time.

Other Conditions to the Obligations of the CHFW Parties

The obligations of CHFW to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by CHFW (on behalf of itself and the other CHFW Parties) of the following further conditions:

•

the representations and warranties of Surrozen regarding organization and qualification of Surrozen and its subsidiaries, certain representations and warranties regarding the capitalization, and amounts payable upon a change in control, of Surrozen and the representations and warranties of Surrozen regarding the authority of Surrozen to, among other things, consummate the transactions contemplated by the Business Combination Agreement, the intended tax treatment of the Merger and brokers fees being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as defined therein) or any similar limitation) (except for de minimis inaccuracies) in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•

certain other representations and warranties regarding the capitalization of Surrozen being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Surrozen being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

•

Surrozen having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

•	since the date of the Business Combination Agreement, no Company Material Adverse Effect has occurred that is continuing;

•	CHFW must have received a certificate duly executed by an authorized officer of Surrozen confirming the conditions set forth above have been satisfied, dated as of the Closing Date; and

•	CHFW must have received the Investors Rights Agreement duly executed by CHFW and certain Surrozen Stockholders.

Other Conditions to the Obligations of Surrozen

The obligations of Surrozen to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Surrozen of the following further conditions:

•

the representations and warranties of CHFW regarding organization and qualification of the CHFW Parties, certain representations and warranties regarding the capitalization, the representations and warranties of CHFW regarding the authority of CHFW to, among other things, consummate the transactions contemplated by the Business Combination Agreement, and brokers fees being true and correct in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•

certain other representations and warranties regarding the capitalization of CHFW being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of CHFW being true and correct (without giving effect to any limitation as to “materiality” or “CHFW Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a CHFW Material Adverse Effect;

•

CHFW Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

•	Surrozen must have received a certificate duly executed by an authorized officer of CHFW confirming the conditions set forth above have been satisfied, dated as of the Closing Date; and

•	Surrozen must have received the Investors Rights Agreement duly executed by CHFW and certain Surrozen Stockholders.

Representations and Warranties

The Business Combination Agreement contains customary representations, warranties and covenants of (a) Surrozen and (b) the CHFW Parties, in each case relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

Under the Business Combination Agreement, Surrozen made customary representations and warranties to CHFW relating to, among other things:

•	organization and qualification;

•	capitalization; authorization;

•	financial statements, absence of undisclosed liabilities, consents and approvals;

•	permits;

•	material contracts;

•	absence of certain changes;

•	litigation;

•	compliance with law;

•	employee plans;

•	environmental matters;

•	intellectual property;

•	labor matters;

•	insurance;

•	tax matters;

•	brokers;

•	real and personal property;

•	transactions with affiliates;

•	data privacy and security;

•	compliance with international trade and anti-corruption laws;

•	information supplied; and

•	and regulatory compliance and investigation.

Under the Business Combination Agreement, the CHFW Parties made customary representations and warranties to Surrozen relating to, among other things:

•	organization and qualification;

•	authorization;

•	consent and approvals;

•	brokers;

•	information supplier;

•	capitalization;

•	SEC Filings;

•	the trust account;

•	transactions with affiliates;

•	litigation;

•	compliance with law;

•	business activities;

•	internal controls and financial statements;

•	absence of undisclosed liabilities;

•	tax matters;

•	investigation;

•	compliance with international trade and anti-corruption laws;

•	information supplied; and

•	regulatory compliance and investigation.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Surrozen and CHFW are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Surrozen and CHFW are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

Under the Business Combination Agreement, certain representations and warranties of the CHFW Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, an “CHFW Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the CHFW Parties, taken as a whole, or (b) the ability of CHFW or Merger Sub, Inc. to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a CHFW Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any CHFW Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any CHFW Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any CHFW Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a CHFW Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the CHFW Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the CHFW Parties operate.

Covenants of the Parties

Covenants of Surrozen

Subject to certain exceptions or as consented to in writing by CHFW (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Surrozen will and will cause its subsidiaries to, (i) operate the business of the Surrozen and its subsidiaries (the “Group Company”) in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Surrozen and its subsidiaries, taken as a whole.

Subject to certain exceptions, prior to the Closing, Surrozen will and will cause its subsidiaries to, not do any of the following without CHFW’s consent (such consent not to be unreasonably withheld, conditioned or delayed):

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

•

(A) merge, consolidate, combine or amalgamate any Group Company with any person or (B) purchase or otherwise acquire (through acquisition, license, joint venture, collaboration or otherwise) any equity securities, assets or other rights of any corporation, partnership, association or other business entity or organization or division thereof;

•	adopt any amendments, supplements, restatements or modifications to any Group Company’s governing documents, the Surrozen stockholders agreements;

•

(A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Group Companies, including any intellectual property rights (whether through a sale, license, joint venture, collaboration or otherwise), other than inventory or obsolete equipment in the ordinary course of business or nonexclusive licenses in the ordinary course of business, or (B) create, subject or incur any lien any material assets or properties of the Group Companies (other than permitted liens or nonexclusive licenses in the ordinary course of business);

•

transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, (A) any equity securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any equity securities of any Group Company; other than the issuance of shares of the applicable class of capital stock of the Surrozen upon the exercise or conversion of any Surrozen option on the date of this Agreement in accordance with the terms of the Surrozen equity plan and the underlying grant, award or similar agreement or the issuance of Surrozen options or restricted stock covering up to 600,000 Surrozen common shares under the Surrozen equity plan;

•	incur, create or assume any Indebtedness, other than ordinary course trade payables;

•

(A) amend, modify or terminate any material contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any material contract in the ordinary course of business and consistent with past practice), (B) waive any material benefit or right under any material contract or (C) enter into any contract that would constitute a material contract;

•

make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, other than (A) intercompany loans or capital contributions between Surrozen and any of its wholly owned subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

•

except as required under the terms of any employee benefit plan of any Group Company that is set forth on the Section 3.11(a) of the disclosure schedules or required under applicable law, (A) amend, modify, adopt, enter into or terminate any material employee benefit plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an employee benefit plan if in effect as of the date of the Business Combination Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) waive or release any noncompetition, nonsolicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) terminate without cause the employment of any director, manager or officer (provided that the Company agrees to provide prompt written notice to CHFW of any termination of a director, manager or officer for cause) of any Group Company or terminate the employment of any group of employees of any Group Company, (F) hire any director or officer, or hire any other individuals outside of the approved budget and hiring plan attached to Section 5.1(b)(ix)(F) of the disclosure schedules, (G) initiate any Proceeding with respect to any current or former director, manager, officer, employee, individual independent contractor, or other service provider of the Group Companies;

•

make, change or revoke any material election concerning taxes, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•

enter into any settlement, conciliation or similar contract the performance of which would involve the payment by the Group Companies in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or CHFW or any of its Affiliates after the Closing);

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

•	change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with FASB standards;

•

enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

•	make any change of control payment that is not set forth on Section 3.11(d) of the disclosure schedules; or

•	enter into any contract to take, or cause to be taken, any of the actions set forth above.

Additional Agreements of Surrozen

Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Surrozen shall not, and shall cause its subsidiaries and its and their respective representatives not to: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Surrozen Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Surrozen

Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Surrozen Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of any Group Company (or any affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Conduct of Business of CHFW

CHFW made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Subject to certain exceptions, from and after the date of this Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms CHFW shall not, and shall cause its subsidiaries not to, as applicable, except as expressly contemplated by the Business Combination Agreement or any ancillary document (including, for the avoidance of doubt, in connection with the Domestication or the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the CHFW disclosure schedules or as consented to in writing by Surrozen (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

•	adopt any amendments, supplements, restatements or modifications to the trust agreement, CHFW Warrant Agreement, or the CHFW governing documents of any CHFW party or any of its subsidiaries;

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of CHFW or any of its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of CHFW or any of its subsidiaries, as applicable;

•	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•	incur, create or assume any indebtedness or other liabilities (other than in connection with the Transactions);

•	make any loans or advances to, or capital contributions in, any other person, other than to, or in, CHFW or any of its subsidiaries;

•

issue any equity securities of CHFW or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of CHFW or any of its wholly-owned subsidiaries;

•

enter into, renew, modify or revise any CHFW related party transaction (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a CHFW related party transaction); and

•

make, change or revoke any material election concerning taxes, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business.

Proxy Statement; Registration Statement

As soon as reasonably practicable, CHFW and Surrozen agreed to prepare and file with the SEC this proxy statement/prospectus. CHFW agrees to use its reasonable best efforts to cause this proxy statement/prospectus to be declared effective under the Securities Act as soon as reasonably practicable after filing. CHFW shall cause this proxy statement/prospectus to be mailed to its shareholders of record, as of the record date to be established by the CHFW Board and in compliance with the Business Combination Agreement, as promptly as practicable, following this proxy statement/prospectus being declared effective under the Securities Act. CHFW will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the merger to (i) comply as to form with all applicable SEC requirements and (ii) otherwise comply in all material respects with all applicable law.

CHFW Shareholder Meeting and CHFW Board Recommendation

CHFW has agreed, in accordance with applicable law, NYSE American and Nasdaq rules and its existing governance documents, to establish a record date for call and hold a meeting of its shareholders as soon as reasonably practicable after the date on which this proxy statement/prospectus is declared effective, and in no event later than 40 days from the effective date and to solicit from its shareholders the approval of the proposals contained in this proxy statement/prospectus. CHFW has further agreed (i) to include a statement to the effect that CHFW’s board of directors has unanimously recommended that the shareholders vote in favor of each of the proposals in this proxy statement/prospectus and (ii) that CHFW’s board of directors will not withdraw, amend, qualify or modify the board’s recommendation for each required proposal except to the extent required by applicable law.

No Solicitation; Change in Recommendation

Prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, each of CHFW, Merger Sub and Surrozen have agreement that they shall not and shall cause its representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a CHFW Acquisition Proposal or Surrozen Acquisition Proposal, as applicable; (ii) furnish or disclose any nonpublic information to any Person in connection with, or that could reasonably be expected to lead to, a CHFW Acquisition Proposal or Surrozen Acquisition Proposal, as applicable; (iii) enter into any Contract or other arrangement or understanding regarding a CHFW Acquisition Proposal or Surrozen Acquisition Proposal, as applicable; (iv) prepare or take any steps in connection with an offering of any securities of any CHFW party) or prepare or take any steps in connection with an offering of any securities of any Surrozen party (or any Affiliate or successor of any Surrozen party (or any Affiliate or successor of any CHFW party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. CHFW agrees to (A) notify Surrozen promptly upon receipt of any CHFW Acquisition Proposal by any CHFW party, and to describe the material terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such CHFW Acquisition Proposal) and (B) keep Surrozen reasonably informed on a current basis of any modifications to such offer or information and Surrozen agrees to (A) notify CHFW promptly upon receipt of any Surrozen Acquisition Proposal by any Surrozen party, and to describe the material terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Surrozen acquisition Proposal) and (B) keep CHFW reasonably informed on a current basis of any modifications to such offer or information; except as required by law, each of CHFW, Merger Sub and Surrozen shall not (vii) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other party, the approval of such party’s board of directors of the merger agreement and/or any of the transactions contemplated thereby, or, in the case of CHFW, the board of director recommendation, (viii) approve any transaction, or any third party becoming an “interested stockholder”, under applicable laws or (ix) resolve, propose or agree to do any of the foregoing (any of the actions described in clauses (iii)-(ix), a “change in recommendation”).

Stock Exchange Listing

CHFW has agreed to use reasonable best efforts to cause CHFW shares issuable under the Business Combination Agreement, including shares issuable upon the exercise of Converted Options, and the outstanding CHFW shares to be approved for listing on Nasdaq, subject to official notice of issuance, and to satisfy any applicable initial and continual listing requirements of Nasdaq.

PIPE Financing Covenants

Unless otherwise approved by Surrozen, CHFW has agreed not to permit any amendment or modification to be made, not to grant any waiver of, and not to provide any consent to modify or terminate any provision or remedy under, or any replacements of, any of the Subscription Agreements for the PIPE Financing other than certain permitted assignments or transfers of the Subscription Agreements. CHFW further agrees to use reasonable best efforts to take, or cause to be taken all actions required, necessary or that CHFW deems to be proper or advisable to consummate the PIPE Financing contemplated by the Subscription Agreements on the terms of the Subscription Agreements and cause the PIPE Investors to pay the purchase price under the Subscription Agreement. CHFW also agrees to provide certain notices to Surrozen of any potential amendments or modifications to the Subscription Agreements or if CHFW does not expect to receive all or any portion of the purchase price under the Subscription Agreements.

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

•	using reasonable best efforts to consummate the Business Combination;

•

notify the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•	making relevant public announcements;

•	confidentiality and publicity relating to the Business Combination;

•	director and officer indemnification and insurance;

•	CHFW making appropriate arrangements for certain disbursements from the trust account;

•	CHFW taking steps to exempt the acquisition of CHFW Class A common stock and founder shares from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•

using reasonable best efforts to cause the each of the Domestication and the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the IRS Code or otherwise use commercially reasonable efforts to restructure the Merger to so qualify; and

•	cooperate in connection with certain tax matters and filings.

Board of Directors

The Business Combination Agreement provides that following the Closing, the current management of Surrozen will become the management of New Surrozen. CHFW will take all action within its power as may be necessary or appropriate such that, effective immediately after the closing of the Business Combination, the New Surrozen Board shall consist of nine directors, who shall be divided into three classes, which directors shall include (i) eight individuals identified by Surrozen (and reasonably acceptable to CHFW) and (ii) one individual identified by CHFW (and reasonably acceptable to the Chief Executive Officer of Surrozen), which shall be divided into three classes, designated Class I, II and III, with Class I consisting of three directors who shall initially be re-elected at the 2022 annual stockholders meeting, Class II consisting of three directors who shall initially be re-elected at the 2023 annual stockholders meeting and Class III consisting of three directors who shall initially be re-elected at the 2024 annual stockholders meeting. The CHFW designee shall be appointed to Class III and the Surrozen designees shall be appointed to such Classes as Surrozen reasonably determines.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements that, by their terms, contemplate performance after the Effective Time.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of CHFW and Surrozen;

•

by CHFW, if any of the representations or warranties set forth in Article 3 of the Business Combination Agreement shall not be true and correct or if Surrozen has failed to perform any covenant or agreement on the part of Surrozen set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) of the Business Combination Agreement could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Surrozen by CHFW, and (ii) the Termination Date; provided, however, that none of the CHFW Parties is then in breach of the Business Combination Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) of the Business Combination Agreement from being satisfied;

•

by Surrozen, if any of the representations or warranties set forth in Article 4 of the Business Combination Agreement shall not be true and correct or if any CHFW party has failed to perform any covenant or agreement on the part of such applicable CHFW party set forth in the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) of the Business Combination Agreement could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to CHFW by Surrozen and (ii) the Termination Date; provided, however, Surrozen is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) of the Business Combination Agreement from being satisfied;

•

by either CHFW or Surrozen, if the transactions contemplated by the Business Combination Agreement shall not have been consummated on or prior to October 12, 2021 (the “Termination Date”); provided that if the Registration Statement filed pursuant to Section 5.7 of the Business Combination Agreement, is not declared effective by August 13, 2021 then the Termination will be automatically extended by 60 days; provided, that (i) the right to terminate this Agreement pursuant to Section 7.1(d) of the Business Combination Agreement shall not be available to CHFW if any CHFW party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to Section 7.1(d) of the Business Combination Agreement shall not be available to Surrozen if the Surrozen’s breach of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before the Termination Date;

•

by either CHFW or Surrozen, if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable;

•

by either CHFW or Surrozen if the CHFW shareholders meeting has been held (including any adjournment or postponement thereof), has concluded, CHFW’s shareholders have duly voted and the required CHFW shareholder approval of each of the Condition Precedent Approvals was not obtained;

•

by CHFW, if Surrozen does not deliver, or cause to be delivered to, to CHFW (i) a Company Support Agreement duly executed by Surrozen Stockholders holding at least 67% of the preferred stock on or prior to one business day following the date of the Business Combination Agreement or (ii) Surrozen stockholder written consent approving the Merger on or prior to five business days following the time at which the registration statement/proxy statement is declared effective under the Securities Act; or

•	by Surrozen if there is a Modification of the Recommendation (as defined in the Business Combination Agreement).

Effect of Termination

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations and certain provisions in Article 8 and Article 1 of the Business Combination Agreement (to the extent related to the foregoing), except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement, fraud or any person’s liability under any Subscription Agreement, any confidentiality agreement, any transaction support agreement to which he, she or it is a party.

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, Surrozen shall pay, or cause to be paid, all unpaid Surrozen expenses and CHFW shall pay, or cause to be paid, all unpaid CHFW expenses and (b) if the Closing occurs, then CHFW shall pay, or cause to be paid, all unpaid Surrozen expenses and all unpaid CHFW expenses.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (a) CHFW and Surrozen prior to the Closing and (b) CHFW and the Sponsor after the Closing.

Ownership of New Surrozen

As of the date of this proxy statement/prospectus, there are 11,934,000 ordinary shares issued and outstanding, which includes the 2,300,000 Class B shares held by the Sponsor and certain directors of CHFW (before giving effect to the contribution of 759,000 Class B shares by the Sponsor to CHFW, for no consideration, that will be effective as of the closing), 434,000 Class A private placement shares and the 9,200,000 Class A public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 3,211,334 warrants, which includes the 144,667 private placement warrants held by the Sponsor and the 3,066,667 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Surrozen common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination) the CHFW fully diluted share capital would be 15,145,334.

It is anticipated that, following the Business Combination (1) CHFW’s public shareholders are expected to own approximately 21.3% of the outstanding New Surrozen Common Stock (excluding the PIPE subscriptions by certain CHFW public shareholders), (2) Surrozen Stockholders (without taking into account any public shares held by Surrozen Stockholders prior to the consummation of the Business Combination or shares of New Surrozen Common Stock issuable to holders of New Surrozen Awards, but taking into account the PIPE subscriptions by certain Surrozen Stockholders) are expected to own approximately 53.5% of the outstanding New Surrozen Common Stock, (3) the Sponsor (taking into account Sponsor’s PIPE subscription) is expected to own approximately 10.4% of the outstanding New Surrozen Common Stock and (4) the PIPE Investors (excluding subscriptions from Surrozen Stockholders and from the Sponsor) are expected to own approximately 14.8% of the outstanding New Surrozen Common Stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) no exercise of the public warrants or issuance of any shares of New Surrozen Common Stock, (iii) that (x) New Surrozen issues or reserves 20,000,000 shares of New Surrozen Common Stock to Surrozen Stockholders and holders of vested and unvested Surrozen equity awards as part of the Merger consideration pursuant to the Business Combination Agreement and (y) New Surrozen issues 12,020,000 shares of New Surrozen Common Stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by current CHFW shareholders and Surrozen Stockholders will be different.

The following table illustrates varying ownership levels in New Surrozen immediately following the consummation of the Business Combination based on the assumptions above.

	Share Ownership in New Surrozen
	Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)[5]
	Number of Shares		% Ownership[6]	Number of Shares	% Ownership[6]
Surrozen stockholders	23,122,500	[1]	53.5%	23,122,500	65.5%
CHFW’s public shareholders	9,200,000	[2]	21.3%	1,300,000	3.7%
Sponsor and certain directors of CHFW	4,472,500	[3]	10.4%	4,472,500	12.7%
PIPE Investors (excluding Surrozen stockholders and Sponsor)	6,400,000	[4]	14.8%	6,400,000	18.1%

Total	43,195,000		100.0%	35,295,000	100.0%

1.

Includes 20,000,000 shares issuable to Surrozen equityholders as merger consideration per the terms of the Business Combination Agreement, and 3,122,500 PIPE shares subscribed for by Surrozen stockholders.

2.	Includes 1,000,000 shares purchased by affiliates of Consonance Capital Management in the CHFW IPO. Does not reflect impact of any PIPE shares subscribed for by CHFW public shareholders.
3.

Calculated as the sum of the following: (1) 1,541,000 founder’s shares (which number is net of the forfeiture of 759,000 founder’s shares); (2) 434,000 shares underlying the private placement units; and (3) 2,497,500 shares subscribed for by Sponsor in the PIPE.

4.	12,020,000 PIPE shares, less subscriptions from existing Surrozen stockholders (3,122,500 shares) and Sponsor (2,497,500 shares)
5.	This scenario assumes the redemption of 7,900,000 public shares, equal to the number of public shares not covered by CHFW Shareholder Support Agreements.
6.	Columns may not sum to 100% due to rounding.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Investor Rights Agreement, the form of Company Support Agreement, the form of CHFW Shareholder Support Agreement and the form of Sponsor Letter Agreement are attached hereto as Annex F, Annex G, Annex H and Annex I, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

PIPE Financing

CHFW entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and CHFW has agreed to issue and sell to the PIPE Investors, an aggregate of 12,020,000 units, each consisting of one share of CHFW Common Stock and one-third of one redeemable warrant for one share of CHFW Common Stock (the “PIPE Warrants”), for a purchase price of $10.00 per unit (the “PIPE Units”), for aggregate gross proceeds of $120,200,000 (the “PIPE Financing”). The PIPE Units were offered to facilitate the subscriptions, however, the shares of CHFW Common Stock and the PIPE Warrants which comprise the PIPE Units are not attached and will trade separately without any instruction or detachment obligations on the part of the investors, CHFW or the warrant agent. Each whole PIPE Warrant entitles the holder thereof to purchase one share of CHFW Common Stock at a price of $11.50 per share, subject to adjustment as described in the form of warrant agreement attached to the form of Subscription Agreement and only whole PIPE Warrants will be exercisable. The PIPE Warrants have substantially the same provisions as the public warrants issued in connection with CHFW’s initial public offering. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

Investor Rights Agreement

At, and as a condition to, the closing of the Business Combination, CHFW, Sponsor, and Surrozen stockholders affiliated with the Column Group and the Regents of the University of California will enter into the Investor Rights Agreement pursuant to which, among other things, certain stockholders will agree not to effect any sale or distribution of CHFW equity securities during the 180-day lock-up period as described therein, and will be granted certain customary registration rights.

The foregoing description of the Investor Rights Agreement is subject to and qualified in its entirety by reference to the full text of the form of Investor Rights Agreement (filed as Exhibit 10.4 to CHFW’s Form 8-K filed with the SEC on April 15, 2021).

Surrozen Company Support Agreements

Pursuant to the Business Combination Agreement, certain stockholders of Surrozen, together holding more than 67% of the outstanding preferred stock and voting power of Surrozen (collectively, the “Surrozen Supporting Stockholders”), each entered into a Company Support Agreement (the “Transaction Support Agreements”) with CHFW and Surrozen, pursuant to which the Surrozen Supporting Stockholders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Transactions, (ii) irrevocably appoint Surrozen, and any designee thereof, and each of them individually, as such Surrozen Stockholder’s proxy and attorney-in-fact to deliver any action by written consent of the stockholders of Surrozen or attend any meeting of the stockholders of Surrozen concerning the Business Combination and related stockholder proposals, and to include the Surrozen equity securities owned by the Surrozen Supporting Stockholders in any computation for purposes of establishing a quorum at any such meeting, and to vote against any competing proposal and (iii) not transfer subject shares during the period prior to closing under or termination of the Business Combination Agreement.

The foregoing description of the Support Agreements is subject to and qualified in its entirety by reference to the full text of the form of Support Agreement (filed as Exhibit 10.3 to CHFW’s Form 8-K filed with the SEC on April 15, 2021). For additional information, see “Business Combination Proposal—Related Agreements—Support Agreements.”

CHFW Shareholder Transaction Support Agreements

Concurrently with the execution of the Subscription Agreements, CHFW, Surrozen and certain affiliates of Sponsor holding 1,300,000 public shares entered into shareholder support agreements (the “Shareholder Support Agreements”) pursuant to which each such holder agreed (i) to vote at any meeting of the shareholders of CHFW all of its ordinary shares held of record or thereafter acquired in favor of the Business Combination and the other Transaction Proposals and (ii) not to redeem any such securities in connection with the Business Combination.

Sponsor Letter Agreement

Pursuant to the Business Combination Agreement, CHFW, Sponsor, Donald J. Santel, Christopher Haqq, Jennifer Jarrett, who collectively hold 2,300,000 CHFW Class B ordinary shares, and Surrozen entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each of Mr. Santel, Dr. Haqq and Ms. Jarrett, each as a holder of CHFW Class B ordinary shares, has agreed to: (i) vote in favor of the Business Combination, including each of the Transaction Proposals (as defined in the Business Combination Agreement), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of CHFW or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) be bound by certain transfer restrictions with respect to his, her or its shares in CHFW prior to the closing of the Business Combination, and (v) in the case of the Sponsor, effective as of the closing, contribute to CHFW 759,000 Class B ordinary shares, in each case, for no consideration on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

The foregoing description of the Sponsor Letter Agreement is subject to and qualified in its entirety by reference to the full text of the form of Transaction Support Agreement (filed as Exhibit 10.1 to CHFW’s Form 8-K filed with the SEC on April 15, 2021).

Background to the Business Combination

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement. This chronology does not purport to catalogue every conversation or correspondence among representatives of CHFW, Surrozen and the other various parties. In compliance with social distancing, travel restrictions and other COVID-19 protocols, all meetings were held virtually (including by telephone, teleconference and web-based video and meeting systems) where all participants could hear and be heard.

CHFW is a blank check company incorporated on August 21, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In September 2020, CHFW issued 3,593,750 founder shares to Sponsor in exchange for a capital contribution of $25,000. In October and November 2020, 718,750 and 575,000 founder shares were contributed back to CHFW for no consideration. In November 2020, Sponsor transferred 30,000 founder shares to each of Dr. Haqq, Ms. Jarrett, and Mr. Santel who joined the board of directors of CHFW.

On November 23, 2020, CHFW completed its initial public offering or IPO generating gross proceeds of $80.0 million before underwriting discounts and expenses. Subsequently, the underwriters of the IPO exercised their option to purchase additional units from CHFW, generating additional gross proceeds of $12.0 million before underwriting discounts and expenses. Simultaneous with the closing of its IPO, CHFW completed the private placement of 410,000 private placement units at a price of $10.00 per private placement unit to Sponsor, and subsequently, simultaneous with the exercise of the underwriters’ option to purchase additional units, CHFW completed the private placement of an additional 24,000 private placement units at a price of $10.00 per private placement unit to Sponsor. Prior to the consummation of CHFW’s IPO, neither CHFW, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving CHFW.

After completing its IPO, CHFW utilized its and Sponsor’s operating and investment management experience and networks to identify and evaluate potential targets with a life sciences and biotechnology focus, as more fully described below. CHFW’s management and directors commenced an active, targeted search for an initial set of potential business combination targets leveraging Sponsor’s network of investment bankers, private equity and venture firms and hedge fund investors (including Consonance Capital and its affiliates), consulting firms, legal and accounting firms and numerous other business relationships, as well as the prior experience and network of CHFW’s management and directors to identify potential targets. Specifically, CHFW’s management and directors identified potential business combination partners in the growing life sciences and medical technology sectors, which CHFW’s management and directors believed, based on their experience, could satisfy some or all the following key criteria for a business combination target:

•

Multiple clinical and or pre-clinical product candidates in its pipeline, diversifying risk away from a single asset and providing multiple potential catalysts for value creation, business development or financing activities once public.

•

Existing clinical or preclinical data, whether or not generated by the target company, suggesting a validated biologic or mechanistic rationale for the most advanced product candidates in its pipeline.

•

Pre-clinical or clinical development programs designed to address significant challenges in areas of high unmet need where opportunities exist for accelerated clinical development and registration due to the paucity of existing treatments or the limited safety or efficacy of current treatments.

•	A valuation at acquisition suggesting an attractive risk/reward profile for investors.

•	Management team with significant scientific, clinical, and operational expertise, with a track record of drug development giving CHFW confidence that they can execute against stated timelines.

•

Company would be funded well beyond significant value inflection points once the was business combination completed, and would benefit from CHFW’s experience and network to bring value to patients and shareholders.

Since its IPO, CHFW identified and evaluated approximately 100 potential business combination partners, and proceeded to conduct varying levels of preliminary due diligence on each, including their product candidate pipelines and related preclinical and/or clinical trial data, their market potential and financial information, in each case based on publicly available information and other market research available to the management team and its advisors. CHFW’s initial target exploration focused on certain targets with whom CHFW’s directors and management, or Sponsor, were already familiar through their networks and investment activities, who they felt were unique and attractive, and who could satisfy some or all the key criteria for a business combination target described above, including, Surrozen. As the initial exploration progressed, the list of potential business combination partners was refined to exclude potential partners who did not meet all or most of the key criteria, or who CHFW management believed were unlikely to consider a business combination with a SPAC. The list of potential business combination partners was also expanded to include potential partners introduced to CHFW by venture capital investors, investment bankers and inbound inquiries, and through the ongoing search efforts of CHFW management. During the process, CHFW had preliminary discussions with 39 potential targets (the “Potential Targets”), including 21 Potential Targets that had entered into customary confidentiality agreements with CHFW, including Surrozen on December 18, 2020. The confidentiality agreements entered into with the

Potential Targets contain customary non-disclosure and non-use provisions and a customary trust account waiver provision pursuant to which the Potential Targets waived any right, title, interest or claim in CHFW’s trust account and agreed not to seek recourse against CHFW’s trust account for any reason. CHFW did not enter into confidentiality agreements with 18 Potential Targets for a variety of reasons, including because CHFW determined after preliminary discussions that such target was unlikely to meet a sufficient number of the stated acquisition criteria, or the target company was not interested in pursuing a business combination with CHFW for differing reasons, including a desire to pursue a traditional initial public offering or timing considerations or for no stated reason. Throughout its evaluation of a potential business combination, until CHFW and Surrozen entered into the term sheet with binding mutual exclusivity provisions described below, CHFW continuously refined its list of potential business combination partners and considered viable partner opportunities.

Following the initial screening of targets, CHFW determined to initially focus its resources and efforts on three Potential Targets, which we refer to as Company A, Company B and Company C, which CHFW believed were suitable candidates for a business combination for a variety of reasons, including each target’s novel technology.

As part of this process, representatives of CHFW had multiple discussions with Company A, Company B and Company C, and representatives of CHFW participated in management presentations and engaged in due diligence and discussions directly with the potential target’s senior executives.

On December 22, 2020, the CHFW Board held a meeting with members of management and CHFW’s outside counsel, Goodwin Procter, present. At this meeting, management reviewed its targeting and evaluation process and results and the results of its more in-depth evaluation of Company A, Company B and Company C, including the pros and cons of each opportunity. With respect to Company A, the CHFW Board focused on Company A’s positive attributes, including its differentiated approach to its candidate’s lead target programs, the fact that it is a platform company with programs in various stages of development and its relationship with a reputable collaboration partner, but also noted as potential areas of concern, the competitive landscape of the company’s lead programs, the limited public company experience of, and the need to build out, its management team, and potential tax and structural complications that would have to be overcome in the business combination. With respect to Company B, the CHFW Board focused on Company B’s strong pipeline, with a lead asset in Phase 1 in immuno-oncology, reputable backing and opportunities where CHFW could provide value to Company B’s management team, but also noted concerns relating to the lack of public company experience of, and the need to build out, the senior management team, the competitive landscape of its pipeline, historical challenges with the target class of the lead program, and potential tax and structural complications that would have to be overcome in the business combination. With respect to Company C, the CHFW Board focused on Company C management’s history of successful drug development and management of a public company, Company C’s relationship with investors and its strong crossover investor backing, but also noted challenges in developing a compelling valuation and concerns with competitive dynamics in the evolving clinical and commercial landscape facing its lead program. After discussion, and based on the recommendation of management, the CHFW Board authorized management to conduct further due diligence exercise with respect to both Company A and Company B, while continuing to assess other potential targets.

Over the next several weeks, CHFW management and its advisors conducted additional due diligence on Company A and Company B, and engaged in further discussions with two other Potential Targets, namely a target we refer to as Company D and Surrozen.

Given their varying roles and networks as biopharmaceutical executives over the years, the Surrozen CFO, Charles Williams, and the CHFW CEO, Gad Soffer, would connect with one another from time to time, and on December 8, 2020, Mr. Williams reached out to Mr. Soffer to inform Mr. Soffer that Mr. Williams had recently joined Surrozen as its CFO, and suggesting that the two reconnect. On December, 11, 2020 Mr. Williams and Mr. Soffer engaged in a telephone conversation and discussed one another’s new roles at Surrozen and CHFW, respectively, and discussed the possibility of exploring a business combination between Surrozen and CHFW.

On January 9, 2021, members of the Surrozen and CHFW management teams participated in a video conference during which the Surrozen team gave and the CHFW reviewed an overview of the Surrozen business.

On January 26, 2021, CHFW and its advisors were granted access to Surrozen’s virtual data room. On January 28, 2021, the CHFW Board held a meeting at which members of management and Goodwin Procter were present. At this meeting, management presented the results of its additional due diligence on Company A and Company B, and reported on management’s further discussions with Company D and Surrozen. The management team presented the CHFW Board with proposed terms of a non-binding term sheet for a potential transaction with Company A, including a proposed binding exclusivity provision on Company A. Management provided the CHFW Board with its preliminary approach to valuation of Company A. The CHFW Board also discussed the pros and cons of Company D and Surrozen. With respect to Company D, the CHFW Board focused on Company D’s pipeline of indications and reputation, but also noted that there could be challenges in developing a compelling valuation. With respect to Surrozen, the CHFW Board focused on Surrozen’s strong Wnt pathway capabilities, the Wnt pathway’s broad therapeutic potential, Surrozen’s experienced management team and board of directors and differentiated pre-clinical data, but also noted Surrozen was preparing for and may continue to pursue an initial public offering. After discussion, the CHFW Board authorized management to deliver a non-binding term sheet to Company A on the terms discussed at the meeting, and also encouraged management to continue due diligence efforts and discussion with Company B, Company D and Surrozen, and to continue to assess other potential targets. Also at this meeting, the CHFW Board and management discussed engaging J.P. Morgan to act as placement agent for the PIPE Financing and as an M&A advisor for the business combination, and that J.P. Morgan was well-suited for the role given its experience in the life sciences industry and with transactions of this nature, and also given its role as lead underwriter for CHFW’s IPO and the benefits of having familiarity with CHFW and its team.

On February 2, 2021, Surrozen held a board meeting in which members of management and Cooley were present. At this meeting the Surrozen board considered Surrozen’s planned cross-over financing and initial public offering, and alternative means to capitalize Surrozen if it appeared Surrozen would be unable to complete the planned cross-over financing and initial public offering on terms and a timeline that would permit Surrozen to maintain its desired timelines for and investments in a development programs, including a SPAC merger, and the potential advantages, disadvantages and risks of each. The Surrozen board approved formation of an informal Finance Committee of the board to meet regularly with management and review the progress of the proposed financings. Thereafter, weekly calls were held between the Finance Committee and Surrozen management. The Finance Committee shifted to reviewing progress on the proposed business combination with CHFW after the Surrozen board approved entering into a non-binding term sheet with CHFW later in February.

On February 2, 2021, CHFW delivered the non-binding term sheet to Company A. For the next two weeks, representatives of CHFW participated in management presentations and engaged in due diligence and discussions with the respective senior executives of Company B, Company D and Surrozen, and discussed with Company A the terms of the non-binding term sheet and continued to conduct due diligence on Company A. During these discussions, management evaluated the risks associated with pursuing a business combination with Company A, including a potential restructuring to change the jurisdiction of incorporation, and the associated complexities and delays that could arise and the work that Company A would need to undertake to be able to operate as a public company, and concluded that continuing further term sheet negotiations with Company A could result in a protracted and risky process. Contemporaneously, Company A received term sheets for a private financing, and, given the potentially lengthy overall timeline for the transactions contemplated by the CHFW term sheet, the parties agreed to pause negotiations of the non-binding term sheet. Also during this time, CHFW management engaged in further discussions with two of the Potential Targets, both of which had entered into confidentiality agreements which are referred to as Company E and Company F. Between January 26, 2021 and CHFW’s submission of the initial non-binding term sheet to Surrozen on February 18, 2021, CHFW personnel conducted an extensive review of the documents in the Surrozen dataroom, held numerous diligence calls with Surrozen management, engaged consultants in the areas of antibody engineering and manufacturing and preclinical toxicology, and discussed the Surrozen technology and pipeline with external experts in the fields of Wnt biology, hepatology, gastroenterology and ophthalmology. During this time, management of CHFW became increasingly enthusiastic about the Surrozen technology, pipeline opportunities and competitive positioning, and, given the level of engagement by Surrozen, the rapid progress of discussions with the Surrozen management team and Surrozen’s preparedness to operate as a public company, management of CHFW believed Surrozen was emerging as the most attractive potential business combination target that met CHFW’s key criteria. On February 18, 2021, the CHFW Board held a meeting at which members of management, J.P. Morgan and Goodwin Procter were present (with J.P. Morgan present only for a portion). At this meeting, representatives of J.P. Morgan provided a market update, and management reported to the CHFW Board on the status of discussions with Company A, Company B, Company D and Surrozen, including the progress that had been made with Surrozen, and the challenges with the Company A opportunity. Management also reported on the preliminary discussions with Company E and Company F, and noted that these discussions were not as advanced as with other Potential Targets. Management presented to the CHFW Board its rationale for concluding that Surrozen was the most attractive potential target that met CHFW’s key investment criteria, including the fact that Surrozen has two lead programs with differentiated pre-clinical data, strong Wnt pathway capabilities to generate additional programs, an experienced management team and board with public company experience and the fact that the proceeds from the business combination and the expected PIPE Financing as well as Surrozen’s existing cash resources have the potential to enable Surrozen to fund development of its two lead programs through Phase 1b proof of concept studies and further invest in additional pipeline opportunities. At this meeting, management also presented its preliminary approach to valuation of Surrozen, which included: (1) a review of pre-money IPO valuations attained by preclinical therapeutics life sciences companies conducting an IPO in 2020 and 2021 (which analysis excluded certain outliers) which showed an interquartile range of approximately $360.0 million to $600.0 million, (2) a review of pre-money IPO valuations of a select group of preclinical life sciences companies (the “Comparable Companies”), listed below, which were believed by CHFW to be the most comparable to Surrozen, which showed a pre-money equity value range of approximately $200.0 million to $380.0 million and (3) a review of the implied step-up in valuation from the most recent private financing to the pre-money IPO valuation achieved by these Comparable Companies (which were in the range of 1.2x to 2.0x), described in more detail as follows (the “February 18 Valuation”).

Company Name	IPO Date	Pre-Money Equity Value at IPO (million)	Implied Step-up from Last Private Financing
Decibel Therapeutics, Inc.	2/11/2021	$310	1.7x
Codiak Biosciences, Inc.	10/13/2020	$196	1.3x
Inozyme Pharma, Inc.	7/23/2020	$245	1.4x
Nkarta, Inc.	7/9/2020	$296	1.7x
Akouos, Inc.	6/25/2020	$340	1.4x
Avidity Biosciences, Inc.	6/11/2020	$377	2.0x
IgM Biosciences, Inc.	9/17/2019	$287	1.2x
Morphic Holding, Inc.	6/26/2019	$354	1.9x
Atreca, Inc.	6/19/2019	$359	1.2x

CHFW management used the following as the bases for identifying the Comparable Companies:

•	Is the company at a preclinical stage of development?

•	Did the company complete an initial public offering within the prior 18 months or so?

•	Does the company have multiple preclinical assets advancing towards IND?

CHFW management also excluded several companies who satisfied the criteria above, but were otherwise considered in the judgment of CHFW management to be outliers and not comparable to Surrozen, including because of their business models or given the valuation on their last private financings.

Management did not perform a discounted cash flow analysis of Surrozen given the pre-clinical status of its programs. After extensive discussion, the CHFW Board authorized management to focus its efforts on pursuing a transaction with Surrozen, including to prepare and submit a non-binding term sheet for a pre-money valuation of between $225.0 million to $250.0 million. The valuation range implied step-up valuation multiple of between 1.15x and 1.28x, to the approximately $195 million fully-diluted post-money valuation of Surrozen in its Series C preferred stock financing, its most recent round of financing, and was informed by the status of Surrozen’s ongoing third-party financing discussions, and considerations regarding the post-money equity value of Surrozen and the range of valuation multiples CHFW management believed would be attractive to Surrozen based on a business combination of this sort. After the representatives of J.P. Morgan left the meeting, the CHFW Board and management also discussed the possibility of engaging BofA Securities, Inc. (“BofAS”) to act as joint placement agent, to support the efforts of J.P. Morgan, including to leverage its existing relationships in the industry and given its familiarity with Surrozen and its investors. The CHFW Board and management discussed the roles and proposed terms of J.P. Morgan and BofAS as placement agents for the PIPE Financing and, in the case of J.P. Morgan, as an M&A advisor for the business combination.

Later on February 18, 2021, CHFW delivered a non-binding term sheet to Surrozen, which proposed an implied Surrozen equity value of $230.0 million, which represented an implied step-up valuation multiple of approximately 1.18x, a PIPE Financing, the size of which would be further discussed and mutually agreed to by the parties, the ability of CHFW to appoint one director to the New Surrozen board of directors, a minimum cash closing condition, the amount of which would be mutually agreed between the parties, that the parties would discuss a post-closing equity incentive plan, and a 30-day binding exclusivity provision providing that Surrozen would not engage in discussions with other third parties regarding a potential business combination. On February 21, 2021, following discussions between the Surrozen CEO and CFO and CHFW’s CEO and VP of Business Development, Surrozen delivered a revised non-binding term sheet to CHFW, which proposed an implied Surrozen equity value of $250.0 million, a $100.0 million PIPE Financing (including $25.0 million committed by CHFW), a nine person New Surrozen board of directors, with the ability of CHFW to appoint one director, subject to such individual being acceptable to the Surrozen CEO, a minimum cash closing condition of $150.0 million (net of CHFW transaction expenses), that the New Surrozen equity incentive plan would have an award pool equal to 10% of New Surrozen’s outstanding stock immediately after the closing, with an additional automatic 5% annual “evergreen” provision, and a 21-day binding and mutual exclusivity provision.

On February 22, 2021, the CEO and CFO of Surrozen met with the CEO and VP of Business Development of CHFW during which the CEO and CFO of Surrozen indicated Surrozen was willing to proceed with discussions and negotiations but indicated the importance of mutual exclusivity given Surrozen’s IPO process.

On February 23, 2021, CHFW delivered a further revised non-binding term sheet to Surrozen, which proposed an implied Surrozen equity value of $250.0 million, a $100.0 million PIPE Financing (including $25.0 million committed by CHFW and Surrozen’s obligation to obtain $25.0 million in commitments from current Surrozen investors), the nine person New Surrozen board of directors, with the ability of CHFW to appoint one director, subject to such individual being acceptable to the Surrozen CEO, proposing a minimum cash closing condition of $100.0 million (net of certain CHFW transaction expenses), agreeing that the New Surrozen equity incentive plan would have an award pool equal to 10% of New Surrozen’s outstanding stock immediately after the closing, with an additional automatic 5% annual “evergreen” provision and proposing a 30-day binding and mutual exclusivity provision. On February 24, 2021, the CEO and CFO of Surrozen and the CEO and VP of Business Development of CHFW engaged in a conference call to further discuss the term sheet.

On February 25, 2021, the CHFW Board held a meeting at which members of management, J.P. Morgan and Goodwin Procter were present. At this meeting, representatives of J.P. Morgan provided a market update, and representatives from J.P. Morgan and the members of CHFW management provided the Board with an update on recent discussions and negotiations with Surrozen. CHFW management also presented the currently proposed term sheet with Surrozen, including perspectives on the February 18 Valuation and Surrozen’s alternative of pursuing its pending IPO process. Management also provided an overview of the status and results of ongoing diligence of Surrozen. Management and the CHFW Board also discussed the fact that although the discussions with Company B, Company D, Company E or Company F were ongoing, none had progressed to a term sheet stage or progressed in such a way that management or the CHFW Board was willing to risk foregoing the opportunity with Surrozen. After discussing CHFW strategic alternatives, including continuing to pursue discussions with other Potential Targets, CHFW Board determined that entering in the non-binding term sheet with a 30-day mutual exclusivity provision would be in the best interest of the CHFW shareholders. After discussion, the CHFW Board authorized management to finalize negotiations of and enter into the term sheet with Surrozen.

On February 25, 2021, Surrozen held a board meeting with representatives of management and Guggenheim, one of Surrozen’s underwriter for its IPO, present. Management presented the details of the non-binding term sheet received from CHFW, which had previously been reviewed with the Finance Committee. The Surrozen board discussed the proposed terms of the business combination, including the valuation of Surrozen and the required PIPE Financing, and the relatively short timeline before a definitive business combination agreement could potentially be entered into, in comparison to the IPO alternative with the anticipated need, based on feedback from its advisors, to identify a lead investor for and to complete a cross-over financing to facilitate a successful IPO and the associated challenges in doing so, the relatively longer timeline until an IPO could be completed and the increased exposure to market risk during this time, as well as additional risks of each alternative. The board also discussed the 30-day mutual exclusivity provision in the term sheet and the fact that there is a carve-out that enables Surrozen to continue its confidential review process with the SEC for its pending IPO as a fall-back if Surrozen were unable to reach definitive agreement with CHFW. Following a discussion of the terms, and with the recommendation of the Finance Committee, the Surrozen board approved the signing of the non-binding term sheet (with binding exclusivity) with CHFW, by no later than March 1, 2021.

Between February 25, 2021 and March 1, 2021, CHFW continued its due diligence of Surrozen, and CHFW and Surrozen finalized the term sheet, which was executed on March 1, 2021. The executed term sheet provided for an implied Surrozen equity value of $250.0 million, a $100.0 million PIPE Financing (including $25.0 million committed by Sponsor and Surrozen’s obligation to obtain $5 million from the Column Group and to use commercially reasonable efforts to obtain $20 million in commitments from other current Surrozen investors), a nine person New Surrozen board of directors, with the ability of CHFW to appoint one director, subject to such individual being acceptable to the Surrozen CEO, a minimum cash closing condition of $100.0 million (net of CHFW transaction expenses), that the New Surrozen equity incentive plan would have an award pool equal to 10% of New Surrozen’s outstanding stock immediately after the closing, with an additional automatic 5% annual “evergreen” provision and a 30-day binding and mutual exclusivity provision.

Between March 1, 2021 and April 14, 2021, representatives of CHFW, including its directors and officers, and Sponsor, conducted further business, financial and other due diligence with respect to Surrozen and, over the same period of time, CHFW’s third party advisors, including legal counsel, conducted due diligence with respect to Surrozen and the proposed business combination transaction. Before reaching the determination that it was in the best interests of CHFW and its shareholders to approve the proposed transaction, during various CHFW Board meetings during which the CHFW Board considered the proposed transaction, the CHFW Board was provided with high-level summaries of the due diligence process and key due diligence findings of CHFW’s directors’ and officers’, Sponsor’s and their respective representatives’ and advisors’ due diligence. The due diligence process included the following:

•	a comprehensive review of the materials provided in the online data room;

•	requests for follow-up data and information from Surrozen, including Surrozen management responses to due diligence questions;

•

meetings with Surrozen’s management team, including Surrozen’s CEO, CFO, Chief Medical Officer, Chief Scientific Officer, Senior Vice President of Biology, Vice President of Legal, Vice President of Human Resources, Head of Technical Operations, and Head of Preclinical Development, regarding Surrozen’s business and pipeline, operations, intellectual property and technical diligence matters, as well as tax and legal matters, including those related to regulatory matters and clinical operations, corporate matters (including material contracts, capitalization and other customary corporate matters) and labor and employment matters;

•	review of publicly available key competitor data;

•

due diligence calls and discussions with third party industry experts (including various researchers and professors in the fields of Wnt biology, liver disease, gastroenterology, and ophthalmology), and including CHFW consultants in the fields of antibody engineering, process development and manufacturing, and preclinical toxicology;

•

an illustrative financial and valuation analysis (the Feb. 18 Valuation), comprising review of information relating to Surrozen’s valuation in its last financing, a review of IPO valuations attained by all preclinical companies conducting an IPO in 2020 and 2021 (which analysis excluded certain outliers), a review of pre-IPO valuations of Comparable Companies that had recently conducted a public offering, and a review of the implied step-ups in valuation from the most recent financings to the IPO valuations;

•	a summary by CHFW management to the CHFW Board with respect to their key findings with respect to their business, operational and financial due diligence; and

•	a report by Goodwin Procter on legal due diligence which was provided to CHFW management on or around March 20, 2021.

On March 3, 2021, representatives of Surrozen and its financial and legal advisors, Guggenheim Securities, LLC and Cooley LLP, respectively, and CHFW, J.P. Morgan, BofAS and Goodwin Procter held a meeting to discuss the PIPE Financing, including timeline, next steps, roles and responsibilities, potential investors and a proposed investor presentation. As part of these discussions, the parties agreed that, given the Sponsor’s commitment, indications of interest from existing Surrozen stockholders and expected interest from potential investors, it would be advisable to increase the marketed PIPE from the $100 million agreed between CHFW and Surrozen and, after discussion, the parties agreed to target a PIPE Financing of $125 million in aggregate proceeds.

On March 7, 2021, CHFW formalized J.P. Morgan and BofAS’s roles to act as joint placement agents in connection with the PIPE.

Beginning on March 8, 2021, representatives of J.P. Morgan and BofAS held conversations with potential investors with respect to the PIPE Financing. Goodwin, Cooley and Wilson, Sonsini, Goodrich & Rosati LLP (“WSGR”), counsel to J.P. Morgan and BofAS, exchanged drafts of the form of Subscription Agreement to be used in the PIPE Financing, the proposed form of which was finalized and distributed to potential PIPE investors with respect to the PIPE Financing on March 15, 2021. During this time, on March 9, 2021, Goodwin Procter delivered an initial draft of the Business Combination Agreement to Surrozen and Cooley.

Also on March 15, 2021, the CHFW Board held a meeting at which representatives of management, J.P. Morgan and Goodwin Procter were present (with J.P. Morgan present only for a portion). At this meeting, management provided the CHFW Board with an update on continued due diligence, the PIPE Financing efforts and discussions with Surrozen. Also at this meeting, Goodwin Procter gave a detailed overview of directors’ fiduciary duties in the context of a business combination of this sort. The CHFW Board also formally approved and ratified the engagement of J.P. Morgan and BofAS as placement agents for the PIPE Financing and, in the case of J.P. Morgan, as an M&A advisor for the business combination. Representatives of J.P. Morgan then joined the meeting and reported to the CHFW Board regarding the status of the PIPE Financing.

On March 17, 2021, Surrozen’s CEO and CFO, CHFW’s CEO and VP of Business Development and representatives of Cooley and Goodwin participated in a meeting to discuss certain business and legal issues in the Business Combination Agreement, matters related to Cayman law and the fiduciary duties of directors as they relate to the change of recommendation provision of the Business Combination Agreement, certain business development efforts that Surrozen proposed to have the ability to pursue during the pendency of the transaction, which transaction expenses and liabilities would be deducted from the minimum cash closing condition and the timing for certain deliverables.

On March 18, 2021, Baker Bros. Advisors LP (the “Lead Investor”), which proposed to invest $20.0 to $25.0 million in the PIPE, indicated to J.P. Morgan that it would require the restructuring of certain terms of the business combination and PIPE Financing as a condition to its investment. The Lead Investor then e-mailed proposed terms for a commitment to invest $20.0 to $25.0 million in the PIPE if the Surrozen pre-money equity value in the business combination were reduced to $200.0 million, the PIPE investors would receive units on the same terms as the investors received in the initial public offering, including 1/3 warrant coverage on substantially the same terms as the warrants issued in CHFW’s initial public offering, and the Sponsor would forfeit 33% of the founder shares. On March 19, 2021, the Lead Investor sent CHFW a term sheet memorializing the e-mailed terms, including an investment size of $25.0 million.

Surrozen management discussed the Lead Investor’s term sheet, including the proposed change in Surrozen’s valuation, with its Finance Committee and ultimately agreed with CHFW to accept the valuation change in order to secure the PIPE Financing commitment from the Lead Investor.

After CHFW had discussions with Surrozen and the Sponsor and both agreed to the revised terms, management presented the Lead Investor term sheet to the CHFW Board on an update call and the Board approved the revised terms of the business combination and the term sheet with the Lead Investor. Later that day, CHFW and the Lead Investor executed the term sheet.

On March 22, 2021, Cooley provided Goodwin with a revised draft of the Business Combination Agreement that, in addition to proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and revisions to the timing of certain deliverables, eliminated the CHFW Board’s ability to change its recommendation under any circumstances, including in connection with a defined intervening event relating to Surrozen and proposing that approval of the equity incentive plan by the CHFW shareholders be conditions to closing.

On March 23, 2021, CHFW formalized J.P. Morgan’s role to act as M&A advisor in connection with the proposed transaction with Surrozen.

On March 24, 2021, a revised Subscription Agreement reflecting the revised PIPE Financing terms, including the warrant coverage, was distributed to potential PIPE investors with respect to the PIPE Financing.

March 26, 2021, the CHFW Board held a meeting with representatives of management and Goodwin Procter present. At this meeting, management provided the CHFW Board with an update on the PIPE Financing, including investor outreach, indications of interest to date and expected timing, noting that the exclusivity period in the executed term sheet between Surrozen and CHFW was due to expire on March 31, 2021. The CHFW Board authorized management to continue its efforts with the PIPE Financing and to extend exclusivity with Surrozen, if needed.

On March 28, 2021, a form of warrant agreement was distributed to potential PIPE investors with respect to the PIPE Financing (which form was substantially the same as the warrant agreement entered into in connection with the CHFW initial public offering).

On March 30, 2021, Surrozen and CHFW entered into an agreement to extend exclusivity until April 9, 2021.

From March 24, 2021 to April 15, 2021, the terms of the proposed form of Subscription Agreement were further negotiated between the representatives of Goodwin Procter and Cooley, on behalf of their respective clients, and on behalf of the PIPE Investors by their respective advisors, and multiple drafts of the Subscription Agreements were shared prior to the execution of the agreed form of Subscription Agreement by the investors and CHFW as of April 15, 2021.

On March 31, 2021, Goodwin Procter sent a revised draft of the Business Combination Agreement to Cooley, proposing revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and revisions to the timing of certain deliverables.

Between April 1 and April 14, 2021, Cooley and Goodwin Procter held numerous meetings to discuss and negotiate the outstanding issues and other matters in the Business Combination Agreement. During this same time period, Cooley and Goodwin Procter exchanged revised drafts of the Business Combination Agreement and the parties came to agreement on the outstanding issues and other matters in the Business Combination Agreement, including that the CHFW Board would be able to change its recommendation if required by law, but that, if the CHFW Board did make a change in its recommendation, Surrozen could then terminate the Business Combination Agreement, and that the CHFW transaction liabilities and expenses that would be deducted from aggregate transaction proceeds for purposes of calculating the minimum cash condition.

Between March 29, 2021 and April 14, 2021, Cooley and Goodwin Procter drafted and negotiated the disclosure schedules to the Business Combination Agreement and drafted and negotiated certain other ancillary documents, including the Sponsor Letter Agreement, the Investor Rights Agreement, the form of Surrozen Transaction Support Agreement, the form of CHFW Shareholder Transaction Support Agreement and the certificate of incorporation and bylaws of New Surrozen to be attached to the Business Combination Agreement.

During this time, representatives of CHFW, Surrozen, J.P. Morgan and BofAS continued discussions with potential PIPE investors, including discussions and updates regarding the restructured terms for the PIPE Financing that had been agreed to with the Lead Investor. As part of this process, CHFW and Surrozen agreed that New Surrozen would not redeem the warrants issued in the PIPE Financing for 12 months following the closing of the business combination, which concept was not included in the warrants issued in connection with the CHFW initial public offering.

On April 9, 2021, the Surrozen board held a meeting with representatives of management and Cooley present. The Surrozen management team updated the Surrozen board on recent business developments. Cooley then reviewed the board’s fiduciary duties in the context of the proposed business combination, the terms of the Business Combination Agreement and the fact that Surrozen stockholders holding the requisite voting power to approve the business combination were entering into support agreements agreeing to vote in favor of the transactions. Cooley also reviewed in detail the terms of the Business Combination Agreement and proposed PIPE Financing. The Surrozen board discussed the pre-money valuation of the Surrozen, the potential net proceeds from the combination and PIPE Financing, and the potential cash runway for the combined company. The Surrozen board also considered the proposed governance of the combined company, including the independent director expected to be designated by CHFW, and considered Surrozen’s strategic alternatives, including completing its pending IPO and the need to complete a cross over financing in order to market the IPO. Following an extensive discussion, the Surrozen board unanimously determined that the business combination, including the Merger and related transactions are in the best interest of Surrozen and its stockholders, approved the adoption of the Business Combination Agreement and the execution and delivery of the Business Combination Agreement and other documents contemplated by the Business Combination Agreement and resolved to recommend that the Surrozen stockholders approve the business combination.

Given that certain potential investors in the PIPE Financing required additional time to conduct due diligence and review the investment opportunity, on April 9, 2021, CHFW and Surrozen entered into an agreement to extend exclusivity until April 14, 2021.

On April 13, 2021, the CHFW Board held a meeting with representatives of management and Goodwin Procter present. At this meeting, management provided an update regarding the status of the PIPE Financing and the potential business combination transaction involving CHFW and Surrozen, including with respect to the status of negotiations of the Business Combination Agreement, the finalization of due diligence review by CHFW advisors and related matters. Representatives from Goodwin Procter reviewed with the CHFW Board the material terms of the Business Combination Agreement and recent negotiations, which had been distributed to the CHFW Board members in advance of the meeting. The CHFW Board, management and Goodwin Procter discussed next steps and anticipated timeline.

On April 14, 2021, the parties finalized all remaining open items and received the final Subscription Agreements.

Later on April 14, 2021, a meeting of the CHFW Board was held with representatives of CHFW management and Goodwin Procter present. At this meeting, the CHFW Board was provided with a further overview of the proposed business combination transaction involving CHFW and Surrozen and the key terms of the Business Combination Agreement and the related ancillary documents, final drafts of which had been circulated the CHFW Board in advance of the meeting. Based on the factors cited in “—The CHFW Board’s Reasons for the Business Combination” and in light of the fact that the implied fair market value of the vested equity of Surrozen to be acquired in the business combination was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), the CHFW Board then unanimously adopted and approved resolutions (a) determining that it is in the best interests of CHFW and its shareholders to adopt and approve the execution and delivery of the Business Combination Agreement and the ancillary documents thereto and to approve the transactions contemplated by each of the Business Combination Agreement and the ancillary documents thereto (including the Domestication, the Merger and the PIPE Financing); (b) adopting and approving the Business Combination Agreement and ancillary documents thereto and approving CHFW’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement and the ancillary documents thereto, including the Domestication, the Merger and the PIPE Financing; (c) recommending that the CHFW shareholders vote in favor of the Business Combination Proposal, the Domestication Proposal, the New Organizational Documents Proposal, each of the Governing Documents Proposals, the Share Issuance Proposal, the Incentive Award Plan Proposal, the Equity Stock Purchase Plan Proposal and the Adjournment Proposal; and (d) adopting and approving, conditioned upon the Closing and the receipt of the required CHFW shareholders vote in favor of the Incentive Award Plan Proposal and the Employee Stock Purchase Plan Proposal, as applicable, the Incentive Equity Plan and the Employee Stock Purchase Plan and that the applicable number of shares of New Surrozen Common Stock as set forth in the Business Combination Agreement be reserved for issuance under each of the Incentive Equity Plan and the Employee Stock Purchase Plan. The CHFW Board did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the Business Combination but determined that CHFW’s directors and officers and the other representatives of CHFW had substantial experience in evaluating the operating and financial merits of companies similar to Surrozen and reviewed Surrozen’s valuation in its most recent financing and compared it to certain publicly traded companies, selected based on the experience and the professional judgement of CHFW’s directors and officers and considered the valuation of Surrozen by the Lead Investor, and concluded that the experience and background of CHFW’s directors and officers members, the members of the CHFW Board and the other representatives of CHFW enabled the CHFW Board to make the necessary analyses and determinations regarding the Business Combination.

By April 15, 2021, final versions of such ancillary documents were distributed to the CHFW Parties, Surrozen, the Lead Investor, certain other PIPE investors and the other parties thereto which reflected the outcome of the negotiations between the parties and their respective representatives and advisors and the parties to such ancillary documents to be executed and delivered at signing.

On April 15, 2021, the parties entered into the Business Combination Agreement and the related ancillary documents and the PIPE investors released their respective signatures to the Subscription Agreements, which provided for binding subscriptions to purchase an aggregate of 12.02 million units of New Surrozen Common Stock at $10.00 per share.

On April 15, 2021, CHFW and Surrozen issued a joint press release announcing the execution and delivery of the Business Combination Agreement, and CHFW filed a Current Report on Form 8-K, which filed or furnished as exhibits (a) the Business Combination Agreement, (b) an investor presentation providing information on Surrozen and a summary of certain key terms of the Business Combination, (c) the form of Investor Rights Agreement, (d) the Sponsor Letter Agreement, (e) the form of Subscription Agreement, (f) the form of Surrozen Shareholder Transaction Support Agreement, (g) the form of CHFW Shareholder Transaction Support Agreement, (h) the joint press release, dated April 15, 2021 and (i) certain risk factors and a business description that had been prepared by Surrozen and provided to prospective PIPE Financing investors.

The CHFW Board’s Reasons for the Business Combination

The CHFW Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•

Pioneering, industry leading platform and technologies to harness a fundamental pathway in tissue regeneration. Surrozen is harnessing Wnt biology, one of the body’s innate tissue repair mechanisms, to treat a broad array of diseases. The company’s scientific co-founders are among the world’s preeminent Wnt biologists and discovered the first mammalian Wnt gene. Surrozen possesses a deep, industry-leading understanding of the Wnt pathway as well as the internal antibody discovery capabilities to rapidly design and develop precisely-targeted Wnt-directed antibody therapeutics in tissue specific applications. Its two proprietary antibody technologies are designed to selectively activate Wnt signaling in specific tissues by activation of physiologic Wnt signal with Wnt-mimetic antibodies, or by amplification of endogenous Wnt with R-spondin mimetic antibodies. In light of such factors, and after conducting due diligence, including reviewing the competitive landscape, speaking with a number of experts in Wnt biology who were familiar with the Surrozen platform and speaking with a number of key opinion leaders in the therapeutic areas relevant to the Surrozen programs who confirmed the novelty of the Surrozen approach and the promise of the preclinical data generated by them, CHFW management concluded that Surrozen’s Wnt platform was pioneering and industry-leading, and reported such considerations and conclusions to the CHFW Board. Surrozen’s two proprietary antibody technologies are designed to selectively activate Wnt signaling in specific tissues by activation of physiologic Wnt signal with Wnt-mimetic antibodies, or by amplification of endogenous Wnt with R-spondin mimetic antibodies. The CHFW Board believes Surrozen is well positioned to unlock the therapeutic potential of the Wnt pathway.

•

Broad therapeutic potential across a wide range of diseases. The Wnt pathway holds broad therapeutic potential in view of its ability to regulate stem cell renewal, proliferation and differentiation, and its central role in tissue repair and regeneration. Surrozen has worked to identify and characterize tissues where Wnt biology is central to structure and function and has prioritized a number of potential applications for its technologies, including diseases of the eye (age-related macular degeneration (“AMD”) and diabetic retinopathy), liver (alcoholic hepatitis and cirrhosis), lung (idiopathic pulmonary fibrosis (“IPF”) and COPD), gastrointestinal tract IBD and short bowel syndrome), cochlea (sensorineural hearing loss), pancreas (type-1 diabetes), kidney (polycystic kidney disease), and others.

•

Multiple, wholly-owned, pipeline programs in development in areas of high unmet medical need. Surrozen has established a diverse pipeline of wholly owned product candidates led by SZN-1326 for moderate to severe IBD and SZN-043 for severe alcoholic hepatitis. In IBD, many patients fail to respond to available approved therapies which reduce inflammation but do not directly drive mucosal healing, whereas SZN-1326 may promote restoration of intestinal tissue architecture and function. In severe alcoholic hepatitis, there are an estimated 100,000 hospitalizations annually in the United States, the overall 90-day mortality rate in hospitalized patients is approximately 30%, and there are few treatment options available. If clinical trials with SZN-043 demonstrate the ability to stimulate proliferation of hepatocytes and improve liver function in these patients, the data could support the potential for a rapid path to approval.

•

Differentiated pre-clinical data for lead programs demonstrating potential for disease modifying effects. In preclinical models used to evaluate treatments for IBD, SZN-1326 led to proliferation and differentiation of intestinal stem cells, restoration of intestinal barrier function and tissue architecture, reduction in inflammation and reduced disease activity. Similarly, in animal models of alcoholic hepatitis, treatment with SZN-043 led to hepatocyte proliferation and improved liver function. These effects, if demonstrated in human clinical trials, could signal the potential for disease modifying efficacy and support use as monotherapy or in combination with other approved agents.

•

Emerging ophthalmology programs bolster pipeline and may provide breakthrough potential. The Surrozen pipeline is supplemented by numerous ongoing research efforts in a diverse set of tissues, including ophthalmic applications such as wet AMD, dry AMD, diabetic retinopathy, Fuch’s dystrophy and Sjögren’s dry eye. In preclinical experiments, Surrozen has shown that activation of the Wnt pathway can potentially reverse vascular damage through a mechanism that is different from that of currently approved agents that target angiogenesis. Surrozen is developing an agonist of a specific Fzd receptor found in retinal vasculature, which the company has shown in animal models can inhibit retinal pathology in the eye. We believe that the ability to deliver this agonist locally to the eye has the potential to treat multiple ocular disorders with high unmet need by inducing repair of damaged tissue.

•

Multiple upcoming catalysts funded by proceeds from this transaction. Surrozen expects to initiate Phase 1a trials for SZN-1326 and SZN-043 in 2022, with Phase 1b trials in ulcerative colitis and severe alcoholic hepatitis patients expected to start in 2023. Each of these programs is expected to yield clinical proof of concept data in patients from the Phase 1b trials in 2024. The company also expects to nominate additional lead candidates and advance them into the clinic in 2023 to explore the potential breadth and utility of its product candidates in other clinical settings, including ophthalmology.

•

Opportunities for strategic alliances to support and fuel growth. Given the breadth of therapeutic applications enabled by targeting the Wnt pathway and Surrozen’s ability to modulate Wnt biology in a tissue specific manner, we believe there may be opportunities for strategic alliances that further support the company’s capital needs and growth.

•	Experienced management team and board of directors. The CHFW Board believes that Surrozen has a proven and experienced team that will continue to lead the company after the Business Combination.

•

Strong commitment from top tier U.S. healthcare investors and existing Surrozen stockholders. Leading healthcare-focused and life sciences-dedicated investors, as well as current existing Surrozen stockholders, including The Column Group, committed to investment of a total of $120,200,000 in the PIPE Financing.

Other alternatives. The CHFW Board believed, after a thorough review of other business combination opportunities reasonably available to CHFW, that the proposed Business Combination represents the best potential business combination for CHFW and its shareholders based upon the process utilized to evaluate and assess other potential acquisition targets and the CHFW Board and CHFW management’s belief that such processes had not presented a better alternative.

•

Terms of the Business Combination Agreement. The CHFW Board reviewed and considered the terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See the section titled “Proposal No. 1—The Business Combination Proposal” for detailed discussions of the terms and conditions of these agreements.

The CHFW Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits may not be achieved. The risk that some or all of the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•

Liquidation of CHFW. The risks and costs to CHFW if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in CHFW being unable to effect a business combination by November 22, 2022 (the “Liquidation Date”) and force CHFW to liquidate and CHFW warrants to expire for no value.

•

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision, which prohibits CHFW from soliciting other business combination proposals so long as the Business Combination Agreement is in effect, which restricts and would delay CHFW’s ability to consider other potential business combinations to complete prior to the Liquidation Date.

•	Shareholder vote. The risk that CHFW’s shareholders may fail to provide the respective votes necessary to effect the Business Combination.

•	Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CHFW’s control.

•

No survival of remedies for breach of representations, warranties or covenants of Surrozen. The risk that CHFW will not have any surviving remedies against Surrozen’s existing stockholders after the closing of the Business Combination to recover any losses that may result from any inaccuracies or breaches of Surrozen’s representations, warranties or covenants set forth in the Business Combination Agreement.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Redemptions. The risk that CHFW’s current public shareholders may redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to CHFW and potentially resulting in an inability to consummate the Business Combination if our total cash proceeds, after giving effect to the PIPE Financing and deducting certain CHFW expenses and liabilities, does not equal or exceed $100.0 million.

•

Limitations of review. The CHFW Board considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by the existing Surrozen stockholders is fair to CHFW or its shareholders from a financial point of view. Accordingly, the CHFW Board considered that CHFW may not have properly valued Surrozen.

•

Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CHFW’s control, including approval by Surrozen’s stockholders and approval by Nasdaq of the initial listing application in connection with the Business Combination.

•	Other Risks. Various other risks associated with the Business Combination, the business of CHFW and the business of Surrozen described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the CHFW Board also considered:

•

Interests of certain persons. Some officers and directors of CHFW may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of CHFW’s shareholders (see “—Interests of Certain Persons in the Business Combination” below). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CHFW Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The CHFW Board concluded that the potential benefits that it expected CHFW and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business

Combination. Accordingly, the CHFW Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, CHFW and its shareholders.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by CHFW have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Surrozen generally used to approve the transaction, the Surrozen board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of CHFW and its shareholders and appropriately reflected Surrozen’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Surrozen’s historical growth rate and its potential for future growth in revenue and profits. The CHFW Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Surrozen met this requirement.

Interests of CHFW’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the CHFW Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including CHFW’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of CHFW shareholders and warrant holders generally.

The following table details the number of ordinary shares and warrants held by Sponsor, its affiliates and the directors and officers of CHFW, and quantifies the purchase price and the current value of such securities. The value of such securities could have significantly higher value at the time of, or following, the Business Combination.

Entity[1]	Value[2]	Promote shares[3]		IPO units	IPO PIPE units	PIPE Financing units	Total
Consonance Capital Management	No. of ordinary shares			1,000,000		2,497,500	3,497,500
	No. of warrants			333,333		832,500	1,165,833
	Aggregate Purchase Price			$10,000,000		$24,975,000	$34,975,000
	Estimated Current Value			$10,500,000		$26,223,750	$36,723,750
Consonance Life Sciences, LLC	No. of ordinary shares	1,451,000	[4]		434,000		1,885,000
	No. of warrants	0			144,667		144,667
	Aggregate Purchase Price	$25,000			$4,340,000		$4,365,000
	Estimated Current Value	$14,510,000			$4,557,001		$19,067,001
Donald Santel	No. of ordinary shares	30,000					30,000
	No. of warrants	0					0
	Aggregate Purchase Price	$0					$0
	Estimated Current Value	$300,000					$300,000
Christopher Haqq	No. of ordinary shares	30,000					30,000
	No. of warrants	0					0
	Aggregate Purchase Price	$0					$0
	Estimated Current Value	$300,000					$300,000
Jennifer Jarrett	No. of ordinary shares	30,000					30,000
	No. of warrants	0					0
	Aggregate Purchase Price	$0					$0
	Estimated Current Value	$300,000					30,000
Total	No. of ordinary shares	1,541,000		1,000,000	434,000	2,497,500	5,472,500
	No. of warrants	0		333,333	144,667	832,500	1,310,500
	Aggregate Purchase Price	$25,000		$10,000,000	$4,340,000	$24,975,000	$39,340,000
	Estimated Current Value	$15,410,000		$10,500,000	$4,557,001	$26,223,750	$56,690,751

[1]	Please see Beneficial Ownership of Securities for details regarding voting and dispositive power of the securities held by the persons included in this table.
[2]	The Estimated Current Value assumes a $10.00 per share price and a $1.50 price per warrant. As of June 22, 2021, the trading price was $9.90 per CHFW Class A ordinary share and $1.58 per warrant.
[3]	Net of contributions for no consideration.
[4]

This number is net of (i) 90,000 shares transferred (in the aggregate) to the independent directors of the CHFW Board, (ii) 759,000 founder shares which will be forfeited for no consideration at the closing of the Business Combination and (iii) 718,750 and 575,000 founder shares previously contributed back to CHFW for no consideration on October 8, 2020 and November 10, 2020.

These interests also include, among other things, the interests listed below:

•	the fact that our initial shareholders have agreed not to redeem any Class A ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that Sponsor and its affiliates has made a sizable investment in CHFW securities, which securities would be worthless if a business combination is not consummated by November 23, 2022 (unless such date is extended in accordance with the Existing Governing Documents);

•

the fact that the initial shareholders and CHFW’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account, which, as of June 22, 2021, included an amount of approximately $92 million, with respect to any ordinary shares (other than public shares) held by them if CHFW fails to complete an initial business combination by November 23, 2022;

•	the fact that the Investor Rights Agreement will be entered into by the initial shareholders;

•

the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to CHFW in an aggregate amount of up to $1,500,000 may be converted into warrants to purchase Class A ordinary shares in connection with the consummation of the Business Combination;

•

the continued indemnification of CHFW’s directors and officers and the continuation of CHFW’s directors’ and officers’ liability insurance after the Business Combination through the purchase of a six year tail policy;

•

the fact that the Sponsor and CHFW’s officers and directors will lose their entire investment in CHFW and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 23, 2022;

•

the fact that CHFW will reimburse Sponsor for office space, secretarial and administrative services provided to members of the CHFW founding team, in the amount of $55,000 per month, which payments will cease upon completion of the Business Combination;

•

the fact that if the trust account is liquidated, including in the event CHFW is unable to complete an initial business combination by November 23, 2022, the Sponsor has agreed to indemnify CHFW to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which CHFW has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CHFW, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account; and

•	the fact that CHFW may be entitled to distribute or pay over funds held by CHFW outside the Trust Account to the Sponsor or any of its Affiliates prior to the Closing.

As of June 22, 2021, Sponsor and its affiliates have invested or committed to invest an aggregate of $39.3 million, including its commitment with respect to the PIPE Financing and assuming consummation of the

Business Combination (the “Total Commitment”). Assuming the issuance of all securities underlying the Total Commitment and utilizing a per share price of $10.00 and a per warrant value of $1.50, the Total Commitment would have an approximate value of $56.7 million. If the Business Combination is not consummated, Sponsor and its affiliates will lose approximately $4.3 million of their amounts already invested. Although Sponsor and its affiliates have committed considerable capital to CHFW, including through its participation in the CHFW IPO and its contribution of a portion of the Promote for no consideration, if the Business Combination is consummated, taking into account the investments described above, including the Promote, it is possible that Sponsor and its affiliates could realize a positive rate of return on such investments even if other CHFW shareholders experience a negative rate of return following the Business Combination. Except as described above, there are no outstanding loans or material fee or reimbursement arrangements among CHFW, Sponsor, its affiliates, or the CHFW directors or officers.

The initial shareholders have, pursuant to the Sponsor Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their anti-dilution rights with respect to their Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the initial shareholders own approximately 22.9% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our initial shareholders, Surrozen and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our initial shareholders, Surrozen and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Governing Documents Proposal A, the Share Issuance Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) the Domestication Proposal, the New Organizational Documents Proposal, the Governing Documents Proposal B, the Governing Documents Proposal C and the Governing Documents Proposal D are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) New Surrozen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of CHFW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CHFW and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CHFW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Expected Accounting Treatment of the Business Combination

Surrozen has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•

Surrozen’s existing stockholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 50% of the voting interest in each scenario;

•	Surrozen will have the ability to nominate a majority of the members of the Board of Directors of the combined entity;

•	Surrozen’s senior management will be the senior management of the combined entity; and

•	Surrozen is the larger entity based on historical operating activity and has the larger employee base.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CHFW is treated as the acquired company and Surrozen is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Surrozen issuing stock for the net assets of CHFW, accompanied by a recapitalization. The net assets of CHFW will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations presented for the period prior to the Business Combination will be those of Surrozen.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, (i) except for filings with the Cayman Islands and Delaware necessary to effectuate the Domestication and (ii) the Business Combination and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that CHFW’s entry into the Business Combination Agreement, a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of CHFW as an exempted company in the Cayman Islands and the continuation and domestication of CHFW as a corporation in the State of Delaware with the name “Surrozen, Inc.,” (a) Merger Sub will merge with and into Surrozen, with Surrozen as the surviving company in the Merger and, after giving effect to such Merger, Surrozen shall be a wholly-owned subsidiary of CHFW and (b) at the Effective Time, each share and equity award of Surrozen (whether vested or unvested) outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Surrozen Common Stock or comparable equity awards that are settled or are exercisable for shares of New Surrozen Common Stock, as applicable, based on an implied Surrozen equity value of $200,000,000, on the terms and subject to the conditions set forth in the Business Combination Agreement.”

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, CHFW is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the board of directors of CHFW has unanimously approved, and CHFW shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of CHFW’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, CHFW will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CHFW will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of CHFW will convert automatically by operation of law, on a one-for-one basis, into shares of New Surrozen Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of CHFW will automatically represent the right to purchase one share of New Surrozen Common Stock at an exercise price of $11.50 per shares of New Surrozen Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of CHFW that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Surrozen Common Stock and one-third of one warrant to acquire one share of New Surrozen Common Stock.

The Domestication Proposal, if approved, will approve a change of CHFW’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while CHFW is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Surrozen will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then CHFW will also ask its shareholders to approve each of the Governing Documents Proposal (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New Surrozen under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposal,” the Existing Governing Documents of CHFW, attached hereto as Annex B and the Proposed Governing Documents of New Surrozen, attached hereto as Annex C and Annex D.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of CHFW and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe, such clarity would be advantageous to New Surrozen, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Surrozen’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Officers and Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Surrozen’s incorporation in Delaware may make New Surrozen more attractive to future candidates for our board of directors and officer positions, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors and officers of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Surrozen to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors and officers provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of CHFW as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Surrozen immediately following the Domestication will be the same as those of CHFW immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that CHFW be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (as revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, CHFW be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of CHFW as a corporation in the State of Delaware, the name of CHFW be changed from “Consonance-HFW Acquisition Corp.” to “Surrozen, Inc.”

Recommendation of the CHFW Board

THE CHFW BOARD UNANIMOUSLY RECOMMENDS THAT CHFW SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of CHFW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CHFW and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CHFW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

NEW ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

If the Condition Precedent Proposals are approved and the Business Combination is to be consummated, CHFW will replace the Existing Governing Documents with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Governing Documents”) of New Surrozen, in each case, under the DGCL.

Reasons for the New Organizational Documents

The Proposed Certificate of Incorporation and the Proposed Bylaws were negotiated as part of the Business Combination. CHFW’s Board’s specific reasons for each of the Governing Documents Proposals (each of which are included in the Proposed Governing Documents) are set forth below in the section “Governing Documents Proposals.”

Vote Required for Approval

The approval of New Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matters. Abstentions and broker non-votes, while considered present for the purpose of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and other will have no effect on the proposal.

The New Organizational Documents Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Proposed Certificate of Incorporation and the Proposed Bylaws, copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively, be approved as the certificate of incorporation and bylaws, respectively, of New Surrozen, effective upon the effectiveness of the Domestication.”

Recommendation of the CHFW Board

THE CHFW BOARD UNANIMOUSLY RECOMMENDS THAT CHFW SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NEW ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of CHFW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CHFW and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CHFW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS

If the New Organizational Documents Proposal and the other Condition Precedent Proposals are approved and the Business Combination is to be consummated, CHFW will replace the Existing Governing Documents, with a proposed new certificate of incorporation and proposed new bylaws of New Surrozen, in each case, under the DGCL.

CHFW’s shareholders are asked to consider and vote upon and to approve, on an advisory, non-binding basis, by special resolution the Governing Documents Proposal, save for Governing Documents Proposal A, which proposes to alter CHFW’s authorized share capital and which will require an ordinary resolution, to replace the Existing Governing Documents with the Proposed Governing Documents.

The Proposed Governing Documents differ in certain respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws for New Surrozen. This summary is qualified by reference to the complete text of the Existing Governing Documents of CHFW, attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Governing Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Governing Documents governed by Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct Governing Documents Proposals or otherwise identified, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if CHFW shareholders approve the New Organizational Documents Proposal and each of the Governing Document Proposals. Accordingly, CHFW encourages shareholders to carefully review the terms of the Proposed Governing Documents of New Surrozen, as well as the information set forth in the table below.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares

The share capital under the Existing Governing Documents is US$50,100 divided into 350,000,000 Class A ordinary shares of par value US$0.0001 per share, 150,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.

The Proposed Governing Documents authorize 300,000,000 shares of New Surrozen Common Stock and 10,000,000 shares of New Surrozen Preferred Stock.
	See paragraph 8 of the Existing Governing Documents.	See Article IV subsection A of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent

The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, the CHFW Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or

The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by

	Existing Governing Documents	Proposed Governing Documents
	other rights of the holders of ordinary shares.	the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL.
	See paragraph 8 of the Existing Governing Documents and Article 3 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.
Corporate Name	The Existing Governing Documents provide the name of the company is “Consonance-HFW Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “Surrozen, Inc.”
	See paragraph 1 of our Existing Governing Documents.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by November 23, 2022 (24 months after the closing of CHFW’s initial public offering), CHFW will cease all operations except for the purposes of winding up and will redeem the shares issued in CHFW’s initial public offering and liquidate its trust account.

The Proposed Governing Documents do not include any provisions relating to New Surrozen’s ongoing existence; the default under the DGCL will make New Surrozen’s existence perpetual.
	See Article 38 of our Articles of Association.	This is the default rule under the DGCL.
Shareholder/Stockholder Written Consent In Lieu of a Meeting

The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

See Articles 14 and 15 of our Articles of Association.

The Proposed Certificate of Incorporation allows stockholders to vote in person or by proxy at a meeting of stockholders, but prohibits the ability of stockholders to act by written consent in lieu of a meeting.

Exclusive Forum	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United Stated of America shall be the exclusive forum for litigation arising out of the Securities Act.

See Article VII subsections A and B of the Proposed Certificate of Incorporation
Provisions related to the Corporate Opportunity Doctrine	The Existing Governing Documents do not address corporate opportunities under Cayman Law.

The Proposed Governing Documents provide a waiver of the obligation of nonemployee directors of New Surrozen to offer certain corporate opportunities to New Surrozen unless the opportunity is acquired or become in the possession of the direct expressly and solely in connection with such individual’s service on the board of New Surrozen.

	Existing Governing Documents	Proposed Governing Documents
See Article V of the Proposed Certificate of Incorporation.
Provisions Related to Status as a Blank Check Company	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 38 of our Articles of Association.

Overview of Change in Authorized Shares

Governing Documents Proposals—as a special resolution, to approve the Proposed Governance Documents, including the change in the authorized share capital of CHFW from US$50,100 divided into (i) 350,000,000 Class A ordinary shares, par value $0.0001 per share, 150,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of New Surrozen Common Stock and 10,000,000 shares of New Surrozen Preferred Stock.

As of the date of this proxy statement/prospectus, there are 11,934,000 ordinary shares issued and outstanding, which includes an aggregate of 2,300,000 Class B ordinary shares held by the initial shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 3,211,334 warrants to acquire ordinary shares, comprised of 144,667 private placement warrants held by Sponsor and 3,066,667 public warrants.

In connection with the Domestication, on the Closing Date prior to the Effective Time, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of CHFW will convert automatically by operation of law, on a one-for-one basis, into shares of New Surrozen Common Stock; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of CHFW will automatically represent the right to purchase one share of New Surrozen Common Stock at an exercise price of $11.50 per shares of New Surrozen Common Stock on the terms and conditions set forth in the warrant agreement; and (iii) each issued and outstanding unit of CHFW that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Surrozen Common Stock and one-third of one warrant to acquire one share of New Surrozen Common Stock.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share and equity award of Surrozen (whether vested or unvested) outstanding as of immediately prior to the Effective Time will be exchanged for shares of New Surrozen Common Stock or comparable equity awards that are settled or are exercisable for shares of New Surrozen Common Stock, as applicable, based on an implied Surrozen pre-combination equity value of $200,000,000 and a $10.00 per share value for New Surrozen Common Stock. For further details, including the calculation of the exchange ratio see “Consideration to Surrozen Equityholders in the Business Combination.”

In order to ensure that New Surrozen has sufficient authorized capital for future issuances, the CHFW Board has approved, subject to shareholder approval, that the Proposed Governing Documents of New Surrozen change in the authorized share capital of CHFW from US$50,100 divided into (i) 350,000,000 Class A ordinary shares, 150,000,000 Class B ordinary shares and 1,000,000 preference shares of CHFW to (ii) 300,000,000 shares of New Surrozen Common Stock and 10,000,000 shares of New Surrozen Preferred Stock.

Reasons for the Change in Authorized Shares

The principal purpose of this proposal is to provide for an authorized capital structure of New Surrozen that will enable it to continue as an operating company governed by the DGCL. The CHFW Board believes that it is important for New Surrozen to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its capital needs and its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Overview of Issuance of Preferred Stock by the Board

Approval of the Governing Documents Proposals will also authorize the New Surrozen Board to issue any or all shares of New Surrozen Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Surrozen Board and as may be permitted by the DGCL, which will allow for issuance of any or all of the shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

Reasons for the Issuance of Preferred Stock by the Board

The CHFW Board believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New Surrozen and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Surrozen. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New Surrozen, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Surrozen Board to issue the authorized preferred stock on its own volition will enable New Surrozen to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Surrozen currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Reasons for the Removal of Stockholder Action by Written Consent

Under the Proposed Governing Documents, New Surrozen’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Surrozen’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Surrozen. Permitting stockholder action by written consent would circumvent the usual process of allowing deliberation at a meeting of stockholders, would be contrary to principles of openness and good governance, and would have the potential to inappropriately disenfranchise stockholders, potentially permitting a small group of short-term, special interest or self-interested stockholders, who together hold a threshold amount of shares, and who do not owe any fiduciary responsibilities to other stockholders, to take important actions without the involvement of, and with little or no advance notice to, New Surrozen or other stockholders. Allowing stockholder action by written consent would also deny all stockholders the right to receive accurate and complete information on a proposal in advance and to present their opinions and consider presentation of the opinions of New Surrozen’s board of directors and other stockholders on a proposal before voting on a proposed action.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which CHFW is aware to obtain control of New Surrozen, and CHFW and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Surrozen. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Overview of Other Provisions of the Proposed Governance Documents

Approval of each of the Governing Documents Proposals, assuming approval of each of the Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of the Existing Governing Documents with New Surrozen’s Proposed Governing Documents, which the CHFW Board believes is necessary to adequately address the needs of New Surrozen after the Business Combination.

The Proposed Governing Documents will be replaced in connection with the Business Combination to provide that the name of the corporation will be “Surrozen, Inc.” In addition, the Proposed Governing Documents will make New Surrozen’s corporate existence perpetual.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Domestication, provides that, unless New Surrozen consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Surrozen, (ii) any action asserting a claim of breach of a fiduciary duty (including any fiduciary duty) owed by any current or former director, officer, stockholder or employee of New Surrozen to New Surrozen or New Surrozen’s stockholders, (iii) any action asserting a claim against New Surrozen or any current or former director, officer, stockholder or employee of New Surrozen arising out of or relating to any provision of the General Corporation Law of Delaware, the Proposed Certificate of Incorporation or Proposed Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against New Surrozen or any current or former director, officer, stockholder or employee of New Surrozen governed by the internal affairs doctrine of the State of Delaware. The forgoing shall not apply to any claims under the Exchange Act or the Securities Act of 1933, as amended. In addition, unless New Surrozen gives an Alternate Forum Consent, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act of 1933.

The Proposed Certificate of Incorporation of New Surrozen will provide a waiver of the obligation of nonemployee directors of New Surrozen to offer certain corporate opportunities to New Surrozen unless the opportunity is acquired or become in the possession of the direct expressly and solely in connection with such individual’s service on the board of New Surrozen.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Business Combination, New Surrozen will not be a blank check company.

Approval of the Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Domestication, in the wholesale replacement of CHFW’s Existing Governing Documents with New Surrozen’s Proposed Governing Documents. While certain changes between the Existing Governing Documents and the Proposed Governing Documents have been summarized above, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between Cayman Islands law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned proposals and consummation of the Business Combination) if our shareholders approve each of the Governing Documents Proposals. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Governing Documents of New Surrozen, attached hereto as Annex C and Annex D, as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Other Provisions of the Proposed Governance Documents

The CHFW Board believes that changing the post-business combination corporate name from “Consonance-HFW Acquisition Corp.” to “Surrozen, Inc.” is desirable to reflect the Business Combination with Surrozen and to clearly identify New Surrozen as the publicly traded entity.

The CHFW Board believes that making New Surrozen’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and the CHFW Board believes that it is the most appropriate period for New Surrozen following the Business Combination.

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Surrozen in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The CHFW Board believes that the Delaware courts are best suited to address disputes involving such matters given that the after the Domestication, New Surrozen will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this provision would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Adopting the federal district courts of the United States of America as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless New Surrozen consents in writing to an alternative forum, is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent. CHFW’s Board has chosen the federal courts of the United States of America as the exclusive forum for such Securities Act causes of action because Surrozen’s principal executive offices are located in the United States of America and because potential plaintiffs should not be inconvenienced in bringing claims in the federal courts located in the states where they reside.

The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as New Surrozen to renounce any interest or expectancy of the corporation in certain business opportunities. The Existing Governing Documents does not address the “corporate opportunity” doctrine. In order to attract and retain independent directors who work in the life sciences field and may acquire opportunities while serving as employees or outside directors of other unrelated companies, the Proposed Certificate of Incorporation waives this obligation for non-employee directors for corporate opportunities that arise or become in possession of the director not expressly and solely in connection with such individual’s service on the board of New Surrozen.

The Proposed Governance Documents require the approval by affirmative vote of holders of at least 66 2⁄3% of the voting power of New Surrozen’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to New Surrozen’s bylaws not approved by the Board. The Proposed Governance Documents require the approval by affirmative vote of holders of at least 66 2⁄3% of the voting power of New Surrozen’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to certain provisions of New Surrozen’s Proposed Certificate of Incorporation.

These provisions are intended to protect key provisions of the Proposed Bylaws and Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve New Surrozen and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the CHFW Board believes it is the most appropriate period for New Surrozen following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the CHFW’s initial public offering be held in the trust account until a business combination or liquidation of CHFW has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The non-binding, advisory approval of the Governing Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matters, save for Governing Documents Proposal A, which proposes to alter CHFW’s authorized share capital and which will require an ordinary resolution, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

Because the vote on each Governing Documents Proposal is advisory only, it will not be binding on the CHFW Board or New Surrozen.

Resolution

The full text of each Governing Document Proposal to be passed is as follows:

Governing Document Proposal A

“RESOLVED, as a special resolution, that each of the Governing Documents Proposals, including the change in the authorized share capital of CHFW from US$50,100 divided into (i) 350,000,000 Class A ordinary shares, par value $0.0001 per share, 150,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of common stock, par value $0.0001 per share, of New Surrozen and 10,000,000 shares of preferred stock, par value $0.0001 per share, of New Surrozen be approved.”

Governing Document Proposal B

“RESOLVED, as a special resolution, that the authorization to the New Surrozen Board to issue any or all shares of New Surrozen Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Surrozen Board and as may be permitted by the Delaware General Corporation Law be approved.”

Governing Document Proposal C

“RESOLVED, as a special resolution, that the removal of the ability of New Surrozen stockholders to take action by written consent in lieu of a meeting be approved.”

Governing Document Proposal D

“RESOLVED, as a special resolution, that the amendment and restatement of the Existing Governing Documents be approved and that all other immaterial changes necessary or, as mutually agreed in good faith by CHFW and Surrozen, desirable in connection with the replacement of Existing Governing Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the post-Business Combination corporate name from Consonance-HFW Acquisition Corp. to Surrozen, Inc. (which is expected to occur upon the consummation of the Domestication), (ii) making New Surrozen’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and federal district courts of the United States of America as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination be approved.”

Recommendation of the CHFW Board

THE CHFW BOARD UNANIMOUSLY RECOMMENDS THAT CHFW SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY, NON-BINDING BASIS, OF EACH OF THE SEPARATE GOVERNING DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of CHFW’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of CHFW and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CHFW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

SHARE ISSUANCE PROPOSAL

Overview

The Share Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution, for the purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), the issuance of shares of New Surrozen Common Stock in connection with the Business Combination and the PIPE Financing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b), or (d) (such proposal, the “Share Issuance Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Business Combination Agreement, CHFW currently expects to issue an estimated                shares of New Surrozen Common Stock and equity awards representing                shares of New Surrozen Common Stock in connection with the Business Combination and the PIPE Financing. For further details, see “Business Combination Proposal—Consideration to Surrozen Equityholders in the Business Combination” and “Incentive Award Plan Proposal.”

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because Sponsor currently owns greater than 5% of CHFW’s ordinary shares, Sponsor and the Consonance PIPE Investor are considered substantial shareholders of CHFW under Nasdaq Listing Rule 5635(e)(3). In connection with the PIPE Financing, the Consonance PIPE Investor is expected to be issued 2,497,500 shares of New Surrozen Common Stock.

In the event that this proposal is not approved by CHFW shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by CHFW shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Surrozen Common Stock pursuant to the Business Combination Agreement, New Surrozen will not issue such shares of New Surrozen Common Stock.

Vote Required for Approval

The approval of the Share Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Share Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Stock Exchange Listing Rule 5635, the issuance of shares of New Surrozen Common Stock be approved.”

Recommendation of the CHFW Board

THE CHFW BOARD UNANIMOUSLY RECOMMENDS THAT CHFW SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of CHFW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CHFW and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CHFW’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL

Overview

In this proposal, we are asking our shareholders to approve the 2021 Plan. CHFW’s board of directors has approved the 2021 Plan, subject to shareholder approval. If shareholders approve this proposal, the 2021 Plan will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other Condition Precedent Proposals. If the 2021 Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder and the Board will be able to grant awards under the Surrozen, Inc. 2015 Equity Incentive Plan, which we refer to herein as the “2015 Plan.” If the 2021 Plan is adopted, no awards will be granted under the 2015 Plan following the Closing. The 2021 Plan is described in more detail below.

General Information

The purpose of the 2021 Plan is to provide a means whereby New Surrozen can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Surrozen and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards under the 2021 Plan.

Approval of the 2021 Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options and restricted stock units under the 2021 Plan. If this proposal is approved by our shareholders, the 2021 Plan will become effective as of the date of the closing of the Business Combination. In the event that our shareholders do not approve this proposal, the 2021 Plan will not become effective.

New Surrozen’s equity compensation program, as implemented under the 2021 Plan, will allow New Surrozen to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to New Surrozen’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the 2021 Plan will allow New Surrozen to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Surrozen’s success and ultimately increase stockholder value. The 2021 Plan allows New Surrozen to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Surrozen.

If the request to approve the 2021 Plan is approved by our shareholders, there will be that number of shares of New Surrozen common stock that is equal to 10% of the fully diluted common stock as of immediately following the closing of the Business Combination, subject to adjustment for specified changes in New Surrozen’s capitalization, available for grant under the 2021 Plan as of the effective time of the Business Combination. In addition, as further described below under the section titled “—Description of the Surrozen, Inc. 2021 Equity Incentive Plan—Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to 5% of shares of New Surrozen fully diluted common stock outstanding (or a lesser number determined by the Board). CHFW’s board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the 2021 Plan

A summary description of the material features of the 2021 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2021 Plan and is qualified by reference to the 2021 Plan, the form of which is attached to this proxy statement/prospectus as Annex J and incorporated by reference in its entirety. CHFW’s shareholders should refer to the 2021 Plan for more complete and detailed information about the terms and conditions of the 2021 Plan.

Eligibility. Any individual who is an employee of New Surrozen or any of its affiliates, or any person who provides services to New Surrozen or its affiliates, including consultants and members of the Board, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. If this proposal is approved by the shareholders, all of New Surrozen’s employees, directors and consultants will be eligible to receive awards following the closing of the Business Combination.

Awards. The 2021 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New Surrozen’s affiliates.

Authorized Shares. Initially, the maximum number of shares of New Surrozen common stock that may be issued under the 2021 Plan after it becomes effective will be that number of shares that is equal to 10% of the fully diluted common stock as of immediately following the closing of the Business Combination. In addition, the number of shares of New Surrozen common stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (1) 5% of the total number of shares of New Surrozen fully diluted common stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of New Surrozen common stock determined by the Board prior to the date of the increase. The maximum number of shares of New Surrozen common stock that may be issued on the exercise of ISOs under the 2021 Plan is a number of shares equal to three hundred percent (300%) of the number of shares initially reserved for issuance under the 2021 Plan. As of                , 2021, the record date for the extraordinary general meeting, the closing price of CHFW’s common stock as reported on NYSE American LLC was $                per share.

The unused shares subject to stock awards granted under the 2021 Plan that expire or are terminated, exchanged for or settled in cash, reacquired to satisfy the purchase or exercise price, reacquired to satisfy any applicable tax withholding, forfeited or repurchased because of a failure to satisfy any applicable vesting condition, canceled without having been fully exercised or forfeited, will, as applicable, become or again be available for stock award grants under the 2021 Plan.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Plan Administration. The Board, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. The Board may also delegate to one or more of New Surrozen’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, the Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of New Surrozen common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Surrozen or any of New Surrozen’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Surrozen or any of New Surrozen’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Surrozen or any of New Surrozen’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the date of disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of New Surrozen common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New Surrozen common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of New Surrozen common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New Surrozen’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Surrozen’s total combined voting power or that of any of New Surrozen’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of New Surrozen common stock, a combination of cash and shares of New Surrozen common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be paid or credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New Surrozen ends for any reason, New Surrozen may receive any or all of the shares of New Surrozen common stock held by the participant that have not vested as of the date the participant terminates service with New Surrozen through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of New Surrozen common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New Surrozen common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Surrozen or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Surrozen or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New Surrozen common stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to New Surrozen common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of New Surrozen, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New Surrozen or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New Surrozen with respect to the stock award may be assigned to New Surrozen’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by New Surrozen with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by New Surrozen with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of New Surrozen common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination. The Board has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of New Surrozen’s stockholders. No ISOs may be granted after the tenth anniversary of the date CHFW’s board of directors adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Surrozen with respect to participation in the 2021 Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the 2021 Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Surrozen’s ability to realize the benefit of any tax deductions described below depends on New Surrozen’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New Surrozen’s tax reporting obligations.

Nonstatutory Stock Options. Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Surrozen or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Surrozen will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options. The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. New Surrozen is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, New Surrozen will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New Surrozen timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Surrozen will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Surrozen will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Surrozen will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to New Surrozen

Compensation of Covered Employees. The ability of New Surrozen to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New Surrozen’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments. The ability of New Surrozen (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the discretion of the compensation committee of the Board. Therefore, CHFW cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided. In addition, because CHFW has not maintained a comparable compensatory equity plan prior to the Business Combination, CHFW cannot determine the benefits or number of shares subject to awards that would have been received by any service provider of CHFW if the 2021 Plan had been in effect.

Interests of CHFW’s Directors and Officers in the Equity Incentive Plan Proposal

When you consider the recommendation of CHFW’s board of directors in favor of approval of the 2021 Plan, you should keep in mind that certain of CHFW’s board of directors and officers have interests in the 2021 Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the potential future issuance of awards to                  as a director of New Surrozen. See the section titled “Proposal No. 1—The Business Combination—Interests of CHFW’s Directors and Officers in the Business Combination” for a further discussion.

Vote Required for Approval

The Equity Incentive Plan Proposal may be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of New Surrozen 2021 Equity Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Recommendation of CHFW’s Board

THE CHFW BOARD UNANIMOUSLY RECOMMENDS THAT THE CHFW SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of CHFW’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CHFW and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CHFW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Proposal No. 1—The Business Combination—Interests of CHFW’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

In this proposal, CHFW is asking its shareholders to approve the ESPP. CHFW’s board of directors approved the ESPP on April 15, 2021, subject to stockholder approval at the special meeting of shareholders. If shareholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other Condition Precedent Proposals. If the ESPP is not approved by the shareholders, it will not become effective. The ESPP is described in more detail below.

The purpose of the ESPP is to provide a means whereby New Surrozen can align the long-term financial interests of its employees with the financial interests of its shareholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of New Surrozen common stock will help New Surrozen to attract, retain, and motivate employees and encourage them to devote their best efforts to New Surrozen’s business and financial success. Approval of the ESPP by CHFW’s shareholders will allow New Surrozen to provide its employees with the opportunity to acquire an ownership interest in New Surrozen through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of New Surrozen’s stockholders.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex K. CHFW’s shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose. The purpose of the ESPP is to provide a means by which eligible employees of New Surrozen and certain designated companies may be given an opportunity to purchase shares of New Surrozen common stock following the closing of the Business Combination, to assist New Surrozen in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Surrozen’s success.

The Plan includes two components: a 423 Component and a Non-423 Component. New Surrozen intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve. The maximum number of shares of New Surrozen common stock that may be issued under the ESPP is equal to 1% of the fully diluted common stock immediately following the consummation of the Business Combination. Additionally, the number of shares of New Surrozen common stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the fully diluted number of shares of New Surrozen common stock outstanding on December 31st of the preceding calendar year, (2) a number of shares of New Surrozen common stock equal to 200% of the initial share reserve, or (3) such lesser number of shares of New Surrozen as determined by the Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of                , 2021, the record date for the extraordinary general meeting, the closing price of CHFW’s common stock as reported on NYSE American LLC was $                per share.

Administration. The Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations. New Surrozen employees and the employees of any of its designated affiliates, as designated by the Board, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New Surrozen or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with New Surrozen or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering.

In addition, the Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the shareholders, all the employees of New Surrozen and its related corporations will be eligible to participate in the ESPP following the closing of the Business Combination. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of New Surrozen stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New Surrozen stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of New Surrozen common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New Surrozen stock on the first trading date of a new purchase period within an existing offering period is less than or equal to the fair market value of a share of New Surrozen stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such trading date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of New Surrozen common stock through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of New Surrozen common stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with New Surrozen and its related corporations.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to New Surrozen and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, New Surrozen will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New Surrozen or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New Surrozen will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. The Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of New Surrozen stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Surrozen with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New Surrozen common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of New Surrozen common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of New Surrozen common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by New Surrozen or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to New Surrozen by reason of the grant or exercise of rights under the ESPP. New Surrozen is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, CHFW cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided. In addition, because CHFW has not maintained a comparable plan prior to the Business Combination, CHFW cannot determine the benefits or number of shares subject to awards that would have been received by any service provider of CHFW if the ESPP had been in effect.

Interests of CHFW’s Directors and Officers in the Employee Stock Purchase Plan Proposal

When you consider the recommendation of CHFW’s board of directors in favor of approval of the ESPP, you should keep in mind that certain of CHFW’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section titled “Proposal No. 1—The Business Combination—Interests of CHFW’s Directors and Officers in the Business Combination” for a further discussion.

Vote Required for Approval

The ESPP Proposal may be approved by an ordinary resolution under Cayman law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of the New Surrozen 2021 Employee Stock Purchase Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Recommendation of CHFW’s Board

THE CHFW BOARD UNANIMOUSLY RECOMMENDS THAT THE CHFW SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the CHFW Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to CHFW shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient CHFW ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from CHFW shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if CHFW shareholders redeem an amount of public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by CHFW from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, equal no less than $100,000,000 after deducting CHFW’s unpaid expenses, liabilities, and any amounts paid to CHFW shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied. CHFW is not allowed to adjourn the meeting for more than 15 business days or adjourn the meeting more than twice without the consent of Surrozen. See “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the CHFW Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to CHFW shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient CHFW ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (B) in order to solicit additional proxies from CHFW shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if CHFW shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by CHFW from the trust account in connection with the Business Combination, together with aggregate gross proceeds from the PIPE Financing, equal no less than $100,000,000 after deducting CHFW’s unpaid expenses, liabilities, and any amounts paid to CHFW shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the extraordinary general meeting be approved.”

Recommendation of the CHFW Board

THE CHFW BOARD UNANIMOUSLY RECOMMENDS THAT CHFW SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of CHFW’s directors may result in a conflict of interest on the part of such director (s) between what he, she or they may believe is in the best interests of CHFW and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CHFW’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of CHFW’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to holders of our public shares or public warrants (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New Surrozen Common Stock and public warrants following the Domestication. The discussions below under the headings “—Effects of the Domestication on U.S. Holders and “Effects on U.S. Holders Exercising Redemption Rights” constitute the opinion of Goodwin Procter, United States tax counsel to CHFW, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of CHFW securities as a result of the Domestication and the exercise of redemption rights, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto. This section applies only to holders that hold their public shares, public warrants or New Surrozen Common Stock as capital assets for U.S. federal income tax purposes (generally, as property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	S corporations;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	persons who purchase stock in New Surrozen as part of the PIPE Financing;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•	passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, the alternative minimum tax, or state, local or non-U.S. tax laws. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Surrozen prior to the Business Combination, including holders of our public shares or public warrants that also hold, directly or indirectly, equity interests in Surrozen. With respect to the consequences of holding shares of New Surrozen Common Stock, this discussion is limited to holders who acquire such shares of New Surrozen Common Stock in connection with the Domestication or as a result of the exercise of a public warrant. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares or public warrants, we urge you to consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS, TO SUCH HOLDER OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW SURROZEN COMMON STOCK AND PUBLIC WARRANTS.

For purposes of this discussion, because any unit consisting of one Class A ordinary share and one-third of one warrant to acquire one Class A ordinary share is separable at the option of the holder, CHFW is treating any Class A ordinary share and one-third of one warrant to acquire one Class ordinary share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the units in connection with the consummation of the Domestication or the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our public shares, public warrants or New Surrozen Common Stock, as applicable, and is, for U.S. federal income tax purposes:

an individual citizen or resident of the United States;

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

an estate whose income is subject to U.S. federal income tax regardless of its source; or

a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, changing our name to “Surrozen, Inc.”

The Domestication should qualify as an F Reorganization. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation holding only investment-type assets such as CHFW, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. The Domestication should be treated for U.S. federal income tax purposes as if CHFW (i) transferred all of its assets and liabilities to New Surrozen in exchange for all of the outstanding common stock and warrants of New Surrozen and then (ii) distributed the common stock and warrants of New Surrozen to the shareholders and warrant holders of CHFW, respectively, in liquidation of CHFW. The taxable year of CHFW should be deemed to end on the date of the Domestication.

Although the Domestication should qualify as an F reorganization, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code. As discussed in greater detail below under “—PFIC Considerations,” CHFW believes it is likely that it qualified as a PFIC for the 2020 taxable year and that it will qualify as a PFIC for the short taxable year that should be deemed to end on the date of the Domestication. If CHFW is treated as a PFIC, proposed Treasury Regulations under Section 1291(f) of the Code that have a retroactive effective date, if finalized in their current form, would require U.S. Holders of public shares and public warrants to recognize gain on the Domestication if the U.S. Holder did not timely make (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned the public shares or in which CHFW was a PFIC, whichever is later, or (b) a mark-to-market election (as described below, with respect to such public shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules, which are discussed more fully below. It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

If the rules discussed in the preceding paragraph do not apply to cause a U.S. Holder to recognize gain on the Domestication, except as provided under “—Effects of Section 367(b) to U.S. Holders,” (i) a U.S. Holder of public shares or public warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, (ii) a U.S. Holder’s tax basis in a share of New Surrozen Common Stock or a New Surrozen warrant received in the Domestication should generally be the same as its tax basis in the public share or public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (iii) the holding period for a share of New Surrozen Common Stock or New Surrozen warrant should generally include such U.S. Holder’s holding period for the public share or public warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, a U.S. Holder generally would recognize gain or loss with respect to a public share or public warrant in an amount equal to the difference, if any, between the fair market value of the corresponding share of New Surrozen Common Stock or New Surrozen warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in its public share or public warrant surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New Surrozen Common Stock or New Surrozen warrant would be equal to the fair market value of that share of New Surrozen Common Stock or New Surrozen warrant on the date of the Domestication and such U.S. Holder’s holding period for the share of New Surrozen Common Stock or New Surrozen warrant would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights. The remainder of this discussion assumes that the Domestication will qualify as a “reorganization.”

Effects of Section 367(b) on U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A.    U.S. Holders That Hold 10 Percent or More of CHFW

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of CHFW (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations promulgated under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

CHFW does not expect to have significant, cumulative earnings and profits through the date of the Domestication. If CHFW’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. If CHFW’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Such U.S. Holders that are corporate shareholders should consult their tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

B.    U.S. Holders That Own Less Than 10 Percent of CHFW

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually or constructively) public shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New Surrozen Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New Surrozen Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount,” which is described more fully under “—U.S. Holders That Hold 10 Percent or More of CHFW,” above, attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election including (A) a copy of the information that the U.S. Holder received from CHFW establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified CHFW (or New Surrozen) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New Surrozen no later than the date such tax return is filed.

CHFW does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that CHFW had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C.    U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually or constructively) public shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations relating to PFICs, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued public warrants in the Domestication.

PFIC Considerations

In addition to the discussion under “—Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A.    Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to CHFW prior to the Domestication, interest income earned by CHFW would be considered passive income and cash held by CHFW would be considered a passive asset.

B.    PFIC Status of CHFW

Because CHFW is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, CHFW believes that, but for application of the start-up exception described below, it likely would be treated a PFIC. Under the start-up exception, a foreign corporation that would otherwise be treated as a PFIC will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Because CHFW’s “start-up year” and its year of formation are both 2020, and the Domestication (which will close CHFW’s taxable year for U.S. federal income tax purposes) is expected to be completed in 2021, CHFW believes it will not satisfy these requirements, and therefore, it is likely to be treated as a PFIC.

C.    Effects of PFIC Rules on the Domestication

If CHFW is treated as a PFIC for U.S. federal income tax purposes, U.S. Holders could be subject to adverse PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraphs.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) CHFW was treated as a PFIC at any time during such U.S. Holder’s holding period for such public shares or public warrants and (ii) the U.S. Holder did not timely make (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which CHFW was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which CHFW was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under the “—Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is not possible to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if CHFW is determined to be a PFIC, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of CHFW, whether or not such amounts are actually distributed to such shareholders in any taxable year.

D.    QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares would depend on whether the U.S. Holder makes a timely and effective election to treat CHFW as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which CHFW qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to CHFW is contingent upon, among other things, the provision by CHFW of a “PFIC Annual Information Statement” to such U.S. Holder. If we determine we are a PFIC for any taxable year, upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, if we are determined to be a PFIC, such an Electing Shareholder should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders that hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 of the Code rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not currently available with respect to public warrants under applicable Treasury Regulations.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES.

Effects on U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for shares of New Surrozen Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Surrozen Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Surrozen Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s shares of New Surrozen Common Stock redeemed, such U.S. Holder will generally be treated in the same manner as described under “—Sale, Exchange or Other Disposition of Shares of New Surrozen Common Stock and New Surrozen Public Warrants” below.

The redemption of shares of New Surrozen Common Stock generally will qualify as a sale of the shares of New Surrozen Common Stock redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New Surrozen or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only shares of New Surrozen Common Stock actually owned by such U.S. Holder, but also shares of New Surrozen Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares of New Surrozen Common Stock owned directly, shares of New Surrozen Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of New Surrozen Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include shares of New Surrozen Common Stock which could be acquired pursuant to the exercise of the public warrants.

The redemption of shares of New Surrozen Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Surrozen’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Surrozen’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of New Surrozen Common Stock. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares of New Surrozen Common Stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of New Surrozen Common Stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the shares of New Surrozen Common Stock owned by certain family members and such U.S. Holder does not constructively own any other shares of New Surrozen Common Stock. The redemption of shares of New Surrozen Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Surrozen. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares of New Surrozen Common Stock, the U.S. federal income tax consequences of which are described under “—Distributions on Shares of New Surrozen Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Surrozen Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its public warrants or possibly in other shares constructively owned by it.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF NEW SURROZEN COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Distributions on Shares of New Surrozen Common Stock

A U.S. Holder generally will be required to include in gross income as dividends the amount of any distribution paid with respect to shares of New Surrozen Common Stock, to the extent the distribution is paid out of New Surrozen’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Surrozen Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New Surrozen Common Stock and will be treated as described under “—Sale, Exchange or Other Disposition of Shares of New Surrozen Common Stock and New Surrozen Public Warrants” below.

Dividends that New Surrozen pays to a U.S. Holder that is a corporation generally will qualify for the dividends received deduction if the requisite holding period requirement is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Surrozen pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the shares of New Surrozen Common Stock may have suspended the running of the applicable holding period for these purposes.

Sale, Exchange or Other Disposition of Shares of New Surrozen Common Stock and New Surrozen Public Warrants

Upon a sale or other taxable disposition of shares of New Surrozen Common Stock or public warrants which, in general, would include a redemption of shares of New Surrozen Common Stock or public warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New Surrozen Common Stock or public warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New Surrozen Common Stock or public warrants so disposed of. See “—Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of New Surrozen Common Stock and/or public warrants following the Domestication. See “—Exercise, Lapse or Redemption of New Surrozen Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in New Surrozen Common Shares acquired pursuant to the exercise of a New Surrozen Public Warrant.

Exercise, Lapse or Redemption of New Surrozen Public Warrants

Except as discussed below with respect to the cashless exercise of a New Surrozen Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New Surrozen Common Stock upon exercise of a New Surrozen Public Warrant for cash. The U.S. Holder’s tax basis in the share of New Surrozen Common Stock received upon exercise of the New Surrozen Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New Surrozen Public Warrant, and the exercise price of such New Surrozen Public Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New Surrozen Common Stock received upon exercise of the New Surrozen Public Warrant will commence on the date of exercise of the New Surrozen Public Warrant or the day following the date of exercise of the New Surrozen Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Surrozen Public Warrant. If a New Surrozen Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New Surrozen Public Warrant. See “—Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its public warrants following the Domestication.

The tax consequences of a cashless exercise of a New Surrozen Public Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New Surrozen Common Stock received generally should equal the U.S. Holder’s tax basis in the public warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New Surrozen Common Stock would be treated as commencing on the date of exercise of the New Surrozen Public Warrant or the day following the date of exercise of the New Surrozen Public Warrant. If the cashless exercise is treated as a recapitalization, the holding period of the shares of New Surrozen Common Stock received would include the holding period of the public warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of public warrants having a value equal to the exercise price for the total number of public warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the public warrants deemed surrendered and the U.S. Holder’s tax basis in the public warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New Surrozen Common Stock received would equal the sum of the U.S. Holder’s tax basis in the public warrants exercised, and the exercise price of such public warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New Surrozen Common Stock would commence on the date of exercise of the New Surrozen Public Warrant or the day following the date of exercise of the New Surrozen Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New Surrozen Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New Surrozen Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

The U.S. federal income tax consequences of an exercise of a public warrant occurring after New Surrozen’s giving notice of an intention to redeem the public warrants described in the section entitled “Description of New Surrozen Securities—Warrants—New Surrozen Public Warrants” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New Surrozen redeemed such New Surrozen Public Warrant for shares of New Surrozen Common Stock or as an exercise of the New Surrozen Public Warrant. If the cashless exercise of public warrants for shares of New Surrozen Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New Surrozen Common Stock received should equal the U.S. Holder’s tax basis in the public warrants and the holding period of the shares of New Surrozen Common Stock should include the holding period of the public warrants. Alternatively, if the cashless exercise of a New Surrozen public warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of New Surrozen Public Warrants.” In the case of an exercise of a New Surrozen public warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “—Exercise, Lapse or Redemption of New Surrozen Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a New Surrozen public warrant occurring after Surrozen’s giving notice of an intention to redeem the New Surrozen Public Warrant as described above.

If New Surrozen redeems public warrants for cash or if New Surrozen purchases public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Sale, Exchange or Other Disposition of Shares of New Surrozen Common Stock and New Surrozen Public Warrants.”

Possible Constructive Distributions.

The terms of each New Surrozen public warrant provide for an adjustment to the exercise price of the New Surrozen public warrant or an increase in the shares of New Surrozen Common Stock issuable on exercise in certain circumstances discussed in “Description of New Surrozen Securities—Warrants—New Surrozen Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the public warrants would, however, be treated as receiving a constructive distribution from New Surrozen if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New Surrozen’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New Surrozen Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New Surrozen Common Stock which is taxable to them as described under “—Distributions on Shares of New Surrozen Common Stock” above. For example, U.S. Holders of public warrants would generally be treated as receiving a constructive distribution from New Surrozen where the exercise price of the public warrants is reduced in connection with the payment of certain dividends as described in “Description of New Surrozen Securities—Warrants—New Surrozen Public Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New Surrozen Public Warrant received a cash distribution from New Surrozen equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a public warrants are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New Surrozen public warrant.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) of public shares, public warrants or New Surrozen Common Stock, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the (i) Domestication, (ii) exercise of redemption rights and (iii) ownership and disposition of shares of New Surrozen Common Stock and public warrants by a non-U.S. Holder after the Domestication.

Effects of the Domestication on Non-U.S. Holders

CHFW does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of public shares or public warrants.

Effects to Non-U.S. Holders of Exercising Redemption Rights

Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. Holder of shares of New Surrozen Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its shares of New Surrozen Common Stock will depend on whether the redemption qualifies as a sale of the shares of New Surrozen Common Stock redeemed, as described above under “—U.S. Holders—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of shares of New Surrozen Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “—Non-U.S. Holders—Sale, Exchange or Other Disposition of Shares of New Surrozen Common Stock and New Surrozen Public Warrants.” If such a redemption does not qualify as a sale of shares of New Surrozen Common Stock, the non- U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “Non-U.S. Holders—Distributions on Shares of New Surrozen Common Stock.”

Distributions on Shares of New Surrozen Common Stock

In general, any distributions made to a non-U.S. Holder with respect to shares of New Surrozen Common Stock, to the extent paid out of New Surrozen’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an applicable IRS Form W-8). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New Surrozen Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New Surrozen Common Stock, which will be treated as described below under “—Sale, Exchange or Other Disposition of Shares of New Surrozen Common Stock and New Surrozen Public Warrants.” Dividends paid by New Surrozen to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Sale, Exchange or Other Disposition of Shares of New Surrozen Common Stock and New Surrozen Public Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New Surrozen Common Stock or public warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for a period or periods aggregating 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)

New Surrozen is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the shares of New Surrozen Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time, during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding shares of New Surrozen Common Stock.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of shares of New Surrozen Common Stock or public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of New Surrozen Common Stock or public warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Surrozen will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New Surrozen to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether New Surrozen will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New Surrozen Public Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New Surrozen public warrant, or the lapse of a New Surrozen public warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “—U.S. Holders—Exercise, Lapse or Redemption of New Surrozen Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders—Sale, Exchange or Other Disposition of Shares of New Surrozen Common Stock and

New Surrozen Public Warrants.” If New Surrozen redeems public warrants for cash or if it purchases public warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “Non-U.S. Holders—Sale, Exchange or Other Disposition of Shares of New Surrozen Common Stock and New Surrozen Public Warrants.”

Possible Constructive Distributions

The terms of each New Surrozen public warrant provide for an adjustment to the exercise price of the New Surrozen public warrant or an increase in the shares of New Surrozen Common Stock issuable on exercise in certain circumstances discussed in “Description of New Surrozen Securities—Warrants—New Surrozen Public Warrants.” As described above under “—U.S. Holders —Possible Constructive Distributions,” certain adjustments with respect to the public warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New Surrozen equal to the fair market value of such increased interest, the consequences of which would be similar to those described above under “Non-U.S. Holders—Distributions on Shares of New Surrozen Common Stock.” If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a public warrants are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a New Surrozen public warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New Surrozen Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including public shares, public warrants and shares of New Surrozen Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or public warrants and shares of New Surrozen Common Stock or New Surrozen warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, public shares or public warrants and shares of New Surrozen Common Stock or New Surrozen warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including shares of New Surrozen Common Stock or New Surrozen warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, public warrants, shares of New Surrozen Common Stock or New Surrozen warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Surrozen and CHFW adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

CHFW is a blank check company incorporated on August 21, 2020, as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CHFW has neither engaged in any operations nor generated any revenue to date. Based on CHFW’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. On November 23, 2020, CHFW consummated an initial public offering of 8,000,000 units at an offering price of $10.00 per unit, and a private placement with the Sponsor of 410,000 private placement units at an offering price of $10.00 per unit. Each unit sold in the initial public offering and private placement consists of one Class A ordinary share and one-third of one redeemable warrant. On December 1, 2020, the underwriters fully exercised their over-allotment option, resulting in an additional 1,200,000 units issued at $10.00 per unit, generating gross proceeds of $12.0 million. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 24,000 private placement units at $10.00 per private placement unit, generating additional gross proceeds of approximately $0.2 million. Following the closing of CHFW’s initial public offering, an amount equal to $92.0 million of the net proceeds from its initial public offering and the sale of the private placement units was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of March 31, 2021, funds in the trust account totaled approximately $92.0 million.

Surrozen is a pre-clinical stage biotechnology company committed to discovering and developing drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. Surrozen is located in South San Francisco, California and was incorporated in the state of Delaware on August 12, 2015.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheets of Surrozen and CHFW on a pro forma basis as if the Business Combination had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended

March 31, 2021 and year ended December 31, 2020 combine the historical statements of operations of Surrozen and CHFW for such periods on a pro forma basis as if the Business Combination had been consummated on January 1, 2020, the beginning of the earliest period presented. The Business Combination contemplated in the Business Combination Agreement are as follows:

•	the Domestication;

•	the Merger; and

•	the PIPE Financing.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations of the post-combination company may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the cost of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination.

The information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial information, the audited and unaudited financial statements of Surrozen and CHFW, the sections titled “Surrozen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “CHFW’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other information relating to Surrozen and CHFW contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination Proposal”.

Surrozen has been determined to be the accounting acquirer in the Business Combination based on the following predominate factors:

•

Surrozen’s existing stockholders will have the greatest voting interest in the combined entity under the no redemption and maximum redemption scenarios with over 50% of the voting interest in each scenario;

•	Surrozen will have the ability to nominate a majority of the members of the Board of Directors of the combined entity;

•	Surrozen’s senior management will be the senior management of the combined entity; and

•	Surrozen is the larger entity based on historical operating activity and has the larger employee base.

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby CHFW is treated as the acquired company and Surrozen is treated as the acquirer. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Surrozen issuing stock for the net assets of CHFW, accompanied by a recapitalization. The net assets of CHFW will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of Surrozen.

Upon the closing of the Business Combination, public shareholders are being offered the opportunity to redeem shares of CHFW Class A ordinary shares held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account pursuant to the Existing Governing Documents.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no CHFW shareholders exercise redemption rights with respect to their public shares; and

•	Assuming Maximum Redemptions: This presentation assumes the redemption of 7,900,000 public shares, equal to the number of public shares not covered by CHFW Shareholder Support Agreements.

Surrozen has been determined to be the accounting acquirer under both scenarios based on the factors analyzed above.

Description of the Business Combination

On April 15, 2021, CHFW, Merger Sub and Surrozen entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

(a)

On the Closing Date and immediately prior to the Effective Time, CHFW will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which CHFW will change its name to “Surrozen, Inc.”; and

(b)

the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into Surrozen, with Surrozen as the surviving company in the Merger and, after giving effect to such merger, Surrozen shall be a wholly-owned subsidiary of CHFW.

Concurrently with the execution of the Business Combination Agreement, CHFW entered into Subscription Agreements with the PIPE Investors to consummate the PIPE Financing, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and CHFW has agreed to issue and sell to the PIPE Investors, an aggregate of 12,020,000 units, each consisting of one share of New Surrozen Common Stock and one-third of one redeemable warrant for one share of New Surrozen Common Stock for a purchase price of $10.00 per unit, for aggregate gross proceeds of $120.2 million to be consummated in connection with Closing. For more information about the Business Combination, please see the section entitled “The Business Combination Proposal.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

The following table summarizes the consideration issuable in the Business Combination in both the no redemption and maximum redemption scenarios:

(in thousands, except for share and per share amounts)
Shares transferred at Closing(1)	20,000,000
Value per share(2)	$10.00
Total Share Consideration	$200,000

(1)

Shares transferred at Closing includes approximately 1,787,841 shares underlying Surrozen options and restricted stock awards, which are subject to future exercise, service conditions, or a combination thereof.

(2)	Share consideration is calculated using a $10.00 reference price. Actual total share consideration will be dependent on the value of the common stock at Closing.

The following table summarizes the pro forma capitalization expected at the Closing under the no redemption and maximum redemption scenarios:

	Assuming No Redemptions (Shares)%		Assuming Max Redemptions (Shares)%
Surrozen stockholders(1)	18,212,159	42.2%	18,212,159	51.6%
Surrozen options and restricted stock awards(2)	1,787,841	4.1%	1,787,841	5.1%

Total Surrozen Business Combination shares	20,000,000	46.3%	20,000,000	56.7%
Surrozen stockholders - PIPE(3)	3,122,500	7.2%	3,122,500	8.8%
CHFW’s public shareholders(4)	9,200,000	21.3%	1,300,000	3.7%
Sponsor(5)	4,472,500	10.4%	4,472,500	12.7%
PIPE Investors (excluding Surrozen stockholders and Sponsor)(6)	6,400,000	14.8%	6,400,000	18.1%

Pro Forma Common Stock(7)	43,195,000	100.0%	35,295,000	100.0%

(1)	Represents shares issued as consideration for Surrozen outstanding common stock not subject to future service conditions and Surrozen redeemable convertible preferred stock.
(2)	Represents shares issued as consideration for Surrozen options and restricted stock awards, which are subject to future exercise, service conditions, or a combination thereof.
(3)	Represents 3,122,500 PIPE shares subscribed for by Surrozen stockholders.
(4)	Includes 1,000,000 shares purchased by affiliates of Consonance Capital Management in the CHFW IPO. Does not reflect impact of any PIPE shares subscribed for by CHFW public shareholders.
(5)

Calculated as the sum of the following: (i) 1,541,000 founder’s shares, which is net of the forfeiture of 759,000 founder’s shares; (ii) 434,000 shares underlying the private placement units; and (iii) 2,497,500 shares subscribed for by Sponsor in the PIPE.

(6)	12,020,000 PIPE shares, less subscriptions from existing Surrozen stockholders (3,122,500 shares) and Sponsor (2,497,500 shares).
(7)	Total pro forma common stock outstanding excludes 3,066,667 shares issuable upon exercise of the Public Warrants and 144,667 shares issuable upon exercise of the private placement warrants.

Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the date indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of CHFW following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021 (in thousands)

	As of March 31, 2021		Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)			As of March 31, 2021	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3)			As of March 31, 2021
	Surrozen (Historical)	CHFW (Historical)				Pro Forma Combined (Assuming No Redemptions)				Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Cash and cash equivalents	$23,404	$775	$92,027	(a	)	$214,406	$(79,023)	(j	)	$135,383
			(3,220)	(b	)
			(18,780)	(c	)
			120,200	(d	)
Prepaid expenses and other current assets	1,370	634	—			2,004				2,004
Short-term investments	15,298	—	—			15,298				15,298

Total current assets	40,072	1,409	190,227			231,708	(79,023)			152,685

Cash and marketable securities held in Trust Account	—	92,027	(92,027)	(a	)	—				—
Property and equipment, net	5,438	—	—			5,438				5,438
Operating lease right-of-use assets	5,247	—	—			5,247				5,247
Other assets	307	—	(267)	(c	)	40				40
Restricted cash	405	—	—			405				405

Total assets	51,469	93,436	97,933			242,838	(79,023)			163,815

Liabilities
Accounts payable	1,977	—	—			1,977				1,977
Accrued liabilities	5,550	987	(940)	(c	)	5,597				5,597
Lease liability, current portion	2,058	—	—			2,058				2,058

Total current liabilities	9,585	987	(940)			9,632	—			9,632

Lease liability, noncurrent portion	7,032	—				7,032				7,032
Warrant liability	—	2,601	(2,484)	(h	)	117				117
Deferred underwriting fee payable	—	3,220	(3,220)	(b	)	—				—

Total liabilities	16,617	6,808	(6,644)			16,781	—			16,781

Commitments and contingencies
Class A ordinary shares subject to possible redemption	—	81,628	(81,628)	(e	)	—				—

	As of March 31, 2021		Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)			As of March 31, 2021	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3)			As of March 31, 2021
	Surrozen (Historical)	CHFW (Historical)				Pro Forma Combined (Assuming No Redemptions)				Pro Forma Combined (Assuming Maximum Redemptions)
Redeemable convertible preferred stock	133,097	—	(133,097)	(g	)	—				—
Stockholders’ equity (deficit)
Preference shares	—	—	—			—				—
Ordinary shares
Class A	—	—	1	(e	)	—				—
			(1)	(f	)
Class B	—	—	—	(f	)	—				—
Common Stock	1	—	1	(d	)	4	(1)	(j	)	3
			1	(f	)
			(1)	(g	)
			2	(g	)
Additional paid-in capital	2,777	7,355	(18,094)	(c	)	327,089	(79,022)	(j	)	248,067
			120,199	(d	)
			81,627	(e	)
			133,096	(g	)
			2,484	(h	)
			(2,355)	(i	)
Accumulated deficit	(101,023)	(2,355)	2,355	(i	)	(101,036)				(101,036)
			(13)	(c	)

Total stockholders’ equity (deficit)	(98,245)	5,000	319,302			226,057	(79,023)			147,034

Total liabilities, redeemable stock and stockholders’ equity (deficit)	$51,469	$93,436	$97,933			$242,838	$(79,023)			$163,815

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

	Three Months Ended March 31, 2021		Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)			Three Months Ended March 31, 2021	Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3)	Three Months Ended March 31, 2021
	Surrozen (Historical)	CHFW (Historical)				Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Operating expenses:
Research and development	$8,601	$—	$—			$8,601	$—	$8,601
General and administrative	4,430	1,065	(165)	(aa	)	4,657	—	4,657
			(673)	(ee	)

Total operating expenses	13,031	1,065	(838)			13,258	—	13,258

Loss from operations	(13,031)	(1,065)	838			(13,258)	—	(13,258)

Other income (expense)
Other income	9	—	—			9	—	9
Interest earned on marketable securities held in Trust Account	—	23	(23)	(bb	)	—	—	—
Unrealized loss on marketable securities held in Trust Account	—	6	(6)	(bb	)	—	—	—
Change in fair value of warrant liability	—	803	(767)	(cc	)	36	—	36

Total other income (expense)	9	832	(796)			45	—	45

Net loss	$(13,022)	$(233)	$42			$(13,213)	$—	$(13,213)

Basic and diluted weighted average shares outstanding	8,062,292					41,407,159		33,507,159
Basic and diluted net loss per share	$(1.62)					$(0.32)		$(0.39)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	Year Ended December 31, 2020 Surrozen (Historical)	For the period from August 21, 2020 (inception) through December 31, 2020 CHFW (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)			Year Ended December 31, 2020 Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3)	Year Ended December 31, 2020 Pro Forma Combined (Assuming Maximum Redemptions)
Operating expenses:
Research and development	$25,684	$—	$—			$25,684	$—	$25,684
General and administrative	7,123	439	(55)	(aa	)	7,507	—	7,507

Total operating expenses	32,807	439	(55)			33,191	—	33,191

Loss from operations	(32,807)	(439)	55			(33,191)	—	(33,191)

Other income (expense)
Other income	91	—				91	—	91
Interest earned on marketable securities held in Trust Account	—	6	(6)	(bb	)	—	—	—
Unrealized loss on marketable securities held in Trust Account	—	(8)	8	(bb	)	—	—	—
Change in fair value of warrant liability	—	(1,574)	1,503	(cc	)	(71)	—	(71)
Transaction costs		(108)	(13)	(dd	)	(121)	—	(121)

Total other income (expense)	91	(1,684)	1,492			(101)	—	(101)

Net loss	$(32,716)	$(2,123)	$1,547			$(33,292)	$—	$(33,292)

Basic and diluted weighted average shares outstanding	7,394,290					41,407,159		33,507,159
Basic and diluted net loss per share	$(4.42)					$(0.80)		$(0.99)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, whereby CHFW is treated as the acquired company and Surrozen is treated as the accounting acquirer. Accordingly, for accounting purposes, the Business Combination is expected to be treated as the equivalent of Surrozen issuing stock for the net assets of CHFW, accompanied by a recapitalization. The net assets of CHFW will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Business Combination as if it had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 give the pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Surrozen’s unaudited balance sheet as of March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•	CHFW’s unaudited balance sheet as of March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Surrozen’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•	CHFW’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Surrozen’s audited statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•	CHFW’s audited statement of operations for the period August 21, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the completion of the Business Combination are based on currently available information and assumptions and methodologies that CHFW believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. CHFW believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Surrozen and CHFW.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of Surrozen’s and CHFW’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). CHFW has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of CHFW’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(a)	Reflects the reclassification of cash and marketable securities held in the trust account that becomes available following the Business Combination, assuming no redemption.

(b)	Reflects the settlement of $3.2 million in deferred underwriting fee payable.

(c)	Represents total preliminary estimated transaction costs incurred by Surrozen and CHFW of approximately $18.8 million for legal, financial advisory and other professional fees. Of these costs:

•	$0.3 million was deferred in other assets and accrued in accrued liabilities by Surrozen as of March 31, 2021;

•	$0.7 million was accrued by CHFW in accrued liabilities and recognized as expense as of March 31, 2021;

•

$0.01 million was not capitalized as part of the Business Combination and reflected as a decrease in accumulated deficit. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 as discussed in Note 3(dd) below; and

•

$18.1 were capitalized and offset against the proceeds from the Business Combination and reflected as a decrease in additional paid-in capital. This amount represents total preliminary estimated transaction costs less: $0.7 million recognized in expense by CHFW and reclassified to additional paid-in capital in Note 3(i) below; and $0.01 million that was not capitalized as part of the Business Combination and reflected as a decrease in accumulated deficit.

(d)

Reflects proceeds of $120.2 million from the issuance and sale of 12,020,000 units, each consisting of one share of New Surrozen Common Stock and one-third of one redeemable warrant for one share of New Surrozen Common Stock, for a purchase price of $10.00 per unit in the PIPE Financing. The PIPE Warrants are expected to be equity classified under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity (“ASC 815-40”) after considering, amongst other factors, the post-combination company will have a single class equity structure.

(e)	Reflects the reclassification of $81.6 million of CHFW Class A ordinary shares subject to possible redemption to permanent equity.

(f)	Reflects the conversion of Class A ordinary shares and Class B ordinary shares, on a one-for-one basis, into shares of New Surrozen Common Stock upon the Domestication.

(g)

Reflects the recapitalization of Surrozen equity comprised of 95,289,932 shares of Surrozen redeemable convertible preferred stock and 10,061,166 shares of Surrozen Common Stock into 18,498,529 shares of New Surrozen Common Stock.

(h)

Reflects adjustment to reclassify CHFW’s public warrants from liabilities to additional paid-in capital. Upon consummation of the Business Combination, CHFW’s public warrants are expected to be equity classified under ASC 815-40 after considering, amongst other factors, the post-combination company will have a single class equity structure.

(i)	Reflects the elimination of CHFW’s historical accumulated deficit.

(j)

Represents the redemption of the maximum number of shares of 7,900,000 shares of CHFW Class A ordinary shares for $79.0 million allocated to New Surrozen Common Stock and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.00 per share (based on the cash and marketable securities held in the trust account as of March 31, 2021 of $92.0 million).

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are as follows:

(aa)

Represents pro forma adjustment to eliminate historical expenses related to CHFW’s office space and administrative support services paid to the Sponsor, which will terminate upon consummation of the Business Combination.

(bb)	Represents pro forma adjustment to eliminate interest and unrealized losses on marketable securities held in the trust account.

(cc)	Reflects the elimination of the change in fair value of warrant liability associated with CHFW’s public warrants. Upon consummation of the Business Combination, CHFW’s public warrants are expected to be equity classified under ASC 815-40 after considering, amongst other factors, the post-combination company will have a single class equity structure.

(dd)

Reflects preliminary estimated transaction costs allocated to the private placement warrant liabilities that were assumed as part of the Business Combination. These costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(ee)

Represents adjustment to eliminate transaction costs expensed by CHFW during the three months ended March 31, 2021. These costs will be considered equity issuance costs of the post-combination company and will be either capitalized as a reduction of additional paid-in capital or recognized in expense at the Closing. Transaction costs recognized in expense at Closing are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations, and accordingly, have been eliminated from the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021.

4. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2021 and year ended December 31, 2020:

	Three Months Ended March 31, 2021		Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss (in thousands)	$(13,213)	$(13,213)	$(33,292)	$(33,292)
Weighted average shares outstanding, basic and diluted	41,407,159	33,507,159	41,407,159	33,507,159
Net loss per share, basic and diluted (5)	$(0.32)	$(0.39)	$(0.80)	$(0.99)

Weighted average shares calculation, basis and diluted
CHFW’s public shareholders (1)	9,200,000	1,300,000	9,200,000	1,300,000
Sponsor (2)	4,472,500	4,472,500	4,472,500	4,472,500
PIPE Investors (excluding Surrozen stockholders and Sponsor) (4)	6,400,000	6,400,000	6,400,000	6,400,000
Surrozen stockholders (3)	21,334,659	21,334,659	21,334,659	21,334,659

	41,407,159	33,507,159	41,407,159	33,507,159

(1)	Includes 1,000,000 shares purchased by affiliates of Consonance Capital Management in the CHFW IPO. Does not reflect impact of any PIPE shares subscribed for by CHFW public shareholders.
(2)

Calculated as the sum of the following: (i) 1,541,000 founder’s shares, which is net of the forfeiture of 759,000 founder’s shares; (ii) 434,000 shares underlying the private placement units; and (iii) 2,497,500 shares subscribed for by Sponsor in the PIPE.

(3)

Calculated as the sum of the following: (i) 18,212,159 shares issued as consideration for Surrozen outstanding common stock not subject to future service conditions and Surrozen redeemable convertible preferred stock; and (ii) 3,122,500 shares subscribed for by Surrozen stockholders in the PIPE.

(4)	Calculated as 12,020,000 PIPE shares, less subscriptions from existing Surrozen stockholders (3,122,500 shares) and Sponsor (2,497,500 shares).
(5)

For the purpose of calculating diluted net loss per share, it was assumed that all outstanding public and private placement warrants are exchanged for shares of New Surrozen Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted net loss per share.

INFORMATION ABOUT CHFW

We are a blank check company incorporated in the Cayman Islands on August 21, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on April 15, 2021. We intend to finance the Business Combination through the issuance of New Surrozen Common Stock.

Our Sponsor, Consonance Life Sciences, combines life sciences and biotechnology investing expertise and market knowledge with industry-based business development, transactional and operational experience. Consonance Life Sciences was formed by the founders of Consonance Capital Management, a leading healthcare-dedicated hedge fund manager, and then partnered with a dedicated team of biotechnology industry professionals with extensive experience identifying attractive and unique acquisition opportunities. Our management team and Board of Directors have significant, meaningful experience as executives, clinicians, project leaders, corporate strategists and business development heads within public and private biotechnology companies. Our Chairman, Mitchell Blutt, is the Founder and Chief Executive Officer, or CEO, of Consonance Capital and Founder, CEO and Chairman of the Investment Committee of Consonance Capital Management, the hedge fund business of Consonance Capital, and a Co-Managing Partner and Co-Founder of Consonance Capital Partners, the private equity business of Consonance Capital, collectively referred to as Consonance Capital. Our CEO, Gad Soffer, is a life sciences and biotechnology industry-experienced business development and operating professional who has held a number of leadership positions at both early-clinical stage and commercial biopharmaceutical companies. Our Chief Financial Officer, or CFO, Kevin Livingston, is a Co-Founder, Partner, and Member of the Investment Committee of Consonance Capital Management. Benny Soffer, a member of our sponsor and Board of Directors, is a Co-Founder, Partner, Chief Investment Officer, or CIO, Portfolio Manager, and Member of the Investment Committee of Consonance Capital Management. We believe the combination of our investment, business development and operational backgrounds enable us to identify promising acquisition opportunities and also add substantial value to a target business beyond the initial business combination.

Consonance Capital Management was founded in 2007 with approximately $50 million of assets under management by Mitchell Blutt, Benny Soffer and Kevin Livingston. As of March 31, 2021, the fund has grown to over $1 billion in assets under management and focuses on equity investments in publicly-traded life sciences companies, with an emphasis on small and mid-cap life sciences companies. The founding team of Consonance Capital Management brings significant investment and transactional experience with clinical medical expertise, which will provide a significant advantage as we seek to identify, evaluate and acquire a private company in the life sciences and biotechnology industry. Our team of operating professionals and Board of Directors combine wide therapeutic area experience covering hematology, oncology, autoimmunity, inflammatory diseases, and rare diseases; a strong drug development track record with numerous regulatory filings in the United States and the European Union including Investigational New Drug, or IND, applications, Breakthrough Therapy applications, New Drug Applications, or NDA, and Marketing Authorization Applications, or MAAs; extensive operating experience spanning different therapeutic modalities including small molecules, biologics, as well as cell therapy; and leadership in the areas of strategic prioritization of external opportunities, diversification and growth through business development, product life cycle management, public and private financings, mergers and acquisitions, scientific, translational, clinical, and regulatory strategy, and manufacturing.

On November 23, 2020, we consummated an initial public offering of 8,000,000 units at an offering price of $10.00 per unit, and a private placement with the Sponsor of 410,000 private placement units at an offering price of $10.00 per unit. On December 1, 2020, the underwriters fully exercised their over-allotment option, resulting in the sale of an additional 1,200,000 units issued at $10.00 per unit and an additional 24,000 private placement units at $10.00 per private placement unit. Each unit sold in the initial public offering and private placement consists of one Class A ordinary share and one-third of one redeemable warrant.

Following the closing of our initial public offering, an amount equal to $92,0000,000 of the net proceeds from our initial public offering and the sale of the private placement units was placed in the trust account. The trust account may be invested only in U.S. “government securities” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act. As of March 31, 2021, funds in the trust account totaled approximately $92.0 million and were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if CHFW does not complete a business combination by November 23, 2022, or (iii) the redemption of all of the public shares if CHFW is unable to complete a business combination by November 23, 2022 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

CHFW’s units, public shares and public warrants are currently listed on NYSE American under the symbols “CHFW.U,” “CHFW” and “CHFW.W,” respectively.

Financial Position

As of March 31, 2021, we had approximately $774,931.42 in cash held outside of the trust account, approximately $92 million in marketable securities held in the trust account and deferred offering costs of approximately $3.2 million. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using CHFW’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

NYSE American rules and the Existing Governing Documents require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the trust account was approximately $10.00 per public share as of March 31, 2021. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. The Redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).

Redemption of Public Shares and Liquidation if No Business Combination

We have until November 23, 2022 (unless such date is extended in accordance with the Existing Governing Documents) to complete a business combination. If we are unable to consummate an initial business combination by November 23, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by November 23, 2022. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares they hold if we fail to consummate an initial business combination by November 23, 2022 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination by November 23, 2022).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by November 23, 2022 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of our initial public offering held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement units, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our initial public offering will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Our Sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. At March 31, 2021, we had access to up to $774,931.42 from the proceeds of the initial public offering and the sale of the private placement units with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from our trust account received by any such shareholder.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors—Risks Related to the Business Combination and CHFW—If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

Employees

We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

As of March 31, 2021, our officers and directors are as follows:

Name	Age	Position
Dr. Mitchell Blutt, M.D.	63	Chairman
Gad Soffer	44	Chief Executive Officer
Kevin Livingston	49	Chief Financial Officer
Dr. Benny Soffer, M.D.	48	Director
Joshua House	39	VP Business Development
Donald J. Santel	60	Director
Dr. Christopher Haqq, M.D., Ph.D.	54	Director
Jennifer Jarrett	49	Director

Dr. Mitchell Blutt, M.D., our Chairman, is the founder and CEO of Consonance Capital, founder, CEO and Chairman of the Investment Committee of Consonance Capital Management, and a Co-Managing Partner and co-founder of Consonance Capital Partners. Prior to founding Consonance Capital Management in 2007, he was Executive Partner at JP Morgan Partners, or JPMP, from 1992 until 2004. In addition to his general management responsibilities across JPMP, Dr. Blutt founded and led JPMP’s healthcare group for nearly 18 years, including its private equity and venture capital platforms. He was one of the earliest employees at Chemical Venture Partners, the predecessor to JPMP, joining in 1987. Dr. Blutt currently sits on the board of directors of the Commonwealth Fund, a health policy research foundation. He is also on the Board of Overseers of the University of Pennsylvania School of Arts and Sciences as well as the Wharton School. Dr. Blutt currently serves or formerly served on 38 healthcare corporate boards of directors including numerous public and venture stage company boards of directors. He also formerly served on the board of directors of the Michael J. Fox Foundation for Parkinson’s Research, the board of trustees of Penn Medicine (the University of Pennsylvania Health System), the board of trustees of the University of Pennsylvania, and the board of directors of The Brearley

School. Dr. Blutt is a Clinical Assistant Professor of Medicine, in the Department of Medicine at Weill Cornell Medical College. He is on the New York Weill Cornell Council and the Dean’s Council of the Weil Cornell Medical College as well as the board of overseers of Weill from Cornell Medical College. Dr. Blutt holds BA and MD degrees from the University of Pennsylvania. He received his MBA from the Wharton School of the University of Pennsylvania through the Clinical Scholars Fellowship sponsored by the Robert Wood Johnson Foundation. He completed his medical residency at the New York Presbyterian Hospital/Weill Cornell Medical College. We believe that Dr. Blutt’s experience in the medical and healthcare industries, combined with his extensive investment and management skills, qualifies Dr. Blutt to serve on our board of directors.

Gad Soffer, our CEO, was previously Chief Operating Officer, or COO, at Rheos Medicines, Inc., a Third Rock Ventures-funded startup launched in 2018. Prior to joining Rheos, Mr. Soffer was part of the founding team at Atara Biotherapeutics, a Kleiner, Perkins, Caufield & Byers, Domain Associates-funded startup where he served initially as COO and then Chief Strategy Officer, or CSO. At Atara, Mr. Soffer led the strategic evaluation and in-licensing of the company’s allogeneic T cell therapy platform as well as the subsequent identification and licensing of technologies leading to the development of its off-the-shelf CAR-T programs. Prior to joining Atara, Mr. Soffer worked at Celgene Corporation as Executive Director and Global Project Leader where he led the team responsible for product development and lifecycle management for Abraxane, a breast, lung, and pancreatic cancer treatment also in development for a variety of solid tumors. He also served as Director of Business Development at Celgene where he drove and supported numerous business development transactions including its strategic collaboration with Agios Pharmaceuticals and the acquisition of Abraxis Biosciences while advising on venture investment and strategic partnerships. Earlier, Mr. Soffer was a healthcare consultant with Easton Associates. He earned an MBA. from Harvard Business School, an MS from Columbia University and an AB from Harvard University.

Kevin Livingston, our CFO, is a Co-Founder, Partner, and Member of the Investment Committee of Consonance Capital Management. Prior to joining Consonance Capital Management, Mr. Livingston was a Managing Director in the Investment Management Division at U.S. Trust Company of New York. At U.S. Trust, Mr. Livingston managed client capital in discretionary multi-manager portfolios, and was a Member of the Open Architecture Investment Committee. Mr. Livingston currently serves on the board of directors of DC Safety. He is a trustee of Alfred University and serves as the Chair of the Investment Committee. Kevin is a Certified Public Accountant and a graduate of Alfred University, where he received his BS. He also received his Executive MBA from Columbia Business School.

Dr. Benny Soffer, M.D., serves on our Board of Directors. Dr. Soffer is a Co-Founder, Partner, CIO, Portfolio Manager, and Member of the Investment Committee of Consonance Capital Management. Prior to joining Consonance Capital Management, Dr. Soffer completed a residency in internal medicine at Yale School of Medicine and served in a variety of managerial roles at Yale New Haven Hospital, including as Medical Director of Clinical Process Improvement and as Interim Medical Director of Medical Information Systems. Dr. Soffer is a Clinical Assistant Professor of Medicine, in the Department of Medicine at Weill Cornell Medical College. He is also a member of the Scientific Advisory Committee of Daedalus Fund for Innovation. Dr. Soffer is a graduate of Williams College, where he received his BA, of Emory University, where he received his MD, and of Yale University, where he received his MBA.

Joshua House serves as our VP Business Development. Mr. House joined Consonance Life Sciences Management in September 2020 where he currently serves as Vice President. Between November 2018 and September 2020, Mr. House held the role of Senior Director, Business Development and Corporate Strategy at Atara Biotherapeutics, where he was responsible for business development, in-licensing and corporate strategic activities. Between April 2017 and November 2018 he held the role of Director of Corporate Strategy at Atara Biotherapeutics. Prior to joining Atara, Mr. House was an Investment Banking Vice President at Citigroup in San Francisco, where he executed capital markets and M&A transactions for clients in the biotechnology sector. Mr. House earned a JD and MBA from Columbia University, and a BA in Public Policy from Stanford University.

Donald J. Santel serves on our Board of Directors. Mr. Santel served as Executive Chairman of Adicet Bio, Inc., a private allogeneic cell therapy oncology company, from October 2017 through its reverse merger with resTORbio, Inc. in September 2020. From March 2018 through April 2019, Mr. Santel also served as Adicet Bio’s interim Chief Executive Officer. He previously served as Chief Executive Officer of Hyperion Therapeutics (Nasdaq GM: HPTX) from June 2008 until the sale of the company to Horizon Pharma (Nasdaq GM: HZNP) for $1.1B in May 2015. He led Hyperion from a development stage private company through the approval and commercial launch of Ravicti® for the treatment of urea cycle disorders. Mr. Santel was a member of Hyperion’s board of directors from March 2007 through the company’s sale. Previously, Mr. Santel was a co-founder, member of the board of directors and the Chief Executive Officer of CoTherix, Inc., (Nasdaq GM: CTRX) from January 2000 through its sale to Actelion for $419M in January 2007. He led CoTherix from a development stage private company, through the approval and commercial launch of Ventavis® for the treatment of pulmonary arterial hypertension. Prior to joining CoTherix, Mr. Santel was employed by several medical device companies, including Cardiac Pathways Corporation (acquired by Boston Scientific) and Medtronic, Inc. Mr. Santel previously served on the board of directors and the audit and compensation committees of Anthera Pharmaceuticals, Inc. and as a director of ChemGenex Pharmaceuticals, Inc. Mr. Santel holds an MS in electrical engineering from the University of Minnesota and a BSE in biomedical engineering from Purdue University. We believe that Mr. Santel is qualified to serve on our board of directors given his managerial and consultant roles in the biopharmaceutical industry and his experience with bringing companies public.

Dr. Christopher Haqq, M.D., Ph.D., serves on our Board of Directors. Dr. Haqq brings over 20 years of drug development leadership across large and small biotechnology companies and across cell therapy, small molecule and biologics in large and small biotech settings. Dr. Haqq joined Elicio Therapeutics as Executive Vice President, Head of Research and Development and Chief Medical Officer, or CMO, in October 2019. He was the first employee and CMO of Atara Biotherapeutics, and later CSO, where he was the architect of an innovative allogeneic T cell product candidate pipeline for oncology and autoimmune disease, and led the design of next-generation off-the-shelf CAR T cells for solid tumors. Earlier at Cougar Biotechnology and Janssen, he was the lead clinician for a pivotal prostate cancer study leading to market approval for Zytiga® (abiraterone acetate). At Amgen, he led early development studies of the anti-insulin like growth factor type 1 receptor AMG 479 (ganitumab) antibody. Dr. Haqq has worked closely with the US Food and Drug Administration, or the FDA, and other global regulatory agencies. He has filed successful applications for INDs, breakthrough therapies, priority medicines, special protocol assessments and their international equivalents, and marketing approvals. Dr. Haqq initially practiced as a medical oncologist and led a translational science laboratory as an Assistant Professor in the Division of Hematology/Oncology at the University of California, San Francisco following his post-graduate training as an Intern and Resident in Internal Medicine, Fellow in Medical Oncology and Fellow in Molecular Medicine. Dr. Haqq completed his MD and PhD in Genetics at Harvard Medical School and his undergraduate training at Stanford University and the University of British Columbia. We believe that Dr. Haqq’s leadership roles in drug development across a broad spectrum of biotechnology companies over the last two decades qualifies Dr. Haqq to serve on our board of directors.

Jennifer Jarrett serves on our Board of Directors. Ms. Jarrett currently serves as Chief Operating Officer at Arcus Biosciences, Inc. (NYSE: RCUS) where she is responsible for Arcus’s commercial and general and administrative organizations, including finance and human resources. Ms. Jarrett previously served as the Vice President of Corporate Development and Capital Markets at Uber Technologies, Inc. (NYSE: UBER) from January 2019 to September 2020. Prior to Uber, Ms. Jarrett served as the Chief Financial Officer and Chief Operating Officer of Arcus Biosciences, Inc. from March 2017 to January 2019. From March 2016 to October 2016, Ms. Jarrett served as the Chief Financial Officer of Medivation, Inc. until it was acquired by Pfizer Inc. (NYSE: PFE). Ms. Jarrett brings over 20 years of experience in biotechnology investment banking, including her experience as managing director and head of West Coast Life Sciences Investment Banking at Citigroup and managing director and head of U.S. Biotechnology Investment Banking at Credit Suisse. Ms. Jarrett currently serves on the board of directors of Arena Pharmaceuticals, Inc. (Nasdaq: ARNA), Syndax Pharmaceuticals, Inc. (Nasdaq: SNDX) and Arcus Biosciences. Ms. Jarrett is a graduate of Dartmouth College, where she received her BA in economics, and Stanford University, where she received her MBA. We believe that Ms. Jarrett is qualified to serve on our board of directors given her experience in the biotechnology sector and her investment and management skills.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes (Class I, II and III) with Class I consisting of four directors and Class II and III consisting of three director. Only one class of directors will be elected in each year, and each class (except for those directors appointed prior to our first annual general meeting of shareholders) will serve a three-year term. The term of office of the first class of directors, consisting of Christopher Haqq, will expire at our first general annual meeting of shareholders. The term of office of the second class of directors, consisting of Jennifer Jarrett and Donald J. Santel, will expire at our second annual general meeting of shareholders. The term of office of the third class of directors, consisting of Benny Soffer and Mitchell Blutt, will expire at our third annual general meeting of shareholders.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason.

Our Sponsor is entitled to nominate three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Existing Governing Documents as it deems appropriate. The Existing Governing Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, chief financial officer, chief business officer, president, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a nominating and corporate governance committee and a compensation committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We have established an audit committee of the board of directors. Christopher Haqq, Jennifer Jarrett and Donald J. Santel serve as members of our audit committee. Our board of directors has determined that each of Christopher Haqq, Jennifer Jarrett and Donald J. Santel serve are independent. Jennifer Jarrett serves as the Chairperson of the audit committee. Each member of the audit committee meets the financial literacy requirements of NYSE American and our board of directors has determined that qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating and Corporate Governance Committee

We established a nominating and corporate governance committee of our board of directors. he members of our nominating and corporate governance committee are Christopher Haqq, Jennifer Jarrett and Donald J. Santel. Donald J. Santel serves as chairperson of the nominating and corporate governance committee. Our board of directors has determined that each of Christopher Haqq, Jennifer Jarrett and Donald J. Santel are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating and corporate governance committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

We established a compensation committee of our board of directors. The members of our compensation committee are Christopher Haqq, Jennifer Jarrett and Donald J. Santel, and Christopher Haqq serves as chairperson of the compensation committee. Our board of directors has determined that each of Christopher Haqq, Jennifer Jarrett and Donald J. Santel are independent.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•

reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors. The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity, including private funds under the management of Consonance Capital and their respective portfolio companies, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. In addition, existing and future funds managed by Consonance Capital and their respective portfolio companies may compete with us for business combination opportunities and, if such opportunities are pursued by such entities, we may be precluded from pursuing such opportunities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and may only decide to present it to us if such entity rejects the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors are subject. Notwithstanding the foregoing, we may pursue a business combination opportunity jointly with our Sponsor, Consonance Life Sciences, or one or more affiliates of and/or investors in Consonance Capital with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. The Existing Governing Documents provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

INDIVIDUAL	ENTITY	ENTITY’S BUSINESS	AFFILIATION
Mitchell Blutt	Consonance Capital Management LP and Consonance Capital Partners, L.P.	Investment manager to hedge funds and managed accounts and investment manager to private equity funds	Chief Executive Officer, Chairman of the Investment Committee and Partner of Consonance Capital Management LP and Managing Partner and Co-Founder of Consonance Capital Partners

Benny Soffer	Consonance Capital Management LP	Investment manager to hedge funds and managed accounts	Chief Investment Officer, Portfolio Manager, Member of the Investment Committee and Partner

Kevin Livingston	Consonance Capital Management LP	Investment manager to hedge funds and managed accounts	Member of the Investment Committee and Partner

Potential investors should also be aware of the following other potential conflicts of interest:

•

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any fulltime employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•

Our Sponsor subscribed for founder shares prior to the date of our initial public offering and purchased private placement warrants in a transaction that closed simultaneously with the closing of the initial public offering. Our Sponsor and our founding team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares purchased during or after our initial public offering in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares or pre-initial business combination activity. Additionally, our Sponsor agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete our initial business combination within the required time period. If we do not complete our initial business combination within the required time period, the private placement warrants and the underlying securities will expire worthless. Except as described herein, our Sponsor and our founding team have agreed not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share

(as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. With certain limited exceptions, private placement warrants and the Class A ordinary shares underlying such warrants, are not transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and certain of our directors will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular partner business is an appropriate business with which to effectuate our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a partner business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination or subsequent transaction with a company that is affiliated with our Sponsor, founders, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor or any of our founders, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent valuation or accounting firm that such initial business combination or transaction is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. We also reimburse our Sponsor for office space, secretarial and administrative services provided to us in the amount of $55,000 per month.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in the Existing Governing Documents.

We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation and Director Compensation and Other Interests

On November 18, 2020, our Sponsor transferred an aggregate of 90,000 founder shares to our non-employee directors. None of our executive officers or directors have received any cash compensation for services rendered to us. Since the consummation of our initial public offering and until the earlier consummation of our initial business combination and our liquidation, we will reimburse our Sponsor for office space, secretarial and administrative services provided to us in the amount of $55,000 per month. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from New Surrozen. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New Surrozen to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Director Independence

NYSE American rules require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship with the company which in the opinion of the company’s board of directors, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Christopher Haqq, Jennifer Jarrett and Donald J. Santel are “independent directors” as defined in NYSE American listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

On May 21, 2021, a purported CHFW shareholder filed a complaint in the Superior Court of New Jersey, Chancery Division, Mercer County, entitled Rai v. Consonance-HFW Acquisition Corp., et al., MER-L-001095-21 (the “Complaint”). The Complaint names CHFW and members of the CHFW Board as defendants. The Complaint alleges breaches of fiduciary duties against members of the CHFW Board and aiding and abetting the board of directors’ alleged breaches of fiduciary duties against CHFW. The Complaint also alleges that the registration statement of which this proxy statement/prospectus forms a part is materially deficient and omits and/or misrepresents material information including, among other things, certain financial information, certain details regarding the engagement of J.P. Morgan and BofAS, and other information relating to the background of the Business Combination. The Complaint generally seeks to enjoin the Business Combination or in the event that it is consummated, recover damages.

Another purported CHFW shareholder sent a demand letter on June 2, 2021 (the “Demand”), making similar allegations as those made in the Complaint and demanding additional disclosure regarding the Business Combination. CHFW believes that the claims asserted in the Complaint and Demand are without merit and intends to defend these against these claims; however, additional lawsuits may be filed against CHFW, or the CHFW Board, and CHFW cannot predict with certainty the ultimate resolution of any proceedings that may be brought in connection with these allegations.

Properties

We currently maintain our executive offices at 1 Palmer Square, Suite 305, Princeton, NJ 08540. The cost for our use of this space is included in the $55,000 per month fee we will pay to our Sponsor for office space, administrative and support services. Upon consummation of the Business Combination, the principal executive offices of New Surrozen will be located at 171 Oyster Point Blvd., Suite 400, South San Francisco, CA 94080.

Competition

If we succeed in effecting the Business Combination with Surrozen, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

CHFW has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, CHFW’s annual reports contain financial statements audited and reported on by CHFW’s independent registered public accounting firm.

We are required to evaluate our internal control procedures as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, we applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

CHFW’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “CHFW,” “we,” “us” or “our” refer to CHFW prior to the consummation of the Business Combination. The following discussion and analysis of CHFW’s financial condition and results of operations should be read in conjunction with CHFW’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated in the Cayman Islands on August 21, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

CHFW’s Sponsor is Consonance Life Sciences, a Cayman Islands limited liability company. The registration statement for the initial public offering was declared effective on November 18, 2020. On November 23, 2020, CHFW consummated its initial public offering of 8,000,000 units at $10.00 per unit, generating gross proceeds of $80 million. Simultaneously with the closing of the initial public offering, CHFW consummated the private placement of 410,000 units at a price of $10.00 per private placement unit in a private placement to the Sponsor, generating gross proceeds of approximately $4.1 million.

On December 1, 2020, the underwriters fully exercised their over-allotment option, resulting in an additional 1,200,000 units issued at $10.00 per unit, generating gross proceeds of $12.0 million. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 24,000 private placement units at $10.00 per private placement unit, generating additional gross proceeds of approximately $0.2 million. The total transaction costs of the initial public offering and the private placements amounted to approximately $5.7 million, inclusive of approximately $3.2 million in deferred underwriting commissions.

Upon the closing of initial public offering and the private placement, $92 million (or $10.00 per unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement were placed in the trust account and was invested only in U.S. “government securities” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the trust account as described below.

CHFW’s management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the sale of private placement units, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.

If CHFW is unable to complete an initial business combination within 24 months from the closing of the initial public offering, or November 23, 2022 (the “Combination Period”), CHFW will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to CHFW to pay for CHFW’s income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CHFW’s remaining shareholders and CHFW’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to CHFW’s warrants, which will expire worthless if CHFW fails to consummate an initial business combination within the Combination Period.

As of March 31, 2021, we had approximately $774,931.42 in cash held outside of the trust account, approximately $92 million in marketable securities held in the trust account and deferred offering costs of approximately $3.2  million.

Proposed Business Combination

On April 15, 2021, CHFW entered into the Business Combination Agreement. In connection with the Business Combination, CHFW also entered into the Subscription Agreements and the CHFW Shareholder Support Agreements and Shareholder Support Agreements, as further described in “Business Combination Proposal—Related Agreements.”

At the closing of the Business Combination, The Column Group III, L.P., The Column Group III-A, L.P., The Regents of the University of California and Consonance Capital Management, LP, and certain other individuals will enter into the Investor Rights Agreement with CHFW.

Results of Operations and Known Trends or Future Events

CHFW’s entire activity since inception up to December 31, 2020 was in preparation for its formation and the initial public offering. CHFW will not be generating any operating revenues until the closing and completion of an initial business combination.

For the period from August 21, 2020 (inception) through December 31, 2020, we had a net loss of approximately $2,122,328, which consisted of operating costs of approximately $438,756 and an unrealized loss on marketable securities held in the trust account of approximately $92  million, offset by interest earned on marketable securities held in the trust

Liquidity and Capital Resources

As of December 31, 2020, CHFW had approximately $987,187 in its operating bank account, and working capital of approximately $1,487,380 million.

CHFW’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover for certain offering costs in exchange for the issuance of the founder shares, the loan proceeds of $300,000 from the Sponsor pursuant to a promissory note, and the proceeds from the consummation of the private placement not held in the trust account. On November 23, 2020, CHFW repaid the outstanding balance on the note of $147,753 in full to the Sponsor. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of CHFW’s officers and directors may, but are not obligated to, provide us the working capital loans. As of December 31, 2020, there were no amounts outstanding under any working capital loan.

Based on the foregoing, CHFW’s management believes that CHFW will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of CHFW’s officers and directors to meet its needs through the earlier of the consummation of a business combination or one year from this filing.

Over this time period, CHFW will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.

CHFW’s management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on CHFW’s financial position, results of CHFW’s operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

Administrative Support Agreement

Commencing on the effective date of the registration statement on Form S-1 related to the initial public offering through the earlier of consummation of the initial business combination and CHFW’s liquidation, CHFW will reimburse the Sponsor for office space, secretarial and administrative services provided to us in the amount of $55,000 per month. CHFW incurred approximately $433,795 and $438,756 in general and administrative expenses in the accompanying unaudited condensed statements of operations for the three months ended December 31, 2020 and for the period from August 21, 2020 (inception) through December 31, 2020.

Registration Rights

The holders of Class B ordinary shares, private placement units, private placement shares, private placement warrants, Class A ordinary shares underlying the private placement warrants and warrants that may be issued upon conversion of working capital loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans), will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that CHFW register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to CHFW’s completion of its business combination. However, the registration and shareholder rights agreement provides that CHFW will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Class B ordinary shares, in accordance with the letter agreement CHFW’s initial shareholders entered into and (ii) in the case of the private placement warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of its business combination. CHFW will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

CHFW granted the underwriters in the initial public offering a 45-day option from the final prospectus relating to the initial public offering to purchase up to 1,200,000 additional units to cover over-allotments, if any, at the initial public offering price less the underwriting discounts and commissions. On December 1, 2020, the underwriters in the initial public offering fully exercised their over-allotment option.

The underwriters in the initial public offering were entitled to an underwriting discount of $0.20 per unit, or approximately $1.8 million in the aggregate, paid upon the closing of the initial public offering. In addition, $0.35 per unit, or approximately $3.2 million in the aggregate will be payable to the underwriters in the initial public offering for deferred underwriting commissions. The deferred fee will become payable to the underwriters in the initial public offering from the amounts held in the trust account solely in the event that CHFW completes an initial business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. CHFW has identified the following critical accounting policies.

Class A ordinary shares subject to possible redemption

CHFW accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within CHFW’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. CHFW’s Class A ordinary shares feature certain redemption rights that are considered to be outside of CHFW’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 8,186,086 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of CHFW’s balance sheet.

Net income (loss) per ordinary share

CHFW applies the two-class method in calculating earnings per share. Net income (loss) per ordinary share, basic and diluted for Class A ordinary shares subject to possible redemption is calculated by dividing the interest income earned on the trust account, net of applicable taxes, if any, by the weighted average number of shares of Class A ordinary shares subject to possible redemption outstanding for the period. Net income (loss) per ordinary share, basic and diluted for and non-redeemable ordinary shares is calculated by dividing net loss less income attributable to Class A ordinary shares subject to possible redemption, by the weighted average number of shares of non-redeemable ordinary shares outstanding for the period presented.

CHFW has not considered the effect of the warrants underlying the units sold in the initial public offering (including the consummation of the over-allotment) and the private placement warrants underlying the private placement units to purchase an aggregate of 3,619,334 Class A ordinary shares in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method.

Net loss per share, basic and diluted for Class A ordinary shares for three months ended December 31, 2020 and for the period from August 21, 2020 (inception) through December 31, 2020 are calculated by dividing the loss on marketable securities, dividends and interest held in trust account of approximately $0 for each period by the weighted average number of Class A ordinary shares outstanding for the periods.

Net loss per share, basic and diluted for Class B ordinary shares for the three months ended December 31, 2020 and for the period from August 21, 2020 (inception) through June 30, 2020 are calculated by dividing the net loss of approximately $($0.86), less net loss attributable to Class A ordinary shares of approximately $2,223, resulted to a net loss of approximately $2,120,104, respectively, by the weighted average number of Class B ordinary shares outstanding for the periods.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Overview

We are a blank check company incorporated in the Cayman Islands on August 21, 2020 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses. We intend to effectuate our Business Combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Placement Units, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Recent Development

Business Combination Agreement and PIPE Financing

On April 15, 2021, the Company entered into a business combination agreement with Surrozen, Inc. (“Surrozen”), pursuant to which a wholly-owned subsidiary of the Company will merge with and into Surrozen, with Surrozen surviving as a wholly-owned subsidiary of the Company and the Company will redomicile as a Delaware corporation. In accordance with the terms and subject to the conditions of the Business Combination Agreement, each share and equity award (whether vested or unvested) of Surrozen outstanding as of closing will be exchanged for shares of the Company’s common stock or comparable equity awards that are settled or are exercisable for shares of the Company’s common stock, as applicable, based on an implied Surrozen equity value of $200,000,000 and a $10.00 per share value of the Company’s Common Stock. In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, the Company entered into Subscription Agreements with certain investors (the “Subscription Agreements” and such investors, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors, an aggregate of 12,020,000 units, each consisting of one share of the Company’s common stock and one-third of one redeemable warrant for one share of the Company’s common stock (the “PIPE Warrants”), for a purchase price of $10.00 per unit (the “PIPE Units”), for aggregate gross proceeds of $120,200,000 (the “PIPE Financing”). Each whole PIPE Warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as described in the form of warrant agreement attached to the form of Subscription Agreement, and only whole PIPE Warrants will be exercisable. The PIPE Warrants have substantially the same provisions as the public warrants issued in connection with the Company’s initial public offering. The securities to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through March 31, 2021 were organizational activities and those necessary to prepare for the Initial Public Offering, described below. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the Initial Public Offering. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a Business Combination.

For the three months ended March 31, 2021, we had a net loss of $232,964, which consists of operating and formation costs of $1,065,209, offset by the change in fair value of warrant liability of $802,834, interest income of $23,112, and an unrealized gain on marketable securities held in our Trust Account of $6,299.

Liquidity and Capital Resources

On November 23, 2020, we consummated the Initial Public Offering of 8,000,000 units, at a price of $10.00 per unit, generating gross proceeds of $80,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 410,000 Private Placement units to the Sponsor at a price of $10.00 per private placement unit generating gross proceeds of $4,100,000.

Additionally, on December 1, 2020, the underwriters fully exercised their over-allotment option, resulting in an additional 1,200,000 units issued for an aggregate amount of $12,000,000. In connection with the underwriters’ full exercise of their over-allotment option, the company also consummated the sale of an additional 24,000 private placement units at $10.00 per private placement unit, generating total proceeds of $12,240,000. A total of $12,000,000 was deposited into the trust account, bringing the aggregate proceeds held in the trust account to $92,000,000.

For the three months ended March 31, 2021, cash used in operating activities was $212,256. Net loss of $232,964 was affected by interest earned on marketable securities held in the Trust Account of $23,112, the change in fair value of warrant liability of $802,834 and an unrealized gain on marketable securities held in our Trust Account of $6,299. Changes in operating assets and liabilities provided $852,953 of cash for operating activities.

Following the Initial Public Offering, the sale of the Private Placement Units, and the full exercise of the underwriter’s over-allotment option, a total of $92,000,000 was placed in the Trust Account. We incurred $5,658,864 in transaction costs, including $1,840,000 of underwriting fees, $3,220,000 of deferred underwriting fees and $598,864 of other costs.

At March 31, 2021, we had marketable securities held in the trust account of $92,026,912. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete our business combination. We may withdraw interest from the trust account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

At March 31, 2021, we had cash of $774,931. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Private Placement Units of the Post-Business Combination entity, at a price of $10.00 per unit, at the option of the lender. The units would be identical to the Private Placement Units.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $55,000 for office space and administrative support services provided to the Company. We began incurring these fees on November 18, 2020 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and the Company’s liquidation.

The underwriters are entitled to a deferred fee of $0.35 per Unit or $3,220,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Class A Ordinary Shares Subject to Redemption

We apply the two-class method in calculating earnings per share. Net income (loss) per common share, basic and diluted for Class A ordinary shares subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of Class A ordinary shares subject to possible redemption outstanding for the period. Net income (loss) per ordinary share, basic and diluted for and non-redeemable common stock is calculated by dividing net loss less income attributable to Class A ordinary shares subject to possible redemption, by the weighted average number of shares of non-redeemable ordinary shares outstanding for the period presented.

Net Loss Per Ordinary Share

We apply the two-class method in calculating earnings per share. Net loss per ordinary share, basic and diluted for Class A ordinary shares subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of Class A ordinary shares subject to possible redemption outstanding for the period. Net loss per ordinary share, basic and diluted for and non-redeemable common stock is calculated by dividing net loss less income attributable to Class A ordinary shares subject to possible redemption, by the weighted average number of shares of non-redeemable ordinary shares outstanding for the period presented.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

INFORMATION ABOUT SURROZEN

Unless the context otherwise requires, all references in this section to “Surrozen,” the “Company,” “we,” “us,” “our” and other similar terms refer to the business of Surrozen, Inc. and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Surrozen and its subsidiaries following the consummation of the Business Combination.

Overview

Surrozen’s mission is to transform the treatment of serious disease by fully exploiting the Wnt pathway.

Surrozen is discovering and developing biologic drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. Building upon the seminal work of our founders and scientific advisors who discovered the Wnt gene and key regulators of the Wnt pathway, we have made breakthrough discoveries that we believe will overcome previous limitations in harnessing the potential of Wnt biology. These breakthroughs enable us to rapidly and flexibly design tissue-targeted therapeutics that modulate Wnt signaling. As a result of our discoveries, we are pioneering the selective activation of Wnt signaling, designing and engineering Wnt pathway mimetics, and advancing tissue-specific Wnt candidates. Our lead product candidates are multi-specific, antibody-based therapeutics that mimic the roles of naturally occurring Wnt or R-spondin proteins, both of which are involved in activation of the Wnt pathway. Given Wnt signaling is essential in tissue maintenance and regeneration throughout the body, we have the potential to target a wide variety of severe diseases, including certain diseases that afflict the intestine, liver, retina, cornea, lung, kidney, cochlea, skin, pancreas and central nervous system. In each of these areas, we believe our approach has the potential to change the treatment paradigm for the disease and substantially impact patient outcomes. Our strategy is to exploit the full potential of Wnt signaling by identifying disease states responsive to Wnt modulation, design tissue-specific therapeutics, and advance candidates into clinical development in targeted indications with high unmet need. Our unique approach and platform technologies have led to the discovery and advancement of two lead product candidates. We are currently conducting preclinical studies and plan to initiate a Phase 1 clinical trial in 2022 for SZN-1326, our candidate in development for moderate to severe inflammatory bowel disease, or IBD, with ulcerative colitis, or UC, as our first proposed indication. Furthermore, we plan to initiate a Phase 1 clinical trial in 2022 for SZN-043, our candidate in development for severe alcoholic hepatitis, or AH. We expect to nominate additional lead candidates and advance them into the clinic in 2023 and beyond.

Fundamental Importance of the Wnt Pathway and Our Founders’ Roles in Its Discovery

The Wnt pathway holds significant therapeutic promise in view of its ability to regulate stem cell renewal, proliferation and differentiation, and its central role in tissue regeneration. Over the past 30 years our founders and advisors have helped establish the fundamental importance of the Wnt pathway in tissue regeneration. Each has been on the forefront of the Wnt signaling pathway research, and their discoveries are the foundation of our approach to therapeutic development.

Wnt proteins exert a wide variety of effects on target cells during development. Fundamentally, Wnts are growth stimulatory factors that promote cell proliferation. Compared to other growth factors, two distinctive aspects of Wnt proteins are their lack of specificity and their ability to give shape to growing tissues while inducing cells to proliferate, acting in the process as directional growth factors. Wnt signals can instruct new cells in such a way that organized body plans are generated. Moreover, Wnt proteins employ a number of receptor isoforms and sub-families, generating an array of combinatorial Wnt signaling critical for correctly shaping tissues during development, maintaining tissue architecture in adult life and repairing tissue injury.

Dr. Roel Nusse and Dr. Harold Varmus discovered the first Wnt gene in 1982. Wnt signaling has now been shown to be critical to many essential normal functions. Dr. Nusse is a founder of our company and Scientific Advisory Board member.

Past Limitations in Targeting the Wnt Pathway for Drug Discovery

Although modulation of Wnt signaling has held significant promise for decades, a number of characteristics of Wnt signaling have created obstacles to conventional protein therapeutic approaches. The key obstacles to drug development targeting the Wnt signaling pathway are described below:

Potent Pathway Activation: While the activity of naturally occurring Wnt pathway agonists is well established, previous attempts to engineer synthetic Wnt and R-spondin ligands have not resulted in selective, potent activation of Wnt signaling.

Selectivity: Naturally occurring Wnt ligands are not selective in their interactions. The same lack of selectivity is observed with naturally occurring R-spondin ligands and their interactions with the cell surface receptors. Moreover, components of the Wnt signaling pathway, which can be targeted with small molecules, are widely expressed and therefore cannot be selectively targeted.

Manufacturing: Wnt ligands are highly hydrophobic, making them difficult to express, solubilize and purify and therefore difficult to manufacture.

Our Wnt Therapeutics Platform

Our Scientific Capabilities

We believe that our breakthrough discoveries and technologies will enable us to overcome the challenges facing drug developers targeting the Wnt pathway. We believe we are potentially the first developer to manufacture synthetic, soluble Wnt mimetics. To date, we have developed potent, selective and manufacturable Wnt and R-spondin mimetics that are designed to replicate the role of naturally occurring Wnt and R-spondin proteins. In pursuit of our goal to develop a portfolio of Wnt product candidates that can repair tissue damage and regenerate functional tissues for patients, we are continuing to expand our platform through the development of novel technologies and capabilities required to research, develop, manufacture and ultimately commercialize therapeutic products that address unmet medical needs. Our core capabilities are described below:

Wnt Biology Expertise: We have established a deep understanding of the Wnt pathway and its role in disease biology and have invested significantly in our people and technologies that enable us to selectively modulate Wnt signaling. Our research and development organization is led by world class scientists. We have partnered with key thought leaders in the field, including those on our Scientific Advisory Board, and have developed significant expertise in various areas of biology relevant to the Wnt signaling pathway.

Proprietary Antibody Discovery and Research Technologies: We have developed proprietary antibody discovery capabilities that have led to the discovery of two initial antibody technologies that enable us to potently and selectively modulate the Wnt pathway. Our SWAP (Surrozen Wnt signal Activating Protein) technology enables the design and development of Wnt-mimetics, and our SWEETS (Surrozen Wnt signal Enhancers Engineered for Tissue Specificity) technology enables the design and development of R-spondin mimetics. Importantly, our approach provides a flexible and robust platform that has generated multiple antibodies that possess either tissue or cell selectivity based on preclinical studies.

Additional Novel Wnt Modulating Technologies: We have developed and filed patent applications for additional Wnt modulating antibody technologies, and are committed to continuously integrating new insights, tools, technologies and capabilities to apply to additional diseases and areas.

Genetic Mapping of Wnt Signaling: The role of Wnt signaling in disease and the differential expression of genes involved in Wnt signaling have not been well characterized across many disease states. We isolate RNA for gene expression to identify potential deficiencies in Wnt signaling in specific diseases. Through our genetic mapping, we have increased our understanding of Wnt biology in numerous diseases and Wnts’ involvement in diseases that had previously not been well-characterized.

Protein Science Capabilities: We have invested in building capabilities in key areas of antibody discovery which include: in vitro and in vivo binder discovery, antibody optimization including humanization, structural biology, cell line construction, upstream and downstream process development and purification, bioanalytical characterization, developability assessments including stability and formulatability. These capabilities enable discovery of novel structures and sequences and optimization for pharmacokinetics, potency, selectivity, manufacturability and other drug-like properties.

Our Scientific Approach

By combining our Wnt biology expertise with our proprietary technologies and capabilities, we have been able to establish a broad array of therapeutic opportunities. Our approach includes:

Identifying and characterizing areas where Wnt biology is critical to tissue structure and function. To date, we have investigated the importance of Wnt signaling in over 20 different tissue types and have prioritized over 10 tissue types for further exploration, with a plan to continue to expand our efforts.

Prioritizing disease opportunities where there is significant evidence based on our proprietary model systems and tool compounds that Wnt activation could play a role in tissue repair in severe disease.

Focusing efforts and investments in diseases where the strength of our capabilities can potentially address key limitations of existing therapeutic approaches.

Seeking to limit or eliminate the potential oncogenic risk from Wnt pathway activation through our selective activation in the target disease tissue, our focus on severe disease and limited treatment exposure, and mimicking a physiologic repair process that is self-limiting. In preclinical studies, we have observed diseased tissue responses to Wnt signaling while we have observed little or no activity in healthy and non-targeted tissue, and there has been no significant evidence of hyperplasia or dysplasia.

Our Technologies

Our two initial proprietary technologies, SWAP and SWEETS, enable us to potently and selectively modulate Wnt signaling through the generation of Wnt and R-spondin mimetics. Using these technologies, we design and develop antibodies that modulate Wnt signaling. Product candidates generated by these technologies have demonstrated the ability to repair tissue damage in multiple preclinical models including colitis and liver injury. We have developed specific candidate molecules for each disease area that have been developed based on the associated tissue biology, the role of Wnt signaling in disease versus normal tissue, and a functional assessment of our candidate molecules.

Our SWAP and SWEETS technologies focus on key regulators of Wnt signaling, Wnt proteins and R-spondins.

Wnt Activation: SWAP (Surrozen Wnt signal Activating Protein)

Our SWAP molecules are designed to mimic the activity of naturally occurring Wnt proteins. They are bispecific full-length human (IgG) antibodies that, like Wnt proteins, directly activate the Wnt-signaling pathway in target tissue by binding to two of its natural co-receptors, Fzd and Lrp. With our SWAP technology, we combine Fzd and Lrp antibody-binding domains into bispecific antibodies to selectively activate Wnt signaling. We have generated and validated a broad library of SWAPs that have successfully activated Wnt-signaling in vivo. Our initial product candidate, SZN-1326, utilizes our SWAP technology and is designed to activate the Wnt pathway in injured tissue where certain Fzd receptors are expressed and the natural Wnt ligand is disturbed.

Key characteristics of our SWAP technology include:

Potency: Our Wnt mimetics are multivalent, designed to bind one or more Fzd receptors and one or more Lrp receptors. We demonstrated that the ability to bind to one or more receptors leads to highly potent Wnt signal activation as compared to a protein that can only bind to one Lrp receptor and one Fzd receptor.

Selectivity: Our antibody-based proteins are capable of selective binding to individual Fzd and Lrp receptor isoforms and selective isoform binding has the potential to confer tissue selectivity.

Manufacturability: Our antibody platform is designed to produce molecules with properties suitable for manufacturing and to overcome the challenges of Wnt protein derivates. Unlike our antibodies, Wnt proteins are highly hydrophobic, making them difficult to express, solubilize and purify.

Dr. Christopher Garcia, a Howard Hughes Medical Institute Investigator and one of our founders, enabled our SWAP approach through the discovery of surrogate Wnt agonists. His surrogate ligands were water soluble, consisted of two domains and provided the building blocks for our SWAP technology.

Subsequent discoveries made at Surrozen improved on the potency and selectivity of the surrogate ligands discovered by Dr. Garcia. Our technology allows for targeting of Fzd and Lrp receptors, and we believe we can identify an optimized ratio of Fzds and Lrps required to activate Wnt signaling. We have also discovered that binding two different Fzds together with Lrp leads to efficient Wnt signal activation. Figure 1 below compares natural Wnt signaling to how our SWAP product candidates engage receptors on the cell surface to trigger Wnt signal activation.

Figure 1. Like endogenous Wnt (left side), our SWAP technology activates Wnt signaling by binding specific Fzd and Lrp receptors (right side)

Wnt Amplification: SWEETS (Surrozen Wnt signal Enhancer Engineered for Tissue Specificity)

Our SWEETS molecules are designed to amplify the body’s response to naturally occurring Wnt proteins. They are antibody-based molecules that, like R-spondin, enhance Wnt signaling by stabilizing Fzd receptors. Our SWEETS molecules are designed to modify the specificity of R-spondin activity such that it can be directed to a cell surface antigen of our choosing. Our SWEETS molecules consist of a full-length antibody fusion protein in which an antibody-binding domain of one of these antigens is combined with an R-spondin derivative. SZN-043 is our initial product candidate to utilize our SWEETS technology and is designed to selectively amplify the Wnt pathway in hepatocytes, the most abundant type of liver cell.

R-spondin may be beneficial in adult tissue repair, particularly in situations where naturally occurring Wnt ligands are present but signaling is insufficient to repair tissue damage. One major challenge facing drug developers targeting the Wnt pathway in harnessing R-spondin-based Wnt amplification has been limiting R-spondin’s effects to a specific tissue of interest, which we believe we have overcome through:

Reducing non-specific binding. Naturally occurring R-spondins are dependent on E3 ligases and leucine-rich repeat-containing G-protein coupled receptors, or LGRs, for activity. LGRs are widely expressed and result in R-spondins activating Wnt signaling in a broad variety of tissues. Based on preclinical studies, we have been able to eliminate the requirement for LGR binding through substitution of binding to different cell surface receptors; and

Targeting specific cell types. We have designed multiple antibodies targeted to several cell surface receptors. Based on preclinical studies, these antibodies have demonstrated specificity to multiple tissues and cell lineages. The engineered antibodies specifically upregulated Wnt-signaling with greater tissue specificity than non-targeted controls and stimulated proliferation

Figure 2 below illustrates the effect of Fzd (and Lrp) stabilization on promoting Wnt signaling. On the left side of the image, unbound E3 ligases induce internalization and ubiquitination of Fzd receptors, leading to disruption of Wnt signaling. With our SWEETS technology, we have demonstrated tissue-targeted binding and sequestration of E3 ligases leading to the stabilization of Fzd and Lrp and promotion of Wnt signaling. With our SWEETS technology, we have been able to affect tissue-targeted binding and inhibition of E3 ligase promoted degradation of Fzd, leading to the promotion of Wnt signaling.

Figure 2. Our SWEETS technology leads to amplification of the Wnt signaling pathway by inhibition of Fzd degradation by the E3 ligase/proteasome pathway. Specificity of SWEETS binding is driven by an antigen-binding domain that can be targeted to specific cell surface protein

Our Product Candidates and Research Programs

We believe that both our SWAP and SWEETS technologies have the potential to generate a portfolio of product candidates that can harness the tissue repair activity of the Wnt pathway for a broad spectrum of severe diseases.

The chart below represents a summary of our wholly-owned product candidates:

Figure 3. Lead programs SZN-1326, a SWAP in development for the treatment of moderate to severe IBD, and SZN-043, a SWEETS in development for the treatment of severe AH.

Our first product candidate, SZN-1326, is being developed as a novel treatment for moderate to severe IBD, with UC as our first proposed indication, and utilizes our proprietary SWAP technology to activate Wnt signaling. Wnt signaling plays a critical role in intestinal epithelial turnover and normal function. Abnormal signaling has been observed in patients with IBD and restoration of normal signaling is believed to play a role in the repair of damaged intestinal epithelial cells in IBD. SZN-1326 targets Fzd 5, Fzd 8 and Lrp 6 to activate Wnt signaling. We have observed that Fzd 5, Fzd 8 and Lrp 6 are expressed in the large bowel epithelium of UC tissue samples and that Fzd 5 is the most abundant, representing an attractive target for our therapeutic approach. IBD affects an estimated two million patients in the United States and is caused by damage to the intestinal barrier and an enhanced inflammatory response, which further exacerbates tissue damage. SZN-1326 is designed to activate Wnt-pathway signaling in intestinal epithelial cells. In multiple mouse models of IBD, SZN-1326 stimulated intestinal epithelial regeneration, characterized by restoration of the intestinal barrier and reduced histology severity score, lower levels of inflammatory cytokines and reduced disease activity. We anticipate initiating a Phase 1 clinical trial of SZN-1326 in healthy volunteers in 2022, followed by a Phase 1b trial of SZN-1326 in patients with UC, a type of IBD, in 2023.

Our second product candidate, SZN-043, is being developed as a novel treatment for severe liver diseases, including severe AH, and utilizes our proprietary SWEETS technology. Severe AH is a disease with a 90-day mortality rate of 30% and has an estimated incidence of 100,000 patients in the United States annually. In severe AH, damage to hepatocytes due to excessive alcohol use leads to jaundice, inflammation, impaired blood coagulation and increased risk of infections that may impact other organs such as the kidneys, brain and gastrointestinal system. We have designed SZN-043 to modulate naturally occurring Wnt signaling that is specifically targeted to hepatocytes. We have shown in preclinical models of liver injury that SZN-043 selectively and transiently stimulates hepatocyte proliferation and maturation, and restores liver function as measured by plasma ammonia and liver enzyme tests. The selectivity of SZN-043 is achieved through the inclusion of an antibody binding to ASGR1 that is solely expressed on hepatocytes. We anticipate initiating a Phase 1 clinical trial of SZN-043 in healthy volunteers and in patients with impaired liver function in 2022, followed by a Phase 1b trial of SZN-043 in patients with severe AH in 2023.

Our Research Programs

By leveraging our scientific capabilities and approach, we have identified more than 20 potential tissue types to explore. In our most advanced research programs, we are developing potential therapeutics for ocular diseases such as age-related macular degeneration, or AMD, and diabetic retinopathy. Genetic studies in the literature have identified that the Wnt signaling pathway is critical for maintenance of healthy retinal blood vessels. We have shown that activation of Wnt-pathway signaling can potentially reverse vascular damage through a mechanism that is distinct from the mechanisms of currently approved therapeutics that target angiogenesis. We also have identified the potential for regeneration of retinal pigment epithelium, or RPE, an important cell type in the retina. RPE cells are required for maintenance and viability of photoreceptors and as such are a potential target for the treatment of dry AMD. We are also assessing the potential to drive tissue repair in conditions such as hearing loss and diseases resulting in tissue injury to organs including the cornea, lacrimal gland, lung and kidney. The chart below represents a summary of our research programs:

Figure 4. Our current Research Programs

Our People

Our people are the most important strength of our company. We have assembled a diverse group of experienced executives, scientists, engineers and operators that consist of:

•

Experienced Company Builders. Craig Parker, our President and Chief Executive Officer, has extensive experience in the science and business of building companies in the biotechnology industry. He was previously Senior Vice President of Corporate Development at Jazz Pharmaceuticals and held similar executive positions at Geron Corporation, Human Genome Sciences (acquired by GSK), Proteolix (acquired by Onyx) and Immunex (acquired by Amgen). He is a member of the Scientific Advisory Board of the Life Sciences Institute at the University of Michigan and previously served as a director of Xcyte Therapies and vTv Therapeutics. Our Chief Financial Officer, Charles Williams, has extensive experience at multiple public companies across various leadership positions in strategy, operations, finance and corporate development, and was previously at Jazz Pharmaceuticals and CV Therapeutics (acquired by Gilead).

•

Accomplished Scientific Leadership. Our team consists of discovery scientists along with a team of drug developers experienced in advancing drug product candidates through the drug development process. Our Chief Medical Officer, Trudy Vanhove, MD, PhD, was Vice President of Medical Affairs and, subsequently, Vice President Search and Evaluation at Jazz Pharmaceuticals before joining Surrozen. Before joining Jazz, she led clinical development in different therapeutic areas at NeurogesX, XOMA and Abbott, resulting in several successful US and European Union, or EU, regulatory approval filings. Our Chief Scientific Officer, Wen-Chen Yeh, MD, PhD, was previously at Amgen, where he led research teams in a variety of disease indications including inflammation, diabetes, dyslipidemia and cardiovascular disease. At Amgen, Dr. Yeh helped advance multiple programs towards clinical trials. Our Senior Vice President of Biology, Yang Li, Ph.D., was previously at Amgen, where he advanced multiple programs into the clinic in a variety of disease indications. Collectively, our scientific team are authors or co-authors on over 200 scientific publications.

Founders and Scientific Advisory Board. We are supported by our founders and Scientific Advisory Board which includes world class researchers who have made seminal discoveries in Wnt biology and have successfully collaborated prior to their involvement with our company. Dr. Varmus, a member of our Scientific Advisory Board, is a co-recipient of the 1989 Nobel Prize in Physiology or Medicine for studies on the genetic basis of cancer. Dr. Nusse was recently awarded the 2017 Breakthrough Prize in Life Sciences and the 2020 Canada Gairdner International Award for Biomedical Research for his continued pioneering work on the Wnt signaling pathway. Our Co-Founder, Dr. Hans Clever, was awarded the 2013 Breakthrough Prize in Life Sciences for his work describing the role of Wnt signaling in tissue stem cells and cancer.

•

Board of Directors and Investors with Shared Long-Term Vision. Our board of directors is composed of renowned company builders, operators, leaders, scientists, drug developers and investors with experience across a diverse array of companies. This team is supported by investors who share our long-term vision around building the leading company in Wnt biology, including The Column Group, a recognized leader in early-stage biotechnology venture investing.

Our Strategy

Our strategy is to develop a portfolio of product candidates that can repair tissue damage and regenerate functional tissues for a variety of diseases. Consistent throughout our strategy is our goal to activate Wnt signaling only within targeted diseased tissue, focusing on severe diseases, and mimicking the self-limiting physiologic repair process. We plan to achieve this goal by:

•

Continuing to build on our pioneering research, insights and intellectual property in Wnt pathway modulation. Our scientific capabilities and approaches are built upon the groundbreaking work of our academic co-founders and have been developed further by our experienced team. We consider ourselves to be pioneers in the selective modulation of the Wnt signaling pathway and intend to utilize our proprietary insights into Wnt biology and our proprietary technologies to further advance our research and exploration of its therapeutic potential.

•

Developing SZN-1326 for the treatment of moderate to severe IBD. We have shown that SZN-1326 leads to rapid repair of tissue damage and functional improvements in mouse models of IBD. We intend to initially develop SZN-1326 in patients with UC and then expand into the treatment of other intestinal diseases including CD. We anticipate initiating a Phase 1 clinical trial of SZN-1326 in 2022.

•

Developing SZN-043 for the treatment of liver disease. We have shown that SZN-043 selectively stimulates hepatocyte proliferation and leads to improvement of liver function in multiple animal models of liver injury. We intend to develop SZN-043 in patients with severe AH. We believe that the mechanism of SZN-043 has the potential to bring therapeutic benefit to patients with liver disease beyond our initial indication of severe AH. We anticipate initiating a Phase 1 clinical trial of SZN-043 in healthy volunteers and in patients with severe impaired liver function in 2022.

•

Developing novel product candidates and expanding our platform technologies to further our leading position in developing the Wnt signaling pathway modulators. Wnt signaling is critical in tissue regeneration throughout the body, including in intestine, liver, lung, retina, kidney, cochlea, cornea, skin, pancreas and central nervous system. Our research suggests that SWAP and SWEETS will provide us with the opportunity to generate tissue-specific modulators of Wnt signaling. We have generated libraries of Wnt and R-spondin receptor binders that have helped us create a broad portfolio of product candidates. We have developed and filed patent applications for additional Wnt modulating antibody technologies and are committed to continuously applying new insights, tools, technologies and capabilities to additional diseases and areas and adding to our platform technologies and pipeline.

•

Pursuing strategic alliances to maximize the full potential of our pipeline. The importance of the Wnt signaling pathway and the potential therapeutic applications of Wnt pathway mimetics are expected to provide us with an abundance of product candidates. We believe this generates an exciting opportunity to enter into strategic alliances to accelerate product development and maximize commercial potential.

Wnt Signaling Pathway – A Central Regulator of Tissue Regeneration

As gatekeepers for the maintenance of stem cells and functions, prior attempts at modulating Wnt signaling in a tissue-specific manner were hampered by an absence of drug-like properties. Through our technologies, we can modulate Wnt signaling with antibodies, which could open the door for the development of a new classes of drugs with the ability to repair and regenerate damaged tissues.

Signaling through the Wnt pathway can stimulate cell proliferation as well as control cell differentiation and movement. Cell-to-cell communication is needed during embryonic development and Wnt signaling is essential for development to proceed properly. In both embryonic stem cells and pluripotent stem cells, the Wnt pathway has a dual role in both promoting the self-renewal properties of stem cells and driving the differentiation of stem cells that have been primed to differentiate. In adults, Wnt has a critical role in promoting proliferation and stem cell renewal in multiple tissues. Maintenance of the intestinal surface or epithelium homeostasis, for example, is dependent on Wnt signaling. Wnt signaling is also important for bone formation, retina development and function, liver regeneration and renewal of cells in the lung and pancreas among other tissues.

We believe that several characteristics of the Wnt signaling pathway make this pathway attractive for drug development:

•

Broad potential for therapeutic intervention. Signaling through the Wnt pathway is critical in cell fate determination in tissues throughout the body. Aberrant Wnt signaling underlies a broad range of pathologies in humans. In some cases, such as in certain rare bone diseases, mutations in the Wnt signaling pathway are the cause of the disease. Mutations in Wnt signal pathway components are also associated with retina vessel disorders such as Norrie disease and familial exudative vitreoretinopathy, or FEVR, tooth development disorders, and metabolic diseases including diabetes. Preclinical model studies have shown that Wnt signaling is instrumental for liver regeneration, intestine epithelium turnover and injury repair, and plays a role in maintaining residential stem cells in many more adult tissues including lung, kidney, cochlea, skin and the central nervous system.

•

Common activation mechanism across Wnt proteins. There are 19 Wnt protein genes in the human genome and the genomes of other mammals. Most Wnt proteins bind interchangeably to the 10 different Fzd receptors with little discrimination. Genetic knockouts in mice have shown that individual Wnt protein genes have distinct functions. The differences in biological functions likely arise from discrete localized expression and the relative insolubility of Wnt proteins which limits migration from the site of synthesis. On the other hand, when it comes to biochemical signaling, the different Wnt proteins have very similar activities upon target cells. This, in turn, implies that the same therapeutic approach could be used to address multiple diseases.

•

Multiple modulators of activity. Multiple modulators of the Wnt signaling pathway have been identified that activate, amplify, dampen or inhibit the pathway’s activity and limit the potential consequences of either over-activation or inhibition of Wnt signaling. These modulators can serve both as direct targets for therapeutic intervention and as examples of how novel therapeutics could be developed that mimic their action.

The low solubility of Wnt proteins due to the required fatty acid modification limits the ability of natural Wnt proteins themselves to be developed as therapeutic agents. The lack of solubility of Wnt proteins makes them difficult to purify; difficult to formulate into an easily administered drug; and difficult to deliver to various tissues in the body. In contrast, we have developed technologies enabling us to develop activators and amplifiers of Wnt signaling and which avoid the low solubility of natural Wnt proteins. These technologies trigger the Wnt pathway to act in a transient manner by mimicking the binding of Wnt proteins and other regulators of the pathway. Our goal is to use our technologies to develop therapeutics that can modulate the naturally occurring Wnt response and promote healing.

Our Wnt Therapeutics Platform

We have discovered two proprietary technologies of modulators of Wnt signaling: SWAP and SWEETS. We have designed and continue to design antibodies that modulate the Wnt signaling pathway by acting as mimetics of either Wnt protein or one of its regulators, R-spondin. Product candidates generated by our technologies have demonstrated the ability to repair tissue damage in multiple preclinical models including IBD and acute liver injury. We were able to select a specific candidate molecule and technology for each disease area based on tissue biology, profile of Wnt signaling in disease versus normal, and functional test of molecules. We are advancing two of these candidates, SZN-1326 and SZN-043, into clinical development.

Wnt Activation: SWAP

The Wnt pathway is equipped with binding sites for two receptors found on the surface of cells that can be triggered by Wnt protein. Binding to just one of these two receptors does not cause activation of the Wnt pathway. But when Wnt protein simultaneously binds to both receptors, this pair of interactions activates several intracellular signaling pathways, as can be seen in Figure 5 below. The two Wnt receptors are called frizzled, or Fzd, and low-density lipoprotein receptor-related protein 5 or 6, or Lrp 5/6. Fzd is an integral membrane protein that binds to Wnt protein, in part, through the fatty acid posttranslational modification on the Wnt protein. The second receptor, Lrp 5/6, contains an intracellular domain that is chemically modified by Wnt-protein-induced receptor dimerization to initiate the Wnt signaling pathway cascade in cells.

Figure 5. Like endogenous Wnt (left side), our SWAP technology activates Wnt signaling by binding specific Fzd and Lrp receptors (right side)

Published work by Dr. Christopher Garcia, one of our founders and Scientific Advisory Board members, showed that Wnt signaling could be induced by identifying non-Wnt proteins capable of selectively binding to Fzd and Lrp and linking these binding domains together. These non-Wnt proteins led to an activation of Wnt signaling that in many ways was indistinguishable from that induced by Wnt itself. Furthermore, these non-Wnt proteins were soluble and did not require posttranslational modification with fatty acid for activity. These observations revealed the opportunity to develop Wnt-mimetic therapeutics freed from the burden of containing a fatty acid, which decreases their solubility. There was no apparent restriction on the type of interacting domains that could be used to create these molecules. Several categories of molecules, including domains from natural proteins, artificial protein binding domains, and antibodies were all found to be able to function as binding domains for Fzd or Lrp.

We have focused our efforts developing antibody-binding domains that independently bind to Fzd and to Lrp. Antibody-binding domains provide a potential advantage over other binding domains due to the ability to identify domains with high potency and with high specificity, in addition to the maturing manufacturing process. We have identified antibody-binding domains capable of distinguishing individual Fzd family members, providing an opportunity to selectively activate Wnt signaling in cells expressing specific Fzd receptors – a property that naturally occurring Wnt proteins do not have.

In our SWAP technology, we created multivalent bispecific antibodies that bring together two different sets of antibody-binding domains – one set that binds to Fzd and another set that binds to Lrp. We found that certain recombinant proteins containing these two antibody-binding domains were able to simultaneously bind both Fzd and Lrp, however, inducing the simple bimolecular interaction of one Fzd and one Lrp was, in most cases, insufficient to induce Wnt signaling, as can be observed in Figure 6.

In Figure 6 below, in an assay measuring protein concentration (x-axis) against Wnt pathway activation (as measured by relative light units, or RLU, y-axis), we have demonstrated that a simple bivalent antibody containing a single Fzd binding domain (F1) (the blue line) and a single Lrp binding domain (L2) (the red line) did not significantly induce the Wnt signaling pathway. At similar concentrations, naturally-occurring Wnt (Wnt3a) (the green line) demonstrated pathway activation.

Figure 6. A simple bivalent antibody containing a single Fzd binding domain (F1) and a single Lrp binding domain (L2) did not significantly induce the Wnt signaling pathway. At similar concentrations, naturally-occurring Wnt (Wnt3a) demonstrated pathway activation.

However, multivalent antibodies that contained multiple binding domains, either two Fzd-binding domains with one Lrp binding domain (the blue line in Figure 7 below) or two of each binding domain (the light green line), led to activation of the Wnt signaling pathway at concentrations that were 100 times or lower than required for activation by Wnt3a (the dark green line), as can be observed in Figure 7. For comparison, an antibody with a single Fzd binding domain (the red line) did not demonstrate significant activity.

Figure 7. Multivalent antibodies with two Fzd binding domains (F3) and at least one Lrp binding domain (L2) led to more potent activation of the Wnt signaling pathway.

We are developing a series of product candidates based on the SWAP technology, which combines binding domains for specific Fzd receptors and binding domains for specific Lrp receptors. Our current SWAP lead product candidate, SZN-1326, is being evaluated for its ability to treat moderate to severe IBD. In addition, we are developing other product candidates, including for the potential treatment of ocular diseases.

Wnt Amplification: SWEETS

We have designed our SWEETS technology for those diseases that are characterized by the presence of naturally occurring Wnt, yet with insufficient Wnt signaling for specific cells. This technology allows us to target Wnt pathway activation to specific cells in the body. For this, our SWEETS technology couples the regulation of the Wnt pathway to the binding of cell-specific surface antigens.

R-spondins are a family of four proteins that amplify Wnt pathway signals by reducing the destruction of Fzd by internalization and degradation. Proteins that are destined for degradation, such as Fzd, are normally tagged by E3 ligases. R-spondin prevents E3 ligase from tagging Fzd, thereby increasing the amount of time that Fzd remains on the cell surface. This results in an increased activation of the Wnt signaling pathway. Importantly, R-spondin does not directly cause signaling through the Wnt pathway, but rather it extends or amplifies the signaling that arises from already-present naturally occurring Wnt protein.

Wild type R-spondin activity requires binding to two cell surface proteins: the E3 ligases and a member of a family of membrane proteins, referred to as LGR 4-6. We have shown that derivatives of R-spondin can be generated that couple its E3 binding domain to an antigen-binding domain that recognizes a specific cell surface protein of our choosing resulting in R-spondin like activity. This technology creates R-spondin mimetics that can be targeted to specific cells in the body that express the chosen cell surface protein, which is illustrated in the Figure 8 below.

Figure 8. Our SWEETS technology leads to amplification of the Wnt signaling pathway by inhibition of Fzd degradation by the E3 ligase/proteasome pathway. Specificity of SWEETS binding is driven by an antigen-binding domain that can be targeted to specific cell surface proteins.

In a proof-of-concept experiment conducted internally, an antibody-binding domain recognizing a cell surface protein was fused to a R-spondin protein in which the binding site for LGR 4-6 had been inactivated. This recombinant antibody R-spondin construct (the red line in “Target Cell” in Figure 9 below) stimulated the Wnt signaling pathway in cells that expressed the cell surface protein and was inactive in cells lacking the cell surface protein (the red line in “Non-Target Cell”). Wild-type R-spondin did not exhibit this selectivity and led to the Wnt signaling pathway amplification in both types of cells (the black lines in the figure below). A non-cell surface targeted molecule serving as a negative control (the blue lines in the figure below) did not demonstrate any activity.

Figure 9. Cell specificity of R-spondin was altered by inactivating the LGR 4-6 binding site and adding an antigen-binding domain for a specific cell surface protein. SWEETS shown in red.

SZN-1326: a SWAP Product Candidate for the Treatment of moderate to severe IBD

Our first product candidate, SZN-1326, is being developed as a novel treatment for moderate to severe IBD, with UC as our first proposed indication, and utilizes our proprietary SWAP technology to activate Wnt signaling. Wnt signaling plays a critical role in intestinal epithelial turnover and normal function. Abnormal signaling has been observed in patients with IBD and restoration of normal signaling is expected to play a role in the repair of intestinal epithelial cells in IBD. SZN-1326 targets Fzd 5, Fzd 8, and Lrp 6 to activate Wnt signaling. We have observed that Fzd 5, Fzd 8, and Lrp 6 are expressed in the large bowel epithelium UC tissue samples and that Fzd 5 is the most abundant Fzd, representing an attractive target for our therapeutic approach. We have shown that SZN-1326 has several simultaneous beneficial effects in that it:

•	activates the Wnt signaling pathway in intestinal stem cells resulting in proliferation and differentiation;

•	restores intestinal barrier function and tissue architecture;

•	decreases inflammation; and

•	reduces disease activity in mouse models of moderate to severe IBD.

We anticipate initiating a first-in-human clinical trial of SZN-1326 in 2022 and will pursue initial development for the treatment of UC, a type of IBD limited to the large intestine.

Ulcerative Colitis Disease Background

UC is a form of IBD characterized by inflammation and ulcers in the large intestine. The hallmark clinical symptoms of UC are diarrhea, bloody stool, and urgency to defecate, and its clinical course is marked by exacerbations and remissions, which may occur spontaneously or in response to dietary changes, alterations in treatment regimens, other illnesses or stress. In UC, inflammation is continuous throughout the large bowel and lacks healthy patches distributed adjacent to the inflamed tissue. The extent of disease is variable but starts at the left side (the rectum) and can involve the whole, large intestine. UC is limited to the inner most layer of the intestinal wall.

UC can be debilitating with frequent diarrhea, bloody stools, weight loss, dehydration, and anemia. Intestinal complications from severe and chronic inflammation can become life-threatening. Patients with active disease are more likely to suffer psychological conditions such as anxiety and depression and are more likely to have impaired social interactions. Persistent UC is associated with an increased risk of developing colon cancer. It is estimated that there are two million individuals in the United States with IBD, of which roughly half have UC. An even higher number of individuals in Europe are estimated to have UC.

UC is typically treated with anti-inflammatory drugs. The typical treatment regimen begins with fairly mild and locally-delivered drugs and progresses to stronger systemic immunosuppressive drugs that are only prescribed for patients with moderate to severe disease. First-line therapy for patients with mild disease consists of locally delivered or oral 5-aminosalicylates such as mesalamine and sulfasalazine, or corticosteroids. This is done with the intent of inducing remission and transitioning patients to drugs such as 5-aminosalicylates for maintenance. Patients with moderate to severe disease will usually be treated first-line with anti-inflammatory biologics such as infliximab, adalimumab, and golimumab. Infliximab, adalimumab, and golimumab are antibodies directed against tumor necrosis factor alpha, or TNFα, an inflammatory cytokine secreted during acute inflammation. However, over time, many patients lose responsiveness to these anti-TNF antibodies and approximately 20% do not initially respond to this treatment. Patients non-responsive to anti-TNFα antibody therapy are instead treated with other approved biologics such as ustekinumab, an inhibitor of interleukin 12 and interleukin 23, and vedolizumab, an integrin inhibitor or with a JAK inhibitor, tofacitinib, an oral anti-inflammatory.

Despite the availability of a number of approved drugs and validated drug targets, many patients with UC have an inadequate response to therapy, lose responsiveness, or cannot tolerate existing treatments. For example, up to

20% of patients do not respond to anti-TNF antibodies and 10% to 15% lose responsiveness every year despite initial benefit. Overall, it is estimated that only 48% of UC patients are in clinical remission. 70% of patients with active disease in a given year will have another episode in the following year. Once a patient has successfully been treated and is in remission, the longer the patient is in remission, the less likely he or she is to experience a flare-up in the following year. A potential factor driving longer-term remissions is the repair of the intestinal barrier and absence of any inflammatory activity in the large intestine gut wall.

Crohn’s Disease Background

Crohn’s disease, or CD, is a chronic inflammatory disease that most commonly affects the end of the small intestine and the beginning of the large intestine, although it may involve any part of the gastrointestinal tract. Like UC, CD is a type of IBD and many of the symptoms and demographics overlap. In addition to the potential of CD developing in other segments of the intestine, CD differs from UC in that there can be normal healthy tissue between patches of diseased tissue. CD can also occur in all layers of the intestinal wall unlike UC which is limited to the inner most layer. It is estimated that there are approximately 1 million individuals in the United States and approximately 1.1 million individuals in Europe with CD.

The treatment paradigm for CD is very similar to that of UC. Currently approved therapies are mostly anti-inflammatory agents. It is estimated that 60% of patients have moderate to severe disease and will eventually require surgery to treat complications such as fistulas, or abnormal connections between body parts; life-threatening bleeding; and intestinal obstructions.

The Wnt Signaling Pathway and its Role in IBD

Although the two most common forms of IBD, UC and CD, are treated with anti-inflammatory agents, the root cause of these diseases has been proposed to be an impaired intestinal barrier that occurs due to initial damages by genetic, environmental, inflammatory or other factors. This impairment is thought to allow bacteria to penetrate through the intestinal epithelium, leading both to immune cell activation and to an inflammatory reaction that exacerbates the damage.

The intestinal epithelium is one of the fastest proliferating tissues in adults, being largely made anew every four to five days. The wall of the small intestine is made up of villi, finger-like projections that extend into the lumen of the intestine, which greatly increase the surface area available for nutrient absorption. The cells at the tips of these villi are continuously shed and are replenished by cells that originate from stem cells located at the base of the villus, called the intestinal crypts. The colon (large intestine) wall is made up of a lining of columnar epithelial cells with pouches called colonic crypts. Similar to the small intestine villi, the stem cells are located at the base of colonic crypts, as shown in Figure 10, below. The Wnt signaling pathway is critical for the renewal and proliferation of these stem cells. Inactivation of the Wnt signaling pathway blocks stem cell proliferation and differentiation causing a rapid loss of intestinal epithelial cells in mice. Figure 10 below illustrates how the Wnt signaling pathway potentially stimulates stem cell renewal and proliferation in colonic crypts leading to increased turnover of epithelial cells.

Figure 10. Wnt signaling pathway stimulates stem cell renewal and proliferation leading to increased synthesis and turnover of epithelial cells

There is direct evidence linking dysregulation in the Wnt signaling pathway to the development of moderate to severe IBD in patients and deficiency in the Wnt signaling pathway has been associated not only with the reduced turnover of stem cells in the intestinal crypt but also with a reduced production of cells that secrete anti-bacterial proteins. It has been proposed that transient elevations in the Wnt signaling pathway may be beneficial in wound healing and evidence from mouse IBD models provide further support for treatment with a Wnt signal activator. The Wnt protein inhibitor Dkk1 is induced by inflammatory cytokines in colitis and, in mice, blocking Dkk1 function resulted in elevated Wnt signaling and the promotion of wound repair.

Our Solution: SZN-1326

Our product candidate, SZN-1326, is a Wnt protein mimetic based on our SWAP technology, for the treatment of moderate to severe IBD. Our goal for SZN-1326 was to create a Wnt protein mimetic that could specifically support the proliferation and differentiation of stem cells in the damaged intestinal or colonic crypts of patients with moderate to severe IBD. We believe that treatment with SZN-1326 has the potential to accelerate the repair of the intestinal barrier, which can result in a reduction of bacteria penetrating through the intestinal epithelium and a reduction of immune cell activation and inflammation, thereby treating IBD. Figure 11 below demonstrates how SZN-1326 potentially binds to Fzd5/8 and Lrp6 on intestinal stem cells to activate Wnt signaling.

Figure 11: SZN-1326 binds to Fzd5/8 and Lrp6 on intestinal stem cells to activate Wnt signaling

Selective Wnt Pathway Activation

SZN-1326 is a bispecific antibody targeting Fzd5/8 and Lrp6. Fzd5 was reported to be highly expressed in intestinal mucosal cells from IBD patients. Our research found that Fzd5, was also highly expressed in a mouse model of colitis induced by dextran sodium sulfate, or DSS, as shown in Figure 12. In this model, DSS exposure leads to disruption of the intestinal barrier resulting in an inflammatory response similar to that seen in IBD patients. We identified SZN-1326 through testing of multiple SWAP antibodies both in naïve and injured intestinal tissue and in DSS models.

Figure 12. Fzd5 is highly expressed in intestinal tissue from a DSS mouse model

We have shown that SZN-1326 can stimulate Wnt signal activation in DSS-injured intestine epithelial cells as measured by the expression of Axin2, a downstream target gene in the Wnt pathway.

Restoration of Epithelial Tight Junctions

Mice exposed to DSS for seven days led to the breakdown of the intestinal barrier, which can be readily visualized in stained cross sections of the colon, as shown in Figure 13. In the absence of DSS, there is an intact intestinal wall and the crypts are tightly packed to form a continuous structure. Exposure to DSS followed by treatment with a negative control antibody, anti-GFP, resulted in several effects: a breakdown of the intestinal wall; shrinkage of the crypts; and the creation of multiple discontinuous segments by day ten. However, DSS-exposed mice treated with SZN-1326, administered on days four and seven, led to a dose-dependent repair of this damage, with a dose of 1 mg/kg or higher restoring most of the damage visible by histology. Similar results were observed in a chronic model of DSS, as can be seen in Figure 13.

Figure 13. SZN-1326 administration led to the restoration of the intestinal epithelium in a DSS model

The degree of epithelial repair as measured by histology with SZN-1326 was greater than what we obtained in additional experiments with cyclosporine, an anti-TNF antibody or an anti-IL12/23 antibody.

Histologic staining showed that treatment with SZN-1326 led to the restoration of tight junctions, the cell-to-cell structures that create the intestinal barrier that prevents the free flow of material. In healthy intestinal tissue, the zonula occludens 1 protein, or ZO-1, a component of tight junctions, was found as a continuous layer along the intestinal wall. In DSS-damaged intestinal tissue, no such barrier was observed. Treatment with SZN-1326 restored ZO-1 localization as a continuous layer along the intestinal wall, as can be observed in Figure 14.

Figure 14. SZN-1326 restored ZO-1 localization (green) and reestablishment of the intestinal barrier in a DSS mouse model.

Inflammation Reduction

The breakdown of the intestinal barrier triggers an inflammatory response that leads to further tissue damage. Disease modification in IBD can be measured by the levels of inflammatory cytokines present in the injured tissue and in serum. In the mouse DSS model, treatment with SZN-1326 administration led to a significant dose-dependent decrease in a number of inflammatory cytokines such as TNFα, interleukin-6, or IL-6, and interleukin-8, or IL-8. Reductions in cytokine levels were observed both in colon tissue and in serum, as can be seen in Figure 15 below. We believe that these results suggest that SZN-1326 not only has the potential of directly repairing the epithelium but also, as a result, of reducing inflammation.

Figure 15. SZN-1326 administration led to significant reductions in cytokine levels in a DSS mouse model.

* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

In the description of the preclinical studies above and throughout, a p-value represents the probability that random chance caused the result. For example, a p-value of 0.001 means that there is a 0.1% probability that the difference between the control group and the treatment group is purely due to random chance. A p-value of less than or equal to 0.05 is a commonly used threshold for identifying statistically significant outcomes. The FDA’s evidentiary standard of efficacy when evaluating the results of a clinical trial generally relies on a p-value of less than or equal to 0.05.

Functional Improvement

Most importantly, SZN-1326 administration led to an improvement in the disease activity index, or DAI, in the DSS model. The DAI is a composite score composed of body weight change, diarrhea, and bloody stools that is frequently used to quantify disease severity. SZN-1326 treatments led to a dose dependent decrease in DAI which was superior to that which we observed with cyclosporine, an anti-TNF antibody, or an anti-IL12/23 antibody in acute and chronic DS models, respectively. Figure 16 below demonstrates that SZN-1326 administration led to improvements in DAI in an acute DSS model.

Figure 16. SZN-1326 administration led to improvement in the disease activity index in an acute DSS model.

* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

Planned Clinical Development of SZN-1326

We intend to initiate first-in-human trials of SZN-1326 in 2022. Our initial trial will focus on assessing safety and tolerability as well as on obtaining human pharmacokinetic data in healthy volunteers. We intend to conduct a multiple ascending dose trial in patients with UC with the goal of assessing safety, tolerability, pharmacokinetics and initial signs of clinical activity through the effects on symptoms, cytokines, biomarkers and histological changes in the colon. This trial will also investigate whether the activity of SZN-1326 can be enhanced by combining it with an approved anti-inflammatory biologic. We anticipate that later stage trials would include the induction of clinical and histological remission, either alone or in combination with anti-inflammatory drugs. Based both on the mechanism of action of SZN-1326 and our preclinical results, we believe that dosing of SZN-1326 for several weeks has the potential to demonstrate durable remissions. If we obtain initial signs of efficacy in UC, we anticipate also initiating clinical development in CD.

SZN-043, a SWEETS product candidate for the treatment of severe liver diseases

SZN-043 is a product candidate based on our SWEETS technology that we are developing to treat severe AH and other severe liver diseases, including acute liver failure. We have shown that SZN-043 activates Wnt signaling in hepatocytes and contributes both to increasing hepatocyte proliferation and to restoring liver function. We anticipate initiating a first-in-human clinical trial of SZN-043 in 2022 and pursuing initial development of SZN-043 for the treatment of severe AH.

Severe Alcoholic Hepatitis Background

AH is inflammation of the liver caused by excessive alcohol ingestion. AH is most likely to occur in people who drink heavily over many years; however, the relationship between drinking and alcoholic hepatitis is complex.

Not all heavy drinkers develop alcoholic hepatitis, and the disease can occur in people who drink only moderately. AH is characterized by the rapid onset of jaundice, malaise, anorexia, liver enlargement and a systemic inflammatory response syndrome, or SIRS. AH is characterized by impaired hepatocyte proliferation. In these patients, higher Wnt signaling and hepatocyte proliferation has been associated with better outcomes.

Many patients with severe AH require inpatient hospitalization due to the high risk of developing renal failure, liver failure, infections and the effects of alcohol withdrawal. AH is treated with anti-inflammatory drugs such as glucocorticoids, typically prednisolone. Glucocorticoid treatment requires close monitoring because of the increased risk of infections, glucose intolerance and gastrointestinal bleeding. For patients who respond to glucocorticoids, the duration of treatment is typically 28 days. Mortality rates after one to six months among patients treated with glucocorticoids in clinical trials ranged from approximately 20% to 40%. The effectiveness of glucocorticoid treatment is controversial. A 2017 meta-analysis of 15 randomized trials found that glucocorticoid treatment did not significantly lower mortality rates compared to placebo. In addition, only 25% to 45% of patients are eligible for glucocorticoid therapy due to other comorbidities. Those not qualifying include patients with infections, poorly controlled diabetes mellitus, renal failure, and active gastrointestinal bleeding. Although levels of TNFα are highly elevated in AH, treatment with anti-TNFα antibodies has not been determined to be effective. The overall 30-day mortality rate in patients hospitalized with AH is approximately 15% and the 90-day rate is approximately 30%.

There are an estimated 100,000 unique severe AH-related hospitalizations annually in the United States. Alcoholism affects an estimated 8% of the U.S. population and between 10% and 35% of alcoholics have characteristics consistent with the development of AH.

Our Solution: SZN-043

We are developing SZN-043, a tissue-specific R-spondin mimetic based on our SWEETS technology, for the treatment of severe liver disease. Our goal was to create a molecule that could stimulate liver regeneration by amplifying the effect of naturally occurring Wnt proteins. SZN-043 is a bispecific antibody that mimics the stimulatory effect of R-spondin specifically on hepatocytes through targeting of asialoglycoprotein receptor 1, or ASGR1. Liver regeneration has been shown to be an important predictor and biomarker for disease severity, response to corticosteroids and patient survival in those with severe AH. We believe that the regenerative capacity that SZN-043 has shown in preclinical models will potentially improve the outcome of patients with severe AH. We anticipate initiating clinical testing of SZN-043 in 2022. Figure 17 below describes the proposed mechanism of action of SZN-043.

Figure 17. In liver injury, SZN-043 amplifies the regenerative activity of endogenous Wnts by stabilizing their Fzd receptors on hepatocytes

Selective Wnt Pathway Activation

Similar to R-spondin, SZN-043 leads to an amplification of Wnt signaling by inhibiting internalization and degradation of Fzd. However, an important difference from R-spondin is that SZN-043 requires binding to ASGR1, a protein that is exclusively expressed on hepatocytes, for activity. A single dose of SZN-043 at 10 mg/kg led to the amplification of the Wnt signaling pathway, as measured by Axin2 expression, a common indicator of Wnt signaling activity, in mouse liver, but not in any of the other tissues analyzed. In a similar experiment, R-spondin at 10 mg/kg led to Wnt pathway activation in multiple tissues including liver, lung, stomach, intestines, and pancreas, as can be seen in Figure 18 below.

Figure 18. R-spondin (R-spo2) significantly increased Axin2 expression in many tissues, whereas SZN-043 only increases Axin2 expression in the liver. (* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001)

Hepatocyte Proliferation

Mice treated with a single dose of SZN-043 had significantly increased proliferation of hepatocytes at 48 hours as measured by Ki-67 expression (green signal in Figure 19 below), a nuclear protein that is associated with, and used as, a cellular marker of proliferation. Treatment with SZN-043 led to an increased number of hepatocytes that express hepatocyte nuclear factor 4α, or HNF4α (red signal in Figure 19, below), a master regulator of hepatic differentiation that is critical to the regulation of liver differentiation and development. In Figure 19, a yellow signal results from the merging of a green and red signal, indicating that the proliferating cells are hepatocytes.

Figure 19. SZN-043 led to increased proliferation and differentiation of hepatocytes in mice

* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

Functional Improvement

High levels of ammonia in the blood, a condition known as hyperammonemia, is believed to contribute to the pathogenesis of hepatic encephalopathy and a sign of severe liver disease. Ammonia levels have been shown to predict mortality in patients with acute hepatitis. Acute liver failure patients who have decreased ammonia levels have improved survival. Measurement of ammonia levels is a standard clinical test used to screen for liver function and follow progression of liver disease.

Elevated ammonia levels are also observed in a mouse model of AH. In this model, AH is induced by seven weeks of a binge ethanol diet. After seven weeks, the ethanol diet is suspended, and liver injury is assessed. Treatment with SNZ-043 significantly lowered ammonia levels in this model by day three, as shown in Figure 20.

Figure 20. SZN-043 treatment significantly reduced ammonia levels in an alcoholic hepatitis mouse model.

* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

Aspartate transaminase, or AST, and alanine aminotransferase, or ALT, are liver enzymes that are clinically measured to assess the degree of liver damage. A high ratio of AST to ALT is interpreted as a measure of the severity of AH. In this mouse AH model, the AST:ALT ratio is found to also be elevated. SZN-043 treatment led to the significant reduction in the AST:ALT ratio compared to an inactive control antibody, as can be seen in Figure 21.

Figure 21. SZN-043 led to significant reduction in the AST:ALT ratio in an alcoholic hepatitis mouse model

* p < 0.05, ** p < 0.01, *** p < 0.001, **** p < 0.0001

SZN-043

We intend to initiate clinical testing of SZN-043 with a first in human trial in 2022 in patients with mild liver cirrhosis classified as Child-Turcotte-Pugh, or CTP, a disease. The initial single ascending dose trial will assess pharmacokinetics, safety and tolerability, and will enable us to collect pharmacodynamic markers. We anticipate conducting a multiple dose escalation trial in patients with severe AH with the primary endpoints of safety and pharmacokinetics and exploratory efficacy endpoints consisting of the Lille and MELD scores. The Lille model is a highly predictive measure of likelihood of death at three and six months calculated by taking into account patient age, renal insufficiency, albumin, prothrombin time, bilirubin, and evolution of bilirubin at day seven. The MELD score is a separate prognostic scoring system that is used to predict the three-month mortality due to liver disease based on laboratory parameters such as creatinine, bilirubin, and INR measurements. Based on our estimates of the prevalence of severe AH, we are exploring whether SZN-043 may qualify for orphan drug designation or fast track designation or both, which may accelerate its path towards potential regulatory approval.

Research Programs

We believe that both our SWAP and SWEETS technologies have the potential to generate a portfolio of product candidates that can harness the tissue regenerative activity of the Wnt pathway and potentially bring therapeutic benefit to patients suffering from a broad spectrum of diseases. Our goal in each of these programs is to activate the natural ability of tissues in the body to heal themselves by increasing the Wnt signaling pathway in a localized, transient, and, we believe, safe manner.

Among our research programs, we are developing potential therapeutics for ocular diseases such as age-related macular degeneration, or AMD, and diabetic retinopathy. We have shown that activation of the Wnt signaling pathway can potentially reverse vascular damage through a mechanism that is different from the mechanisms of currently approved therapeutics that target angiogenesis. We are also assessing the potential of our Wnt therapeutics platform to drive tissue repair in conditions such as hearing loss and diseases caused by tissue injury to organs including the lungs, pancreas and kidney.

One of our more advanced preclinical programs is designed to specifically activate the Wnt signaling pathway in the retina. Genetic studies have identified that the Wnt signaling pathway is critical for maintenance of healthy retinal blood vessels. We are developing an agonist of a specific Fzd receptor found in the retinal vasculature, which we have shown in animal models can inhibit retinal pathology in the eye. We believe that the ability to deliver this agonist locally to the eye has the potential to treat multiple ocular disorders by inducing repair of damaged tissue, such as diabetic retinopathy and macular degeneration by inducing repair of damaged tissue.

Intellectual Property

We strive to protect and enhance the proprietary technologies, inventions and improvements that we believe are important to our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in our field and other fields that are or may be important for the development of our business. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions, improvements, platforms and our product candidates that are important to the development and implementation of our business.

Licensing Arrangements

Stanford License Agreements

In March 2016, we entered into a license agreement with Stanford, or the 2016 Stanford Agreement, which was amended in July 2016, October 2016 and January 2021, pursuant to which we obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patent rights or licensed patents, and technology related to our engineered Wnt surrogate molecules to make, use, import, offer to sell and sell products that are claimed by the licensed patents or that use or incorporate that technology, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases. The 2016 Stanford Agreement covers two patent families and any patents that grant from these families are predicted to expire in 2035 and 2037, absent any patent term adjustments or extensions. In consideration for that license, we paid Stanford a nominal upfront fee and issued an aggregate of 241,688 shares of our common stock to Stanford, the University of Washington and two co-inventors of the licensed patents. We agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, an aggregate of up to $1.4 million for the achievement of specified development and regulatory milestones, and an aggregate of up to $5.0 million for the achievement of specified sales milestones. Stanford is also entitled to receive royalties from us equal to a very low single digit percentage of our and our sublicensees’ net sales of licensed products that are covered by a valid claim of a licensed patent. Our obligation to pay royalties will continue, on a country-by-country basis, until the last-to-expire valid claim of a licensed patent covering a licensed product in the country of manufacture or sale. Additionally, we agreed to pay Stanford a sub-teen double digit percentage of certain consideration we receive as a result of granting sublicenses to the licensed patents and, if we are acquired, a one-time change of control fee in the low six figures. Stanford retains the right under the 2016 Stanford Agreement, on behalf of itself, Stanford Hospital and Clinics, the University of Washington, and all other non-profit research institutions, to practice the licensed patents and technology for any non-profit purpose. The licensed patents and technology are additionally subject to a non-exclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to practice the licensed patents and technology for its research purposes, but with no right to assign or sublicense.

In June 2018, we entered into another license agreement with Stanford, or the 2018 Stanford Agreement, pursuant to which we obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patents related to our surrogate R-spondin proteins, or licensed patents, to make, use, import, offer to sell and sell products that are claimed by the licensed patents, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases, or the exclusive field. The 2018 Stanford Agreement covers one patent family, and any patents that grant from this family are predicted to expire in 2038, absent any patent term adjustment or extension. Additionally, Stanford granted us a worldwide, non-exclusive, sublicensable license under the licensed patents to make and use licensed products for research and development purposes in furtherance of the exclusive field and a worldwide, non-exclusive license to make, use and import, but not to offer to sell or sell, licensed products for any other use. In consideration for those licenses, we paid Stanford a nominal upfront fee. We agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, and an aggregate of up to $0.425 million for the achievement of specified development and regulatory milestones. Stanford is also entitled to receive royalties from us equal to a sub-single digit percentage of our and our sublicensees’ net sales of licensed products that are covered by a valid claim of a licensed patent. Our obligation to pay royalties will continue, on a country-by-country basis, until the last-to-expire valid claim of a licensed patent covering a licensed product in the country of manufacture or sale. Additionally, we agreed to pay Stanford a one-time payment in the low six figures for each sublicense of the licensed patents that we grant to a third party and, if we are acquired, a one-time nominal change of control fee. Stanford retains the right under the 2018 Stanford Agreement, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford, and all other non-profit research institutions, to practice the licensed patents for any non-profit purpose. The licensed patents are additionally subject to a non-exclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to exercise any intellectual property rights with respect to the licensed patents for research purposes, including the right to sublicense to non-profit and governmental entities but with no other rights to assign or sublicense.

Under each of the 2016 Stanford Agreement and the 2018 Stanford Agreement, or Stanford Agreement, we agreed to use commercially reasonable efforts to develop and commercialize licensed products and we agreed to achieve certain funding and development milestones by certain dates. Unless earlier terminated, each Stanford Agreement will continue until the expiration of the patents licensed under that Stanford Agreement. We may terminate either Stanford Agreement at any time for any reason by providing at least 30 days’ written notice to Stanford. Stanford may terminate either Stanford Agreement if we breach certain provisions of such Stanford Agreement and fail to remedy such breach within 90 days after written notice of such breach by Stanford.

UCSF License and Option Agreements

In September and October 2016, we entered into two separate license and option agreements with The Regents of the University of California, or the UCSF Agreements, pursuant to which we obtained from The Regents of the University of California, or UCSF, non-exclusive licenses to make and use a certain human Fab naïve phage display library and to make and use a certain phage display llama VHH single domain antibody library for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from our use of such library, or licensed products. We are using these libraries in connection with our development of SZN-1326. In consideration for the license and option rights under each UCSF Agreement, we paid UCSF a nominal option issue fee and agreed to pay UCSF a nominal annual option maintenance fee. If we exercise the option under either UCSF Agreement, we and UCSF will negotiate in good faith the terms of a commercial license agreement in addition to the pre-agreed terms which include payment to UCSF of a nominal license issue fee, nominal annual license maintenance fees, nominal to low six figure milestone payments for the achievement of a specified regulatory milestone event for each licensed product (with the maximum potential aggregate amount of such payments in the six figures, depending on the number of licensed products), nominal annual minimum royalties, which are creditable against earned royalties for the same year, and earned royalties equal to a sub-single digit percentage of our and our sublicensees’ net sales of licensed products (which extend for the duration of the applicable UCSF Agreement). Both agreements were amended and restated in January 2020.

Unless earlier terminated, each UCSF Agreement will continue until four years from its execution date and we may exercise the option to negotiate a commercial license at any time during that term. Additionally, we may extend each UCSF Agreement for any additional four years by paying UCSF a nominal term extension fee. We may terminate either UCSF Agreement at any time for any reason by providing at least 60 days’ written notice to UCSF. UCSF may terminate either UCSF Agreement if UCSF reasonably believes we are in material breach of that UCSF Agreement and we fail to remedy such breach within 60 days after written notice of such breach by UCSF. Additionally, the UCSF Agreements will automatically terminate in the event of our bankruptcy.

Distributed Bio Subscription Agreement

In September 2016, we entered into, and in January 2019 we amended, an antibody library subscription agreement with Distributed Bio, or the Distributed Bio Agreement, in which we obtained from Distributed Bio a non-exclusive license to use Distributed Bio’s antibody library to identify antibodies directed to an unlimited number of our proprietary targets and to make, use, sell, offer for sale, import and exploit products incorporating the antibodies that we identify, or licensed products. We are using Distributed Bio’s antibody library in connection with our development of SZN-1326. In consideration for the rights granted to us under the Distributed Bio Agreement, we paid Distributed Bio a nominal upfront fee and an additional nominal fee upon entering into the amendment. We agreed to pay Distributed Bio an annual fee of $200,000 on the third and fourth year anniversaries of the original agreement date and $250,000 on each annual anniversary thereafter. Additionally, we agreed to pay Distributed Bio an aggregate of $5.9 million for each licensed product that achieves specified development, regulatory and commercial milestones and royalties equal to a very low single digit percentage of our and our sublicensees’ net sales of licensed products. Our obligation to pay royalties will end for each licensed product ten years after its first commercial sale.

Unless earlier terminated, the Distributed Bio Agreement will continue for an initial four year term and will thereafter automatically renew for additional one-year terms. We may terminate the Distributed Bio Agreement for convenience at any time by providing written notice to Distributed Bio. We and Distributed Bio may terminate the Distributed Bio Agreement for the other party’s material breach and failure to cure such breach within 60 days after notice of such breach.

Patents and Other Proprietary Rights

As of January 31, 2021, our owned and in-licensed patent portfolio consisted of 16 pending patent application families, including nine families that have entered national phase in the United States and other countries, five families with pending Patent Cooperation Treaty, or PCT, applications, and two families with pending U.S. provisional applications. These patent applications are directed to, for example, the SWAP and SWEETS platforms, the parental constructs of our two lead product candidate molecules, the lead product candidate molecule, SZN-043, as well as methods of treating disorders of the liver, intestine, retina, and inner ear.

SWAP Platform Technology

As of June 16, 2021, we solely own or exclusively license 12 patent families related to our SWAP platform. These patent families are directed to compositions of matter and methods of use, and relate to Wnt mimetics that bind to both a FZD receptor and an LRP receptor, and binding domains and uses thereof. Any patents that issue from these patent families are predicted to expire between 2035 and 2042 absent any patent term adjustment or extension.

We have exclusively licensed two patent families from The Board of Trustees of the Leland Stanford Junior University, or Stanford, related to our SWAP platform. One patent family related to the SWAP platform and SZN-1326, has been allowed or granted in Australia and Japan and is pending in the United States, Australia, Canada, Europe and Japan, and any patents that grant from this patent family are predicted to expire in 2035 absent any patent term adjustment or extension. The other patent family is pending in the United States, and any patents that grant from this patent family are predicted to expire in 2037 absent any patent term adjustment or extension.

Our exclusively owned patent families related to our SWAP platform include five patent families related to compositions of matter and/or methods of use relevant to SZN-1326. Two of these patent families are filed in the United States, Australia, Canada, China, Europe, Hong Kong and Japan, and any patents that grant from these patent families are predicted to expire in 2038 absent any patent term adjustment or extension. One is filed in the United States, Australia, Canada, China, Europe, Hong Kong, India, and Japan, and any patents that grant from these patent families are predicted to expire in 2038 absent any patent term adjustment or extension. Another is a pending PCT application, and any patents that grant from national stage applications resulting from this PCT application are predicted to expire in 2040 absent any patent term adjustment or extension. Another is a provisional application, and any patents that grant from applications claiming priority to this provisional application are predicted to expire in 2042. Other exclusively owned patent families related to the SWAP program are directed to compositions of matter and/or methods of use relevant to potential future product candidates. They include a patent family filed in the United States, Australia, Canada, China, Europe, India, and Japan, and four pending PCT applications, and any patents that grant from these patent families are predicted to expire between 2039 and 2041 absent any patent term adjustment or extension.

SWEETS Platform Technology

As of January 31, 2021, we solely own or exclusively license four patent families related to our SWEETS platform. These patent families are directed to compositions of matter and methods of use of SWEETS molecules, and relate to tissue-specific R-spondin mimetics and binding domains and uses thereof. Any patents that grant from these patent families are predicted to expire between 2038 and 2041 absent any patent term adjustment or extension.

We have exclusively licensed one patent family from Stanford related to our SWEETS platform. This patent family is filed in the United States, Australia, Canada, China, Europe, Hong Kong, India, and Japan, and any patents that grant from this patent family are predicted to expire in 2038 absent any patent term adjustment or extension.

Our solely owned patent families related to our SWEETS platform include two patent families related to compositions of matter and/or methods of use relevant to SZN-043. One of these patent families has been filed in the United States, Australia, Canada, China, Europe, Hong, Kong, India, and Japan, and any patents that grant from these patent families are predicted to expire in 2038 absent any patent term adjustment or extension. The other patent family directed to SZN-043 composition of matter and methods of use is a U.S. provisional patent application that is expected to be filed as a PCT application in November 2021, and any patents that grant from national stage applications resulting from this PCT application are predicted to expire in 2041 absent any patent term adjustment or extension. We plan on filing additional applications on any improvements or modifications of SZN-043 and methods of use thereof.

The actual term of any patent that may issue from the above-described patent applications claiming one of our product candidates could be longer than described above due to patent term adjustment or patent term extension, if available, or shorter if we are required to file terminal disclaimers. The term of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is 20 years from the earliest claimed filing date of a non-provisional patent application in the applicable country.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the U.S. Patent and Trademark Office, or the USPTO, delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product by product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Furthermore, we may rely upon trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with selected consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our product candidates or processes, obtain licenses, or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future product candidates may have an adverse impact on us. If third parties have prepared and filed patent applications prior to March 16, 2013 in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO, to determine priority of invention. For more information, please see “Risk Factors—Risks Related to Intellectual Property”.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on intellectual property. We face potential competition from many different sources, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for the research, development, manufacturing, and commercialization of therapies aimed at treating autoimmune, inflammatory, metabolic, and other diseases. Any product candidates that we successfully develop and commercialize will compete with current therapies and new therapies that may become available in the future.

The key competitive factors affecting the success of our product candidates, if approved, are likely to be their efficacy, safety, convenience and price, the level of competition and the availability of coverage and adequate reimbursement from third-party payors. If any of our product candidates are approved and successfully commercialized, it is likely that we will face increased competition as a result of other companies pursuing development of products to address similar diseases.

With respect to SZN-1326, there are no FDA-approved therapeutics targeted towards the Wnt signaling pathway for the treatment of IBD. There are currently oral and biologic therapeutics approved for the treatment of IBD marketed by Johnson & Johnson, Amgen Inc., Abbvie Inc., Takeda and Pfizer Inc. in addition to other major pharmaceutical companies, against which our product candidate may compete, if approved. In addition, we are aware of product candidates under development targeting epithelial barrier repair for the treatment of IBD, including an IL-22 agonist program from Roche Holding AG (RG7880) in phase 2 trials. Immunic is investigating IMU-856, a small molecule inhibitor of a transcription regulatory factor involved in epithelial barrier repair, in phase 1 trials. In addition, Thetis Pharmaceuticals is investigating TP-317, an oral therapeutic designed to deliver Resolvin E1 to the gastrointestinal tract.

If approved, SZN-043 would compete with already approved, low cost anti-inflammatory drugs such as glucocorticoids (typically prednisolone) for the treatment of severe AH. In addition, we are aware of product candidates under development for AH and liver failure. Durect Corp is investigating DUR-928 in a phase 2 clinical and Akaza Bioscience is investigating resatorvid in a phase 2 clinical trial.

With respect to our earlier stage research programs, we are aware of one FDA-approved treatment targeting the Wnt pathway. Evenity (romosozumab) is a humanized monoclonal antibody targeting sclerostin and currently marketed by Amgen Inc. and UCB for postmenopausal osteoporosis. Several companies are also developing product candidates targeting the Wnt signaling pathway including Samumed and AntlerA Therapeutics. Samumed is developing a portfolio of small molecule product candidates for a variety of degenerative diseases including candidates in clinical development for osteoarthritis and degenerative disk disease (lorecivivint), Alzheimer’s disease (SM07883) and idiopathic pulmonary fibrosis (SMO4646). AntlerA Therapeutics is a preclinical stage company developing antibody like molecules (ANTs) that activate specific Fzd receptor complexes and are designed to control tissue stem cells and promote tissue repair and rejuvenation.

For additional information on the competitive risks we face, please see the section of this prospectus titled “Risk Factors—We face competition from entities that have developed or may develop product candidates for the treatment of the diseases that we may target, including companies developing novel treatments and therapeutic platforms. If these companies develop therapeutics or product candidates more rapidly than we do, or if their therapeutics or product candidates are more effective or have fewer side effects, our ability to develop and successfully commercialize product candidates may be adversely affected.”

Government Regulation

Government authorities in the United States at the federal, state and local level and in other countries and jurisdictions including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of biological products, such as our product candidates and any future product candidates. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

Regulatory Approval in the United States

In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act (FDCA) the Public Health Service Act (PHSA), and other federal, state, local and foreign statutes and regulations. The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:

•

completion of extensive preclinical laboratory and animal studies in accordance with applicable regulations, including studies conducted in accordance with the FDA’s Good Laboratory Practice (GLP), requirements;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	approval by an institutional review board (IRB) or independent ethics committee at each clinical trial site before each clinical trial may be commenced;

•

performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, Good Clinical Practice (GCP) requirements and other clinical trial-related regulations to establish the safety, purity and potency of the product candidate for each proposed indication;

•	preparation and submission to the FDA of a biologics license application (BLA), after completion of all clinical trials;

•	payment of any user fees for FDA review of the BLA;

•	a determination by the FDA within 60 days of its receipt of a BLA to accept the application for review;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•

satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the biologic, or components thereof, will be produced to assess compliance with current cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the biologic’s identity, strength, quality and purity;

•	satisfactory completion of any potential FDA audits of the clinical trial sites that generated the data in support of the BLA to assure compliance with GCPs and integrity of the clinical data; and

•	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

Preclinical Studies

Before testing any biological product candidates in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluation of product chemistry and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin. Some long-term preclinical testing may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with GCPs, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; as well as (iii) under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated in the trial. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. Information about certain clinical trials, including clinical trial results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website. Information related to the product, patient population, phase of investigation, clinical trial sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Disclosure of the results of these clinical trials can be delayed in certain circumstances.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of a BLA. The FDA will accept a well- designed and well-conducted foreign clinical trial not conducted under an IND if the clinical trial was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

For purposes of BLA submission and approval, clinical trials are generally conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, which may overlap or be combined:

•

Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the safety, dosage tolerance, absorption, metabolism and distribution of the product candidate in humans, the side effects associated with increasing doses, and, if possible, early evidence of effectiveness.

•

Phase 2 clinical trials generally involve studies conducted in a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•

Phase 3 clinical trials generally involve a large number of patients at multiple sites and are designed to provide statistically significant evidence of clinical efficacy of the product for its intended use, further evaluate its safety and to establish the overall benefit/risk relationship of the product and provide an adequate basis for product approval. In most cases, the FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the biologic.

Phase 1, Phase 2, Phase 3 and other types of clinical trials may not be completed successfully within any specified period, if at all. The FDA, the IRB, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including non-compliance with regulatory requirements or a finding that the patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biologic has been associated with unexpected serious harm to patients. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated checkpoints based on access to certain data from the trial.

Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the biologic as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product and, among other things, companies must develop methods for testing the identity, strength, quality, potency and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the biologic does not undergo unacceptable deterioration over their shelf life.

FDA Review Processes

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, purity and potency of the investigational product to the satisfaction of the FDA. FDA approval of a BLA must be obtained before a biologic may be marketed in the United States.

The cost of preparing and submitting a BLA is substantial. Under the PDUFA, each BLA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication. The applicant under an approved BLA is also subject to an annual program fee.

The FDA reviews a submitted BLA to determine if it is substantially complete before the FDA accepts it for filing and may request additional information from the sponsor. The FDA must make a decision on accepting a BLA for filing within 60 days of receipt, and may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission. In this event, the BLA must be resubmitted with any additional information requested. Once the submission is accepted for filing, the FDA begins an in-depth review of the BLA. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. Under the goals agreed to by the FDA under the Prescription Drug User Fee Act

(PDUFA), the FDA has ten months, from the filing date, in which to complete its initial review of an original BLA and respond to the applicant, and six months from the filing date of an original BLA designated for priority review. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs, and the review process can be extended by FDA requests for additional information or clarification.

Before approving a BLA, the FDA will typically conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether such facilities comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

The FDA also may audit data from clinical trials to ensure compliance with GCP requirements and the integrity of the data supporting safety, purity, and potency of the product candidate. Additionally, the FDA may refer applications for novel products or products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it generally considers such recommendations carefully when making decisions on approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product is produced, it will issue either an approval letter or a Complete Response Letter (CRL). An approval letter authorizes commercial marketing of the biologic with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete and the application will not be approved in its present form. A CRL generally outlines the deficiencies in the BLA and may require additional clinical data, additional pivotal clinical trial(s) and/or other significant and time-consuming requirements related to clinical trials, preclinical studies or manufacturing in order for FDA to reconsider the application. If a CRL is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. The FDA has committed to reviewing such resubmissions in two or six months from receipt, depending on the type of information included. Even if such data and information are submitted, the FDA may decide that the BLA does not satisfy the criteria for approval.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may require a REMS to help ensure that the benefits of the biologic outweigh the potential risks to patients. A REMS is a safety strategy implemented to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use. A REMS can include medication guides, communication plans for healthcare professionals and elements to assure a product’s safe use (“ETASU”). An ETASU can include, but is not limited to, special training or certification for prescribing or dispensing the product, dispensing the product only under certain circumstances, special monitoring and the use of patient-specific registries. The requirement for a REMS can materially affect the potential market and profitability of the product. FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States but for which there is no reasonable expectation that the cost of developing and making the product for this type of disease or condition will be recovered from sales of the product in the United States.

Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation on its own does not convey any advantage in or shorten the duration of the regulatory review and approval process.

Among the benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application user fee. In addition, if a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same product for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care, or in instances of drug supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication. In the latter case, because healthcare professionals are free to prescribe products for off-label uses, the competitor’s product could be used for the orphan indication despite another product’s orphan exclusivity.

A designated orphan drug many not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if a second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. For example, fast track designation may be granted for products that are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and where preclinical or clinical data demonstrate the potential to address unmet medical needs for the disease condition. Fast track designation applies to combination of the product and the specific indication for which it is being studied. The sponsor of a biological product candidate can request the FDA to designate the candidate for a specific indication for fast track status concurrent with, or after, the submission of the IND for the candidate. The FDA must determine if the biologic candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request. The sponsor of a fast track product has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA. Any product submitted to the FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval.

Breakthrough therapy designation may be granted for products that are intended, alone or in combination with one or more other products, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. Under the breakthrough therapy program, the sponsor of a new biologic candidate may request that the FDA designate the candidate for a specific indication as a breakthrough therapy concurrent with, or after, the submission of the IND for the biologic candidate. The FDA must determine if the biological product qualifies for breakthrough therapy designation within 60 days of receipt of the sponsor’s request. The FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process, providing timely advice to the product sponsor regarding development and approval, involving more senior staff in the review process, assigning a cross-disciplinary project lead for the review team and taking other steps to design the clinical studies in an efficient manner. The designation also includes all of the fast track program features, including eligibility for rolling review of BLA submissions if the relevant criteria are met.

Priority review may be granted for products that are intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. The FDA will attempt to direct additional resources to the evaluation of an application designated for priority review in an effort to facilitate the review. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Accelerated approval may be granted for products that are intended to treat a serious or life-threatening condition and that generally provide a meaningful therapeutic advantage to patients over existing treatments. A product eligible for accelerated approval may be approved on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions or survives. The accelerated approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large studies to demonstrate a clinical or survival benefit. The accelerated approval pathway is contingent on a sponsor’s agreement to conduct additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. These confirmatory trials must be completed with due diligence and, in some cases, the FDA may require that the trial be designed, initiated and/or fully enrolled prior to approval. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by the FDA.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, fast track designation, breakthrough therapy designation, priority review and accelerated approval do not change the standards for approval, but may expedite the development or approval process.

Additional Controls for Biologics

To help reduce the increased risk of the introduction of adventitious agents, the PHSA emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHSA also provides authority to the FDA to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the United States and between states.

After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency and effectiveness of biological products. As with drugs, after approval of biologics, manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.

Pediatric Information

Under the Pediatric Research Equity Act (PREA), BLAs or supplements to BLAs must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the biological product is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA generally does not apply to any biological product for an indication for which orphan designation has been granted. PREA applies to BLAs for orphan-designated biologics if the biologic is a molecularly targeted cancer product intended for the treatment of an adult cancer and is directed at a molecular target that FDA has determined is substantially relevant to the growth or progression of a pediatric cancer.

The Best Pharmaceuticals for Children Act (BPCA) provides a six-month extension of any exclusivity—patent or non-patent—for a biologic if certain conditions are met. Conditions for exclusivity include the FDA’s determination that information relating to the use of a new biologic in the pediatric population may produce health benefits in that population, FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

Post-Approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. Once a BLA is approved, a product will be subject to certain additional post-approval requirements.

The FDA also may require post-marketing testing, known as Phase 4 testing, may impose a REMS and/or post-market surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, biological product manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Biologic manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Manufacturers are subject to periodic unannounced inspections by the FDA, including those focused on manufacturing facilities to assess compliance with cGMPs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from

cGMP. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMPs.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical studies to assess new safety risks or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, suspension of the approval, complete withdrawal of the product from the market or product recalls;

•	fines, warning or other enforcement-related letters or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending BLAs or supplements to approved BLAs, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and Reference Product Exclusivity

The Affordable Care Act, signed into law in 2010, includes a subtitle called The Biologics Price Competition and Innovation Act of 2009 (BPCIA), which created an abbreviated approval pathway for biological products shown to be biosimilar to, or interchangeable with, an FDA-licensed reference biological product. Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies and a clinical trial or trials. Interchangeability requires that a biological product be biosimilar to the reference product and that the product can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

Under the BPCIA an application for a biosimilar or interchangeable product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity or potency. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product.

International Regulation

In addition to regulations in the United States and Europe, a variety of foreign regulations govern clinical trials, commercial sales and distribution of product candidates. The approval process varies from country to country and the time to approval may be longer or shorter than that required for FDA or European Commission approval.

Other Healthcare Laws and Regulations and Legislative Reform

Healthcare Laws and Regulations

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our operations, including any arrangements with healthcare providers, physicians, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws that may affect the business or financial arrangements and relationships through which we would market, sell and distribute our products. Our current and future operations are subject to regulation by various federal, state, and local authorities in addition to the FDA, including but not limited to CMS, HHS (including the Office of Inspector General, Office for Civil Rights and the Health Resources and Services Administration), the U.S. Department of Justice, or DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. The healthcare laws that may affect our ability to operate include, but are not limited to:

•

The federal Anti-Kickback Statute, which prohibits any person or entity from, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of an item or service reimbursable, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value. The federal Anti-Kickback Statute has also been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other hand. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Additionally, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•

Federal civil and criminal false claims laws, such as the False Claims Act, which can be enforced by private citizens through civil qui tam actions, and civil monetary penalty laws prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, false, fictitious or fraudulent claims for payment of federal funds, and knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Drug manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. For example, pharmaceutical companies have been prosecuted under the False Claims Act in connection with their alleged off-label promotion of drugs, purportedly concealing price concessions in the pricing information submitted to the government for government price reporting purposes, and allegedly providing free product to customers with the expectation that the customers would bill federal healthcare programs for the product. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•

HIPAA, among other things, imposes criminal liability for executing or attempting to execute a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and creates federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•

HIPAA, as amended by Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their implementing regulations, which impose privacy, security and breach reporting obligations with respect to individually identifiable health information upon entities subject to the law, such as health plans, healthcare clearinghouses and certain healthcare providers, known as covered entities, and their respective business associates that perform services for them that involve individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in U.S. federal courts to enforce HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•	Federal and state consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

•

The federal transparency requirements under the Physician Payments Sunshine Act, created under the Affordable Care Act, which requires, among other things, certain manufacturers of drugs, devices, biologics and medical supplies reimbursed under Medicare, Medicaid, or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments and other transfers of value provided to physicians, as defined by such law, and teaching hospitals and physician ownership and investment interests, including such ownership and investment interests held by a physician’s immediate family members. Effective January 1, 2022, these reporting obligations will extend to include payments and transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners;

•	Federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs;

•

State and foreign laws that are analogous to each of the above federal laws, such as anti-kickback and false claims laws, that may impose similar or more prohibitive restrictions, and may apply to items or services reimbursed by non-governmental third-party payors, including private insurers, and state laws that require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information; and

•

State and foreign laws that require pharmaceutical companies to implement compliance programs, comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or to track and report gifts, compensation and other remuneration provided to physicians and other healthcare providers; state laws that require the reporting of marketing expenditures or drug pricing, including information pertaining to and justifying price increases; state and local laws that require the registration of pharmaceutical sales representatives; state laws that prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals; state laws that require the posting of information relating to clinical trials and their outcomes; and other federal, state and foreign laws that govern the privacy and security of health information or personally identifiable information in certain circumstances, including state health information privacy and data breach notification laws which govern the collection, use, disclosure and protection of health-related and other personal information, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus requiring additional compliance efforts.

If our operations are found to be in violation of any of these laws or any other current or future healthcare laws that may apply to us, we may be subject to significant civil, criminal, and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could substantially disrupt our operations. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Legislative Reform

We operate in a highly regulated industry, and new laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, related to healthcare availability, the method of delivery and payment for healthcare products and services could negatively affect our business, financial condition and prospects. There is significant interest in promoting healthcare reforms, and it is likely that federal and state legislatures within the United States and the governments of other countries will continue to consider changes to existing healthcare legislation.

For example, the United States and state governments continue to propose and pass legislation designed to reduce the cost of healthcare. In 2010, the U.S. Congress enacted the Affordable Care Act, which included changes to the coverage and reimbursement of drug products under government healthcare programs such as:

•	increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program;

•	established a branded prescription drug fee that pharmaceutical manufacturers of certain branded prescription drugs must pay to the federal government;

•	expanded the list of covered entities eligible to participate in the 340B drug pricing program by adding new entities to the program;

•

established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70%, effective as of 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	extended manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•

expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•

created a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for certain drugs and biologics, including our product candidates, that are inhaled, infused, instilled, implanted or injected;

•	established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

•

established a Center for Medicare and Medicaid Innovation at the CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending; and

•	created a licensure framework for follow-on biologic products.

There remain judicial and congressional challenges to certain aspects of the Affordable Care Act. It is unclear how efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act. It is difficult to predict the future legislative landscape in healthcare and the effect on our business, results of operations, financial condition and prospects.

In addition, there have been and continue to be a number of initiatives at the United States federal and state levels that seek to reduce healthcare costs. If government spending is further reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA, to continue to function at current levels, which may impact the ability of relevant agencies to timely review and approve research and development, manufacturing and marketing activities, which may delay our ability to develop, market and sell any product candidates we may develop. Moreover, any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented, or any significant taxes or fees that may be imposed on us, as part of any broader deficit reduction effort or legislative replacement to the Budget Control Act, could have an adverse impact on our anticipated product revenues.

Furthermore, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several congressional inquiries and proposed legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drug products. Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic. We expect that additional state and federal healthcare reform measures will be adopted in the future.

Employees and Human Capital Resources

As of December 31, 2020, we had 67 full-time employees, with 53 in research and development and 14 in general and administrative functions. As of December 31, 2020, 37 of our full-time employees had completed a Ph.D. or other advanced science or medical degree. None of our employees is represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages. We consider our relationship with our employees to be good.

Our human capital objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.

Facilities

Our principal executive offices are located in South San Francisco, California, pursuant to a lease that expires in 2025. We believe that our current facilities are adequate to meet our ongoing needs, and that, if we require additional space, we will be able to obtain additional facilities on commercially reasonable terms.

Legal Proceedings

From time to time, we may be subject to legal proceedings. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

SURROZEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Surrozen’s financial condition and results of operations should be read together with Surrozen’s financial statements and related notes included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with Surrozen’s pro forma financial information as of and for the three months ended March 31, 2021 and the year ended December 31, 2020. This discussion includes both historical information and forward-looking statements that involve risks, uncertainties and assumptions. Surrozen’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those discussed in the section titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. For the purposes of this Surrozen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section, “we,” “us,” “our,” “Surrozen,” and other similar terms refer to Surrozen, Inc., a Delaware corporation.

Overview

We are discovering and developing biologic drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. Building upon the seminal work of our founders and scientific advisors who discovered the Wnt gene and key regulators of the Wnt pathway, we have made breakthrough discoveries that we believe will overcome previous limitations in harnessing the potential of Wnt biology. These breakthroughs enable us to rapidly and flexibly design tissue-targeted therapeutics that modulate Wnt signaling. As a result of our discoveries, we are pioneering the selective activation of Wnt signaling, designing and engineering Wnt pathway mimetics, and advancing tissue-specific Wnt candidates. Our lead product candidates are multi-specific, antibody-based therapeutics that mimic the roles of naturally occurring

Wnt or R-spondin proteins, both of which are involved in activation of the Wnt pathway. Given Wnt signaling is essential in tissue maintenance and regeneration throughout the body, we have the potential to target a wide variety of severe diseases, including certain diseases that afflict the intestine, liver, retina, cornea, lung, kidney, cochlea, skin, pancreas and central nervous system. Our strategy is to exploit the full potential of Wnt signaling by identifying disease states responsive to Wnt modulation, design tissue-specific therapeutics, and advance candidates into clinical development in targeted indications with high unmet need. Our unique approach and platform technologies have led to the discovery and advancement of two lead product candidates. We are currently conducting preclinical studies and plan to initiate a Phase 1 clinical trial in 2022 for SZN-1326, our candidate in development for moderate to severe inflammatory bowel disease, or IBD, with ulcerative colitis, or UC, as our first proposed indication. Furthermore, we plan to initiate a Phase 1 clinical trial in 2022 for SZN-043, our candidate in development for severe alcoholic hepatitis, or AH. We expect to nominate additional lead candidates and advance them into the clinic in 2023 and beyond.

Since our inception in 2015, we have devoted substantially all of our efforts and financial resources to organizing and staffing our company, business planning, raising capital, developing and optimizing our Wnt therapeutics platform, identifying potential product candidates, undertaking research and development activities, engaging in strategic transactions, establishing and enhancing our intellectual property portfolio, and providing general and administrative support for these operations.

We have no products approved for commercial sale and have not generated any revenue to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. Our ability to generate product revenue sufficient to achieve profitability, if ever, will depend on the successful development of any future product candidates, which we expect will take a number of years.

The Business Combination

On April 15, 2021, we entered into the Business Combination Agreement with CHFW and Merger Sub, a subsidiary of CHFW . Upon closing of the Business Combination, CHFW will become a Delaware corporation and will be renamed to Surrozen, Inc., or New Surrozen, and Merger Sub will merge with and into the Company, with the Company as the surviving company and, after giving effect to such merger, continuing as a wholly-owned subsidiary of New Surrozen.

The Business Combination is expected to be accounted for as a reverse recapitalization. Surrozen will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Surrozen’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, CHFW will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash and cash equivalents (as compared to Surrozen’s balance sheet at March 31, 2021) of between approximately $112.0 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $191.0 million, assuming no shareholder redemptions, and in each case including $120.0 million in gross proceeds from the private investment in public equity of New Surrozen, or PIPE Financing, which is contingent upon the substantially concurrent closing of the Business Combination. Total transaction costs are estimated at approximately $18.8 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, Surrozen will become the successor to an SEC-registered and Nasdaq-listed company, which will require Surrozen to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Surrozen expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Trends, Opportunities and Uncertainties

From our inception through March 31, 2021, we financed our operations primarily with $133.1 million in net cash proceeds from private placements of our redeemable convertible preferred stock. We have incurred net losses in each year since inception. During the years ended December 31, 2020 and 2019, we incurred net losses of $32.7 million and $24.4 million, respectively, and used $29.1 million and $21.1 million of cash in operations, respectively. During the three months ended March 31, 2021 and 2020, we incurred net losses of $13.0 million and $6.3 million, respectively, and used $10.3 million and $6.1 million of cash in operations, respectively. As of March 31, 2021, we had an accumulated deficit of $101.0 million, and we do not expect positive cash flows from operations for the foreseeable future.

As of March 31, 2021, we had cash, cash equivalents and short-term investments of $38.7 million. We estimate, based on our current operating plan, that our existing cash, cash equivalents and short-term investments, together with the estimated net proceeds from the Business Combination and the PIPE Financing described above, will be sufficient to fund our operating expenses and capital expenditure requirements for at least the next 12 months from the date of this proxy statement/prospectus. We have based this projection on assumptions that may be inaccurate and as a result, we may utilize our capital resources sooner than we expect.

We expect to continue to incur losses for the foreseeable future and expect to incur increased expenses as we expand our pipeline and advance our product candidates through clinical development and regulatory submissions. Specifically, in the near term we expect to incur substantial expenses relating to our planned Phase 1 clinical trials, the development and validation of our manufacturing processes, and other research and development activities. Furthermore, upon the completion of the Business Combination and PIPE Financing, we expect to incur additional costs associated with operating as a public company, increased expenses related to legal, accounting, insurance, regulatory and tax-related services associated with maintaining compliance with exchange listing and Securities and Exchange Commission requirements, directors and officers liability insurance premiums, and investor relations activities.

We will need substantial additional funding to support our continuing operations and pursue our development strategy. Until such time as we can generate sufficient revenue from sales of our product candidates, if ever, we expect to finance our operations through public or private equity offerings, debt financings or other capital sources, including government grants, potential collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or to enter into such agreements or arrangements on favorable terms, or at all. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the disruptions to, and volatility in, the credit and financial markets in the United States, or U.S. and worldwide resulting from the COVID-19 pandemic and actions taken to slow its spread, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back, or discontinue the development of our product pipeline or other research and development initiatives. We also could be required to seek collaborators for our product pipeline and any future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to our product pipeline and any future product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves.

The amount and timing of our future funding requirements will depend on many factors including the pace and results of our development efforts. We cannot assure you that we will ever be profitable or generate positive cash flow from operating activities.

We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for preclinical studies and clinical trials, as well as for commercial manufacture if any of our product candidates obtains marketing approval. We also rely, and expect to continue to rely, on third parties to manufacture, package, label, store, and distribute our product candidates and, if marketing approval is obtained, our products. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities, equipment, and personnel while also enabling us to focus our expertise and resources on the development of our products.

The global COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the COVID-19 situation closely. The extent of the impact of the COVID-19 on our business, operations and clinical development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its impact on our preclinical development activities, planning for regulatory submissions and clinical trials, clinical research organizations, or CROs, third-party manufacturers, other third parties with whom we do business, and, if we obtain regulatory approval to commence dosing in humans, trial enrollment, trial sites. In addition, the pandemic has impacted and may continue to impact regulatory authorities and our key scientific and management personnel. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. To the extent possible, we are conducting business as usual, with necessary or advisable modifications to employee travel and most of our employees working remotely. We will continue to actively monitor the rapidly evolving situation related to COVID-19 and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. At this point, the extent to which the COVID-19 pandemic may affect our business, operations and clinical development timelines and plans, including the resulting impact on our expenditures and capital needs, remains uncertain.

Stanford License Agreements

Below is a summary of the key terms for our agreements with The Board of Trustees of the Leland Stanford Junior University, or Stanford. For a more detailed description, see the section titled “Business—Stanford License Agreements” and Note 6 to our audited financial statements and unaudited condensed interim financial statements included elsewhere in this proxy statement/prospectus.

In March 2016, we entered into a license agreement with Stanford, or the 2016 Stanford Agreement, which was amended in July 2016, October 2016 and January 2021, pursuant to which we obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patents, rights, or licensed patents and technology related to our engineered Wnt surrogate molecules to make, use, import, offer to sell and sell products that are claimed by the licensed patents or that use or incorporate such technology, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases. The 2016 Stanford Agreement covers two patent families and any patents that grant from these families are predicted to expire in 2035 and 2037, absent any patent term adjustments or extensions. In consideration for this license, we paid Stanford a nominal upfront fee and issued an aggregate of 241,688 shares of our common stock to Stanford, the University of Washington and two co-inventors of the licensed patents. In addition, we agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, an aggregate of up to $1.4 million for the achievement of specified development and regulatory milestones, and an aggregate of up to $5.0 million for achievement of specified sales milestones. Stanford is also entitled to receive royalties from us equal to a very low single digit percentage of our and our sublicensees’ net sales of licensed products that are covered by a valid claim of a licensed patent. Additionally, we agreed to pay Stanford a sub-teen double digit percentage of certain consideration we receive as a result of granting sublicenses to the licensed patents and, if we are acquired, a one-time change of control fee in the low six figures. Stanford retains the right under the 2016 Stanford Agreement, on behalf of itself, Stanford Hospital and Clinics, the University of Washington and all other non-profit research institutions, to practice the licensed patents and technology for any non-profit purpose. The licensed patents and technology are additionally subject to a non-exclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to practice the licensed patents and technology for its research purposes, but with no right to assign or sublicense.

In June 2018, we entered into another license agreement with Stanford, or the 2018 Stanford Agreement, pursuant to which we obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patent rights related to our surrogate R-spondin proteins, or the licensed patents, to make, use, import, offer to sell and sell products that are claimed by the licensed patents, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases, or the exclusive field. The 2018 Stanford Agreement covers one patent family, and any patents that grant from this family are predicted to expire in 2038, absent any patent term adjustment or extension. Additionally, Stanford granted us a worldwide, non- exclusive, sublicensable license under the licensed patents to make and use licensed products for research and development purposes in furtherance of the exclusive field and a worldwide, non-exclusive license to make, use and import, but not to offer to sell or sell, licensed products in any other field of use. In consideration for these licenses, we paid Stanford a nominal upfront fee. We also agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, and an aggregate of up to $0.425 million for the achievement of specified development and regulatory milestones. Stanford is also entitled to receive royalties from us equal to a sub-single digit percentage of our and our sublicensees’ net sales of licensed products. Additionally, we agreed to pay Stanford a one-time payment in the low six figures for each sublicense of the licensed patents that we grant to a third party and, if we are acquired, a one-time nominal change of control fee. Stanford retains the right under the 2018 Stanford Agreement, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and all other non-profit research institutions, to practice the licensed patents for any non-profit purpose. The licensed patents are additionally subject to a non-exclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to exercise any intellectual property rights with respect to the licensed patents for research purposes, including the right to sublicense to non-profit and governmental entities but with no other rights to assign or sublicense.

Under each of the 2016 Stanford Agreement and the 2018 Stanford Agreement, or Stanford Agreements, we agreed to use commercially reasonable efforts to develop and commercialize licensed products and we agreed to achieve certain funding and development milestones by certain dates. Unless earlier terminated, each Stanford Agreement will continue until the expiration of the patents licensed under such Stanford Agreement. We may terminate either Stanford Agreement at any time for any reason by providing at least 30 days’ written notice to Stanford. Stanford may terminate either Stanford Agreement if we breach certain provisions of that Stanford Agreement and fail to remedy such breach within 90 days after written notice of the breach given by Stanford.

UCSF License and Option Agreements

Below is a summary of the key terms for our agreements with The Regents of the University of California, or UCSF. For a more detailed description, see the section titled “Business—UCSF License and Option Agreements” and Note 6 to our audited financial statements and unaudited condensed interim financial statements included elsewhere in this proxy statement/prospectus.

In September and October 2016, we entered into two license and option agreements with UCSF pursuant to which we obtained non-exclusive licenses from UCSF for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from our use of such library, or licensed products. Our SZN-1326 candidate comprises a VHH domain isolated from the phage display llama VHH single domain antibody library. In consideration for the license and option rights under each UCSF Agreement, we paid UCSF a nominal option issue fee and agreed to pay UCSF a nominal annual option maintenance fee.

In January 2020, we amended and restated our license and option agreements with UCSF, to provide non-exclusive licenses to make and use a certain human Fab naïve phage display library and to make and use a certain phage display llama VHH single domain antibody library for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from our use of such library, or licensed products. If we exercise the option under the UCSF Agreement, we and UCSF will negotiate in good faith the terms of a commercial license agreement in addition to the pre-agreed terms which include payment to UCSF of a nominal license issue fee, nominal annual license maintenance fees, nominal to low six figure milestone payments for the achievement of a specified regulatory milestone event for each licensed product, nominal annual minimum royalties, which are creditable against earned royalties for the same year, and earned royalties equal to a sub-single digit percentage of our and our sublicensees’ net sales of licensed products.

Unless earlier terminated, each UCSF Agreement will continue until four years from its execution date and we may exercise the option to negotiate a commercial license at any time during that term. Additionally, we may extend each UCSF Agreement for any additional four years by paying UCSF a nominal term extension fee. We may terminate either UCSF Agreement at any time for any reason by providing at least 60 days’ written notice to UCSF. UCSF may terminate either UCSF Agreement if UCSF reasonably believes we are in material breach of such UCSF Agreement and we fail to remedy such breach within 60 days after written notice of such breach given by UCSF. Additionally, the UCSF Agreements will automatically terminate in the event of our bankruptcy.

Distributed Bio Subscription Agreement

Below is a summary of the key terms for our agreement with Distributed Bio. For a more detailed description, see the section titled “Business—Distributed Bio Subscription Agreement” and Note 6 to our audited financial statements and unaudited condensed interim financial statements included elsewhere in this proxy statement/prospectus.

In September 2016, we entered into, and in January 2019 we amended, an antibody library subscription agreement with Distributed Bio, or the Distributed Bio Agreement, in which we obtained from Distributed Bio a non-exclusive license to use Distributed Bio’s antibody library to identify antibodies directed to an unlimited number of our proprietary targets and to make, use, sell, offer for sale, import and exploit products incorporating the antibodies that we identify, or licensed products. Our SZN-1326 candidate incorporates a binding component isolated from the Distributed Bio antibody library. In consideration for the rights granted to us under the Distributed Bio Agreement, we paid Distributed Bio a nominal upfront fee and an additional nominal fee upon entering into the amendment. We agreed to pay Distributed Bio an annual fee in the low six figures after the first three years. Additionally, we agreed to pay Distributed Bio an aggregate of $5.9 million for each licensed product that achieves specified development, regulatory and commercial milestones and royalties equal to a very low single digit percentage of our and our sublicensees’ net sales of licensed products. Our obligation to pay royalties will end for each licensed product ten years after its first commercial sale.

Unless earlier terminated, the Distributed Bio Agreement will continue for an initial four-year term and will thereafter automatically renew for additional one-year terms. We may terminate the Distributed Bio Agreement for convenience at any time by providing written notice to Distributed Bio. We and Distributed Bio may terminate the Distributed Bio Agreement for the other party’s material breach and failure to cure such breach within 60 days after notice of such breach.

Components of Our Results of Operations

Revenue

We have not generated any revenue from the sale of our products, and we do not expect to generate any revenue unless and until we obtain regulatory clearance or approval of, and commercialize, our product candidates.

Operating Expenses

We classify operating expenses into two main categories: (i) research and development expenses and (ii) general and administrative expenses.

Research and Development Expenses

Since our inception, we have focused significant resources on our research and development activities. Our research and development expenses consist of external and internal expenses incurred in connection with our research activities and development programs.

External expenses include:

•	costs incurred under agreements with third parties, including CROs and other third parties conducting research and development activities on our behalf;

•	costs of outside consultants, including their fees, stock-based compensation and related travel expenses;

•	costs of laboratory supplies and acquiring, developing and manufacturing drug candidate materials; and

•	license payments under our license agreements made for intellectual property used in research and development activities.

Internal expenses include:

•	personnel-related costs, including salaries, bonuses, benefits and stock-based compensation for individuals involved in our research and product development activities; and

•	facilities, depreciation, and other allocated costs, which include rent and insurance.

We expect our research and development expenses will increase significantly for the foreseeable future as we identify and develop product candidates, in particular as we seek to initiate clinical trials and pursue regulatory approval and commercialization for SZN-1326 and SZN-043.

Research and development expenses are recognized as they are incurred. Non-refundable advance payments for services that will be used or rendered for future research and development activities are recorded as prepaid expenses and recognized as an expense as the related services are performed. We track external expenses by stage of program, clinical or preclinical. However, we do not track internal expenses on a program specific or stage of program basis because these costs are deployed across multiple programs and, as such, are not separately classified.

We have entered, and may continue to enter, into license agreements to access and utilize certain molecules. We evaluate if the license agreement is an acquisition of an asset or a business. To date, none of our license agreements have been considered to be an acquisition of a business. For asset acquisitions, the upfront payments to acquire such licenses, as well as any future milestone payments made before product approval, are immediately recognized as research and development expenses when due, provided there is no alternative future use of the rights in other research and development projects.

The successful development of our product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs required to complete the remaining development of SZN-1326 and SZN-043 or any future product candidates. This is due to the numerous risks and uncertainties associated with the development of product candidates, many of which are outside of our control, including those associated with:

•	the timing and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•	our ability to maintain our current research and development programs and to establish new ones;

•	establishing an appropriate safety profile with IND-enabling studies;

•	the number of sites and patients included in the clinical trials;

•	the countries in which the clinical trials are conducted;

•	per patient trial costs;

•	successful patient enrollment in, and the initiation of, clinical trials, as well as drop out or discontinuation rates, particularly in light of the current COVID-19 pandemic environment;

•	the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

•	the number of trials required for regulatory approval;

•	the timing, receipt and terms of any regulatory approvals from applicable regulatory authorities;

•	our ability to establish new licensing or collaboration arrangements;

•	the performance of our future collaborators, if any;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	significant and changing government regulation and regulatory guidance;

•	the impact of any business interruptions to our operations or to those of the third parties with whom we work, particularly in light of the current COVID-19 pandemic environment;

•	launching commercial sales of our drug candidates, if approved, whether alone or in collaboration with others; and

•	maintaining a continued acceptable safety profile of the drug candidates following approval.

Any changes in the outcome of any of these variables could mean a significant change in the costs and timing associated with the development of our drug candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits and stock-based compensation expense for personnel in executive, finance, human resources, business and corporate development, legal, and other administrative functions. General and administrative expenses also include legal fees, professional fees paid for accounting, auditing, consulting, tax, investor relations services, insurance costs, and facility costs not otherwise included in research and development expenses, and following the Business Combination, will include public company expenses such as costs associated with compliance with the rules and regulations of the SEC and those of the Nasdaq listing rules.

We expect that our general and administrative expenses will increase significantly for the foreseeable future as we expand our operating activities and prepare for clinical trials of our product candidates, increase our headcount and support our operations as a public company and our growth, including increased expenses related to legal, accounting, insurance, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, directors and officers liability insurance premiums and investor relations activities.

Other Income

Other income consists primarily of interest earned on our cash equivalents and short-term investments.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The following table summarizes our results of operations for the periods presented (dollars in thousands):

	Three Months Ended March 31,		Dollar	%
	2021	2020	Change	Change
Operating expenses:
Research and development	$8,601	$4,652	$3,949	85%
General and administrative	4,430	1,709	2,721	159%

Total operating expenses	13,031	6,361	6,670	105%

Loss from operations	(13,031)	(6,361)	(6,670)	105%
Other income	9	74	(65)	-88%

Net loss	$(13,022)	$(6,287)	$(6,735)	107%

Research and Development Expenses

The following table summarizes our research and development expenses for the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
External expenses(1)	$4,314	$1,396
Internal costs:
Personnel expenses (including stock-based compensation)	2,971	2,057
Facilities and other expenses	1,316	1,199

Total research and development expenses	$8,601	$4,652

(1)	In future periods when clinical trial expenses are incurred, external expenses will be broken out between our clinical programs and preclinical programs.

The increase of $3.9 million in research and development expenses for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, is due in part to the $2.9 million increase in external expenses as we continue to invest in research and development activities related to SZN-1326 and SZN-043 and the $1.0 million increase in personnel-related expenses and facility costs as a result of a higher headcount.

General and Administrative Expenses

The increase of $2.7 million in general and administrative expenses for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, is primarily attributable to the $1.9 million increase in professional service fees and consulting services to support the growth of our operations and the $0.6 million increase in personnel-related expenses due to an increase in headcount and options granted to the employees.

Other Income

The decrease of $65,000 in other income for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, is due to the decrease in interest income on our money market funds and marketable securities.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our results of operations for the periods presented (dollars in thousands):

	Years Ended December 31,		$	%
	2020	2019	Change	Change
Operating expenses:
Research and development	$25,684	$19,603	$6,081	31%
General and administrative	7,123	5,503	1,620	29%

Total operating expenses	32,807	25,106	7,701	31%

Loss from operations	(32,807)	(25,106)	(7,701)	31%
Other income	91	744	(653)	-88%

Net loss	$(32,716)	$(24,362)	$(8,354)	34%

Research and Development Expenses

The following table summarizes our research and development expenses for the years ended December 31, 2020 and 2019 (in thousands):

	Years Ended December 31,
	2020	2019
External expenses(1)	$11,967	$7,940
Internal costs:
Personnel expenses (including stock-based compensation)	8,985	7,052
Facilities and other expenses	4,732	4,611

Total research and development expenses	$25,684	$19,603

(1)	In future periods when clinical trial expenses are incurred, external expenses will be broken out between our clinical programs and preclinical programs.

The increase of $6.1 million in research and development expenses for the year ended December 31, 2020, compared to the year ended December 31, 2019 is due in part to the $4.0 million increase in external expenses as we continue to invest in research and development activities related to SZN-1326 and SZN-043 and the $1.9 million increase in personnel-related expenses as a result of a higher headcount.

General and Administrative Expenses

The increase of $1.6 million in general and administrative expenses for the year ended December 31, 2020, compared to the year ended December 31, 2019 is primarily attributable to the $0.8 million increase in personnel-related expenses due to an increase in headcount and the $0.6 million increase in professional service fees and consulting services to support the growth of our operations.

Other Income

The decrease of $0.7 million in other income for the year ended December 31, 2020, compared to the year ended December 31, 2019 is due to the decrease of $0.4 million in interest income on our money market funds and marketable securities and the decrease of $0.3 million in sublease income as the sublease ended in April 2019.

Liquidity, Capital Resources and Requirements

Since inception, we have not generated any revenue from product sales and have incurred significant net operating losses and negative cash flows from operations. As of March 31, 2021, we had an accumulated deficit of $101.0 million. During the years ended December 31, 2020 and 2019, we used $29.1 million and $21.1 million in cash flows from operations, respectively. During the three months ended March 31, 2021 and 2020, we used $10.3 million and $6.1 million in cash flows from operations, respectively. We anticipate that we will continue to incur net losses for the foreseeable future because of additional costs and expenses related to our research and development activities, including increased expenses from pipeline advancement and advancement of our product candidates into and through clinical development and associated regulatory submissions, and increased general and administrative expenses as we scale our organization. We have historically financed our operations primarily through private placements of redeemable convertible preferred stock. Through March 31, 2021, we raised aggregate net financing proceeds of approximately $133.1 million.

We had cash, cash equivalents, and short-term investments of $38.7 million as of March 31, 2021. On a pro forma basis, assuming shareholder approval and consummation of the Business Combination, our cash, cash equivalents and short-term investments would have been between approximately $150.7 million and $229.7 million as of March 31, 2021, depending on the extent of redemptions by CHFW stockholders.

We believe, based on our current operating plan, that our existing cash, cash equivalents, and short-term investments, together with the estimated net proceeds from the Business Combination and PIPE Financing described above, will be sufficient to fund our operations for at least the next 12 months from the date of this proxy statement/prospectus. However, we estimate, based on our current operating plan, that our existing cash, cash equivalents, and short-term investments will not be sufficient to fund our operating expenses and capital expenditure requirements for at least the next 12 months from the date of this proxy statement/prospectus. Our ability to continue as a going concern is dependent upon our ability to successfully secure sources of financing and ultimately achieve profitable operations. Insufficient liquidity may require us to relinquish rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose.

Funding Requirements

To date, we have not generated any revenue. We do not expect to generate any meaningful revenue unless and until we obtain regulatory approval and commercialize SZN-1326 and SZN-043 or any future product candidates, and we do not know when, or if, that will occur. We will continue to require additional capital to develop SZN-1326 and SZN-043 and fund operations for the foreseeable future. Since our inception in 2015, we have devoted substantially all of our efforts and financial resources to organizing and staffing our company, business planning, raising capital, developing and optimizing our Wnt therapeutics platform, identifying potential product candidates, undertaking research and development activities, engaging in strategic transactions, establishing and enhancing our intellectual property portfolio, and providing general and administrative support for these operations. We expect our expenses to continue to increase in connection with our ongoing activities as we continue to advance SZN-1326 and SZN-043 into clinical development and regulatory approval. In addition, upon the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company.

We will need to raise substantial additional capital through public or private equity offerings, debt financings or other capital sources, including government grants, potential collaborations with other companies or other strategic transactions. There can be no assurance that sufficient funds will be available to us at all or on attractive terms when needed from these sources. If we are unable to obtain additional funding from these or other sources when needed, it may be necessary to significantly reduce expenses through reductions in staff and delaying, scaling back operations, or stopping certain research and development programs.

We have based our projections of operating capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•

the scope, rate of progress, results and costs of researching and developing our lead product candidates or any future product candidates, conducting preclinical studies, in particular our current ongoing preclinical studies of SZN-1326 and SZN-043;

•	the outcome, costs, and timing of involved in, obtaining regulatory approvals for our lead product candidate or our other product candidates;

•	the number and scope of clinical programs we decide to pursue;

•	the cost of acquiring, licensing, or investing in product candidates and technologies;

•	the costs associated with securing and establishing commercialization;

•

our ability to maintain, expand, and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense, and enforcement of any patents or other intellectual property rights;

•	our need and ability to retain key management and hire scientific, technical, business, and medical personnel;

•	the effect of competing products and product candidates and other market developments;

•	the timing, receipt, and amount of sales from SZN-1326 and SZN-043 and any future product candidates, if approved;

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the economic and other terms, timing of, and success of any collaboration, licensing, or other arrangements which we may enter in the future; and

•	the effects of the disruptions to and volatility in the credit and financial markets in the U.S. and worldwide from the COVID-19 pandemic.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our common stock, make certain investments, and engage in certain merger, consolidation, or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. If we are unable to raise additional funds when needed, we may be required to delay, reduce, or terminate some or all of our development programs and clinical trials. We may also be required to sell or license to others our rights to SZN-1326 and SZN-043 and any future product candidates or discovery programs in certain territories or indications that we would prefer to develop and commercialize ourselves.

Summary of Statements of Cash Flows

The following table sets forth the primary sources and uses of cash, cash equivalents and restricted cash for the periods presented below (in thousands):

	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019
Net cash used in operating activities	$(10,332)	$(6,074)	$(29,099)	$(21,056)
Net cash used in investing activities	(1,442)	—	(15,075)	(1,563)
Net cash provided by financing activities	196	77	50,052	28,904

Net (decrease) increase in cash, cash equivalents and restricted cash	$(11,578)	$(5,997)	$5,878	$6,285

Cash Used in Operating Activities

Cash used in operating activities of $10.3 million for the three months ended March 31, 2021 was primarily due to the use of funds in our operations and the resulting net loss of $13.0 million, partially offset by $1.3 million in non-cash charges and a net change of $1.4 million in our net operating assets and liabilities. The net change in our operating assets and liabilities was primarily due to a net increase in prepaid expenses, accounts payable and accrued liabilities. Cash used in operating activities of $6.1 million for the three months ended March 31, 2020 was primarily due to the use of funds in our operations and the resulting net loss of $6.3 million and a net change of $0.7 million in our net operating assets and liabilities, partially offset by $0.9 million in non-cash charges.

Cash used in operating activities of $29.1 million in 2020 was primarily due to the use of funds in our operations and the resulting net loss of $32.7 million and a net change of $0.05 million in our net operating assets and liabilities, partially offset by $3.6 million in non-cash charges. The net change in our operating assets and liabilities was primarily due to a net increase in prepaid expenses, accounts payable and accrued liabilities. Cash used in operating activities of $21.1 million in 2019 was primarily due to the use of funds in our operations and the resulting net loss of $24.4 million and a net change of $0.4 million in our net operating assets and liabilities, partially offset by $3.7 million in non-cash charges.

Cash Used in Investing Activities

Cash used in investing activities of $1.4 million for the three months ended March 31, 2021 consisted primarily of $1.1 million of cash used for the purchase of marketable securities and $0.3 million of cash used for the purchase of property and equipment.

Cash used in investing activities of $15.1 million in 2020 consisted primarily of $14.2 million of cash used for the purchase of marketable securities and $0.9 million of cash used for the purchase of property and equipment. Cash used in investing activities of $1.6 million in 2019 consisted of purchases of property and equipment.

Cash Provided by Financing Activities

Cash provided by financing activities of $0.2 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively, consisted primarily of the proceeds from the exercise of options.

Cash provided by financing activities of $50.1 million in 2020 consisted primarily of net proceeds of $49.9 million from the issuance and sale of shares of our Series C redeemable convertible preferred stock. Cash used in financing activities of $28.9 million in 2019 consisted primarily of net proceeds from the issuance and sale of shares of our Series B redeemable convertible preferred stock.

Contractual Obligations and Commitments

As of March 31, 2021, we have lease obligations consisting of two operating leases for our operating facilities. The leases expire in November 2021 and in April 2025. Under the terms of the leases, we had lease obligations consisting of $10.7 million in payments through 2025 as of March 31, 2021.

We are party to license or subscription agreements pursuant to which we have in-licensed various intellectual property rights. The license agreements obligate us to make certain milestone payments related to achievement of specified events, as well as royalties in the low single-digit percentages based on sales of licensed products. The payment obligations under the license agreements are contingent upon future events, such as our achievement of specified milestones or generating product sales. As of March 31, 2021, we were unable to estimate the timing or likelihood of achieving these milestones or generating future product sales.

We enter into contracts in the normal course of business with third-party vendors for preclinical research studies, research supplies, and other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore we believe that our non-cancelable obligations under these agreements are not material.

Critical Accounting Policies, Significant Judgments and Use of Estimates

Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our financial statements included elsewhere in this proxy statement/prospectus, we believe that the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs consist of external and internal expenses directly attributable to the conduct of research and development programs. The external expenses include the costs of services provided by outside contractors, clinical research organizations and contract manufacturing organizations. The internal expenses include the costs of salaries, payroll taxes, stock-based compensation, employee benefits, materials, supplies, depreciation on and maintenance of research equipment, and the facility costs for laboratory space used for research and development activities, such as rent, utilities, insurance, repairs and maintenance, depreciation, and general support services.

We have entered into and may continue to enter into, license agreements to access and utilize certain technology. In each case, we evaluate if the license agreement results in the acquisition of an asset or a business. To date, none of our license agreements have been considered an acquisition of a business. For asset acquisitions, the upfront payments to acquire such licenses, as well as any future milestone payments made before product approval that do not meet the definition of a derivative, are immediately recognized as research and development expense when they are paid or become payable, provided there is no alternative future use of the rights in other research and development projects.

Accrued Research and Development Expense

We record accruals for estimated costs of research, preclinical, and manufacturing development, within accrued expenses which are significant components of research and development expenses. A substantial portion of our ongoing research and development activities is conducted by third-party service providers. We accrue the costs incurred under agreements with these third parties based on estimates of actual work completed in accordance with the respective agreements. We determine the estimated costs through discussions with internal personnel and external service providers as to the progress, or stage of completion or actual timeline (start-date and end-date) of the services and the agreed-upon fees to be paid for such services. Payments made to third parties under these arrangements in advance of the performance of the related services are recorded as prepaid expenses until the services are rendered.

If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust accrued expenses or prepaid expenses accordingly, which impact research and development expenses. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period.

Stock-Based Compensation Expense

We recognize stock-based compensation expense for all stock-based awards. Stock-based compensation costs are estimated at the grant date based on the fair value of the equity for financial reporting purposes and recognized as expense, net of actual forfeitures when occur, on a straight-line basis over the requisite service period.

We calculate the fair value of options using the Black-Scholes option-pricing model, which requires the use of various highly subjective assumptions as follows:

•	Fair Value of Common Stock—See the subsection titled “Common Stock Valuations” below.

•

Expected Term—We have opted to use the “simplified method” for estimating the expected term of options, whereby the expected term equals the arithmetic average of the mid-point between the vesting date and the end of contractual term of the option (generally ten years). The expected term for nonemployee awards is calculated based on the remaining contractual life to measure the remaining life of an award.

•

Expected Volatility—Due to our limited operating history and a lack of company-specific historical and implied volatility data, we have based our estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The comparable companies were chosen based on their similar size, stage in the life cycle or area of specialty. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock becomes available.

•	Risk-Free Interest Rate—The risk-free rate assumption is based on the U.S. Treasury zero coupon issued in effect at the time of grant with maturities similar to the expected term of our options.

•

Expected Dividend Yield—We have not issued any dividends in our history and do not expect to pay dividends on our common stock over the life of the options and therefore have estimated the dividend yield to be zero.

Prior to the adoption of Accounting Standard Updated (“ASU”) 2018-07, Compensation- Stock Compensation (Topic 718) (“ASU No. 2018-07”), on January 1, 2020, the fair value of non-employee awards were subject to periodic re-measurement over the period during which services were rendered. The fair value of these non-employee awards were remeasured at each reporting period prior to vesting and finally at the vesting date of the award. Subsequent to the adoption of ASU No. 2018-07, non-employee compensation costs are recognized over the requisite service period based on a measurement of fair value on the date of grant of each stock award.

We will continue to use judgment in evaluating the expected volatility, expected terms and interest rates utilized for our stock-based compensation expense calculations on a prospective basis.

We recorded stock-based compensation expense of $0.6 million and $0.8 million for the years ended December 31, 2020 and 2019, respectively. For the three months ended March 31, 2021 and 2020, stock-based compensation expense was $0.5 million and $0.2 million, respectively. As of March 31, 2021, we had $6.2 million of total unrecognized stock-based compensation costs, which we expect to recognize over an estimated weighted-average period of 3.50 years. We expect to continue to grant options and other stock-based awards in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase.

Common Stock Valuations

Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation, or the Practice Aid, our board of directors exercised reasonable judgment and considered numerous and subjective factors to determine the best estimate of fair value of our common stock, including, but not limited to:

•	relevant precedent transactions involving our capital stock;

•	contemporaneous valuations performed by third-party specialists;

•	rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	actual operating and financial performance;

•	current business conditions and financial projections;

•	likelihood of achieving a liquidity event, such as an initial public offering or a sale of our business;

•	the lack of marketability of our common stock, and the illiquidity of stock-based awards involving securities in a private company;

•	market multiples of comparable publicly-traded companies;

•	stage of development;

•	industry information such as market size and growth; and

•	U.S. and global capital and macroeconomic conditions.

The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date. In accordance with the Practice Aid, we considered the following methods:

•

Option Pricing Method, or OPM. Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options. This method is appropriate to use when the range of possible future outcomes is so difficult to predict that estimates would be highly speculative, and dissolution or liquidation is not imminent.

•

Probability-Weighted Expected Return Method, or PWERM. The PWERM is a scenario-based analysis that estimates value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.

For valuations performed in 2019 and 2020, based on our early stage of development, the difficulty in predicting the range of possible outcomes at the time of the valuations, and other relevant factors, in accordance with the Practice Aid, we determined that a Hybrid OPM and OPM, respectively, were the most appropriate method for allocating our enterprise value to determine the estimated fair value of our common stock.

For valuations performed beginning in 2021, in accordance with the Practice Aid, we used a hybrid approach of the OPM and the PWERM methods to determine the estimated fair value of our common stock as a result of the increasing likelihood of the occurrence of certain discrete events, such as a potential initial public offering, improving market conditions and receptivity of the market to initial public offerings. The enterprise value determined under the OPM and PWERM methods was weighted according to our board of directors’ estimate of the probability of the occurrence of a certain discrete event as of the valuation date. The resulting equity value for the common stock was then divided by the number of shares of common stock outstanding at the date of the valuation to derive a per share value on a non-marketable basis. In order to determine the fair value of our common stock on a marketable basis, we then applied a discount for lack of marketability which we derived based on inputs including a company-specific volatility rate, a term equal to the expected time to a future liquidity event and a risk-free rate equal to the yield on treasuries of similar duration.

Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, cash flows, discount rates, market multiples, the selection of comparable companies and the probability of future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact our valuations as of each valuation date and may have a material impact on the valuation of common stock. The assumptions underlying these valuations represent our management’s best estimate, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different. Following the closing of the Business Combination, the fair value of our common stock will be determined based on the quoted market price of our common stock.

We reassessed the determination of the fair value of the common shares for financial reporting purposes underlying the grants made in 2019 and 2020. This analysis revised our implied equity value and stock compensation expense for equity awards for the year ended December 31, 2020 and 2019.

Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. Realization of the future tax benefits is dependent on our ability to generate sufficient taxable income within the carryforward period. Because of our recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is not likely to be realized and, accordingly, has provided a full valuation allowance. During the year ended December 31, 2020, the Company’s valuation allowance increased $9.6 million.

We assess all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that is more likely than not of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and we will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available. Our unrecognized tax benefits, if recognized, would not have an impact on our effective tax rate assuming we continue to maintain a full valuation allowance position. We do not expect our unrecognized tax benefits to change significantly over the next 12 months.

Our policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to unrecognized tax benefits.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012, or JOBS Act, exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

CHFW is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, we expect to remain an emerging growth company at least through the end of the 2021 fiscal year and we expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 2 to our audited financial statements and unaudited condensed interim financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent they have been made, of their potential impact on our financial condition and results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

We have not, to date, been exposed to material market risks given our early stage of operations. Upon commencing commercial operations, we expect to be exposed to foreign currency translation and transaction risks and potentially other market risks, including those related to our valuation of financial instruments, among others.

Interest Rate Risk

The market interest risk in our financial positions represents the potential loss arising from adverse changes in interest rates. As of March 31, 2021, we had cash, cash equivalents and short-term investments of $38.7 million, consisting of interest-bearing money market funds and marketable securities, for which the fair value would be affected by change in U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in the interest rate would not have a material effect on the fair value of our cash equivalents and short-term investments.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Given our early stage of operations, if our costs become subject to significant inflationary pressures, we will not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, financial condition, and operating results.

SURROZEN’S EXECUTIVE COMPENSATION

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Surrozen, Inc. and its subsidiaries prior to the consummation of the Business Combination and to New Surrozen and its subsidiaries after the Business Combination. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Business Combination basis.

Our named executive officers for the fiscal year ended December 31, 2020, consisting of our principal executive officer and the next two most highly compensated executive officers, were:

Craig Parker, our President and Chief Executive Officer;

Charles Williams, our Chief Financial Officer; and

Wen-Chen Yeh, M.D., Ph.D., our Chief Scientific Officer.

Summary Compensation Table

The following table presents all of the compensation awarded to our named executive officers during the fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Craig Parker	2020	441,000	—		—	112,500	—	553,500
President and Chief Executive Officer
Charles Williams	2020	30,493	40,000	(4)	510,800	—	—	581,293
Chief Financial Officer
Wen-Chen Yeh, M.D., Ph.D.	2020	358,000	—		57,060	82,000	500	497,560
Chief Scientific Officer

(1)

The amounts disclosed represent the aggregate grant date fair value of the stock options granted to our named executive officers during the fiscal year ended December 31, 2020 under our 2015 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in the notes to our audited financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(2)

The amounts disclosed represent the applicable named executive officer’s total performance bonus earned for the fiscal year ended December 31, 2020, as described below under “—Non-Equity Incentive Plan Compensation.”

(3)	Amounts comprised of 401(k) plan matching contributions.
(4)	Represents Mr. Williams’ signing bonus in November 2020.

Employment Arrangements

Prior to the consummation of the Business Combination, we will enter into employment agreements or offer letters with each of our named executive officers setting forth the terms and conditions of such executive’s employment with us. The employment agreements or offer letters generally will provide for at-will employment and set forth the executive officer’s initial base salary. Each of our named executive officers has executed our standard confidential information and invention assignment agreement.

Non-Equity Incentive Plan Compensation

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses under our Annual Cash Bonus Plan, which is designed to provide appropriate incentives to our employees to achieve defined performance goals, subject to the terms of such plan. The performance-based cash bonus each named executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that the Surrozen board of directors establishes at the beginning of each year, but can be modified based on individual performance. For the fiscal year ended December 31, 2020, Mr. Parker and Dr. Yeh were eligible to receive a bonus at an annual target of 30% of their respective base salaries based on our achievement of our 2020 corporate goals. Mr. Williams joined in November 2020 and was not eligible for a performance bonus for the fiscal year ended December 31, 2020. All bonuses for the fiscal year ended December 31, 2020, were paid in cash in 2021.

Outstanding Equity Awards as of December 31, 2020

The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2020.

			Option Awards(1)					Stock Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares that Have Not Vested(#)	Market Value of Shares that Have Not Vested ($)
Craig Parker	04/11/2018	03/19/2018	1,800,000	(2)	—	0.22	04/10/2028	—	—
	02/07/2019	01/01/2019	200,000	(4)	—	0.12	02/06/2029	—	—
Charles Williams	12/14/2020	11/30/2020	1,000,000	(3)	—	0.90	12/13/2030	—	—
Wen-Chen Yeh, M.D., Ph.D.	02/7/2019	01/01/2019	50,000	(4)	—	0.22	12/31/2028	—	—
	02/13/2020	01/01/2020	200,000	(4)	—	0.52	02/12/2030	—	—

(1)	Each of the equity awards was granted under the 2015 Plan, the terms of which is described below under “—Employee Benefit and Stock Plans.”
(2)

The shares subject to the option award vest over a four-year period, with 25% of the total number of shares subject to the option vesting on the one-year anniversary of the vesting commencement date, and the balance of the shares vesting in 36 equal monthly installments thereafter, subject to continued service through each such vesting date. The option award is subject to an early exercise provision and is immediately exercisable as of the grant date. 100% of the unvested shares subject to the option will immediately become fully vested in the event that, upon or following a change in control, the holder’s employment is terminated without cause or the holder resigns for good reason.

(3)

The shares subject to the option award vest over a four-year period, with 25% of the total number of shares subject to the option vesting on the one-year anniversary of the vesting commencement date, and the balance of the shares vesting in 36 equal monthly installments thereafter, subject to continued service through each such vesting date. The option award is subject to an early exercise provision and is immediately exercisable as of the grant date.

(4)

The shares subject to the option award vest over a four-year period in 48 equal monthly installments measured from the vesting commencement date, subject to continued service through each such vesting date. The option award is subject to an early exercise provision and is immediately exercisable as of the grant date.

Other Compensation and Benefits

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as generally all of our other full-time exempt employees.

Our named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2020. The New Surrozen Board may elect to provide our officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Employee Benefit and Stock Plans

The principal features of our equity incentive plans and 401(k) plan are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which, other than the 401(k) plan, are filed as exhibits to the registration statement of which this prospectus is a part.

2021 Equity Incentive Plan

Prior to consummation of the Business Combination, the CHFW Board is expected to approve and adopt, subject to CHFW stockholder approval, the Surrozen Inc. 2021 Equity Incentive Plan (the “2021 Plan”), effective as of and contingent on the Closing. If the 2021 Plan is approved by stockholders, New Surrozen will be authorized to grant equity and cash incentive awards to eligible service providers.

Stock Awards. The 2021 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, which are collectively referred to as stock awards. Additionally, the 2021 Plan provides for the grant of performance cash awards. ISOs may be granted only to our employees and to any of our parent or subsidiary corporation’s employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants of ours and any of our affiliates.

Share Reserve. Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2021 Plan is                  shares. The number of shares of our common stock reserved for issuance under our 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2022, and continuing through and including January 1, 2031, by                % of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the New Surrozen Board. The maximum number of shares that may be issued upon the exercise of ISOs under our 2021 Plan is                  shares.

If a stock award granted under the 2021 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2021 Plan. In addition, the following types of shares under the 2021 Plan may become available for the grant of new stock awards under the 2021 Plan: (i) shares that are forfeited to or repurchased by us prior to becoming fully vested; (ii) shares withheld to satisfy income or employment withholding taxes; or (iii) shares used to pay the exercise or purchase price of a stock award. Shares issued under the 2021 Plan may be previously unissued shares or reacquired shares bought by us on the open market.

The maximum number of shares of common stock subject to stock awards granted under the 2021 Plan or otherwise during any one calendar year to any non-employee director, taken together with any cash fees paid by us to such non-employee director during such calendar year for service on the board of directors, will not exceed $         in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes), or, with respect to the calendar year in which a non-employee director is first appointed or elected to the New Surrozen Board, $                .

Administration. The New Surrozen Board, or a duly authorized committee thereof, will have the authority to administer the 2021 Plan. The New Surrozen Board may also delegate to one or more of our officers the authority to (i) designate employees (other than other officers) to be recipients of certain stock awards, (ii) determine the number of shares of common stock to be subject to such stock awards and (iii) specify the other terms and conditions, including the strike price or purchase price and vesting schedule, applicable to such awards. Subject to the terms of the 2021 Plan, the New Surrozen Board or the authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and the vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of stock awards granted and the types of consideration to be paid for the stock award.

The plan administrator has the authority to modify outstanding stock awards under our 2021 Plan. Subject to the terms of our 2021 Plan, the plan administrator has the authority, without stockholder approval, to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are evidenced by stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term will automatically be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an option holder’s service relationship with us or any of our affiliates ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of our common stock previously owned by the option holder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISOs may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are evidenced by restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (i) cash, check, bank draft or money order, (ii) services rendered to us or our affiliates or (iii) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards. Restricted stock unit awards are evidenced by restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration or for no consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Rights under a restricted stock unit award may be transferred only upon such terms and conditions as set by the plan administrator. Restricted stock unit awards may be subject to vesting as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights. Stock appreciation rights are evidenced by stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount in cash or stock equal to (i) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term will be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Unless the plan administrator provides otherwise, stock appreciation rights generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. A stock appreciation right holder may designate a beneficiary, however, who may exercise the stock appreciation right following the holder’s death.

Performance Awards. Our 2021 Plan permits the grant of performance-based stock and cash awards. The performance goals that may be selected include one or more of the following: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) earnings before interest, taxes, depreciation, amortization and legal settlements; (v) earnings before interest, taxes, depreciation, amortization, legal settlements and other income

(expense); (vi) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (vii) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (viii) total stockholder return; (ix) return on equity or average stockholder’s equity; (x) return on assets, investment, or capital employed; (xi) stock price; (xii) margin (including gross margin); (xiii) income (before or after taxes); (xiv) operating income; (xv) operating income after taxes; (xvi) pre-tax profit; (xvii) operating cash flow; (xviii) sales or revenue targets; (xix) increases in revenue or product revenue; (xx) expenses and cost reduction goals; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) stockholders’ equity; (xxx) capital expenditures; (xxxi) debt levels; (xxxii) operating profit or net operating profit; (xxxiii) workforce diversity; (xxiv) growth of net income or operating income; xxxv) billings; (xxxvi) bookings; (xxxvii) employee retention; (xxxviii) user satisfaction; (xxxix) the number of users, including unique users; (xl) budget management; (xli) partner satisfaction; (xlii) entry into or completion of strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); and (xliii) other measures of performance selected by the New Surrozen Board or a committee thereof.

The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (xii) to exclude the effects of any other unusual, nonrecurring gain or loss or other extraordinary item. In addition, we retain the discretion to adjust or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. If there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the 2021 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and number of shares that may be issued upon the exercise of ISOs and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as the New Surrozen Board may deem appropriate; or

•

make a payment equal to the excess of (i) the value of the property the participant would have received upon exercise of the stock award over (ii) the exercise price or strike price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2021 Plan, a significant corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our assets, (ii) a sale or other disposition of at least 50% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability or settlement in the event of a change in control. Under the 2021 Plan, a change in control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction, (ii ) a consummated merger, consolidation or similar transaction immediately after which our stockholders do not own more than 50% of the combined voting power of the surviving entity (or its parent company), (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our assets and (iv) certain dissolutions, liquidations and changes in the board of directors.

Transferability. A participant may not transfer stock awards under our 2021 Plan other than by will, the laws of descent and distribution, or as otherwise provided under our 2021 Plan.

Amendment and Termination. The New Surrozen Board will have the authority to amend, suspend or terminate our 2021 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent and provided further that certain types of amendments will require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date the New Surrozen Board adopts the 2021 Plan.

2021 Employee Stock Purchase Plan

Prior to consummation of the Business Combination, the CHFW Board is expected to approve and adopt, subject to CHFW stockholder approval, the Surrozen, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), effective as of and contingent on the Closing. If the ESPP is approved by stockholders, CHFW will be authorized to provide eligible employees with an opportunity to request payroll deductions to purchase a number of shares of New Surrozen Common Stock at a discount and in an amount determined in accordance with the ESPP’s terms.

Share Reserve. The ESPP will authorize the issuance of                  shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2022 through and including January 1, 2031, by the lesser of (i)         % of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, and (ii)                  shares; provided, that prior to the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii).

Administration. The New Surrozen Board will have the authority to delegate concurrent authority to administer the ESPP to a compensation committee thereof. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of our common stock on the first trading date of an offering or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (i) being customarily employed for more than 20 hours per week; (ii) being customarily employed for more than five months per calendar year; or (iii) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to Capital Structure. If there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (i) the number of shares reserved under the ESPP, (ii) the maximum number of shares by which the share reserve may increase automatically each year, (iii) the number of shares and purchase price of all outstanding purchase rights and (iv) the number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions. In the event of certain significant corporate transactions, including (i) a sale of all or substantially all of our assets, (ii) the sale or disposition of 50% of our outstanding securities, (iii) the consummation of a merger or consolidation where we do not survive the transactions and (iv) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

ESPP Amendments, Termination. Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP, as required by applicable law or listing requirements.

2015 Equity Incentive Plan

The Surrozen board of directors adopted the 2015 Plan and our stockholders approved the 2015 Plan in August 2015.

The 2015 Plan allows us to provide ISOs, within the meaning of Section 422 of the Code, NSOs, stock appreciation rights, restricted stock awards and restricted stock units, which are collectively referred to as stock awards.

Upon the effective date of the 2021 Plan, no additional awards will be granted under the 2015 Plan, and the 2015 Plan will be terminated on such date. However, our 2015 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under our 2015 Plan until such outstanding awards are exercised, terminate or expire by their terms.

As of March 31, 2021, stock options covering                shares of our common stock and                 shares subject to restricted stock awards were outstanding under our 2015 Plan and there were no stock appreciation rights or restricted stock units outstanding under our 2015 Plan.

Administration. Our compensation committee has the authority, concurrent with our board of directors to administer our 2015 Plan (referred to herein as the plan administrator). Different committees may administer our 2015 Plan with respect to different service providers. Under our 2015 Plan, the plan administrator has the authority (i) to determine the fair market value of our common stock; (ii) to select the persons to receive awards; (iii) to determine the number of shares subject to awards; (vi) to approve the forms of award agreements; (v) to determine the terms and conditions of awards, such as the exercise price and vesting terms; (vi) to institute and determine the terms of an exchange program (as described below); (vii) to construe and interpret the terms of the 2015 Plan and awards granted thereunder; (viii) to prescribe, amend and rescind rules relating to the 2015 Plan; (ix) to modify or amend each award; (x) to allow for participants to enter into certain tax withholding arrangements; (xi) to allow a participant to defer the receipt of the payment of cash or delivery of shares that would be due to a participant under a stock award; and (xii) to make all other determinations necessary or advisable for the administration of the 2015 Plan. The plan administrator’s decisions are final and binding on all participants and any other persons holding awards.

The administrator’s powers include the power to institute an exchange program (without stockholder approval) under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator and/or (iii) the exercise price of an outstanding award is increased or reduced.

Eligibility. Employees, directors and consultants, including employees and consultants of any of our parent or subsidiary companies, are eligible to receive awards, provided such consultants render bona fide services not in connection with the offer or sale of securities in a capital-raising transaction and do not directly promote or maintain a market for our securities. Only our employees or employees of our parent or subsidiary companies are eligible to receive incentive stock options.

Stock Options. Stock options have been granted under our 2015 Plan. Subject to the provisions of our 2015 Plan, the administrator determines the term of a stock option, the number of shares subject to a stock option, and the time period in which a stock option may be exercised.

The term of an option is stated in the applicable award agreement, but the term of an option may not exceed ten years from the grant date. The administrator determines the exercise price of stock options, which generally may not be less than 100% of the fair market value of our common stock on the grant date, except as provided for in the 2015 Plan. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of our classes of stock or of any our parent or subsidiary companies will have a term of no longer than five years from the grant date and will have an exercise price of at least 110% of the fair market value of our common stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all plans of ours and any of our parent or subsidiary companies) exceeds $100,000, such options will be treated as nonstatutory stock options.

Stock options granted under the 2015 Plan vest at the rate specified by the plan administrator. Payment for the purchase of common stock issued upon the exercise of a stock option may be made in a form of consideration as determined by the plan administrator, including: (i) cash; (ii) check; (iii) promissory note; (iv) surrendering shares of common stock already owned by a participant; (v) under a cashless exercise program; (vi) by net exercise; (vii) other consideration to the extent permitted by applicable laws; or (viii) any combination of the above. The plan administrator determines the term of options granted under the 2015 Plan, up to a maximum of ten years (or five years in the case of incentive stock options granted to certain stockholders). The plan administrator shall determine the effect on a stock option of the disability, death, leave of absence or any other change or purported change in a participant’s status. Stock options generally are not transferable except by will, the laws of descent and distribution, or as otherwise provided by the plan administrator.

The administrator determines how a participant may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s status as a “service provider” (as defined in our 2015 Plan) terminates, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for 30 days or such longer period of time as set forth in the applicable award agreement if a participant’s status as a service provider terminates for a reason other than death or disability. If a participant’s status as a service provider terminates due to death or disability, vested options generally will remain exercisable for six months from the date of termination (or such other longer period as set forth in the applicable award agreement). In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

Restricted Stock Awards. Restricted stock awards have been granted under our 2015 Plan. Restricted stock awards granted under the 2015 Plan vest at the rate specified by the plan administrator. Restricted stock awards are evidenced by restricted stock award agreements adopted by the plan administrator. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason. Unless determined otherwise by the plan administrator, a participant holding a restricted stock award will have full voting rights with respect to the shares subject to the award and will be entitled to receive all dividends and other distributions paid with respect to such shares. If any dividends or distributions are paid in shares, those shares will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock on which they were paid.

Non-transferability of Awards. Unless determined otherwise by the administrator, awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in any manner other than by will or by the laws of descent and distribution. In addition, during an applicable participant’s lifetime, only that participant may exercise their award. If the administrator makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution or (3) as permitted by Rule 701 of the Securities Act of 1933, as amended (the Securities Act).

Changes to Capital Structure. If there is a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or our other securities or other change in our corporate structure affecting the shares, the plan administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2015 Plan, will make adjustments to the number and class of shares that may be delivered under our 2015 Plan and/or the number, class and price of shares covered by each outstanding award.

Dissolution or Liquidation. In the event of our proposed dissolution or liquidation a stock award will terminate immediately prior to the consummation of such proposed action.

Merger and Change in Control. In the event of our merger with or into another corporation or entity or a “change in control” (as defined in our 2015 Plan), the plan administrator may take any of the following actions with regards to each outstanding award:

•	provide that the awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•	upon written notice to a participant, provide for the termination of the participant’s awards upon or immediately prior to the consummation of such merger or change in control;

•

provide that outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the plan administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control;

•

provide for the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights;

•	provide for the replacement of such award with other rights or property selected by the plan administrator in its sole discretion; or

•	any combination of the foregoing.

The plan administrator is not obligated to treat all awards (or portions thereof) similarly.

In the event that the successor corporation does not assume or substitute an award, the award will fully vest and become exercisable. If a stock option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the plan administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the plan administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment and Termination. Our board of directors may, at any time, amend, alter, suspend or terminate our 2015 Plan in any respect, including, without limitation, amendment of any form of award agreement or instrument to be executed pursuant to our 2015 Plan. To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any amendment to our 2015 Plan. No amendment, alteration, suspension or termination of our 2015 Plan will impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing. As noted above, upon the effective date of our 2021 Plan, our 2015 Plan will terminate, and we will not grant any additional awards under our 2015 Plan thereafter.

401(k) Plan

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax-qualified retirement plan under the Code. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees and defer a portion of their compensation, within prescribed limits, through payroll contributions to the 401(k) plan. The 401(k) plan provides for an annual matching contribution of $500.

Limitations of Liability and Indemnification Matters

The Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will authorize us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Proposed Bylaws, which will be effective upon consummation of the Business Combination, will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. The Proposed Bylaws, which will be effective upon consummation of the Business Combination, will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that the Proposed Certificate of Incorporation and Proposed Bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Proposed Certificate of Incorporation and Proposed Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

MANAGEMENT OF NEW SURROZEN FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors

The following sets forth certain information, as of May 1, 2021, concerning the persons who are expected to serve as directors and executive officers of New Surrozen following the consummation of the Business Combination as well as certain key employees of Surrozen.

Name	Age	Position
Executive Officers
Craig Parker	59	President, Chief Executive Officer and Director
Geertrui (Trudy) Vanhove, M.D., Ph.D.	54	Chief Medical Officer
Wen-Chen Yeh, M.D., Ph.D.	56	Chief Scientific Officer
Charles Williams	41	Chief Financial Officer
Non-Employee Directors
Anna Berkenblit, M.D.	51	Director
Tim Kutzkey, Ph.D.	45	Director
Shao-Lee Lin, M.D., Ph.D.	54	Director
David J. Woodhouse, Ph.D.	50	Director
Mary Haak-Frendscho, Ph.D.	64	Director
Mace Rothenberg, M.D.	64	Director
Christopher Y. Chai	55	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Craig Parker has served as our President and Chief Executive Officer since March 2018 and as a member of our board of directors since April 2018. From August 2014 to March 2018, Mr. Parker served as Senior Vice President of Corporate Development at Jazz Pharmaceuticals plc, a biopharmaceutical company. From 2012 to 2014, Mr. Parker served as Executive Vice President of Corporate Development and Scientific Affairs at Geron Corporation and from 2011 to 2012 as Senior Vice President of Strategy and Corporate Development at Human Genome Sciences, or HGS, until its acquisition by GlaxoSmithKline plc. Prior to HGS, Mr. Parker worked in various positions at J.P. Morgan and other Wall Street financial institutions. Mr. Parker chairs the Leadership Council of the Scientific Advisory Board of Life Sciences Institute, University of Michigan and has been a member since 2005. Mr. Parker received a A.B. in biological sciences from the University of Chicago, an M.B.A. from the University of Michigan and attended the Georgetown University School of Medicine. We believe that Mr. Parker’s extensive scientific, business and leadership experience in both public and privately-held companies in the life sciences industry provide him with the qualifications and skills to serve on our board of directors and as our President and Chief Executive Officer.

Geertrui (Trudy) Vanhove, M.D., Ph.D. has served as our Chief Medical Officer since April 2019. From June 2012 to October 2015, she served as Vice President, Medical Affairs and, from October 2015 to April 2019, she served as Vice President, Head of Research and Development Search and Evaluation at Jazz Pharmaceuticals plc.

From 2011 to 2012, she served as Vice President, Medical Affairs at Depomed, Inc., a pharmaceutical company. Prior to this, Dr. Vanhove held positions of increasing responsibility from 2006 to 2011 in Clinical Development at NeurogesX, Inc., a biopharmaceutical company. Prior to NeurogesX, Dr. Vanhove served as Medical Director at XOMA (US) LLC and Abbot Laboratories. Dr. Vanhove also served on the board of Insys Therapeutics from April 2018 to February 2020. Dr. Vanhove received an M.D. and a Ph.D. in pharmacology from the Catholic University in Leuven, Belgium and completed a fellowship in clinical pharmacology at Stanford University. Dr. Vanhove also received an M.B.A. from St. Mary’s College.

Wen-Chen Yeh, M.D., Ph.D. has served as our Chief Scientific Officer since May 2016. From December 2006 to April 2016, he held various positions of increasing responsibility at Amgen Inc., or Amgen, a biopharmaceutical company, as an Associate Director, Director of Research and Scientific Executive Director. Prior to Amgen, Dr. Yeh served as a professor and led a research laboratory at the University of Toronto. Dr. Yeh received an M.D. from the National Taiwan University and a Ph.D. from The Johns Hopkins University.

Charles Williams has served as our Chief Financial Officer since November 2020. From 2013 to November 2020, he served as Head of Corporate Development at Jazz Pharmaceuticals plc. From 2008 to 2013, he served as Director of Corporate and Business Development at MAP Pharmaceuticals, Inc., a biopharmaceutical company acquired by Allergan, Inc. Prior to MAP, Mr. Williams held various roles related to business development, finance and strategic planning at CV Therapeutics, Inc., a biopharmaceutical company acquired by Gilead Sciences, Inc. Mr. Williams received a B.A. in economics from Cornell University.

Non-Employee Directors

Anna Berkenblit, M.D. has served on our board of directors since March 2019. Dr. Berkenblit has served as the Senior Vice President and Chief Medical Officer at ImunnoGen, Inc., a biotechnology company, since April 2015. Prior to ImmunoGen, Dr. Berkenblit served as Senior Vice President Head of Clinical Development at H3, Biomedicine Inc., a developer of targeted anti-cancer compounders, from 2013 to 2015. From 2011 to 2013, she served as Head of Clinical Research at AVEO Pharmaceuticals, Inc., a biopharmaceutical company, where she led the clinical development of oncology product candidates spanning early testing to registration trials. From January 2007 to September 2011, Dr. Berkenblit held various positions of increasing responsibility at Pfizer Inc., a biopharmaceutical company. Dr. Berkenblit received an M.D. from Harvard Medical School and an M.M.S. degree in the Clinical Investigator Training Program of Harvard/MIT Health Sciences and Technology. We believe that Dr. Berkenblit’s extensive leadership and scientific experience, especially in the clinical development of biopharmaceuticals, provide her with the qualifications and skills to serve as a director of our company.

Tim Kutzkey, Ph.D. has served on our board of directors since April 2016 and served as our interim Chief Executive Officer from inception to April 2018. Dr. Kutzkey serves as Managing Partner of The Column Group, LLC, a venture capital partnership, where he has served in various roles since 2007. Prior to The Column Group, Dr. Kutzkey served as a scientist at Kai Pharmaceuticals, Inc. Dr. Kutzkey also serves on the board of directors of Kallyope Inc., Nura Bio Inc., Neurona Therapeutics Inc., Synthekine Inc., Plexium, Inc. and Cajal Neuroscience Inc., all biotechnology companies. Dr. Kutzkey obtained a Ph.D. in molecular and cell biology from the University of California, Berkeley and completed his undergraduate degree in biological sciences from Stanford. We believe that Dr. Kutzkey’s scientific training and experience as a director of other publicly traded and privately held biopharmaceutical companies provide him with the qualifications and skills to serve as a director of our company.

Shao-Lee Lin, M.D., Ph.D. has served on our board of directors since January 2021. Dr. Lin co-founded and serves as the Chief Executive Officer of ACELYRIN, INC. formed in July 2020. From January 2018 to January 2020, she served as Executive Vice President, Research and Development and Chief Scientific Officer at Horizon Pharma plc, a biopharmaceutical company. From April 2015 to December 2017, she served as a corporate officer and Vice President, Therapeutic Areas, Development Excellence and International Development at Abbvie Inc., a

biopharmaceutical company. Prior to Abbvie, Dr. Lin served as Vice President, Inflammation and Respiratory Development at Gilead from August 2012 to February 2015 and served in various roles of increasing responsibility at Amgen from April 2004 to August 2012, Dr. Lin served on the board of directors of Principia Biopharma Inc., a biopharmaceutical company, from April 2019 until it was acquired in September 2020 Dr. Lin has also been faculty as a Clinical Scholar at The Rockefeller University and adjunct faculty at the medical schools of Cornell University, The University of California, Los Angeles, or UCLA, Stanford University and Northwestern University. Dr. Lin received her bachelor’s degree in chemical engineering and biochemistry from Rice University and holds an M.D. and Ph.D. from The Johns Hopkins University School of Medicine. We believe that Dr. Lin’s scientific training, work experience, and experience as a director of other publicly traded biopharmaceutical companies provide her with the qualifications and skills to serve as a director of our company.

David J. Woodhouse, Ph.D. has served on our board of directors since September 2020. Dr. Woodhouse has served as the Chief Executive Officer and director of NGM Biopharmaceuticals, Inc., or NGM, since September 2018 Dr. Woodhouse also served as Chief Financial Officer from March 2015 until September 2018 and acting Chief Financial Officer from September 2018 until June 2020 at NGM. From 2002 to 2015, he was an investment banker at Goldman Sachs & Co. LLC, most recently as a managing director in the healthcare investment banking group and co-head of biotechnology investment banking. Earlier in his career, Dr. Woodhouse worked at Dynavax Technologies and also as a research assistant at Amgen, Inc. Dr. Woodhouse received a B.A. in pharmacology from the University of California, Santa Barbara, an M.B.A. from the Tuck School of Business at Dartmouth and a Ph.D. in molecular pharmacology from Stanford University School of Medicine. We believe that Dr. Woodhouse’s extensive financial and executive experience provide him with the qualifications and skills to serve as a director of our company.

Mary Haak-Frendscho, Ph.D. has served on our board of directors since March 2021. Dr. Haak-Frendscho has served as the president and chief executive officer of Spotlight Therapeutics, Inc., a privately held biotechnology company, since January 2019. Prior to Spotlight, from January 2017 to January 2019, she was a venture partner with Versant Ventures and, from January 2016 to January 2019, she served as the chief executive officer of Blueline Bioscience, Versant’s vehicle for new company creation in Canada. Earlier, Dr. Haak-Frendscho established and served as the chair of Compugen USA, Inc. from 2012 to 2016, was the chief executive officer of Igenica Biotherapeutics from 2012 to 2014, and was the founding president and chief scientific officer of Takeda San Francisco from 2008 to 2012. She received her B.S. from the University of Michigan, M.L.A. from Washington University, M.S. from SUNY-Stony Brook, C.S.E.P. from Columbia University Graduate School of Business, and Ph.D. from the University of Wisconsin. We believe that Dr. Haak-Frendscho’s scientific training, work experience, and experience as a director of other biopharmaceutical companies provide her with the qualifications and skills to serve as a director of our company.

Mace Rothenberg, M.D. has served on our board of directors since April 2021. Dr. Rothenberg served as chief medical officer of Pfizer Inc., a biopharmaceutical company from January 2019 to January 2021, where he led Pfizer’s Worldwide Medical & Safety organization that is responsible for ensuring that patients, physicians, and regulatory agencies are provided with information on the safe and appropriate use of Pfizer medications. From January 2021 to March 2021, Dr. Rothenberg also served as a member of Pfizer’s Portfolio Strategy and Investment Committee, Worldwide Research, Development, and Medical Leadership Team, and Blueprint Leaders Forum. Prior to becoming Pfizer’s chief medical officer, Dr. Rothenberg led Pfizer’s oncology clinical drug development efforts. He received his B.A. from the University of Pennsylvania and his M.D. from the New York University School of Medicine. Dr. Rothenberg received his post-graduate training in Internal Medicine at Vanderbilt University and in Medical Oncology at the National Cancer Institute. We believe that Dr. Rothenberg’s scientific training, work experience, and experience as a director of other biopharmaceutical companies provide him with the qualifications and skills to serve as a director of our company.

Christopher Y. Chai. has served on our board of directors since April 2021. Mr. Chai has served as a venture partner at SR One. since January 2021, where he works with portfolio companies on their engagement with Wall Street and their overall financing strategy and execution. Prior to joining SR One, Mr. Chai served as Chief

Financial Officer of Principia Biopharma Inc. from 2013 to 2020, where he led the company from an early-stage private venture-backed company to its acquisition by Sanofi S.A.. Mr. Chai previously served as Chief Financial Officer at MAP Pharmaceuticals, Inc. (acquired by Allergan, Inc.) and Vice President, Treasury and Investor Relations at CV Therapeutics, Inc. (acquired by Gilead Sciences, Inc.). Mr. Chai received his B.S. in Operations Research and Industrial Engineering from Cornell University. We believe that Mr. Chai’s extensive financial and executive experience provide him with the qualifications and skills to serve as a director of our company.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Composition of Our Board of Directors

Our business and affairs are managed under the direction of our board of directors. The Business Combination Agreement provides that the New Surrozen board of directors will consist of nine directors. After the consummation of the Business Combination, the number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the consummation of the Business Combination. Each director will continue to serve until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our board of directors may establish the authorized number of directors from time to time by resolution. In accordance with our amended and restated certificate of incorporation that will be in effect upon the consummation of the Business Combination, immediately after the consummation of the Business Combination our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

•	the Class I directors will be , and , and their terms will expire at our first annual meeting of stockholders following the consummation of the Business Combination;

•	the Class II directors will be , and , and their terms will expire at our second annual meeting of stockholders following the consummation of the Business Combination; and

•	the Class III directors will be , and , and their terms will expire at our third annual meeting of stockholders following the consummation of the Business Combination.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mr. Chai and Drs. Berkenblit, Lin, Woodhouse, Haak-Frendscho, Kutzkey and Rothenberg do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares held by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions—Surrozen”

Committees of Our Board of Directors

Upon the consummation of the Business Combination, our board of directors will have an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors following the consummation of the Business Combination are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

The New Surrozen board of directors will continue to have an audit committee, which will be reconstituted upon the consummation of the Business Combination to consist of the following members:                 ,                  and                 . Our board of directors has determined that each member of the audit committee satisfies the independence requirements under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee will be                 . Our board of directors has determined that                  is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable listing standards. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of his or her employment.

The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

•	helping our board of directors oversee our corporate accounting and financial reporting processes;

•

managing and/or assessing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related party transactions;

•	reviewing our policies on risk assessment and risk management;

•	reviewing, with our independent registered public accounting firm, our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues; and

•	pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

The New Surrozen’s audit committee will operate under a written charter that satisfies the applicable listing standards of Nasdaq.

Compensation Committee

The New Surrozen board of directors will continue to have a compensation committee, which will be reconstituted upon the consummation of the Business Combination to consist of the following members:

                 and                 . The chair of our compensation committee will be                 . Our board of directors has determined that each member of the compensation committee satisfies the independence requirements under the listing standards of Nasdaq, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.

Specific responsibilities of our compensation committee include:

•	reviewing and recommending to our board of directors the compensation of our chief executive officer and other executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

New Surrozen’s compensation committee will operate under a written charter that satisfies the applicable listing standards of Nasdaq.

Nominating and Corporate Governance Committee

The New Surrozen board of directors will continue to have a nominating and corporate governance committee, which will be reconstituted upon the consummation of the Business Combination to consist of the following members:                  and                 . The chair of our nominating and corporate governance committee will be                . Our board of directors has determined that each member of the nominating and corporate governance committee satisfies the independence requirements under the listing standards of Nasdaq.

Specific responsibilities of our nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairpersonship of the board of directors and committees of our board of directors;

•	reviewing developments in corporate governance practices;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

The New Surrozen’s nominating and corporate governance committee will operate under a written charter that satisfies the applicable listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

Surrozen previously provided cash and equity-based compensation to certain of its non-employee directors. In addition, all non-employee directors are entitled to reimbursement of direct expenses incurred in connection with attending meetings of the board of directors or committees thereof. In connection with the consummation of the Business Combination, our board of directors expects to approve a policy providing for annual non-employee director compensation, which will become effective following the consummation of the Business Combination.

The following table sets forth information regarding the compensation earned by or paid to Surrozen’s non-employee directors during fiscal year ended December 31, 2020. Craig Parker, Surrozen’s President and Chief Executive Officer, is also a member of its board of directors, but did not receive any additional compensation for service as a director. The compensation earned by or paid to Mr. Parker as a named executive officer of Surrozen for the fiscal year ended December 31, 2020 is set forth below under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash $	Stock Awards ($)(1)(2)		Total ($)
Anna Berkenblit, M.D.	—	—		—
David V. Goeddel, Ph.D.	—	—		—
Tim Kutzkey, Ph.D.	—	—		—
Shao-Lee Lin, M.D., Ph.D.(3)	—	—		—
Harold Varmus, M.D(4).	24,000	—		24,000
David J. Woodhouse, Ph.D.	—	90,000	(5)	90,000
Mary Haak-Frendscho, Ph.D.(6)	—	—		—
Mace Rothenberg, M.D.(7)	—	—		—
Christopher Y. Chai(8)	—	—		—

(1)

The amounts reported represent the aggregate grant date fair value of the restricted stock awards granted during the fiscal year ended December 31, 2020 under Surrozen’s 2015 Plan, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification, Topic 718, or ASC Topic 718. The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in the notes to Surrozen’s financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the non-employee director.

(2)	As of December 31, 2020, Drs. Berkenblit, Varmus and Woodhouse held restricted stock awards covering 100,000, 125,000 and 100,000 shares of Surrozen common stock, respectively.
(3)	Dr. Lin joined Surrozen’s board of directors in January 2021.
(4)

Dr. Varmus resigned from Surrozen’s board of directors in April 2021. Pursuant to a letter agreement entered into with Dr. Varmus in connection with his service on Surrozen’s board of directors and Scientific Advisory Board, Surrozen paid Dr. Varmus $6,000 in cash compensation per quarter of service on its board of directors.

(5)

Pursuant to a letter agreement that Surrozen entered into with Dr. Woodhouse in connection with his service on board of directors, Surrozen granted Dr. Woodhouse a restricted stock award of 100,000 shares in September 2020.

(6)	Dr. Haak-Frendscho joined Surrozen’s board of directors in March 2021.
(7)	Dr. Rothenberg joined Surrozen’s board of directors in April 2021.
(8)	Mr. Chai joined Surrozen’s board of directors in April 2021.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of CHFW Class A and Class B shares as of May 1, 2021 and of New Surrozen Common Stock immediately following consummation of the Business Combination by:

•	each person known by CHFW to be the beneficial owner of more than 5% of CHFW’s outstanding Class A and Class B shares as of May 1, 2021;

•	each person known by CHFW who may become beneficial owner of more than 5% of New Surrozen’s outstanding Common Stock immediately following the Business Combination;

•	each of CHFW’s current executive officers and directors;

•	each person who will become an executive officer or a director of New Surrozen upon consummation of the Business Combination;

•	all of CHFW’s current executive officers and directors as a group; and

•	all of New Surrozen’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of May 1, 2021. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of May 1, 2021 or subject to restricted stock units that vest within 60 days of May 1, 2021 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to CHFW, CHFW believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Before the Business Combination (2)				After the Business Combination
	Class A		Class B		Assuming No Redemption of Public Shares (3)		Assuming Maximum Redemption of Public Shares (4)
Name and Address of Beneficial Owners (1)	Shares Beneficially Owned	Percentage of Class	Shares Beneficially Owned	Percentage of Class	Shares Beneficially Owned	Percentage of Class	Shares Beneficially Owned	Percentage of Class
5%+ Holders
Consonance Life Sciences (5)	578,667	5.92%	2,210,000	96.09%	5,359,667	12.13%	5,359,667	14.78%
Entities affiliated with Consonance Capital Management, LP (6)	1,333,333	13.38%	—	—	1,333,333	3.06%	1,333,333	3.74%
Baker Bros. Advisors LP (7)	—	—	—	—	3,333,333	7.57%	3,333,333	9.23%
Entities affiliated with the Column Group (8)	—	—	—	—	9,409,779	21.70%	9,409,779	26.54%
The Regents of the University of California (9)	—	—	—	—	2,080,451	4.81%	2,080,451	5.88%
Entities affiliated with Hartford HealthCare (10)	—	—	—	—	1,950,004	4.49%	1,950,004	5.49%

	Before the Business Combination (2)				After the Business Combination
	Class A		Class B		Assuming No Redemption of Public Shares (3)		Assuming Maximum Redemption of Public Shares (4)
Name and Address of Beneficial Owners (1)	Shares Beneficially Owned	Percentage of Class	Shares Beneficially Owned	Percentage of Class	Shares Beneficially Owned	Percentage of Class	Shares Beneficially Owned	Percentage of Class
Directors and Executive Officers
Benny Soffer (12)	—	—	—	—	—	—	—	—
Mitchell Blutt (6)(12)	1,333,333	13.38%	—	—	1,333,333	3.06%	1,333,333	3.74%
Donald Santel	—	—	30,000	1.30%	30,000	*	30,000	*
Jennifer Jarrett	—	—	30,000	1.30%	30,000	*	30,000	*
Christopher Haqq	—	—	30,000	1.30%	30,000	*	30,000	*
Gad Soffer (12)	—	—	—	—	—	—	—	—
Kevin Livingston (12)	—	—	—	—	—	—	—	—
All CHFW directors and executive officers prior to the Business Combination (11)	1,333,333	13.38%	90,000	3.91%	1,423,333	3.27%	1,423,333	4.00%
Craig Parker (13)	—	—	—	—	702,190	1.60%	702,190	1.95%
Wen-Chen Yeh (14)	—	—	—	—	298,430	*	298,430	*
Charles Williams (15)	—	—	—	—	175,547	*	175,547	*
Trudy Vanhove (16)	—	—	—	—	157,992	*	157,992	*
Anna Berkenblit (17)	—	—	—	—	35,109	*	35,109	*
Tim Kutzkey (8)	—	—	—	—	9,409,779	21.70%	9,409,779	26.54%
Shao-Lee Lin (18)	—	—	—	—	35,109	*	35,109	*
David Woodhouse (19)	—	—	—	—	35,109	*	35,109	*
Mary Haak-Frendscho (20)	—	—	—	—	35,109	*	35,109	*
Mace Rothenberg	—	—	—	—	—	—	—	—
Christopher Y. Chai	—	—	—	—	—	—	—	—
All New Surrozen directors and executive officers after the Business Combination (21)	—	—	—	—	10,884,374	28.15%	10,884,374	30.67%

(1)

Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is 1 Palmer Square, Suite 305, Princeton, New Jersey 08540 and the business address of each of the directors and officers after the Business Combination is 171 Oyster Point Boulevard, Suite 400, South San Francisco, California 94080.

(2)

Prior to the Business Combination, the percentage of beneficial ownership of CHFW is calculated based on (i) 9,634,000 Class A ordinary shares and (ii) 2,300,000 Class B ordinary shares, in each case, outstanding as of May 1, 2021.

(3)

The expected beneficial ownership of New Surrozen immediately upon closing of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith, is based on 43,195,000 shares of New Surrozen Common Stock outstanding following the closing, and consists of (i) 9,634,000 Class A ordinary shares that will convert into a like number of shares of New Surrozen Common Stock, (ii) 1,541,000 Class B ordinary shares that will convert into a like number of shares of New Surrozen Common Stock, (iii) 20,000,000 shares of New Surrozen Common Stock that will be issued to the Surrozen equityholders at Closing (representing the maximum number of shares that could be issued to Surrozen equityholders at Closing), and (iv) 12,020,000 shares of New Surrozen Common Stock that will be issued in the PIPE Financing.

(4)	The expected beneficial ownership of New Surrozen immediately upon consummation of the Business Combination, assuming all holders of CHFW’s public shares exercise their redemption rights in connection therewith (taking into account the CHFW Shareholder Transaction Support Agreements entered into by certain public shareholders), is based on 43,195,000 shares of New Surrozen Common Stock outstanding as of such date minus 7,900,000 shares that may be redeemed (reflecting the impact of the CHFW Shareholder Transaction Support Agreements), and assumes of (i) 1,734,000 Class A ordinary shares that will convert into a like number of shares of New Surrozen Common Stock, (ii) 1,541,000 Class B ordinary shares that will convert into a like number of shares of New Surrozen Common Stock, (iii) 20,000,000 shares of New Surrozen Common Stock, which represents the maximum number of shares that will be issued to the Surrozen equityholders at Closing, and (iv) 12,020,000 of New Surrozen Common Stock that will be issued in the PIPE Financing.

(5)

Prior to the Business Combination, includes (a) 434,000 Class A ordinary shares underlying private placement units acquired by Sponsor in the private placement that closed simultaneously with the IPO, (b) 144,667 Class A ordinary shares underlying the warrants included in the private placement units and (c) 2,210,000 Class B ordinary shares. Following the Business Combination, includes (a) 1,451,000 shares of New Surrozen Common Stock, which gives effect to the contribution by the Sponsor, effective as of the closing of the Business Combination, to CHFW of 759,000 Class B ordinary shares for no consideration on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, (b) 434,000 Class A ordinary shares underlying private placement units acquired by Sponsor in the private placement that closed simultaneously with the IPO, (c) 144,667 shares of New Surrozen common stock underlying New Surrozen warrants and (d) (i) 2,497,500 shares of New Surrozen Common Stock underlying PIPE Units and (ii) 832,500 shares of New Surrozen Common Stock underlying PIPE Warrants. Consonance Life Sciences is governed by a board of managers consisting of Mitchell J. Blutt, Benny Soffer and Kevin Livingston. As such, Mitchell J. Blutt, Benny Soffer and Kevin Livingston have voting and investment discretion of the shares held by Consonance Life Sciences and may be deemed to have shared beneficial ownership of the shares held by Consonance Life Sciences. Each of Mitchell J. Blutt, Benny Soffer and Kevin Livingston disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(6)

Prior to the Business Combination, includes (a) (i) 500,000 Class A ordinary shares underlying 500,000 units held by Consonance Capital Master Account LP (the “Master Account”), 371,100 Class A ordinary shares underlying 371,100 units held by Consonance Capital Opportunity Master Fund, LP (the “Opportunity Master”) and 128,900 Class A ordinary shares underlying 128,900 units held by a certain managed account for which Consonance Management (as defined below) serves as investment advisor (the “Managed Fund”) and (b) (i) 166,667 Class A ordinary shares underlying the public warrants included in the units held by the Master Account, (ii) 123,700 Class A ordinary shares underlying the public warrants included in the units held by the Opportunity Master and (iii) 42,966 Class A ordinary shares underlying the public warrants included in the units held by the Managed Fund. Following closing of the Business Combination, includes: (a) (i) 500,000 shares of New Surrozen Common Stock held by the Master Account, (ii) 371,100 shares of New Surrozen Common Stock held by the Opportunity Master and (iii) 128,900 shares of New Surrozen Common Stock held by the Managed Fund, in each case pursuant to the conversion of Class A ordinary shares held prior to the Business Combination; and (b) (i) 166,667 shares of New Surrozen common stock underlying the New Surrozen warrants held by the Master Account, (ii) 123,700 shares of New Surrozen common stock underlying the New Surrozen warrants held by the Opportunity Master and (iii) 42,966 shares of New Surrozen common stock underlying the New Surrozen warrants held by the Managed Fund. Consonance Capital Management LP (“Consonance Management”) is the investment adviser of the Managed Fund, the Master Account and Opportunity Master, and pursuant to investment advisory agreements, Consonance Management exercises voting and investment power over the securities of the issuer held by the Master Account and Opportunity Master and thus may be deemed to beneficially own the securities of the issuer held by the Master Account and Opportunity Master. Consonance Capman GP LLC (“Capman”), as the general partner of Consonance Management, and Mitchell J. Blutt, as the manager and member of Capman, may be deemed to beneficially own the securities of the Issuer held by the Master Account, Opportunity Master and the Managed Fund. The address of the principal business office of each of these entities is 1370 Avenue of the Americas, Suite 3301, New York, NY 10019.

(7)

Following the Business Combination, includes (a) (i) 2,315,223 shares of New Surrozen Common Stock underlying PIPE Units and (ii) 771,741 shares of New Surrozen Common Stock underlying PIPE Warrants, in each case held by Baker Brothers Life Sciences, L.P. (“BBLS”) and (b) (i) 184,777 shares of New Surrozen Common Stock underlying PIPE Units and (ii) 61,592 shares of New Surrozen Common Stock underlying PIPE Warrants, in each case held by 667, L.P. (“667”, and together with BBLS, the “BBA Funds”). Baker Bros. Advisors LP (“BBA”), is the investment adviser to the BBA Funds and has sole voting and investment power with respect to the securities held by the BBA Funds and thus may be deemed to beneficially own such securities. Baker Bros. Advisors (GP) LLC (“BBA-GP”), is the sole general partner of BBA and thus may be deemed to beneficially own the securities held by the BBA Funds. The principals of BBA-GP are Julian C. Baker and Felix J. Baker, who may be deemed to beneficially own the securities held by the BBA Funds. The address for BBA, BBA-GP, Julian C. Baker and Felix J. Baker and the BBA Funds is 860 Washington Street, 3rd Floor, New York, NY 10014.

(8)

Following the Business Combination, includes: (a) (i) 4,106,072 shares of New Surrozen Common Stock received by The Column Group III, LP (“TCG III”) as an equityholder of Surrozen and (ii) 4,637,041 shares of New Surrozen Common Stock received by The Column Group III-A, LP (“TCG III-A”; (b) (i) 234,818 shares of New Surrozen Common Stock underlying PIPE Units held by TCG III and (ii) 265,182 shares of New Surrozen Common Stock underlying PIPE Units acquired in the PIPE Financing by TCG III-A; and (c) (i) 78,272 shares of New Surrozen Common Stock underlying PIPE Warrants held by TCG III and (ii) 88,394 shares of New Surrozen Common Stock underlying PIPE Warrants held by TCG III-A, LP. The Column Group III GP, LP (“TCG III GP”), is the general partner of each of TCG III and TCG III-A. Dr. Kutzkey, David Goeddel and Peter Svennilson are the Managing Partners of TCG III GP and as such may each be deemed to share voting and investment power with respect to the securities held by each of TCG III and TCG III-A and disclaims beneficial ownership of the securities except to the extent of his pecuniary interests therein. The address for the entities listed herein is 1 Letterman Drive, Building D, Suite DM-900, San Francisco, CA 94129.

(9)

Following the Business Combination, includes: (a) 1,747,118 shares of New Surrozen Common Stock received by The Regents of the University of California (“UC”) as an equityholder of Surrozen and (b) (i) 250,000 shares of New Surrozen Common Stock underlying PIPE Units held by UC and (ii) 83,333 shares of New Surrozen Common Stock underlying PIPE Units acquired in the PIPE Financing by UC. The address for UC is 1111 Franklin Street, 6th Floor, Oakland, CA 94607.

(10)

Following the Business Combination, includes: (a) (i) 535,002 shares of New Surrozen Common Stock received by Hartford HealthCare Endowment, LLC (“HHC Endowment”) as an equityholder of Surrozen and (ii) 535,002 shares of New Surrozen Common Stock received by Hartford HealthCare Corporation Defined Benefit Master Trust (“HHC Pension”); (b) (i) 330,000 shares of New Surrozen Common Stock underlying PIPE Units held by HHC Endowment and (ii) 330,000 shares of New Surrozen Common Stock underlying PIPE Units acquired in the PIPE Financing by HHC Pension; and (c) (i) 110,000 shares of New Surrozen Common Stock underlying PIPE Warrants held by HHC Endowment and (ii) 110,000 shares of New Surrozen Common Stock underlying PIPE Warrants held by HHC Pension. David Holmgren serves as Chief Investment Officer of Hartford HealthCare and may be deemed to hold voting and/or dispositive control over the shares held by HHC Endowment and HHC Pension. The address for Hartford HealthCare is 80 Seymour Street – Cheney Bldg, Hartford, CT 06102.

(11)	Consists of Benny Soffer, Mitchell Blutt, Donald Santel, Jennifer Jarrett, Christopher Haqq, Gad Soffer and Kevin Livingston.
(12)	Does not include any shares indirectly owned by this individual because of his ownership interest in CHFW’s Sponsor.
(13)	Following the Business Combination, consists of 702,190 shares of New Surrozen common stock issuable pursuant to stock options exercisable within 60 days of May 1, 2021.
(14)

Following the Business Combination, consists of (a) 219,434 shares of New Surrozen common stock and 78,996 shares of New Surrozen common stock issuable pursuant to stock options exercisable within 60 days of May 1, 2021.

(15)	Following the Business Combination, consists of 175,547 shares of New Surrozen common stock subject to restricted stock awards.

(16)	Following the Business Combination, consists of 157,992 shares of New Surrozen common stock subject to restricted stock awards.
(17)	Following the Business Combination, consists of 35,109 shares of New Surrozen common stock subject to restricted stock awards.
(18)	Following the Business Combination, consists of 35,109 shares of New Surrozen common stock subject to restricted stock awards.
(19)	Following the Business Combination, consists of 35,109 shares of New Surrozen common stock subject to restricted stock awards.
(20)	Following the Business Combination, consists of 35,109 shares of New Surrozen common stock subject to restricted stock awards.
(21)	Consists of Craig Parker, Trudy Vanhove, Wen-Chen Yeh, Charles Williams, Anna Berkenblit, Christopher Chai, Tim Kutzkey, Shao-Lee Lin, David Woodhouse, Mary Haak-Frendscho and Mace Rothenberg.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—CHFW

Class B Ordinary Shares

On September 4, 2020, Sponsor paid $25,000, or approximately $0.007 per share, to cover for certain offering costs in consideration for 3,593,750 founder shares. On October 8, 2020 and November 10, 2020, 718,750 and 575,000 founder shares were contributed back to CHFW for no consideration, respectively, resulting in there being 2,300,000 founder shares issued and outstanding (at approximately $0.011 per share). On November 18, 2020, Sponsor transferred an aggregate of 90,000 founder shares to each of CHFW’s non-employee directors. The founder shares (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Class A Ordinary Shares

Sponsor entered into a Subscription Agreement to purchase 2,497,500 PIPE Units in the PIPE Financing.

Private Placement Warrants

Sponsor has purchased 410,000 private placement warrants for a purchase price of $4,100,000 in a private placement that occurred simultaneously with the closing of CHFW’s initial public offering. As such, Sponsor’s interest in the initial public offering is valued at $4,100,000. Additionally, Sponsor purchased an additional 24,000 private placement units on December 1, 2020 as a result of the underwriter’s full exercise of the over-allotment option for a total of $240,000. The private placement warrants and Class A ordinary shares issued upon the exercise or conversion thereof may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Administrative Services Agreement

CHFW currently maintains executive offices at 1 Palmer Square, Suite 305, Princeton, NJ 08540. The cost for CHFW’s use of this space is included in the $55,000 per month fee we will pay to Sponsor for office space, administrative and support services, commencing on the date that CHFW securities are first listed on NYSE American. Upon completion of CHFW’s initial business combination or our liquidation, CHFW will cease paying these monthly fees.

No compensation of any kind, including finder’s and consulting fees, will be paid to Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential partner businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Related Party Loans

Sponsor and its affiliate had loaned CHFW an aggregate of $300,000 to cover expenses related to initial public offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of CHFW initial public offering. On November 23, 2020, CHFW repaid the outstanding balance on the note of $147,753 in full to Sponsor.

In addition, in order to finance transaction costs in connection with an intended initial business combination, Sponsor or an affiliate of Sponsor or certain of CHFW’s officers and directors may, but are not obligated to, loan

CHFW funds as may be required. If CHFW complete an initial business combination, CHFW may repay such loaned amounts out of the proceeds of the trust account released to CHFW. In the event that the initial business combination does not close, CHFW may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from CHFW trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by CHFW’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. CHFW does not expect to seek loans from parties other than Sponsor, members of CHFW’s founding team or any of their affiliates as CHFW does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in CHFW’s trust account.

CHFW Registration and Shareholder Rights Agreement

CHFW has entered into a registration and shareholder rights agreement pursuant to which CHFW’s initial shareholders, and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares. Further, Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for appointment to CHFW’s board of directors, as long as Sponsor holds any securities covered by the registration and shareholder rights agreement.

Certain Relationships and Related Person Transactions—Surrozen

Other than compensation arrangements for Surrozen’s directors and executive officers, which are described elsewhere in this proxy statement/prospectus, described below are transactions since January 1, 2018 and each currently proposed transaction in which:

•	Surrozen have been or are to be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•

any of Surrozen directors, executive officers or holders of more than 5% of Surrozen outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Equity and other compensation, termination, change in control and other arrangements are described in the section titled “Executive Compensation.” Surrozen also describe below certain other transactions with Surrozen directors, executive officers and stockholders.

Preferred Stock Financings

Series A Preferred Stock Financing

In January 2018, Surrozen issued and sold to investors in a private placement an aggregate of 14,540,740 shares of Surrozen’s Series A preferred stock in a subsequent closing of Surrozen’s Series A preferred stock financing at a purchase price of $1.00 per share for aggregate cash proceeds of approximately $14.5 million. Each share of Series A preferred stock will automatically convert into one share of Surrozen’s common stock upon the consummation of the Business Combination.

The following table summarizes the Series A preferred stock purchased by holders of more than 5% of Surrozen’s capital stock and entities affiliated with the Surrozen directors in January 2018.

Participants	Series A Preferred Stock	Total Purchase Price
The Column Group III, LP(1)	6,105,255	$6,105,255
The Column Group III-A, LP(1)	6,894,745	$6,894,745

(1)

Each of David Goeddel and Tim Kutzkey is a member of the Surrozen board of directors and is a Managing Partner of The Column Group, LLC, which is the general partner of The Column Group III GP, LP, which is the general partner of The Column Group III, LP and The Column Group III-A, LP. Drs. Goeddel and Kutzkey are also managing members of The Column Group III Management, LP.

Series B Preferred Stock Financing

Between October 2018 and September 2019, Surrozen issued and sold to investors in a private placement an aggregate of 33,162,954 shares of Surrozen’s Series B preferred stock in Surrozen’s Series B preferred stock financing at a purchase price of $1.50 per share for aggregate cash proceeds of approximately $49.7 million. Each share of Series B preferred stock will automatically convert into one share of Surrozen’s common stock upon the consummation of the Business Combination.

The following table summarizes the Series B preferred stock purchased by holders of more than 5% of Surrozen’s capital stock and entities affiliated with Surrozen’s directors.

Participants	Series B Preferred Stock	Total Purchase Price
The Column Group III, LP(1)	6,261,800	$9,392,700
The Column Group III-A, LP(1)	7,071,534	$10,607,301
The Regents of the University of California	5,666,666	$8,499,999
Entities affiliated with Hartford Healthcare(2)	2,666,664	$3,999,996

(1)

Each of David Goeddel and Tim Kutzkey is a member of Surrozen’s board of directors and is a Managing Partner of The Column Group, LLC, which is the general partner of The Column Group III GP, LP, which is the general partner of The Column Group III, LP and The Column Group III-A, LP. Drs. Goeddel and Kutzkey are also managing members of The Column Group III Management, LP.

(2)

Consists of 1,333,332 shares of Series B Preferred Stock purchased by Hartford HealthCare Corporation Defined Benefit Master Trust and 1,333,332 shares of Series B Preferred Stock purchased by Hartford HealthCare Endowment, LLC.

Series C Preferred Stock Financing

In May 2020 and June 2020, Surrozen issued and sold to investors in a private placement an aggregate of 28,571,423 shares of Surrozen’s Series C preferred stock in Surrozen’s Series C preferred stock financing at a purchase price of $1.75 per share for aggregate cash proceeds of approximately $50.0 million. Each share of such Series C preferred stock will automatically convert into one share of Surrozen common stock upon the consummation of the Business Combination.

The following table summarizes the Series C preferred stock purchased by holders of more than 5% of Surrozen’s capital stock and entities affiliated with Surrozen’s directors.

Participants	Series C Preferred Stock	Total Purchase Price
The Column Group III, LP(1)	2,898,318	$5,072,057
The Column Group III-A, LP(1)	3,273,110	$5,727,943
The Regents of the University of California	4,285,714	$7,500,000
Entities affiliated with Hartford Healthcare(2)	3,428,570	$5,999,998

(1)

Each of David Goeddel and Tim Kutzkey is a member of Surrozen’s board of directors and is a Managing Partner of The Column Group, LLC, which is the general partner of The Column Group III GP, LP, which is the general partner of The Column Group III, LP and The Column Group III-A, LP. Drs. Goeddel and Kutzkey are also managing members of The Column Group III Management, LP.

(2)

Consists of 1,714,285 shares of Series C Preferred Stock purchased by Hartford HealthCare Corporation Defined Benefit Master Trust and 1,714,285 shares of Series C Preferred Stock purchased by Hartford HealthCare Endowment, LLC.

UCSF License and Option Agreements

In January 2020, Surrozen entered into the UCSF Agreements with The Regents of the University of California, a holder of more than 5% of Surrozen’s capital stock, pursuant to which Surrozen obtained from The Regents of the University of California, or UCSF, non-exclusive licenses to make and use a certain human Fab naïve phage display library and to make and use a certain phage display llama VHH single domain antibody library for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from Surrozen’s use of such library, or licensed products. In consideration for the license and option rights under each UCSF Agreement, Surrozen paid UCSF a nominal option issue fee and agreed to pay UCSF a nominal annual option maintenance fee. If Surrozen exercise the option under either UCSF Agreement, Surrozen and UCSF will negotiate in good faith the terms of a commercial license agreement in addition to the pre-agreed terms which include payment to UCSF of a nominal license issue fee, nominal annual license maintenance fees, nominal to low six figure milestone payments for the achievement of a specified regulatory milestone event for each licensed product, nominal annual minimum royalties, which are creditable against earned royalties for the same year, and earned royalties equal to a sub-single digit percentage of Surrozen’s and Surrozen’s sublicensees’ net sales of licensed products.

For a more detailed description of the UCSF Agreements, see the section titled “Information About Surrozen—UCSF License and Option Agreements.”

Investors’ Rights Agreement

In connection with the Closing, that certain investors’ rights agreement, dated November 18, 2020, will be terminated, and New Surrozen, the Sponsor and certain stockholders of Surrozen (the “Target Holders”) (the Sponsor, the Target Holders and the Investor Stockholders, collectively, the “Holders”) will enter into the Investors’ Rights Agreement, the form of which is attached to this proxy statement/prospectus as Annex G, at the Closing, pursuant to which the Holders (as defined in the Investors’ Rights Agreement), subject to certain conditions, will be entitled to registration rights. Pursuant to the Investors’ Rights Agreement.

Voting Agreement

Surrozen is party to an amended and restated voting agreement under which certain holders of Surrozen’s capital stock, including the holders of more than 5% of Surrozen’s outstanding capital stock, such as entities affiliated with The Column Group III, LP, The Regents of the University of California and entities affiliated with Hartford Healthcare, have agreed as to the manner in which they will vote their shares of Surrozen’s capital stock on certain matters, including with respect to the election of directors. Upon the consummation of the Business Combination, the amended and restated voting agreement will terminate, and none of Surrozen’s stockholders will have any special rights regarding the election or designation of members of Surrozen’s board of directors.

Indemnification Agreements

The Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will contain provisions limiting the liability of directors, and the Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination will provide that Surrozen will indemnify each of Surrozen’s directors and officers to the fullest extent permitted under Delaware law. The Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will also provide Surrozen’s board of directors with discretion to indemnify Surrozen’s employees and other agents when determined appropriate by the board.

In addition, Surrozen have entered into an indemnification agreement with each of Surrozen’s directors and executive officers, which requires Surrozen to indemnify them. For more information regarding these agreements, see the section titled “Surrozen’s Executive Compensation—Limitations of Liability and Indemnification Matters.”

Policies and Procedures for Related Person Transactions

Upon the consummation of the Business Combination, the Surrozen board of directors will adopt a related person transaction policy setting forth the policies and procedures for the identification, review, and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Surrozen and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness. In reviewing and approving any such transactions, the Surrozen audit committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

CHFW is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Surrozen, your rights will differ in some regards as compared to when you were a shareholder of CHFW.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of CHFW and New Surrozen according to applicable law and/or the organizational documents of CHFW and New Surrozen. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Surrozen attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to CHFW and New Surrozen.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares

The share capital under the Existing Governing Documents is US$50,100 divided into 350,000,000 Class A ordinary shares of par value US$0.0001 per share, 150,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.

The Proposed Governing Documents authorize 300,000,000 shares of New Surrozen Common Stock and 10,000,000 shares of New Surrozen Preferred Stock.
	See paragraph 8 of the Existing Governing Documents.	See Article IV subsection A of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent

The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, the CHFW Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

The Proposed Governing Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL.

	See paragraph 8 of the Existing Governing Documents and Article 3 of the Articles of Association.	See Article IV subsection B of the Proposed Certificate of Incorporation.
Corporate Name	The Existing Governing Documents provide the name of the company is “Consonance-HFW Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “Surrozen, Inc.”
	See paragraph 1 of our Existing Governing Documents.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by November 23, 2022 (twenty-four months after the closing of CHFW’s initial public offering), CHFW will cease all operations

The Proposed Governing Documents do not include any provisions relating to New Surrozen’s ongoing existence; the default under the DGCL will make New Surrozen’s existence perpetual.

	Existing Governing Documents	Proposed Governing Documents
except for the purposes of winding up and will redeem the shares issued in CHFW’s initial public offering and liquidate its trust account.
	See Article 38 of our Articles of Association.	This is the default rule under the DGCL.
Shareholder/Stockholder Written Consent In Lieu of a Meeting

The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.

See Articles 14 and 15 of our Articles of Association.

The Proposed Certificate of Incorporation allows stockholders to vote in person or by proxy at a meeting of stockholders, but prohibits the ability of stockholders to act by written consent in lieu of a meeting.

Exclusive Forum	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Governing Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United Stated of America shall be the exclusive forum for litigation arising out of the Securities Act.

See Article VII subsections A and B of the Proposed Certificate of Incorporation
Provisions related to the Corporate Opportunity Doctrine	The Existing Governing Documents do not address corporate opportunities under Cayman Law.

The Proposed Governing Documents provide a waiver of the obligation of nonemployee directors of New Surrozen to offer certain corporate opportunities to New Surrozen unless the opportunity is acquired or become in the possession of the direct expressly and solely in connection with such individual’s service on the board of New Surrozen.

See Article V of the Proposed Certificate of Incorporation.
Provisions Related to Status as a Blank Check Company	The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 38 of our Articles of Association.

DESCRIPTION OF NEW SURROZEN SECURITIES

The following summary of certain provisions of New Surrozen securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

General

The total amount of New Surrozen’s authorized capital stock consists of 300,000,000 shares of New Surrozen common stock, par value $0.0001 per share, and 10,000,000 shares of New Surrozen preferred stock, par value $0.0001 per share. New Surrozen expects to have                million shares of New Surrozen common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.

The following summary describes all material provisions of New Surrozen’s capital stock. New Surrozen urges you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

Preferred Stock

The Board of New Surrozen has authority to issue shares of New Surrozen’s preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of New Surrozen’s preferred stock could have the effect of decreasing the trading price of New Surrozen’s common stock, restricting dividends on New Surrozen’s capital stock, diluting the voting power of New Surrozen’s common stock, impairing the liquidation rights of New Surrozen’s capital stock, or delaying or preventing a change in control of New Surrozen.

Common Stock

New Surrozen common stock is not entitled to preemptive or other similar subscription rights to purchase any of New Surrozen’s securities. New Surrozen common stock is neither convertible nor redeemable. Unless New Surrozen’s board of directors determines otherwise, New Surrozen will issue all of New Surrozen’s capital stock in uncertificated form.

Voting Rights

Each holder of New Surrozen common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Each holder of shares of New Surrozen’s common stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of New Surrozen’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of New Surrozen’s Preferred Stock, if any, and any contractual limitations on New Surrozen’s ability to declare and pay dividends.

Other Rights

Each holder of New Surrozen common stock is subject to, and may be adversely affected by, the rights of the holders of any series of New Surrozen preferred stock that New Surrozen may designate and issue in the future.

Liquidation Rights

If New Surrozen is involved in voluntary or involuntary liquidation, dissolution or winding up of New Surrozen’s affairs, or a similar event, each holder of New Surrozen common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of New Surrozen preferred stock, if any, then outstanding.

Action by Written Consent

The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

New Surrozen is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. New Surrozen has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of New Surrozen may be discouraged or prevented.

Proposed Certificate of Incorporation and Proposed Bylaws

Among other things, the Proposed Certificate of Incorporation and Proposed Bylaws:

•

permit New Surrozen’s board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of the Board;

•	provide that New Surrozen’s board of directors will be classified into three classes of directors;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

require that any action to be taken by New Surrozen stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice; and

•

provide that special meetings of our stockholders may be called only by the chairman of the Board, its chief executive officer or by its board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of the New Surrozen then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. The Board may also act without stockholder action to amend, adopt or repeal the Proposed Bylaws.

The combination of these provisions will make it more difficult for New Surrozen’s existing stockholders to replace New Surrozen’s board of directors as well as for another party to obtain control of New Surrozen by replacing its board of directors. Since New Surrozen’s board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for New Surrozen’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of New Surrozen’s board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce New Surrozen’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for New Surrozen’s capital stock and may have the effect of delaying changes in New Surrozen’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of New Surrozen’s common stock.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation contains provisions that limit the liability of New Surrozen’s directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Proposed Certificate of Incorporation authorizes New Surrozen to indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Proposed Bylaws provides that New Surrozen is required to indemnify its directors and officers to the fullest extent permitted by Delaware law and may indemnify its other employees and agents. The Proposed bylaws also provide that, on satisfaction of certain conditions, New Surrozen will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit New Surrozen to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether New Surrozen would otherwise be permitted to indemnify him or her under the provisions of Delaware law. New Surrozen expects to enter into agreements to indemnify its directors and executive officers in connection with the Business Combination. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. New Surrozen believes that Proposed Certificate of Incorporation and Proposed Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. New Surrozen will also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Proposed Certificate of Incorporation and Proposed Bylaws may discourage stockholders from bringing a lawsuit against New Surrozen’s directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against New Surrozen’s directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that New Surrozen pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Exclusive Jurisdiction of Certain Actions

The Proposed Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on New Surrozen’s behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of New Surrozen’s directors, officers, or other employees to us or our stockholders; (iii) any action or proceeding asserting a claim against New Surrozen or any of New Surrozen’s directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, the Proposed Certificate of Incorporation or the Proposed Bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim against New Surrozen or any of New Surrozen’s directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. The Proposed Certificate of Incorporation further provides that, unless New Surrozen consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. Additionally, the Proposed Certificate of Incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of New Surrozen’s securities shall be deemed to have notice of and consented to these provisions.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW SURROZEN COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Surrozen Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Surrozen at the time of, or at any time during the three months preceding, a sale and (ii) New Surrozen is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Surrozen was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Surrozen Common Stock shares for at least six months but who are affiliates of New Surrozen at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New Surrozen Common Stock then outstanding; or

•	the average weekly reported trading volume of the New Surrozen Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Surrozen under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Surrozen.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, New Surrozen will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New Surrozen’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Surrozen’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of New Surrozen’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of New Surrozen’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of New Surrozen both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in New Surrozen’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New Surrozen’s annual meeting of stockholders, New Surrozen’s secretary must receive the written notice at New Surrozen’s principal executive offices not earlier than the 90th day, and not later than the 120th day, before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or New Surrozen holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Accordingly, for New Surrozen’s                  annual meeting, assuming the meeting is held on                  ,                  , notice of a nomination or proposal must be delivered to New Surrozen no later than                  ,                  and no earlier than                 . Nominations and proposals also must satisfy other requirements set forth in the bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the                  annual general meeting pursuant to Rule 14a-8, assuming the meeting is held on                  , must be received at CHFW’s principal office on or before                  ,                  and must comply with Rule 14a-8.

Stockholder Director Nominees

New Surrozen’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of New Surrozen’s Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by New Surrozen’s Proposed Bylaws. In addition, the stockholder must give timely notice to New Surrozen’s secretary in accordance with New Surrozen’s Proposed Bylaws, which, in general, require that the notice be received by New Surrozen’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the CHFW Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Consonance-HFW Acquisition Corp., 1 Palmer Square, Suite 350, Princeton, NJ 08540. Following the Business Combination, such communications should be sent in care of Surrozen, Inc., 171 Oyster Point Blvd., Suite 400, South San Francisco, CA 94080. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Goodwin Procter LLP, Boston, MA, has passed upon the validity of the securities of New Surrozen offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Consonance-HFW Acquisition Corp. for the period from inception through December 31, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Surrozen, Inc. at December 31, 2020 and 2019 and for the years then ended, included in the Proxy Statement of Consonance-HFW Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, CHFW and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of CHFW’s annual report to shareholders and CHFW’s proxy statement. Upon written or oral request, CHFW will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that CHFW delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that CHFW delivers single copies of such documents in the future. Shareholders may notify CHFW of their requests by calling or writing CHFW at its principal executive offices at 1 Palmer Square, Suite 350, Princeton, NJ 08540 or (609) 921-2333.

ENFORCEABILITY OF CIVIL LIABILITY

CHFW is a Cayman Islands exempted company. If CHFW does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon CHFW. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against CHFW in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, CHFW may be served with process in the United States with respect to actions against CHFW arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of CHFW’s securities by serving CHFW’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CHFW’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

CHFW has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

CHFW files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on CHFW at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, CHFW’s corporate website at www.consonancehfw.com. CHFW’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to CHFW has been supplied by CHFW, and all such information relating to Surrozen has been supplied by Surrozen. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Okapi Partners LLC

Banks and Brokers Call Collect: (212) 297-0720

All Others Call Toll Free: (844) 203-3605

Email: info@okapipartners.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than                , 2021.

All information contained in this document relating to CHFW has been supplied by CHFW and all such information relating to Surrozen has been supplied by Surrozen. Information provided by CHFW or Surrozen does not constitute any representation, estimate or projection of the other.

PART I - FINANCIAL INFORMATION

Item 1.	Interim Financial Statements.

CONSONANCE-HFW ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets
Cash	$774,931	$987,187
Prepaid expenses	633,825	790,341

Total Current Assets	1,408,756	1,777,528

Cash and marketable securities held in Trust Account	92,026,912	91,997,501

TOTAL ASSETS	$93,435,668	$93,775,029

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$986,585	$290,148

Total Current Liabilities	986,585	290,148

Warrant liability	2,601,180	3,404,014
Deferred underwriting fee payable	3,220,000	3,220,000

Total Liabilities	6,807,765	6,914,162

Commitments

Class A ordinary shares subject to possible redemption 8,162,790 and 8,186,086 shares at redemption value at March 31, 2021 and December 31, 2020	81,627,900	81,860,860

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 350,000,000 shares authorized; 1,471,210 and 1,447,914 shares issued and outstanding (excluding 8,162,790 and 8,186,086 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	147	145
Class B ordinary shares, $0.0001 par value; 150,000,000 shares authorized; 2,300,000 shares issued and outstanding	230	230
Additional paid-in capital	7,354,918	7,121,960
Accumulated deficit	(2,355,292)	(2,122,328)

Total Shareholders’ Equity	5,000,003	5,000,007

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$93,435,668	$93,775,029

The accompanying notes are an integral part of the unaudited condensed financial statements.

CONSONANCE-HFW ACQUISITION CORP.

CONDENSED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Operating and formation costs	$1,065,209

Loss from operations	(1,065,209)

Other income:
Interest earned on marketable securities held in Trust Account	23,112
Changes in fair value of warrant liability	802,834
Unrealized gain on marketable securities held in Trust Account	6,299

Other income	832,245

Net loss	$(232,964)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to redemption	8,186,086

Basic and diluted net income per share, Class A ordinary shares subject to redemption	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	3,747,914

Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.07)

The accompanying notes are an integral part of the unaudited condensed financial statements.

CONSONANCE-HFW ACQUISITION CORP.

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance — January 1, 2021	1,447,914	$145	2,300,000	$230	$7,121,960	$(2,122,328)	$5,000,007
Change in value of Class A ordinary shares subject to redemption	23,296	2	—	—	232,958	—	232,960
Net loss	—	—	—	—	—	(232,964)	(232,964)

Balance – March 31, 2021	1,471,210	$147	2,300,000	$230	$7,354,918	$(2,355,292)	$5,000,003

The accompanying notes are an integral part of the unaudited condensed financial statements.

CONSONANCE-HFW ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2021

(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(232,964)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(23,112)
Changes in fair value of warrant liability	(802,834)
Unrealized gain on marketable securities held in Trust Account	(6,299)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	156,516
Accrued expenses	696,437

Net cash used in operating activities	(212,256)

Net Change in Cash	(212,256)
Cash – Beginning of period	987,187

Cash – End of period	$774,931

Non-Cash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$(232,960)

The accompanying notes are an integral part of the unaudited condensed financial statements.

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Consonance-HFW Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 21, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity through March 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering became effective on November 18, 2020. On November 23, 2020, the Company consummated the Initial Public Offering of 8,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $80,000,000 which is described in Note 3.

Simultaneously with the consummation of the Initial Public Offering, the Company consummated the sale of 410,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Consonance Life Sciences (the “Sponsor”), generating gross proceeds of $4,100,000, which is described in Note 4.

Following the consummation of the Initial Public Offering on November 23, 2020, an amount of $80,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

On December 1, 2020, the underwriters fully exercised their over-allotment option, resulting in an additional 1,200,000 Units issued for an aggregate amount of $12,000,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 24,000 Private Placement Units at $10.00 per Private Placement Unit, generating total proceeds of $12,240,000. A total of $12,000,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $92,000,000.

Transaction costs amounted to $5,658,864, consisting of $1,840,000 of underwriting fees, $2,800,000 of deferred underwriting fees and $598,864 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriting commissions held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. On April 15, 2021, the Company has entered into a Business Combination Agreement with Surrozen, Inc., see Note 10. Subsequent Events — Business Combination Agreement and PIPE Financing, however, There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or effecting our Business Combination, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 14, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification.

This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance or modification. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was determined by using the publicly traded price on March 31, 2021 (see Note 9).

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the condensed financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s condensed financial statements and prescribes a recognition threshold and measurement process for condensed financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Loss Per Ordinary Share

Net loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 3,211,334 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of loss per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net loss per ordinary share, basic and diluted, for Class A ordinary shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account by the weighted average number of Class A ordinary shares subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A ordinary shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable ordinary shares as these shares do not have any redemption features. Non-redeemable ordinary shares participate in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

Three Months Ended March 31, 2021
Class A ordinary Shares subject to possible redemption
Numerator: Earnings allocable to Class A ordinary shares subject to possible redemption
Interest earned on marketable securities held in Trust Account	$20,507
Unrealized gain on marketable securities held in Trust Account	5,589

Net income attributable	$26,096

Denominator: Weighted Average Class A ordinary shares subject to possible redemption

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	8,186,086

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00

Non-Redeemable Ordinary Shares
Numerator: Net Loss minus Net Earnings
Net loss	$(232,964)

Less: Net income allocable to Class A ordinary shares subject to possible redemption	(26,096)

Non-Redeemable Net Loss	$(259,060)

Denominator: Weighted Average Non-redeemable ordinary shares
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	3,747,914

Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.07)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 9,200,000 Units, inclusive of 1,200,000 Units sold to the underwriters on December 1, 2020 upon the underwriters’ election to fully exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

On December 1, 2020, the underwriters fully exercised their over-allotment option, resulting in an additional 1,200,000 Units issued for an aggregate amount of $12,000,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 24,000 Private Placement Units at $10.00 per Private Placement Unit, generating total proceeds of $12,240,000. A total of $12,000,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $92,000,000.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the consummation of the Initial Public Offering, the Sponsor purchased an aggregate of 410,000 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $4,100,000. On December 1, 2020, as a result of the underwriters’ election to fully exercise their over-allotment option, the Sponsor purchased an additional 24,000 Private Placement Units, at a price of $10.00 per Private Placement Unit, or $240,000 in the aggregate (see Note 8). Each Private Placement Unit consists of one Class A ordinary share (“Private Placement Share” or, collectively, “Private Placement Shares”) and one-third of one redeemable warrant (each, a “Private Placement Warrant”). Each whole Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 4, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 3,593,750 Class B ordinary shares. On October 8, 2020 and November 10, 2020, 718,750 and

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

575,000 Class B ordinary shares were contributed back to the Company for no consideration, respectively, resulting in there being 2,300,000 Class B ordinary shares (the “Founder Shares”) being issued and outstanding. The Founder Shares include an aggregate of up to 300,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering (not including the Private Placement Shares). On December 1, 2020, the underwriters fully exercised their over-allotment option, therefore there are no Founder Shares subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on November 18, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $55,000 per month for office space and administrative support services. For the period three months ended March 31, 2021, the Company incurred and paid $165,000 of such fees.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Units of the post-Business Combination entity at a price of $10.00 per Private Placement Unit. The Private Placement Units would be identical to the Units. As of March 31, 2021 and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 6. COMMITMENTS

Registration and Shareholder Rights

Pursuant to a registration rights agreement entered into on November 18, 2020, the holders of the Founder Shares, Private Placement Units (including securities contained therein) and warrants that may be issued upon

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $3,220,000 in the aggregate (see Note 8). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A ordinary shares—The Company is authorized to issue 350,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 1,471,210 and 1,447,914 (excluding 8,162,790 and 8,186,086 shares subject to possible redemption) Class A ordinary shares issued and outstanding, respectively.

Class B ordinary shares— The Company is authorized to issue 150,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 2,300,000 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of a Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares underlying the Private Placement Units) upon completion of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s founding team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE 8. WARRANT LIABILITY

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holders (the “Reference Value”).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00—Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the fair market value of the Class A ordinary shares, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, the Company shall redeem such warrants for $0.10 per share;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders; and

•

if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$92,026,912	$91,997,501

Liabilities:
Warrant liability – Public Warrants	1	$2,484,000	$3,250,667
Warrant liability – Private Placement Warrants	3	117,180	153,347

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

Both the Private Placement Warrants and the Public Warrants were initially valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. As of March 31, 2021, the Public Warrants were valued using the instrument’s publicly listed trading notice as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market. The Private Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates will be implied from the Company’s own public warrant pricing. A binomial lattice model methodology was also used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$153,347	$3,250,667	$3,404,014
Change in valuation inputs or other assumptions	(36,167)	(766,667)	(802,834)

Fair value as of March 31, 2021	$117,180	$2,484,000	$2,601,180

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, except as set forth below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Business Combination Agreement and PIPE Financing

On April 15, 2021, the Company entered into a business combination agreement with Surrozen, Inc. (“Surrozen”), pursuant to which a wholly-owned subsidiary of the Company will merge with and into Surrozen, with Surrozen surviving as a wholly-owned subsidiary of the Company and the Company will redomicile as a Delaware corporation. In accordance with the terms and subject to the conditions of the Business Combination Agreement, each share and equity award (whether vested or unvested) of Surrozen outstanding as of closing will be exchanged for shares of the Company’s common stock or comparable equity awards that are settled or are exercisable for shares of the Company’s common stock, as applicable, based on an implied Surrozen equity value

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

of $200,000,000 and a $10.00 per share value of the Company’s Common Stock. In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, the Company entered into Subscription Agreements with certain investors (the “Subscription Agreements” and such investors, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors, an aggregate of 12,020,000 units, each consisting of one share of the Company’s common stock and one-third of one redeemable warrant for one share of the Company’s common stock (the “PIPE Warrants”), for a purchase price of $10.00 per unit (the “PIPE Units”), for aggregate gross proceeds of $120,200,000 (the “PIPE Financing”). Each whole PIPE Warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as described in the form of warrant agreement attached to the form of Subscription Agreement, and only whole PIPE Warrants will be exercisable. The PIPE Warrants have substantially the same provisions as the public warrants issued in connection with the Company’s initial public offering. The securities to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Consonance-HFW Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Consonance-HFW Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from August 21, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 21, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from August 21, 2020 (inception) through December 31, 2020 have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Los Angeles, CA

March 31, 2021, except for the restatement discussed in Notes 2, 3, 9 and Note 10, as to which date is May 14, 2021.

CONSONANCE-HFW ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020 (As Restated)

Current Assets
Cash	$987,187
Prepaid expenses	790,341

Total Current Assets	1,777,528
Cash and marketable securities held in Trust Account	91,997,501

Total Assets	$93,775,029

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – accrued expenses	$290,148
Warrant Liability	3,404,014
Deferred underwriting fee payable	3,220,000

Total Liabilities	6,914,162

Commitments
Class A ordinary shares subject to possible redemption, 8,186,086 shares at redemption value	81,860,860

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 350,000,000 shares authorized; 1,447,914 shares issued and outstanding (excluding 8,186,086 shares subject to possible redemption)	145
Class B ordinary shares, $0.0001 par value; 150,000,000 shares authorized; 2,300,000 shares issued and outstanding	230
Additional paid-in capital	7,121,960
Accumulated deficit	(2,122,328)

Total Shareholders’ Equity	5,000,007

Total Liabilities and Shareholders’ Equity	$93,775,029

The accompanying notes are an integral part of these financial statements.

CONSONANCE-HFW ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 21, 2020 (INCEPTION) THROUGH

DECEMBER 31, 2020 (As Restated)

Formation and operational costs	$438,756

Loss from operations	(438,756)
Other income:
Interest earned on marketable securities held in Trust Account	5,892
Transaction costs associated with initial public offering	(107,519)
Change in fair value of warrant liability	(1,573,554)
Unrealized loss on marketable securities held in Trust Account	(8,391)

Other loss, net	(1,683,572)

Net loss	$(2,122,328)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	8,181,335
Basic and diluted net loss per share, Class A ordinary shares subject to possible redemption	$(0.00)

Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	2,461,095
Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.86)

The accompanying notes are an integral part of these financial statements.

CONSONANCE-HFW ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM AUGUST 21, 2020 (INCEPTION) THROUGH

DECEMBER 31, 2020 (As Restated)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – August 21, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	2,300,000	230	24,770	—	25,000
Sale of 9,200,000 Units, net of underwriting discounts, offering costs and warrant liability	9,200,000	920	—	—	86,112,771	—	86,113,691
Sale of 434,000 Private Placement Units, net of warrant liability	434,000	43	—	—	2,844,461	—	2,844,504
Class A ordinary shares subject to possible redemption	(8,186,086)	(818)	—	—	(81,860,042)	—	(81,860,860)
Net loss	—	—	—	—	—	(2,122,328)	(2,122,328)

Balance – December 31, 2020	1,447,914	$145	2,300,000	$230	$7,121,960	$(2,122,328)	$5,000,007

The accompanying notes are an integral part of these financial statements.

CONSONANCE-HFW ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 21, 2020 (INCEPTION) THROUGH

DECEMBER 31, 2020 (As Restated)

Cash Flows from Operating Activities:
Net loss	$(2,122,328)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	4,961
Interest earned on marketable securities held in Trust Account	(5,892)
Change in fair value of warrant liability	1,573,554
Transaction costs in connection with the initial public offering	107,519
Unrealized loss on marketable securities held in Trust Account	8,391
Changes in operating assets and liabilities:
Prepaid expenses	(790,341)
Accrued expenses	290,148

Net cash used in operating activities	(933,988)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(92,000,000)

Net cash used in investing activities	(92,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	90,160,000
Proceeds from sale of Private Placement Units	4,340,000
Proceeds from promissory note – related party	147,753
Repayment of promissory note – related party	(147,753)
Payment of offering costs	(578,825)

Net cash provided by financing activities	93,921,175

Net Change in Cash	987,187
Cash – Beginning	—

Cash – Ending	$987,187

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$72,522,937

Change in value of Class A ordinary shares subject to possible redemption	$(2,429,850)

Initial classification of warrant liability	$1,830,460

Offering costs paid directly by Sponsor from proceeds from issuance of Class B ordinary shares	$20,039

Deferred underwriting fee payable	$3,220,000

The accompanying notes are an integral part of these financial statements.

CONSONANCE-HFW ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Consonance-HFW Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 21, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 21, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering became effective on November 18, 2020. On November 23, 2020, the Company consummated the Initial Public Offering of 8,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $80,000,000 which is described in Note 4.

Simultaneously with the consummation of the Initial Public Offering, the Company consummated the sale of 410,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Consonance Life Sciences (the “Sponsor”), generating gross proceeds of $4,100,000, which is described in Note 5.

Following the consummation of the Initial Public Offering on November 23, 2020, an amount of $80,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

On December 1, 2020, the underwriters fully exercised their over-allotment option, resulting in an additional 1,200,000 Units issued for an aggregate amount of $12,000,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 24,000 Private Placement Units at $10.00 per Private Placement Unit, generating total proceeds of $12,240,000. A total of $12,000,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $92,000,000.

Transaction costs amounted to $5,658,864, consisting of $1,840,000 of underwriting fees, $3,220,000 of deferred underwriting fees and $598,864 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriting commissions held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of ordinary shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

In connection with the audit of the Company’s financial statements for the period ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the

Company’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash or investments held in the trust account.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of November 23, 2020 (audited)
Warrant Liability	$—	$1,598,233	$1,598,233
Total Liabilities	3,167,722	1,598,233	4,765,955
Ordinary Shares Subject to Possible Redemption	74,121,170	(1,598,233)	72,522,937
Class A Ordinary Shares	100	18	118
Additional Paid-in Capital	5,004,636	107,501	5,112,137
Accumulated Deficit	(4,961)	(107,519)	(112,480)
Balance sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$3,404,014	$3,404,014
Total Liabilities	3,510,148	3,404,014	6,914,162
Ordinary Shares Subject to Possible Redemption	85,264,880	(3,404,020)	81,860,860
Class A Ordinary Shares	111	34	145
Additional Paid-in Capital	5,440,915	1,681,045	7,121,960
Accumulated Deficit	(441,255)	(1,681,073)	(2,122,328)
Shareholders’ Equity	5,000,001	6	5,000,007
Period from August 20, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liability	$—	$1,573,554	$1,573,554
Allocation of initial public offering costs	—	107,519	107,519
Net loss	(441,255)	(1,681,073)	(2,122,328)
Weighted average shares outstanding of Class A redeemable ordinary shares	8,326,328	(144,993)	8,181,335
Weighted average shares outstanding of Class B non-redeemable ordinary shares	2,414,403	46,692	2,461,095
Basic and diluted net loss per share, Class B	(0.18)	(0.68)	(0.86)
Cash Flow Statement for the Period from August 20, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(441,255)	$(1,681,073)	$(2,122,328)
Allocation of initial public offering costs	—	107,519	107,519
Change in fair value of warrant liability	—	1,573,554	1,573,554
Initial classification of warrant liability	—	1,830,460	1,830,460
Initial classification of common stock subject to possible redemption	74,121,170	(1,598,233)	72,522,937
Change in value of common stock subject to possible redemption	(436,290)	(1,993,560)	(2,429,850)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a binomial lattice simulation methodology (see Note 9).

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) Per Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 3,211,334 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per ordinary share, basic and diluted, for ordinary shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account by the weighted average number of ordinary shares subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to ordinary shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-redeemable ordinary shares include Founder Shares and non-redeemable ordinary shares as these shares do not have any redemption features. Non-redeemable ordinary shares participate in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the Period from August 21, 2020 (Inception) Through December 31, 2020
Ordinary shares subject to possible redemption
Numerator: Earnings allocable to ordinary shares subject to possible redemption
Interest earned on marketable securities held in Trust Account	$5,243
Unrealized gain (loss) on marketable securities held in Trust Account	(7,466)
Net income attributable to Class A ordinary shares subject to possible redemption	$(2,223)
Denominator: Weighted Average Class A ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	8,181,335
Basic and diluted net loss per share, Class A ordinary shares subject to possible redemption	$0.00
Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(2,122,328)
Add: Net loss allocable to Class A ordinary shares subject to possible redemption	2,223
Non-Redeemable Net Loss	$(2,120,105)
Denominator: Weighted Average Non-redeemable ordinary shares
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	2,461,095
Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.86)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 8,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

On December 1, 2020, the underwriters fully exercised their over-allotment option, resulting in an additional 1,200,000 Units issued for an aggregate amount of $12,000,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 24,000 Private Placement Units at $10.00 per Private Placement Unit, generating total proceeds of $12,240,000. A total of $12,000,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $92,000,000 (see Note 9).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the consummation of the Initial Public Offering, the Sponsor purchased an aggregate of 410,000 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $4,100,000. On December 1, 2020, as a result of the underwriters’ election to fully exercise their over-allotment option, the Sponsor purchased an additional 24,000 Private Placement Units, at a price of $10.00 per Private Placement Unit, or $240,000 in the aggregate. Each Private Placement Unit consists of one Class A ordinary share (“Private Placement Share” or, collectively, “Private Placement Shares”) and one-third of one redeemable warrant (each, a “Private Placement Warrant”). Each whole Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units and all underlying securities will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On September 4, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 3,593,750 Class B ordinary shares. On October 8, 2020 and November 10, 2020, 718,750 and 575,000 Class B ordinary shares were contributed back to the Company for no consideration, respectively, resulting in there being 2,300,000 Class B ordinary shares (the “Founder Shares”) being issued and outstanding. The Founder Shares include an aggregate of up to 300,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering (not including the Private Placement Shares). On December 1, 2020, the underwriters fully exercised their over-allotment option, therefore there are no Founder Shares subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on November 18, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $55,000 per month for office space and administrative support services. For the period from August 21, 2020 (inception) through December 31, 2020, the Company incurred and paid $55,000 of such fees.

Promissory Note — Related Party

On September 4, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 or (i) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $147,753 was repaid at the closing of the Initial Public Offering on November 23, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Units of the post-Business Combination entity at a price of $10.00 per Private Placement Unit. The Private Placement Units would be identical to the Units. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 7. COMMITMENTS

Registration and Shareholder Rights

Pursuant to a registration rights agreement entered into on November 18, 2020, the holders of the Founder Shares, Private Placement Units (including securities contained therein) and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $3,220,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. SHAREHOLDERS’ EQUITY

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 350,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 1,447,914 Class A ordinary shares issued and outstanding, excluding 8,186,086 Class A ordinary shares subject to possible redemption.

Class B ordinary shares — The Company is authorized to issue 150,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 2,300,000 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of a Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares underlying the Private Placement Units) upon completion of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s founding team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE 9. Warrants

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holders (the “Reference Value”).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the fair market value of the Class A ordinary shares, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, the Company shall redeem such warrants for $0.10 per share;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders; and

•

if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:

Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$91,997,501
Liabilities:
Warrant Liability – Public Warrants	1	3,250,667
Warrant Liability – Private Placement Warrants	3	153,347

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our consolidated balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

Initial Measurement

Both the Private Placement Warrants and the Public Warrants were initially valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates will be implied from the Company’s own public warrant pricing. A binomial lattice model methodology was also used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The key inputs into the binomial lattice simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:

Input	November 23, 2020 (Initial Measurement	December 31, 2020
Risk-free interest rate	0.4%	0.4%
Expected term (years)	5	5
Expected volatility	12.0%	16%
Exercise price	$11.50	$11.50
Fair value of Units	$9.81	$10.12

On November 23, 2020, the Private Placement Warrants and Public Warrants were determined to be $.57 per warrant for aggregate values of $82,460 and $1,748,000, respectively (these values include the underwriters exercise of their overallotment option on December 1, 2020).

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $153,347 and $3,250,667 million, respectively.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
	$—	$—	$—
Initial measurement on November 23, 2020	77,900	1,520,000	1,597,900
Change in valuation inputs or other assumptions	75,447	1,730,667	1,806,114
Fair value as of December 31, 2020	$153,347	$3,250,667	$3,404,014

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $1,597,900 during the period from November 23, 2020 through December 31, 2020.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as noted in footnote 2 and as set forth below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Business Combination Agreement and PIPE Financing

On April 15, 2021, the Company entered into a business combination agreement with Surrozen, Inc. (“Surrozen”), pursuant to which a wholly-owned subsidiary of the Company will merge with and into Surrozen, with Surrozen surviving as a wholly-owned subsidiary of the Company and the Company will redomicile as a Delaware corporation. In accordance with the terms and subject to the conditions of the Business Combination Agreement, each share and equity award (whether vested or unvested) of Surrozen outstanding as of closing will be exchanged for shares of the Company’s common stock or comparable equity awards that are settled or are exercisable for shares of the Company’s common stock, as applicable, based on an implied Surrozen equity value of $200,000,000 and a $10.00 per share value of the Company’s Common Stock. In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, the Company entered into Subscription Agreements with certain investors (the “Subscription Agreements” and such investors, the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors, an aggregate of 12,020,000 units, each consisting of one share of the Company’s common stock and one-third of one redeemable warrant for one share of the Company’s common stock (the “PIPE Warrants”), for a purchase price of $10.00 per unit (the “PIPE Units”), for aggregate gross proceeds of $120,200,000 (the “PIPE Financing”). Each whole PIPE Warrant entitles the holder thereof to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as described in the form of warrant agreement attached to the form of Subscription Agreement, and only whole PIPE Warrants will be exercisable. The PIPE Warrants have substantially the same provisions as the public warrants issued in connection with the Company’s initial public offering. The securities to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

(As of May 14, 2021)

SURROZEN, INC.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,404	$34,982
Prepaid expenses and other current assets	1,370	1,042
Short-term investments	15,298	14,200

Total current assets	40,072	50,224

Property and equipment, net	5,438	5,836
Operating lease right-of-use assets	5,247	5,556
Other assets	307	39
Restricted cash	405	405

Total assets	$51,469	$62,060

Liabilities, redeemable convertible preferred stock and stockholders’ deficit

Current liabilities:
Accounts payable	$1,977	$1,776
Accrued liabilities	5,550	3,394
Lease liabilities, current portion	2,058	2,108

Total current liabilities	9,585	7,278

Lease liabilities, noncurrent portion	7,032	7,489

Total liabilities	16,617	14,767

Commitments and contingencies (Note 5 and Note 10)
Redeemable convertible preferred stock, $0.0001 par value; 95,289,938 shares authorized as of March 31, 2021 and December 31, 2020; 95,289,932 shares issued and outstanding as of March 31, 2021 and December 31, 2020; liquidation preference of $133,300 as of March 31, 2021 and December 31, 2020	133,097	133,097

Stockholders’ deficit:
Common stock, $0.0001 par value, 120,000,000 shares authorized as of March 31, 2021 and December 31, 2020; 9,583,529 and 8,648,718 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	1	1
Additional paid-in-capital	2,777	2,196
Accumulated deficit	(101,023)	(88,001)

Total stockholders’ deficit	(98,245)	(85,804)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$51,469	$62,060

See accompanying notes to the unaudited condensed interim financial statements

SURROZEN, INC.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Operating expenses:
Research and development	$8,601	$4,652
General and administrative	4,430	1,709

Total operating expenses	13,031	6,361

Loss from operations	(13,031)	(6,361)
Other income	9	74

Net loss and comprehensive loss	$(13,022)	$(6,287)

Net loss per share attributable to common stockholders, basic and diluted	$(1.62)	$(0.89)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	8,062,292	7,042,708

See accompanying notes to the unaudited condensed interim financial statements

SURROZEN, INC.

Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(Unaudited)

(In thousands, except share amounts)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	95,289,932	$133,097	8,648,718	$1	$2,196	$(88,001)	$(85,804)
Exercises of stock options	—	—	434,811	—	196	—	196
Restricted stock granted	—	—	500,000	—	—	—	—
Reclassification to liability for early exercised stock options	—	—	—	—	(120)	—	(120)
Vesting of early exercised stock options	—	—	—	—	30	—	30
Stock-based compensation expense	—	—	—	—	475	—	475
Net loss	—	—	—	—	—	(13,022)	(13,022)

Balance at March 31, 2021	95,289,932	$133,097	9,583,529	$1	$2,777	$(101,023)	$(98,245)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	66,718,509	$83,211	8,178,290	$1	$1,459	$(55,285)	$(53,825)
Issuance costs of Series C redeemable convertible preferred stock	—	(7)	—	—	—	—	—
Exercises of stock options	—	—	224,583	—	84	—	84
Reclassification to liability for early exercised stock options	—	—	—	—	(75)	—	(75)
Vesting of early exercised stock options	—	—	—	—	22	—	22
Restricted stock forfeited	—	—	(29,167)	—	—	—	—
Stock-based compensation expense	—	—	—	—	180	—	180
Net loss	—	—	—	—	—	(6,287)	(6,287)

Balance at March 31, 2020	66,718,509	$83,204	8,373,706	$1	$1,670	$(61,572)	$(59,901)

See accompanying notes to the unaudited condensed interim financial statements

SURROZEN, INC.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31
	2021	2020
Operating activities:
Net loss	$(13,022)	$(6,287)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	511	536
Stock-based compensation	475	180
Non-cash lease expense	309	183
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(328)	(44)
Other assets	(1)	5
Accounts payable	431	102
Accrued liabilities	1,800	(398)
Lease liabilities	(507)	(351)

Net cash used in operating activities	(10,332)	(6,074)

Investing activities:
Purchases of property and equipment	(343)	—
Purchases of investment securities	(1,099)	—

Net cash used in investing activities	(1,442)	—

Financing activities:
Issuance cost of Series C redeemable convertible preferred stock	—	(7)
Proceeds from exercise of stock options	196	84

Net cash provided by financing activities	196	77

Net decrease in cash and cash equivalents and restricted cash	(11,578)	(5,997)
Cash and cash equivalents and restricted cash at beginning of period	35,387	29,509

Cash and cash equivalents and restricted cash at end of period	$23,809	$23,512

Supplemental disclosure of noncash investing and financing activities:

Capital expenditures in accounts payable	$37	$—

Vesting of early exercises of stock options	$30	$22

Reclassification to liability for early exercised stock options	$120	$75

Deferred transaction costs included in accrued liabilities	$267	$—

The following table presents a reconciliation of the Company’s cash, cash equivalents and restricted cash in the Company’s condensed balance sheets:

	March 31, 2021	March 31, 2020
Cash and cash equivalents	$23,404	$23,107
Restricted cash	405	405

Cash and cash equivalents and restricted cash	$23,809	$23,512

See accompanying notes to the unaudited condensed interim financial statements

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

Note 1. Organization

Description of Business

Surrozen, Inc. (the “Company”) is a preclinical stage biotechnology company committed to discovering and developing drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. The Company is located in South San Francisco, California and was incorporated in the state of Delaware on August 12, 2015.

Liquidity, Capital Resources and Going Concern

The Company has incurred net operating losses each period since inception. During the three months ended March 31, 2021, the Company incurred a net loss of $13.0 million and used $10.3 million of cash in operations. As of March 31, 2021, the Company had an accumulated deficit of approximately $101.0 million. The Company expects operating losses to continue in the foreseeable future because of additional costs and expenses related to the research and development activities. To date, the Company has been able to fund its operations through private placements of redeemable convertible preferred stock. As of March 31, 2021, the Company had cash and cash equivalents of $23.4 million and short-term investments of $15.3 million.

Management does not believe that the existing financial resources are sufficient for the Company to continue operating activities and therefore has concluded that substantial doubt exists about the Company’s ability to continue as a going concern within 12 months from the date of issuance of its condensed interim financial statements. The accompanying condensed interim financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying condensed interim financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. Insufficient liquidity may require the Company to relinquish rights to product candidates at an earlier stage of development or on less favorable terms than the Company would otherwise choose.

The Company plans to continue to fund its operations through public or private equity financings, debt financings or other capital sources, including government grants, potential collaborations with other companies or other strategic transactions. The Company’s ultimate success depends on the outcome of its research and development activities. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These factors would have a material adverse effect on the Company’s future financial results, financial position and cash flows.

The Company’s business has been and could continue to be adversely affected by the evolving Coronavirus Disease 2019 (COVID-19) pandemic. For example, the COVID-19 pandemic has resulted in and could result in delays to the Company’s preclinical studies of its product pipeline. At this time, the extent to which the COVID-19 pandemic impacts the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s condensed interim financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) as

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”). The Company has no subsidiaries.

Use of Estimates

The preparation of condensed interim financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the condensed interim financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in the accompanying condensed interim financial statements include, but are not limited to, certain accruals for research and development activities, the fair value of common stock, stock-based compensation expense, uncertain tax positions and lease liabilities. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could materially differ from those estimates.

Unaudited Condensed Interim Financial Statements

The accompanying condensed balance sheet as of March 31, 2021, the condensed statements of redeemable convertible preferred stock and stockholders’ deficit, the condensed statements of operations and comprehensive loss, and the condensed statements of cash flows for the three months ended March 31, 2021 and 2020 are unaudited. The unaudited condensed interim financial statements have been prepared on the same basis as the audited annual financial statements and, in management’s opinion, include all adjustments consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of March 31, 2021 and its results of operations and cash flows for the three months ended March 31, 2021 and 2020. The financial data and the other financial information disclosed in the notes to these condensed interim financial statements related to the three-month periods are also unaudited. The condensed balance sheet as of December 31, 2020 was derived from the audited financial statements as of that date. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

These unaudited condensed interim financial statements should be read in conjunction with the Company’s financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus.

Deferred Transaction Costs

The Company capitalizes transaction costs consisting of direct, incremental legal, accounting and other fees in connection with the anticipated business combination with Consonance-HFW Acquisition Corp (see Note 11). The deferred transaction costs will be offset against the proceeds from the transaction upon the consummation of the business combination. Should the business combination be abandoned, the deferred transaction costs will be expensed immediately as a charge to operating expenses in the condensed statements of operations and comprehensive loss. As of March 31, 2021, the Company incurred $0.3 million of deferred transaction costs, which were included in other assets on the condensed balance sheets. As of December 31, 2020, the Company had not incurred any such costs.

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

Restricted Cash

As of both March 31, 2021 and December 31, 2020, the Company had $0.4 million of restricted cash. The restricted cash serves as collateral for facility leases entered into in 2016 (Note 5). Restricted cash is classified as current if the collateral will be returned in less than 12 months.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentration of credit risk, consist of cash and cash equivalents, short-term investments and restricted cash. The Company is exposed to credit risk in the event of default to the extent recorded in the condensed balance sheets. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institution in which its bank deposits are held. To manage credit risks related to short-term investments, the Company invests in various highly rated corporate debt and commercial paper securities.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs consist of external and internal expenses directly attributable to the conduct of research and development programs. The external expenses include the cost of services provided by outside contractors, clinical research organizations and contract manufacturing organizations. The internal expenses include the cost of salaries, payroll taxes, stock-based compensation, employee benefits, materials, supplies, depreciation on and maintenance of research equipment, and the facility costs for laboratory space used for research and development activities, such as rent, utilities, insurance, repairs and maintenance, and general support services.

The Company has entered into and may continue to enter into licensing or subscription arrangements to access and utilize certain technology. In each case, the Company evaluates if the license agreement results in the acquisition of an asset or a business. To date, none of the Company’s license agreements have been considered an acquisition of a business. For asset acquisitions, the upfront payments to acquire such licenses, as well as any future milestone payments made before product approval that do not meet the definition of a derivative, are immediately recognized as research and development expense when they are paid or become payable, provided there is no alternative future use of the rights in other research and development projects.

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss attributable to common shares by the weighted-average number of shares of common stock outstanding for the period, without consideration for potential dilutive securities. Since the Company was in a loss position for the periods presented, basic net loss per share is the same as diluted net loss per share since the effects of potentially dilutive securities are antidilutive. The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	March 31,
	2021	2020
Redeemable convertible preferred stock	95,289,932	66,718,509
Options Outstanding	8,749,425	4,641,000
Unvested RSAs	702,086	338,543
Unvested common stock subject to repurchase	655,054	968,909

Total	105,396,497	72,666,961

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these condensed interim financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which amends the existing guidance relating to the accounting for income taxes. This standard is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of U.S. GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance. The standard is effective for public business entities for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. The standard is effective for entities other than public business entities for fiscal years beginning after December 15, 2021. The Company early adopted this guidance as of January 1, 2021, with no material impact upon adoption.

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

Note 3. Fair Value Measurement

The following tables summarize the Company’s financial assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	As of March 31, 2021
	Level 1	Level 2	Level 3	Total
Money market funds (1)	$21,994	$—	$—	$21,994
Corporate bonds	—	1,106	—	1,106
Commercial paper	—	14,192	—	14,192

Total financial assets measured at fair value	$21,994	$15,298	$—	$37,292

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Money market funds (1)	$31,896	$—	$—	$31,896
Corporate bonds	—	1,115	—	1,115
Commercial paper (2)	—	15,285	—	15,285

Total financial assets measured at fair value	$31,896	$16,400	$—	$48,296

(1)	Money market funds are included in cash and cash equivalents on the condensed balance sheets as of March 31, 2021 and December 31, 2020.
(2)

As of December 31, 2020, marketable securities with original maturities of three months or less, in the amount of $2.2 million, are included in cash and cash equivalents on the condensed balance sheet.

There have been no changes to the valuation methods utilized during the three months ended March 31, 2021. The Company’s financial instruments include cash and cash equivalents, short-term investments, restricted cash, accounts payable and accrued liabilities. The carrying amount of cash and cash equivalents, restricted cash, accounts payable, and accrued liabilities approximate their fair values due to their short-term maturities.

Investments in corporate bonds and commercial paper are classified as Level 2 as they were valued based upon quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets.

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

The following table provides the Company’s marketable securities by security type (in thousands):

	As of March 31, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporate bonds	$1,106	—	—	$1,106
Commercial paper	14,192	—	—	14,192

Total	$15,298	$—	$—	$15,298

	As of December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporate bonds	$1,115	$—	$—	$1,115
Commercial paper	15,285	—	—	15,285

Total	$16,400	$—	$—	$16,400

As of March 31, 2021 and December 31, 2020, $15.3 million and $14.2 million, respectively, of marketable securities are included in short-term investments. As of March 31, 2021, all marketable securities had maturities of one year or less. Gains and losses on marketable security transactions are reported on the specific-identification method.

As of March 31, 2021, one investment of $1.1 million was in an unrealized loss position, with an unrealized loss of less than $1,000. This investment has not been in a continuous unrealized loss position for more than 12 months. The Company determined that the unrealized loss was not attributed to credit risk but was primarily associated with changes in interest rates. The Company does not intend to sell the investment that is in an unrealized loss position, nor is it more likely than not that the Company will be required to sell the investment before the recovery of the amortized cost basis, which may be its maturity. Accordingly, the Company did not record an allowance for credit losses associated with this investment.

Note 4. Balance Sheet Components

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Payroll and related expenses	$1,142	$1,673
Accrued research and development expenses	2,976	1,305
Accrued professional service fees	780	—
Liability for early exercised stock options	278	188
Other accrued expenses	374	228

Accrued liabilities	$5,550	$3,394

Note 5. Leases

In August 2016, the Company entered into a lease agreement for office space, which consists of approximately 32,813 square feet of rental space in South San Francisco, California. The office space lease is classified as an

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

operating lease. The initial lease term commenced in May 2017 and ends in April 2025, with rent payments escalating each year. The Company has options to extend the lease for additional years, but the exercise of the option was not reasonably certain. The landlord provided the Company with a tenant improvement allowance of up to $4.6 million. In connection with the lease, the Company maintains a letter of credit for the benefit of the landlord in the amount of $0.4 million, which is recorded as restricted cash on the condensed balance sheets.

In January 2020, the Company entered into a new lease agreement for a term of 18 months for approximately 6,478 square feet of space. The new office space lease is classified as an operating lease. The new lease commenced in June 2020 and rent payments escalate after 14 months. The Company has the option to terminate the lease after six months, but the exercise of the option was not reasonably certain.

In connection with its operating leases, as of March 31, 2021 and December 31, 2020, the Company has operating lease right-of-use assets of $5.2 million and $5.6 million, respectively, and aggregate lease liabilities of $9.1 million and $9.6 million, respectively, on its condensed balance sheets.

Operating lease expense during the three months ended March 31, 2021 and 2020 was $0.5 million and $0.4 million, respectively.

Aggregate future minimum rental payments under operating leases as of March 31, 2021, were as follows (in thousands):

Nine months ending December 31, 2021	$2,118
Year ending December 31, 2022	2,486
Year ending December 31, 2023	2,564
Year ending December 31, 2024	2,646
Year ending December 31, 2025	891

Total lease payments	10,705
Less: Imputed interest	(1,615)

Operating lease liabilities	$9,090

Note 6. License Agreements

Stanford License Agreements

In March 2016, the Company entered into a license agreement with Stanford, or the 2016 Stanford Agreement, which was amended in July 2016, October 2016 and January 2021, pursuant to which the Company obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patents, rights, or licensed patents and technology related to its engineered Wnt surrogate molecules to make, use, import, offer to sell and sell products that are claimed by the licensed patents or that use or incorporate such technology, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases. In consideration for this license, the Company paid Stanford a nominal upfront fee and issued an aggregate of 241,688 shares of our common stock to Stanford, the University of Washington and two co-inventors of the licensed patents. In addition, the Company agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, an aggregate of up to $1.4 million for the achievement of specified development and regulatory milestones, and an aggregate of up to $5.0 million for achievement of specified sales milestones. Stanford is also entitled to receive royalties from the Company equal to a very low single digit percentage of the Company’s and its sublicensees’ net sales of licensed products that are covered by a valid claim of a licensed patent. Additionally, the Company agreed to pay Stanford a sub-teen double digit percentage of certain consideration the Company receives as a result of granting sublicenses to the licensed patents and, if the

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

Company acquired, a one-time change of control fee in the low six figures. Stanford retains the right under the 2016 Stanford Agreement, on behalf of itself, Stanford Hospital and Clinics, the University of Washington and all other non-profit research institutions, to practice the licensed patents and technology for any non-profit purpose. The licensed patents and technology are additionally subject to a non-exclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to practice the licensed patents and technology for its research purposes, but with no right to assign or sublicense.

In June 2018, the Company entered into another license agreement with Stanford, or the 2018 Stanford Agreement, pursuant to which the Company obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patent rights related to its surrogate R-spondin proteins, or the licensed patents, to make, use, import, offer to sell and sell products that are claimed by the licensed patents, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases, or the exclusive field. Additionally, Stanford granted the Company a worldwide, non-exclusive, sublicensable license under the licensed patents to make and use licensed products for research and development purposes in furtherance of the exclusive field and a worldwide, non-exclusive license to make, use and import, but not to offer to sell or sell, licensed products in any other field of use. In consideration of these licenses, the Company paid Stanford a nominal upfront fee. The Company also agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, and an aggregate of up to $0.425 million for the achievement of specified development and regulatory milestones. Stanford is also entitled to receive royalties from the Company equal to a sub-single digit percentage of the Company’s and its sublicensees’ net sales of licensed products. Additionally, the Company agreed to pay Stanford a one-time payment in the low six figures for each sublicense of the licensed patents that the Company grants to a third party and, if the Company is acquired, a one-time nominal change of control fee. Stanford retains the right under the 2018 Stanford Agreement, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and all other non-profit research institutions, to practice the licensed patents for any non-profit purpose. The licensed patents are additionally subject to a non-exclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to exercise any intellectual property rights with respect to the licensed patents for research purposes, including the right to sublicense to non-profit and governmental entities but with no other rights to assign or sublicense.

Under each of the 2016 Stanford Agreement and the 2018 Stanford Agreement, or Stanford Agreements, the Company agreed to use commercially reasonable efforts to develop and commercialize licensed products and the Company agreed to achieve certain funding and development milestones by certain dates. Unless earlier terminated, each Stanford Agreement will continue until the expiration of the patents licensed under such Stanford Agreement. The Company may terminate either Stanford Agreement at any time for any reason by providing at least 30 days’ written notice to Stanford. Stanford may terminate either Stanford Agreement if the Company breaches certain provisions of that Stanford Agreement and fail to remedy such breach within 90 days after written notice of the breach by Stanford.

For the three months ended March 31, 2021, the Company paid de minimis research and development expenses related to the Stanford Agreements. For the three months ended March 31, 2020, the Company paid approximately $30,000 research and development expenses related to the Stanford Agreements. No milestone payments or earned royalties were paid by the Company to Stanford as of March 31, 2021 pursuant to the Stanford Agreements.

UCSF License and Option Agreements

In September and October 2016, the Company entered into two separate license and option agreements with The Regents of the University of California, or UCSF, pursuant to which the Company obtained non-exclusive

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

licenses from UCSF for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from the Company’s use of such library, or licensed products. In consideration of the license and option rights under the UCSF Agreement, the Company paid UCSF a nominal option issue fee and agreed to pay UCSF a nominal annual option maintenance fee.

In January 2020, the Company amended and restated its license and option agreements with UCSF, or UCSF Agreement, to provide non-exclusive licenses to make and use a certain human Fab naïve phage display library and to make and use a certain phage display llama VHH single domain antibody library for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from the Company’s use of such library, or licensed products. If the Company exercises the option under the UCSF Agreement, the Company and UCSF will negotiate in good faith the terms of a commercial license agreement in addition to the pre-agreed terms which include payment to UCSF of a nominal license issue fee, nominal annual license maintenance fees, nominal to low six figure milestone payments for the achievement of a specified regulatory milestone event for each licensed product, nominal annual minimum royalties, which are creditable against earned royalties for the same year, and earned royalties equal to a sub-single digit percentage of the Company’s and the Company’s sublicensees’ net sales of licensed products. As of December 31, 2020, the Company has not exercised the option.

For the three months ended March 31, 2021 and 2020, the Company paid $25,000 and zero for the annual license maintenance fee. For both the three months ended March 31, 2021 and 2020, the Company paid no research and development expenses related to the UCSF agreements. No milestone payments or earned royalties were paid by the Company to UCSF as of March 31, 2021 pursuant to the UCSF agreements.

Unless earlier terminated, the UCSF Agreement will continue until four years from its effective date, and the Company may exercise the option to negotiate a commercial license at any time during that term. Additionally, the Company may extend the UCSF Agreement for any additional four years by paying UCSF a nominal term extension fee. The Company may terminate the UCSF Agreement at any time for any reason by providing at least 60 days’ written notice to UCSF. UCSF may terminate the UCSF Agreement if UCSF reasonably believes the Company is in material breach of the UCSF Agreement and the Company fails to remedy such breach within 60 days after written notice of such breach by UCSF. Additionally, the UCSF Agreement will automatically terminate in the event of the Company’s bankruptcy.

Distributed Bio Subscription Agreement

In September 2016, the Company entered into, and in January 2019 the Company amended, an antibody library subscription agreement with Distributed Bio, or the Distributed Bio Agreement, in which the Company obtained from Distributed Bio a non-exclusive license to use Distributed Bio’s antibody library to identify antibodies directed to an unlimited number of the Company’s proprietary targets and to make, use, sell, offer for sale, import and exploit products incorporating the antibodies that the Company identifies, or licensed products. In consideration for the rights granted to the Company under the Distributed Bio Agreement, the Company paid Distributed Bio a nominal upfront fee and an additional nominal fee upon entering into the amendment. The Company agreed to pay Distributed Bio an annual fee in the low six figures after the first three years. Additionally, the Company agreed to pay Distributed Bio an aggregate of $5.9 million for each licensed product that achieves specified development, regulatory and commercial milestones and royalties equal to a very low single digit percentage of the Company’s and its sublicensees’ net sales of licensed products. The Company’s obligation to pay royalties will end for each licensed product ten years after its first commercial sale.

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

For both the three months ended March 31, 2021 and 2020, the Company did not make any payments related to the Distributed Bio Agreement. No milestone payments or earned royalties were paid by the Company to Distributed Bio as of March 31, 2021 pursuant to the Subscription Agreement.

Unless earlier terminated, the Distributed Bio Agreement will continue for an initial four-year term and will thereafter automatically renew for additional one-year terms. The Company may terminate the Distributed Bio Agreement for convenience at any time by providing written notice to Distributed Bio. The Company and Distributed Bio may terminate the Distributed Bio Agreement for the other party’s material breach and failure to cure such breach within 60 days after notice of such breach.

Note 7. Redeemable Convertible Preferred Stock

The following table summarizes the redeemable convertible preferred stock as of March 31, 2021 and December 31, 2020:

	Shares			Aggregate Liquidation Preference (In thousands)
	Authorized	Issued	Original Issue Price
Series A	33,555,555	33,555,555	$1.00	$33,556
Series B	33,162,954	33,162,954	1.50	49,744
Series C	28,571,429	28,571,423	1.75	50,000

	95,289,938	95,289,932		$133,300

The rights, preferences and privileges of the Series A, Series B and Series C redeemable convertible preferred stock (together, the “Redeemable Convertible Preferred Stock”) are as follows:

(a)	Dividend Rights

Through March 31, 2021, no dividends have been declared, authorized, or paid. From and after the date of issuance of the shares of Redeemable Convertible Preferred Stock, the holders of the outstanding shares of Series A, Series B and Series C redeemable convertible preferred stock are entitled to receive, when and if declared by the Board of Directors, and prior and in preference to dividends on the Company’s common stock, a noncumulative cash dividend at the rate of $0.12, $0.08, and $0.14, respectively, per share per annum. The preferred stockholders also participate in any additional dividends on an as-if converted basis with common stockholders.

(b)	Redemption Rights

The Redeemable Convertible Preferred Stock is not redeemable as of March 31, 2021. Upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, the Redeemable Convertible Preferred Stock is contingently redeemable. As such, the Redeemable Convertible Preferred Stock is classified as temporary equity. The redemption price of the Redeemable Convertible Preferred Stock is equal to their respective original issue price per share plus any declared but unpaid dividends. Any discount to liquidation preference of the Redeemable Convertible Preferred Stock is not being accreted as a deemed dividend, as it not currently probable that the Redeemable Convertible Preferred Stock will become redeemable. Subsequent adjustments to increase the carrying values to the ultimate redemption values will be made only when it becomes probable that such a liquidation event will occur.

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

(c)	Conversion Rights

Each share of Redeemable Convertible Preferred Stock is, at the option of the holder, convertible into the number of fully paid and nonassessable shares of common stock as determined by dividing the original issue price applicable to such series of redeemable convertible preferred stock by the conversion price in effect at that time with respect to such series. The conversion price for the Redeemable Convertible Preferred Stock is the original issue price of such series of Redeemable Convertible Preferred Stock and shall be adjusted in accordance with conversion provisions contained in the Company’s Amended and Restated Certificate of Incorporation.

Each share of Redeemable Convertible Preferred Stock shall automatically be converted into fully paid, nonassessable shares of common stock at the then effective conversion rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the Securities Act), covering the offer and sale of the Company’s common stock, provided that the public offering price represents a pre-money valuation of at least $250.0 million and the aggregate gross proceeds to the Company are not less than $40.0 million, or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the redeemable convertible preferred stock then outstanding (voting as a single class and on an as-if converted basis), or, if later, the effective date for conversion specified in such requests.

(d)	Voting Rights

Each holder of a share of Redeemable Convertible Preferred Stock is entitled to the number of votes, with respect to such share, equal to the number of shares of common stock into which such share of Redeemable Convertible Preferred Stock could be converted on the record date for the vote or consent of stockholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the holders of common stock voting as a single class.

As of March 31, 2021, the Board of Directors was comprised of six members, three of whom are elected by the holders of Redeemable Convertible Preferred Stock, voting exclusively and as a separate class, and one of whom is the then current Chief Executive Officer of the Company and is elected by the holders of common stock, voting exclusively and as a separate class. The holders of common stock and Redeemable Convertible Preferred Stock, voting as a single class on an as-if converted basis, were entitled to elect the balance of the total number of directors.

(e)	Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Redeemable Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock by reason of their ownership of such stock, an amount per share for each share of Redeemable Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference of $1.00, $1.50, and $1.75 per share of Series A, Series B, and Series C redeemable convertible preferred stock, respectively, and (ii) all declared but unpaid dividends (if any) on such share of Redeemable Convertible Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the then-outstanding shares of redeemable convertible preferred stock, voting as a single class and on an as-converted basis. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Redeemable Convertible Preferred Stock are insufficient to permit the payment to such holders of the full amounts, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Redeemable Convertible Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

After the payment or setting aside for payment to the holders of the Redeemable Convertible Preferred Stock of the full amounts specified above, the remaining assets of the Company legally available for distribution shall be distributed with equal priority and ratably to the holders of the common stock in proportion to the number of shares of common stock held by them.

Note 8. Common Stock

The holder of each share of common stock is entitled to one vote in respect of each share of stock held. The holders of common stock are also entitled to receive dividends whenever funds and assets are legally available and when declared by the Board of Directors, subject to the prior rights of holders of redeemable convertible preferred stock outstanding. No dividends have been declared as of March 31, 2021.

The Company had reserved the following shares of common stock for future issuance as follows:

March 31, 2021
Redeemable convertible preferred stock, as converted
Issued	95,289,932
Unissued	6
Options issued and outstanding	8,749,425
Shares available for future stock option grants	908,734

Total	104,948,097

Note 9. Stock-Based Compensation Plan

The Company maintains the 2015 Stock Plan (the “Plan”) with the authorized shares of 17,450,000 as of March 31, 2021. The Plan provides for the issuance of options to purchase shares of common stock to officers, employees, directors, consultants and key persons who provide services to the Company. Stock options granted under the Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). According to the Plan, stock options are exercisable in whole or in part and common stock is issued upon the option exercise. The Plan also allows for the grant of restricted stock awards (“RSAs”). As of March 31, 2021, the Company had 908,734 shares of common stock available for issuance under the Plan. Such issuances are subject to vesting, forfeiture and other restrictions as deemed appropriate by the Board of Directors.

Options under the Plan may be granted for periods of up to 10 years. All options issued to date have a 10-year contractual life. To date, options granted generally vest over four years and vest at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter. The exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Board of Directors. The exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Board of Directors.

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

A summary of stock option activity is as follows:

	Options outstanding
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In years)	Aggregate Intrinsic Value (In thousands)
Outstanding – December 31, 2020	6,093,611	$0.40	8.43
Granted	3,094,625	1.85
Exercised	(434,811)	0.42
Cancelled	(4,000)	0.90

Outstanding – March 31, 2021	8,749,425	0.91	8.79	$7,758

Options outstanding and exercisable as of March 31, 2021	8,749,425	0.91	8.79	7,758

Options vested and expect to vest as of March 31, 2021	8,749,425	0.91	8.79	7,758

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest is the difference between the exercise price of the options and the estimated fair value of the Company’s common stock for financial reporting purposes as of March 31, 2021.

The intrinsic value of options exercised during the three months ended March 31, 2021 was $0.6 million.

During the three months ended March 31, 2021, the Company granted options with a weighted average grant date fair value of $1.08 per share.

The Company’s Board of Directors granted equity awards in the form of RSAs for certain of the Company’s employees under the Plan. In April 2016, the Company’s Board of Directors approved equity awards in the form of RSAs outside of the Plan. The Company’s outstanding RSAs began vesting one month after the grant date and vest 1/48th per month over four years.

The following table summarizes the Company’s RSA activity:

	Number of Shares	Weighted Average Grant Date Fair Value
RSAs, unvested at December 31, 2020	263,022	$0.69
Granted	500,000	1.71
Vested	(60,936)	0.92

RSAs, unvested at March 31, 2021	702,086	1.40

The fair value of RSAs vested during the three months ended March 31, 2021 was $0.1 million.

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

(a)	Fair Value of Employee Stock Options

The fair value of employee options is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Three Months Ended March 31,
	2021	2020
Expected term (in years)	6.00	6.00
Expected volatility	63.43%	58.89%
Risk-free interest rate	0.78%	1.47%
Dividend yield	—	—

(b)	Stock-Based Compensation

Total stock-based compensation recorded in the condensed statements of operations and comprehensive loss related to options and RSAs was as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Research and development	$175	$109
General and administrative	300	71

Total stock-based compensation expense	$475	$180

As of March 31, 2021, there was approximately $6.2 million of stock-based compensation expense to be recognized over a weighted-average period of approximately 3.50 years.

(c)	Early Exercise of Stock Options

The Plan allows for the granting of options that may be exercised before the options have vested. Shares issued as a result of early exercise that have not vested are subject to repurchase by the Company upon termination of the purchaser’s employment or services, at the price paid by the purchaser. The Company’s right to repurchase these shares generally lapses 1/48 of the original grant date amount per month over four years. The proceeds initially are recorded in a liability for early exercised stock options and are reclassified to common stock and additional paid-in capital as the Company’s repurchase right lapses. At March 31, 2021, there were 655,054 shares of common stock outstanding, subject to the Company’s right of repurchase at a weighted average exercise price of $0.42 per share.

Note 10. Commitments and Contingencies

Indemnification

From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify various parties against claims from third parties. These contracts primarily relate to (i) the Company’s bylaws, under which the Company must indemnify directors and executive officers, and may indemnify other officers and employees, for liabilities arising out of their relationship with the Company, (ii) contracts under which the Company must indemnify directors and certain officers for liabilities arising out of their relationship with the Company, (iii) contracts under which the Company may be required to indemnify customers or partners against certain claims, including claims from third parties asserting, among other things, infringement of their intellectual property rights and (iv) procurement, consulting, or license agreements under which the Company may be required to indemnify vendors, consultants or licensors for certain claims, including claims that may be brought against them arising from acts or omissions with respect to the supplied products, technology or services. From time to time, the Company may receive indemnification claims under these contracts in the normal course

SURROZEN, INC.

Notes to the Unaudited Condensed Interim Financial Statements

of business. In addition, under these contracts the Company may have to modify the accused infringing intellectual property and/or refund amounts received.

In the event that one or more of these matters were to result in a claim against the Company, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on the Company’s future business, operating results or financial condition. It is not possible to determine the maximum potential amount under these contracts due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement.

The Company maintains director and officer insurance, which may cover certain liabilities arising from the Company’s obligation to indemnify its directors and certain officers.

To the date the condensed interim financial statements were issued, the Company has not incurred any material costs or accrued any liabilities in the condensed interim financial statements as a result of these provisions.

Litigation

The Company’s industry is characterized by frequent claims and litigation, including claims regarding intellectual property. As a result, the Company may be subject to various legal proceedings from time to time. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors. Management is not aware of any pending or threatened litigation.

Note 11. Subsequent Events

The Company has completed an evaluation of all subsequent events through June 24, 2021, the date the condensed interim financial statements were issued, to ensure that these condensed interim financial statements include appropriate disclosure of events both recognized in the condensed interim financial statements and events that occurred but were not recognized in the condensed interim financial statements. The Company is unaware of any specific event or circumstance that would require it to update its estimates, judgments or revise the carrying value of its assets or liabilities. These estimates may change, as new events occur and as additional information related to the COVID-19 pandemic and other information is obtained, the impact of which would be recognized in the condensed interim financial statements as soon as such information becomes known. Actual results could differ from those estimates and any such differences may be material to the Company’s condensed interim financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

On April 15, 2021, the Company entered into a business combination agreement with Consonance-HFW Acquisition Corp, a Cayman Islands exempted company (“CHFW”) and Perseverance Merger Sub Inc., a subsidiary of CHFW (“Merger Sub”). Upon closing of the business combination, CHFW will become a Delaware corporation and will be renamed to Surrozen, Inc. (“New Surrozen”), and Merger Sub will merge with and into the Company, with the Company as the surviving company and, after giving effect to such merger, continuing as a wholly-owned subsidiary of New Surrozen. Pursuant to the business combination agreement, the Company’s outstanding equity shares and equity award (whether vested or unvested) as of closing will be exchanged for shares of New Surrozen’s common stock or comparable equity awards that are settled or are exercisable for shares of New Surrozen’s common stock. Additionally, immediately after the consummation of the business combination, certain investors, including certain of the Company’s existing stockholders, committed to subscribe for and purchase an aggregate of 12,020,000 units, each consisting of one share of New Surrozen’s common stock and one-third of one redeemable warrant for one share of New Surrozen’s common stock, for a purchase price of $10.00 per unit.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Surrozen, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Surrozen, Inc. (the Company) as of December 31, 2020 and 2019, the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as “the financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Redwood City, California

April 30, 2021

SURROZEN, INC.

Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$34,982	$29,104
Prepaid expenses and other current assets	1,042	310
Short-term investments	14,200	—

Total current assets	50,224	29,414
Property and equipment, net	5,836	6,632
Operating lease right-of-use assets	5,556	5,985
Other assets	39	49
Restricted cash	405	405

Total assets	$62,060	$42,485

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,776	$972
Accrued liabilities	3,394	1,427
Lease liabilities, current portion	2,108	1,501

Total current liabilities	7,278	3,900
Lease liabilities, noncurrent portion	7,489	9,199

Total liabilities	14,767	13,099

Commitments and contingencies (Note 6 and Note 11)
Redeemable convertible preferred stock, $0.0001 par value; 95,289,938 and 68,555,555 shares authorized as of December 31, 2020 and 2019, respectively; 95,289,932 and 66,718,509 shares issued and outstanding as of December 31, 2020 and 2019, respectively; liquidation preference of $133,300 and $83,300 as of December 31, 2020 and 2019, respectively	133,097	83,211
Stockholders’ deficit:
Common stock, $0.0001 par value, 120,000,000 and 85,888,000 shares authorized as of December 31, 2020 and 2019, respectively; 8,648,718 and 8,178,290 shares issued and outstanding as of December 31, 2020 and 2019, respectively	1	1
Additional paid-in-capital	2,196	1,459
Accumulated deficit	(88,001)	(55,285)

Total stockholders’ deficit	(85,804)	(53,825)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$62,060	$42,485

See accompanying notes to financial statements.

SURROZEN, INC.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2020	2019
Operating expenses:
Research and development	$25,684	$19,603
General and administrative	7,123	5,503

Total operating expenses	32,807	25,106

Loss from operations	(32,807)	(25,106)
Other income	91	744

Net loss and comprehensive loss	$(32,716)	$(24,362)

Net loss per share attributable to common stockholders, basic and diluted	$(4.42)	$(4.13)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	7,394,290	5,899,669

See accompanying notes to financial statements.

SURROZEN, INC.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share amounts)

	Redeemable convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	47,470,367	$54,355	7,938,895	$1	$584	$(30,923)	$(30,338)
Issuance of Series B redeemable convertible preferred stock, net of issuance costs of $16	19,248,142	28,856	—	—	—	—	—
Exercises of stock options	—	—	337,979	—	61	—	61
Reclassification to liability for early exercised stock options	—	—	—	—	(59)	—	(59)
Vesting of early exercised stock options	—	—	—	—	83	—	83
Repurchase of early exercised stock options	—	—	(98,584)	—	—	—	—
Stock-based compensation expense	—	—	—	—	790	—	790
Net loss	—	—	—	—	—	(24,362)	(24,362)

Balance at December 31, 2019	66,718,509	83,211	8,178,290	1	1,459	(55,285)	(53,825)
Issuance of Series C redeemable convertible preferred stock, net of issuance costs of $114	28,571,423	49,886	—	—	—	—	—
Exercises of stock options	—	—	407,533	—	167	—	167
Reclassification to liability for early exercised stock options	—	—	—	—	(150)	—	(150)
Vesting of early exercised stock options	—	—	—	—	85	—	85
Repurchase of early exercised stock options	—	—	(7,938)	—	—	—	—
Restricted stock granted	—	—	100,000	—	—	—	—
Restricted stock forfeited	—	—	(29,167)	—	—	—	—
Stock-based compensation expense	—	—	—	—	635	—	635
Net loss	—	—	—	—	—	(32,716)	(32,716)

Balance at December 31, 2020	95,289,932	$133,097	8,648,718	$1	$2,196	$(88,001)	$(85,804)

See accompanying notes to financial statements.

SURROZEN, INC.

Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2020	2019
Operating activities:
Net loss	$(32,716)	$(24,362)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,937	2,283
Stock-based compensation	635	790
Non-cash lease expense	992	661
Amortization of premium on investment securities, net	1	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(732)	198
Other assets	10	—
Accounts payable	537	639
Accrued liabilities	1,903	46
Lease liabilities	(1,666)	(1,311)

Net cash used in operating activities	(29,099)	(21,056)

Investing activities:
Purchases of property and equipment	(874)	(1,563)
Purchases of investment securities	(14,201)	—

Net cash used in investing activities	(15,075)	(1,563)

Financing activities:
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	49,886	28,856
Proceeds from exercise of stock options	167	61
Repurchases of early exercised stock options	(1)	(13)

Net cash provided by financing activities	50,052	28,904

Net increase in cash and cash equivalents and restricted cash	5,878	6,285
Cash and cash equivalents and restricted cash at beginning of year	29,509	23,224

Cash and cash equivalents and restricted cash at end of year	$35,387	$29,509

Supplemental disclosure of noncash investing and financing activities:
Capital expenditures in accounts payable	$267	$—

Vesting of early exercises of stock options	$85	$83

Reclassification to liability for early exercised stock options	$150	$59

Right-of-use asset obtained in exchange for operating lease liabilities	$563	$—

The following table presents a reconciliation of the Company’s cash, cash equivalents and restricted cash by category in the Company’s balance sheets:

	December 31,
	2020	2019
Cash and cash equivalents	$34,982	$29,104
Restricted cash	405	405

Cash and cash equivalents and restricted cash	$35,387	$29,509

See accompanying notes to financial statements.

SURROZEN, INC.

Notes to the Financial Statements

Note 1. Organization

Description of Business

Surrozen, Inc. (the “Company”) is a preclinical stage biotechnology company committed to discovering and developing drug candidates to selectively modulate the Wnt pathway, a critical mediator of tissue repair, in a broad range of organs and tissues. The Company is located in South San Francisco, California and was incorporated in the state of Delaware on August 12, 2015.

Liquidity, Capital Resources and Going Concern

The Company has incurred net operating losses each year since inception. During the year ended December 31, 2020, the Company incurred a net loss of $32.7 million and used $29.1 million of cash in operations. As of December 31, 2020, the Company had an accumulated deficit of approximately $88.0 million. The Company expects operating losses to continue in the foreseeable future because of additional costs and expenses related to the research and development activities. To date, the Company has been able to fund its operations through private placements of redeemable convertible preferred stock. As of December 31, 2020, the Company had cash and cash equivalents of $35.0 million and short-term investments of $14.2 million.

Management does not believe that the existing financial resources are sufficient for the Company to continue operating activities and therefore has concluded that substantial doubt exists about the Company’s ability to continue as a going concern within 12 months from the date of issuance of its financial statements. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. Insufficient liquidity may require the Company to relinquish rights to product candidates at an earlier stage of development or on less favorable terms than the Company would otherwise choose.

The Company plans to continue to fund its operations through public or private equity financings, debt financings or other capital sources, including government grants, potential collaborations with other companies or other strategic transactions. The Company’s ultimate success depends on the outcome of its research and development activities. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These factors would have a material adverse effect on the Company’s future financial results, financial position and cash flows.

Risks and Uncertainties

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, uncertainty of results of clinical trials and reaching milestones, uncertainty of regulatory approval of the Company’s potential drug candidates, uncertainty of market acceptance of the Company’s products, competition from substitute products and larger companies, securing and protecting proprietary technology, strategic relationships and dependence on key individuals and sole source suppliers.

Products developed by the Company require clearances from the U.S. Food and Drug Administration or other international regulatory agencies prior to commercial sales. There can be no assurance that the products will receive the necessary clearances. If the Company was denied clearance, clearance was delayed or the Company was unable to maintain clearance, it could have a materially adverse impact on the Company.

SURROZEN, INC.

Notes to the Financial Statements

The Company’s business has been and could continue to be adversely affected by the evolving Coronavirus Disease 2019 (COVID-19) pandemic. For example, the COVID-19 pandemic has resulted in and could result in delays to the Company’s preclinical studies of its product pipeline. At this time, the extent to which the COVID-19 pandemic impacts the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”). The financial statements and accompanying notes include all adjustments necessary for the fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. The Company has no subsidiaries.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in the accompanying financial statements include, but are not limited to, certain accruals for research and development activities, the fair value of common stock, redeemable convertible preferred stock tranche rights liabilities, stock-based compensation expense, uncertain tax positions and lease liabilities. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could materially differ from those estimates.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one segment.

Fair Value Measurement

ASC 820, Fair Value Measurement, or Topic 820, establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the assets or liability and are developed based on the best information available in the circumstances. Topic 820 identifies fair value as the price that would be received to sell an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. As a basis for considering market participant assumptions in fair value measurements, Topic 820 establishes a three-tiered value hierarchy that distinguishes between the following:

Level 1—Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

SURROZEN, INC.

Notes to the Financial Statements

Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active;

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair values requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized as Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Cash and Cash Equivalents

Cash equivalents relate to securities having an original maturity of three months or less at the time of purchase. The Company limits its credit risk associated with cash and cash equivalents by placing its investments with a bank it believes is highly creditworthy, with highly rated money market funds and commercial paper. As of December 31, 2020 and 2019, cash and cash equivalents consisted of bank deposits, investments in money market funds and commercial paper.

Restricted Cash

As of both December 31, 2020 and 2019, the Company had $0.4 million of restricted cash. The restricted cash serves as collateral for facility leases entered into in 2016 (Note 5). Restricted cash is classified as current if the collateral will be returned in less than 12 months.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentration of credit risk, consist of cash and cash equivalents and short-term investments. The Company is exposed to credit risk in the event of default to the extent recorded in the balance sheets. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institution in which its bank deposits are held. To manage credit risks related to short-term investments, the Company invests in various highly rated corporate debt and commercial paper securities.

Short-term Investments

The Company has investments in marketable securities. The Company’s investment policy is consistent with the definition of available-for-sale securities. The Company does not buy or hold securities principally for the purpose of selling them in the near future. The Company’s policy is focused on the preservation of capital, liquidity, and return. From time to time, the Company may sell certain securities, but the objectives are generally not to generate profits on short-term differences in price.

These marketable securities are carried at estimated fair value with unrealized holding gains and losses included in other comprehensive income (loss) in stockholders’ deficit until realized. Gains and losses on marketable security transactions are reported on the specific-identification method. Dividend and interest income are recognized in other income on the statements of operations when earned.

SURROZEN, INC.

Notes to the Financial Statements

The Company early adopted Accounting Standards Update (ASU) No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, on January 1, 2020 and applied the new modified credit impairment guidance related to available-for-sale debt securities prospectively. Under the new guidance, at each reporting date, entities must evaluate their individual available-for-sale debt securities that are in an unrealized loss position and determine whether the decline in fair value below the amortized cost basis is from a credit loss or other factors. The amount of the decline related to credit losses is recorded as a credit loss expense in earnings with a corresponding allowance for credit losses and the amount of decline not related to credit losses is recorded through other comprehensive income (loss), net of tax.

Property and Equipment

Property and equipment, including leasehold improvements, are recorded at cost net of accumulated depreciation. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Leasehold improvements	Shorter of useful life of asset or lease term
Computer equipment	3 years
Furniture, fixtures and equipment	3-8 years
Lab equipment	3 years

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations in the period realized. Maintenance and repairs are charged to operations as incurred. The leasehold improvements are any additions, alterations, or remodeling on the Company’s leased premise.

Leases

The Company accounts for its leases under ASC 842, Leases. Under this guidance, the Company determines if an arrangement is or contains a lease at inception. Right-of-use assets, or ROU assets, represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The classification of the Company’s leases as operating or finance leases along with the initial measurement and recognition of the associated ROU assets and lease liabilities is performed at the lease commencement date. The measurement of lease liabilities is based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate, based on the information available at the commencement date, to determine the present value of lease payments when its leases do not provide an implicit rate. The Company uses the implicit rate when readily determinable. The ROU asset is based on the measurement of the lease liability and is adjusted for lease incentives provided by the landlord. Lease expense for the Company’s operating leases is recognized on a straight-line basis over the lease term. The Company considers a lease term to be the non-cancelable period that it has the right to use the underlying asset, including any periods where it is reasonably certain the Company will exercise the option to extend or not terminate the contract. Periods covered by an option to extend or not terminate the contract are included in the lease term if the lessor controls the exercise of that option.

The Company’s lease agreement includes lease and non-lease components, and the Company has elected to separate lease and non-lease components. Further, the Company elected the short-term lease exception policy, permitting it to not apply the recognition requirements of this standard to leases with terms of 12 months or less (short-term leases) for all classes of assets.

SURROZEN, INC.

Notes to the Financial Statements

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount to the future net undiscounted cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset. The Company has not identified any such impairment losses to date.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development costs consist of external and internal expenses directly attributable to the conduct of research and development programs. The external expenses include the cost of services provided by outside contractors, clinical research organizations and contract manufacturing organizations. The internal expenses include the cost of salaries, payroll taxes, stock-based compensation, employee benefits, materials, supplies, depreciation on and maintenance of research equipment, and the facility costs for laboratory space used for research and development activities, such as rent, utilities, insurance, repairs and maintenance, and general support services.

The Company has entered into and may continue to enter into licensing or subscription arrangements to access and utilize certain technology. In each case, the Company evaluates if the license agreement results in the acquisition of an asset or a business. To date, none of the Company’s license agreements have been considered an acquisition of a business. For asset acquisitions, the upfront payments to acquire such licenses, as well as any future milestone payments made before product approval that do not meet the definition of a derivative, are immediately recognized as research and development expense when they are paid or become payable, provided there is no alternative future use of the rights in other research and development projects.

Accrued Research and Development Expenses

The Company records accruals for estimated costs of research, preclinical, and manufacturing development, which are significant components of research and development expenses, within accrued expenses in the accompanying balance sheets. A substantial portion of the Company’s ongoing research and development activities is conducted by third-party service providers. The Company accrues the costs incurred under agreements with these third parties based on estimates of actual work completed in accordance with the respective agreements. The Company determines the estimated costs through discussions with internal personnel and external service providers as to the progress, or stage of completion or actual timeline (start-date and end-date) of the services and the agreed-upon fees to be paid for such services. Payments made to third parties under these arrangements in advance of the performance of the related services by the third parties are recorded as prepaid expenses until the services are rendered. For the years ended December 31, 2020 and 2019, the Company has not experienced any material differences between accrued costs and actual costs incurred.

If the actual timing of the performance of services or the level of effort varies from the estimate, the Company adjusts accrued expenses or prepaid expenses accordingly, which impact research and development expenses. Although the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period.

Redeemable Convertible Preferred Stock

The Company has classified redeemable convertible preferred stock as temporary equity on the accompanying balance sheets because it may become redeemable due to certain change in control clauses that are outside of the

SURROZEN, INC.

Notes to the Financial Statements

Company’s control. The carrying value of the redeemable convertible preferred stock has not been accreted to their redemption value as these events are not considered probable of occurrence. Subsequent adjustments of the carrying values to redemption values will be made only if and when it becomes probable redemption will occur.

Stock-Based Compensation

The Company has an equity incentive plan under which various types of equity-based awards including, but not limited to, incentive stock options, non-qualified stock options, and restricted stock awards, may be granted to employees, directors, and consultants.

The Company recognizes stock-based compensation expense for all stock-based payments. Employee stock-based compensation cost is estimated at the grant date based on the fair value of the equity for financial reporting purposes and is recognized as expense over the requisite service period. Fair value of common stock for financial reporting purposes is determined considering numerous objective and subjective factors and requires judgment. These objective and subjective factors include, but are not limited to:

•	relevant precedent transactions involving the Company’s capital stock;

•	contemporaneous valuations performed by third-party specialists;

•	rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to those of the Company’s common stock;

•	actual operating and financial performance;

•	current business conditions and financial projections;

•	likelihood of achieving a liquidity event, such as an initial public offering or a sale of the Company’s business;

•	the lack of marketability of the Company’s common stock, and the illiquidity of stock-based awards involving securities in a private company;

•	market multiples of comparable publicly traded companies;

•	stage of development;

•	industry information such as market size and growth; and

•	U.S. and global capital and macroeconomic conditions.

The Company has elected to calculate the fair value of options based on the Black Scholes option pricing model. The Black Scholes model requires the use of various assumptions including common stock valuation, expected option life and expected stock price volatility. The Company estimates the expected term for stock options using the simplified method due to the lack of historical exercise activity. The simplified method calculates the expected term as the midpoint between the vesting date and the contractual expiration date of the award. The Company estimates the options’ volatility using volatilities of a group of public companies in a comparable industry, stage of life cycle, and size. The interest rate is derived from the U.S. Treasury instruments with maturities similar to the expected term of the Company’s stock options. The Company has not declared nor expects to declare dividends. Therefore, there is no dividend impact on the valuation of options. The Company is using the straight-line method for employee expense attribution for stock options. The Company accounts for forfeitures as they occur.

Prior to the adoption of ASU No. 2018-07 on January 1, 2020, options and other equity awards granted to non-employees were subject to periodic remeasurement over the period during which services were rendered.

SURROZEN, INC.

Notes to the Financial Statements

The Company remeasured the fair value of these non-employee awards at each reporting period prior to vesting and finally at the vesting date of the award. Subsequent to the adoption of ASU No. 2018-07, the Company recognizes non-employee compensation costs over the requisite service period based on a measurement of fair value on the date of grant of each stock award.

Comprehensive Income (Loss)

The Company’s comprehensive income or loss consists of net income or loss and other comprehensive income (loss). Unrealized gains or losses on available-for-sale securities are included in the Company’s other comprehensive income or loss. As of December 31, 2020, the Company’s unrealized gain (loss) on available-for- sale securities was de minimis.

Net Loss Per Share

Basic net loss per share is calculated using the two-class method under which earnings are allocated to both common shares and participating securities. Undistributed net losses are allocated entirely to common shareholders since the participating security has no contractual obligation to share in the losses. Basic net loss per share is calculated by dividing the net loss attributable to common shares by the weighted-average number of shares of common stock outstanding for the period, without consideration for potential dilutive securities. Shares of common stock subject to repurchase are excluded from the weighted-average shares. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury stock method. Since the Company was in a loss position for the periods presented, basic net loss per share is the same as diluted net loss per share since the effects of potentially dilutive securities are antidilutive.

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	December 31,
	2020	2019
Redeemable convertible preferred stock	95,289,932	66,718,509
Options outstanding	6,093,611	4,091,333
Unvested RSAs	263,022	460,939
Unvested common stock subject to repurchase	590,921	839,092

Total	102,237,486	72,109,873

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

The Company assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at

SURROZEN, INC.

Notes to the Financial Statements

the largest amount of benefit that is more likely than not of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and the Company will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits require significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.

The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to unrecognized tax benefits.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This update will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now include forward-looking information in the determination of their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, this update amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The Company early adopted this standard as of January 1, 2020, with no impact upon adoption.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting. ASU No. 2018-07 simplifies the accounting for stock-based payments to non-employees by aligning it with the accounting for stock-based payments to employees, with certain exceptions. The Company adopted this guidance as of January 1, 2020, with an immaterial impact upon adoption.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which removes, modifies and adds various disclosure requirements on fair value measurements in Topic 820. The Company adopted this guidance as of January 1, 2020, with no impact upon adoption.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which amends the existing guidance relating to the accounting for income taxes. This standard

SURROZEN, INC.

Notes to the Financial Statements

is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of U.S. GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance. The standard is effective for public business entities for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. The standard is effective for entities other than public business entities for fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company does not expect a material impact on its financial statements from adopting this update.

Note 3. Fair Value

The following tables summarize the Company’s financial assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Money market funds(1)	$31,896	$—	$—	$31,896
Corporate bonds	—	1,115	—	1,115
Commercial paper(2)	—	15,285	—	15,285

Total financial assets measured at fair value	$31,896	$16,400	$—	$48,296

	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
Money market funds(1)	$28,223	$—	$—	$28,223

Total financial assets measured at fair value	$28,223	$—	$—	$28,223

(1)	Money market funds are included in cash and cash equivalents on the balance sheets as of December 31, 2020 and 2019.
(2)	Marketable securities with original maturities of three months or less, in the amount of $2.2 million, are included in cash and cash equivalents on the balance sheet as of December 31, 2020.

There have been no changes to the valuation methods utilized during the year ended December 31, 2020. The Company’s financial instruments include cash and cash equivalents, short-term investments, accounts payable, accrued liabilities, and redeemable convertible preferred stock tranche rights liabilities. The carrying amount of cash and cash equivalents, accounts payable, and accrued liabilities approximate their fair values due to their short-term maturities.

Investments in corporate bonds and commercial paper are classified as Level 2 as they were valued based upon quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets.

The redeemable convertible preferred stock tranche rights liabilities were initially recorded at fair value and remeasured at each reporting period and upon the exercise or expiration of the right. The redeemable convertible preferred stock tranche rights were exercised during 2019 and remeasured and reclassified to redeemable convertible preferred stock. The initial valuation of the redeemable convertible preferred stock tranche rights was determined using Level 3 unobservable inputs, and its subsequent remeasurement was not significant.

SURROZEN, INC.

Notes to the Financial Statements

The following table provides the Company’s marketable securities by security type (in thousands):

	As of December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Corporate bonds	$1,115	$—	$—	$1,115
Commercial paper	15,285	—	—	15,285

Total	$16,400	$—	$—	$16,400

As of December 31, 2020, $2.2 million of marketable securities are included in cash and cash equivalents and $14.2 million are included in short-term investments. As of December 31, 2020, all marketable securities had maturities of one year or less. As of December 31, 2020, one investment of $1.1 million was in an unrealized loss position, with an unrealized loss of less than $1,000. This investment has not been in a continuous unrealized loss position for more than twelve months. The Company determined that the unrealized loss was not attributed to credit risk but was primarily associated with changes in interest rates. The Company does not intend to sell the investment that is in an unrealized loss position, nor is it more likely than not that the Company will be required to sell the investment before the recovery of the amortized cost basis, which may be its maturity. Accordingly, the Company did not record an allowance for credit losses associated with this investment.

The Company did not hold marketable securities as of December 31, 2019.

Note 4. Balance Sheet Components

Property and Equipment, Net

Property and equipment, net, consists of the following (in thousands):

	December 31,
	2020	2019
Leasehold improvements	$7,052	$7,052
Computer equipment	137	137
Furniture and office equipment	310	285
Lab equipment	6,084	4,968

Total property and equipment	13,583	12,442
Less accumulated depreciation and amortization	(7,747)	(5,810)

Property and equipment, net	$5,836	$6,632

Depreciation expense for the years ended December 31, 2020 and 2019 was $1.9 million and $2.3 million, respectively.

SURROZEN, INC.

Notes to the Financial Statements

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31,
	2020	2019
Payroll and related expenses	$1,673	$1,242
Liability for early exercised stock options	188	124
Accrued research and development expenses	1,305	—
Other accrued expenses	228	61

Accrued liabilities	$3,394	$1,427

Note 5. Leases

In August 2016, the Company entered into a lease agreement for office space, which consists of approximately 32,813 square feet of rental space in South San Francisco, California. The office space lease is classified as an operating lease. The initial lease term commenced in May 2017 and ends in April 2025, with rent payments escalating each year. The Company has options to extend the lease for additional years, but the exercise of the option was not reasonably certain. The landlord provided the Company with a tenant improvement allowance of up to $4.6 million. In connection with the lease, the Company maintains a letter of credit for the benefit of the landlord in the amount of $0.4 million, which is recorded as restricted cash on the balance sheets.

In January 2020, the Company entered into a new lease agreement for a term of 18 months for approximately 6,478 square feet of space. The new office space lease is classified as an operating lease. The new lease commenced in June 2020 and rent payments escalate after 14 months. The Company has the option to terminate the lease after six months, but the exercise of the option was not reasonably certain.

In connection with its operating leases, the Company has operating lease right-of-use assets of $5.6 million and $6.0 million as of December 31, 2020 and 2019, respectively, and aggregate lease liabilities of $9.6 million and $10.7 million, respectively, on its balance sheets.

Operating lease expense during the years ended December 31, 2020 and 2019 was $1.8 million and $1.6 million, respectively.

Aggregate future minimum rental payments under operating leases as of December 31, 2020, were as follows (in thousands):

Year ending December 31:
2021	$2,818
2022	2,486
2023	2,564
2024	2,646
2025	891

Total lease payments	11,405
Less: Imputed interest	(1,808)

Operating lease liability	$9,597

SURROZEN, INC.

Notes to the Financial Statements

The following represents supplemental information related to the Company’s operating leases:

	December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities (in thousands)	$2,520	$2,266
Weighted-average remaining lease term (in years)	4.19	5.33
Weighted-average discount rate	8.4%	8.5%

The Company subleased a small portion of the office space leased above. The sublease ended in 2019. Sublease income for the year ended December 31, 2019 was $0.3 million, recorded under other income in the statement of operations.

Note 6. License Agreements

Stanford License Agreements

In March 2016, the Company entered into a license agreement with Stanford, or the 2016 Stanford Agreement, which was amended in July 2016, October 2016 and January 2021, pursuant to which the Company obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patents, rights, or licensed patents and technology related to its engineered Wnt surrogate molecules to make, use, import, offer to sell and sell products that are claimed by the licensed patents or that use or incorporate such technology, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases. In consideration for this license, the Company paid Stanford a nominal upfront fee and issued an aggregate of 241,688 shares of common stock to Stanford, the University of Washington and two co-inventors of the licensed patents. In addition, the Company agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, an aggregate of up to $1.4 million for the achievement of specified development and regulatory milestones, and an aggregate of up to $5.0 million for achievement of specified sales milestones. Stanford is also entitled to receive royalties from us equal to a very low single digit percentage of the Company’s and its sublicensees’ net sales of licensed products that are covered by a valid claim of a licensed patent.

Additionally, the Company agreed to pay Stanford a sub-teen double digit percentage of certain consideration the Company receives as a result of granting sublicenses to the licensed patents and, if the Company acquired, a onetime change of control fee in the low six figures. Stanford retains the right under the 2016 Stanford Agreement, on behalf of itself, Stanford Hospital and Clinics, the University of Washington and all other non-profit research institutions, to practice the licensed patents and technology for any non-profit purpose. The licensed patents and technology are additionally subject to a non-exclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to practice the licensed patents and technology for its research purposes, but with no right to assign or sublicense.

In June 2018, the Company entered into another license agreement with Stanford, or the 2018 Stanford Agreement, pursuant to which the Company obtained from Stanford, a worldwide, exclusive, sublicensable license under certain patent rights related to its surrogate R-spondin proteins, or the licensed patents, to make, use, import, offer to sell and sell products that are claimed by the licensed patents, or licensed products, for the treatment, diagnosis and prevention of human and veterinary diseases, or the exclusive field. Additionally, Stanford granted the Company a worldwide, non-exclusive, sublicensable license under the licensed patents to make and use licensed products for research and development purposes in furtherance of the exclusive field and a worldwide, non-exclusive license to make, use and import, but not to offer to sell or sell, licensed products in any

SURROZEN, INC.

Notes to the Financial Statements

other field of use. In consideration of these licenses, the Company paid Stanford a nominal upfront fee. The Company also agreed to pay Stanford nominal annual license maintenance fees which are creditable against earned royalties owed to Stanford for the same year, and an aggregate of up to $0.425 million for the achievement of specified development and regulatory milestones. Stanford is also entitled to receive royalties from the Company equal to a sub-single digit percentage of the Company’s and its sublicensees’ net sales of licensed products. Additionally, the Company agreed to pay Stanford a one-time payment in the low six figures for each sublicense of the licensed patents that the Company grants to a third party and, if the Company is acquired, a onetime nominal change of control fee. Stanford retains the right under the 2018 Stanford Agreement, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and all other non-profit research institutions, to practice the licensed patents for any non-profit purpose. The licensed patents are additionally subject to a nonexclusive, irrevocable, worldwide license held by the Howard Hughes Medical Institute to exercise any intellectual property rights with respect to the licensed patents for research purposes, including the right to sublicense to non-profit and governmental entities but with no other rights to assign or sublicense.

Under each of the 2016 Stanford Agreement and the 2018 Stanford Agreement, or Stanford Agreements, the Company agreed to use commercially reasonable efforts to develop and commercialize licensed products and the Company agreed to achieve certain funding and development milestones by certain dates. Unless earlier terminated, each Stanford Agreement will continue until the expiration of the patents licensed under such Stanford Agreement. The Company may terminate either Stanford Agreement at any time for any reason by providing at least 30 days’ written notice to Stanford. Stanford may terminate either Stanford Agreement if the Company breaches certain provisions of that Stanford Agreement and fail to remedy such breach within 90 days after written notice of the breach by Stanford.

For the years ended December 31, 2020 and 2019, the Company paid de minimis research and development expenses related to the Stanford Agreements. No milestone payments or earned royalties were paid by the Company to Stanford during the fiscal years ended December 31, 2020 and 2019 or were due as of such date pursuant to the Stanford Agreements.

UCSF License and Option Agreements

In September and October 2016, the Company entered into two separate license and option agreements with The Regents of the University of California, or UCSF, pursuant to which the Company obtained non-exclusive licenses from UCSF for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from the Company’s use of such library, or licensed products. In consideration of the license and option rights under the UCSF Agreement, the Company paid UCSF a nominal option issue fee and agreed to pay UCSF a nominal annual option maintenance fee.

In January 2020, the Company amended and restated its license and option agreements with UCSF, or UCSF Agreement, to provide non-exclusive licenses to make and use a certain human Fab naive phage display library and to make and use a certain phage display llama VHH single domain antibody library for internal research and antibody discovery purposes and an option to negotiate with UCSF to obtain a non-exclusive license under UCSF’s rights in the applicable library to make, use, sell, offer for sale and import products incorporating antibodies identified or resulting from the Company’s use of such library, or licensed products. If the Company exercises the option under the UCSF Agreement, the Company and UCSF will negotiate in good faith the terms of a commercial license agreement in addition to the pre-agreed terms which include payment to UCSF of a nominal license issue fee, nominal annual license maintenance fees, nominal to low six figure milestone payments for the achievement of a specified regulatory milestone event for each licensed product, nominal

SURROZEN, INC.

Notes to the Financial Statements

annual minimum royalties, which are creditable against earned royalties for the same year, and earned royalties equal to a sub-single digit percentage of the Company’s and the Company’s sublicensees’ net sales of licensed products. As of December 31, 2020, the Company has not exercised the option.

For both the years ended December 31, 2020 and 2019, the Company paid $0.1 million for research and development expenses related to the UCSF agreements. No milestone payments or earned royalties were paid by the Company to UCSF during the fiscal years ended December 31, 2020 and 2019 or were due as of such date pursuant to the UCSF agreements.

Unless earlier terminated, the UCSF Agreement will continue until four years from its effective date, and the Company may exercise the option to negotiate a commercial license at any time during that term. Additionally, the Company may extend the UCSF Agreement for any additional four years by paying UCSF a nominal term extension fee. The Company may terminate the UCSF Agreement at any time for any reason by providing at least 60 days’ written notice to UCSF. UCSF may terminate the UCSF Agreement if UCSF reasonably believes the Company is in material breach of the UCSF Agreement and the Company fails to remedy such breach within 60 days after written notice of such breach by UCSF. Additionally, the UCSF Agreement will automatically terminate in the event of the Company’s bankruptcy.

Distributed Bio Subscription Agreement

In September 2016, the Company entered into, and in January 2019 the Company amended, an antibody library subscription agreement with Distributed Bio, or the Distributed Bio Agreement, in which the Company obtained from Distributed Bio a non-exclusive license to use Distributed Bio’s antibody library to identify antibodies directed to an unlimited number of the Company’s proprietary targets and to make, use, sell, offer for sale, import and exploit products incorporating the antibodies that the Company identifies, or licensed products. In consideration for the rights granted to the Company under the Distributed Bio Agreement, the Company paid Distributed Bio a nominal upfront fee and an additional nominal fee upon entering into the amendment. The Company agreed to pay Distributed Bio an annual fee in the low six figures after the first three years. Additionally, the Company agreed to pay Distributed Bio an aggregate of $5.9 million for each licensed product that achieves specified development, regulatory and commercial milestones and royalties equal to a very low single digit percentage of the Company’s and its sublicensees’ net sales of licensed products. The Company’s obligation to pay royalties will end for each licensed product ten years after its first commercial sale.

For the years ended December 31, 2020 and 2019, the Company incurred $0.2 million and $0.3 million, respectively, related to the Distributed Bio Agreement. No milestone payments or earned royalties were paid by the Company to Distributed Bio during the fiscal years ended December 31, 2020 and 2019 or were due as of such date pursuant to the Subscription Agreement.

Unless earlier terminated, the Distributed Bio Agreement will continue for an initial four-year term and will thereafter automatically renew for additional one-year terms. The Company may terminate the Distributed Bio Agreement for convenience at any time by providing written notice to Distributed Bio. The Company and Distributed Bio may terminate the Distributed Bio Agreement for the other party’s material breach and failure to cure such breach within 60 days after notice of such breach.

SURROZEN, INC.

Notes to the Financial Statements

Note 7. Redeemable Convertible Preferred Stock

The following table summarizes the redeemable convertible preferred stock:

	As of December 31, 2020
	Shares		Original Issue Price	Aggregate Liquidation Preference (in thousands)
	Authorized	Issued
Series A	33,555,555	33,555,555	$1.00	$33,556
Series B	33,162,954	33,162,954	1.50	49,744
Series C	28,571,429	28,571,423	1.75	50,000

	95,289,938	95,289,932		$133,300

	As of December 31, 2019
	Shares		Original Issue Price	Aggregate Liquidation Preference (in thousands)
	Authorized	Issued
Series A	33,555,555	33,555,555	$1.00	$33,556
Series B	35,000,000	33,162,954	1.50	49,744

	68,555,555	66,718,509		$83,300

From April 2016 to January 2018, the Company issued and sold an aggregate of 33,555,555 shares of Series A redeemable convertible preferred stock at a purchase price of $1.00 per share for aggregate proceeds of approximately $33.5 million.

From October 2018 to September 2019, the Company issued and sold an aggregate of 33,162,954 shares of Series B redeemable convertible preferred stock at a purchase price of $1.50 per share for aggregate proceeds of approximately $49.7 million.

In June 2020, the Company issued 28,571,429 shares of Series C redeemable convertible preferred stock at a purchase price of $1.75 per share for aggregate proceeds of approximately $50.0 million.

In accordance with the Series B redeemable convertible preferred stock purchase agreements, the holders of Series B redeemable convertible preferred stock had the right to participate in the future purchases of Series B redeemable convertible preferred stock, but did not have an obligation to invest in the second tranche. The Company’s Amended and Restated Certificate of Incorporation also included a special mandatory conversion feature whereby if an investor decided not to participate in the second tranche closing, each share of Series B preferred stock then held by such investor would have automatically converted into 1/10th of a fully-paid, nonassessable share of common stock. The underlying shares of the future tranche rights were not puttable by the holder or mandatorily redeemable. In addition, the tranche rights to participate in the future tranche closing involved the issuance of a fixed number of shares at a fixed price.

The Company determined that the future rights to participate in the second tranche closing of Series B redeemable convertible preferred stock was a freestanding financial instrument as it met the criteria for being legally detachable and separately exercisable. In 2019, the Series B redeemable convertible preferred stock tranche right was exercised, remeasured and classified to redeemable convertible preferred stock.

SURROZEN, INC.

Notes to the Financial Statements

The rights, preferences and privileges of the Series A, Series B and Series C redeemable convertible preferred stock (together, the “Redeemable Convertible Preferred Stock”) are as follows:

(a)	Dividend Rights

Through December 31, 2020, no dividends have been declared, authorized, or paid. From and after the date of issuance of the shares of Redeemable Convertible Preferred Stock, the holders of the outstanding shares of Series A, Series B and Series C redeemable convertible preferred stock are entitled to receive, when and if declared by the Board of Directors, and prior and in preference to dividends on the Company’s common stock, a noncumulative cash dividend at the rate of $0.12, $0.08, and $0.14, respectively, per share per annum. The preferred stockholders also participate in any additional dividends on an as-if converted basis with common stockholders.

(b)	Redemption Rights

The Redeemable Convertible Preferred Stock is not redeemable as of December 31, 2020. Upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, the Redeemable Convertible Preferred Stock is contingently redeemable. As such, the Redeemable Convertible Preferred Stock is classified as temporary equity. The redemption price of the Redeemable Convertible Preferred Stock is equal to their respective original issue price per share plus any declared but unpaid dividends. Any discount to liquidation preference of the Redeemable Convertible Preferred Stock is not being accreted as a deemed dividend, as it not currently probable that the Redeemable Convertible Preferred Stock will become redeemable. Subsequent adjustments to increase the carrying values to the ultimate redemption values will be made only when it becomes probable that such a liquidation event will occur.

(c)	Conversion Rights

Each share of Redeemable Convertible Preferred Stock is, at the option of the holder, convertible into the number of fully paid and nonassessable shares of common stock as determined by dividing the original issue price applicable to such series of redeemable convertible preferred stock by the conversion price in effect at that time with respect to such series. At December 31, 2020, the conversion price for the Redeemable Convertible Preferred Stock is the original issue price of such series of Redeemable Convertible Preferred Stock and shall be adjusted in accordance with conversion provisions contained in the Company’s Amended and Restated Certificate of Incorporation.

Each share of Redeemable Convertible Preferred Stock shall automatically be converted into fully paid, nonassessable shares of common stock at the then effective conversion rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the Securities Act), covering the offer and sale of the Company’s common stock, provided that the public offering price represents a pre-money valuation of at least $250.0 million and the aggregate gross proceeds to the Company are not less than $40.0 million, or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the redeemable convertible preferred stock then outstanding (voting as a single class and on an as-if converted basis), or, if later, the effective date for conversion specified in such requests.

(d)	Voting Rights

Each holder of a share of Redeemable Convertible Preferred Stock is entitled to the number of votes, with respect to such share, equal to the number of shares of common stock into which such share of Redeemable Convertible

SURROZEN, INC.

Notes to the Financial Statements

Preferred Stock could be converted on the record date for the vote or consent of stockholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the holders of common stock voting as a single class.

As of December 31, 2020, the Board of Directors was comprised of six members, three of whom are elected by the holders of Redeemable Convertible Preferred Stock, voting exclusively and as a separate class, and one of whom is the then current Chief Executive Officer of the Company and is elected by the holders of common stock, voting exclusively and as a separate class. The holders of common stock and Redeemable Convertible

Preferred Stock, voting as a single class on an as-if converted basis, were entitled to elect the balance of the total number of directors.

(e)	Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Redeemable Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock by reason of their ownership of such stock, an amount per share for each share of Redeemable Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference of $1.00, $1.50, and $1.75 per share of Series A, Series B, and Series C redeemable convertible preferred stock, respectively, and (ii) all declared but unpaid dividends (if any) on such share of Redeemable Convertible Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the then-outstanding shares of redeemable convertible preferred stock, voting as a single class and on an as-converted basis. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Redeemable Convertible Preferred Stock are insufficient to permit the payment to such holders of the full amounts, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Redeemable Convertible Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

After the payment or setting aside for payment to the holders of the Redeemable Convertible Preferred Stock of the full amounts specified above, the remaining assets of the Company legally available for distribution shall be distributed with equal priority and ratably to the holders of the common stock in proportion to the number of shares of common stock held by them.

Note 8. Common Stock

The holder of each share of common stock is entitled to one vote in respect of each share of stock held. The holders of common stock are also entitled to receive dividends whenever funds and assets are legally available and when declared by the Board of Directors, subject to the prior rights of holders of redeemable convertible preferred stock outstanding. No dividends have been declared as of December 31, 2020.

SURROZEN, INC.

Notes to the Financial Statements

The Company had reserved the following shares of common stock for future issuance as follows:

December 31, 2020
Redeemable convertible preferred stock, as converted
Issued	95,289,932
Unissued	6
Options issued and outstanding	6,093,611
Shares available for future stock option grants	1,499,359

Total	102,882,908

Note 9. Stock-Based Compensation Plan

In 2015, the Board of Directors approved the 2015 Stock Plan (the “Plan”) with the authorized shares of 14,450,000 as of December 31, 2020. The Plan provides for the issuance of options to purchase shares of common stock to officers, employees, directors, consultants and key persons who provide services to the Company. Stock options granted under the 2015 Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). According to the 2015 Plan, stock options are exercisable in whole or in part and common stock is issued option exercise. The Plan also allows for the grant of restricted stock awards (“RSAs”). As of December 31, 2020, the Company had 1,499,359 shares of common stock available for issuance under the Plan. Such issuances are subject to vesting, forfeiture and other restrictions as deemed appropriate by the Board of Directors.

Options under the Plan may be granted for periods of up to 10 years. All options issued to date have a 10- year contractual life. To date, options granted generally vest over four years and vest at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter. The exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Board of Directors. The exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Board of Directors.

A summary of stock option activity is as follows (in thousands except per share amounts):

	Options outstanding
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding—January 1, 2020	4,091	$0.17	8.66
Granted	2,600	0.76
Exercised	(407)	0.44
Cancelled	(190)	0.31

Outstanding—December 31, 2020	6,094	0.40	8.43	$7,868

Options outstanding and exercisable as of December 31, 2020	6,094	0.40	8.43	7,868

Options vested and expect to vest as of December 31, 2020	6,094	0.40	8.43	7,868

SURROZEN, INC.

Notes to the Financial Statements

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest is the difference between the exercise price of the options and the estimated fair value of the Company’s common stock for financial reporting purposes as of December 31, 2020.

The intrinsic value of options exercised during the years ended December 31, 2020 and 2019 was $0.2 million and $0.1 million, respectively.

During the years ended December 31, 2020 and 2019, the Company granted options with a weighted average grant date fair value of $0.74 and $0.31 per share, respectively.

The Company’s Board of Directors granted equity awards in the form of RSAs for certain of the Company’s employees under the 2015 Equity Incentive Plan. In April 2016, the Company’s Board of Directors approved equity awards in the form of RSAs outside of the 2015 Equity Incentive Plan. The Company’s outstanding RSAs began vesting one month after the grant date and vest 1/48th per month over four years.

The following table summarizes the Company’s RSA activity (in thousands except per share amounts):

	Number of Shares	Weighted Average Grant Date Fair Value
RSAs, unvested at January 1, 2020	461	$0.27
Granted	100	1.20
Cancelled	(29)	0.09
Vested	(269)	0.22

RSAs, unvested at December 31, 2020	263	0.69

The fair value of RSAs vested during the years ended December 31, 2020 and 2019 was $0.3 million and $0.8 million, respectively.

(a)	Fair Value of Employee Stock Options

The fair value of employee options is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Years Ended December 31,
	2020	2019
Expected term (in years)	5.96—6.07	5.92—6.08
Expected volatility	58.71%—62.88%	59.76%—64.12%
Risk-free interest rate	0.31%—1.48%	1.42%—2.48%
Dividend yield	—%	—%

(b)	Stock-Based Compensation

Total stock-based compensation recorded in the statements of operations related to options and RSAs was as follows (in thousands):

	Years Ended December 31,
	2020	2019
Research and development	$423	$687
General and administrative	212	103

Total stock-based compensation expense	$635	$790

SURROZEN, INC.

Notes to the Financial Statements

As of December 31, 2020, there was approximately $2.5 million of unrecognized stock-based compensation expense to be recognized over a weighted-average period of approximately 3.28 years.

(c)	Early Exercise of Stock Options

The 2015 Plan allows for the granting of options that may be exercised before the options have vested. Shares issued as a result of early exercise that have not vested are subject to repurchase by the Company upon termination of the purchaser’s employment or services, at the price paid by the purchaser. The Company’s right to repurchase these shares generally lapses 1/48 of the original grant date amount per month over four years. The proceeds initially are recorded in a liability for early exercised stock options and are reclassified to common stock and additional paid-in capital as the Company’s repurchase right lapses. At December 31, 2020, there were 0.6 million shares of common stock outstanding, subject to the Company’s right of repurchase at a weighted average exercise price of $0.32 per share.

(d)	Stock-Based Compensation Associated with Awards to Non-employees

The Company did not grant any new options to purchase shares to consultants during the years ended December 31, 2020 and 2019. The Company recorded $0.01 million and $0.4 million in stock-based compensation for prior grants to non-employees for the year ended December 31, 2020 and 2019, respectively.

(e)	Founders Shares

In December 2015, the Company issued 3,400,000 common shares for cash of $0.0001 per share to the original founding members of the Company. The shares were issued under the terms of the respective restricted stock purchase agreements and unvested shares are subject to be repurchased by the Company at the original purchase price per share upon the holder’s termination of their relationship with the Company. The restricted shares are not deemed to be issued for accounting purposes until they vest and are therefore excluded from shares outstanding and from basic and diluted net loss per share until the repurchase right lapses and the shares are no longer subject to the repurchase feature. Under the founders’ agreements, 1/48th of the shares subject to the RSA shall vest on the date one month after the vesting commencement date, and 1/48th of the shares subject to the RSA shall vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), subject to the founders continuing to be a service provider through each such date. As of December 31, 2019, all 3,400,000 common shares were vested. The Company recorded $0.4 million in stock-based compensation of founders’ RSAs for the year ended December 31, 2019.

Note 10. Income Taxes

No provision for income taxes was recorded for the years ended December 31, 2020 and 2019. The Company has incurred net operating losses for all the periods presented. The Company accounts for income taxes in accordance with the asset and liability method, which requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is not likely to be realized and, accordingly, has provided a full valuation allowance.

SURROZEN, INC.

Notes to the Financial Statements

Significant components of the Company’s net deferred tax assets consist of the following (in thousands):

	December 31,
	2020	2019
Deferred tax assets
Net operating loss carryforwards	$22,585	$13,830
Lease liabilities	2,487	2,749
Research and development credits	2,166	1,508
Accrual and reserves	457	319
Capitalized intangible costs	156	171
Stock-based compensation	2	3
Other	5	—

Gross deferred tax assets	27,858	18,580
Less valuation allowance	(25,941)	(16,339)

Deferred tax assets, net of valuation allowance	1,917	2,241
Deferred tax liabilities
Right-of-use assets	(1,555)	(1,675)
Fixed assets	(340)	(552)
Other	(22)	(14)

Gross deferred tax liabilities	(1,917)	(2,241)

Total net deferred tax assets	$—	$—

The net valuation allowance increased by $9.6 million and $7.0 million for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, the Company had net operating loss (“NOL”) carryforwards of approximately $80.8 million and $80.6 million available to reduce future taxable income, if any, for federal and California state income tax purposes, respectively. NOL carryforwards generated after 2018 for federal tax reporting purposes of $68.3 million have an indefinite carryforward period. The remaining federal and state net operating loss carryforwards begin expiring in 2036.

As of December 31, 2020, the Company had research and development credit carryforwards of approximately $1.5 million and $1.9 million available to reduce future taxable income, if any, for federal and California state income tax purposes, respectively. The federal credit carryforwards begin expiring in 2036 and the state credits carry forward indefinitely.

Federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. As a result of such ownership changes, the Company’s ability to realize the potential future benefit of tax losses and tax credits that existed at the time of the ownership change may be limited and may expire unutilized. Such impairment of tax losses and tax credits would reduce the deferred tax asset and corresponding valuation allowance, as a result of the limitation. The Company has not conducted a study to assess whether a limitation would apply under Section 382. The Company plans to conduct a Section 382 study when it begins generating taxable income and starts utilizing the above-mentioned tax loss and tax credit carryforwards.

SURROZEN, INC.

Notes to the Financial Statements

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The unrecognized tax benefits, if recognized, would not have an impact on the Company’s effective tax rate assuming the Company continues to maintain a full valuation allowance position. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.

A reconciliation of the Company’s unrecognized tax benefits is as follows (in thousands):

	December 31,
	2020	2019
Balance at beginning of the year	$673	$188
Additions based on tax positions related to current year	248	263
Additions based on tax positions of prior year	—	222

Balance at end of the year	$921	$673

The Company files income tax returns in the U.S. federal jurisdiction and California. As of the date these financial statements were issued, the Company is not under examination by any income tax authority. The statute of limitations remains effectively open for all tax years from inception in 2015 through 2020. Tax years outside the normal statute of limitations remain open to examination by tax authorities due to tax attributes generated in earlier years, which have been carried forward and may be examined and adjusted in subsequent years when utilized.

A reconciliation of the statutory U.S. federal tax rate to the Company’s effective tax rate is as follows:

	December 31,
	2020	2019
Statutory rate	21.00%	21.00%
State tax	7.96	8.46
Tax credits	0.84	0.98
Change in valuation allowance	(29.43)	(28.78)
Other	(0.37)	(1.66)

Total	0.00%	0.00%

On March 27, 2020, the Coronavirus Aid, Relief and Economic Securities Act (“CARES Act”) was enacted and signed into law in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. Other provisions include increased limits on the deduction of interest expense from 30% to 50% of adjusted taxable income for tax years beginning in 2019 and 2020, increased limits on 2020 charitable contribution deductions from 10% to 25% of taxable income and accelerated refunds of alternative minimum tax credits. The provisions of the CARES Act did not have a material impact for the year ended December 31, 2020.

On December 21, 2020, the Consolidated Appropriations Act, 2021 (the “Appropriations Act”) was signed into law which expanded and extended some of CARES Act provisions, including the expansion of the employee retention credits. The Company will claim employee retention credits of $0.3 million for the 2020 tax year and will file amended payroll tax returns to claim the employee retention credits. The Company will recognize the benefit of those credits as the refunds are received.

SURROZEN, INC.

Notes to the Financial Statements

Note 11. Commitments and Contingencies

Indemnification

From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify various parties against claims from third parties. These contracts primarily relate to (i) the Company’s bylaws, under which the Company must indemnify directors and executive officers, and may indemnify other officers and employees, for liabilities arising out of their relationship with the Company, (ii) contracts under which the Company must indemnify directors and certain officers for liabilities arising out of their relationship with the Company, (iii) contracts under which the Company may be required to indemnify customers or partners against certain claims, including claims from third parties asserting, among other things, infringement of their intellectual property rights and (iv) procurement, consulting, or license agreements under which the Company may be required to indemnify vendors, consultants or licensors for certain claims, including claims that may be brought against them arising from acts or omissions with respect to the supplied products, technology or services. From time to time, the Company may receive indemnification claims under these contracts in the normal course of business. In addition, under these contracts the Company may have to modify the accused infringing intellectual property and/or refund amounts received.

In the event that one or more of these matters were to result in a claim against the Company, an adverse outcome, including a judgment or settlement, may cause a material adverse effect on the Company’s future business, operating results or financial condition. It is not possible to determine the maximum potential amount under these contracts due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement.

The Company maintains director and officer insurance, which may cover certain liabilities arising from the Company’s obligation to indemnify its directors and certain officers.

To the date the financial statements were issued, the Company has not incurred any material costs or accrued any liabilities in the financial statements as a result of these provisions.

Litigation

The Company’s industry is characterized by frequent claims and litigation, including claims regarding intellectual property. As a result, the Company may be subject to various legal proceedings from time to time. The results of any future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors. Management is not aware of any pending or threatened litigation.

Note 12. 401(k) Plan

Effective January 1, 2016, the Company established the Surrozen 401(k) Plan & Trust for the exclusive benefit of all eligible employees and their beneficiaries with the intention to provide a measure of retirement security. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to the 401(k) Plan and income earned on such contributions are not taxable to participants until withdrawn or distributed from the 401(k) Plan. The 401(k) Plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to annual statutory limits. Under the 401(k) Plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The 401(k) Plan also permits the Company to make discretionary and matching contributions, subject to established limits and a vesting schedule.

SURROZEN, INC.

Notes to the Financial Statements

Each year, at the discretion of the Company, employer’s match may be a discretionary percentage allocated proportionate to salary deferral, as the Company elects each year. The employer matching contributions in 2020 and 2019 were nominal.

Note 13. Related Party Transactions

The Company has entered into license agreements with Stanford and license and option agreements with UCSF, as described in Note 6. Starting in 2018, Stanford and UCSF each invested in the Company by participating in the Company’s redeemable convertible preferred stock financings.

In June 2020, UCSF purchased 4,285,714 shares of Series C redeemable convertible preferred stock for aggregate proceeds of approximately $7.5 million.

As of December 31, 2020, Stanford and UCSF own approximately 4.4% and 9.6%, respectively, of the Company’s outstanding capital stock.

Note 14. Subsequent Events

The Company has completed an evaluation of all subsequent events through April 30, 2021, the date the financial statements were issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements and events that occurred but were not recognized in the financial statements. The Company is unaware of any specific event or circumstance that would require it to update its estimates, judgments or revise the carrying value of its assets or liabilities. These estimates may change, as new events occur and as additional information related to the COVID-19 pandemic and other information is obtained, the impact of which would be recognized in the financial statements as soon as such information becomes known. Actual results could differ from those estimates and any such differences may be material to the Company’s financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

On April 15, 2021, the Company entered into a business combination agreement with Consonance-HFW Acquisition Corp, a Cayman Islands exempted company (“CHFW”) and Perseverance Merger Sub Inc., a subsidiary of CHFW (“Merger Sub”). Upon closing of the business combination, CHFW will become a Delaware corporation and will be renamed to Surrozen, Inc., and Merger Sub will merge with and into the Company, with the Company as the surviving company and, after giving effect to such merger, continuing as a wholly-owned subsidiary of CHFW.

ANNEX A

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

CONSONANCE-HFW ACQUISITION CORP.,

PERSEVERANCE MERGER SUB INC.,

AND,

SURROZEN, INC.

DATED AS OF APRIL 15, 2021

A-i

A-ii

A-iii

ANNEXES AND EXHIBITS

Annex A	PIPE Investors
Annex B	Supporting Company Stockholders
Annex C	Unpaid CHFW Expenses and Unpaid CHFW Liabilities
Annex D	Required Governing Documents Proposals

Exhibit A	Form of Subscription Agreement
Exhibit B	Form of Investor Rights Agreement
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of CHFW Certificate of Incorporation
Exhibit F	Form of CHFW Bylaws
Exhibit G	Form of CHFW Equity Incentive Plan
Exhibit H	Form of Employee Stock Purchase Plan

A-iv

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of April 15, 2021, is made by and among Consonance-HFW Acquisition Corp, a Cayman Islands exempted company (“CHFW”), Perseverance Merger Sub Inc., a Delaware corporation (“Merger Sub”) and Surrozen, Inc., a Delaware corporation (the “Company”). CHFW, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) CHFW is a blank check company incorporated as a Cayman Islands exempted company on August 21, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of CHFW that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of CHFW, CHFW is required to provide an opportunity for its shareholders to have their outstanding CHFW Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the CHFW Shareholder Approval;

WHEREAS, as of the date of this Agreement, Consonance Life Sciences, a Cayman Islands limited liability company (the “Sponsor”), and the Other Class B Shareholders collectively own 2,300,000 CHFW Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, CHFW and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each Other Class B Shareholder has agreed to (a) vote in favor of the adoption of this Agreement and the transactions contemplated hereby (including the Merger) and each of the Transaction Proposals, (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of CHFW or any other anti-dilution or similar protection with respect to the CHFW Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement and (c) contribute to CHFW 759,000 Class B Shares;

WHEREAS, prior to the Closing, CHFW shall domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of CHFW (the “Merger”), and each Company Share will be converted into the right to receive a portion of the Transaction Share Consideration, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Consonance Capital and each of the investors set forth on Annex A (collectively, the “PIPE Investors”) is entering into a subscription agreement, substantially in the form attached hereto as Exhibit A (the “Subscription Agreement”) with CHFW and the Company, pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and CHFW has agreed to issue and sell to the PIPE Investors, a number of units comprised of one share of Class A Common Stock and one-third of one redeemable PIPE Warrant, each whole PIPE Warrant exercisable for one Class A Common Stock as set forth in each applicable Subscription Agreement in exchange for an aggregate purchase price of $120,200,000, on the terms and subject to the conditions set forth therein (such aggregate purchase price under all Subscription Agreements, the “PIPE Financing Amount”, and such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, at the Closing, CHFW, Sponsor, the Company Stockholders listed on Annex B-1 attached hereto, and the directors and officers of the Company (collectively, the “IRA Shareholders”) shall enter into an investor rights agreement, substantially in the form attached hereto as Exhibit B (the “Investor Rights Agreement”), pursuant to which, among other things, the IRA Shareholders (a) will agree not to effect any sale or distribution of any Equity Securities of CHFW held by any of them during the lock-up period described therein, and (b) will be granted certain registration rights with respect to their respective CHFW Shares, in each case, on the terms and subject to the conditions therein;

WHEREAS, concurrently with the execution of this Agreement, each of the PIPE Investors who are not IRA Shareholders but who are the record and beneficial owners on the date hereof of Equity Securities of CHFW and marked with an asterisk on Annex A, are entering into shareholder support letter agreements (collectively, the “CHFW Shareholder Support Agreements”), with the Company pursuant to which, among other things, each such PIPE Investor is agreeing to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger) and (b) not to redeem any of the Equity Securities of CHFW it owns, in each case, on the terms and subject to the conditions set forth in the applicable CHFW Shareholder Support Agreement;

WHEREAS, promptly after the execution of this Agreement, each Company Stockholder listed on Annex B-2 attached hereto (collectively, the “Supporting Company Stockholders”) will duly execute and deliver to CHFW a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Stockholder will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing;

WHEREAS, the board of directors of CHFW (the “CHFW Board”) has unanimously (a) determined that this Agreement and the Transactions are advisable and fair to, and in the best interest of, CHFW and Merger Sub, (b) approved the execution, delivery and performance by CHFW of this Agreement and the consummation of the Transactions, and approved each of the Transaction Proposals and (b) resolved to recommend, among other things, approval of the Agreement and the Transactions and each of the Transaction Proposals by the holders of CHFW Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which such Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, CHFW, as the sole shareholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company has unanimously (a) determined that this Agreement and the Transactions are advisable and fair to, and in the best interest of, the Company and the Company Stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions and (c) resolved to recommend, among other things, the approval of this Agreement and the Transactions by the holders of Company Shares entitled to vote thereon; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Merger constitutes a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (a)-(c), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional CHFW SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and the regulations promulgated pursuant to each of the foregoing laws.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds to be actually received (or deemed received) by CHFW or any of its Affiliates in respect of the PIPE Financing (whether prior to or on the Closing Date).

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the cash proceeds to be received by CHFW or any of its Affiliates from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the CHFW Shareholder Redemption) and (ii) the Aggregate Closing PIPE Proceeds, minus (b) those Unpaid CHFW Expenses and Unpaid CHFW Liabilities identified on Annex C.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a)(i).

“Ancillary Documents” means the Investor Rights Agreement, Sponsor Letter Agreement, the CHFW Shareholder Support Agreements, the Subscription Agreements, the Transaction Support Agreements, and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed by the Parties in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Business” means the business of the Company as conducted as of the date hereof, including, directly or indirectly, researching, developing, testing (whether pre-clinical or clinical) or manufacturing, products, substances or therapies to selectively modulate the Wnt pathway, or any activities, services or products incidental or attendant thereto.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and San Francisco, California are open for the general transaction of business.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Certificate of Merger” has the meaning set forth in Section 2.1(b)(ii).

“Certificates” has the meaning set forth in Section 2.1(b)(vii).

“Change of Control Payments” has the meaning set forth in Section 3.11(d).

“CHFW” has the meaning set forth in the introductory paragraph to this Agreement.

“CHFW Acquisition Proposal” means (a) any transaction or series of related transactions under which CHFW or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in CHFW or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the Transactions shall constitute a CHFW Acquisition Proposal.

“CHFW Board” has the meaning set forth in the recitals to this Agreement.

“CHFW Bylaws” has the meaning set forth in Section 2.1(a).

“CHFW Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“CHFW Class A Shares” means CHFW’s Class A ordinary shares.

“CHFW Class B Shares” means CHFW’s Class B ordinary shares.

“CHFW Common Stock” means shares of common stock, par value $0.0001 per share, of CHFW.

“CHFW D&O Persons” has the meaning set forth in Section 5.14(a).

“CHFW D&O Tail Policy” has the meaning set forth in Section 5.14(c).

“CHFW Designee” has the meaning set forth in Section 5.16(b).

“CHFW Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by CHFW on the date of this Agreement.

“CHFW Equity Incentive Plan” has the meaning set forth in Section 5.18.

“CHFW Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of a CHFW Party that are due and payable and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any Ancillary Document in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any CHFW Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any CHFW Party pursuant to this Agreement or any Ancillary Document.

“CHFW Financial Statements” means all of the financial statements of CHFW included in the CHFW SEC Reports.

“CHFW Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2(a) (Authority), Section 4.4 (Brokers) and Section 4.6(a) – (c) (Capitalization of the CHFW Parties).

“CHFW Liabilities” means, as of any determination time, without duplication of any CHFW Expenses, the aggregate amount of Liabilities that would be accrued on a balance sheet, whether such Liabilities then due and payable by the CHFW Parties as of such time.

“CHFW Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the CHFW Parties, taken as a whole, or (b) the ability of CHFW or Merger Sub to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a CHFW Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any CHFW Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any CHFW Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any CHFW Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a CHFW Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the CHFW Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the CHFW Parties operate.

“CHFW Parties” means, together, CHFW and Merger Sub.

“CHFW Related Parties” has the meaning set forth in Section 4.9.

“CHFW Related Party Transactions” has the meaning set forth in Section 4.9.

“CHFW SEC Reports” has the meaning set forth in Section 4.7.

“CHFW Share Value” means $10.00.

“CHFW Shareholder Approval” means, collectively, the Required CHFW Shareholder Approval and the Other CHFW Shareholder Approval.

“CHFW Shareholder Redemption” means the right of the holders of CHFW Class A Shares to redeem all or a portion of their CHFW Class A Shares (in connection with the Transactions or otherwise) as set forth in Governing Documents of CHFW.

“CHFW Shareholder Support Agreements” has the meaning set forth in the recitals to this Agreement.

“CHFW Shareholders Meeting” has the meaning set forth in Section 5.8.

“CHFW Shares” means (a) prior to the occurrence of the Domestication, collectively, the CHFW Class A Shares and the CHFW Class B Shares and (b) from and after the occurrence of the Domestication, shares of Common Stock. Any reference to the CHFW Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Group Companies as of March 31, 2020 and March 31, 2021 and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for each of the three month periods then ended.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) or all or a more than 15% in value of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) 15% or more of any equity, debt or similar investment in the Company or any of its controlled Affiliates (other than any Company Equity Awards). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Common Shares” means shares of common stock, par value $0.0001 per share, of the Company authorized under the Amended and Restated Certificate of Incorporation of the Company.

“Company Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 29, 2020, by and among the Company and the Company Stockholders party thereto.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.15(c).

“Company Designees” has the meaning set forth in Section 5.16(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to CHFW by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, each Company Restricted Stock Award and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under the Company Equity Plan.

“Company Equity Plan” means the Surrozen, Inc. 2015 Equity Incentive Plan.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of any Group Company that are due and payable and not otherwise expressly allocated to a CHFW Party pursuant to the terms this Agreement or any Ancillary Document, in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document and (c) Change of Control Payments paid or payable by the Company.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2(a) and Section 3.2(b) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised and granted under the Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned and used, held for use or practiced by any Group Company.

“Company Preferred Shares” means the Company Series A Preferred Shares, the Company Series B Preferred Shares and the Company Series C Preferred Shares.

“Company Product” means each product candidate that as of the date of this Agreement is being researched, tested, developed or manufactured by or on behalf of the Group Companies (excluding any compounds that are being screened or researched that have not be selected by the Group Companies for clinical development).

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of any Group Company.

“Company Registration Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of May 29, 2020, by and among the Company and the Company Stockholders party thereto.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Restricted Stock Award” means, as of any determination time, each restricted stock award that is outstanding with respect to Company Common Shares that is granted under the Company Equity Plan.

“Company Series A Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company.

“Company Series B Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company.

“Company Series C Preferred Shares” means shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series C Preferred Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company.

“Company Shares” means, collectively, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C Preferred Shares and the Company Common Shares.

“Company Share Consideration” means (a) with respect to each Company Common Share, a number of CHFW Shares equal to the Exchange Ratio, and (b) with respect to each Company Preferred Share, a number of CHFW Shares equal to (i) the aggregate number of Company Common Shares that would be issued upon conversion of such Company Preferred Share based on the applicable conversion ratio immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio.

“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Stockholders Agreements” means the agreements governing the terms of the Company Preferred Shares, including the Amended and Restated Investors’ Rights Agreement, dated as of May 29, 2020, by and among the Company and the Company Stockholder parties thereto, the Company Co-Sale Agreement, the Company Registration Rights Agreement and the Company Voting Agreement.

“Company Stockholder Approval” has the meaning set forth in Section 5.13(b).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.13(b).

“Company Voting Agreement” means the Amended and Restated Voting Agreement, dated as of May 29, 2020, by and among the Company and the Company Stockholders parties thereto.

“Confidentiality Agreement” means that certain confidentiality agreement entered into between the Company and CHFW, dated December 17, 2020.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any written or oral agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 5.8.

“Effective Time” has the meaning set forth in Section 2.1(b)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $200,000,000.

“Equity Value Per Share” means (a) the Equity Value, divided by (b) the Fully Diluted Company Capitalization.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ESPP” has the meaning set forth in Section 5.19.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(c).

“Exchange Ratio” means (a) the Equity Value Per Share, divided by (b) the CHFW Share Value.

“FDA” means the U.S. Food and Drug Administration.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fully Diluted Company Capitalization” means, without duplication, the sum of (a) the aggregate number of Company Common Shares issued and outstanding as of immediately prior to the Effective Time, determined on an as-converted to Company Common Share basis (including, for the avoidance of doubt, the number of shares of Company Common Shares issuable upon conversion of the Company Series A Preferred Shares, the Company Series B Preferred Shares and the Company Series C Preferred Shares based on the then applicable conversion ratio), and (b) the aggregate number of Company Common Shares subject to Company Equity Awards outstanding as of immediately prior to the Effective Time. For the avoidance of doubt, Fully Diluted Company Capitalization shall not include Company Common Shares reserved and available for issuance of future awards of Company Equity Awards under the Company Equity Plan.

“GAAP” means United States generally accepted accounting principles.

“GLP” has the meaning set forth in Section 3.23(d).

“Governing Document Proposals” has the meaning set forth in Section 5.8.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (g) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Group Companies have elected to defer pursuant to Section 2302 of the CARES Act, (h) all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including, without limitation, the Presidential Memorandum, dated

August 8, 2020, issued by the President of the United States), and (i) any of the obligations of any other Person of the type referred to in clauses (a) through (h) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Investors” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.18.

“IPO Warrant Agreement” means the Warrant Agreement, dated as of November 18, 2020, by and between CHFW and the Trustee.

“IPO Warrants” means the warrants to purchase one CHFW Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the IPO Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Shareholder).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal, substantially in the form attached as Exhibit D hereto and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of CHFW and the Company (such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Modification in Recommendation” means any withdrawal, amendment, qualification or modification of the CHFW Board Recommendation for each of the Required Transaction Proposals in a manner adverse to the Company and Merger Sub.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Global Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.8.

“Newco” has the meaning set forth in Section 5.5(a)(i).

“NYSE American” means the NYSE American LLC.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing licensee fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other CHFW Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of CHFW Shares entitled to vote thereon, whether in person or by proxy at the CHFW Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of CHFW and applicable Law.

“Other Class B Shareholders” means, collectively, Dr. Mitchell Blutt, M.D., Dr. Benny Soffer, M.D., Donald J. Santel, Dr. Christopher Haqq, M.D., Ph.D. and Jennifer Jarrett.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established on the in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information maintained by or on behalf of a Group Company that identifies or is reasonably capable of being used to identify a natural person, which data or information is regulated by the Privacy Laws.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PIPE Warrant Agreement” means the Warrant Agreement, dated as of the date hereof, by and between CHFW and the Trustee.

“PIPE Warrants” means each warrant to purchase one CHFW Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the PIPE Warrant Agreement.

“Pre-Closing CHFW Holders” means the holders of CHFW Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means Laws in any jurisdiction relating to the Processing or protection of Personal Data that apply to the Group Companies.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Health Laws” means all applicable Laws relating to the development, pre-clinical testing, clinical testing, manufacture, production, analysis, distribution, importation, exportation, use, handling, quality, sale or promotion of any drug or biologic (including any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.) or similar federal, state or foreign, pharmaceutical Laws, advanced therapy medicinal product Laws, Laws on the collection and processing of blood, blood components, tissues and/or cells, genetically engineered products Laws, infection protocol Laws and clinical investigation Laws.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement/Proxy Statement” means a registration statement on Form S-4 relating to the Transactions and containing a prospectus and proxy statement of CHFW.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to any Group Company, including investigational new drug applications, new drug applications, biologics license applications, manufacturing approvals and authorizations, EC certificates, EC declarations of conformity, authorization of tissue establishment and tissue and cell preparation processes, clinical trial authorizations and ethical reviews, scientific opinions for advanced therapy medicinal product, genetic engineering authorizations, infection protection authorizations or their national or foreign equivalents.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, managers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required CHFW Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of CHFW Shares entitled to vote thereon, whether in person or by proxy at the CHFW Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of CHFW and applicable Law.

“Required Governing Document Proposals” means the Governing Document Proposals solely to the extent related to the amendments to the Governing Documents of CHFW set forth on Annex D attached hereto.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Required Governing Document Proposals

“Rollover Option” has the meaning set forth in Section 2.4(a).

“Rollover Restricted Stock Award” has the meaning set forth in Section 2.4(b)

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the CHFW Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other

Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(b)(i).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, imputed underpayment, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transactions” means the transactions contemplated by this Agreement, including, the Domestication and the Merger.

“Transaction Litigation” has the meaning set forth in Section 5.2(b).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Share Consideration” means an aggregate number of CHFW Shares equal to (a) the Equity Value, divided by (b) the CHFW Share Value.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.13(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid CHFW Expenses” means the CHFW Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid CHFW Liabilities” means the CHFW Liabilities as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company Equity Awards” means, collectively, the Unvested Company Options and the Unvested Company Restricted Stock Awards.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Unvested Company Restricted Stock Award” means each Company Restricted Stock Award outstanding as of immediately prior to the Effective Time that has not satisfied its vesting conditions.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested or will vest solely as a result of the consummation of the Merger (whether at the Effective Time or otherwise).

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Willful Breach” means a material breach that is the consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“Written Consent” has the meaning set forth in Section 5.13(b).

ARTICLE 2

MERGERS

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Domestication. Prior to the Closing, CHFW shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (2021 Revision). In connection with the Domestication, (i) each CHFW Class A Share and each CHFW Class B Share that is issued and outstanding immediately prior to the Domestication shall become one share of CHFW Common Stock, (ii) each IPO Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one share of CHFW Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the IPO Warrant Agreement, (iii) the Governing Documents of CHFW shall be replaced by and become the certificate of incorporation, substantially in the form attached hereto as Exhibit E (the “CHFW Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit F (the “CHFW Bylaws”) and (iv) CHFW’s name shall be changed to “Surrozen, Inc.”; provided, however, that, in the case of clause (iii), each of the Parties hereby acknowledges and agrees that each of the CHFW Certificate of Incorporation and the CHFW Bylaws shall be appropriately adjusted to give effect to any amendments to the Governing Documents of CHFW contemplated by the CHFW Certificate of Incorporation and the CHFW Bylaws that are not adopted and approved by the Pre-Closing CHFW Holders at the CHFW Shareholders Meeting (other than, for the avoidance of doubt, the amendments to the Governing Documents of CHFW that are contemplated by the Required Governing Document Proposals).

(b) Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date but following the consummation of the Domestication, Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).

(ii) At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and CHFW (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by CHFW and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv) At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company.

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the right to receive a number of CHFW Shares equal to the Company Share Consideration. From and after the Effective Time, the holder(s) of certificates (the “Certificates”), if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically cancelled and extinguished, and no consideration shall be paid with respect thereto.

(ix) No fraction of a CHFW Share shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of a Company Share who would otherwise be entitled to receive a fraction of a share of a CHFW Share (after aggregating all fractional shares of

CHFW Shares issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a Letter of Transmittal in accordance with Section 2.5 and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the CHFW Share Value.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the Transactions (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as CHFW and the Company may agree in writing.

Section 2.3 Allocation Schedule. No later than three (3) Business Days prior to the scheduled Closing Date, the Company shall deliver to CHFW an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of each class and series of Company Shares held by each Company Stockholder, the number of Company Shares subject to each Company Equity Award held by each holder thereof, as well as to what extent each such Company Equity Award will be vested or unvested as of immediately prior to the Effective Time, and, in the case of the Company Options, the exercise price of thereof, as well as reasonably detailed calculations and vesting schedule with respect to the components and subcomponents thereof, (b) the portion of the Transaction Share Consideration allocated to each Company Stockholder pursuant to Section 2.1(b)(vii), as well as reasonably detailed calculations with respect to the component and subcomponents thereof, and (c) a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (a), and (b) are, and will be as of immediately prior to the Effective Time, (i) true and correct in all respects and (ii) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Stockholders Agreements and applicable Laws and, in the case of the Company Equity Awards, the Company Equity Plan and any applicable grant or similar agreement with respect to any such Company Equity Award. The Company will review any comments to the Allocation Schedule provided by CHFW or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by CHFW or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, the aggregate number of CHFW Shares that each Company Stockholder will have a right to receive pursuant to Section 2.1(b)(vii) will be rounded down to the nearest whole share.

Section 2.4 Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(c)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall cease to represent the right to purchase Company Common Shares and shall be assumed by CHFW and converted into an option to purchase CHFW Shares under the CHFW Equity Incentive Plan (each, a “Rollover Option”). Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except each Rollover Option shall (x) be exercisable for that number of CHFW Shares equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Company Common Shares subject to the Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, and (y) have a per share exercise price for each CHFW share issuable upon exercise of such Rollover Option equal to the quotient (rounded up to the nearest whole cent) of (i) the exercise price per Company Common Share of such Company Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio. Such conversion and adjustments shall occur in a manner intended to comply with the requirements of Section 409A of the Code and, for any Rollover Option that is an Incentive Stock Option, Section 424 of the Code.

(b) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(c)), each Unvested Company Restricted Stock Award shall be converted into a right to receive restricted CHFW Shares (each, a “Rollover Restricted Award”) with substantially the same terms and conditions that were applicable to such Company Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting and termination related provisions), except that such Rollover Restricted Stock Award shall relate to such number of CHFW Shares equal to the product of (i) the number of Company Common Shares subject to such Restricted Stock Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 2.4(c).

Section 2.5 Company Stockholder Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, CHFW shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(b)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then CHFW and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), CHFW shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of CHFW and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

(c) At the Effective Time, CHFW shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of CHFW Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d) Each Company Stockholder whose Company Shares have been converted into the right to receive a portion of the Transaction Share Consideration pursuant to Section 2.1(b)(vii) shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) delivery of an “agent’s message” in the case of Company Common Shares held in book-entry form, together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal) or an “agent’s message”, as applicable, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least one (1) Business Day prior to the Closing Date, then CHFW and the Company shall take all necessary actions to cause the applicable portion of the Transaction Share Consideration to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one (1) Business Day prior to the Closing Date, then CHFW and the Company (or the Surviving Company) shall take all necessary actions to cause the applicable portion of the Transaction Share Consideration to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f) If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(viii)) shall solely represent the right to receive a portion of the Transaction Share Consideration and payment for any fractional shares to which such Company Share is entitled to receive pursuant to Section 2.1(b)(vii) and Section 2.1(b)(ix).

(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to CHFW or as otherwise instructed by CHFW, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to CHFW for the issuance of the applicable portion of the Transaction Share Consideration, without any interest thereon. Neither of CHFW nor the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of CHFW free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6 Withholding. CHFW and the Exchange Agent (and, in each case, any Affiliate thereof) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.7 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Company Share Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such Company Shares under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Company Share Consideration, without any interest thereon.

(b) Prior to the Closing, the Company shall give CHFW (i) prompt notice of any demands for appraisal rights received by the Company in writing and any withdrawals of such demands made in writing, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of CHFW (which consent shall not be unreasonably conditioned, withheld or delayed), make any payment with respect to any demands for appraisal rights or offer to settle or settle any such demands.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING

TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the CHFW Parties, in each case, as of the date of this Agreement and as of the Closing, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted in all material respects.

(b) True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreements have been made available to CHFW, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholders Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Company Stockholders Agreements.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not result in a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Schedule 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof, (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions) and (iv) with respect to any Company Option, whether such Company Option is an Incentive Stock Option. All of the Equity Securities of the Company have been duly authorized and validly issued and all of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Stockholders Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person under the Governing Documents of the Company or any other Contract to which the Company is a party or bound or applicable Laws and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedules, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. The Company Equity Plan is the only equity incentive plan maintained by the Company and all outstanding option, restricted stock and similar awards have been granted under the Company Equity Plan.

(b) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except for the Company Stockholders Agreements, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company to which the Company or any Subsidiary is a party.

(d) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). On or prior to the date of this Agreement, the board of directors of the Company has duly and unanimously adopted resolutions (i) determining that this Agreement and the Transactions are advisable and fair to, and in the best interest of, the Company and the Company Stockholders, (ii) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions and (iii) resolving to recommend the approval of this Agreement and the Transactions by the holders of Company Shares entitled to vote thereon. No other corporate action or vote is required under applicable Law, the Governing Documents of the Company or the Company Stockholders Agreements, on the part of the Company or any Company Stockholders, to enter into this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, or to approve the Merger, other than the Company Stockholder Approval by the Written Consent of 65% of the then outstanding Company Preferred Shares, voting as a separate class and on an as-converted basis and a majority of the then outstanding Company Common Shares and Company Preferred Shares (on an as-converted to common basis) voting together as a single class.

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to CHFW a true and complete copy of draft audited consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2020 (the “Latest Balance Sheet”) and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for each of the years then ended (collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein. When the final, audited Financial Statements (including the notes thereto) are delivered following the date of this Agreement in accordance with Section 5.17, each Financial

Statement shall (A) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (C) have been audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(c) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d) Except as set forth in Section 3.4(d) of the Company’s Disclosure Schedule since January 1, 2019, neither any Group Company nor the independent auditors of the Group Companies has identified any “material weakness” or “significant deficiency” in the internal controls over financial reporting of the Group Companies. Since January 1, 2019, no Group Company has received any written complaint, allegation, assertion or claim that there is fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) the filing by CHFW with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required to be filed by CHFW in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or (ii) filing of the Certificate of Merger

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain or hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iv) any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of CHFW or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research its Products, directly or indirectly through third parties, in any material respect or that would so limit or purports to limit, in any material respect, CHFW or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $1,000,000 annually or (B) $2,500,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or CHFW or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property;

(xi) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000;

(xii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or CHFW or any of its Affiliates after the Closing);

(xiv) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $2,500,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice; and

(xv) all settlement or separation Contracts that any Group Company has entered into with any employee or contingent worker at any time during the past four (4) years.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract.

Section 3.8 Absence of Changes. During the period beginning on January 1, 2021 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of CHFW if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

Section 3.9 Litigation. As of the date of this Agreement, there is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since December 31, 2018 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Group Companies have provided CHFW with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered. The Company does not maintain any Employee Benefit Plans for its current or former employees, officers, directors or other individual service providers located outside of the United States and no Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(b) True, complete and correct copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have been made available to CHFW: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination, advisory or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.

(c) No Group Company has ever maintained, contributed to, been required to contribute to or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA Section 412 of the Code or Section 312 of ERISA; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (v) any funded welfare benefit plan within the meaning of Section 419 of the Code. No Group Company has any material Liabilities to provide any retiree or post-termination or power-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage and no Group Company has ever promised to provide such benefits. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter issued by the IRS with respect to a volume submitter or prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Employee Benefit Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(e) Each Employee Benefit Plan is and has been established, operated, and administered in all material respects in accordance with applicable laws and regulations and with its terms, including without limitation ERISA, the Code, and the Affordable Care Act. As of the date hereof, there are no pending or, to the Company’s knowledge, threatened, material claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Employee Benefit Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.

(g) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the Transactions could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(h) The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(i) Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(j) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or to the knowledge of the Company, will be, subject to the penalties of Section  409A(a)(1) of the Code.

Section 3.12 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) There is (and since January 1, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

The Group Companies have made available to CHFW copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property and (iii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no material Proceedings, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Owned Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software and (C) non-disclosure agreements and nonexclusive licenses granted in the ordinary course of business to vendors or suppliers of any Group Company. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Owned Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, constitutes all of the Intellectual Property used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property necessary and sufficient to enable the Group

Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, all other Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since December 31, 2018 (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Creator has assigned or has agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e) Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by Each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the Company’s knowledge, neither the conduct of the business of the Group Companies as currently conducted nor any of the Company Products as currently offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the current design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h) Since December 31, 2018, there is no material Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since December 31, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

Section 3.14 Labor Matters.

(a) The Group Companies as of the date of this Agreement are, and since December 31, 2018 have been, in compliance with all applicable Law respecting labor and employment matters, including fair employment practices, immigration, harassment, discrimination, pay equity, restrictive covenants, the classification of independent contractors and employees, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages and overtime except in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(b) As of the date of this Agreement and since December 31, 2018, no Group Company has been a party to or received written notice of any material litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or internal or external investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).

(c) As of the date of this Agreement, and since December 31, 2018, all Group Companies have maintained policies (i) prohibiting employment discrimination on all grounds constituting unlawful discrimination, (ii) prohibiting sexual harassment and all other forms of discriminatory harassment, and (iii) providing complaint and investigation procedures with respect to (i) and (ii). As of the date of this Agreement, and since December 31, 2018, any and all such policies have conformed, in all material respects, with applicable Law, including, as applicable, with respect to independent contractors. As of the date of this Agreement, and since December 31, 2018, all Group Companies have complied with any applicable Law with respect to training concerning prevention of sexual harassment prevention and/or abusive conduct. To the knowledge of the Group Companies, as of the date of this Agreement, and since December 31, 2018, no allegations or investigations of any violation of the policies referenced in (i) and/or (ii) has been made through the reporting channels identified in such policies or otherwise.

(d) Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, the consummation of the Transactions will not (i) entitle any employee of any Group Company to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his employment (collectively, the “Change of Control Payments”).

(e) Except as set forth on Section 3.14(e) of the Company Disclosure Schedules, all employees of the Group Companies are employed at-will and no employee is subject to any employment contract with any Group Company, whether oral or written.

(f) Except as set forth on Section 3.14(f) of the Company Disclosure Schedules, in the twelve (12) months preceding the date of this Agreement, (i) no officer or executive’s employment with any Group Company has been terminated for any reason; and (ii) to the knowledge of the Group Companies, as of the date of this Agreement, no officer, executive or group of employees has expressed any plans to terminate his, her, their or its employment or service arrangement with any Group Company.

(g) Except as set forth on Section 3.14(g) of the Company Disclosure Schedules, all employees of the Group Companies have signed the Company’s At-Will Employment, Confidential

Information, Invention Assignment and Arbitration Agreement, a true and correct copy of which has been made available to CHFW.

(h) Since January 1, 2019, there has been no “mass layoff” or “plant closing” as defined by WARN or any similar state, local, or foreign law or regulation affecting any site of employments of any Group Company or one or more facilities or operating units within any site of employment or facility of any Group Company. During the ninety (90) day period preceding the date of this Agreement, no employee has suffered any “employment loss” as defined by the WARN Act with respect to any Group Company, The Group Companies will not incur any Liability under WARN as a result of the Transactions.

(i) No Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since January 1, 2018, there has been no actual or to the knowledge of the Company, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting any Group Company. Since January 1, 2018, to the knowledge of the Company, there have been no labor organizing activities with respect to any employees of any Group Company.

(j) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the six (6) months preceding the date of this Agreement or, as of the date of this Agreement, is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies are and at all relevant times have been in compliance in material respects with (i) COVID-19 related Laws, Orders, directives, guidelines and recommendations (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and (iii) any other applicable COVID-19 related leave Law, whether state, local, or otherwise, except in each case of clauses (i), (ii) or (iii) as is not and would not reasonably be expected to be individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to CHFW. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Law, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has (i) timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(c) No Group Company is currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) written agreement with a Governmental Entity executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) deferred revenue or prepaid amount received outside the ordinary course of business on or prior to the Closing; (v) gain recognition agreement or (vi) any intercompany transaction or excess loss account. No Group Company will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(h) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(k) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(l) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m) Each Group Company is tax resident only in its country of formation, and is not managed or controlled outside such country for Income Tax purposes.

(n) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) No Group Company has been, is, or immediately prior to the Closing will be, treated as an “investment company” within the meaning of Code Section 368(a)(2)(F).

(p) Notwithstanding anything to the contrary in this Agreement, no Group Company makes any representations as to the amount of, or the limitations on the use after the Closing, of any net operating losses, capital losses, deductions, Tax credits and similar items of the Company Group.

(q) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying the Intended Tax Treatment.

Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to CHFW. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the

Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts related solely to a Company Stockholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company entered into in the ordinary course of business and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) Each Group Company has implemented commercially reasonable practices, procedures and policies designed to address the security and privacy of Personal Data Processed by each such Group Company to the extent required by applicable Law (“Privacy and Data Security Policies”) and such Privacy and Data Security Policies comply with all applicable Privacy Laws in all material respects. Each Group Company complies in all material respects with all applicable Privacy Laws and with all Privacy and Data Security Policies.

(b) The Company has not received notice of any pending Proceedings, nor to the Company’s knowledge has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity foreign or domestic; or (iv) any regulatory or self-regulatory entity that, in each case of (i) to (iv), allege that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c) Since January 1, 2018, (i) there has been no material instance of unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and, to the knowledge of the Company, any of its contractors with regard to any Personal Data obtained from or on behalf of a Group Company and (ii) there have been no material unauthorized intrusions or breaches of security into any Company IT Systems.

(d) Each of the Group Companies has established and complied in all material respects with its information security practices, procedures, and policies, which include commercially reasonable measures such as back-ups, disaster recovery and administrative, technical, and physical safeguards designed to safeguard the security, confidentiality, integrity and availability of Company IT Systems and Personal Data in its possession, custody, or under its control, including against loss, theft, misuse or unauthorized Processing, access, use, modification or disclosure. Each Group Company owns or has a license or right to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since January 1, 2019, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since January 1, 2019, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing CHFW Holders or at the time of the CHFW Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23 Regulatory Compliance.

(a) Section 3.23(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and correct list of all material Regulatory Permits held by the Group Companies, which are the only Regulatory Permits that are necessary for the Group Companies to conduct their Business. The Group Companies and the Company Products are in compliance in all material respects with all Regulatory Permits, and to the knowledge of the Company, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all Public Health Laws insofar as they reasonably pertain to the Company Products.

(b) There is no act, omission, event or circumstance of which the Company has knowledge that would reasonably be expected to give rise to or lead to any material Proceeding against any Group Company related to compliance with Public Health Laws. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Public Health Laws.

(c) All Company Products are being and have, since January 1, 2019, been developed, tested, investigated, manufactured, prepared, packaged, labeled and distributed in compliance in all material respects with the Public Health Laws or any comparable Law.

(d) To the knowledge of the Company, the preclinical studies conducted by or on behalf of the Group Companies are being and have been conducted in all material respects in accordance with all applicable requirements and Laws of the FDA and any comparable Governmental Entity, including to the extent required, Good Laboratory Practices (“GLP”). The Company has not received any notice that the FDA or any other Governmental Entity has recommended, initiated, or threatened to initiate any action to suspend, terminate, or otherwise restrict any preclinical studies conducted by or on behalf of the Company.

(e) Since January 1, 2019, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Entity’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, manufacturing or distribution, and to the Company’s knowledge, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, or detention of, or public health notification or safety alert relating to any Company Product or (ii) a termination or suspension of research, manufacturing, distributing or other activity of any Company Product, in either case, except as would not have a Company Material Adverse Effect. As of the date of this Agreement, no proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product are pending or threatened against the Group Companies.

(f) Neither the Group Companies nor any of its directors, managers, officers, employees, or to the knowledge of the Company, individual independent contractors or other service providers, including clinical trial investigators, coordinators, or monitors, (i) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) or any other federal program and/or any other healthcare program or reimbursement regulation or agreement or (ii) have received notice from the FDA, any other Governmental Entity and/or any health insurance institution with respect to debarment, disqualification or restriction. None of the Group Companies nor to the knowledge of the Company any of their officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar law. No officer and, to the knowledge of the Company, no other employee or agent of any Group Company has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (y) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (z) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Regulatory Permit for any Company Product.

(g) No event has occurred or condition or state of facts exists which would form a reasonable basis for product liability related, in whole or in part, to any of the Company Products, nor is there any complaint, claim, litigation or other suit pending against any Group Company related to product liability for the Company Products or the Group Company’s services.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the CHFW Parties and (ii) it has been furnished with or given access to such documents and information about the CHFW Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any CHFW Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the CHFW Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY CHFW PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY CHFW PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY CHFW PARTY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY CHFW PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE CHFW PARTIES

Subject to Section 8.8, (a) except as set forth on the CHFW Disclosure Schedules, or (b) except as set forth in any CHFW SEC Reports filed or furnished before the date of this Agreement (excluding any disclosures in any “risk factors” section, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each CHFW Party hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1 Organization and Qualification. Each CHFW Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 4.2 Authority.

(a) Each CHFW Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the CHFW Required Shareholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a CHFW Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such CHFW Party. This Agreement has been and each Ancillary Document to which a CHFW Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such CHFW Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such CHFW Party (assuming this Agreement has been and the Ancillary Documents to which such CHFW Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such CHFW Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). On or prior to the date of this Agreement, the board of directors of the CHFW has duly and unanimously adopted resolutions (i) determining that this Agreement and the Transactions are advisable and fair to, and in the best interest of, CHFW and the CHFW Shareholders, (ii) approving the execution, delivery and performance by CHFW of this Agreement and the consummation of the Transactions and (iii) resolving to recommend the approval of this Agreement and the Transactions by the holders of CHFW Shares entitled to vote thereon.

(b) The affirmative vote of a majority of the votes cast by the holders of outstanding CHFW Shares present in person or represented by proxy at the extraordinary general meeting of CHFW Shareholders and entitled to vote is the only vote required under applicable Law and the Governing Documents of CHFW to approve by ordinary resolutions the Business Combination Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal. The affirmative vote of a sixty-six and two-thirds of the votes cast by the holders of outstanding CHFW Shares present in person or represented by proxy at the extraordinary general meeting of CHFW Shareholders and entitled to vote is the only vote required under applicable Law and the Governing Documents of CHFW to approve by extraordinary resolutions the Domestication Proposal and the Governing Document Proposal.

(c) The CHFW Board has taken all actions necessary to ensure that no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any anti-takeover Law is, or at the Closing will be, applicable to this Agreement or the Transactions.

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a CHFW Party with respect to such CHFW Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the Transactions, except for (i) the filing with the SEC of (A) the Registration Statement/Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (ii) such filings with and approvals of Nasdaq to permit the CHFW Shares to be issued in connection with the Transactions to be listed on Nasdaq, (iii) such filings and approvals required in connection with the Domestication, (iv) filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vi) the CHFW Shareholder Approval or (vii) where the failure to obtain such consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the CHFW Parties from performing its material obligations under the Agreement.

(b) Neither the execution, delivery or performance by a CHFW Party of this Agreement nor the Ancillary Documents to which a CHFW Party is or will be a party nor the consummation by a CHFW Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a CHFW Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a CHFW Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such CHFW Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a CHFW Party, except in the case of clauses (ii) through (iv) above, as would not have a CHFW Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the CHFW Disclosure Schedules (which fees shall be the sole responsibility of the CHFW, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of CHFW for which CHFW has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either CHFW Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement/Proxy Statement will, when the Registration Statement/Proxy Statement is declared effective or when the Registration Statement/Proxy Statement is mailed to the Pre-Closing CHFW Holders or at the time of the CHFW Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization of the CHFW Parties.

(a) Section 4.6(a) of the CHFW Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding CHFW Shares and the IPO Warrants prior to consummation of the Domestication and after giving pro forma effect to the Domestication. All outstanding Equity Securities of CHFW (except to the extent such concepts are not applicable under the applicable Law of CHFW’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable and will be deemed to be duly authorized and validly issued and fully paid and non-assessable after consummation of the Domestication. Such Equity Securities (i) were not issued in violation of the Governing Documents of CHFW and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of CHFW) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the CHFW Shares and IPO Warrants set forth on Section 4.6(a) of the CHFW Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to such CHFW Shares and the IPO Warrants as a result of, or to give effect to, the Domestication and assuming that no CHFW Shareholder Redemptions are effected), immediately prior to Closing, there shall be no outstanding Equity Securities of CHFW.

(b) As of the Closing, (i) the authorized share capital of CHFW will consist of 300,000,000 shares of CHFW Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share and (ii) all of the issued and outstanding CHFW Shares when issued in accordance with the terms hereof (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which CHFW is a party or bound.

(c) Except for the IPO Warrants and the Subscription Agreements (including the PIPE Warrant Agreement), there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require CHFW, and, except as expressly contemplated by this Agreement or the Ancillary Documents, there is no obligation of CHFW, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of CHFW.

(d) The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by CHFW free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, CHFW has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

(e) Except as set forth on Section 4.6(e) of the CHFW Disclosure Schedules neither CHFW nor Merger Sub has any Indebtedness.

Section 4.7 SEC Filings.

(a) CHFW has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “CHFW SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement/Proxy Statement, the “Additional CHFW SEC Reports”). Each of the CHFW SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied with, and each of the Additional CHFW SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the CHFW SEC Reports or the Additional CHFW SEC Reports (for purposes of the Additional CHFW SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the CHFW SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the CHFW SEC Reports.

(b) CHFW is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. As of the date hereof, CHFW constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.8 Trust Account. As of the date of this Agreement, CHFW has an amount in cash in the Trust Account equal to at least $92,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”)., dated November 18, 2020, between CHFW and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the CHFW SEC Reports to be inaccurate in any material respect or, to CHFW’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing CHFW Holders who shall have elected to redeem their CHFW Class A Shares pursuant to the Governing Documents of CHFW or (iii) if CHFW fails to complete a business combination within the allotted time period set forth in the Governing Documents of CHFW and liquidates the Trust Account, subject to the terms of the Trust Agreement, CHFW (in limited amounts to permit CHFW to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of CHFW) and then the Pre-Closing CHFW Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of CHFW and the Trust Agreement. CHFW has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of CHFW, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since November 18, 2020, CHFW has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing CHFW Holders who have elected to redeem their CHFW Class A Shares pursuant to the Governing Documents of CHFW, each in accordance with the terms of and as set forth in the Trust Agreement, CHFW shall have no further obligation under either the Trust Agreement or the Governing Documents of CHFW to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the CHFW Disclosure Schedules sets forth all Contracts between (a) CHFW, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either CHFW or the Sponsor, on the other hand (each Person identified in this clause (b), a “CHFW Related Party”), other than (i) Contracts solely related to a CHFW Related Party’s or a holder of IPO Warrants’ status as a holder of CHFW Shares or IPO Warrants, as applicable, in the ordinary course of business, (ii) employment with, or the provision of services to,

CHFW entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (iii) Contracts with respect to Pre-Closing CHFW Holders and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.7 or entered into in accordance with Section 5.7. No CHFW Related Party (A) owns any interest in any material asset used in the business of CHFW, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of CHFW or (C) owes any material amount to, or is owed material any amount by, CHFW. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “CHFW Related Party Transactions”.

Section 4.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to CHFW’s knowledge, threatened against or involving any CHFW Party that, if adversely decided or resolved, would be material to the CHFW Parties, taken as a whole. None of the CHFW Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any CHFW Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. Each CHFW Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a CHFW Material Adverse Effect.

Section 4.12 Merger Sub Activities.

(a) Since its incorporation, CHFW has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) its initial public offering, (iii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iv) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in CHFW’s Governing Documents, there is no Contract binding upon any CHFW Party or to which any CHFW Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of CHFW’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) CHFW has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of CHFW’s financial reporting and the preparation of CHFW’s financial statements for external purposes in accordance with GAAP and

(ii) CHFW has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to CHFW is made known to CHFW’s principal executive officer and principal financial officer by others within CHFW.

(b) CHFW has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, CHFW has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE American. The classes of securities representing issued and outstanding CHFW Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE American. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of CHFW, threatened against CHFW by NYSE American or the SEC with respect to any intention by such entity to deregister CHFW Class A Shares or prohibit or terminate the listing of CHFW Class A Shares on NYSE American or prohibit the transfer of the listing to Nasdaq. CHFW has not taken any action that is designed to terminate the registration of CHFW Class A Shares under the Exchange Act.

(d) The CHFW SEC Reports contain true and complete copies of the applicable CHFW Financial Statements. The CHFW Financial Statements (i) fairly present in all material respects the financial position of CHFW as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited CHFW Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) CHFW has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for CHFW’s and its Subsidiaries’ assets. CHFW maintains and, for all periods covered by the CHFW Financial Statements, has maintained books and records of CHFW in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of CHFW in all material respects.

(f) Since its incorporation, CHFW has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of CHFW to CHFW’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of CHFW to CHFW’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of CHFW who have a significant role in the internal controls over financial reporting of CHFW.

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the CHFW Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions or transactions contemplated by the Ancillary Documents, (c) set forth or disclosed in the CHFW Financial Statements included in the CHFW SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the CHFW SEC Reports in the ordinary course of business, or (e) either permitted to be incurred pursuant to Section 5.10 or incurred in accordance with Section 5.10, CHFW does not have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.15 Tax Matters.

(a) CHFW has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and CHFW has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) CHFW has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) CHFW is not currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) CHFW has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any CHFW Party which agreement or ruling would be effective after the Closing Date.

(f) None of the CHFW Parties is and none of the CHFW Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) Each CHFW Party is tax resident only in its country of organization, incorporation or formation, as applicable.

(h) None of the CHFW Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of CHFW, no facts or circumstances exist that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment.

Section 4.16 Investigation; No Other Representations.

(a) Each CHFW Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each CHFW Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each CHFW Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in

Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.17 PIPE Financing. On or prior to the date of this Agreement, CHFW has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from CHFW shares of CHFW Common Stock for an aggregate purchase price of $120,200,000. Such Subscription Agreements are in full force and effect with respect to, and binding on, CHFW and, to the knowledge of CHFW, on each PIPE Investor party thereto, in accordance with their terms. There are no other agreements, side letters or arrangements between CHFW and any PIPE Investor relating to any such Subscription Agreement that would reasonably be expected to materially and adversely affect the obligation of such PIPE Investor to purchase from CHFW the applicable portion of the PIPE Financing Amount set forth in such Subscription Agreement of such PIPE Investors and, as of the date hereof, CHFW does not have knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to CHFW on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of CHFW under such Subscription Agreement and, as of the date hereof, CHFW has no reason to believe that CHFW will be unable to satisfy in all material respects on a timely basis the terms and conditions of closing to be satisfied by CHFW contained in any such Subscription Agreement. Such Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement and the Ancillary Documents, as applicable) to the obligations of the PIPE Investors to contribute to CHFW the applicable portion of the PIPE Financing Amount set forth in such Subscription Agreements on the terms therein. No fees, cash consideration or other discounts are payable or have been agreed to be paid by CHFW or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE investment.

Section 4.18 Compliance with International Trade & Anti-Corruption Laws.

(a) Since CHFW’s incorporation, neither CHFW nor, to CHFW’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since CHFW’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) Since CHFW’s incorporation, neither CHFW nor, to CHFW’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.19 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4

AND THE ANCILLARY DOCUMENTS, NONE OF THE CHFW PARTIES NOR ANY OTHER PERSON MAKES, AND EACH CHFW PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY CHFW PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY CHFW PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH CHFW PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY CHFW PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY CHFW PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by CHFW (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by CHFW (such consent not to be unreasonably withheld, conditioned or delayed) not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (through acquisition, license, joint venture, collaboration or otherwise) any Equity Securities, assets or other rights of any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents, the Company Stockholders Agreements;

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Group Companies, including any Intellectual Property Rights (whether through a sale, license, joint venture, collaboration or otherwise), other than inventory or obsolete equipment in the ordinary course of business or nonexclusive licenses in the ordinary course of business, or (B) create, subject or incur any Lien any material assets or properties of the Group Companies (other than Permitted Liens or nonexclusive licenses in the ordinary course of business);

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company; other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement or the issuance of Company Options or Restricted Stock covering up to 600,000 Company Common Shares under the Company Equity Plan;

(vi) incur, create or assume any Indebtedness, other than ordinary course trade payables;

(vii) (A) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any Material Contract in the ordinary course of business and consistent with past practice), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract;

(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(ix) except as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or required under applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) terminate without cause the employment of any director, manager or officer (provided that the Company agrees to provide prompt written notice to CHFW of any termination of a director, manager or officer for cause) of any Group Company or terminate the employment of any group of employees of any Group Company, (F) hire any director or officer, or hire any other individuals outside of the approved budget and hiring plan attached to Section 5.1(b)(ix)(F) of the Company Disclosure Schedules, (G) initiate any Proceeding with respect to any current or former director, manager, officer, employee, individual independent contractor, or other service provider of the Group Companies;

(x) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xi) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or CHFW or any of its Affiliates after the Closing);

(xii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xiii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xv) make any Change of Control Payment that is not set forth on Section 3.11(d) of the Company Disclosure Schedules; or

(xvi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give CHFW, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Schedule 5.2(a) to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, CHFW)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, CHFW, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of CHFW, any of the CHFW Parties or any of their respective Representatives (in their capacity as a representative of a CHFW Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a CHFW Party). CHFW and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of CHFW, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of CHFW (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for CHFW to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each CHFW Party and Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by any CHFW Party or Representative thereof or would otherwise constitute a CHFW Liability or (y) any non-monetary, injunctive, equitable or similar relief against any CHFW Party or (C) contains an admission of wrongdoing or Liability by a CHFW Party or any of its Representatives). Without limiting the generality of the foregoing, in no event shall CHFW, any of the CHFW Parties or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein or in the Ancillary Documents that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to CHFW and its Representatives during normal business hours reasonable access, under the supervision of the Group Companies, to the books and records and personnel of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to CHFW or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses

(A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any CHFW Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, CHFW shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the CHFW Parties (in a manner so as to not interfere with the normal business operations of the CHFW Parties). Notwithstanding the foregoing, CHFW shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any CHFW Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any CHFW Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any CHFW Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), CHFW shall use, and shall cause the other CHFW Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a CHFW Party, on the one hand, and any Group Company, or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that CHFW shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(d) The Parties hereby acknowledge and agree that each Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(a), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the Company and CHFW; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any CHFW Party, or CHFW, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Company agrees that CHFW and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any CHFW investor; provided the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information and such information is provided consistent with the Securities Laws.

(b) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and CHFW prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, CHFW shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and CHFW shall consider such comments in good faith. The Company, on the one hand, and CHFW, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CHFW, as applicable) a press release announcing the consummation of the Transactions (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), CHFW shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and CHFW prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CHFW, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. The Parties intend that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5 (a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Required CHFW Shareholder Approval has been obtained, CHFW and the Company determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of CHFW (“Newco”), with Newco being the surviving company in such merger; provided that the parties will discuss in good faith any disagreement as to whether the Alternative Transaction Structure is necessary for the transactions contemplated hereby to qualify as a “reorganization” and neither party will unreasonably withhold consent to such Alternative Transaction Structure.

(ii) CHFW and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement/Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, CHFW and the Company shall deliver to Goodwin Procter LLP and Cooley LLP, (or, in each case, other nationally recognized tax counsel described in this Section 5.6(a)(iii)), respectively, customary Tax representation letters satisfactory to its tax counsel, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement, and, if required, CHFW shall cause Goodwin Procter LLP (or such other nationally recognized tax counsel to CHFW reasonably satisfactory to the Company) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, the Company shall cause Cooley LLP (or such other nationally recognized tax counsel to the Company reasonably satisfactory to CHFW) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing CHFW Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of CHFW’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code and “GILTI” income under Section 951A of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and instruct and use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify CHFW promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep CHFW reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the CHFW Parties shall not, and each of them shall instruct and use reasonable best efforts to cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral)

with respect to a CHFW Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a CHFW Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a CHFW Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any CHFW Party (or any Affiliate or successor of any CHFW Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. CHFW agrees to (A) notify the Company promptly upon receipt of any CHFW Acquisition Proposal by any CHFW Party, and to describe the material terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such CHFW Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 5.7 Preparation of Registration Statement/Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, CHFW and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either CHFW or the Company) the Registration Statement/Proxy Statement, and CHFW shall file with the SEC the Registration Statement/Proxy Statement (it being understood that the Registration Statement/Proxy Statement shall include a proxy statement/prospectus of CHFW which will be included therein as a prospectus and which will be used for the CHFW Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by CHFW’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC, NYSE American and Nasdaq). CHFW shall use its reasonable best efforts to (a) cause the Registration Statement/Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement/Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the Company of the receipt of any comments of the SEC or its staff (with the Parties reasonably cooperating with each other with respect to a prompt response to any such comments); (c) have the Registration Statement/Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement/Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. CHFW, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of CHFW to the SEC, NYSE American or Nasdaq in connection with the Transactions and the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement/Proxy Statement, then (i) such Party shall promptly inform, in the case of any CHFW Party, the Company, or, in the case of the Company, CHFW thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of CHFW, the Company, or, in the case of the Company, CHFW (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement/Proxy Statement; (iii) CHFW shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing CHFW Holders. CHFW shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement/Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of CHFW Shares for offering or sale in any jurisdiction, and CHFW and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any of its Representatives, supplied by such Party or on its behalf for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will, at the time the Registration

Statement/Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 CHFW Shareholder Approval.

(a) As promptly as reasonably practicable following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, CHFW shall (a) cause the Proxy Statement to be disseminated to the CHFW Shareholders in compliance with applicable Law, and (b) duly give notice of the meeting of its shareholders in accordance with CHFW Governing Documents and Nasdaq Listing Rules solely for the purpose of voting upon the Transaction Proposals and matters incidental thereto (the “CHFW Shareholders Meeting”) (with CHFW to convene and hold the CHFW Shareholders Meeting as promptly as practicable (and in any event within forty (40) days after the effective date of the Registration Statement/Proxy Statement)), and (c) solicit proxies from the CHFW Shareholders to vote in favor of each of the Transaction Proposals, and provide its shareholders with the opportunity to elect to effect a CHFW Shareholder Redemption. CHFW shall, through the approval of the CHFW Board, unanimously recommend to its shareholders (the “CHFW Board Recommendation”), (i) the adoption and approval of this Agreement and the Transactions (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the CHFW Shares in connection with the transactions contemplated by this Agreement as required by NYSE- American and Nasdaq listing requirements, as appliable (the “Nasdaq Proposal”); (iv) the adoption and approval of the amendments to the Governing Documents of CHFW contemplated by the CHFW Certificate of Incorporation and the CHFW Bylaws (the “Governing Document Proposals”); (v) the adoption and approval of the CHFW Equity Incentive Plan (the “Equity Incentive Plan Proposal”) and the CHFW Employee Stock Purchase Plan; (vi) the adoption and approval of each other proposal that either the SEC, NYSE American or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto, (vii) the adoption and approval of each other proposal reasonably agreed by CHFW and the Company as necessary or appropriate in connection with the consummation of the Transactions; and (viii) the adoption and approval of a proposal for the adjournment of the CHFW Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that CHFW may postpone or adjourn the CHFW Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the CHFW Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that CHFW has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing CHFW Holders prior to the CHFW Shareholders Meeting or (D) if the holders of CHFW Class A Shares have elected to redeem a number of Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(c) not being satisfied; provided that, without the consent of the Company, in no event shall CHFW adjourn the CHFW Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date or adjourn the CHFW Shareholders Meeting more than twice without the Company’s consent. The CHFW Board Recommendation shall be included in the Registration Statement/Proxy Statement. Except as otherwise required by applicable Law, the CHFW Board shall not make a Modification in Recommendation.

Section 5.9 Merger Subs Shareholder Approvals. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, CHFW, as the sole shareholder of

Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which such Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10 Conduct of Business of CHFW.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, CHFW and its Subsidiaries shall conduct themselves in the ordinary course of business and comply with, and continue performing under, their Governing Documents and the Trust Agreement and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of CHFW, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms CHFW shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the CHFW Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(c) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement, or the Governing Documents of any CHFW Party or any of its Subsidiaries;

(d) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of CHFW or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of CHFW or any of its Subsidiaries, as applicable;

(e) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(f) incur, create or assume any Indebtedness or other Liabilities (other than in connection with the Transactions or the transactions contemplated by the Ancillary Documents);

(g) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, CHFW or any of its Subsidiaries;

(h) issue any Equity Securities of CHFW or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of CHFW or any of its wholly-owned Subsidiaries;

(i) enter into, renew, modify or revise any CHFW Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a CHFW Related Party Transaction);

(j) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(k) engage in any activities or business or incur any material CHFW Liabilities, other than any activities, businesses or CHFW Liabilities that are otherwise permitted under this Section 5.10;

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(m) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(n) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any CHFW Party and (ii) nothing set forth in this Agreement other than the restrictions on incurring CHFW Liabilities or Indebtedness shall prohibit, or otherwise restrict the ability of, any CHFW Party from using the funds held by CHFW outside the Trust Account to pay any CHFW Expenses or CHFW Liabilities or from otherwise distributing or paying over any funds held by CHFW outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 Nasdaq Listing. CHFW shall use its reasonable best efforts to cause the CHFW Shares issuable in accordance with this Agreement, including shares issuable upon the exercise of Rollover Options and shares issuable under the Equity Plans and the outstanding CHFW Shares to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time, and to satisfy any applicable initial and continuing listing requirements of Nasdaq.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, CHFW shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of CHFW pursuant to the CHFW Shareholder Redemption, (B) pay the amounts due to the underwriters of CHFW’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to CHFW in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Transaction Support Agreements; Company Stockholder Approval.

(a) As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to CHFW Transaction Support Agreements duly executed by each Supporting Company Stockholder.

(b) As promptly as reasonably practicable (and in any event within five (5) Business Days) following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall have delivered to the Company Stockholders an information statement containing a pro forma calculation of the Exchange Ratio and the prospectus contained in the Registration Statement/Proxy Statement and obtain and deliver to CHFW, by the Company Stockholder Written Consent Deadline, a true and correct copy of a written consent (in form and substance reasonably satisfactory to CHFW) adopting and approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby including the Merger (the “Written Consent”), duly executed by the Company Stockholders who hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreements (the “Company Stockholder Approval”). The Company, through its board of directors, shall unanimously recommend to the holders of Company Shares the approval and adoption of this Agreement and the Transactions including the Merger. After the Company obtains the Company Stockholder Approval, the Company shall prepare and mail to each Company Stockholder who has not previously executed the Written Consent a notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent.

(c) The Company may not amend, modify or waive any provisions of a CHFW Shareholder Support Agreement without the prior written consent of CHFW.

Section 5.14 CHFW Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each CHFW Party, as provided in the Governing Documents of the applicable CHFW Party’s Governing Documents or otherwise in effect as of immediately prior the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) CHFW will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, CHFW shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable CHFW Party’s Governing Documents or other applicable agreements as in effect immediately prior the Effective Time. The indemnification and liability limitation or exculpation provisions of the CHFW Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time, in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any CHFW Party (the “CHFW D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such CHFW D&O Person was a director or officer of any CHFW Party immediately prior the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) CHFW shall not have any obligation under this Section 5.14 to any CHFW D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such CHFW D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) CHFW shall purchase prior the Effective Time, and will cause the Group Companies to maintain, for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the CHFW Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “CHFW D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under CHFW’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that CHFW shall not be obligated to pay a premium for such “tail” policy in excess of 250% of the most recent premium paid by CHFW prior to the date of this Agreement. In the event that the premium for the CHFW D&O Tail Policy exceeds 250% of the most recent premium paid by CHFW prior to the date of this Agreement, CHFW shall purchase the maximum coverage available for 250% of the most recent premium paid by CHFW prior to the date of this Agreement.

(d) If CHFW or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of CHFW shall assume all of the obligations set forth in this Section 5.14.

(e) The CHFW D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this

Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of CHFW.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) CHFW will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, CHFW shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of CHFW or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and CHFW shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, CHFW or any of their respective Affiliates shall be obligated to pay a premium for such “tail” policy in excess of 250% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement. and, in such event, the Company, CHFW or one of their respective Affiliates shall purchase the maximum coverage available for 250% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement. In the event that the premium for the Company D&O Tail Policy exceeds 250% of the most recent annual premium paid by the Company prior to the date of this Agreement, the Company shall purchase the maximum coverage available for 250% of the most recent annual premium paid by the Company prior to the date of this Agreement.

(d) If CHFW or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of CHFW shall assume the appropriate obligations set forth in this Section 5.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of CHFW.

Section 5.16 Post-Closing Directors and Officers.

(a) CHFW shall take all actions within its power as may be necessary or appropriate such that (assuming the Company satisfies its obligations under Section 5.16(b) and (c)) effective immediately after the Effective Time (i) the CHFW Board shall consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors who shall initially be re-elected at the 2022 annual stockholders meeting, Class II consisting of three (3) directors who shall initially be re-elected at the 2023 annual stockholders meeting and Class III consisting of three (3) directors who shall initially be re-elected at the 2024 annual stockholders meeting; (ii) the members of the CHFW Board are the individuals determined in accordance with Section 5.16(b) and (iii) the officers of CHFW (the “Officers”) are the individuals determined in accordance with Section 5.16(c).

(b) Promptly following the date hereof, and in any event within sufficient time to allow for customary due diligence and background checks and on the designated individuals prior to the mailing of the Registration Statement/Proxy Statement to the Pre-Closing CHFW Holders, (i) CHFW shall identify one (1) individual (reasonably acceptable to the chief executive officer of the Company) to be a director on the CHFW Board immediately after the Effective Time (the “CHFW Designee”) and (ii) the Company shall identify eight (8) individuals (reasonably acceptable to CHFW) to be directors on the CHFW Board immediately after the Effective Time (the “Company Designees”) in all cases subject to applicable listing rules of Nasdaq and applicable Law and subject to customary due diligence and review of background checks. The CHFW Designee shall be appointed to Class III and the Company Designees shall be appointed to such Classes as the Company reasonably determines. Prior to the Effective Time, the Company may in its sole discretion replace any Company Designee with any individual (reasonably acceptable to CHFW) by written notice and subject to applicable listing rules of Nasdaq and applicable Law and subject to customary due diligence and review of background checks. Sponsor may in its sole discretion (x) appoint an individual to fill any vacancies created by the resignation, removal, death or incapacity of the CHFW Designee should any such resignation, removal, death or incapacity of the CHFW Designee occur prior to the date that is two (2) years from the date of the CHFW Shareholders Meeting and (ii) replace the CHFW Designee prior to the Effective Time; in each of clauses (x) and (y) with any individual (reasonably acceptable to the chief executive officer of the Company) by written notice and subject to applicable listing rules of Nasdaq and applicable Law and subject to customary due diligence and review of background checks.

(c) The individuals identified on Section 5.16(c) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any individual identified on Section 5.16(c) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing CHFW Holders, the Company may, with the prior written consent of CHFW (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such Officer by amending Section 5.16(c) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 5.17 PCAOB Financials.

(a) As promptly as reasonably practicable (and, in the case of clause (i), in any event by April 30, 2021), the Company shall deliver to CHFW (i) the final audited Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable that is required to be included in the Registration Statement/Proxy Statement and any other filings to be made by CHFW with the SEC in connection with the Transactions. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year) that is required to be included in the Registration Statement/Proxy Statement and any other filings to be made by CHFW with the SEC in connection with the Transactions (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, CHFW in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement/Proxy Statement and any other filings to be made by CHFW with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 CHFW Incentive Equity Plan. Prior to the effectiveness of the Registration Statement/Proxy Statement, the CHFW Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and CHFW may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CHFW, as applicable) (the “CHFW Equity Incentive Plan”), in the manner prescribed under Section 422 of the Code and other applicable Laws, effective as the Closing Date. The CHFW Equity Incentive Plan will provide that ten percent (10%) of the total number of CHFW Shares on a fully diluted basis following the Effective Time be initially available for issuance under awards granted pursuant to the CHFW Equity Incentive Plan (inclusive of the shares available for issuance under the CHFW Equity Incentive Plan) and the number of CHFW Shares reserved for issuance thereunder will automatically increase annual on the first date of each fiscal year beginning with the 2022 fiscal year in an amount equal to five percent (5%) of CHFW Shares as determined in the CHFW Equity Incentive Plan. The Rollover Options corresponding to the Unvested Company Options and the Rollover RSU Awards shall not be deemed to have been granted pursuant to the CHFW Equity Incentive Plan and shall not reduce the number of CHFW Shares reserved for grant thereunder.

Section 5.19 CHFW Employee Stock Purchase Plan. Prior to the effectiveness of the Registration Statement/Proxy Statement, the CHFW Board shall approve and adopt an employee stock purchase plan, in substantially the form attached hereto as Exhibit H and with any changes or modifications thereto as the Company and CHFW may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CHFW, as applicable) (the “ESPP”), in the manner prescribed under Section 423 of the Code and other applicable Laws, effective as of prior to the Closing Date. The ESPP will provide that one percent (1%) of the total number of CHFW Shares on a fully diluted basis following the Effective Time be initially available for issuance under awards granted pursuant to the ESPP (inclusive of the shares available for issuance under the ESPP) and the number of CHFW Shares reserved for issuance thereunder will automatically increase annual on the first date of each fiscal year beginning with the 2022 fiscal year in an amount equal to one percent (1%) of CHFW Shares as determined in the ESPP CHFW Equity (or such lesser amount as determined by the administrator of the ESPP).

Section 5.20 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to CHFW (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to CHFW, (b) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from the Company certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (c)  an IRS Form W-9 duly executed by the Company.

Section 5.21 PIPE Subscriptions. Unless otherwise approved in writing by the Company, CHFW shall not (other than changes that are solely ministerial and other non-economic de minimis changes) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of CHFW Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, CHFW shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) CHFW the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, CHFW shall give the Company prompt written notice: (i) of the receipt of any request from a PIPE Investor for an amendment to any Subscription Agreement; (ii) of any material breach or material default to the knowledge of CHFW (or any event or circumstance that, to the knowledge of CHFW, with or without notice, lapse of time or both, would be reasonably likely to give rise to any such breach or default) by any party to any Subscription Agreement; (iii) of the receipt by the CHFW of any written notice or other written communication from any PIPE Investor with respect to any actual or threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of the Subscription Agreement by such PIPE Investor; and (iv) if CHFW does not expect to receive all or any portion of the applicable purchase price under any PIPE Investor’s Subscription Agreement in accordance with its terms.

Section 5.22 Section 16 Matters. CHFW shall, prior to the Effective Time, cause the CHFW Board to approve the issuance of CHFW Shares in connection with the Transactions with respect to any employees of the

Company who, as a result of their relationship with CHFW as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act. .

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b) the Registration Statement/Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement/Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c) the Company Stockholder Approval shall have been obtained;

(d) the Required CHFW Shareholder Approval shall have been obtained;

(e) the Aggregate Transaction Proceeds shall be equal to or greater than $100,000,000;

(f) CHFW’s initial listing application with Nasdaq in connection with the Transactions shall have been approved and all of the outstanding CHFW Shares (after giving effect to the Domestication), including those issued in the Merger shall have been approved for listing on Nasdaq;

(g) the size and composition of CHFW Board shall be as contemplated under Section 5.16;

(h) after giving effect to the transactions contemplated hereby (including the PIPE Financing), CHFW shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and

(i) the Domestication shall have been consummated on or prior to the Closing Date prior to the Effective Time.

Section 6.2 Other Conditions to the Obligations of the CHFW Parties. The obligations of the CHFW Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by CHFW (on behalf of itself and the other CHFW Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to CHFW the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to CHFW;

(ii) the Investor Rights Agreement duly executed by the Company Stockholders listed on Annex B-1 attached hereto.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the CHFW Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of the CHFW Parties (other than the CHFW Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “CHFW Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a CHFW Material Adverse Effect;

(b) the CHFW Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) at or prior to the Closing, CHFW shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of CHFW, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(d) the Investors Rights Agreement duly executed by CHFW and the Company Stockholders listed on Annex B-1.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3, or a breach of this Agreement. None of the CHFW Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a CHFW Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3, or a breach of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of CHFW and the Company;

(b) by CHFW, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by CHFW, and (ii) the Termination Date; provided, however, that none of the CHFW Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any CHFW Party has failed to perform any covenant or agreement on the part of such applicable CHFW Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to CHFW by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either CHFW or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 12, 2021 (the “Termination Date”); provided that if the Registration Statement filed pursuant to Section 5.7, is not declared effective by August 13, 2021 then the Termination will be automatically extended by 60 days; provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to CHFW if any CHFW Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either CHFW or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either CHFW or the Company if the CHFW Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, CHFW’s shareholders have duly voted and the Required CHFW Shareholder Approval was not obtained; or

(g) by CHFW, if the Company does not deliver, or cause to be delivered to, to CHFW (i) a Transaction Support Agreement duly executed by each Supporting Company Stockholder in accordance with Section 5.13(a) on or prior to the Transaction Support Agreement Deadline or (ii) the Company Stockholder Written Consent in accordance with Section 5.13(b) on or prior to the Company Stockholder Written Consent Deadline; or

(h) by the Company if there is a Modification of the Recommendation.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3, this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreements, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or common law fraud or (ii) any Person’s Liability under any Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement to which he, she or it is a party.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except for those covenants and agreements that, by their terms, contemplate performance after the Effective Time.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) CHFW and the Company prior to Closing and (b) CHFW and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section  8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) CHFW and the Company prior to the Closing and (b) CHFW and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given ) by delivery in person, by e-mail

(having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any CHFW Party, to:

Consonance-HFW Acquisition Corp.

1 Palmer Square

Suite 305

Princeton, New Jersey 08540

Attention:    Gad Soffer

                    Josh House

E-mail:        [***]

                    [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Norther Avenue

Boston, Massachusetts 02210

Attention:    Mitchell S. Bloom

                     Jocelyn M. Arel

                     Jacqueline Mercier

E-mail:        [***]     [***]

                    [***]

(b) If to the Company, to:

Surrozen, Inc.

171 Oyster Point Blvd, Suite 400

South San Francisco, California 94080

Attention: Craig Parker

E-mail: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

440 Eastgate Mall

San Diego, California 92121

Attention: Barbara Borden

Michael Tenta

E-mail:    [***]

      [***]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company

Expenses and CHFW shall pay, or cause to be paid, all Unpaid CHFW Expenses and (b) if the Closing occurs, then CHFW shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid CHFW Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to CHFW, any documents or other materials posted to the electronic data room located www.dfsvenue.com under the project name “Project Big Sur” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the CHFW Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the CHFW Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the CHFW Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the last sentence of this Section 8.9 and Section 8.14, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.16(b), Section 8.2, Section 8.3, this Section 8.8 and Section 8.13.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of CHFW. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to CHFW’s knowledge” and “to the knowledge of CHFW” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the CHFW Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the CHFW Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of CHFW (including the Sponsor) or the Company (including directors, officers, employees and shareholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

Section 8.14 Extension; Waiver. The Company prior to the Closing and the Surviving Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the CHFW Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the CHFW Parties set forth herein or (c) waive compliance by the CHFW Parties with any of the agreements or conditions set forth herein. CHFW may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL

TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of CHFW, filed with the SEC (File No. 333-249394) on November 19, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that CHFW has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of CHFW’s public shareholders (including overallotment shares acquired by CHFW’s underwriters, the “Public Shareholders”), and CHFW may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of CHFW entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company or its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between CHFW or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with CHFW or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with CHFW or its Affiliates).

*     *     *     *     *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

CONSONANCE-HFW ACQUISITION CORP.

By:	/s/ Gad Soffer

Name: Gad Soffer
Title: Chief Executive Officer

PERSEVERANCE MERGER SUB INC.

By:	/s/ Gad Soffer
Name: Gad Soffer
Title: President

SURROZEN, INC.

By:	/s/ Craig Parker
Name: Craig Parker
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A

PIPE Investors

[***]

Annex B

Supporting Company Stockholders

[***]

Annex C

Unpaid CHFW Expenses and Unpaid CHFW Liabilities

[***]

Annex D

Required Governing Documents Proposals

The following Governing Document Proposals are Required Governing Document Proposals:

•

to approve the change in the authorized share capital of CHFW from (i) US$50,000 divided into 350,000,000 Class A ordinary shares, par value $0.0001 per share, 150,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 300,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share; and

•

to authorize all other changes necessary or, as mutually agreed in good faith by CHFW and the Company, desirable in connection with the replacement of CHFW’s Governing Documents existing prior to the Domestication with the proposed CHFW Certificate of Incorporation and the proposed CHFW Bylaws as part of the Domestication.

Exhibit A

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of April [•], 2021, is made by and among Consonance-HFW Acquisition Corp., a Cayman Islands exempted company (“CHFW”), Consonance Life Sciences, a Cayman Islands exempted company (the “Sponsor”), the other holders of CHFW Class B ordinary shares set forth on the signature page hereto (the “Founders”, and together with the Sponsor, collectively, the “CHFW Shareholders”), and Surrozen, Inc., a Delaware corporation (the “Company”). CHFW, the CHFW Shareholders and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used herein and not otherwise defined will have the meaning given such terms in the Business Combination Agreement (as defined below).

WHEREAS, CHFW, the Company and certain other persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) providing for the merger of a subsidiary of CHFW with and into the Company, with the Company surviving as the surviving corporation in such merger (the “Merger”);

WHEREAS, as of the date hereof and in any event prior to the Merger and the Closing, the Sponsor has agreed to forfeit 759,000 CHFW Class B Shares (the “Forfeited Shares”) so that immediately prior to the Effective Time and the Closing, the Sponsor shall be the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 1,451,000 CHFW Class B Shares, 434,000 CHFW Class A Shares and 144,667 IPO Warrants in the aggregate;

WHEREAS, (i) the Sponsor is the record and beneficial owner of the number of CHFW Class A Shares and CHFW Class B Shares as set forth on Schedule I hereto and (ii) each Founder is the record and beneficial owner of the number of CHFW Class B Shares, as set forth on Schedule I hereto (in each case, together with any other Equity Securities of CHFW that such CHFW Shareholder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject CHFW Equity Securities”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the CHFW Shareholders will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Merger) and (b) the CHFW Shareholders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of CHFW or any other anti-dilution or similar protection with respect to all of the CHFW Class B Shares related to the transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each CHFW Shareholder hereby agrees to (i) appear (in person or by proxy) at any meeting of the shareholders of CHFW and (ii) vote (in person or by proxy) at any such meeting, and in any action by written resolution of the shareholders of CHFW, all of such CHFW Shareholder’s Subject CHFW Equity Securities in favor of (A) each of the Transaction Proposals to be submitted to the holders of CHFW ordinary shares in connection with the Merger and the other transactions contemplated by the Business Combination Agreement and (B) such other resolutions upon which a consent or other approval is required under CHFW’s amended and restated memorandum and articles of association, law, securities exchange or otherwise is sought with respect to effecting the Business Combination Agreement and the Merger, and (ii) vote (in person or by proxy) against any merger, purchase of all or substantially all of a third party (other than the Merger) or all of the assets of a third party or other business combination transaction with a third party (other than the Business

Combination Agreement and the Merger) (a “Competing Transaction”) or any proposal relating to a Competing Transaction and against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of CHFW or Perseverance Merger Sub Inc. under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VI of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, CHFW (other than the Transaction Proposals).

Each CHFW Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

2. Waiver of Anti-dilution Protection. Each CHFW Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of CHFW, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the CHFW Class B Shares held by him, her or it convert into CHFW Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3. Forfeiture. The Sponsor agrees that, in connection with the Business Combination Agreement and the transactions contemplated thereby, the Forfeited Shares are hereby forfeited as of immediately prior to the Effective Time, such shares shall no longer be outstanding, and the Sponsor shall have no further rights with respect to the Forfeited Shares.

4. Transfer of Shares. Each CHFW Shareholder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Subject CHFW Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of her, his or its Subject CHFW Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject CHFW Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject CHFW Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject CHFW Equity Securities even if such Subject CHFW Equity Securities would be disposed of by a person other than the CHFW Shareholder or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.

5. Further Assurances. Each CHFW Shareholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

6. No Inconsistent Agreement. Each CHFW Shareholder hereby represents and covenants that such CHFW Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such CHFW Shareholder’s obligations hereunder

7. CHFW Shareholder Representations and Warranties. The CHFW Shareholder represents and warrants to CHFW and the Company as follows:

a. The CHFW Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

b. The CHFW Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the CHFW Shareholder. This Agreement has been duly and validly executed and delivered by the CHFW Shareholder and constitutes a valid, legal and binding agreement of the CHFW Shareholder (assuming that this Agreement is duly authorized, executed and delivered by CHFW and the Company), enforceable against the CHFW Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c. The execution and delivery of this Agreement by such CHFW Shareholder, does not, and the performance by such CHFW Shareholder of his, her or its obligations hereunder will not, (i) if such CHFW Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such CHFW Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such CHFW Shareholder or such CHFW Shareholder’s Subject CHFW Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such CHFW Shareholder of its, his or her obligations under this Agreement.

d. There are no proceedings pending against such CHFW Shareholder, or to the knowledge of such CHFW Shareholder threatened against such CHFW Shareholder, before (or, in the case of threatened proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such CHFW Shareholder of its, his or her obligations under this Agreement.

e. Except as described on Section 4.4 of the CHFW Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such CHFW Shareholder, for which CHFW or any of its Affiliates may become liable.

Such CHFW Shareholder understands and acknowledges that each of CHFW and the Company is entering into the Business Combination Agreement in reliance upon such CHFW Shareholder’s execution and delivery of this Agreement.

8. Other Covenants. Each CHFW Shareholder hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such CHFW Shareholder is directly a party thereto, and (ii) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to CHFW as if such CHFW Shareholder is directly party thereto.

9. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the effective time of the Merger; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 9 shall not affect any liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination.

10. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any CHFW Non-Party Affiliate (other than the CHFW Shareholders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the CHFW Non-Party Affiliates (other than the CHFW Shareholders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

11. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each CHFW Shareholder makes no agreement or understanding herein in any capacity other than in such CHFW Shareholder’s capacity as a record holder and beneficial owner of the Subject CHFW Equity Securities, and not, in the case of each Other CHFW Shareholder in such Other CHFW Shareholder’s capacity as a director, officer or employee of any CHFW Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other CHFW Shareholder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any CHFW Party or as an officer, employee or fiduciary of any CHFW Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such CHFW Party.

12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

13. Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Constructions; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

14. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CONSONANCE-HFW ACQUISITION CORP.

By:
Name:
Title:

SURROZEN, INC.

By:
Name:
Title:

CONSONANCE LIFE SCIENCES

By:
Name:
Title:

Christopher Haqq

Jennifer Jarrett

Donald Santel

SCHEDULE I

Ownership

Exhibit B

SURROZEN, INC.

FORM OF INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is dated as of [                    ]1, 2021, and is by and among Surrozen, Inc., a Delaware corporation (the “Company”) (formerly named Consonance-HFW Acquisition Corp.), Consonance Life Sciences, a Cayman Islands limited liability company (the “Sponsor”), the persons and entities listed on EXHIBIT A (together with their Permitted Transferees that become party hereto, each, a “Named Investor”) and the persons and entities listed on EXHIBIT B (together with their Permitted Transferees that become party hereto, each, an “Individual Investor”, and collectively with the Named Investors, the “Investors”).

RECITALS

The Company, Perseverance Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), and Surrozen Holdings, Inc. (formerly named Surrozen, Inc. (“Surrozen”) have entered into that certain Business Combination Agreement, dated as of April [    ], 2021 (as amended, modified and/or supplemented from time to time, the “BCA”), pursuant to which, among other things, Merger Sub merged with and into Surrozen, with Surrozen as the surviving company in the merger and, after giving effect to such merger, became a wholly-owned subsidiary of the Company;

Pursuant to the BCA, the Company, the Sponsor and the Investors have agreed to enter into this Agreement concurrently with the Closing (as defined in the BCA), pursuant to which, among other things, the Investors (a) will agree not to effect any sale or distribution of any Equity Securities (as defined in the BCA) of the Company held by any of them during the lock-up period described therein, and (b) will be granted certain registration rights with respect to their respective CHFW Shares (as defined in the BCA), in each case, on the terms and subject to the conditions of this Agreement;

The Company, the Sponsor, the Consonance Investors and certain other Investors are party to that certain Registration and Shareholder Rights Agreement, dated as of November 18, 2020 (the “Original Agreement”);

Pursuant to Section 6.8 of the Original Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original Agreement) of at least a majority in interest of the Registrable Securities (as defined in the Original Agreement) at the time in question, and the Sponsor, the Consonance Investors and such other Investors are Holders in the aggregate of all of the Registrable Securities as of the date hereof; and

The Company, the Sponsor and certain of the Named Investors desire to amend and restate the Original Agreement in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and terminate the Original Agreement.

[1]	NTD: Closing date of BCA.

1

The Company and the other parties to this Agreement therefore agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” means, (i) with respect to any specified Person that is not a natural person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (b) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor.

(b) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act (as defined below).

(c) “Common Stock” shall mean the Common Stock of the Company.

(d) “Consonance Investors” shall mean those Named Investors on Exhibit A under the heading “Consonance Investors.”

(e) “Consonance Holders” means, as of any determination time, Consonance Investors who hold Registrable Securities under this Agreement.

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(g) “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 3.2 of this Agreement.

(h) “Form S-1 Shelf” shall have the meaning given in Section 2.1.

(i) “Form S-3 Shelf” shall have the meaning given in Section 2.1.

(j) “Indemnified Party” shall have the meaning set forth in Section 2.6(c).

(k) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).

(l) “Individual Investor” shall have the meaning set forth in the preamble.

(m) “Individual Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, an Individual Investor, whenever issued, including all

2

shares of Common Stock issued upon the exercise, conversion or exchange of any options, warrants or convertible securities.

(n) “Individual Holders” means, as of any determination time, Individual Investors who hold Registrable Securities under this Agreement.

(o) “Permitted Transferee” shall mean with respect to each Holder and its Permitted Transferees, (a) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 2.11 and (b) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter.

(p) “PIPE Securities” shall mean the shares of Common Stock and warrants (including shares of Common Stock issued or issuable upon exercise or conversion of such warrants) issued in the PIPE Financing (as defined in the BCA).

(q) “Qualified Holders” shall mean the Sponsor or any Consonance Holder or Consonance Holders who in the aggregate hold not less than [_]% of the outstanding Registrable Securities or any Surrozen Holder or Surrozen Holders who in the aggregate hold not less than [_]% of the outstanding Registrable Securities.

(r) “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(s) “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.

(t) “Registrable Securities” shall mean (i) any outstanding shares of Common Stock and any other equity security (including shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security and including, for the avoidance of doubt, the PIPE Securities), (ii) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company acquired by an Investor following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (iii) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i) or (ii) above as a dividend or other distribution with respect thereto or in exchange therefor or in replacement thereof; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii) or (iii) above for which (a) a registration statement with respect to the sale of such shares of Common Stock has become effective under the Securities Act and such shares have been sold, transferred, disposed of or exchanged in accordance with such registration statement by the applicable Investor, (b) such shares have been sold to the public pursuant to Rule 144 (but with no volume or manner of sale or current public information requirement) or (c) such shares have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

(u) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as defined below) and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(v) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, reasonable documented fees and disbursements

3

of one special counsel for the Named Holders not to exceed $75,000 without the consent of the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(w) “Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

(x) “Restated Certificate” shall mean the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

(y) “Restricted Securities” shall mean any Registrable Securities that were not issued to an Investor pursuant to an effective registration statement in accordance with the Securities Act.

(z) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(aa) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(bb) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(cc) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(dd) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(ee) “Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

(ff) “Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

(gg) “Surrozen Holders” means, as of any determination time, Surrozen Investors who hold Registrable Securities under this Agreement.

(hh) “Surrozen Investors” shall mean those Named Investors on Exhibit A under the heading “Surrozen Investors.”

4

ARTICLE 2

REGISTRATION RIGHTS

2.1 Requested Registration.

(a) Filing. Within thirty (30) days following the Closing Date, the Company shall file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) sixty (60) calendar days (or ninety (90) calendar days if the Commission notifies the Company that it will “review” such Shelf Registration) following the initial filing date thereof and (b) ten (10) business days after the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. The Company shall engage an underwriter or underwriters reasonably acceptable to the majority-in-interest of the Registerable Securities to participate in the preparation of the Shelf to enable the Holders to resell Registrable Securities pursuant to the Plan of Distribution. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf.

(b) Reserved.

(c) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, upon the written request from a Qualified Holder, the Company shall, subject to Section 2.1(e), use its commercially reasonable efforts to as promptly as practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution. The Company shall engage an underwriter or underwriters reasonably acceptable to the majority-in-interest of the Registerable Securities to participate in the preparation of the Subsequent Shelf Registration Statement to enable the Holders to resell Registrable Securities pursuant to the Plan of Distribution. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form.

(d) Additional Registrable Securities. Subject to Section 2.1(e), in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon

5

written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered two per calendar year for each Holder.

(e) Deferral. If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement (which notice shall not specify the nature of the event giving rise to such delay or suspension), then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for the shortest period of time determined in good faith by the Company to be necessary for such purpose, but in no event for a period of more than ninety (90) days following such good faith determination by the Board of Directors of the Company, and, provided further, that the Company shall not defer its obligation in this manner more than two (2) times in any twelve-month period.

(f) Underwriting. At any time and from time to time when an effective Shelf is on file with the Commission, a Qualified Holder or Qualified Holders (an “Initiating Holder” or “Initiating Holders”) may request to sell all or any portion of its Registrable Securities by means of an underwriting that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Initiating Holder, either individually or together with other Initiating Holders, with a total offering price reasonably expected to exceed, in the aggregate, at least $[            ] million (the “Minimum Takedown Threshold”). The Company shall not be required to effect more than [            ] Underwritten Shelf Takedowns for the Consonance Holders or more than [            ] for the Surrozen Holders. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. If the Company shall request inclusion in any underwriting pursuant to this Section 2.1(f) of securities being sold for its own account, or if other persons shall request inclusion in such underwriting, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Initiating Holders shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders.

Notwithstanding any other provision of this Section 2.1, if the Initiating Holders are (A) Consonance Holders and the underwriters advise such Initiating Holders in good faith in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be allocated as follows: (i) first, among all Consonance Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Consonance Holders; (ii) second, to Surrozen Holders based on the pro rata percentage of Registrable Securities held by such Surrozen Holders; (iii) third, to the other Holders based on the pro rata percentage of Registrable Securities held by such Holders; and (iii) fourth, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company or (B) Surrozen Holders and the underwriters advise such Initiating Holders in good faith in writing that marketing factors require

6

a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be allocated as follows: (i) first, among all Surrozen Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Surrozen Holders; (ii) second, to Consonance Holders based on the pro rata percentage of Registrable Securities held by such Consonance Holders; (iii) third, to the other Holders based on the pro rata percentage of Registrable Securities held by such Holders; and (iii) fourth, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(d), then the Company shall then offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and Other Selling Stockholders requesting additional inclusion, as set forth above.

2.2 Company Registration.

(a) Company Registration. If the Company or any Holder proposes to conduct a registered offering, or if the Company proposes to register any of its securities either for its own account or the account of a security holder or holders (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1(f)), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, the Company will:

(i) give written notice of the proposed registration to all Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”); and

(ii) include, or, if applicable, use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to include, in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, in any underwriting involved therein, and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given

7

pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to the other Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders, assuming conversion. Notwithstanding the foregoing, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below twenty five percent (25%) of the total value of securities included in such registration, unless such registration does not include shares of any Other Selling Stockholders (excluding shares registered for the account of the Company), in which event any or all of the Registrable Securities of the Holders may be excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.2(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion, in the manner set forth above.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of any such terminated or withdrawn registration shall be borne by the Company, any Piggyback Registration effected pursuant to this Section 2.2 shall not be counted as an Underwritten Shelf Takedown under Section 2.1(f).

2.3 Block Trades; Other Coordinated Offerings.

(a) Notwithstanding any other provision of this Article II, at any time and from time to time when an effective Shelf is on file with the Commission, if an Initiating Holder notifies the Company that such Initiating Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $[__] million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Initiating Holder, then such Initiating Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall, use its reasonable

8

best efforts to facilitate as expeditiously as possible, such Block Trade or Other Coordinated Offering of the Registrable Securities for which such Initiating Holder has requested such offering, without giving any effect to any required notice periods or delivery of notices to any other Holders; provided, that the Initiating Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. Any offering conducted as a Block Trade or Other Coordinated Offering will not count as an Underwritten Shelf Takedown for the purposes of Section 2.1(f).

(b) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Initiating Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by an Initiating Holder pursuant to this Agreement.

(d) The Initiating Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. Without limiting anything else in this Agreement, at its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration continuously effective available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply

9

with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) At least five (5) days prior to the filing of any registration or any amendment or supplement to such registration (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 2.11), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(f) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(g) In the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the registration statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(h) Obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and as reasonably satisfactory to a majority-in-interest of the participating Holders;

(i) In the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such registration, on the date the Registrable Securities are

10

delivered for sale pursuant to such registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

(j) In the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

(k) Make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

(l) With respect to an Underwritten Offering pursuant to Section 2.1(f), use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

(m) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(n) Advise each seller of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of any registration or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(o) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(p) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

(q) Otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

2.6 Removal of Restrictive Legends. The Company shall, if requested by the Holder, use its commercially reasonable best efforts to (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Registrable Securities, (ii) cause its legal counsel to deliver an opinion, if

11

necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act, and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder’s option, within two (2) trading days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act, (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, or (C) the Holder has sold or transferred, or proposes to sell or transfer within five (5) Business Days of such request, Registrable Securities pursuant to the Registration Statement or in compliance with Rule 144. The Company’s obligation to remove legends under this Section 2.6 may be conditioned upon the Holder timely providing such representations and documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws. If restrictive legends are no longer required for Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within two (2) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, non-legended entry for such book entry Registrable Securities. The Company shall be responsible for the fees of its transfer agent and any DTC fees associated with such issuance.

2.7 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, members and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, members, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, members, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other

12

such Holder, and each of their officers, directors, members and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, officers, directors, members, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d) to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

13

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.8 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.9 Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.11, and:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) such Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at the Holder’s expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (B) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b) Notwithstanding the provisions of Section 2.8(a), no such registration statement, opinion of counsel or “no action” letter shall be necessary for (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of the Holder, if the Holder is a corporation, (y) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder; provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c) Each certificate representing Restricted Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION

14

OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT BY AND AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer established in this Section 2.8.

(e) The legend referring to federal and state securities laws identified in Section 2.8(c) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of such securities may be made without registration or qualification.

2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.11 Market Stand-Off Agreement.

(a) Investor agrees that such Investor shall not transfer any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the shares of Common Stock (excluding the PIPE Securities) until the earlier of one hundred eighty (180)-days following the Closing Date (as defined in the BCA) and the consummation of a change of control of the Company (the “Lock-up Period”). The foregoing restriction is expressly agreed to preclude each Investor during such one hundred eighty (180)-day

15

period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Investor’s shares of Common Stock even if such shares of Common Stock would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during such one hundred eighty (180)-day period would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Investor’s shares of Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Common Stock. The foregoing notwithstanding, (x) each executive officer and director of the Company shall be permitted to establish a plan to acquire and sell shares of Common Stock pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of shares of Common Stock during the Lock-up Period and (y) to the extent any Named Investor is granted a release or waiver from the restrictions contained in this Section 2.11 prior to the expiration of the Lock-Up Period, then all Named Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 2.11 to the same extent, on substantially the same terms as and on a pro rata basis with, the Named Investor to which such release or waiver is granted. [The foregoing restrictions shall not apply to transfers made: (i) pursuant to a bona fide gift or charitable contribution; (ii) by will or intestate succession upon the death of an Investor; (iii) to any Affiliate (including, for the avoidance of doubt, pursuant to distributions of shares of Common Stock to partners, limited liability company members or stockholders of an Investor, including, for the avoidance of doubt, where an Investor is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) pro rata to the partners, members or shareholders of a Named Investor upon its liquidation or dissolution; or (vi) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Common Stock for cash, securities or other property; provided that in the case of (i), (iii) or (v), the recipient of such transfer must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the transfer restrictions set forth in this Section 2.11].2

(b) Each Named Investor who is participating in the applicable underwritten public offering also agrees, and the Company agrees and shall cause each director and officer of the Company to agree, that, in connection with each Registration or sale of Registrable Securities conducted as an underwritten public offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such underwritten public offering restricting such applicable person or entity’s right to (a) transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the underwritten public offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Named Investors requested to enter into lock-up agreements and participating in the underwritten public offering in accordance with the immediately preceding sentence, the Company and the underwriters, and the terms of such lock-up agreements shall include customary exclusions from the restrictions on transfer set forth therein, including that such restrictions on the applicable Named Investors shall be conditioned upon all officers and directors of the Company, as well as all Named Investors participating in the offering, being subject to the same restrictions; provided, that, to the extent any Named Investor is granted a release or waiver from the restrictions contained in this Section 2.11 and in such Named Investor’s lock-up agreement prior to the expiration of the period set forth in such Named Investor’s lock-up agreement, then all Named Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 2.11 and the applicable lock-up agreements to which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Named Investor to which such release or waiver is granted. The provisions of this Section 2.11 shall not apply to any Named Investor that holds less than one percent (1%) of then total issued and outstanding Common Stock.

[2]	Additional carve-outs to be included as needed and as appropriate.

16

ARTICLE 3

MISCELLANEOUS

3.1 Termination and Effect of Termination. This Agreement may be terminated only by an agreement in writing signed by the holders of a majority of the total Registrable Securities; provided, that the consent of any Holder will be required for any termination of this Agreement which has an adverse effect on the rights, limitations or obligations of such Holder. Notwithstanding any provision hereof to the contrary, the right of any Holder to request a registration or inclusion of Registrable Securities in any registration pursuant to Section 2.2 shall terminate upon the third anniversary of the date hereof. Notwithstanding any termination of this Agreement in accordance with the foregoing sentence, the provisions of Sections 2.4, 2.6 and 2.9 shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 2.6 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

3.2 Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a transfer of Registrable Securities to a Permitted Transferee of that Holder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such transfer, no assignment permitted under the terms of this Section 3.2 will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 3.2 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 3.2.

3.3 Amendment. This Agreement may not be orally amended, modified or extended, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Holders of a majority of the total Registrable Securities. Each such amendment, modification, extension or waiver shall be binding upon each party hereto; provided that (a) the consent of any Holder shall be required for any amendment, modification, extension or waiver which has an adverse effect on the rights, limitations or obligations of such Holder and (b) any such amendment, modification, extension or waiver that by its terms would adversely affect a Holder or group of Holders in a disproportionate manner relative to the Holders generally shall require the written consent of the Holder (or a majority in interest based on Registrable Securities of such group of Holders) so affected. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.

3.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor or Holder) or otherwise delivered by hand, messenger or courier service addressed:

(a) if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any Holder, to such address, facsimile number or electronic mail address or facsimile number as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, to the attention of the President and Chief Executive Officer of the Company at 171 Oyster Point Blvd, Suite 400, South San Francisco, CA 94080 or at such other current address as the Company shall have furnished to the Investors or Holders, with a copy (which shall not constitute notice) to Michael Tenta, Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304.

17

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor and Holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth on Exhibit A (or to any other facsimile number for the Investor or Holder in the Company’s records), (ii) electronic mail to the electronic mail address set forth on Exhibit A (or to any other electronic mail address for the Investor or Holder in the Company’s records), (iii) posting on an electronic network together with separate notice to the Investor or Holder of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor or Holder. This consent may be revoked by an Investor or Holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

3.5 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

3.6 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

3.7 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein. The Sponsor and the other Investors who are party to the Original Agreement hereby agree that the Original Agreement is hereby terminated and superseded by this Agreement, effective upon the execution of this Agreement.

3.8 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

18

3.9 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

3.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

3.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

3.12 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

3.13 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, each of the parties hereto irrevocably consents to the exclusive jurisdiction of, and venue in, the courts of the State of Delaware and, other than with regard to [***], the United States District Court for the District of Delaware.

3.14 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

3.15 Conflict. In the event of any conflict between the terms of this Agreement and the Company’s Restated Certificate or its bylaws, the terms of the Company’s Restated Certificate or its bylaws, as the case may be, will control.

3.16 Attorney’s Fees. In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.17 Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

(signature page follows)

19

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

COMPANY

CONSONANCE-HFW ACQUISITION CORP.

By:
Name:	Gad Soffer
Title:	Chief Executive Officer

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

SPONSOR

CONSONANCE LIFE SCIENCES

By:
Name:	Gad Soffer
Title:	Member

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

NAMED INVESTORS

[***]

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

NAMED INVESTOR

[***]

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

NAMED INVESTOR

CONSONANCE CAPITAL MANAGEMENT, LP

By:
Name:	Kevin Livingston
Title:	Partner

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

EXHIBIT A

NAMED INVESTORS

[***]

A-1

EXHIBIT B

INDIVIDUAL INVESTORS

[***]

A-2

Exhibit C

COMPANY STOCKHOLDER SUPPORT AGREEMENT

This COMPANY STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of April [●], 2021, is made by and among Consonance-HFW Acquisition Corp., a Cayman Islands exempted company (“CHFW”), [●], a [●], a holder of capital stock of Surrozen, Inc. (the “Company Stockholder”), and Surrozen, Inc., a Delaware corporation (the “Company”). CHFW, the Company Stockholder and the Company shall be referred to herein from time to time collectively as the “Parties”.

WHEREAS, CHFW, the Company and certain other persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) providing for the merger of a subsidiary of CHFW with and into the Company, with the Company surviving as the surviving wholly owned corporation of CHFW in such merger (the “Merger”);

WHEREAS, the Company Stockholder is the record and beneficial owner of the number of shares of common stock and number and series of preferred stock of Company as set forth on the signature page hereto (together with any other equity securities of Company that the Company Stockholder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Equity Securities”); and

WHEREAS, the Company Stockholder acknowledges and agrees that CHFW and the Company would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Company Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. The Company Stockholder hereby agrees to (i) execute and deliver to the Company a written consent of the stockholders of the Company in lieu of a meeting of the stockholders (which written consent shall be delivered promptly, and in any event within five (5) Business Days following the time at which the Registration Statement/Proxy Statement (as defined in the Business Combination Agreement) is declared effective under the U.S. Securities Act of 1933) or appear (in person or by proxy) at any meeting of the stockholders of Company, and vote all of such Company Stockholder’s Subject Company Equity Securities in favor of (A) the Business Combination Agreement to be submitted to the stockholders of the Company in connection with the Merger and the other transactions contemplated by the Business Combination Agreement and (B) such other resolutions upon which a consent or other approval is required under the Company’s amended and restated certificate of incorporation or applicable law or otherwise is sought with respect to effecting the Business Combination Agreement and the Merger, and (C) against (i) any merger, purchase of all or substantially all of a third party (other than the Merger) or all of the assets of a third party or other business combination transaction with a third party (other than the Business Combination Agreement and the Merger) (a “Competing Transaction”) or (ii) any proposal relating to a Competing Transaction and against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, or (C) result in any of the conditions set forth in Article VI of the Business Combination Agreement not being fulfilled The Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

Upon the failure of a Company Stockholder to timely provide its consent or vote its Subject Company Equity Securities in accordance with this Section 1 pursuant to any action by written consent of the stockholders of the Company or at any applicable meeting of the stockholders of the Company such Company Stockholder shall be deemed to have irrevocably granted to, and appointed, the Company, and any designee thereof, and each of them individually, as such Company Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in such Company Stockholder’s name, place and stead, to deliver any action by written consent of the Company Stockholder’s concerning any of the matters specified in this Section 1 or attend any meeting of the Company Stockholders concerning any of the matters specified in this Section 1, to include such Company Subject Equity Securities in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders and to provide consent or vote such Company Stockholder’s Subject Equity Securities in any action by written consent of the Company Stockholders or at any meeting of the Company Stockholders called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Company Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

2. Transfer of Shares. The Company Stockholder hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Subject Company Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject Company Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Company Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Subject Company Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Subject Company Equity Securities even if such Subject Company Equity Securities would be disposed of by a person other than the Company Stockholder or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.

3. Further Assurances. Each Company Stockholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws and within the control of such Company Stockholder to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

4. No Inconsistent Agreement. Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder.

5. Company Stockholder Representations and Warranties. The Company Stockholder represents and warrants to CHFW and the Company as follows:

a. The Company Stockholder is either an individual (or a revocable trust of which the individual is a trustee) or a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

b. For Company Stockholders that are business entities, the Company Stockholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to perform its covenants, agreements and obligations hereunder. Each individual Company Stockholder has the personal capacity to execute and deliver this Agreement, to perform their covenants, agreement and obligations hereunder. For Company Stockholders that are business entities, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the

Company Stockholder. This Agreement has been duly and validly executed and delivered by the Company Stockholder and constitutes a valid, legal and binding agreement of the Company Stockholder (assuming that this Agreement is duly authorized, executed and delivered by CHFW and the Company), enforceable against the Company Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c. The execution and delivery of this Agreement by such Company Stockholder, does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject Company Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

d. There are no proceedings pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

e. Except as described on Section 3.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Company Stockholder, for which the Company or any of its Affiliates may become liable.

f. Such Company Stockholder understands and acknowledges that each of CHFW and the Company is entering into the Business Combination Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.

6. Waiver of Appraisal Rights. Such Company Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Merger or appraisal or dissenters’ rights that it may at any time have under applicable Laws, including Section 262 of the DGCL.

7. Termination of Investor Agreements and Certain Other Agreements. Such Company Stockholder, by this Agreement hereby agrees that, subject to and effective immediately prior to the Closing, that Amended and Restated Investors’ Rights Agreement, dated as of May 29, 2020, by and among the Company and the Company Stockholder parties thereto, the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 29, 2020, by and among the Company and the Company Stockholders party thereto and the Amended and Restated Voting Agreement, dated as of May 29, 2020, by and among the Company and the Company Stockholders parties thereto and any management letter or other agreement between such Company Stockholder and the Company (excluding any employment agreement or offer letter, equity award or employment benefit agreement) shall terminate without any further liability to the Company or its Affiliates.

8. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the effective time of the Merger; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination.

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective Parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Party hereto.

12. No Waivers. No waivers of any breach of this Agreement extended by CHFW to the Company Stockholder shall be construed as a waiver of any rights or remedies of CHFW with respect to any other stockholder of the Company that has executed an agreement substantially in the form of this Agreement with respect to equity held or subsequently held by such stockholder or with respect to any subsequent breach of the Company Stockholder or any other such stockholder of Company. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by any such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

13. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

14. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

15. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) each of the Board of Directors of CHFW and the Board of Directors of the Company has approved the transactions contemplated by the Business Combination Agreement, (b) the Business Combination Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

16. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

17. Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

18. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

19. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CONSONANCE-HFW ACQUISITION CORP.

By:
Name:
Title:

SURROZEN, INC.

By:
Name:
Title:

COMPANY STOCKHOLDER:

By:
Name:
Title:

Shares of Common Stock:

Shares of Series A Preferred Stock:

Shares of Series B Preferred Stock:

Shares of Series C Preferred Stock:

Exhibit D

LETTER OF TRANSMITTAL

To Surrender Shares of [Common Stock/Series A Preferred Stock/Series B Preferred Stock/Series C Preferred Stock] of

Surrozen, Inc.

DESCRIPTION OF SURRENDERED SHARES

☐ Physical Certificates. Although you are not required to surrender any physical certificate(s) to receive the merger consideration, in the event you currently hold any such certificate(s) in your possession, please include such certificate(s) with the above documents that you deliver to the Company.

Names(s) and Address(es) of Registered Owner(s)	Share(s) Surrendered (Attach additional list if necessary)
	Share Number(s)	Total Number of Shares and Series of Shares

[    ] If any certificate(s) representing shares of stock that you own have been lost or destroyed, check this box and see Instruction 8. Please fill out the remainder of this Letter of Transmittal and indicate here the number of shares of stock represented by the lost or destroyed certificates.                  (Number of Shares)

SPECIAL PAYMENT INSTRUCTIONS
(See Instructions 1, 4, and 5)
To be completed ONLY if the shares are to be issued in the name of someone other than the undersigned. Issue check to:
Name:
(Please Print)

Address:

(Include Zip Code)

(Tax Identification or Social Security No.)

SPECIAL DELIVERY INSTRUCTIONS

(See Instructions 1, 4 and 5)

To be completed ONLY if the shares are to be sent to someone other than the undersigned or to the undersigned at an address other than that shown above.

Deliver check to:

Name:
(Please Print)

Address:

(Include Zip Code)

IMPORTANT — STOCKHOLDERS SIGN HERE

(U.S. Holders Also Please Complete Substitute Form W-9 Below)

(Non-U.S. Holders Please Obtain and Complete Form W-8BEN or Other Form W-8)

(Must be signed by former registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) as evidenced by certificates or documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 4.)

Name(s): X

Area Code and Telephone Number:	Dated: , 2021

GUARANTEE OF SIGNATURE(S)

(See Instructions 1 and 4)

Complete ONLY if required by Instruction 1.

FOR USE BY FINANCIAL INSTITUTION ONLY.

PLACE MEDALLION GUARANTEE IN SPACE BELOW.

Firm:

By:

Title:

Address:

TO BE COMPLETED BY ALL SURRENDERING U.S. HOLDERS

(See Instruction 6)

PAYER: CONTINENTAL STOCK TRANSFER & TRUST COMPANY
SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Request for Taxpayer Identification Number (TIN) And Certification	Name: Address:
Check appropriate box: Individual/Sole Proprietor ☐ Corporation ☐ Partnership ☐ Other (specify) ☐ Exempt from Backup Withholding ☐

Part I. Please provide your taxpayer identification number in the space at right. If awaiting TIN, write “Applied For” in space at right and complete the Certificate of Awaiting Taxpayer

Identification Number below.

SSN: OR EIN:
Part II. For Payees exempt from backup withholding, see the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” and complete as instructed therein.

Part III. Certification

Under penalties of perjury, I certify that:

(1)   The number shown on this form is my correct Taxpayer Identification Number (or, as indicated, I am waiting for a number to be issued to me):

(2)   I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interests or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)   I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because you have failed to report all interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

Signature:                                                               Date:                     , 2021

You must complete the following certificate if you wrote “applied for” in part I of this substitute Form W-9

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding the information I provided in Part III of the Substitute Form W-9 (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), all reportable payments made to me hereafter will be subject to backup withholding tax until I provide a properly certified taxpayer identification number within 60 days of the date of this Substitute Form W-9.

Signature:	Date:

INSTRUCTIONS FOR LETTER OF TRANSMITTAL

1. Guarantee of Signature. Signatures on all Letters of Transmittal must be guaranteed by a financial institution that is a member of a Securities Transfer Association approved medallion program such as STAMP, SEMP or MSP (an “Eligible Institution”), except in cases where securities are surrendered (i) by a registered holder of the securities who has not completed either the box entitled “Special Payment/Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 4.

2. Delivery of Letter of Transmittal. The Letter of Transmittal, properly completed and duly executed for the securities described should be delivered to Continental Stock Transfer & Trust Company in the envelope enclosed for your convenience.

THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE OWNER, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. DELIVERY OF THE DOCUMENTS WILL BE EFFECTIVE, AND RISK OF LOSS AND TITLE WITH RESPECT THERETO SHALL PASS, ONLY WHEN THE MATERIALS ARE ACTUALLY RECEIVED BY THE PAYING AGENT.

3. Inadequate Space. If the space provided on the Letter of Transmittal is inadequate, the share numbers and the number of shares should be listed on a separate schedule to be attached thereto.

4. Signatures of Letter of Transmittal, Stock Powers and Endorsements. When the Letter of Transmittal is signed by the registered owner(s) of the share(s) listed and surrendered thereby, no endorsements of shares or separate stock powers are required.

If the share(s) surrendered is (are) owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any surrendered shares are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of shares.

If the Letter of Transmittal is signed by a person other than the registered owner of the share(s) listed, such share(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the share(s). Signatures on such shares or stock powers must be guaranteed by an Eligible Institution. See Instruction 1.

If the Letter of Transmittal or any certificate or stock power is signed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others, acting in a fiduciary or representative capacity, such persons should so indicate when signing and proper evidence, satisfactory to Continental Stock Transfer & Trust Company, the Company’s transfer agent, of their authority to do so must be submitted.

5. Special Payment and Delivery Instructions. Indicate the name and address to which payment for the securities is to be issued and/or sent if different from the name and address of the person(s) signing the Letter of Transmittal.

6. Substitute Form W-9. Enter your social security or employer identification number, and complete, sign and date the Substitute W-9 certification. If you are a foreign person, you must provide a properly completed and executed Internal Revenue Service Form W-8BEN, which you can obtain from Continental Stock Transfer & Trust Company.

7. Additional Copies. Additional copies of the Letter of Transmittal may be obtained from the Reorganization Department of Continental Stock Transfer & Trust Company at the address listed below.

8. Lost, Stolen or Destroyed Certificates. If any stock certificates have been lost, stolen or destroyed, please so indicate on the front of the Letter of Transmittal, and additional paperwork will be sent to you to replace the lost, stolen or destroyed certificates.

All questions as to the validity, form and eligibility of any surrender of shares will be determined by Continental Stock Transfer & Trust Company and Surrozen, Inc. (the “Company”), and such determination shall be final and binding. Continental Stock Transfer & Trust Company and the Company reserve the right to waive any irregularities or defects in the surrender of any shares. A surrender will not be deemed to have been made until all irregularities have been cured or waived. Neither Continental Stock Transfer & Trust Company nor the Company is under any obligation to waive or to provide any notification of any irregularities or defects in the surrender of any shares, nor shall Continental Stock Transfer & Trust Company or the Company be liable for any failure to give such notification.

For Information:

Continental Stock Transfer & Trust Company

1 State Street – 30th Floor

New York, New York 10004

917-262-2378

Exhibit E

CERTIFICATE OF INCORPORATION

OF

SURROZEN, INC.

I.

The name of this corporation is Surrozen, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801 and the name of the registered agent of the Company at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 310,000,000 shares. 300,000,000 shares of which shall be Common Stock, having a par value per share of $0.0001. 10,000,000 shares of which shall be Preferred Stock, having a par value per share of $0.0001.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

1

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. MANAGEMENT OF BUSINESS. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. BOARD OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, upon the filing of this Certificate of Incorporation, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. REMOVAL OF DIRECTORS.

1. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

2. Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

D. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. BYLAW AMENDMENTS.

1. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall

2

require the approval of a majority of the directors then in office. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

2. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

3. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

5. In the event that a member of the Board of Directors of the Company who is not an employee of the Company, or any partner, member, director, stockholder, employee or agent of such member, other than someone who is an employee of the Company (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of Directors of the Company (a “Corporate Opportunity”), then the Company, pursuant to Section 122(17) of the DGCL and to the maximum extent permitted from time to time under Delaware law, (i) renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Company or any of its affiliates. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Company for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter

3

jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company , arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company , governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

* * * *

4

IN WITNESS WHEREOF, Surrozen, Inc. has caused this Certificate of Incorporation to be executed this [●] day of [●], 2021.

SURROZEN, INC.

By:
Name:
Title:

5

Exhibit F

BYLAWS

OF

SURROZEN, INC.

(A DELAWARE CORPORATION)

BYLAWS

OF

SURROZEN, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2. Other Offices. The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

1

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above. Notwithstanding anything to the contrary provided herein, for the first annual meeting following the initial public offering of common stock of the corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made or sent by the corporation.

(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the

2

nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of Sections 5 and 6, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,

(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,

(y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or

(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c) A stockholder providing written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

3

(d) Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class (as defined below) is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.

(e) A person shall not be eligible for election or re-election as a director, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a). Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(f) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws.

(g) For purposes of Sections 5 and 6,

(i) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and

(ii) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

4

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of

5

the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary (or the corporation’s transfer agent or other person authorized by these Bylaws or by law) shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network,

6

provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting.

No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the President, or, if the President is absent, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, with consultation by the Lead Independent Director (as defined below), rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15. Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

7

Section 17. Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Section 17, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 20. Removal.

(a) Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances neither the Board of Directors nor any individual director may be removed without cause.

(b) Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%)

8

of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

Section 21. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 44 for which a quorum shall be one-third (1/3) of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board

9

of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any Director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the

10

director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: serve as chairperson of Board of Directors meetings in the absence of the Chairperson of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and coordinate the activities of the other independent directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 27. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director or other person directed to do so by the Chairperson of the Board, the Lead Independent Director or the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 28. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 29. Tenure And Duties Of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders (subject to Section 14) and at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has

11

been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders (subject to Section 14) and at all meeting of the Board of Directors, unless the Chairperson of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the

12

financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 30. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 31. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 32. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 33. Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 34. Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

13

ARTICLE VII

SHARES OF STOCK

Section 35. Form And Execution Of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 36. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 37. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 38. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

14

Section 39. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 40. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairperson of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 41. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 42. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

15

ARTICLE X

FISCAL YEAR

Section 43. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 44. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal

16

counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

17

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE XII

NOTICES

Section 45. Notices.

(a) Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other

18

agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 46. Amendments. Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 47. Loans To Officers. EXCEPT AS OTHERWISE PROHIBITED BY APPLICABLE LAW, THE CORPORATION MAY LEND MONEY TO, OR GUARANTEE ANY OBLIGATION OF, OR OTHERWISE ASSIST ANY OFFICER OR OTHER EMPLOYEE OF THE CORPORATION OR OF ITS SUBSIDIARIES, INCLUDING ANY OFFICER OR EMPLOYEE WHO IS A DIRECTOR OF THE CORPORATION OR ITS SUBSIDIARIES, WHENEVER, IN THE JUDGMENT OF THE BOARD OF DIRECTORS, SUCH LOAN, GUARANTEE OR ASSISTANCE MAY REASONABLY BE EXPECTED TO BENEFIT THE

19

CORPORATION. THE LOAN, GUARANTEE OR OTHER ASSISTANCE MAY BE WITH OR WITHOUT INTEREST AND MAY BE UNSECURED, OR SECURED IN SUCH MANNER AS THE BOARD OF DIRECTORS SHALL APPROVE, INCLUDING, WITHOUT LIMITATION, A PLEDGE OF SHARES OF STOCK OF THE CORPORATION. NOTHING IN THESE BYLAWS SHALL BE DEEMED TO DENY, LIMIT OR RESTRICT THE POWERS OF GUARANTY OR WARRANTY OF THE CORPORATION AT COMMON LAW OR UNDER ANY STATUTE.

20

SURROZEN, INC.

CERTIFICATE OF SECRETARY

I hereby certify that:

I am the duly elected and acting Secretary of Surrozen, Inc., a Delaware corporation (the “Company”); and

Attached hereto is a complete and accurate copy of the Bylaws of the Company as duly adopted by the Board of Directors of the Company by Unanimous Written Consent dated [                    ], 2021 and said Bylaws are presently in effect.

This Certificate of Secretary may be executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and will be deemed to have been duly and validly delivered and be valid and effective for all purposes. Signed on [                    ], 2021.

Secretary

21

Exhibit G

SURROZEN, INC.

2021 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [                    ], 2021

APPROVED BY THE STOCKHOLDERS: [                    ], 2021

1. GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [●] shares (equal to 10% of the shares of Fully-Diluted Common Stock as of immediately following closing of the transactions contemplated by the Business Combination Agreement). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the Fully-Diluted Common Stock on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [●] shares.

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3. ELIGIBILITY AND LIMITATIONS.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) [$750,000] in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, [$1,000,000] in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the first calendar year that begins following the Effective Date.

2

4. OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

3

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

4

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5. AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form

5

subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and

6

specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof, may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A

7

surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of

8

the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

9

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of

10

Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8. TAX WITHHOLDING

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was

11

greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9. MISCELLANEOUS.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

12

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards

13

granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10. COVENANTS OF THE COMPANY.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11. ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of

14

such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have

15

been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award

16

unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12. SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13. TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14. DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

17

(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants

(h) “Business Combination Agreement” means that certain Business Combination Agreement by and among Consonance-HFW Acquisition Corp., Perseverance Merger Sub Inc., and Surrozen, Inc., dated as of April 15, 2021.

(i) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(j) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

18

(k) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(l) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

19

(m) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(n) “Common Stock” means the common stock of the Company.

(o) “Company” means Surrozen, Inc., a Delaware corporation.

(p) “Compensation Committee” means the Compensation Committee of the Board.

(q) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(r) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(s) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

20

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(t) “Director” means a member of the Board.

(u) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(v) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(w) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(x) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(y) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(z) “Entity” means a corporation, partnership, limited liability company or other entity.

(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(cc) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or

21

market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(dd) “Fully-Diluted Common Stock” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(ee) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ff) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A, or (v) to comply with other Applicable Laws.

(ii) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K, or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

22

(jj) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

(kk) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(ll) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(mm) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(nn) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(oo) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(pp) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(qq) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(rr) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(ss) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(tt) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(uu) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(vv) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain

23

Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(ww) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(xx) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or

24

economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(yy) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(zz) “Plan” means this Surrozen, Inc. 2021 Equity Incentive Plan.

(aaa) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(bbb) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ccc) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ddd) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(eee) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(fff) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(ggg) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(hhh) “Rule 405” means Rule 405 promulgated under the Securities Act.

(iii) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(jjj) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(kkk) “Securities Act” means the Securities Act of 1933, as amended.

25

(lll) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(mmm) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(nnn) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(ooo) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ppp) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(qqq) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(rrr) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(sss) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

26

Exhibit H

SURROZEN, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [                    ], 2021

APPROVED BY THE STOCKHOLDERS: [                    ], 2021

1. GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2. ADMINISTRATION.

(a) The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [●] shares (equal to 1% of the shares of Fully-Diluted Common Stock as of immediately following completion of the transactions contemplated by the Business Combination Agreement), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the Fully-Diluted Common Stock on December 31st of the preceding calendar year, and (ii) [●] shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

2

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4. GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5. ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, a Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering,

3

which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6. PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage of earnings or with a maximum dollar amount, as designated by the Board, during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering,

4

(ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7. PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment

5

for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f) Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8. EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9. COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

6

10. DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the

7

Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13. TAX QUALIFICATION; TAX WITHHOLDING.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

8

14. EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15. MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16. DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

9

(d) “Board” means the board of directors of the Company.

(e) “Business Combination Agreement” means that certain Business Combination Agreement by and among Consonance-HFW Acquisition Corp., Perseverance Merger Sub Inc., and Surrozen, Inc., dated as of April 15, 2021.

(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Surrozen, Inc., a Delaware corporation.

(k) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.

(l) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(n) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

10

(o) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(p) “Director” means a member of the Board.

(q) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(r) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(s) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code

(w) “Fully-Diluted Common Stock” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(x) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

11

(y) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(z) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa) “Offering Date” means a date selected by the Board for an Offering to commence.

(bb) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(cc) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(dd) “Plan” means this Surrozen, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ee) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ff) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(gg) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(hh) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(ii) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(jj) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(kk) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

12

ANNEX B

COMPANIES LAW (AS REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CONSONANCE-HFW ACQUISITION CORP.

ADOPTED BY SPECIAL RESOLUTION EFFECTIVE ON [●], 2020

COMPANIES LAW (AS REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CONSONANCE-HFW ACQUISITION CORP.

ADOPTED BY SPECIAL RESOLUTION ON [●], 2020

1	The name of the Company is Consonance-HFW Acquisition Corp.

2

The Company’s registered office will be situated at the office of Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands, , or at such other place in the Cayman Islands as the directors may at any time decide.

3

The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Law (as revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4

The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Law (as revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Law (as revised); or

(b)	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (as revised);or

(c)	the business of company management without being licensed in that behalf under the Companies Management Law (as revised).

6

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8

The authorised share capital of the Company is US$50,100.00 divided into 350,000,000 Class A Ordinary Shares of US$0.0001 each, 150,000,000 Class B Ordinary Shares of US$0.0001 and 1,000,000 Preference Shares of US$0.0001 each. There is no limit on the number of shares of any class which the Company is authorised to issue. However, subject to the Companies Law (as revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

9

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

COMPANIES LAW (AS REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CONSONANCE-HFW ACQUISITION CORP.

ADOPTED BY SPECIAL RESOLUTION ON [●], 2020

CONTENTS

1. Definitions, interpretation and exclusion of Table A	B-1

Definitions	B-1

Interpretation	B-3

Exclusionof Table A Articles	B-4

2. Commencement of Business	B-4

3. Shares	B-4

Powerto issue Shares and options, with or without special rights	B-4

Powerto issue fractions of a Share	B-5

Powerto pay commissions and brokerage fees	B-5

Trustsnot recognised	B-5

Powerto vary class rights	B-6

Effectof new Share issue on existing class rights	B-6

No bearer Shares or warrants	B-6

TreasuryShares	B-7

Rightsattaching to Treasury Shares and related matters	B-7

4. Register of Members	B-7

5. Share certificates	B-7

Issue of share certificates	B-7

Renewalof lost or damaged share certificates	B-8

6. Lien on Shares	B-8

Natureand scope of lien	B-8

B-i

Company may sell Shares to satisfy lien	B-8

Authority to execute instrument of transfer	B-8

Consequences of sale of Shares to satisfy lien	B-8

Application of proceeds of sale	B-9

7. Calls on Shares and forfeiture	B-9

Power to make calls and effect of calls	B-9

Time when call made	B-9

Liability of joint holders	B-9

Interest on unpaid calls	B-10

Deemed calls	B-10

Power to accept early payment	B-10

Power to make different arrangements at time of issue of Shares	B-10

Notice of default	B-10

Forfeiture or surrender of Shares	B-10

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender	B-10

Effect of forfeiture or surrender on former Member	B-11

Evidence of forfeiture or surrender	B-11

Sale of forfeited or surrendered Shares	B-11

8. Transfer of Shares	B-11

Form of transfer	B-11

Power to refuse registration	B-12

Power to suspend registration	B-12

Company may retain instrument of transfer	B-12

9. Transmission of Shares	B-12

Persons entitled on death of a Member	B-12

Registration of transfer of a Share following death or bankruptcy	B-12

Indemnity	B-13

Rights of person entitled to a Share following death or bankruptcy	B-13

B-ii

10. Alteration of capital	B-13

Increasing, consolidating, converting, dividing and cancelling share capital	B-13

Dealing with fractions resulting from consolidation of Shares	B-13

Reducing share capital	B-14

11. Redemption and purchase of own Shares	B-14

Power to issue redeemable Shares and to purchase own Shares	B-14

Power to pay for redemption or purchase in cash or in specie	B-14

Effect of redemption or purchase of a Share	B-15

12. Class B Share Conversion	B-15

13 Meetings of Members	B-16

Power to call meetings	B-16

Content of notice	B-17

Period of notice	B-17

Persons entitled to receive notice	B-17

Publication of notice on a website	B-17

Time a website notice is deemed to be given	B-18

Required duration of publication on a website	B-18

Accidental omission to give notice or non-receipt of notice	B-18

14. Proceedings at meetings of Members	B-18

Quorum	B-18

Lack of quorum	B-18

Use of technology	B-18

Chairman	B-19

Right of a director to attend and speak	B-19

Adjournment	B-19

Method of voting	B-19

Taking of a poll	B-19

Chairman’s casting vote	B-20

B-iii

Amendmentsto resolutions	B-20

Writtenresolutions	B-20

Sole-membercompany	B-21

15. Voting rights of Members	B-21

Right to vote	B-21

Rightsof joint holders	B-21

Representationof corporate Members	B-21

Memberwith mental disorder	B-22

Objectionsto admissibility of votes	B-22

Form of proxy	B-22

How and when proxy is to be delivered	B-22

Votingby proxy	B-23

16. Number of directors	B-23

17. Appointment, disqualification and removal of directors	B-23

No age limit	B-23

Corporatedirectors	B-23

No shareholding qualification	B-23

Appointmentand removal of directors	B-23

Resignationof directors	B-25

Terminationof the office of director	B-25

18. Alternate directors	B-25

Appointmentand removal	B-25

Notices	B-26

Rightsof alternate director	B-26

Appointmentceases when the appointor ceases to be a director	B-26

Statusof alternate director	B-26

Statusof the director making the appointment	B-27

19. Powers of directors	B-27

B-iv

Powersof directors	B-27

Appointmentsto office	B-27

Remuneration	B-27

Disclosureof information	B-28

20. Delegation of powers	B-28

Powerto delegate any of the directors’ powers to a committee	B-28

Powerto appoint an agent of the Company	B-29

Powerto appoint an attorney or authorised signatory of the Company	B-29

Powerto appoint a proxy	B-29

21. Meetings of directors	B-29

Regulationof directors’ meetings	B-29

Callingmeetings	B-29

Noticeof meetings	B-30

Periodof notice	B-30

Use of technology	B-30

Place of meetings	B-30

Quorum	B-30

Voting	B-30

Validity	B-30

Recordingof dissent	B-30

Writtenresolutions	B-30

Sole director’s minute	B-31

22. Permissible directors’ interests and disclosure	B-31

Permissibleinterests subject to disclosure	B-31

Notificationof interests	B-31

Votingwhere a director is interested in a matter	B-31

23. Minutes	B-32

24. Accounts and audit	B-32

B-v

No automatic right of inspection	B-32

Sendingof accounts and reports	B-32

Validitydespite accidental error in publication on website	B-32

Audit	B-33

25. Financial year	B-33

26. Record dates	B-33

27. Dividends	B-34

Declarationof dividends by Members	B-34

Paymentof interim dividends and declaration of final dividends by directors	B-34

Apportionmentof dividends	B-34

Right of set off	B-35

Powerto pay other than in cash	B-35

How payments may be made	B-35

Dividendsor other moneys not to bear interest in absence of special rights	B-35

Dividendsunable to be paid or unclaimed	B-35

28. Capitalisation of profits	B-36

Capitalisationof profits or of any share premium account or capital redemption reserve	B-36

Applyingan amount for the benefit of members	B-36

29. Share premium account	B-36

directorsto maintain share premium account	B-36

Debitsto share premium account	B-36

30. Seal	B-36

Companyseal	B-36

Duplicateseal	B-37

When and how seal is to be used	B-37

If no seal is adopted or used	B-37

Powerto allow non-manual signatures and facsimile printing of seal	B-37

Validityof execution	B-37

B-vi

31. Indemnity	B-37

Indemnity	B-37

Release	B-38

Insurance	B-38

32. Notices	B-38

Form of notices	B-38

Electroniccommunications	B-39

Personsauthorised to give notices	B-39

Deliveryof written notices	B-39

Joint holders	B-39

Signatures	B-39

Evidenceof transmission	B-39

Givingnotice to a deceased or bankrupt Member	B-39

Date of giving notices	B-40

Savingprovision	B-40

33. Authentication of Electronic Records	B-40

Applicationof Articles	B-40

Authenticationof documents sent by Members by Electronic means	B-40

Authenticationof document sent by the Secretary or Officers of the Company by Electronic means	B-41

Mannerof signing	B-41

Savingprovision	B-41

34. Transfer by way of continuation	B-41

35. Winding up	B-42

Distributionof assets in specie	B-42

No obligation to accept liability	B-42

The directors are authorised to present a winding up petition	B-42

36. Amendment of Memorandum and Articles	B-42

Power to change name or amend Memorandum	B-42

B-vii

Power to amend these Articles	B-42

37. Mergers and Consolidations	B-42

38. Business Combination	B-43

39. Certain Tax Filings	B-45

40. Business Opportunities	B-46

B-viii

COMPANIES LAW (AS REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CONSONANCE-HFW ACQUISITION CORP.

ADOPTED BY SPECIAL RESOLUTION ON [●], 2020

1.	Definitions, interpretation and exclusion of Table A

Definitions

1.1	In these Articles, the following definitions apply:

Affiliate in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

Articles means, as appropriate:

(a)	these Amended and Restated Articles of Association as amended, restated, supplemented and/or otherwise modified from time to time: or

(b)	two or more particular Articles of these Articles;

and Article refers to a particular Article of these Articles.

Audit Committee means the audit committee of the board of directors of the Company established pursuant to Article 24.8 hereof, or any successor audit committee.

Auditor means the person for the time being performing the duties of auditor of the Company.

Business Combination means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (each a partner business), which Business Combination: (a) must be with one or more partner businesses that together have an aggregate fair market value of at least 80% of the net assets held in the trust account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the trust account) at the time of signing the agreement to enter into the Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

Business Day means a day other than a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City, a Saturday or a Sunday.

Class A Ordinary Share means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

Class B Ordinary Share means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

Clear Days, in relation to a period of notice, means that period excluding:

(a)	the day when the notice is given or deemed to be given; and

(b)	the day for which it is given or on which it is to take effect.

Clearing House means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

Company means the above-named company.

Compensation Committee means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

Default Rate means 10% (ten per cent) per annum.

Designated Stock Exchange means any United States national securities exchange, including the Nasdaq Stock Market LLC, the NYSE American LLC or The New York Stock Exchange LLC or any OTC market on which the Shares are listed for trading.

Electronic has the meaning given to that term in the Electronic Transactions Law (as revised).

Electronic Record has the meaning given to that term in the Electronic Transactions Law (as revised).

Electronic Signature has the meaning given to that term in the Electronic Transactions Law (as revised).

Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Founders means all Members immediately prior to the consummation of the IPO.

Fully Paid and Paid Up:

(a)

in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.

Independent Director means a director who is an independent director as defined in the rules and regulations of the Designated Stock Exchange as determined by the directors.

Investor Group means the Sponsor and its Affiliates, successors and assigns.

IPO means the Company’s initial public offering of securities.

IPO Redemption has the meaning given to it in Article 38.6.

Islands means the British Overseas Territory of the Cayman Islands.

Law means the Companies Law (as revised).

Member means any person or persons entered on the Register of Members from time to time as the holder of a Share.

Memorandum means the Amended and Restated Memorandum of Association of the Company as amended, restated, supplemented and/or otherwise modified from time to time.

Nominating Committee means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

Officer means a person then appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator.

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon. The expression also includes a unanimous written resolution.

Over-Allotment Option means the option of the Underwriters to purchase up to an additional 15% of the firm units (as described at Article 3.4) issued in the IPO at a price equal to US$10.00 per unit, less underwriting discount and commissions.

Preference Share means a preference share of a par value of US$0.0001 in the share capital of the Company.

Public Share means a Class A Ordinary Share issued as part of the units (as described in Article 3.4) issued in the IPO.

Redemption Price has the meaning given to it in Article 38.6.

Register of Members means the register of Members maintained in accordance with the Law and includes (except where otherwise stated) any branch or duplicate register of Members.

Representative means a representative of the Underwriters.

SEC means the United States Securities and Exchange Commission.

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.

Share means a Class A Ordinary Share, a Class B Ordinary Share or a Preference Share in the share capital of the Company; and the expression:

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)	where the context permits, also includes a fraction of a share.

Special Resolution has the meaning given to that term in the Law; and the expression includes a unanimous written resolution.

Sponsor means Consonance Life Sciences, a Cayman Islands limited liability company.

Tax Filing Authorised Person means such person as any director shall designate from time to time, acting severally.

Treasury Shares means Shares of the Company held in treasury pursuant to the Law and Article 3.14.

Trust Account means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of units simultaneously with the closing date of the IPO, will be deposited.

Underwriter means an underwriter of the IPO from time to time, and any successor underwriter.

Interpretation

1.2	In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)	A reference in these Articles to a statute is a reference to a statute of the Islands as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Law of the Cayman Islands is taken to be a reference to the revision of that Law in force from time to time as amended from time to time.

(b)	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)	If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)	A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)	All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)

The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)	The words including, include and in particular or any similar expression are to be construed without limitation.

(j)	Any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an Electronic Signature.

(k)	Sections 8 and 19(3) of the Electronic Transactions Law shall not apply.

(l)	The term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

Exclusion of Table A Articles

1.3

The regulations contained in Table A in the First Schedule of the Law and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2.	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the directors see fit.

2.2	The directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3.	Shares

Power to issue Shares and options, with or without special rights

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), these Articles and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide, save that the directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion described at Article 12. No Share may be issued at a discount except in accordance with the provisions of the Law.

3.2	Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:

(a)	either at a premium or at par;

(b)	with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

3.3

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the directors may decide.

3.4

The Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

Power to issue fractions of a Share

3.5

Subject to the Law, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees

3.6	The Company may, in so far as the Law permits, pay a commission to any person in consideration of that person:

(a)	subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)

procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.

3.7	The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

3.8	Except as required by Applicable Law:

(a)

the Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Law) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder; and

(b)	no person other than the Member shall be recognised by the Company as having any right in a Share.

Power to vary class rights

3.9

If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)	the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or

(b)	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

3.10	For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)	the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)	any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Effect of new Share issue on existing class rights

3.11

Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

3.12

With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)	It shall be treated as if it were a share premium.

(b)	Unless the Member agrees otherwise:

(i)	if the Member holds Shares in a single class of Shares, it shall be credited to the share premium account for that class of Shares;

(ii)

if the Member holds Shares of more than one class, it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)	It shall be subject to the provisions of the Law and these Articles applicable to share premiums.

No bearer Shares or warrants

3.13	The Company shall not issue Shares or warrants to bearers.

Treasury Shares

3.14	Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Law shall be held as Treasury Shares and not treated as cancelled if:

(a)	the directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)	the relevant provisions of the Memorandum and Articles and the Law are otherwise complied with.

Rights attaching to Treasury Shares and related matters

3.15

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.

3.16	The Company shall be entered in the Register as the holder of the Treasury Shares. However:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Law.

3.17

Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

3.18	Treasury Shares may be disposed of by the Company in accordance with the Law and otherwise on such terms and conditions as the directors determine.

4.	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.

4.2

The directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Law. The directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5.	Share certificates

Issue of share certificates

5.1	Upon being entered in the Register of Members as the holder of a Share, a Member shall be entitled:

(a)

without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.

5.2

Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.

5.3

The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

5.4	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

6.	Lien on Shares

Nature and scope of lien

6.1

The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a Member; and

(b)	whether or not those moneys are presently payable.

6.2	At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

6.3	The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)	the sum in respect of which the lien exists is presently payable;

(b)

the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)	that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

6.4	The Shares may be sold in such manner as the directors determine.

6.5	To the maximum extent permitted by Applicable Law, the directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

6.6

To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

6.7	On sale pursuant to the preceding Articles:

(a)	the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares; and

(b)	that person shall deliver to the Company for cancellation the certificate for those Shares.

Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

6.8

The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:

(a)	if no certificate for the Shares was issued, at the date of the sale; or

(b)	if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.

7.	Calls on Shares and forfeiture

Power to make calls and effect of calls

7.1

Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

7.2

Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

7.3

A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. A person shall not be liable for calls made after such person is no longer registered as Member in respect of those Shares.

Time when call made

7.4	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

Liability of joint holders

7.5	Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

7.6	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)	if no rate is fixed, at the Default Rate.

The directors may waive payment of the interest wholly or in part.

Deemed calls

7.7

Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

7.8	The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

7.9	Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

7.10	If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)	the amount unpaid;

(b)	any interest which may have accrued;

(c)	any expenses which have been incurred by the Company due to that person’s default.

7.11	The notice shall state the following:

(a)	the place where payment is to be made; and

(b)	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

7.12

If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

7.13	The directors may accept the surrender for no consideration of any Fully Paid Share.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

7.14

A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person.

The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

7.15	On forfeiture or surrender:

(a)	the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)	that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

7.16

Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)	all expenses; and

(b)	interest from the date of forfeiture or surrender until payment:

(i)	at the rate of which interest was payable on those moneys before forfeiture; or

(ii)	if no interest was so payable, at the Default Rate.

The directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

7.17

A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)	that the person making the declaration is a director or Secretary of the Company, and

(b)	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

7.18

Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

8.	Transfer of Shares

Form of transfer

8.1

Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the directors, executed:

(a)	where the Shares are Fully Paid, by or on behalf of that Member; and

(b)	where the Shares are partly paid, by or on behalf of that Member and the transferee.

8.2	The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Power to refuse registration

8.3

If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3.4 on terms that one cannot be transferred without the other, the directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

Power to suspend registration

8.4	The directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.

Company may retain instrument of transfer

8.5

The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

9.	Transmission of Shares

Persons entitled on death of a Member

9.1	If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)	where the deceased Member was a joint holder, the survivor or survivors; and

(b)	where the deceased Member was a sole holder, that Member’s personal representative or representatives.

9.2	Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

9.3	A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)	to become the holder of the Share; or

(b)	to transfer the Share to another person.

9.4	That person must produce such evidence of his entitlement as the directors may properly require.

9.5

If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

9.6	If the person elects to transfer the Share to another person then:

(a)	if the Share is Fully Paid, the transferor must execute an instrument of transfer; and

(b)	if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.

9.7	All these Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

9.8

A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

9.9

A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. However, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.

10.	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

10.1	To the fullest extent permitted by the Law, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)	increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)

sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)

cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares

10.2	Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:

(a)	sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company); and

(b)	distribute the net proceeds in due proportion among those Members.

For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

10.3	Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

11.	Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

11.1

Subject to the Law and Article 38, and to any rights for the time being conferred on the Members holding a particular class of Shares, and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may by its directors:

(a)

issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;

(b)

with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

11.2	With respect to redeeming, repurchasing or surrendering of Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 38.3;

(b)

Class B Ordinary Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Class B Ordinary Shares will represent 20% of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of Tender Offer in the circumstances set out in Article 38.2(b).

Power to pay for redemption or purchase in cash or in specie

11.3

When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 11.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share

11.4	Upon the date of redemption or purchase of a Share:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i) the price for the Share; and

(ii) any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member’s name shall be removed from the Register of Members with respect to the Share; and

(c)	the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.

11.5	For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described in Articles 11.2(a), 11.2(b) and 11.2(c) above shall not require further approval of the Members.

12.	Class B Share Conversion

12.1

Save and except for the conversion rights referred to in this Article 12 and as otherwise set out in these Articles, subject to Article 3.9, the rights attaching to the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu in all respects, and the Class A Ordinary Shares and Class B Ordinary Shares shall vote together as a single class on all matters.

12.2

On the first business day following the consummation of the Company’s initial Business Combination, the issued Class B Ordinary Shares shall automatically be converted into such number of Class A Ordinary Shares as is equal, in the aggregate, on an as-converted basis, to 20% of the sum of:

(a)

the total number of Class A Ordinary Shares issued (excluding the private placement shares underlying the private placement warrants) upon completion of the IPO (including pursuant to the Over-Allotment Option, if applicable), plus

(b)

the sum of (i) the total number of Class A Ordinary Shares issued or deemed issued, or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination, any Class A Ordinary Shares and private placement warrants issued to the Sponsor, members of the Company’s management team or their Affiliates and any warrants issued upon conversion of working capital loans, if any, minus (ii) the total number of Public Shares repurchased pursuant to the IPO Redemption.

12.3

References in this Article to converted, conversion or exchange shall mean the compulsory redemption without notice of Class B Ordinary Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Ordinary Shares into which the Class B Ordinary Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Ordinary Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Ordinary Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

12.4

Notwithstanding anything to the contrary in this Article 12, in no event may any Class B Share convert into Class A Ordinary Shares at a ratio that is less than one-for-one. Each Class B Share shall convert into its pro rata number of Class A Ordinary Shares as set forth in this Article 12. The pro rata share for each holder of

Class B Ordinary Shares will be determined as follows: Each Class B Share shall convert into such number of Class A Ordinary Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Ordinary Shares into which all of the issued Class B Ordinary Shares shall be converted pursuant to this Article and the denominator of which shall be the total number of issued Class B Ordinary Shares at the time of conversion.

12.5

The directors shall not allot or issue Class A Ordinary Shares such that the number of authorised but unissued Class A Ordinary Shares would at any time be insufficient to permit the conversion of all Class B Ordinary Shares from time to time issued into Class A Ordinary Shares.

13.	Meetings of Members

Power to call meetings

13.1

To the extent required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, an annual general meeting of the Company shall be held no later than one year after the first financial year end occurring after the IPO, and shall be held in each year thereafter at such time as determined by the directors and the Company may, but shall not (unless required by the Law or the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law) be obliged to, in each year hold any other general meeting.

13.2	The agenda of the annual general meeting shall be set by the directors and shall include the presentation of the Company’s annual accounts and the report of the directors (if any).

13.3	Annual general meetings shall be held in New York, USA or in such other places as the directors may determine.

13.4	All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.

13.5	The directors may call a general meeting at any time.

13.6

If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

13.7	The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

13.8	The requisition must be in writing and given by one or more Members who together hold at least 40% of the rights to vote at such general meeting.

13.9	The requisition must also:

(a)	specify the purpose of the meeting.

(b)

be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.

(c)	be delivered in accordance with the notice provisions.

13.10

Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

13.11

Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 40% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.

13.12

Members seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Content of notice

13.13	Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the hour of the meeting;

(b)	if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)	subject to paragraph (d), the general nature of the business to be transacted; and

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution.

13.14	In each notice there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxyholder need not be a Member.

Period of notice

13.15

At least five Clear Days’ notice of a general meeting must be given to Members, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

Persons entitled to receive notice

13.16	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members;

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Member; and

(c)	the directors.

Publication of notice on a website

13.17

Subject to the Law or the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)	the publication of the notice on the website;

(b)	the place on the website where the notice may be accessed;

(c)	how it may be accessed; and

(d)	the place, date and time of the general meeting.

13.18

If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. This will not affect when that Member is deemed to have received notice of the meeting.

Time a website notice is deemed to be given

13.19	A website notice is deemed to be given when the Member is given notice of its publication.

Required duration of publication on a website

13.20

Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until at least the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice

13.21	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)	non-receipt of notice of the meeting by any person entitled to notice.

13.22	In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

14.	Proceedings at meetings of Members

Quorum

14.1

Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more Members who together hold not less than one-third of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum; provided that a quorum in connection with any meeting that is convened to vote on a Business Combination or any meeting convened with regards to an amendment described in Article 38.9 shall be a majority of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.

Lack of quorum

14.2	If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	If the meeting was requisitioned by Members, it shall be cancelled.

(b)

In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved.

Use of technology

14.3

A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.

Chairman

14.4

The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.

14.5

If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a director to attend and speak

14.6	Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.

Adjournment and Postponement

14.7

The chairman may at any time adjourn a meeting. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

14.8

Should a meeting be adjourned for more than twenty Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

14.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

14.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The directors may postpone a general meeting which has already been postponed.

Method of voting

14.11	A resolution put to the vote of the meeting shall be decided on a poll.

Taking of a poll

14.12	A poll demanded on the question of adjournment shall be taken immediately.

14.13

A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.

14.14	The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

14.15

A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

14.16	If the votes on a resolution are equal, the chairman may if he wishes exercise a casting vote.

Amendments to resolutions

14.17	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)

not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

14.18	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)	the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

14.19	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Written resolutions

14.20	Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)	all Members entitled so to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)	all Members entitled so to vote :

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(c)

the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

14.21	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

14.22

The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Sole-member company

14.23	If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

15.	Voting rights of Members

Right to vote

15.1

Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

15.2	Members may vote in person or by proxy.

15.3	Every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

15.4	A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.

15.5	No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

15.6

If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

15.7	Save where otherwise provided, a corporate Member must act by a duly authorised representative.

15.8	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

15.9	The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

15.10	The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

15.11	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

15.12

A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.

15.13

If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

Member with mental disorder

15.14

A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

15.15

For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

15.16

An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

15.17	An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.

15.18	The instrument must be in writing and signed in one of the following ways:

(a)	by the Member; or

(b)	by the Member’s authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying these Articles about authentication of Electronic Records.

15.19	The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

15.20

A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

15.21

Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the directors) must be delivered so that it is received by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)	In the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)

If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

15.22	Where a poll is taken:

(a)

if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;

(b)

but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.

15.23	If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy

15.24

A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

16.	Number of directors

Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and the maximum shall be ten.

17.	Appointment, disqualification and removal of directors No age limit

17.1	There is no age limit for directors save that they must be aged at least 18 years.

Corporate directors

17.2

Unless prohibited by law, a body corporate may be a director. If a body corporate is a director, these Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to these Articles about directors’ meetings.

No shareholding qualification

17.3	Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.

Appointment and removal of directors

17.4

The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

17.5

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Ordinary Shares appoint any person to be a director or may by Ordinary Resolution of the holders of the Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.

17.6	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a director or may by Ordinary Resolution remove any director.

17.7	Article 17.5 may only be amended by a Special Resolution passed by holders representing at least two-thirds of the Class B Ordinary Shares in issue.

17.8

Without prejudice to the Company’s power to appoint a person to be a director pursuant to these Articles, the directors shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

17.9

Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:

(a)	where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;

(b)	if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):

(i)	the expression personal representatives of the last shareholder means:

(A)

until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and

(B)	after such grant of probate has been obtained, only such of those executors who have proved that will;

(ii)

without derogating from section 3(1) of the Succession Law (as revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.

17.10	A remaining director may appoint a director even though there is not a quorum of directors.

17.11	No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.

17.12

For so long as Shares are listed on a Designated Stock Exchange, the directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange.

Resignation of directors

17.13

A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

17.14	Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of director

17.15	A director’s office shall be terminated forthwith if:

(a)	he is prohibited by the law of the Islands from acting as a director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(d)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise;

(e)	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months; or

(f)

all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with these Articles or by a resolution in writing signed by all of the other directors.

18.	Alternate directors

Appointment and removal

18.1

Any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)

if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 18.4(c)).

18.2

Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 18.4.

18.3

A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 18.1.

18.4	A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)

if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)

if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 33.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

18.5	All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.

Rights of alternate director

18.6

An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.

18.7	For the avoidance of doubt:

(a)

if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and

(b)

if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.

18.8	An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

Appointment ceases when the appointor ceases to be a director

18.9	An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.

Status of alternate director

18.10	An alternate director shall carry out all functions of the director who made the appointment.

18.11	Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.

18.12	An alternate director is not the agent of the director appointing him.

18.13	An alternate director is not entitled to any remuneration for acting as alternate director.

Status of the director making the appointment

18.14	A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

19.	Powers of directors

Powers of directors

19.1	Subject to the provisions of the Law, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.

19.2

No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Law, following the consummation of the IPO Members may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

Appointments to office

19.3	The directors may appoint a director:

(a)	as chairman of the board of directors;

(b)	as vice-chairman of the board of directors;

(c)	as managing director;

(d)	to any other executive office

for such period and on such terms, including as to remuneration, as they think fit.

19.4	The appointee must consent in writing to holding that office.

19.5	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.

19.6

If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.

19.7	Subject to the provisions of the Law, the directors may also appoint any person, who need not be a director:

(a)	as Secretary; and

(b)

to any office that may be required (including, for the avoidance of doubt, one or more chief executive officers, presidents, a chief financial officer, a treasurer, vice-presidents, one or more assistant vice-presidents, one or more assistant treasurers and one or more assistant secretaries), for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.

19.8	The Secretary or Officer must consent in writing to holding that office.

19.9	A director, Secretary or other Officer of the Company may not hold the office, or perform the services, of Auditor.

Remuneration

19.10

The remuneration to be paid to the directors, if any, shall be such remuneration as the directors shall determine, provided that no cash remuneration shall be paid to any director prior to the consummation of a

Business Combination. The directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of the Company, including identifying and consummating a Business Combination.

19.11

Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.

19.12

Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

19.13

The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the Register of Members relating to a Member, (and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)	the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)	such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or

(c)	such disclosure is in accordance with any contract entered into by the Company; or

(d)	the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

20.	Delegation of powers

Power to delegate any of the directors’ powers to a committee

20.1

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Persons on the committee may include non-directors so long as the majority of those persons are directors.

20.2	The delegation may be collateral with, or to the exclusion of, the directors’ own powers.

20.3

The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.

20.4	Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.

20.5

The directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of directors as the directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the

Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law.

Power to appoint an agent of the Company

20.6

The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

20.7	The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)	for any purpose;

(b)	with the powers, authorities and discretions;

(c)	for the period; and

(d)	subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.

20.8

Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Power to appoint a proxy

20.9

Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.

20.10	Articles 18.1 to 18.4 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.

20.11	A proxy is an agent of the director appointing him and is not an Officer.

21.	Meetings of directors

Regulation of directors’ meetings

21.1	Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

Calling meetings

21.2	Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.

Notice of meetings

21.3

Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral. Attendance at a meeting without written objection shall be deemed to be a waiver of such notice requirement.

Period of notice

21.4	At least five Clear Days’ notice of a meeting of directors must be given to directors. A meeting may be convened on shorter notice with the consent of all directors.

Use of technology

21.5

A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

21.6	A director participating in this way is deemed to be present in person at the meeting.

Place of meetings

21.7	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum

21.8	The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.

Voting

21.9	A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Validity

21.10

Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.

Recording of dissent

21.11	A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:

(a)	his dissent is entered in the minutes of the meeting; or

(b)	he has filed with the meeting before it is concluded signed dissent from that action; or

(c)	he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

21.12	The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.

21.13

Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. If a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.

21.14

Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.

Sole director’s minute

21.15	Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.

22.	Permissible directors’ interests and disclosure

Permissible interests subject to disclosure

22.1

Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.

22.2

If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:

(a)	be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; or

(b)

be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

22.3

Such disclosure may be made at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.

22.4

If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Notification of interests

22.5	For the purposes of the preceding Articles:

(a)

a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

Voting where a director is interested in a matter

22.6

A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.

22.7

Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.

23.	Minutes

The Company shall cause minutes to be made in books kept for the purpose in accordance with the Law.

24.	Accounts and audit

Accounting and other records

24.1	The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law.

No automatic right of inspection

24.2	Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports

24.3

The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)	they are sent to that person in accordance with the notice provisions: or

(b)	they are published on a website providing that person is given separate notice of:

(i)	the fact that publication of the documents has been published on the website;

(ii)	the address of the website; and

(iii)	the place on the website where the documents may be accessed; and

(iv)	how they may be accessed.

24.4

If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.

Time of receipt if documents are published on a website

24.5

Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:

(a)	the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the person is given at least five Clear Days’ notice of the hearing.

Validity despite accidental error in publication on website

24.6	If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:

(a)	those documents are, by accident, published in a different place on the website to the place notified; or

(b)	they are published for part only of the period from the date of notification until the conclusion of that meeting.

Audit

24.7	The directors may appoint an Auditor of the Company who shall hold office on such terms as the directors determine.

24.8

Without prejudice to the freedom of the directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the directors shall establish and maintain an Audit Committee as a committee of the directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

24.9

If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

24.10	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

24.11

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the directors shall fill the vacancy and determine the remuneration of such Auditor.

24.12

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

24.13

Auditors shall, if so required by the directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the directors or any general meeting of the Members.

24.14

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the directors, with any director interested in such payment abstaining from such review and approval.

24.15

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

25.	Financial year

Unless the directors otherwise specify, the financial year of the Company:

(a)	shall end on 31st December in the year of its incorporation and each following year; and

(b)	shall begin when it was incorporated and on 1st January each following year.

26.	Record dates

Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for:

(a)	calling a general meeting;

(b)	declaring or paying a dividend;

(c)	making or issuing an allotment of Shares; or

(d)	conducting any other business required pursuant to these Articles.

The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

27.	Dividends

Declaration of dividends by Members

27.1

Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.

Payment of interim dividends and declaration of final dividends by directors

27.2

The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

27.3	Subject to the provisions of the Law, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)	Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)

Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

27.4	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)

If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non- preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)

The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)

If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

27.5

Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. If a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

27.6	The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

27.7

If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

How payments may be made

27.8	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

27.9

For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any Applicable Law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

27.10

If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

27.11	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other moneys not to bear interest in absence of special rights

27.12	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

27.13

If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

27.14	A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

28.	Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve

28.1	The directors may resolve to capitalise:

(a)	any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:

(a)	by paying up the amounts unpaid on that Member’s Shares;

(b)

by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.

Applying an amount for the benefit of members

28.2

The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

28.3

Subject to the Law, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

29.	Share premium account directors to maintain share premium account

29.1

The directors shall establish a share premium account in accordance with the Law. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Law.

Debits to share premium account

29.2	The following amounts shall be debited to any share premium account:

(a)	on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)	any other amount paid out of a share premium account as permitted by the Law.

29.3

Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Law, out of capital.

30.	Seal

Company seal

30.1	The Company may have a seal if the directors so determine.

Duplicate seal

30.2

Subject to the provisions of the Law, the Company may also have a duplicate seal or seals for use in any place or places outside the Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

30.3	A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a director (or his alternate) and the Secretary; or

(b)	by a single director (or his alternate).

If no seal is adopted or used

30.4	If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a director (or his alternate) or any Officer to which authority has been delegated by resolution duly adopted by the directors; or

(b)	by a single director (or his alternate); or

(c)	in any other manner permitted by the Law.

Power to allow non-manual signatures and facsimile printing of seal

30.5	The directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

30.6

If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

31.	Indemnity

Indemnity

31.1

To the extent permitted by Applicable Law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)

all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)

without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Islands or elsewhere.

No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default or wilful neglect.

31.2

To the extent permitted by Applicable Law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.

Release

31.3

To the extent permitted by Applicable Law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.

Insurance

31.4

To the extent permitted by Applicable Law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:

(a)	an existing or former director (including alternate director), Secretary or Officer or auditor of:

(i)	the Company;

(ii)	a company which is or was a subsidiary of the Company;

(iii)	a company in which the Company has or had an interest (whether direct or indirect); and

(b)	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

32.	Notices

Form of notices

32.1	Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:

(a)	in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)

subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)	where these Articles expressly permit, by the Company by means of a website.

Electronic communications

32.2

Without limitation to Articles 18.1 to 18.4 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 20.8 to 20.10 inclusive (relating to the appointment by directors of proxies), a notice may only be given to the Company in an Electronic Record if:

(a)	the directors so resolve;

(b)	the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)	the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

32.3	A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

Persons authorised to give notices

32.4	A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.

Delivery of written notices

32.5

Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

32.6	Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the Register of Members.

Signatures

32.7	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

32.8	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

32.9

A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

32.10

A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Giving notice to a deceased or bankrupt Member

32.11

A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

32.12	Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

32.13	A notice is given on the date identified in the following table.

Method for giving notices	When taken to be given
Personally	At the time and date of delivery

By leaving it at the member’s registered address	At the time and date it was left

If the recipient has an address within the Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted

If the recipient has an address outside the Islands, by posting it by prepaid airmail to the street or postal address of that recipient	3 Clear Days after posting

By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after it was sent

By publication on a website	See these Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website

Saving provision

32.14	None of the preceding notice provisions shall derogate from these Articles about the delivery of written resolutions of directors and written resolutions of Members.

33.	Authentication of Electronic Records

Application of Articles

33.1

Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 33.2 or Article 33.4 applies.

Authentication of documents sent by Members by Electronic means

33.2

An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)

the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 33.7 does not apply.

33.3

For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 33.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

33.4

An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)

the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)

the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 33.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

33.5

For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 33.7 applies.

Manner of signing

33.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

33.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)

otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

34.	Transfer by way of continuation

34.1	The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)	the Islands; or

(b)	such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

34.2	To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:

(a)	an application be made to the Registrar of Companies to deregister the Company in the Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)	all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

35. Winding up

Distribution of assets in specie

35.1

If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Law, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)

to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;

(b)	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

35.2	No Member shall be compelled to accept any assets if an obligation attaches to them.

The directors are authorised to present a winding up petition

35.3

The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

36.	Amendment of Memorandum and Articles

Power to change name or amend Memorandum

36.1	Subject to the Law, the Company may, by Special Resolution:

(a)	change its name; or

(b)	change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

36.2	Subject to the Law and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

37.	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Law) upon such terms as the directors may determine and (to the extent required by the Law) with the approval of a Special Resolution.

38.	Business Combination

38.1

Notwithstanding any other provision of these Articles, this Article 38 shall apply during the period commencing upon the adoption of these Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Account pursuant to Article 38.10. In the event of a conflict between this Article 38 and any other Articles, the provisions of this Article 38 shall prevail and this Article may not be amended prior to the consummation of a Business Combination without a Special Resolution.

38.2	Prior to the consummation of any Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer (a Tender Offer) for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account not previously released to the Company to pay its income taxes, if any, divided by the number of Public Shares then in issue, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

38.3

If the Company initiates any Tender Offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file Tender Offer documents with the SEC prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

38.4

If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the Tender Offer rules, and file proxy materials with the SEC.

38.5

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

38.6

Any Member holding Public Shares who is not a Founder, Officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the IPO Redemption), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares without the Company’s prior consent, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination or abstains from voting, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Account not previously released to the Company to pay its income taxes, if any, divided by the number of Public Shares then in issue (such redemption price being referred to herein as the Redemption Price), provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

38.7

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

38.8

In the event that the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with these Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of the Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the directors, liquidate and dissolve,

subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law. If the Company shall wind up for any other reason prior to the consummation of a Business Combination, the Company shall, as promptly as reasonably possible but not more than ten business days thereafter, follow the foregoing procedures set out in this Article 38.8 with respect to the liquidation of the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.

38.9	In the event that any amendment is made to these Articles:

(a)	that would modify the substance or timing of the Company’s obligation to provide holders of Public Shares the right to:

(i)	have their shares redeemed or repurchased in connection with a Business Combination pursuant to Articles 38.2(b) or 38.6; or

(ii)	redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within twenty-four months after the closing of the IPO pursuant to Article 38.8; or

(b)	with respect to any other provision relating to the rights of holders of Public Shares,

each holder of Public Shares who is not a Founder, Officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment (an Amendment Redemption) at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Company to pay income taxes, if any, divided by the number of Public Shares then in issue.

38.10	Except for the withdrawal of interest to pay income taxes, if any, none of the funds held in the Trust Account shall be released from the Trust Account:

(a)	to the Company, until completion of any Business Combination; or

(b)	to the Members holding Public Shares, until the earliest of:

(i)	a repurchase of Shares by means of a Tender Offer pursuant to Article 38.2(b);

(ii)	an IPO Redemption pursuant to Article 38.6;

(iii)	a distribution of the Trust Account pursuant to Article 38.8; or

(iv)	an Amendment Redemption pursuant to Article 38.9.

In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

38.11

After the issue of Public Shares (including pursuant to the Over-Allotment Option), and prior to the consummation of a Business Combination, the directors shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with the Public Shares:

(i)	on a Business Combination or on any other proposal presented to Members prior to or in connection with the completion of a Business Combination; or

(ii)	to approve an amendment to these Articles to:

(A)

extend the time the Company has to consummate a Business Combination beyond twenty-four months after the closing of the IPO or twenty-seven months after the closing of the IPO if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within twenty-four months from the closing of IPO; or

(B)	amend the foregoing provisions of these Articles.

38.12

The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing the agreement to enter into a Business Combination. An initial Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

38.13	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any director or Officer of the Company and any Affiliate or relative of such director or Officer.

38.14

A director may vote in respect of any Business Combination in which such director has a conflict of interest with respect to the evaluation of such Business Combination. Such director must disclose such interest or conflict to the other directors.

38.15

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, the directors of the Company or Officers. In the event the Company seeks to complete the Business Combination with a target that is Affiliated with the Sponsor, a Founder, Officers or directors, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm, which is a member of United States Financial Industry Regulatory Authority, or another independent valuation or accounting firm that such a Business Combination or transaction is fair to the Company from a financial point of view.

38.16	Any Business Combination must be approved by the a majority of the Independent Directors.

39.	Certain Tax Filings

39.1

Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director of the Company or an Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of these Articles.

40.	Business Opportunities

40.1

In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as directors of the Company and/or Officers; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its Officers, directors and Members in connection therewith.

40.2

To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, director of the Company and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Investor Group Related Person solely in their capacity as an Officer or director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.

40.3

Except as provided elsewhere in these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a director of the Company and/or Officer who is also an Investor Group Related Person acquires knowledge.

40.4

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX C

CERTIFICATE OF INCORPORATION

OF

SURROZEN, INC.

I.

The name of this corporation is Surrozen, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801 and the name of the registered agent of the Company at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 510,000,000 shares. 500,000,000 shares of which shall be Common Stock, having a par value per share of $0.0001. 10,000,000 shares of which shall be Preferred Stock, having a par value per share of $0.0001.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. MANAGEMENT OF BUSINESS. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. BOARD OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, upon the filing of this Certificate of Incorporation, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. REMOVAL OF DIRECTORS.

1. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

2. Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

D. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. BYLAW AMENDMENTS.

1. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the directors then in office. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

2. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

3. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

5. In the event that a member of the Board of Directors of the Company who is not an employee of the Company, or any partner, member, director, stockholder, employee or agent of such member, other than someone who is an employee of the Company (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of Directors of the Company (a “Corporate Opportunity”), then the Company, pursuant to Section 122(17) of the DGCL and to the maximum extent permitted from time to time under Delaware law, (i) renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Company or any of its affiliates. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Company for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company , arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company , governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Company required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

* * * *

IN WITNESS WHEREOF, Surrozen, Inc. has caused this Certificate of Incorporation to be executed this [●] day of [●], 2021.

SURROZEN, INC.

By:
Name:
Title:

ANNEX D

BYLAWS

OF

SURROZEN, INC.

(A DELAWARE CORPORATION)

D-i

D-ii

BYLAWS

OF

SURROZEN, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2. Other Offices. The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above. Notwithstanding anything to the contrary provided herein, for the first annual meeting following the initial public offering of common stock of the corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made or sent by the corporation.

(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of Sections 5 and 6, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,

(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,

(y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or

(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c) A stockholder providing written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class (as defined below) is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.

(e) A person shall not be eligible for election or re-election as a director, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a). Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(f) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws.

(g) For purposes of Sections 5 and 6,

(i) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and

(ii) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary (or the corporation’s transfer agent or other person authorized by these Bylaws or by law) shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting.

No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the President, or, if the President is absent, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, with consultation by the Lead Independent Director (as defined below), rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15. Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Section 17, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 20. Removal.

(a) Subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances neither the Board of Directors nor any individual director may be removed without cause.

(b) Subject to any limitation imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

Section 21. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 44 for which a quorum shall be one-third (1/3) of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any Director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors.

Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: serve as chairperson of Board of Directors meetings in the absence of the Chairperson of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and coordinate the activities of the other independent directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 27. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director or other person directed to do so by the Chairperson of the Board, the Lead Independent Director or the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 28. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 29. Tenure And Duties Of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders (subject to Section 14) and at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders (subject to Section 14) and at all meeting of the Board of Directors, unless the Chairperson of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 30. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 31. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 32. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 33. Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 34. Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 35. Form And Execution Of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 36. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 37. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 38. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 39. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 40. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairperson of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 41. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 42. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 43. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 44. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE XII

NOTICES

Section 45. Notices.

(a) Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 46. Amendments. Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 47. Loans To Officers. EXCEPT AS OTHERWISE PROHIBITED BY APPLICABLE LAW, THE CORPORATION MAY LEND MONEY TO, OR GUARANTEE ANY OBLIGATION OF, OR OTHERWISE ASSIST ANY OFFICER OR OTHER EMPLOYEE OF THE CORPORATION OR OF ITS SUBSIDIARIES, INCLUDING ANY OFFICER OR EMPLOYEE WHO IS A DIRECTOR OF THE CORPORATION OR ITS SUBSIDIARIES, WHENEVER, IN THE JUDGMENT OF THE BOARD OF DIRECTORS, SUCH LOAN, GUARANTEE OR ASSISTANCE MAY REASONABLY BE EXPECTED TO BENEFIT THE CORPORATION. THE LOAN, GUARANTEE OR OTHER ASSISTANCE MAY BE WITH OR WITHOUT INTEREST AND MAY BE UNSECURED, OR SECURED IN SUCH MANNER AS THE BOARD OF DIRECTORS SHALL APPROVE, INCLUDING, WITHOUT LIMITATION,

A PLEDGE OF SHARES OF STOCK OF THE CORPORATION. NOTHING IN THESE BYLAWS SHALL BE DEEMED TO DENY, LIMIT OR RESTRICT THE POWERS OF GUARANTY OR WARRANTY OF THE CORPORATION AT COMMON LAW OR UNDER ANY STATUTE.

SURROZEN, INC.

CERTIFICATE OF SECRETARY

I hereby certify that:

I am the duly elected and acting Secretary of Surrozen, Inc., a Delaware corporation (the “Company”); and

Attached hereto is a complete and accurate copy of the Bylaws of the Company as duly adopted by the Board of Directors of the Company by Unanimous Written Consent dated [____________], 2021 and said Bylaws are presently in effect.

This Certificate of Secretary may be executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and will be deemed to have been duly and validly delivered and be valid and effective for all purposes. Signed on [____________], 2021.

Secretary

ANNEX E

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of April [●], 2021, is made by and among Consonance-HFW Acquisition Corp., a Cayman Islands exempted company (“CHFW”), Consonance Life Sciences, a Cayman Islands exempted company (the “Sponsor”), the other holders of CHFW Class B ordinary shares set forth on the signature page hereto (the “Founders”, and together with the Sponsor, collectively, the “CHFW Shareholders”), and Surrozen, Inc., a Delaware corporation (the “Company”). CHFW, the CHFW Shareholders and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used herein and not otherwise defined will have the meaning given such terms in the Business Combination Agreement (as defined below).

WHEREAS, CHFW, the Company and certain other persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) providing for the merger of a subsidiary of CHFW with and into the Company, with the Company surviving as the surviving corporation in such merger (the “Merger”);

WHEREAS, as of the date hereof and in any event prior to the Merger and the Closing, the Sponsor has agreed to forfeit 759,000 CHFW Class B Shares (the “Forfeited Shares”) so that immediately prior to the Effective Time and the Closing, the Sponsor shall be the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 1,451,000 CHFW Class B Shares, 434,000 CHFW Class A Shares and 144,667 IPO Warrants in the aggregate;

WHEREAS, (i) the Sponsor is the record and beneficial owner of the number of CHFW Class A Shares and CHFW Class B Shares as set forth on Schedule I hereto and (ii) each Founder is the record and beneficial owner of the number of CHFW Class B Shares, as set forth on Schedule I hereto (in each case, together with any other Equity Securities of CHFW that such CHFW Shareholder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject CHFW Equity Securities”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the CHFW Shareholders will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Merger) and (b) the CHFW Shareholders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of CHFW or any other anti-dilution or similar protection with respect to all of the CHFW Class B Shares related to the transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each CHFW Shareholder hereby agrees to (i) appear (in person or by proxy) at any meeting of the shareholders of CHFW and (ii) vote (in person or by proxy) at any such meeting, and in any action by written resolution of the shareholders of CHFW, all of such CHFW Shareholder’s Subject CHFW Equity Securities in favor of (A) each of the Transaction Proposals to be submitted to the holders of CHFW ordinary shares in connection with the Merger and the other transactions contemplated by the Business Combination Agreement and (B) such other resolutions upon which a consent or other approval is required under CHFW’s amended and restated memorandum and articles of association, law, securities exchange or otherwise is sought with respect to effecting the Business Combination Agreement and the Merger, and (ii) vote (in person or by proxy) against any merger, purchase of all or substantially all of a third party (other than the Merger) or all of the assets of a third party or other business combination transaction with a third party (other than the Business Combination Agreement and the Merger) (a “Competing Transaction”) or any proposal relating to a Competing Transaction and against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of CHFW or Perseverance Merger Sub Inc. under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VI of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, CHFW (other than the Transaction Proposals).

Each CHFW Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

2. Waiver of Anti-dilution Protection. Each CHFW Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of CHFW, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the CHFW Class B Shares held by him, her or it convert into CHFW Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3. Forfeiture. The Sponsor agrees that, in connection with the Business Combination Agreement and the transactions contemplated thereby, the Forfeited Shares are hereby forfeited as of immediately prior to the Effective Time, such shares shall no longer be outstanding, and the Sponsor shall have no further rights with respect to the Forfeited Shares.

4. Transfer of Shares. Each CHFW Shareholder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Subject CHFW Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of her, his or its Subject CHFW Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject CHFW Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject CHFW Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject CHFW Equity Securities even if such Subject CHFW Equity Securities would be disposed of by a person other than the CHFW Shareholder or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.

5. Further Assurances. Each CHFW Shareholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

6. No Inconsistent Agreement. Each CHFW Shareholder hereby represents and covenants that such CHFW Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such CHFW Shareholder’s obligations hereunder

7. CHFW Shareholder Representations and Warranties. The CHFW Shareholder represents and warrants to CHFW and the Company as follows:

a. The CHFW Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

b. The CHFW Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the CHFW Shareholder. This Agreement has been duly and validly executed and delivered by the CHFW Shareholder and constitutes a valid, legal and binding agreement of the CHFW Shareholder (assuming that this Agreement is duly authorized, executed and delivered by CHFW and the Company), enforceable against the CHFW Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c. The execution and delivery of this Agreement by such CHFW Shareholder, does not, and the performance by such CHFW Shareholder of his, her or its obligations hereunder will not, (i) if such CHFW Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such CHFW Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such CHFW Shareholder or such CHFW Shareholder’s Subject CHFW Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such CHFW Shareholder of its, his or her obligations under this Agreement.

d. There are no proceedings pending against such CHFW Shareholder, or to the knowledge of such CHFW Shareholder threatened against such CHFW Shareholder, before (or, in the case of threatened proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such CHFW Shareholder of its, his or her obligations under this Agreement.

e. Except as described on Section 4.4 of the CHFW Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such CHFW Shareholder, for which CHFW or any of its Affiliates may become liable.

Such CHFW Shareholder understands and acknowledges that each of CHFW and the Company is entering into the Business Combination Agreement in reliance upon such CHFW Shareholder’s execution and delivery of this Agreement.

8. Other Covenants. Each CHFW Shareholder hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such CHFW Shareholder is directly a party thereto, and (ii) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to CHFW as if such CHFW Shareholder is directly party thereto.

9. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the effective time of the Merger; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 9 shall not affect any liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination.

10. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any CHFW Non-Party Affiliate (other than the CHFW Shareholders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the CHFW Non-Party Affiliates (other than the CHFW Shareholders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

11. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each CHFW Shareholder makes no agreement or understanding herein in any capacity other than in such CHFW Shareholder’s capacity as a record holder and beneficial owner of the Subject CHFW Equity Securities, and not, in the case of each Other CHFW Shareholder in such Other CHFW Shareholder’s capacity as a director, officer or employee of any CHFW Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other CHFW Shareholder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any CHFW Party or as an officer, employee or fiduciary of any CHFW Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such CHFW Party.

12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

13. Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Constructions; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

14. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CONSONANCE-HFW ACQUISITION CORP.

By:	/s/ Gad Soffer
Name: Gad Soffer
Title: Chief Executive Officer

SURROZEN, INC.

By:	/s/ Craig Parker
Name: Craig Parker
Title: Chief Executive Officer

CONSONANCE LIFE SCIENCES

By:	/s/ Mitchell Blutt
Name: Mitchell Blutt
Title: Manager

/s/ Christopher Haqq
Christopher Haqq

/s/ Jennifer Jarrett
Jennifer Jarrett

/s/ Donald Santel
Donald Santel

SCHEDULE I

Ownership

ANNEX F

UNIT SUBSCRIPTION AGREEMENT

Consonance-HFW Acquisition Corp.

1 Palmer Square, Suite 305

Princeton, New Jersey 08540

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and among Consonance-HFW Acquisition Corp., a Cayman Islands exempted company (“CHFW”), and the undersigned Investor (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among CHFW, Surrozen, Inc., a Delaware corporation (the “Company”), and Perseverance Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CHFW (“Merger Sub”), pursuant to which, among other things, (a) Merger Sub will merge with and into the Company, with the Company as the surviving corporation of such merger (the “Surviving Corporation”) (such merger, the “Transaction”). Prior to the closing of the Transaction (and as more fully described in the Merger Agreement), CHFW will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Act (2021 Revision) (the “Domestication”). In connection with the Transaction, CHFW is seeking commitments from interested investors to purchase, following the Domestication and prior to the closing of the Transaction, units (“Units”) consisting of (a) one share of CHFW common stock, par value $0.0001 per share (the “Common Stock” and such shares to be purchased, the “Shares”) and (b) one-third of one redeemable warrant (a “Warrant”). The Units will be purchased in a private placement for a purchase price of $10.00 per unit (the “Price Per Unit”). Each whole Warrant will entitle the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment and on the terms and subject to the limitations described in the warrant agreement attached as Exhibit A hereto (the “Warrant Agreement”). The aggregate purchase price to be paid by the Investor for the subscribed Units (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount” and the Units, Shares, Warrants and the shares of Common Stock underlying the Warrants are referred to herein as the “PIPE Securities” and the Shares, Warrants and the shares of Common Stock underlying the Warrants are referred to herein as the “Listed Securities”. The Units are being offered to facilitate the subscriptions, however, the Shares and the Warrants which comprise the Units are not attached and will trade separately without any instruction or detachment obligations on the part of the Investor, CHFW or the Warrant Agent (as defined in the Warrant Agreement). Substantially concurrently with the execution of this Subscription Agreement, CHFW is entering into separate subscription agreements with certain investors (the “Other Investors,” and such other subscription agreements, the “Other Subscription Agreements”) acquiring Units at the same Price Per Unit.

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and CHFW acknowledges and agrees as follows:

1. Subscription. The Investor hereby subscribes for and agrees to purchase from CHFW, and CHFW agrees to issue and sell to the Investor, the number of Units set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto, and any shares issued upon the exercise of Warrants, shall be shares of Common Stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2. Closing. The closing of the sale of the Units contemplated hereby (the “Closing”) shall occur on the date of and substantially concurrently with and conditioned upon the closing of the Transaction and satisfaction of the other conditions set forth in Section 3 hereof (such date, the “Closing Date”). At least five (5) business days prior

F-1

to the anticipated Closing Date, CHFW shall deliver a written notice (the “Closing Notice”) to the Investor, specifying (a) the anticipated Closing Date and (b) wire instructions for the account(s) into which the Investor shall fund the Subscription Amount. [On the Closing Date, the Investor shall deliver (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by CHFW in the Closing Notice (which account shall not be an escrow account) and (ii) any other customary information that is reasonably requested in the Closing Notice in order for CHFW to issue the subscribed Units, including, without limitation, the legal name of the person in whose name such Units are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, CHFW shall deliver to the Investor the number of Units set forth on the signature page to this Subscription Agreement in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those set forth in this Subscription Agreement, arising under any written agreement to which the Investor is a party or arising under applicable securities laws), in the name of the Investor (or its nominee in accordance with its delivery instructions) by causing such Units to be registered on CHFW’s share register, and the Subscription Amount shall be released from escrow automatically and without further action by CHFW or the Investor.]1 [No later than two (2) business days prior to the Closing Date, the Investor shall provide CHFW information that is reasonably requested in the Closing Notice in order for CHFW to issue the Units, including, without limitation, the name of the person in whose name such Units are to be issued (or a nominee as indicated by the Investor) and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, (a) promptly following receipt of evidence of issuance of the Units as set forth in clause (b). the Investor shall deliver the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by CHFW in the Closing Notice (which shall not be escrow accounts) and (b) CHFW shall deliver to the Investor the Units in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those set forth in this Subscription Agreement, arising under any written agreement to which the Investor is a party or arising under applicable securities laws), in the name of the Investor (or its nominee in accordance with its delivery instructions) by causing such Units to be registered on CHFW’s share register and will provide the Investor evidence of such issuance from CHFW’s transfer agent.]2 In the event the closing of the Transaction does not occur within one (1) business day of the Closing Date specified in the Closing Notice, unless otherwise instructed by the Investor, CHFW shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor without any deduction for or on account of any tax, withholding, charges, or set-off, and any book entries shall be deemed cancelled. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and San Francisco, California are open for the general transaction of business.

3. Closing Conditions.

a. The obligations of the parties hereto to consummate the purchase and sale of the Units pursuant to this Subscription Agreement is subject to the following conditions:

(i) no suspension of the qualification of the Units for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(iii) all conditions precedent to the closing of the Transaction under the Merger Agreement shall have been satisfied or waived (as determined by the parties to the Merger Agreement and other than

[1]	For non-mutual fund investors.
[2]	For mutual fund investors.

F-2

those conditions under the Merger Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Units pursuant to this Subscription Agreement, but subject to the satisfaction or waiver of such conditions at the closing of the Transaction) and the closing of the Transaction shall occur, in accordance with the terms of the Merger Agreement, on the Closing Date, substantially concurrently with the Closing.

b. The obligation of CHFW to consummate the issuance and sale of the Units pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement be true and correct in all material respects when made, and be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of an earlier date in which case they shall be true and correct in all material respects as of such date), and the Investor hereby acknowledges that the consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date; and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

c. The obligation of the Investor to consummate the purchase of the Units pursuant to this Subscription Agreement shall be subject to the conditions that: (i) all representations and warranties of CHFW contained in this Subscription Agreement shall (x) be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or CHFW Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) when made, and (y) be true and correct in all material respects on and as of the Closing Date (other than (1) representations and warranties that are qualified as to materiality or CHFW Material Adverse Effect, which representations and warranties shall be true and correct in all respects on and as of the Closing Date, and (2) those representations that expressly speak as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality or CHFW Material Adverse Effect, in all respects) as of such earlier date), and CHFW hereby acknowledges that the consummation of the Closing shall constitute a reaffirmation by CHFW of each of the representations and warranties of CHFW contained in this Subscription Agreement as of the Closing Date; (ii) all obligations, covenants and agreements of CHFW required to be performed by it at or prior to the Closing Date shall have been performed in all material respects; provided, that, the obligations of any Investor whose Subscription Amount (together with the subscription amounts under Other Subscription Agreements with Other Investors who are affiliates of Investor) is for an amount of at least $25 million to consummate the purchase of the Units pursuant to this Subscription Agreement shall also be subject to the condition that CHFW has complied in all respects with its obligations, covenants and agreements set forth in the Section 10.p; (iii) no amendment, waiver or modification of the Merger Agreement (as the same exists on the date hereof as provided to the Investor) shall have occurred that materially and adversely affects the Investor’s economic benefits under this Subscription Agreement; (iv) assuming funding by Investor of the full Subscription Amount hereunder, CHFW shall have received aggregate gross proceeds of not less than $120.2 million from the issuance of Units under this Subscription Agreement and the Other Subscription Agreements; and (v) there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially economically benefits the investors thereunder unless the Investor has been offered substantially the same benefits.

4. Further Assurances. At or prior to the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. CHFW Representations and Warranties3. CHFW represents and warrants to the Investor that:

a. CHFW is as of the date of this Agreement duly incorporated, validly existing and in good standing in the Cayman Islands (to the extent such concept exists in such jurisdiction) and will be duly incorporated, validly existing and in good standing under the laws of the State of Delaware as of the Closing Date. CHFW has all

F-3

power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. As of the Closing Date, the Units will be duly authorized and, when issued and delivered to the Investor in exchange for the Subscription Amount in accordance with the terms of this Subscription Agreement and the Warrant Agreement, as applicable, the Shares and the shares of Common Stock underlying the Warrants will be validly issued, fully paid and non-assessable and, when issued, will be free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of any preemptive or similar rights created under CHFW’s organizational documents (as amended as of the Closing Date) or under the General Corporation Law of the State of Delaware pursuant to any agreement or other instrument to which CHFW is a party or by which it is otherwise bound.

c. This Subscription Agreement and the Merger Agreement (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by CHFW and, assuming that the Transaction Documents constitute the valid and binding agreement of the other parties thereto, the Transaction Documents are valid and binding obligations of CHFW, enforceable against CHFW in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The execution and delivery of, and the performance of the transactions contemplated by this Subscription Agreement and the other Transaction Documents, including the issuance and sale of the Units and the compliance by CHFW with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of CHFW or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which CHFW or any of its subsidiaries is a party or by which CHFW or any of its subsidiaries is bound or to which any of the property or assets of CHFW is subject that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of CHFW and its subsidiaries, individually or taken as a whole or prevents, materially impairs the validity of the Units or the legal authority of CHFW to comply in all material respects with the terms of this Subscription Agreement (a “CHFW Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of CHFW or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over CHFW or any of its subsidiaries or any of their respective properties that would reasonably be expected to have, individually or in the aggregate, a CHFW Material Adverse Effect or materially affect the validity of the Shares or the legal authority of CHFW to timely comply in all material respects with this Subscription Agreement.

e. As of their respective dates, all reports (the “SEC Reports”) required to be filed by CHFW with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of CHFW included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of CHFW as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. CHFW has timely filed with the SEC each SEC Report that CHFW was required to file with the

F-4

SEC. There are no outstanding or unresolved comments in comment letters received by CHFW from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f. Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a CHFW Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of CHFW, threatened against CHFW or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against CHFW.

g. As of the date of this Subscription Agreement, the authorized capital stock of CHFW consists of (i) 1,000,000 preference shares of CHFW, par value $0.0001 per share (the “Preference Shares”), of which no Preference Shares are issued and outstanding; (ii) 350,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), of which 9,634,000 Class A Ordinary Shares are issued and outstanding; (iii) 150,000,000 Class B ordinary shares of CHFW, par value $0.0001 per share (the “Class B Ordinary Shares”), of which 2,300,000 Class B Ordinary Shares are issued and outstanding; (iv) shares underlying 144,667 warrants to purchase one Class A Ordinary Share (the “Cayman Private Placement Warrants”), all of which are outstanding; and (v) 3,066,667 shares underlying warrants to purchase one Class A Ordinary Share (the “Cayman Public Warrants,” collectively with the Private Placement Warrants, the “Cayman Warrants”), all of which are outstanding. All outstanding Class A Ordinary Shares and Class B Ordinary Shares have been duly authorized, validly issued, fully paid and are not subject to preemptive or similar rights. All Class A Ordinary Shares issuable upon exercise of the Cayman Warrants have been duly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Cayman Warrants, will be validly issued, fully paid and not subject to preemptive or similar rights. Immediately following the Domestication and prior to the consummation of the Transaction, the authorized capital stock of CHFW will consist of (i) 10,000,000 preferred shares, par value $0.0001 (“Preferred Shares”), of which no Preferred Shares will be issued or outstanding; (ii) 300,000,000 shares of Common Stock of CHFW, of which 11,934,000 shares of Common Stock will be issued and outstanding; (iii) 144,667 shares underlying warrants to purchase one share of Common Stock (the “US Private Placement Warrants”), all of which will be outstanding; and (iv) 3,066,667 shares underlying warrants to purchase one share of Common Stock (the “US Public Warrants,” collectively with the US Private Placement Warrants, the “US Warrants,” and collectively with the Cayman Warrants, the “Legacy Warrants”), all of which will be outstanding. All outstanding shares of Common Stock will have been duly authorized, validly issued, fully paid, and will not be subject to preemptive or similar rights. All shares of Common Stock issuable upon exercise of the Legacy Warrants will have been duly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Legacy Warrants, will be validly issued, fully paid and not subject to preemptive or similar rights. Except as set forth above and pursuant to the Domestication, the Other Subscription Agreements, the Merger Agreement and the other agreements and arrangements referred to in the Merger Agreement, as of the date hereof, there are no outstanding, and between the date hereof and the Closing, CHFW will not issue, sell or cause to be outstanding any (A) shares, equity interests or voting securities of CHFW, (B) securities of CHFW convertible into or exchangeable for shares or other equity interests or voting securities of CHFW, (C) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of CHFW to subscribe for, purchase or acquire from any individual, entity or other person, and no obligation of CHFW to issue, any shares or other equity interests or voting securities of CHFW, or any securities convertible into or exchangeable or exercisable for such shares or other equity interests or voting securities, (D) equity equivalents or other similar rights of or with respect to CHFW, or (E) obligations of CHFW to repurchase, redeem or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights (other than as provided in CHFW’s organizational documents). As of the date hereof, CHFW has no subsidiaries other than Merger Sub and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which CHFW is a party or by which it is bound relating to the voting of any securities of CHFW, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Merger Agreement.

F-5

h. As of the date hereof, the issued and outstanding Class A Ordinary Shares, the Cayman Public Warrants and units comprised of one Class A Ordinary Share and one-third of a Cayman Public Warrant (collectively, the “IPO Listed Securities”) are registered pursuant to Section 12(b) of the Exchange Act, and the Class A Ordinary Shares and the Cayman Public Warrants are listed for trading on NYSE American LLC (“NYSE”). As of the Closing Date, the issued and outstanding Listed Securities will be listed for trading on the Nasdaq Stock Market (the “Nasdaq” and, together with NYSE, the “Exchanges”). There is no suit, action, proceeding or investigation pending or, to the knowledge of CHFW, threatened against CHFW by either Exchange or the SEC with respect to any intention by such entity to deregister such Listed Securities or prohibit or terminate the listing of the IPO Listed Securities or the Listed Securities on either Exchange. CHFW has taken no action that is designed to terminate the registration of such equity under the Exchange Act.

i. CHFW is not, and immediately after receipt of payment for the Units will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

j. CHFW has not entered into any side letter or similar agreement with any Other Investor or any other person in connection with such Other Investor’s direct or indirect investment in CHFW other than the Other Subscription Agreements, the Merger Agreement and any other agreement expressly contemplated by the Merger Agreement. The Other Subscription Agreements reflect the same Price Per Unit and other terms and conditions (economic or otherwise) that are no more favorable to such Other Investor thereunder than the terms of this Subscription Agreement (other than terms particular to the regulatory requirements of such Other Investor or its affiliates or related funds), and they shall not be amended after the date hereof to provide for terms with respect to the purchase of the Units that are more favorable to such Other Investor thereunder than the terms of this Subscription Agreement, unless such terms are also offered to the Investor.

k. Neither CHFW nor any officer, director, affiliate or other party acting on the behalf of any such person has paid any amount or transferred any securities of CHFW or other value to any Other Investor, or agreed to do so, in connection with such Investor’s entering into an Other Subscription Agreement or otherwise in connection with the Transaction. CHFW is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Units, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 7; (iv) those required by the Exchanges, including with respect to obtaining approval of CHFW’s stockholders, and (v) consents, waivers, authorizations, orders, notices, filings, or registrations the failure of which to obtain or make would not be reasonably be expected to have, individually or in the aggregate, a CHFW Material Adverse Effect.

l. As of the date hereof, CHFW has not received any written communication from a governmental authority that alleges that CHFW is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a CHFW Material Adverse Effect.

m. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Units by CHFW to the Investor and the Units are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither CHFW nor any person acting on its behalf has offered or sold the Units by any form of general solicitation or general advertising in violation of the Securities Act.

n. Other than the Placement Agents (as defined below), CHFW has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Units, and CHFW is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Units, other than to the Placement Agents (as defined below).

F-6

6. Investor Representations and Warranties. The Investor represents and warrants to CHFW that:

a. The Investor is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) an Institutional Account as defined in FINRA Rule 4512(c), (iii) a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including the Investor’s purchase of the Units, (iv) acquiring the Units only for the Investor’s own account and not for the account of others, or if the Investor is subscribing for the Units as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (v) not acquiring the Units with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Units.

b. The Investor acknowledges and agrees that the Units are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Units have not been registered under the Securities Act. The Investor acknowledges and agrees that the PIPE Securities may not be offered, resold, transferred, pledged (other than in connection with ordinary course prime brokerage relationships) or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to CHFW or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to the so-called Section 4(a)(1 1⁄2) exemption or pursuant to Section 4(a)(7) of the Securities Act), and, in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the applicable records of CHFW and its transfer agent wherein the book entries recording ownership of the PIPE Securities (and, if applicable, any certificates representing PIPE Securities) shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the PIPE Securities will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the PIPE Securities and may be required to bear the financial risk of an investment in the Units for an indefinite period of time. The Investor acknowledges and agrees that the Investor has been advised to consult with its legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the PIPE Securities.

c. The Investor acknowledges and agrees that the Investor is purchasing the Units from CHFW and that CHFW will become a Delaware corporation on or before the Closing Date. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of CHFW, the Company, any of their respective affiliates or any control persons, direct or indirect equityholders, officers, managers, directors, employees, consultants, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of CHFW expressly set forth in this Subscription Agreement.

d. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Units, including, with respect to CHFW, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has had the opportunity to review CHFW’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Units.

F-7

e. The Investor became aware of this offering of the Units solely by means of direct contact between the Investor and CHFW, the Company or a representative of CHFW or the Company, and the Units were offered to the Investor solely by direct contact between the Investor and CHFW, the Company or a representative of CHFW or the Company. The Investor did not become aware of this offering of the Units, nor were the Units offered to the Investor, by any other means. The Investor acknowledges that the Units (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, CHFW, the Company, the Placement Agents, any of their respective affiliates or any control persons, direct or indirect equityholders, officers, managers, directors, employees, consultants, partners, agents or representatives of any of the foregoing), other than the representations and warranties of CHFW contained in this Subscription Agreement, in making its investment or decision to invest in CHFW.

f. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Units, including those set forth in CHFW’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Units, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

g. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Units and determined that the Units are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in CHFW. The Investor acknowledges specifically that a possibility of total loss exists.

h. In making its decision to purchase the Units, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of either Placement Agent or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning CHFW, the Company, the Transaction, the Merger Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Units or the offer and sale of the Units.

i. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Units or made any findings or determination as to the fairness of this investment.

j. The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

k. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory has been duly authorized to execute the same and, assuming that this Subscription Agreement constitutes the valid and binding agreement of CHFW, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

F-8

l. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents and warrants that, to the extent required by applicable law, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Investor further, directly or indirectly through a third-party administrator, represents and warrants that, to the extent required by applicable law, the Investor, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Units were legally derived.

m. The Investor’s acquisition and holding of the Units will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”).

n. If Investor is, or is acting (directly or indirectly) on behalf of, an employee benefit plan that is subject to Title I of ERISA, a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any Similar Law, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, then the Investor represents and warrants that (i) it has notified CHFW in writing of its status as a Plan and will provide such additional information as may be requested by the Company prior to Closing in connection therewith, (ii) it has not relied on CHFW, the Company or any of their respective employees, representatives or affiliates (the “Transaction Parties”) as the Plan’s fiduciary with respect to its decision to acquire and hold the Units, and (iii) it has not relied on any investment advice or recommendation from the Transaction Parties, including, without limitation, in a fiduciary capacity, with respect to its decision to acquire and hold the Units.

o. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in CHFW as a result of the purchase and sale of Units hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over CHFW from and after the Closing as a result of the purchase and sale of Units hereunder.

p. The Investor acknowledges that no disclosure or offering document has been prepared by J. P. Morgan Securities LLC, BofA Securities, Inc. or any of their respective affiliates (collectively, the “Placement Agents”) in connection with the offer and sale of the Units.

F-9

q. The Investor acknowledges that neither Placement Agent, nor any of its respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to CHFW, the Company or its subsidiaries or any of their respective businesses, or the Units or the accuracy, completeness or adequacy of any information supplied to the Investor by CHFW.

r. In connection with the issue and purchase of the Units, neither Placement Agent has acted as the Investor’s financial advisor or fiduciary.

s. The Investor has or has commitments to have and, when required to deliver payment to CHFW pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Units pursuant to this Subscription Agreement.

t. The Investor agrees that, from the date of this Subscription Agreement, none of the Investor nor any person or entity acting on behalf of the Investor or pursuant to any understanding with the Investor will engage in any Short Sales with respect to securities of CHFW prior to the Closing (or such earlier termination of this Subscription Agreement). For the purposes hereof, “Short Sales” shall mean all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), or other short transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, nothing herein shall prohibit other entities under common management with the Investor that have no knowledge of this Subscription Agreement or of Investor’s participation in this transaction (including the Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales.

u. The Investor is aware, and acknowledges, that J.P. Morgan Securities LLC (i) is acting as financial advisor to CHFW in connection with the Transaction, and (ii) will receive deferred underwriting commissions upon the closing of the Transaction for having acted as underwriter in CHFW’s initial public offering, as disclosed in the Prospectus (as defined herein).

7. Registration Rights.

a. CHFW agrees that, within thirty (30) calendar days after the consummation of the Transaction (the “Filing Date”), CHFW will file with the SEC (at CHFW’s sole cost and expense) a registration statement (the “Registration Statement”), registering the resale of the Listed Securities, which Registration Statement may register the issuance or resale of other shares of the Common Stock, including, without limitation, shares of the Common Stock issuable upon exercise of the Legacy Warrants, and CHFW shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies CHFW that it will “review” the Registration Statement) following the Filing Date and (ii) the 10th business day after the date CHFW is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (or, in either case of (i) or (ii) above, if such date falls on a Saturday, Sunday or other day that the SEC is closed for business, the next business day on which the SEC is open for business) (such earlier date, the “Effectiveness Date”); provided, however, that CHFW’s obligations to include the Listed Securities in the Registration Statement are contingent upon the Investor furnishing in writing to CHFW such information regarding the Investor, the securities of CHFW held by the Investor and the intended method of disposition of the Listed Securities as shall be reasonably requested by CHFW to effect the registration of the Listed Securities, and the Investor shall execute such documents in connection with such registration as CHFW may reasonably request that are customary of a selling stockholder in similar situations, including providing that CHFW shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided, that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to

F-10

any contractual restrictions on the ability to transfer the Listed Securities. Notwithstanding the foregoing, if the SEC prevents CHFW from including any or all of the Listed Securities proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Listed Securities by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Listed Securities which is equal to the maximum number of Listed Securities as is permitted by the SEC. In such event, the number of Listed Securities to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. Upon notification by the SEC that the Registration Statement has been declared effective by the SEC, within two (2) business days thereafter, CHFW shall file the final prospectus under Rule 424 of the Securities Act. CHFW will provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement without the Investor’s prior written consent. For purposes of clarification, any failure by CHFW to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve CHFW of its obligations to file or effect the Registration Statement as set forth above in this Section 7.

b. In the case of the registration effected by CHFW pursuant to this Subscription Agreement, CHFW shall, upon reasonable request, inform the Investor as to the status of such registration. At its expense, CHFW shall:

(i) except for such times as CHFW is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, use its commercially reasonable efforts to keep such registration continuously effective with respect to the Investor, and to keep the Registration Statement (or any subsequent shelf registration statement registers the resale of the Listed Securities by the Investor, which shall constitute the Registration Statement following its effectiveness) free of any material misstatements or omissions, until the earlier of the following: (i) the Investor ceases to hold any of the Listed Securities or (ii) the date all of the Listed Securities held by the Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for CHFW to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable, and (iii) three years from the Effectiveness Date.

(ii) advise the Investor within two (2) business days:

(1) when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;

(2) of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information with respect to the Investor;

(3) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

(4) of the receipt by CHFW of any notification with respect to the suspension of the qualification of the Listed Securities included in the Registration Statement for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in the Registration Statement or prospectus included therein so that, as of such date, the Registration Statement does not contain an untrue statement of a material fact or does not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any prospectus included therein does not include an untrue statement of a material fact or does not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

F-11

Notwithstanding anything to the contrary set forth herein, CHFW shall not, when so advising the Investor of such events, provide the Investor with any material, nonpublic information regarding CHFW other than to the extent that providing notice to the Investor of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding CHFW;

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for a Suspension (as defined below), CHFW shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Listed Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all of the Listed Securities to be listed on each securities exchange or market, if any, on which the Common Stock issued by CHFW have been listed; and

(vi) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Listed Securities contemplated hereby and to enable the Investor to sell the Listed Securities under Rule 144. In addition, in connection with any sale, assignment, transfer or other disposition of the PIPE Securities by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the PIPE Securities held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Subscription Agreement, if requested by the Investor, CHFW shall cause the transfer agent for the PIPE Securities to remove any restrictive legends related to the book entry account holding such PIPE Securities and make a new, unlegended entry for such book entry PIPE Securities sold or disposed of, or expected to be disposed of, without restrictive legends within two (2) trading days of any such request therefor from the Investor, provided that CHFW and the transfer agent have timely received from the Investor customary representations and other documentation reasonably acceptable to CHFW and the transfer agent in connection therewith. Subject to receipt from the Investor by CHFW and the transfer agent of customary representations and other documentation reasonably acceptable to CHFW and the transfer agent in connection therewith, including, if required by the transfer agent, an opinion of CHFW’s counsel, in a form reasonably acceptable to the transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that CHFW remove any legend from the book entry position evidencing its PIPE Securities following the earliest of such time as such PIPE Securities (i) (x) are subject to or (y) have been or are expected to be sold or transferred pursuant to an effective registration statement, (ii) have been or are expected to be sold or otherwise transferred pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for CHFW to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such PIPE Securities. If restrictive legends are no longer required for such PIPE Securities pursuant to the foregoing, CHFW shall, in accordance with the provisions of this section and within two (2) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for such book entry PIPE Securities. CHFW shall be responsible for the fees of its transfer agent and any DTC fees associated with such issuance.

c. Notwithstanding anything to the contrary in this Subscription Agreement, CHFW shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Investor

F-12

not to sell under the Registration Statement or to suspend the effectiveness thereof (such event being referred to as a “Suspension”), if (x) the use of the Registration Statement would require the inclusion of financial statements that are unavailable for reasons beyond CHFW’s control or (y) the negotiation or consummation of a transaction by CHFW or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event CHFW’s board of directors reasonably believes, upon the advice of external legal counsel, would require additional disclosure by CHFW in the Registration Statement of information that CHFW has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of CHFW’s board of directors, upon the advice of external legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that CHFW shall not be entitled to cause a Suspension on more than two occasions or for more than thirty (30) consecutive calendar days, or more than sixty (60) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from CHFW of the happening of a Suspension during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any related prospectus includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Investor agrees that (i) it will immediately discontinue offers and sales of the Listed Securities under the Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by CHFW that it may resume such offers and sales and (ii) it will maintain the confidentiality of any information included in such written notice delivered by CHFW unless otherwise required by law or subpoena. If so directed by CHFW, the Investor will deliver to CHFW or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Listed Securities in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Listed Securities shall not apply (A) to the extent the Investor is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

d. The Investor may deliver written notice (an “Opt-Out Notice”) to CHFW requesting that the Investor not receive notices from CHFW otherwise required by this Section 7; provided, however, that the Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Investor (unless subsequently revoked), (i) CHFW shall not deliver any such notices to the Investor and the Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Investor’s intended use of the Registration Statement, the Investor will notify CHFW in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension or Suspension Event that still applies was previously delivered (or would have been delivered but for the provisions of this Section 7(d)), CHFW will so notify the Investor, within one (1) business day of the Investor’s notification to CHFW, by delivering to the Investor a copy of such previous notice of the Suspension or Suspension Event, and thereafter will provide the Investor with the related notice of the conclusion the Suspension or that such Suspension Event no longer applies immediately upon its availability.

e. CHFW shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless the Investor (to the extent a seller under the Registration Statement), its directors, officers, agents, advisors and employees and each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement or in any amendment or supplement thereto or arise out of or relate to any omission or alleged omission of a material fact required to be stated therein or necessary to

F-13

make the statements therein not misleading or (ii) any untrue or alleged untrue statement of a material fact included in any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) any violation of or alleged violation by CHFW of the federal or state securities laws or any rule or regulation thereunder, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Investor furnished in writing to CHFW by the Investor expressly for use therein or the Investor has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of CHFW, which shall not be unreasonably withheld, conditioned or delayed, nor shall CHFW be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by the Investor, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by CHFW in a timely manner or (C) in connection with any offers or sales effected by or on behalf of the Investor in violation of Section 7(c) hereof. CHFW shall notify the Investor reasonably promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which CHFW receives notice in writing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the PIPE Securities by the Investor.

f. The Investor shall, severally and not jointly with any Other Investor or person named as a selling stockholder in the Registration Statement, indemnify and hold harmless CHFW, its directors, officers, agents and employees, and each person who controls CHFW (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, (i) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or in any amendment or supplement thereto or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) arising out of or based upon any untrue or alleged untrue statement of a material fact included in any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus or arising out of or relating to any omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, with respect to (i) and/or (ii), to the extent, but only to the extent, that such untrue or alleged untrue statements or omissions or alleged omissions are based upon information regarding the Investor furnished in writing to CHFW by the Investor expressly for use therein; provided, however, that the indemnification contained in this Section 7(f) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Investor. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the PIPE Securities giving rise to such indemnification obligation. The Investor shall notify CHFW reasonably promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7(f) of which the Investor is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the PIPE Securities by the Investor.

g. If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged

F-14

omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(g) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the PIPE Securities purchased pursuant to this Subscription Agreement giving rise to such contribution obligation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) thirty (30) days after the Outside Date (as defined in the Merger Agreement as of the date hereof), if the Closing has not occurred by such date, (d) by written notice of the Investor to CHFW in the event the Merger Agreement is amended, supplemented or otherwise modified after the date hereof in a manner that materially adversely affects the Investor, or (e) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived prior to the Closing (other than those conditions that by their nature can only be satisfied at and not prior to the Closing, unless such conditions are not capable of being satisfied at the Closing), and, in each case, as a result thereof, the transactions contemplated by this Subscription Agreement cannot be and are not consummated at the Closing (the termination events described in clauses (a)–(e) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. CHFW shall notify the Investor in writing of the termination of the Merger Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to CHFW in connection herewith shall promptly (and in any event within one (1) business day) following a Termination Event be returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that CHFW is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving CHFW and one or more businesses or assets. The Investor further acknowledges that, as described in CHFW’s prospectus relating to its initial public offering dated November 18, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of CHFW’s assets consist of the cash proceeds of CHFW’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of CHFW, its public shareholders and the underwriters of CHFW’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to CHFW to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of CHFW entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of liability (the “Released Claims”); provided, that the Released Claims shall not include any claims that the Investor may have solely in the Investor’s capacity as a record or beneficial holder of any Class A Ordinary Shares.

F-15

10. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the PIPE Securities acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to one or more of its affiliates or to any investment fund or account managed or advised by the same investment manager as the Investor or by an affiliate of such investment manager, without the prior consent of CHFW; provided further that (x) prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof and (y) no such assignment shall relieve the Investor of its obligations hereunder if any such assignee fails to fully perform such obligations.

b. CHFW may request from the Investor such additional information as CHFW may reasonably deem necessary to register the resale of the Listed Securities and evaluate the eligibility of the Investor to acquire the Units, and the Investor shall provide such information as may reasonably be requested to the extent readily available; provided that CHFW expressly agrees to keep any such information provided by the Investor confidential except (i) as required by the applicable securities laws or pursuant to proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or other regulatory agency or under the regulations of any national securities exchange on which CHFW’s securities are listed for trading, in which case, CHFW shall (to the extent legally permissible and reasonably practical) provide Investor with prior written notice. The Investor acknowledges that CHFW may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of CHFW.

c. The Investor acknowledges that CHFW and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement and that the Company (following the Closing) will rely on the representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein with respect to it are no longer accurate. The Investor agrees that each purchase by the Investor of Units from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase. The Investor further acknowledges and agrees that the Placement Agents are third-party beneficiaries of the representations and warranties of the Investor contained in Section 6 (except Section 6(t)) and Section 11 of this Subscription Agreement.

d. CHFW and the Investor each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or regulatory bodies.

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7, Section 10(c), this

F-16

Section 10(g) and Section 11 with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement solely for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf or by www.docusign.com or similar service) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The right to specific enforcement shall include the right of each party hereto to cause the other party hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement.

l. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies; provided, however, that notwithstanding the foregoing, the obligations of the Investor under the California Public Records Act shall be construed and enforced in accordance with the internal law of the State of California, without referenced to principles of conflicts of laws that would result in the application of any law other than the law of the State of California. Notwithstanding anything to the contrary in this Section 10(l) or in Section 10(m) below, the Investor reserves all of its rights arising under the Eleventh Amendment to the United States Constitution.

m. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the state courts of the State of Delaware (or the federal courts located in the State of Delaware if the state courts decline to hear the case), and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit,

F-17

action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(m) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (i) such party is not personally subject to the jurisdiction of the above named courts for any reason, (ii) such action, suit or proceeding may not be brought or is not maintainable in such court, (iii) such party’s property is exempt or immune from execution, (iv) such action, suit or proceeding is brought in an inconvenient forum, or (v) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(m) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

n. Unless required by applicable law or any regulation or stock exchange listing requirement, CHFW will not disclose (i) the Investor’s identity in the form of this Subscription Agreement publicly filed, (ii) the Investor’s identity or beneficial ownership of the subscribed Units or (iii) the nature of the Investor’s commitments, arrangements and understandings under and relating to this Subscription Agreement. If such disclosure is required by applicable law or any regulation or stock exchange listing requirement, CHFW shall provide the Investor with prior written notice (including by e-mail) of such required disclosure and provide the Investor with a reasonable opportunity to review and comment on the disclosure (and CHFW shall consider all of Investor’s comments in good faith). The Investor will promptly provide any information reasonably requested by CHFW or the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC). Notwithstanding anything in this Subscription Agreement to the contrary, CHFW shall not (and shall cause the Company and the Placement Agents not to), without the prior written consent of the Investor, publicly disclose the name of the Investor or any of its affiliates or advisors, or include the name of the Investor or any of its affiliates or advisors, in any press release or marketing materials.

o. CHFW shall, by 9:30 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”), each in a form agreed between CHFW and the Investor so long as the Investor’s Subscription Amount is for an amount of at least $10.0 million, disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and of the other subscription agreements related to the private placement of the Units entered into prior to the release or filing of such Disclosure Document), the Transaction and any other material, non-public information that CHFW or the Company has provided to the Investor at any time prior to the filing of the Disclosure Document. As of immediately following the filing of the Disclosure Document with the SEC, the Investor shall not be in possession of any material, non-public information received from CHFW, the Company, any of their respective subsidiaries or any of their respective officers, directors, employees, affiliates or agents or the Placement Agents that is not disclosed in the Disclosure Document or in prior filings with the SEC. In

F-18

addition, effective upon the filing of the Disclosure Document, CHFW acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between CHFW, on the one hand, and the Investor or any of its affiliates, on the other hand, relating to the transactions contemplated by this Subscription Agreement shall terminate and be of no further force or effect.

p. If any change in the number, type or classes of authorized shares of CHFW (including the Shares) shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, redomicilation or any stock dividend, or otherwise, the number of Units issued to the Investor shall be appropriately adjusted to reflect such change. Further, CHFW agrees that without the consent of the Investor, so long as the Investor’s Subscription Amount (together with the subscription amounts under Other Subscription Agreements with Other Investors who are affiliates of Investor) is for an amount of at least $25.0 million, (i) CHFW will not consent to, waive, amend or otherwise modify (or seek a consent, waiver, amendment or other modification from the Company regarding) any provision of the Merger Agreement to permit the Company or CHFW to issue or accelerate the vesting of any securities not expressly contemplated by Section 2.1 and Section 2.4 of the Merger Agreement, including any consents or waivers pursuant to Section 5.1 or Section 5.10 of the Merger Agreement, (ii) CHFW will not issue more than 12,020,000 Units, in the aggregate, pursuant to this Subscription Agreement and the Other Subscription Agreements (or any other agreement contemplating the issuance of securities at or prior to the Closing, other than pursuant to the Merger Agreement) and (iii) CHFW will not consent to, waive, amend or otherwise modify (or seek a consent, waiver, amendment or other modification from the Company regarding) the Sponsor Letter Agreement, dated as of the date hereof, by and among CHFW, Consonance Life Sciences, the other holders of CHFW Class B ordinary shares set forth on the signature page thereto and the Company.

q. The obligations of Investor under this Subscription Agreement are several and not joint with the obligations of any Other Investor or investor under the Other Subscription Agreements, and Investor shall not be responsible in any way for the performance of the obligations of any Other Investor or investor under this Subscription Agreement or the Other Subscription Agreements. The decision of Investor to purchase Units has been made by Investor independently of any Other Investor or investor. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Investor or any Other Investor or investor, shall be deemed to constitute Investor and any Other Investor or investor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Investor and any Other Investors or investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor or investor to be joined as an additional party in any proceeding for such purpose.

11. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of CHFW expressly contained in this Subscription Agreement, in making its investment or decision to invest in CHFW. The Investor further acknowledges and agrees that none of the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, or any Non-Party Affiliate of the Placement Agents, shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Units, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Units. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or

F-19

future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of any Placement Agent and any Placement Agent’s controlled affiliates or any family member of the foregoing.

[SIGNATURE PAGES FOLLOW]

F-20

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Units are to be registered (if different):	Date: , 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Units subscribed for:

Aggregate Subscription Amount: $	Price Per Unit: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by CHFW in the Closing Notice. To the extent the offering is oversubscribed, the number of Units received may be less than the number of Units subscribed for.

IN WITNESS WHEREOF, Consonance-HFW Acquisition Corp. has accepted this Subscription Agreement as of the date set forth below.

CONSONANCE-HFW ACQUISITION CORP.

By:

Name:
Title:

Date:                 , 2021

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

**OR**

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who CHFW reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company, as described in Rule 501(a)(1) or (2);

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); or

☐ Any entity in which all of the equity owners are accredited investors.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Exhibit A

Warrant Agreement

ANNEX G

SURROZEN, INC.

FORM OF INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is dated as of April 15, 2021, and is by and among Surrozen, Inc., a Delaware corporation (the “Company”) (formerly named Consonance-HFW Acquisition Corp.), Consonance Life Sciences, a Cayman Islands limited liability company (the “Sponsor”), the persons and entities listed on EXHIBIT A (together with their Permitted Transferees that become party hereto, each, a “Named Investor”) and the persons and entities listed on EXHIBIT B (together with their Permitted Transferees that become party hereto, each, an “Individual Investor”, and collectively with the Named Investors, the “Investors”).

RECITALS

The Company, Perseverance Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), and Surrozen Holdings, Inc. (formerly named Surrozen, Inc. (“Surrozen”) have entered into that certain Business Combination Agreement, dated as of April 15, 2021 (as amended, modified and/or supplemented from time to time, the “BCA”), pursuant to which, among other things, Merger Sub merged with and into Surrozen, with Surrozen as the surviving company in the merger and, after giving effect to such merger, became a wholly-owned subsidiary of the Company;

Pursuant to the BCA, the Company, the Sponsor and the Investors have agreed to enter into this Agreement concurrently with the Closing (as defined in the BCA), pursuant to which, among other things, the Investors (a) will agree not to effect any sale or distribution of any Equity Securities (as defined in the BCA) of the Company held by any of them during the lock-up period described therein, and (b) will be granted certain registration rights with respect to their respective CHFW Shares (as defined in the BCA), in each case, on the terms and subject to the conditions of this Agreement;

The Company, the Sponsor, the Consonance Investors and certain other Investors are party to that certain Registration and Shareholder Rights Agreement, dated as of November 18, 2020 (the “Original Agreement”);

Pursuant to Section 6.8 of the Original Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original Agreement) of at least a majority in interest of the Registrable Securities (as defined in the Original Agreement) at the time in question, and the Sponsor, the Consonance Investors and such other Investors are Holders in the aggregate of all of the Registrable Securities as of the date hereof; and

The Company, the Sponsor and certain of the Named Investors desire to amend and restate the Original Agreement in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and terminate the Original Agreement.

The Company and the other parties to this Agreement therefore agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below: “Affiliate” means, (i) with respect to any specified Person that is not a natural person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (b) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor.

(b) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act (as defined below).

(c) “Common Stock” shall mean the Common Stock of the Company.

(d) “Consonance Investors” shall mean those Named Investors on Exhibit A under the heading “Consonance Investors.”

(e) “Consonance Holders” means, as of any determination time, Consonance Investors who hold Registrable Securities under this Agreement.

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(g) “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 3.2 of this Agreement.

(h) “Form S-1 Shelf” shall have the meaning given in Section 2.1.

(i) “Form S-3 Shelf” shall have the meaning given in Section 2.1.

(j) “Indemnified Party” shall have the meaning set forth in Section 2.6(c).

(k) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).

(l) “Individual Investor” shall have the meaning set forth in the preamble.

(m) “Individual Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, an Individual Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any options, warrants or convertible securities.

(n) “Individual Holders” means, as of any determination time, Individual Investors who hold Registrable Securities under this Agreement.

(o) “Permitted Transferee” shall mean with respect to each Holder and its Permitted Transferees, (a) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 2.11 and (b) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter.

(p) “PIPE Securities” shall mean the shares of Common Stock and warrants (including shares of Common Stock issued or issuable upon exercise or conversion of such warrants) issued in the PIPE Financing (as defined in the BCA).

(q) “Qualified Holders” shall mean the Sponsor or any Consonance Holder or Consonance Holders who in the aggregate hold not less than [_]% of the outstanding Registrable Securities or any Surrozen Holder or Surrozen Holders who in the aggregate hold not less than [_]% of the outstanding Registrable Securities.

(r) “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(s) “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.

(t) “Registrable Securities” shall mean (i) any outstanding shares of Common Stock and any other equity security (including shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security and including, for the avoidance of doubt, the PIPE Securities), (ii) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company acquired by an Investor following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (iii) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i) or (ii) above as a dividend or other distribution with respect thereto or in exchange therefor or in replacement thereof; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii) or (iii) above for which (a) a registration statement with respect to the sale of such shares of Common Stock has become effective under the Securities Act and such shares have been sold, transferred, disposed of or exchanged in accordance with such registration statement by the applicable Investor, (b) such shares have been sold to the public pursuant to Rule 144 (but with no volume or manner of sale or current public information requirement) or (c) such shares have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

(u) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as defined below) and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(v) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, reasonable documented fees and disbursements of one special counsel for the Named Holders not to exceed $75,000 without the consent of the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(w) “Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

(x) “Restated Certificate” shall mean the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

(y) “Restricted Securities” shall mean any Registrable Securities that were not issued to an Investor pursuant to an effective registration statement in accordance with the Securities Act.

(z) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(aa) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(bb) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(cc) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(dd) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(ee) “Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

(ff) “Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

(gg) “Surrozen Holders” means, as of any determination time, Surrozen Investors who hold Registrable Securities under this Agreement.

(hh) “Surrozen Investors” shall mean those Named Investors on Exhibit A under the heading “Surrozen Investors.”

ARTICLE 2

REGISTRATION RIGHTS

2.1 Requested Registration.

(a) Filing. Within thirty (30) calendar days following the Closing Date, the Company shall file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) sixty (60) calendar days (or ninety (90) calendar days if the Commission notifies the Company that it will “review” such Shelf Registration) following the initial filing date thereof and (b) ten (10) business days after the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. The Company shall engage an underwriter or underwriters reasonably acceptable to the majority-in-interest of the Registerable Securities to participate in the preparation of the Shelf to enable the Holders to resell Registrable Securities pursuant to the Plan of Distribution. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf.

(b) Reserved.

(c) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, upon the written request from a Qualified Holder, the Company shall, subject to Section 2.1(e), use its commercially reasonable efforts to as promptly as practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to the Plan of Distribution. The Company shall engage an underwriter or underwriters reasonably acceptable to the majority-in-interest of the Registerable Securities to participate in the preparation of the Subsequent Shelf Registration Statement to enable the Holders to resell Registrable Securities pursuant to the Plan of Distribution. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form.

(d) Additional Registrable Securities. Subject to Section 2.1(e), in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered two per calendar year for each Holder.

(e) Deferral. If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement (which notice shall not specify the nature of the event giving rise to such delay or suspension), then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for the shortest period of time determined in good faith by the Company to be necessary for such purpose, but in no event for a period of more than ninety (90) days following such good faith determination by the Board of Directors of the Company, and, provided further, that the Company shall not defer its obligation in this manner more than two (2) times in any twelve-month period.

(f) Underwriting. At any time and from time to time when an effective Shelf is on file with the Commission, a Qualified Holder or Qualified Holders (an “Initiating Holder” or “Initiating Holders”) may request to sell all or any portion of its Registrable Securities by means of an underwriting that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Initiating Holder, either individually or together with other Initiating Holders, with a total offering price reasonably expected to exceed, in the aggregate, at least $[__] million (the “Minimum Takedown Threshold”). The Company shall not be required to effect more than [__] Underwritten Shelf Takedowns for the Consonance Holders or more than [__] for the Surrozen Holders. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. If the Company shall request inclusion in any underwriting pursuant to this Section 2.1(f) of securities being sold for its own account, or if other persons shall request inclusion in such underwriting, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Initiating Holders shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Initiating Holders.

Notwithstanding any other provision of this Section 2.1, if the Initiating Holders are (A) Consonance Holders and the underwriters advise such Initiating Holders in good faith in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be allocated as follows: (i) first, among all Consonance Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Consonance Holders; (ii) second, to Surrozen Holders based on the pro rata percentage of Registrable Securities held by such Surrozen Holders; (iii) third, to the other Holders based on the pro rata percentage of Registrable Securities held by such Holders; and (iii) fourth, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company or (B) Surrozen Holders and the underwriters advise such Initiating Holders in good faith in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be allocated as follows: (i) first, among all Surrozen Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Surrozen Holders; (ii) second, to Consonance Holders based on the pro rata percentage of Registrable Securities held by such Consonance Holders; (iii) third, to the other Holders based on the pro rata percentage of Registrable Securities held by such Holders; and (iii) fourth, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(d), then the Company shall then offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and Other Selling Stockholders requesting additional inclusion, as set forth above.

2.2 Company Registration.

(a) Company Registration. If the Company or any Holder proposes to conduct a registered offering, or if the Company proposes to register any of its securities either for its own account or the account of a security holder or holders (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1(f)), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, the Company will:

(i) give written notice of the proposed registration to all Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”); and

(ii) include, or, if applicable, use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to include, in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, in any underwriting involved therein, and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to the other Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders, assuming conversion. Notwithstanding the foregoing, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below twenty five percent (25%) of the total value of securities included in such registration, unless such registration does not include shares of any Other Selling Stockholders (excluding shares registered for the account of the Company), in which event any or all of the Registrable Securities of the Holders may be excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.2(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion, in the manner set forth above.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of any such terminated or withdrawn registration shall be borne by the Company, any Piggyback Registration effected pursuant to this Section 2.2 shall not be counted as an Underwritten Shelf Takedown under Section 2.1(f).

2.3 Block Trades; Other Coordinated Offerings.

(a) Notwithstanding any other provision of this Article II, at any time and from time to time when an effective Shelf is on file with the Commission, if an Initiating Holder notifies the Company that such Initiating Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $[__] million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Initiating Holder, then such Initiating Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall, use its reasonable best efforts to facilitate as expeditiously as possible, such Block Trade or Other Coordinated Offering of the Registrable Securities for which such Initiating Holder has requested such offering, without giving any effect to any required notice periods or delivery of notices to any other Holders; provided, that the Initiating Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. Any offering conducted as a Block Trade or Other Coordinated Offering will not count as an Underwritten Shelf Takedown for the purposes of Section 2.1(f).

(b) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Initiating Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any)

of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by an Initiating Holder pursuant to this Agreement.

(d) The Initiating Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. Without limiting anything else in this Agreement, at its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration continuously effective available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) At least five (5) days prior to the filing of any registration or any amendment or supplement to such registration (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 2.11), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(f) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(g) In the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the registration statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(h) Obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and as reasonably satisfactory to a majority-in-interest of the participating Holders;

(i) In the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such registration, on the date the Registrable Securities are delivered for sale pursuant to such registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

(j) In the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

(k) Make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

(l) With respect to an Underwritten Offering pursuant to Section 2.1(f), use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

(m) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(n) Advise each seller of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of any registration or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(o) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(p) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

(q) Otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

2.6 Removal of Restrictive Legends. The Company shall, if requested by the Holder, use its commercially reasonable best efforts to (i) cause the removal of any restrictive legend related to compliance with the federal securities laws set forth on the Registrable Securities, (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act, and (iii) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Holder’s option, within two (2) trading days of such request, if (A) the Registrable Securities are registered for resale under the Securities Act, (B) the Registrable Securities may be sold by the Holder without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, or (C) the Holder has sold or transferred, or proposes to sell or transfer within five (5) Business Days of such request, Registrable Securities pursuant to the Registration Statement or in compliance with Rule 144. The Company’s obligation to remove legends under this Section 2.6 may be conditioned upon the Holder timely providing such representations and documentation as are reasonably necessary and customarily required in connection with the removal of restrictive legends related to compliance with the federal securities laws. If restrictive legends are no longer required for Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within two (2) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, non-legended entry for such book entry Registrable Securities. The Company shall be responsible for the fees of its transfer agent and any DTC fees associated with such issuance.

2.7 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, members and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, members, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, members, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, members and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, officers, directors, members, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d) to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.8 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.9 Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the

Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.11, and:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) such Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at the Holder’s expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (B) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b) Notwithstanding the provisions of Section 2.8(a), no such registration statement, opinion of counsel or “no action” letter shall be necessary for (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of the Holder, if the Holder is a corporation, (y) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder; provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c) Each certificate representing Restricted Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT BY AND AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer established in this Section 2.8.

(e) The legend referring to federal and state securities laws identified in Section 2.8(c) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of such securities may be made without registration or qualification.

2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.11 Market Stand-Off Agreement.

(a) Investor agrees that such Investor shall not transfer any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the shares of Common Stock (excluding the PIPE Securities) until the earlier of one hundred eighty (180)-days following the Closing Date (as defined in the BCA) and the consummation of a change of control of the Company (the “Lock-up Period”). The foregoing restriction is expressly agreed to preclude each Investor during such one hundred eighty (180)-day period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Investor’s shares of Common Stock even if such shares of Common Stock would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during such one hundred eighty (180)-day period would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Investor’s shares of Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares of Common Stock. The foregoing notwithstanding, (x) each executive officer and director of the Company shall be permitted to establish a plan to acquire and sell shares of Common Stock pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of shares of Common Stock during the Lock-up Period and (y) to the extent any Named Investor is granted a release or waiver from the restrictions contained in this Section 2.11 prior to the expiration of the Lock-Up Period, then all Named Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 2.11 to the same extent, on substantially the same terms as and on a pro rata basis with, the Named Investor to which such release or waiver is granted. [The foregoing restrictions shall not apply to transfers made: (i) pursuant to a bona fide gift or charitable contribution; (ii) by will or intestate succession upon the death of an Investor; (iii) to any Affiliate (including, for the avoidance of doubt, pursuant to distributions of shares of Common Stock to partners, limited liability company members or stockholders of an Investor, including, for the avoidance of doubt, where an Investor is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) pro rata to the partners, members or shareholders of a Named Investor upon its liquidation or dissolution; or (vi) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Common Stock for cash, securities or other property; provided that in the case of (i), (iii) or (v), the recipient of such transfer must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the transfer restrictions set forth in this Section 2.11].1

(b) Each Named Investor who is participating in the applicable underwritten public offering also agrees, and the Company agrees and shall cause each director and officer of the Company to agree, that, in connection with each Registration or sale of Registrable Securities conducted as an underwritten public offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such underwritten public offering restricting such applicable person or entity’s right to (a) transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the underwritten public offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Named Investors requested to enter into lock-up agreements and participating in the underwritten public offering in accordance with the immediately preceding sentence, the Company and the underwriters, and the terms of such lock-up agreements shall include customary exclusions from the restrictions on transfer set forth therein, including that such restrictions on the applicable Named Investors shall be conditioned upon all officers and directors of the Company, as well as all Named Investors participating in the offering, being subject to the same restrictions; provided, that, to the extent any Named Investor is granted a release or waiver from the restrictions contained in this Section 2.11 and in such Named Investor’s lock-up agreement prior to the expiration of the period set forth in such Named Investor’s lock-up agreement, then all Named Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 2.11 and the applicable lock-up agreements to which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Named Investor to which such release or waiver is granted. The provisions of this Section 2.11 shall not apply to any Named Investor that holds less than one percent (1%) of then total issued and outstanding Common Stock.

ARTICLE 3

MISCELLANEOUS

3.1 Termination and Effect of Termination. This Agreement may be terminated only by an agreement in writing signed by the holders of a majority of the total Registrable Securities; provided, that the consent of any Holder will be required for any termination of this Agreement which has an adverse effect on the rights, limitations or obligations of such Holder. Notwithstanding any provision hereof to the contrary, the right of any Holder to request a registration or inclusion of Registrable Securities in any registration pursuant to Section 2.2 shall terminate upon the third anniversary of the date hereof. Notwithstanding any termination of this Agreement in accordance with the foregoing sentence, the provisions of Sections 2.4, 2.6 and 2.9 shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to

[1]	Additional carve-outs to be included as needed and as appropriate.

indemnification rights pursuant to Section 2.6 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

3.2 Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a transfer of Registrable Securities to a Permitted Transferee of that Holder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such transfer, no assignment permitted under the terms of this Section 3.2 will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 3.2 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 3.2.

3.3 Amendment. This Agreement may not be orally amended, modified or extended, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Holders of a majority of the total Registrable Securities. Each such amendment, modification, extension or waiver shall be binding upon each party hereto; provided that (a) the consent of any Holder shall be required for any amendment, modification, extension or waiver which has an adverse effect on the rights, limitations or obligations of such Holder and (b) any such amendment, modification, extension or waiver that by its terms would adversely affect a Holder or group of Holders in a disproportionate manner relative to the Holders generally shall require the written consent of the Holder (or a majority in interest based on Registrable Securities of such group of Holders) so affected. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.

3.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor or Holder) or otherwise delivered by hand, messenger or courier service addressed:

(a) if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any Holder, to such address, facsimile number or electronic mail address or facsimile number as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, to the attention of the President and Chief Executive Officer of the Company at 171 Oyster Point Blvd, Suite 400, South San Francisco, CA 94080 or at such other current address as the Company shall have furnished to the Investors or Holders, with a copy (which shall not constitute notice) to Michael Tenta, Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor and Holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth on Exhibit A (or to any other facsimile number for the Investor or Holder in the Company’s records), (ii) electronic mail to the electronic mail address set forth on Exhibit A (or to any other electronic mail address for the Investor or Holder in the Company’s records), (iii) posting on an electronic network together with separate notice to the Investor or Holder of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor or Holder. This consent may be revoked by an Investor or Holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

3.5 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

3.6 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

3.7 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein. The Sponsor and the other Investors who are party to the Original Agreement hereby agree that the Original Agreement is hereby terminated and superseded by this Agreement, effective upon the execution of this Agreement.

3.8 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

3.9 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

3.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

3.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

3.12 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

3.13 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, each of the parties hereto irrevocably consents to the exclusive jurisdiction of, and venue in, the courts of the State of Delaware and, other than with regard to The Regents of the University of California, the United States District Court for the District of Delaware.

3.14 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

3.15 Conflict. In the event of any conflict between the terms of this Agreement and the Company’s Restated Certificate or its bylaws, the terms of the Company’s Restated Certificate or its bylaws, as the case may be, will control.

3.16 Attorney’s Fees. In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.17 Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

(signature page follows)

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

COMPANY CONSONANCE-HFW ACQUISITION CORP.

By:
Name: Gad Soffer
Title: Chief Executive Officer

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

SPONSOR CONSONANCE LIFE SCIENCES

By:
Name: Gad Soffer
Title: Member

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

NAMED INVESTORS

THE COLUMN GROUP III, LP

By: The Column Group III GP, LP
Its: General Partner

By: The Column Group, LLC
Its: General Partner

By:

Name:

Title:

THE COLUMN GROUP III-A, LP

By: The Column Group III GP, LP Its: General Partner

By: The Column Group, LLC Its: General Partner

By:

Name:

Title:

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

NAMED INVESTOR

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:

Name:	Jagdeep Bachher
Title:	Chief Investment Officer

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

NAMED INVESTOR

CONSONANCE CAPITAL MANAGEMENT, LP

By:

Name:	Kevin Livingston
Title:	Partner

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

EXHIBIT A

NAMED INVESTORS

Surrozen Investors:

The Column Group III, L.P.

The Column Group III-A, L.P.

The Regents of the University of California

Consonance Investors:

Consonance Capital Management, LP

EXHIBIT B

INDIVIDUAL INVESTORS

[***]

ANNEX H

COMPANY STOCKHOLDER SUPPORT AGREEMENT

This COMPANY STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of April [●], 2021, is made by and among Consonance-HFW Acquisition Corp., a Cayman Islands exempted company (“CHFW”), [●], a [●], a holder of capital stock of Surrozen, Inc. (the “Company Stockholder”), and Surrozen, Inc., a Delaware corporation (the “Company”). CHFW, the Company Stockholder and the Company shall be referred to herein from time to time collectively as the “Parties”.

WHEREAS, CHFW, the Company and certain other persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) providing for the merger of a subsidiary of CHFW with and into the Company, with the Company surviving as the surviving wholly owned corporation of CHFW in such merger (the “Merger”);

WHEREAS, the Company Stockholder is the record and beneficial owner of the number of shares of common stock and number and series of preferred stock of Company as set forth on the signature page hereto (together with any other equity securities of Company that the Company Stockholder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Equity Securities”); and

WHEREAS, the Company Stockholder acknowledges and agrees that CHFW and the Company would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Company Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. The Company Stockholder hereby agrees to (i) execute and deliver to the Company a written consent of the stockholders of the Company in lieu of a meeting of the stockholders (which written consent shall be delivered promptly, and in any event within five (5) Business Days following the time at which the Registration Statement/Proxy Statement (as defined in the Business Combination Agreement) is declared effective under the U.S. Securities Act of 1933) or appear (in person or by proxy) at any meeting of the stockholders of Company, and vote all of such Company Stockholder’s Subject Company Equity Securities in favor of (A) the Business Combination Agreement to be submitted to the stockholders of the Company in connection with the Merger and the other transactions contemplated by the Business Combination Agreement and (B) such other resolutions upon which a consent or other approval is required under the Company’s amended and restated certificate of incorporation or applicable law or otherwise is sought with respect to effecting the Business Combination Agreement and the Merger, and (C) against (i) any merger, purchase of all or substantially all of a third party (other than the Merger) or all of the assets of a third party or other business combination transaction with a third party (other than the Business Combination Agreement and the Merger) (a “Competing Transaction”) or (ii) any proposal relating to a Competing Transaction and against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, or (C) result in any of the conditions set forth in Article VI of the Business Combination Agreement not being fulfilled The Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

Upon the failure of a Company Stockholder to timely provide its consent or vote its Subject Company Equity Securities in accordance with this Section 1 pursuant to any action by written consent of the stockholders of the Company or at any applicable meeting of the stockholders of the Company such Company Stockholder shall be deemed to have irrevocably granted to, and appointed, the Company, and any designee thereof, and each of them individually, as such Company Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in such Company Stockholder’s name, place and stead, to deliver any action by written consent of the Company Stockholder’s concerning any of the matters specified in this Section 1 or attend any meeting of the Company Stockholders concerning any of the matters specified in this Section 1, to include such Company Subject Equity Securities in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders and to provide consent or vote such Company Stockholder’s Subject Equity Securities in any action by written consent of the Company Stockholders or at any meeting of the Company Stockholders called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Company Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

2. Transfer of Shares. The Company Stockholder hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Subject Company Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject Company Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Company Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Subject Company Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Subject Company Equity Securities even if such Subject Company Equity Securities would be disposed of by a person other than the Company Stockholder or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.

3. Further Assurances. Each Company Stockholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws and within the control of such Company Stockholder to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

4. No Inconsistent Agreement. Each Company Stockholder hereby represents and covenants that such Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder.

5. Company Stockholder Representations and Warranties. The Company Stockholder represents and warrants to CHFW and the Company as follows:

a. The Company Stockholder is either an individual (or a revocable trust of which the individual is a trustee) or a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

b. For Company Stockholders that are business entities, the Company Stockholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to perform its covenants, agreements and obligations hereunder. Each individual Company Stockholder has the personal capacity to execute and deliver this Agreement, to perform their covenants, agreement and obligations hereunder. For Company Stockholders that are business entities, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Company Stockholder. This Agreement has been duly and validly executed and delivered by the Company Stockholder and constitutes a valid, legal and binding agreement of the Company Stockholder (assuming that this Agreement is duly authorized, executed and delivered by CHFW and the Company), enforceable against the Company Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c. The execution and delivery of this Agreement by such Company Stockholder, does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Stockholder or such Company Stockholder’s Subject Company Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

d. There are no proceedings pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

e. Except as described on Section 3.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Company Stockholder, for which the Company or any of its Affiliates may become liable.

f. Such Company Stockholder understands and acknowledges that each of CHFW and the Company is entering into the Business Combination Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement.

6. Waiver of Appraisal Rights. Such Company Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Merger or appraisal or dissenters’ rights that it may at any time have under applicable Laws, including Section 262 of the DGCL.

7. Termination of Investor Agreements and Certain Other Agreements. Such Company Stockholder, by this Agreement hereby agrees that, subject to and effective immediately prior to the Closing, that Amended and Restated Investors’ Rights Agreement, dated as of May 29, 2020, by and among the Company and the Company Stockholder parties thereto, the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 29, 2020, by and among the Company and the Company Stockholders party thereto and the Amended and Restated Voting Agreement, dated as of May 29, 2020, by and among the Company and the Company Stockholders parties thereto and any management letter or other agreement between such Company Stockholder and the Company (excluding any employment agreement or offer letter, equity award or employment benefit agreement) shall terminate without any further liability to the Company or its Affiliates.

8. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the effective time of the Merger; and (b) the termination of the

Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination.

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective Parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Party hereto.

12. No Waivers. No waivers of any breach of this Agreement extended by CHFW to the Company Stockholder shall be construed as a waiver of any rights or remedies of CHFW with respect to any other stockholder of the Company that has executed an agreement substantially in the form of this Agreement with respect to equity held or subsequently held by such stockholder or with respect to any subsequent breach of the Company Stockholder or any other such stockholder of Company. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by any such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

13. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

14. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

15. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) each of the Board of Directors of CHFW and the Board of Directors of the Company has approved the transactions contemplated by the Business Combination Agreement, (b) the Business Combination Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

16. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

17. Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

18. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

19. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CONSONANCE-HFW ACQUISITION CORP.

By:
Name:
Title:

SURROZEN, INC.

By:
Name:
Title:

COMPANY STOCKHOLDER:

By:
Name:
Title:

Shares of Common Stock:

Shares of Series A Preferred Stock:

Shares of Series B Preferred Stock:

Shares of Series C Preferred Stock:

ANNEX I

CHFW SHAREHOLDER SUPPORT AGREEMENT

This CHFW SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of April [●], 2021, is made by and among Consonance-HFW Acquisition Corp., a Cayman Islands exempted company (“CHFW”), [●], a [●], a holder of CHFW Class A ordinary shares (the “CHFW Shareholder”), and Surrozen, Inc., a Delaware corporation (the “Company”). CHFW, the CHFW Shareholder and the Company shall be referred to herein from time to time collectively as the “Parties”.

WHEREAS, CHFW, the Company and certain other persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) providing for the merger of a subsidiary of CHFW with and into the Company, with the Company surviving as the surviving corporation in such merger (the “Merger”);

WHEREAS, the CHFW Shareholder is the record and beneficial owner of the number of Class A ordinary shares of CHFW and warrants exercisable for the number of Class A ordinary shares of CHFW, each as set forth on the signature page hereto (together with any other Equity Securities of CHFW that the CHFW Shareholder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject CHFW Equity Securities”); and

WHEREAS, the CHFW Shareholder acknowledges and agrees that CHFW and the Company would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the CHFW Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. The CHFW Shareholder hereby agrees to (i) appear (in person or by proxy) at any meeting of the shareholders of CHFW and (ii) vote (in person or by proxy) at any such meeting, and in any action by written resolution of the shareholders of CHFW, all of such CHFW Shareholder’s Subject CHFW Equity Securities in favor of (A) each of the Transaction Proposals to be submitted to the holders of CHFW Class A ordinary shares in connection with the Merger and the other transactions contemplated by the Business Combination Agreement and (B) such other resolutions upon which a consent or other approval is required under CHFW’s amended and restated memorandum and articles of association, law, securities exchange or otherwise is sought with respect to effecting the Business Combination Agreement and the Merger, and (ii) vote (in person or by proxy) against any merger, purchase of all or substantially all of a third party (other than the Merger) or all of the assets of a third party or other business combination transaction with a third party (other than the Business Combination Agreement and the Merger) (a “Competing Transaction”) or any proposal relating to a Competing Transaction and against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of CHFW or Perseverance Merger Sub Inc. under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VI of the Business Combination Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, CHFW (other than the Transaction Proposals).

The CHFW Shareholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

Upon the failure of a CHFW Shareholder to timely provide its consent or vote its Subject CHFW Equity Securities in accordance with this Section 1 pursuant to any action by written consent of the shareholders of the CHFW or at any applicable meeting of the shareholders of the CHFW, such CHFW Shareholder shall be deemed to have irrevocably granted to, and appointed, CHFW, and any designee thereof, and each of them individually, as such CHFW Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in such CHFW Shareholder’s name, place and stead, to deliver any action by written consent of the CHFW Shareholder’s concerning any of the matters specified in this Section 1 or attend any meeting of the CHFW Shareholders concerning any of the matters specified in this Section 1, to include such Subject Equity Securities in any computation for purposes of establishing a quorum at any such meeting of the CHFW Shareholders and to provide consent or vote such CHFW Shareholder’s Subject Equity Securities in any action by written consent of the CHFW Shareholders or at any meeting of the CHFW Shareholders called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each CHFW Shareholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

2. No Redemption. The CHFW Shareholder hereby agrees that it shall not redeem, or submit a request to CHFW’s transfer agent or otherwise exercise any right to redeem, any Subject CHFW Equity Securities.

3. Transfer of Shares. The CHFW Shareholder hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Subject CHFW Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject CHFW Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject CHFW Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Subject CHFW Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Subject CHFW Equity Securities even if such Subject CHFW Equity Securities would be disposed of by a person other than the CHFW Shareholder or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.

4. Further Assurances. Each CHFW Shareholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

5. No Inconsistent Agreement. Each CHFW Shareholder hereby represents and covenants that such CHFW Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such CHFW Shareholder’s obligations hereunder.

6. CHFW Shareholder Representations and Warranties. The CHFW Shareholder represents and warrants to CHFW and the Company as follows:

a. The CHFW Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

b. The CHFW Shareholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the CHFW Shareholder. This Agreement has been duly and validly executed and delivered by the CHFW Shareholder and constitutes a valid, legal and binding agreement of the CHFW Shareholder (assuming that this Agreement is duly authorized, executed and delivered by CHFW and the Company), enforceable against the CHFW Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c. The execution and delivery of this Agreement by such CHFW Shareholder, does not, and the performance by such CHFW Shareholder of his, her or its obligations hereunder will not, (i) if such CHFW Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such CHFW Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such CHFW Shareholder or such CHFW Shareholder’s Subject CHFW Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such CHFW Shareholder of its, his or her obligations under this Agreement.

d. There are no proceedings pending against such CHFW Shareholder, or to the knowledge of such CHFW Shareholder threatened against such CHFW Shareholder, before (or, in the case of threatened proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such CHFW Shareholder of its, his or her obligations under this Agreement.

e. Except as described on Section 4.4 of the CHFW Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such CHFW Shareholder, for which CHFW or any of its Affiliates may become liable.

f. Such CHFW Shareholder understands and acknowledges that each of CHFW and the Company is entering into the Business Combination Agreement in reliance upon such CHFW Shareholder’s execution and delivery of this Agreement.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the effective time of the Merger; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination.

8. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

9. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective Parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Party hereto; provided, however, that, notwithstanding the foregoing,

11. No Waivers. No waivers of any breach of this Agreement extended by CHFW to the CHFW Shareholder shall be construed as a waiver of any rights or remedies of CHFW with respect to any other shareholder of CHFW who has executed an agreement substantially in the form of this Agreement with respect to equity held or subsequently held by such shareholder or with respect to any subsequent breach of the CHFW Shareholder or any other such shareholder or CHFW. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by any such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

12. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws (except to the extent that the laws of the Cayman Islands govern the giving or voting of any proxies given under this Agreement). The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

13. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

14. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of CHFW has approved the transactions contemplated by the Business Combination Agreement, (b) the Business Combination Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

15. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

16. Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

17. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable

18. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CONSONANCE-HFW ACQUISITION CORP.

By:
Name: Title:

SURROZEN, INC.

By:
Name: Title:

CHFW SHAREHOLDER:

By:
Name: Title:

Class A Ordinary Shares:

ANNEX J

SURROZEN, INC.

2021 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [_______], 2021

APPROVED BY THE STOCKHOLDERS: [_______], 2021

1.	GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [•] shares (equal to 10% of the shares of Fully-Diluted Common Stock as of immediately following closing of the transactions contemplated by the Business Combination Agreement). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the Fully-Diluted Common Stock on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [•] shares.

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.	ELIGIBILITY AND LIMITATIONS.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) [$750,000] in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, [$1,000,000] in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the first calendar year that begins following the Effective Date.

4.	OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.	AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof, may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non- Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	TAX WITHHOLDING

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.	MISCELLANEOUS.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full -time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any

Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.	COVENANTS OF THE COMPANY.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.	TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14. DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants

(h) “Business Combination Agreement” means that certain Business Combination Agreement by and among Consonance-HFW Acquisition Corp., Perseverance Merger Sub Inc., and Surrozen, Inc., dated as of [●], 2021.

(i) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(j) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the

Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(k) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(l) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(m) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(n) “Common Stock” means the common stock of the Company.

(o) “Company” means Surrozen, Inc., a Delaware corporation.

(p) “Compensation Committee” means the Compensation Committee of the Board.

(q) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(r) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(s) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(t) “Director” means a member of the Board.

(u) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(v) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(w) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(x) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(y) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(z) “Entity” means a corporation, partnership, limited liability company or other entity.

(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(cc) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(dd) “Fully-Diluted Common Stock” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(ee) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ff) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A, or (v) to comply with other Applicable Laws.

(ii) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K, or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(jj) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

(kk) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(ll) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(mm) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(nn) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(oo) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(pp) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(qq) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(rr) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(ss) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(tt) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(uu) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(vv) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(ww) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(xx) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(yy) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(zz) “Plan” means this Surrozen, Inc. 2021 Equity Incentive Plan.

(aaa) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(bbb) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ccc) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ddd) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(eee) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(fff) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(ggg) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(hhh) “Rule 405” means Rule 405 promulgated under the Securities Act.

(iii) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(jjj) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(kkk) “Securities Act” means the Securities Act of 1933, as amended.

(lll) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(mmm) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(nnn) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(ooo) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ppp) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(qqq) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(rrr) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(sss) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

ANNEX K

SURROZEN, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [ _______], 2021

APPROVED BY THE STOCKHOLDERS: [ _______], 2021

1.	GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	ADMINISTRATION.

(a) The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [●] shares (equal to 1% of the shares of Fully-Diluted Common Stock as of immediately following completion of the transactions contemplated by the Business Combination Agreement), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the Fully-Diluted Common Stock on December 31st of the preceding calendar year, and (ii) [●] shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, a Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage of earnings or with a maximum dollar amount, as designated by the Board, during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f) Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.	EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.	COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the

Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	TAX QUALIFICATION; TAX WITHHOLDING.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.	EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

(d) “Board” means the board of directors of the Company.

(e) “Business Combination Agreement” means that certain Business Combination Agreement by and among Consonance-HFW Acquisition Corp., Perseverance Merger Sub Inc., and Surrozen, Inc., dated as of [●], 2021.

(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Surrozen, Inc., a Delaware corporation.

(k) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.

(l) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(n) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(o) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(p) “Director” means a member of the Board.

(q) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(r) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(s) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code

(w) “Fully-Diluted Common Stock” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(x) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(y) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(z) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa) “Offering Date” means a date selected by the Board for an Offering to commence.

(bb) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(cc) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(dd) “Plan” means this Surrozen, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ee) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ff) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(gg) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(hh) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(ii) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(jj) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(kk) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Organizational Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

Exhibit Number	Description

2.1††	Business Combination Agreement, dated as of April 15, 2021, by and among CHFW, Perseverance Merger Sub Inc., and Surrozen, Inc. (included as Annex A-1 to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of CHFW (included as Annex B to the proxy statement/prospectus).

3.2	Form of Certificate of Incorporation of Surrozen, Inc., to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).

3.3	Form of Bylaws of Surrozen, Inc., to become effective upon Domestication (included as Annex D to the proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on October 13, 2020).

4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on October 13, 2020).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on October 13, 2020).

4.4**	Form of Certificate of Corporate Domestication of CHFW, to be filed with the Secretary of the State of Delaware.

4.5

Warrant Agreement between Continental Stock Transfer & Trust Company and Consonance-HFW Acquisition Corp., dated November 18, 2020 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on November 25, 2020).

4.6**	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Consonance-HFW Acquisition Corp.

5.1**	Opinion of Goodwin Procter LLP.

8.1	Opinion of Goodwin Procter LLP regarding certain tax matters.

Exhibit Number	Description

10.1	Sponsor Letter Agreement, dated as of November 18, 2020 by and among Consonance Life Sciences and Consonance-HFW Acquisition Corp. (included as Annex E to the proxy statement/prospectus).

10.2	Form of Subscription Agreement (and related form of warrant agreement) (included as Annex F to the proxy statement/prospectus).

10.3	Form of Investor Rights Agreement (included as Annex G to the proxy statement/prospectus).

10.4	Form of Surrozen Company Support Agreement (included as Annex H to the proxy statement/prospectus).

10.5	Form of CHFW Shareholder Support Agreement (included as Annex I to the proxy statement/prospectus).

10.6	Form of Surrozen, Inc. 2021 Equity Incentive Plan (included as Annex J to the proxy statement/prospectus).

10.7	Form of Surrozen, Inc. 2021 Employee Stock Purchase Plan (included as Annex K to the proxy statement/prospectus).

10.8	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed by the Registrant on October 9, 2020).

10.9#

Amended and Restated License and Option Agreement for Llama Single Domain Antibody Phage Library, dated as of January 17, 2020, by and between Regents of the University of California and Surrozen, Inc.

10.10#	Amended and Restated License and Option Agreement for Human Naïve Fab Library, dated as of January 17, 2020, by and between Regents of the University of California and Surrozen, Inc.

10.11#	Antibody Library Subscription Agreement, dated as of September 30, 2016, by and between Distributed Bio, Inc. and Surrozen, Inc.

10.12#	First Amendment to the Antibody Library Subscription Agreement, dated as of January 15, 2019, by and between Distributed Bio, Inc. and Surrozen, Inc.

10.13#	Exclusive (Equity) Agreement, dated as of March 23, 2016, by and between The Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc.

10.14#	Amendment No. 1 to the Exclusive (Equity) Agreement, dated as of July 5, 2016, by and between The Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc.

10.15#	Amendment No. 2 to the Exclusive (Equity) Agreement, dated as of October 7, 2016, by and between The Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc.

10.16#	Amendment No. 3 to the Exclusive (Equity) Agreement, dated as of January 19, 2021, by and between The Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc.

10.17#	Exclusive License Agreement, dated as of June 6, 2018, by and between The Board of Trustees of the Leland Stanford Junior University and Surrozen, Inc.

21.1*	List of Subsidiaries of the Company.

23.1	Consent of Marcum LLP, independent registered accounting firm for CHFW.

23.2	Consent of Ernst & Young, LLP, independent registered public accounting firm for Surrozen.

23.3**	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

23.4	Consent of Goodwin Procter LLP (included as part of Exhibit 8.1).

24.1*	Power of Attorney (included on signature page to this Registration Statement).

Exhibit Number	Description

99.1	Consent of Craig Parker to be named as a director.

99.2	Consent of Anna Berkenblit to be named as a director.

99.3	Consent of Tim Kutzkey to be named as a director.

99.4	Consent of Shao-Lee Lin to be named as a director.

99.5	Consent of David J. Woodhouse to be named as a director.

99.6	Consent of Mary Haak-Frendscho to be named as a director.

99.7	Consent of Mace Rothenberg to be named as a director.

99.8	Consent of Christopher Chai to be named as a director.

99.9	Form of Proxy for Extraordinary General Meeting.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Previously filed.
**	To be filed by amendment.
#

Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit (indicated by asterisks) have been omitted as the registrant has determined that the omitted information is both not material and is the type that the registrant treats as private or confidential.

††

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

11.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

12.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

13.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

14.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

15.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

16.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, New Jersey on the 24th day of June, 2021.

CONSONANCE-HFW ACQUISITION CORP.

By:	/s/ Gad Soffer
Name:	Gad Soffer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Gad Soffer and Kevin Livingston, each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

* Gad Soffer	Chief Executive Officer (Principal Executive Officer)	June 24, 2021.

* Kevin Livingston	Chief Financial Officer (Principal Financial and Accounting Officer)	June 24, 2021.

* Dr. Mitchell Blutt, M.D.	Director	June 24, 2021.

* Dr. Benny Soffer, M.D.	Director	June 24, 2021.

* Donald J. Santel	Director	June 24, 2021.

* Dr. Christopher Haqq, M.D., Ph.D.	Director	June 24, 2021.

* Jennifer Jarrett	Director	June 24, 2021.

*By:	/s/ Gad Soffer	June 24, 2021.
Name:	Gad Soffer
Title:	Attorney-in-Fact